                                                      RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-00153

                      TRUMP HOTELS & CASINO RESORTS, INC.
                     MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                                                                 March 12, 1996

Dear Stockholders:

  You are cordially invited to attend a Special Meeting of stockholders (the "Special Meeting") of Trump Hotels & Casino Resorts, Inc. ("THCR"), which will be held on April 11, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York, commencing at 2:00 p.m., local time. At this important meeting, you will be asked to approve the Merger Transaction (as defined below), which approval will constitute approval and adoption of the Agreement and Plan of Merger, as amended (the "Merger Agreement"), among THCR, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of THCR. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Taj Holding (the "Merger").

  As a result of the Merger and the related transactions discussed below, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), a subsidiary of THCR, will indirectly wholly own Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"). Following the Merger Transaction, THCR's gaming operations will include the Taj Mahal, the Trump Plaza Hotel and Casino ("Trump Plaza") and THCR's riverboat gaming project at Buffington Harbor on Lake Michigan, making THCR one of the largest casino entertainment companies in the United States. In addition, THCR will continue to be the exclusive vehicle through which Donald J. Trump ("Trump") will engage in new gaming activities in both emerging and established gaming jurisdictions.

  The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the accompanyingJoint Proxy Statement-Prospectus)) will be converted into the right to receive, at each holder's election, either (i) $30.00 in cash or (ii) that number of shares of Common Stock of THCR ("THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger.

  The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (i) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and up to an additional 1,875,000 shares of THCR Common Stock pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by a wholly owned subsidiary of THCR Holdings, Trump Atlantic City Associates ("Trump AC"), and its wholly owned finance subsidiary, of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000 (the "Mortgage Note Offering"), the aggregate proceeds of which will be used, together with available cash, to:
      (a) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger,
      (b) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds") (the "Taj Bond Redemption"),
      (c) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds,
      (d) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc. (such retirement, together with the Mortgage Note Offering and the Taj Bond Redemption, are collectively referred to as the "Debt Refinancing"),
      (e) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA,
      (f) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump,
      (g) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party,

      (h) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and
      (i) pay related fees and expenses and provide for working capital;

  (ii) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and

  (iii) the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  The Merger is contingent upon the consummation of the other transactions contemplated by the Merger Transaction. As a result of the Merger Transaction, THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 73% and 27%, respectively. In addition, as part of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of
1.8 million shares of THCR Common Stock at $30.00, $35.00 and $40.00 per share. To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes. The Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction." For purposes of the proposal to be submitted to the stockholders of THCR for approval at the Special Meeting, the term "Merger Transaction" shall exclude the Debt Refinancing.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), THCR's financial advisor, rendered its opinion on January 31, 1996 to the effect that, as of such date, the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement is fair, from a financial point of view, to THCR. The written opinion of DLJ dated January 31, 1996 is included in the accompanying Joint Proxy Statement-Prospectus, and should be read carefully in its entirety by the stockholders of THCR.

  THE BOARD OF DIRECTORS OF THCR AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THCR HAVE CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER TRANSACTION, DETERMINED THAT THE PROPOSED MERGER TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THCR AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER TRANSACTION AND THE MERGER AGREEMENT. ACCORDINGLY, THE BOARD OF DIRECTORS OF THCR RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER TRANSACTION.

  The accompanying Joint Proxy Statement-Prospectus explains in detail the Merger Transaction. Please read the Joint Proxy Statement-Prospectus carefully in its entirety.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please fill in, sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from subsequently voting your shares in person if you choose to attend the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted for approval of the Merger Transaction.

                                          Sincerely,

                                          /s/ Nicholas L. Ribis
                                          Nicholas L. Ribis
                                          President and Chief Executive
                                          Officer

                      TRUMP HOTELS & CASINO RESORTS, INC.
                     MISSISSIPPI AVENUE AND THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                       TELEPHONE NUMBER: (609) 441-6060

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 11, 1996

                               ----------------

To the Stockholders of  Trump Hotels &
Casino Resorts, Inc.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders (the "Special Meeting") of Trump Hotels & Casino Resorts, Inc., a Delaware corporation ("THCR"), has been called by the Board of Directors of THCR and will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York, on April 11, 1996, at 2:00 p.m., local time, and thereafter as it may from time to time be adjourned or postponed, for the following purposes:

    (1) The holders of Common Stock ("THCR Common Stock") and Class B Common Stock ("THCR Class B Common Stock") of THCR will be asked to approve the Merger Transaction (as defined below), which approval will constitute approval and adoption of the Agreement and Plan of Merger, dated as of January 8, 1996, among THCR, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of THCR, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which, among other things:

      (a) Merger Sub will be merged with and into Taj Holding (the
    "Merger"); and

      (b) each share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than treasury stock held by Taj Holding, shares owned by any direct or indirect subsidiary of Taj Holding and Dissenting Shares (as defined in the accompanying Joint Proxy Statement-Prospectus)) will be converted into the right to receive, at the election of each holder, either (i) $30.00 in cash or (ii) that number of shares of THCR Common Stock as shall have a market value equal to $30.00.

    (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and up to an additional 1,875,000 shares of THCR Common Stock pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), Trump Atlantic City Associates ("Trump AC"), and its wholly owned finance subsidiary, of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000 (the "Mortgage Note Offering"), the aggregate proceeds of which will be used, together with available cash, to:

      (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger,

      (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds") (the "Taj Bond Redemption"),

      (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds,

      (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc. (such retirement, together with the Mortgage Note Offering and the Taj Bond Redemption, are collectively referred to as the "Debt Refinancing"),

      (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under its loan agreement with National Westminster Bank USA,

      (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Donald J. Trump ("Trump"),

      (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino that is currently leased from an unaffiliated third party,

      (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain indebtedness owed by Trump to Bankers Trust, and

      (ix) pay related fees and expenses and provide for working capital;

    (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  The Merger is contingent upon the consummation of the other transactions contemplated by the Merger Transaction. As a result of the Merger Transaction, THCR Holdings will indirectly wholly own Taj Associates, and THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 73% and 27%, respectively. In addition, as part of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock at $30.00, $35.00 and $40.00 per share. To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes. The Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction." For purposes of the proposal to be submitted to the stockholders of THCR for approval at the Special Meeting, the term "Merger Transaction" shall exclude the Debt Refinancing.

  A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus as Annex A. The Joint Proxy Statement-Prospectus and Annexes thereto form a part of this Notice.

  Only holders of record of THCR Common Stock and THCR Class B Common Stock as of the close of business on March 11, 1996 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

  To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted for approval of the Merger Transaction. If you attend the Special Meeting, you may vote your shares in person.

                                          By Order of the Board of Directors,

                                          /s/ Robert M. Pickus
                                          Robert M. Pickus
                                          Secretary

March 12, 1996

                            TAJ MAHAL HOLDING CORP.
                              1000 THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401

                                                                 March 12, 1996

Dear Stockholders:

  You are cordially invited to attend a Special Meeting of stockholders (the "Special Meeting") of Taj Mahal Holding Corp. ("Taj Holding"), which will be held on April 11, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York, commencing at 10:00 a.m., local time. At this important meeting, you will be asked to approve and adopt the Agreement and Plan of Merger, as amended (the "Merger Agreement"), among Trump Hotels & Casino Resorts, Inc. ("THCR"), Taj Holding and THCR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of THCR. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Taj Holding (the "Merger").

  As a result of the Merger and the transactions discussed below, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), a subsidiary of THCR, will indirectly wholly own Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"). Following the Merger Transaction, THCR's gaming operations will include the Taj Mahal, the Trump Plaza Hotel and Casino ("Trump Plaza") and THCR's riverboat gaming project at Buffington Harbor on Lake Michigan, making THCR one of the largest casino entertainment companies in the United States. In addition, THCR will continue to be the exclusive vehicle through which Donald J. Trump ("Trump") will engage in new gaming activities in both emerging and established gaming jurisdictions.

  The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the accompanying Joint Proxy Statement-Prospectus)) will be converted into the right to receive, at each holder's election, either (i) $30.00 in cash or (ii) that number of shares of Common Stock of THCR ("THCR Common Stock") as shall have a market value equal to $30.00 (the "Merger Consideration"). No fractional shares of THCR Common Stock will be issued in the Merger.

  The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

  (i) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and up to an additional 1,875,000 shares of THCR Common Stock pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by a wholly owned subsidiary of THCR Holdings, Trump Atlantic City Associates ("Trump AC"), and its wholly owned finance subsidiary, of up to $1,200,000,000 aggregate principal amount of first mortgage notes (although it is currently contemplated to aggregate $1,100,000,000), the aggregate proceeds of which will be used, together with available cash, to:

      (a) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger,
      (b) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds"),
      (c) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds,
      (d) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc.,
      (e) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA,
      (f) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump,
      (g) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party,
      (h) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and

    (i) pay related fees and expenses and provide for working capital;
  (ii) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and
  (iii) the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  The Merger is contingent upon the consummation of the other transactions contemplated by the Merger Transaction. As a result of the Merger Transaction, THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 73% and 27%, respectively. THCR will also issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock at $30.00, $35.00 and $40.00 per share. To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes. The Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction."

  Rothschild Inc. ("Rothschild"), Taj Holding's financial advisor, rendered its opinion on January 31, 1996 that, as of such date, the consideration to be received by the holders of Taj Holding Class A Common Stock in connection with the Merger Transaction, is fair, from a financial point of view, to the holders of Taj Holding Class A Common Stock. The written opinion of Rothschild dated January 31, 1996 is included in the accompanying Joint Proxy Statement-Prospectus, and should be read carefully in its entirety by the stockholders of Taj Holding.

  THE BOARD OF DIRECTORS OF TAJ HOLDING (INCLUDING THE CLASS B DIRECTORS OF TAJ HOLDING WHOSE APPROVAL IS SEPARATELY REQUIRED) HAS CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, DETERMINED THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, TAJ HOLDING AND THE HOLDERS OF TAJ HOLDING CLASS A COMMON STOCK, AND UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF TAJ HOLDING RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

  The accompanying Joint Proxy Statement-Prospectus explains in detail the Merger Transaction. Please read the Joint Proxy Statement-Prospectus carefully in its entirety.

  It is important that your shares be represented at the Special Meeting, regardless of the number you hold. Therefore, please fill in, sign, date and return your proxy card as soon as possible, whether or not you plan to attend the Special Meeting. This will not prevent you from subsequently voting your shares in person if you choose to attend the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted for approval and adoption of the Merger Agreement.

  Holders of Taj Holding Class A Common Stock electing to receive cash rather than shares of THCR Common Stock must return the enclosed election form, properly completed, to Continental Stock Transfer and Trust Company so that it is received before 5:00 p.m. on April 10, 1996, as instructed in the accompanying Joint Proxy Statement-Prospectus.

  As soon as practicable after the consummation of the Merger, holders of Taj Holding Class A Common Stock will be provided with instructions for surrendering share certificates and a letter of transmittal to be used for such purpose. You should not submit your share certificates for surrender until you have received such instructions and letter of transmittal.

                                   Sincerely,
                                   /s/ R. Bruce Mckee
                                   R. Bruce McKee
                                   Acting Chief Operating Officer of Trump
                                   Taj Mahal Associates and Assistant
                                   Treasurer of Taj Mahal Holding Corp.

                            TAJ MAHAL HOLDING CORP.
                              1000 THE BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401
                       TELEPHONE NUMBER: (609) 449-5540

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 11, 1996

                               ----------------

To the Stockholders of Taj Mahal
 Holding Corp.:

  NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of stockholders of Taj Mahal Holding Corp., a Delaware corporation ("Taj Holding"), has been called by the Board of Directors of Taj Holding and will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York, on April 11, 1996, at 10:00 a.m., local time, and thereafter as it may from time to time be adjourned or postponed, for the following purposes:

    (1) The holders of Class A Common Stock ("Taj Holding Class A Common Stock"), Class B Common Stock ("Taj Holding Class B Common Stock") and Class C Common Stock ("Taj Holding Class C Common Stock") of Taj Holding will be asked to approve and adopt the Agreement and Plan of Merger, dated as of January 8, 1996, among Taj Holding, Trump Hotels & Casino Resorts, Inc. ("THCR"), and THCR Merger Corp. ("Merger Sub"), a wholly owned subsidiary of THCR, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which, among other things:

      (a) Merger Sub will be merged with and into Taj Holding (the
    "Merger"); and

      (b) each share of Taj Holding Class A Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than treasury stock held by Taj Holding, shares owned by any direct or indirect subsidiary of Taj Holding and Dissenting Shares (as defined in the accompanying Joint Proxy Statement-Prospectus)) will be converted into the right to receive, at the election of each holder, either (i) $30.00 in cash or (ii) shares of Common Stock of THCR ("THCR Common Stock") having a market value equal to $30.00.

    (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of Common Stock (and up to an additional 1,875,000 shares of THCR Common Stock pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), Trump Atlantic City Associates ("Trump AC"), and its wholly owned finance subsidiary, of up to $1,200,000,000 aggregate principal amount of first mortgage notes (although it is currently contemplated to aggregate $1,100,000,000), the aggregate proceeds of which will be used, together with available cash, to:

      (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger,

      (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds"),

      (iii) redeem the outstanding shares of Taj Holding Class B Common Stock as required in connection with the redemption of the Taj Bonds,

      (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc.,

      (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), under its loan agreement with National Westminster Bank USA,

      (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Donald J. Trump ("Trump"),

      (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino that is currently leased from an unaffiliated third party,

      (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain indebtedness owed by Trump to Bankers Trust, and

      (ix) pay related fees and expenses and provide for working capital;

    (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  The Merger is contingent upon the consummation of the other transactions contemplated by the Merger Transaction. As a result of the Merger Transaction, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") will indirectly wholly own Taj Associates, and THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 73% and 27%, respectively. THCR will also issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock at $30.00, $35.00 and $40.00 per share. To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes. The Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction."

  A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement-Prospectus as Annex A. The Joint Proxy Statement-Prospectus and Annexes thereto form a part of this Notice.

  Only holders of record of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock as of the close of business on March 11, 1996 are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

  To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Special Meeting. All shares will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted for approval and adoption of the Merger Agreement. If you attend the Special Meeting, you may vote your shares in person.

                                          By Order of the Board of Directors,
                                          /s/ Nicholas F. Moles
                                          Nicholas F. Moles
                                          Secretary

March 12, 1996

                       JOINT PROXY STATEMENT-PROSPECTUS

                                ---------------

        JOINT PROXY STATEMENT                         PROSPECTUS
                  OF                                      OF
 TRUMP HOTELS & CASINO RESORTS, INC.      TRUMP HOTELS & CASINO RESORTS, INC.
                 AND
       TAJ MAHAL HOLDING CORP.

                                ---------------

 SPECIAL MEETING OF STOCKHOLDERS OF TRUMP HOTELS & CASINO RESORTS, INC. TO BE
                              HELD APRIL 11, 1996

  SPECIAL MEETING OF STOCKHOLDERS OF TAJ MAHAL HOLDING CORP. TO BE HELD APRIL
                                   11, 1996

                                ---------------
  This Joint Proxy Statement-Prospectus (the "Proxy Statement-Prospectus") is furnished in connection with the solicitation of proxies by the Board of Directors of Trump Hotels & Casino Resorts, Inc., a Delaware corporation ("THCR"), for use at a Special Meeting (including any and all adjournments or postponements thereof, the "THCR Special Meeting") of stockholders of THCR, and in connection with the solicitation of proxies by the Board of Directors of Taj Mahal Holding Corp., a Delaware corporation ("Taj Holding"), for use at a Special Meeting (including any and all adjournments or postponements thereof, the "Taj Holding Special Meeting") of stockholders of Taj Holding. The THCR Special Meeting will be held on April 11, 1996 at 2:00 p.m. at The Plaza Hotel, 768 Fifth Avenue, New York, New York and the Taj Holding Special Meeting will be held on April 11, 1996 at 10:00 a.m. at The Plaza Hotel, 768 Fifth Avenue, New York, New York.

  This Proxy Statement-Prospectus relates, among other things, to the proposed merger (the "Merger") of THCR Merger Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of THCR, with and into Taj Holding pursuant to the Agreement and Plan of Merger, dated as of January 8, 1996, among THCR, Taj Holding and Merger Sub, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"). As a result of the Merger and the related transactions discussed below, Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings") and a subsidiary of THCR, will indirectly wholly own Trump Taj
Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"). If the Merger is approved and consummated, each share of Class A Common Stock, par value $.01 per share, of Taj Holding ("Taj Holding Class A Common Stock") issued and outstanding immediately prior to the Effective Time (as defined) of the Merger (other than treasury stock held by Taj Holding, shares owned by any direct or indirect subsidiary of Taj Holding and Dissenting Shares (as defined herein)) will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash ("Cash Consideration") or (b) that number of shares of Common Stock, par value $.01 per share, of THCR ("THCR Common Stock") as is determined by dividing $30.00 by the Market Value ("Stock Consideration" and, together with Cash Consideration, "Merger Consideration"). Market Value is defined as the average of the high and low per share sales prices on the New York Stock Exchange (the "NYSE") of a share of THCR Common Stock on a random selection of ten trading days within the fifteen trading day period ending five trading days immediately preceding the Effective Time of the Merger. No fractional shares of THCR Common Stock will be issued in the Merger.
                                                  (Continued on following page)

                                ---------------

  SEE "RISK FACTORS" BEGINNING ON PAGE 28 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER AND RELATED TRANSACTIONS.

                                ---------------

  This Proxy Statement-Prospectus also constitutes the Prospectus of THCR with respect to the shares of THCR Common Stock to be issued in the Merger. The THCR Common Stock is listed on the NYSE under the symbol "DJT." On March 7, 1996, the last reported sales price of THCR Common Stock on the NYSE was $24 3/8. See "Market Price and Dividend Data."

  This Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders of THCR and Taj Holding on or about March 12, 1996.

                                ---------------

 NEITHER  THIS  TRANSACTION  NOR  THESE  SECURITIES  HAVE  BEEN  APPROVED  OR
  DISAPPROVED  BY  THE  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE
   SECURITIES  COMMISSION. NEITHER THE  SECURITIES AND EXCHANGE  COMMISSION
     NOR ANY STATE SECURITIES COMMISSION  HAS PASSED UPON THE FAIRNESS OR
      MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE
       INFORMATION  CONTAINED IN  THIS PROXY STATEMENT-PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

   NEITHER THE  NEW JERSEY  CASINO CONTROL  COMMISSION, THE  INDIANA GAMING
      COMMISSION NOR ANY OTHER REGULATORY  AUTHORITY HAS PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

      THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS MARCH 8, 1996.

(Continued from previous page)

  The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and up to an additional 1,875,000 shares of THCR Common Stock pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by a wholly owned subsidiary of THCR Holdings, Trump Atlantic City Associates ("Trump AC"), and its wholly owned finance subsidiary, Trump Atlantic City Funding, Inc. ("Trump AC Funding"), of up to $1,200,000,000 aggregate principal amount of first mortgage notes (the "Mortgage Notes"), although it is currently contemplated to aggregate $1,100,000,000 (the "Mortgage Note Offering," and, together with the THCR Stock Offering, the "Offerings"), the aggregate proceeds of which will be used, together with available cash, to:
      (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive Cash Consideration in the Merger,
      (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 of Trump Taj Mahal Funding, Inc. (the "Taj Bonds") (the "Taj Bond Redemption"),
      (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding ("Taj Holding Class B Common
    Stock") as required in connection with the redemption of the Taj Bonds pursuant to the Amended and Restated Certificate of Incorporation of Taj Holding (the "Taj Holding Certificate of Incorporation"),
      (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 (the
    "Plaza Notes") of Trump Plaza Funding, Inc. ("Plaza Funding") (the
    "Plaza Note Purchase," and, together with the Mortgage Note Offering and the Taj Bond Redemption, the "Debt Refinancing"),
      (v) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA ("NatWest") (the "NatWest Loan"),
      (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from Trump Taj Mahal Realty Corp.
    ("Realty Corp."), a corporation wholly owned by Donald J. Trump
    ("Trump"),
      (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino ("Trump Plaza") that is currently leased from an unaffiliated third party,
      (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and
      (ix) pay related fees and expenses and provide for working capital;

    (b) the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  The Merger is contingent upon, among other things, the consummation of the other transactions contemplated by the Merger Transaction. As a result of the Merger Transaction, THCR's and Trump's beneficial equity interests in THCR Holdings will be approximately 73% and 27%, respectively. In addition, as part of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 shares of which may be purchased on or before the fourth anniversary of the issuance of the warrant at $35.00 per share, and (iii) 600,000 shares of which may be purchased on or before the fifth anniversary of the issuance of the warrant at $40.00 per share. To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes. The Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction." For purposes of the proposal to be submitted to the stockholders of THCR for approval at the THCR Special Meeting, the term "Merger Transaction" shall exclude the Debt Refinancing.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  THCR has filed with the office of the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. The Registration Statement includes the Joint Proxy Statement of THCR and Taj Holding filed with the SEC in connection with the Merger Agreement. Trump, THCR, THCR Holdings, Taj Holding, TM/GP Corporation ("TM/GP"), Trump AC and Merger Sub have filed with the SEC a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") with respect to the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the Schedule 13E-3, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information can be inspected at, and obtained from, the SEC in the manner set forth below. For further information pertaining to the securities offered hereby and to Trump, THCR, THCR Holdings, Taj Holding, TM/GP, Trump AC and Merger Sub, reference is made to the Registration Statement and to the
Schedule 13E-3, including, in each case, the exhibits filed as parts thereof.

  THCR, THCR Holdings, Trump Plaza Associates ("Plaza Associates"), Plaza Funding, Taj Holding, Taj Associates and Trump Taj Mahal Funding, Inc. ("Taj Funding") are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, have filed reports and other information with the SEC. Reports, proxy statements and other information of THCR, THCR Holdings, Plaza Associates, Plaza Funding, Taj Holding, Taj Associates and Taj Funding filed with the SEC, as well as the Registration Statement and the Schedule 13E-3, are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the SEC located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The THCR Common Stock is listed on the New York Stock Exchange, and reports and other information concerning THCR can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The units consisting of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common Stock (the "Units") are listed on the American Stock Exchange ("Amex"), and reports and other information concerning Taj Holding, Taj Associates and Taj Funding can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION ....................................................   3
PROXY STATEMENT-PROSPECTUS SUMMARY........................................   9
  General.................................................................   9
  Parties to the Merger...................................................  10
  The Special Meetings....................................................  11
  Procedure to Elect Cash Consideration...................................  13
  Dissenting Stockholders' Rights of Appraisal............................  13
  Recommendations of the Boards of Directors..............................  13
  Opinions of Financial Advisors..........................................  13
  The Merger Agreement....................................................  14
  Risk Factors............................................................  15
  Related Merger Transactions.............................................  16
  Stock Exchange Listing..................................................  19
  Comparative Per Share Prices............................................  19
  Comparative Rights of Stockholders......................................  19
  Certain Federal Income Tax Considerations...............................  19
  Accounting Treatment....................................................  20
  Regulatory Approvals....................................................  20
  Dividends...............................................................  20
  Summary Financial Information of THCR...................................  20
  Summary Financial Information of Taj Associates ........................  23
  Corporate Structure and Organization....................................  25
CURRENT OWNERSHIP STRUCTURE...............................................  26
OWNERSHIP STRUCTURE AFTER THE MERGER TRANSACTION..........................  27
RISK FACTORS..............................................................  28
  High Leverage and Fixed Charges ........................................  28
  Holding Company Structure; No Anticipation of Dividends.................  29
  Risk in Refinancing and Repayment of Indebtedness; Need for Additional
   Financing..............................................................  29
  Restrictions on Certain Activities......................................  30
  Historical Results; Past Net Losses.....................................  30
  Conflicts of Interest...................................................  31
  Interests of Certain Members of the Boards of Directors of THCR and Taj
   Holding................................................................  32
  Control and Involvement of Trump........................................  32
  Trump Plaza Expansion and the Taj Mahal Expansion.......................  33
  The Indiana Riverboat...................................................  35
  Competition.............................................................  37
  Reliance on Key Personnel...............................................  39
  Strict Regulation by Gaming Authorities.................................  39
  Considerations with Respect to the Acquisition or Development of Addi-
   tional Gaming Ventures.................................................  41
  Limitations on License of the Trump Name................................  42
  Fraudulent Transfer Considerations......................................  42
  Limitations Inherent in Fairness Opinions...............................  43
  Shares Eligible for Future Sale.........................................  44
  Dilution to the Holders of THCR Common Stock as a Result of the Merger
   Transaction............................................................  45
  Trading Markets; Potential Volatility of Market Price...................  45
SPECIAL FACTORS...........................................................  46
  Background of the Merger Transaction....................................  46
  Recommendations of the Board of Directors; Reasons for the Merger
   Transaction; Fairness of the Merger Transaction........................  52
  Opinions of the Financial Advisors......................................  57
  Management Projections..................................................  66

                                                                            PAGE
                                                                            ----
  AGI Appraisals..........................................................   69
  Purpose and Structure of the Merger Transaction.........................   71
  Related Merger Transactions.............................................   72
  Sources and Uses of Funds in the Merger Transaction.....................   76
  Certain Effects of the Merger Transaction; Operations of Taj Associates
   After the Merger Transaction...........................................   77
  Interests of Certain Persons in the Merger Transaction..................   77
  Certain Federal Income Tax Consequences.................................   79
  Estimated Fees and Expenses.............................................   79
GENERAL INFORMATION.......................................................   80
THE THCR SPECIAL MEETING..................................................   80
  Purpose.................................................................   80
  Record Date; Voting Rights; Proxies.....................................   80
  Quorum..................................................................   81
  Required Vote...........................................................   81
  Solicitation of Proxies.................................................   81
THE TAJ HOLDING SPECIAL MEETING...........................................   81
  Purpose.................................................................   81
  Record Date; Voting Rights; Proxies.....................................   82
  Quorum..................................................................   82
  Required Vote...........................................................   82
  Solicitation of Proxies.................................................   83
  Election Procedures.....................................................   83
THE MERGER AGREEMENT......................................................   84
  The Merger .............................................................   84
  Closing; Effective Time ................................................   84
  Terms of the Merger.....................................................   84
  Election Procedures.....................................................   84
  Surrender and Payment; Exchange Fund....................................   85
  Dividends; Liability; No Further Rights for Holders Electing Cash Con-
   sideration ............................................................   86
  Fractional Shares.......................................................   87
  Dissenting Shares.......................................................   87
  Conditions to the Merger................................................   87
  Representations and Warranties..........................................   89
  Conduct Pending the Merger..............................................   89
  Other Covenants.........................................................   90
  No Solicitation.........................................................   91
  Indemnification and Insurance...........................................   91
  Termination.............................................................   92
  Fees and Expenses.......................................................   92
  Amendment; Waiver.......................................................   92
DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL..............................   93
UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................   96
SELECTED HISTORICAL FINANCIAL INFORMATION OF THCR.........................  102
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF THCR.......................................................  104
  General.................................................................  104
  Results of Operations for the Years Ended December 31, 1995 and 1994....  104
  Results of Operations for the Years Ended December 31, 1994 and 1993....  105
  Liquidity and Capital Resources.........................................  106
  Seasonality.............................................................  110

                                                                            PAGE
                                                                            ----
  Inflation...............................................................  110
BUSINESS OF THCR..........................................................  111
  Trump Plaza.............................................................  112
  Atlantic City Marketing Strategy........................................  113
  Trump Plaza Business Strategy...........................................  113
  Facilities and Amenities................................................  114
  Seasonality.............................................................  115
  Employees and Labor Relations...........................................  115
  Indiana Riverboat.......................................................  116
  Properties..............................................................  119
  Trademark/Licensing.....................................................  123
  The 1992 Plaza Restructuring............................................  123
  Certain Indebtedness of THCR............................................  124
  Legal Proceedings.......................................................  125
SELECTED HISTORICAL FINANCIAL INFORMATION OF TAJ ASSOCIATES...............  129
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF TAJ ASSOCIATES.............................................  130
  General.................................................................  130
  Results of Operations for the Years Ended December 31, 1995 and 1994....  130
  Results of Operations for the Years Ended December 31, 1994 and 1993....  131
  Liquidity and Capital Resources.........................................  133
  Seasonality.............................................................  136
  Inflation...............................................................  136
BUSINESS OF TAJ HOLDING...................................................  137
  General.................................................................  137
  Business Strategy.......................................................  137
  Properties..............................................................  140
  Seasonality.............................................................  142
  Employees and Labor Relations...........................................  142
  The 1991 Taj Restructuring..............................................  142
  Certain Indebtedness....................................................  143
  Legal Proceedings.......................................................  147
ATLANTIC CITY MARKET......................................................  149
COMPETITION...............................................................  151
REGULATORY MATTERS........................................................  154
  Antitrust Regulations...................................................  154
  Gaming Laws--General....................................................  154
  New Jersey Gaming Regulations...........................................  154
  Indiana Gaming Regulations..............................................  161
  Clean Water Regulations.................................................  166
  Other Laws and Regulations..............................................  166
MANAGEMENT OF THCR........................................................  168
  Directors and Executive Officers........................................  168
  Management of Trump Plaza...............................................  170
  Executive Compensation..................................................  172
  Employment Agreements...................................................  175
  Compensation of Directors...............................................  176
  Committees of the Board of Directors....................................  176
  Compensation Committee Interlocks and Insider Participation.............  176
MANAGEMENT OF TAJ HOLDING.................................................  181
  General.................................................................  181

                                                                           PAGE
                                                                           ----
  Directors and Executive Officers........................................ 182
  Executive Compensation.................................................. 184
  Employment Agreements................................................... 186
  Compensation of Directors............................................... 187
  Compensation Committee Interlocks and Insider Participation............. 187
CERTAIN TRANSACTIONS...................................................... 190
  THCR.................................................................... 190
  Taj Holding and Affiliates.............................................. 190
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THCR.... 191
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF TAJ
 HOLDING.................................................................. 193
DESCRIPTION OF THCR CAPITAL STOCK......................................... 194
  General................................................................. 194
  THCR Common Stock and THCR Class B Common Stock......................... 194
  THCR Preferred Stock.................................................... 195
  Provisions Having Possible Anti-takeover Effects........................ 195
  Delaware Law and Certain Charter and By-Law Provisions.................. 196
DESCRIPTION OF THE THCR HOLDINGS PARTNERSHIP AGREEMENT.................... 198
  Distributions and Allocations of Profits and Losses..................... 198
  Management.............................................................. 198
  Transferability of Interests............................................ 199
  Additional Capital Contributions; Issuance of Additional Partnership In-
   terests................................................................ 199
  Exchange and Registration Rights........................................ 199
  Tax Matters Partner..................................................... 200
  Term.................................................................... 200
  Contribution Agreement.................................................. 200
  Indemnification......................................................... 201
  Certain Regulatory Matters.............................................. 201
  Other................................................................... 202
COMPARISON OF STOCKHOLDER RIGHTS.......................................... 203
  Voting Rights........................................................... 203
  Issuance of Preferred Stock............................................. 203
  Stockholders' Meetings.................................................. 204
  Business Combinations................................................... 204
  Change of Control....................................................... 204
  Board of Directors...................................................... 205
  Indemnification and Liability of Directors and Officers................. 205
  Amendment of Certificate of Incorporation and By-Laws................... 205
  Disqualification of Stockholders........................................ 206
MARKET PRICE AND DIVIDEND DATA............................................ 207
  THCR.................................................................... 207
  Taj Holding............................................................. 207
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................. 209
  The Merger.............................................................. 209
  Redemption of the Taj Bonds............................................. 209
  Redemption of the Taj Holding Class B Common Stock...................... 210
  Backup Withholding...................................................... 210
SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS....................... 211
  Dividends............................................................... 211
  Gain on Disposition..................................................... 211
  Federal Estate Taxes.................................................... 211

                                                                            PAGE
                                                                            ----
  Information Reporting and Backup Withholding............................. 212
SUBMISSION OF STOCKHOLDER PROPOSALS........................................ 212
LEGAL MATTERS.............................................................. 213
EXPERTS.................................................................... 213
INDEX TO DEFINED TERMS .................................................... 214
INDEX TO FINANCIAL STATEMENTS ............................................. F-1

Annex A:  Merger Agreement, as amended
Annex B:  Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
Annex C:  Fairness Opinion of Rothschild Inc.
Annex D:  Delaware General Corporation Law Section 262

                       PROXY STATEMENT-PROSPECTUS SUMMARY

  The following is a summary of certain of the information contained in this Proxy Statement-Prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. Certain capitalized terms used herein are defined elsewhere in the Proxy Statement-Prospectus. An index to defined terms has been included in the Proxy Statement-Prospectus immediately before the financial statements. Unless otherwise indicated, (i) the term "THCR" as used herein includes THCR and its subsidiaries and the term "Taj Holding" includes Taj Holding and its direct and indirect interests in Taj Associates and (ii) the information contained in the Proxy Statement-Prospectus assumes no exercise of the underwriters' over-allotment option with respect to the THCR Stock Offering. Stockholders of THCR and Taj Holding are urged to read carefully the entire Proxy Statement-Prospectus and Annexes hereto in their entirety.

GENERAL

  The Merger Transaction will create one of the largest casino entertainment companies in the United States by combining two "Four Star" Atlantic City casino hotels, a riverboat gaming project currently under development approximately 25 miles southeast of downtown Chicago (the "Indiana Riverboat") and the rights to any new Trump gaming venture. Upon consummation of the Merger Transaction, THCR will own and operate the Trump Taj Mahal Casino Resort, currently Atlantic City's largest casino hotel, and the Trump Plaza Hotel and Casino, which will be the largest casino hotel in Atlantic City in terms of casino square footage upon completion of its ongoing expansion program (the "Trump Plaza Expansion"). Following the consummation of the Merger Transaction, THCR also plans to undertake an expansion program at the Taj Mahal designed to increase its hotel room inventory and casino floor space and expand its entertainment and parking facilities (the "Taj Mahal Expansion"). In addition, THCR expects to commence operations in the second quarter of 1996 of the Indiana Riverboat casino at Buffington Harbor on Lake Michigan, which will establish THCR's position in the greater Chicago metropolitan area market, one of the most successful new gaming markets in the United States. THCR is and will continue to be the exclusive vehicle through which Trump will engage in new gaming activities in both emerging and established gaming jurisdictions.

  Management believes that the acquisition of the Taj Mahal will strengthen THCR's position as a leader in the casino entertainment industry through its ownership of two successful land-based casino hotels. Furthermore, the Merger Transaction will enhance THCR's presence in the growing Atlantic City market, which, in terms of gaming revenues, has demonstrated a ten-year compound annual growth rate of 5.8% and a growth rate of 9.5% for calendar year 1995 versus calendar year 1994. After giving effect to the Merger Transaction and the Trump Plaza Expansion, THCR will have approximately one-quarter of Atlantic City's casino square footage, slot machines, table games and hotel room inventory. In addition, the combination of the Taj Mahal with Trump Plaza's existing and planned operations will provide opportunities for operational efficiencies, economies of scale and benefits from the talent, expertise and experience of management at the operating entities. Management further believes that THCR's size following the Merger Transaction along with its industry experience and reputation for quality will allow THCR to compete more effectively for gaming licenses in other jurisdictions.

  The following table profiles THCR's casino and hotel capacity following the consummation of the Merger Transaction:

                          TRUMP     TAJ        INDIANA    TRUMP PLAZA   TAJ MAHAL
                         PLAZA(A)  MAHAL     RIVERBOAT(b) EXPANSION(c) EXPANSION(d)  TOTAL
                         -------- -------    ------------ ------------ ------------ -------
Casino square footage...  75,395  120,000(e)    37,000       64,158       60,000    356,553(e)
Slot machines...........   2,368    3,550        1,500        1,898        2,500     11,816
Table games.............      97      169           73           44          --         383
Hotel rooms.............     555    1,250          --           849          800      3,454

--------
(a) Includes the 2,000 square foot area connecting the existing facility with Trump Plaza East (as defined) and the 75 slot machines included in this area.
(b) Scheduled to open in the second quarter of 1996.
(c) Includes the 15,000 square foot casino with 400 slot machines and 13 table games and 249 hotel rooms which have already opened at Trump Plaza East. The remaining 91 hotel rooms and suites at Trump Plaza East are scheduled to be opened by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion." The remaining portion of the Trump Plaza Expansion, Trump World's Fair (as defined), is scheduled to open in the second quarter of 1996.

(d) Plans for the Taj Mahal Expansion, scheduled to be completed in phases from the first quarter of 1997 through early 1998, are subject to modification.
(e) Excludes a 12,000 square foot poker, keno and race simulcasting room which contains 64 poker tables.

  THCR will continue to capitalize on the widespread recognition of the "Trump" name and its association with high quality amenities and first class service. To this end, THCR provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality, tailored to the gaming patron in each market. THCR will also seek to benefit from the "Trump" name in connection with its efforts to expand and to procure new gaming opportunities in the United States and abroad, as well as to explore opportunities to establish additional gaming operations, particularly in jurisdictions where the legalization of casino gaming is relatively new or anticipated.

PARTIES TO THE MERGER

  Trump Hotels & Casino Resorts. THCR owns and operates Trump Plaza, a luxury casino hotel located on The Boardwalk in Atlantic City, and is currently developing the Indiana Riverboat. THCR's strategy is to capitalize on Trump Plaza's reputation for excellence, as well as to meet both existing demand and the increase in demand that management anticipates will result from the increased number of available rooms and infrastructure improvements that are currently being implemented to enhance further the "vacation destination appeal" of Atlantic City. As part of the Trump Plaza Expansion, scheduled to be completed in the second quarter of 1996, THCR has renovated and integrated into Trump Plaza a hotel located adjacent to Trump Plaza's main tower ("Trump Plaza East"), the grand opening for which was held on February 16, 1996, and is in the process of renovating and integrating the former Trump Regency Hotel ("Trump World's Fair"), as well as the construction of new gaming space, retail operations and entertainment venues.

  Upon completion of the Trump Plaza Expansion, Trump Plaza's guest room inventory and casino floor space will be the largest in Atlantic City. The following table details the plans for the Trump Plaza Expansion:

                               TRUMP PLAZA     TRUMP          TRUMP
                               FACILITY(a) PLAZA EAST(b) WORLD'S FAIR(c)  TOTAL
                               ----------- ------------- --------------- -------
Casino square footage.........   75,395       14,886         49,272      139,553
Slot machines.................    2,368          405          1,493        4,266
Table games...................       97           12             32          141
Hotel rooms...................      555          349            500        1,404

--------
(a) Includes the 2,000 square foot area connecting the existing facility with Trump Plaza East and the 75 slot machines included in this area.
(b) The casino and 249 hotel rooms have already opened. The remaining 91 hotel rooms and suites are scheduled to be open by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion."
(c) Scheduled to open in the second quarter of 1996.

  The Indiana Riverboat, currently scheduled to open for business in the second quarter of 1996, will feature an approximately 280-foot luxury yacht with approximately 37,000 square feet of gaming space with 1,500 slot machines, 73 table games, a capacity for approximately 2,450 passengers and 300 employees and will be one of the largest riverboat casinos in the United States. The Indiana Riverboat's principal market will be the approximately 6.8 million people residing within 50 miles of Buffington Harbor in the greater Chicago metropolitan area.

  Taj Holding. Taj Holding has no business operations and serves as a holding company for an investment in 50% of Taj Associates. Taj Associates owns and operates the Taj Mahal, a luxury casino hotel located on The Boardwalk in Atlantic City. The Taj Mahal is currently the largest casino hotel in Atlantic City, and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must-see" attraction will enable the Taj Mahal to benefit from the expected continued growth of the Atlantic City market. In order to enhance its status as a "must-see" attraction, the Taj Mahal has recently signed agreements with Hard Rock Cafe, Rainforest Cafe and All Star Cafe to develop new themed restaurants on the property. In addition, in order to attract high end players, the Taj Mahal has recently opened the Dragon Room, a new Asian themed table game area and plans to open in 1996 the Sultan's Palace, a new high end "slots only" lounge and private club.

  The Taj Mahal consists of a 42-story hotel tower and contiguous low-rise structure sited on approximately 17 acres of land. The Taj Mahal has 1,250 guest rooms (including 242 suites), 16 dining and 10 beverage locations, parking for approximately 5,200 cars, an 18-bay bus terminal and approximately 65,000 square feet of ballroom, meeting room and pre-function area space. In addition, the Taj Mahal features a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall (the "Taj Entertainment Complex") and the Mark Etess Arena, which comprises an approximately 63,000-square-foot exhibition hall and entertainment facility. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend marquee events such as Broadway revues, high visibility sporting events, international festivals and contemporary concerts to maximize casino traffic and to maintain the highest level of glamour and excitement at the Taj Mahal.

  The Taj Mahal Expansion is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion, the plans for which are subject to modification, involves the construction of an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities and a new 10,000 seat arena adjacent to the Taj Mahal, each scheduled to be completed in the first quarter of 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000 square-foot circus-themed casino with 2,500 slot machines, scheduled to be completed in early 1997; and the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, which is scheduled to be completed early in 1998. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion."

THE SPECIAL MEETINGS

  THCR SPECIAL MEETING

  Time, Place and Date. The THCR Special Meeting will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York on April 11, 1996, at 2:00 p.m., local time.

  Purpose. At the THCR Special Meeting, holders of THCR Common Stock and Class B Common Stock, par value $.01 per share, of THCR ("THCR Class B Common Stock") will be asked to approve the Merger Transaction, which approval will constitute approval and adoption of the Merger Agreement. The term "Merger Transaction" shall exclude the Debt Refinancing for purposes of the proposal to be submitted to the stockholders of THCR for approval at the THCR Special Meeting. Stockholders of THCR will also consider and vote upon such other matters as may properly be brought before the THCR Special Meeting.

  Votes Required; Record Date. Approval of the Merger Transaction will require the affirmative vote of (i) the holders of a majority of the outstanding shares of THCR Common Stock (excluding directors and executive officers of THCR and their affiliates) voting as a separate class (representing the approval of a majority of THCR's unaffiliated stockholders); and (ii) the holders of shares representing a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock voting together as a single class. Only holders of record of THCR Common Stock and THCR Class B Common Stock at the close of business on March 11, 1996 (the "THCR Record Date") are entitled to vote at the THCR Special Meeting. As of the THCR Record Date, (i) directors and executive officers of THCR and their affiliates had the power to vote shares representing approximately 0.7% of the outstanding shares of THCR Common Stock; and (ii) Trump had the power to vote 100% of the outstanding shares of THCR Class B Common Stock, representing approximately 40% of the combined voting power of the shares of THCR Common Stock and THCR Class B Common Stock. All of such officers, directors and affiliates have indicated that they intend to vote their shares for approval of the Merger Transaction. Trump has agreed with THCR to vote his shares of THCR Class B Common Stock for approval of the Merger Transaction, and at the THCR Special Meeting, such shares will be voted accordingly. See "The THCR Special Meeting."

  TAJ HOLDING SPECIAL MEETING

  Time, Place and Date. The Taj Holding Special Meeting will be held at The Plaza Hotel, 768 Fifth Avenue, New York, New York on April 11, 1996, at 10:00 a.m., local time.

  Purpose. At the Taj Holding Special Meeting, holders of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Class C Common Stock, par value $.01 per share, of Taj Holding ("Taj Holding Class C Common Stock") will be asked to approve and adopt the Merger Agreement. Stockholders of Taj Holding will also consider and vote upon such other matters as may properly be brought before the Taj Holding Special Meeting.

  Votes Required; Record Date. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of each of the Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class. Only holders of record of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock at the close of business on March 11, 1996 (the "Taj Holding Record Date") are entitled to vote at the Taj Holding Special Meeting. As of the Taj Holding Record Date, no directors or executive officers of Taj Holding beneficially owned any shares of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock. As of the Taj Holding Record Date, Trump had the power to vote 100% of the outstanding shares of Taj Holding Class C Common Stock. Trump has agreed with Taj Holding to vote his shares of Taj Holding Class C Common Stock for approval and adoption of the Merger Agreement, and at the Taj Holding Special Meeting, such shares will be voted accordingly. See "The Taj Holding Special Meeting."

  As of the Taj Holding Record Date, there were 1,350,000 shares of Taj Holding Class A Common Stock outstanding, each of which entitles the holder thereof to one vote per share. Pursuant to an agreement with Taj Holding, Taj Associates and Taj Funding, dated as of October 6, 1995 (the "Class A Agreement"), the holders of 701,840 shares of Taj Holding Class A Common Stock (representing approximately 52% of the outstanding shares of Taj Holding Class A Common Stock) agreed to vote such shares in favor of the Merger and at the Taj Holding Special Meeting, such shares will be voted accordingly. See "Special Factors-- Background of the Merger Transaction."

  In considering whether to vote for approval of the Merger Transaction or approval and adoption of the Merger Agreement, as applicable, stockholders should be aware that certain members of the Board of Directors and management of each of THCR, Taj Holding and certain of their affiliates have interests which may present them with actual and potential conflicts of interest in connection with the Merger Transaction. Trump is the Chairman of the Board of Directors of THCR and Taj Holding and currently is the beneficial owner of approximately 40% and 50% of THCR and Taj Associates, respectively. Furthermore, in connection with the Merger Transaction, certain debt obligations of Trump and certain of his affiliates will be satisfied, and certain guarantees of indebtedness by Trump and certain of his affiliates will be released. See "Risk Factors--Conflicts of Interest," "--Interests of Certain Members of the Boards of Directors of THCR and Taj Holding" and "Special Factors--Interests of Certain Persons in the Merger Transaction."

PROCEDURE TO ELECT CASH CONSIDERATION

  Each holder of Taj Holding Class A Common Stock will receive an election form (the "Election Form") together with this Proxy Statement-Prospectus permitting each holder of Taj Holding Class A Common Stock to elect to receive only Stock Consideration or only Cash Consideration. Any holder of Taj Holding Class A Common Stock who wishes to receive Cash Consideration must send the Election Form properly completed to the Exchange Agent for the Merger (the "Exchange Agent") so that the Election Form is received by the Exchange Agent on or before 5:00 p.m. on April 10, 1996, the business day prior to the Taj Holding Special Meeting, or such other date as determined by THCR and Taj Holding (the "Election Deadline"). Holders of the Taj Holding Class A Common Stock who (i) fail to complete properly the Election Form, (ii) fail to send the Election Form to the Exchange Agent so that the Election Form is received by the Exchange Agent prior to the Election Deadline or (iii) make no election, shall be deemed to have elected to receive the Stock Consideration. Any Election Form may be revoked prior to the Election Deadline by submitting a new Election Form to the Exchange Agent.

DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL

  Under Delaware law, appraisal rights with respect to the Merger may be available to stockholders of Taj Holding. Appraisal rights with respect to the Merger are only available if such holders (i) neither vote for approval of the Merger Transaction nor consent thereto in writing; and (ii) comply with the other statutory requirements of the Delaware General Corporation Law (the "DGCL"), including the requirement that any stockholder wishing to exercise such right must deliver a written demand for appraisal to the Secretary of Taj Holding before the vote is taken on the Merger Agreement. See "Dissenting Stockholders' Rights of Appraisal" and Annex D to this Proxy Statement-Prospectus.

  Stockholders of THCR are not entitled to appraisal rights with respect to the Merger.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  The Board of Directors of THCR and a Special Committee of the Board of Directors of THCR, consisting of its three independent directors (the "THCR Special Committee"), have considered the terms and conditions of the Merger Transaction and certain other information, including the opinion of THCR's financial advisor, have determined that the proposed Merger Transaction is fair to, and in the best interests of, THCR, and have unanimously approved the terms of the Merger Transaction and the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF THCR RECOMMENDS THAT THE STOCKHOLDERS OF THCR VOTE FOR APPROVAL OF THE MERGER TRANSACTION.

  In order for the Merger to be approved by the Board of Directors of Taj Holding, it must be approved by both a majority of the entire Board of Directors of Taj Holding and a majority of the Class B Directors of Taj Holding (the "Class B Directors"). After considering the terms and conditions of the proposed Merger Agreement and certain other information, including the opinion of Taj Holding's financial advisor and the Class A Agreement, the Board of Directors of Taj Holding (including the Class B Directors) determined that the proposed Merger is fair to, and in the best interests of, Taj Holding and the holders of Taj Holding Class A Common Stock, and unanimously approved the terms of the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS OF TAJ HOLDING RECOMMENDS THAT THE STOCKHOLDERS OF TAJ HOLDING VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  For more information on the considerations and recommendations of the Board of Directors of each of THCR and Taj Holding, see "Special Factors--Background of the Merger Transaction," "--Recommendations of the Board of Directors; Reasons for the Merger Transaction; Fairness of the Merger Transaction" and "-- Interests of Certain Persons in the Merger Transaction."

OPINIONS OF FINANCIAL ADVISORS

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was retained by THCR to act as its financial advisor and was asked to render its opinion to the THCR Special Committee as to the fairness to THCR, from a financial point of view, of the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement. At a meeting of the THCR Special Committee held on January 31, 1996 to consider and vote on the Merger Transaction, DLJ delivered its written opinion to the effect that, as of such date, the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement is fair, from a financial point of view, to THCR. A copy of the full written opinion of DLJ, dated January 31, 1996, is attached to this Proxy Statement-Prospectus as Annex B, and is incorporated herein by reference and should be read carefully in its entirety. DLJ will receive usual and customary fees and be reimbursed for certain expenses, including fees and expenses of counsel, in connection with rendering financial advisory and certain other services to THCR. DLJ is also expected to act as lead underwriter for the Offerings. If the Merger Transaction were not to be consummated, a significant portion of DLJ's financial advisory and underwriting fees would not be payable. See "Risk Factors--Limitations Inherent in Fairness Opinions" and "Special Factors-- Opinions of the Financial Advisors."

  Rothschild Inc. ("Rothschild") was retained by Taj Holding to render its opinion to the Board of Directors of Taj Holding, including the Class B Directors, as to the fairness, from a financial point of view, of the consideration to be received by the holders of Taj Holding Class A Common Stock in connection with the Merger Transaction. At a meeting of the Board of Directors of Taj Holding held on January 31, 1996 to consider and vote on the Merger, Rothschild delivered its written opinion to the effect that, as of such date, the consideration to be received by the holders of Taj Holding Class A Common Stock in connection with the Merger Transaction, is fair, from a financial point of view, to the holders of Taj Holding Class A Common Stock. A copy of the full written opinion of Rothschild, dated January 31, 1996, is attached to this Proxy Statement-Prospectus as Annex C, and is incorporated herein by reference and should be read carefully in its entirety. Taj Holding has paid Rothschild a customary fee for rendering its fairness opinion. See "Risk Factors--Limitations Inherent in Fairness Opinions" and "Special Factors--Opinions of the Financial Advisors."

THE MERGER AGREEMENT

  Terms of the Merger. The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions to the Merger, Merger Sub will be merged with and into Taj Holding, in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease and Taj Holding will be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger will become effective at such time as a certificate of merger for the Merger (the "Certificate of Merger") is accepted for filing by the Secretary of State of the State of Delaware in accordance with the DGCL or at such time thereafter as provided in the Certificate of Merger (the "Effective Time").

  Conversion of Outstanding Shares. At the Effective Time, (i) each share of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided in the Merger Agreement, be converted into and represent the right to receive, at the holder's election, either (x) Cash Consideration ($30.00 in cash) or (y) Stock Consideration (that number of shares of THCR Common Stock as is determined by dividing $30 by the Market Value); (ii) each share of Taj Holding Class C Common Stock outstanding immediately prior to the Effective Time will be contributed by Trump to Taj Holding and canceled; (iii) each share of Taj Holding Class A Common Stock held by Taj Holding as treasury stock immediately prior to the Effective Time or owned by any direct or indirect subsidiary of Taj Holding immediately prior to the Effective Time will be canceled, and no conversion or payment will be made with respect thereto; and (iv) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and represent the right to receive one fully paid and nonassessable share of common stock of the Surviving Corporation. Market Value is defined as the average of the high and low per share sales prices on the NYSE of a share of THCR Common Stock on a random selection of ten trading days within the fifteen trading day period ending five trading days immediately preceding the Effective Time. No fractional shares of THCR Common Stock will be issued in the Merger.

  Conditions to the Merger. The respective obligations of Taj Holding, THCR and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment at or prior to the Effective Time of certain conditions which may be waived in whole or in part to the extent permitted by applicable law, including, among other conditions, (i) consummation of the transactions contemplated by the Merger Transaction; (ii) the Merger Transaction (other than the Debt Refinancing) and the Merger Agreement shall have been duly approved by the requisite votes of the stockholders of THCR and Taj Holding, respectively; (iii) the receipt of certain regulatory approvals, including expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the approval of applicable state gaming authorities; (iv) the number of shares of Taj Holding Class A Common Stock for which written demand for appraisal has been properly made pursuant to Section 262 of the DGCL shall not have exceeded 5% of the total number of shares of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time; and (v) the shares of THCR Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance. The obligation of THCR to consummate the Merger is also subject to the Market Value of the THCR Common Stock being $20.00 or more.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (i) by joint written consent of Taj Holding and THCR; (ii) by either Taj Holding or THCR and Merger Sub if certain conditions of the Merger have not been satisfied or waived at such time as such condition is no longer capable of satisfaction; or (iii) by any party to the Merger Agreement if the Merger has not been consummated on or before June 30, 1996.

RISK FACTORS

  In deciding whether to approve the Merger Transaction or approve and adopt the Merger Agreement, as applicable, and, with respect to the holders of Taj Holding Class A Common Stock, to elect Cash Consideration or Stock Consideration, the stockholders of THCR and Taj Holding should carefully evaluate the matters set forth herein, including those under the heading "Risk Factors." Factors to be considered include:

  . the high leverage and fixed charges of THCR
  . THCR's holding company structure and the likelihood that dividends will not be paid for the foreseeable future
  . the risk in refinancing and repayment of indebtedness, and the need for additional financing
  . the restrictions on certain activities imposed by certain debt instruments
  . the historical results of Trump Plaza and the Taj Mahal
  . conflicts of interest
  . interests in the Merger Transaction of certain members of the Boards of
    Directors of THCR and Taj Holding
  . control by and the involvement of Trump
  . risks associated with the Trump Plaza Expansion and the Taj Mahal
    Expansion
  . risks relating to the Indiana Riverboat
  . competition in the gaming industry
  . reliance on certain key personnel
  . the strict regulation by gaming authorities, including the potential disqualification of holders of THCR Common Stock
  . considerations with respect to the acquisition and development of additional gaming ventures
  . limitations on THCR's license of the "Trump" name
  . fraudulent transfer considerations
  . limitations inherent in the fairness opinions of DLJ and Rothschild
  . the shares of THCR Common Stock eligible for future sale
  . the dilutive effect of the Merger Transaction on existing holders of THCR
    Common Stock
  . the trading markets and potential volatility of the market price of the shares of THCR Common Stock.

RELATED MERGER TRANSACTIONS

  The Offerings; Sources and Uses. The Merger Transaction includes the Offerings, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger ($40.5 million assuming all such holders elect Cash Consideration); (ii) redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof (approximately $780 million), plus accrued interest to the date of redemption; (iii) redeem the outstanding shares of Taj Holding Class B Common Stock, as required in connection with the Taj Bond Redemption, at the redemption price of $.50 per share (approximately $400,000 in the aggregate); (iv) retire the outstanding Plaza Notes; (v) satisfy the indebtedness of Taj Associates under the NatWest Loan (approximately $36.5 million); (vi) satisfy the First Fidelity Loan (as defined below) through the payment of $50 million in cash and 500,000 shares of THCR Common Stock and purchase for ten dollars certain real property that is currently leased by Taj Associates from Realty Corp., a corporation wholly owned by Trump, including land underlying the Taj Entertainment Complex, land adjacent to the Taj Mahal used by it for surface parking and bus terminals, the pier located across The Boardwalk from the Taj Mahal (the "Steel Pier"), and a warehouse complex (collectively, the "Specified Parcels"); (vii) purchase Trump Plaza East pursuant to the purchase option (the "Trump Plaza East Purchase Option") held by Plaza Associates, the owner and operator of Trump Plaza ($28.0 million); (viii) pay Bankers Trust $10 million to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust (the "Trump Indebtedness") and (ix) pay related fees and expenses and provide for working capital. See "Special Factors--Related Merger Transactions."

  Real Property Purchases. The Specified Parcels are currently leased by Taj Associates from Realty Corp. for approximately $3.3 million per year. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels." Realty Corp. has outstanding indebtedness of approximately $78 million owing to First Fidelity Bank, National Association (now known as First Union National Bank) ("First Fidelity") (the "First Fidelity Loan") which is due November 15, 1999. The First Fidelity Loan is currently secured by a mortgage on the Specified Parcels, and Taj Associates has previously guaranteed the repayment of the First Fidelity Loan up to a maximum of $30 million. Trump has also previously personally guaranteed (up to a maximum of approximately $19.2 million), and pledged his direct and indirect equity interests in Taj Associates as collateral for, the First Fidelity Loan. As mortgagee, First Fidelity has the right to terminate the lease on the Specified Parcels under certain circumstances. See "Business of Taj Holding--Certain Indebtedness-- First Fidelity Loan/Specified Parcels."

  In order to secure future use of the Specified Parcels and eliminate all future lease payments on the Specified Parcels, Taj Associates expects to satisfy the First Fidelity Loan through the payment of $50 million in cash and 500,000 shares of THCR Common Stock and purchase the Specified Parcels from Realty Corp. for ten dollars by exercising a purchase option with respect to the Specified Parcels. Upon consummation of the purchase of the Specified Parcels, (i) the lease relating to the Specified Parcels will be terminated, thus eliminating Taj Associates' rental obligations thereunder; (ii) the $30 million guaranty by Taj Associates of the First Fidelity Loan will be released; and (iii) Trump's guaranty of such indebtedness will be released and First Fidelity will relinquish its lien on Trump's direct and indirect equity interests in Taj Associates. The Specified Parcels will be part of the collateral securing the Mortgage Notes. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels."

  Pursuant to the Trump Plaza East Purchase Option, Plaza Associates has the right to purchase Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction and purchase Trump Plaza East, thereby eliminating approximately $3.1 million of annual lease payments associated with Trump Plaza East. Plaza Associates will thereby secure future use of Trump Plaza East. Should Plaza Associates be unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option and its leasehold interest therein is terminated, any amounts expended with respect to Trump Plaza East, and any improvements thereon, would inure to the benefit of the unaffiliated third party that owns Trump Plaza East and not to Plaza Associates. As a result of such purchase, Trump will obtain a release of a contingent debt obligation, which, if the conditions thereunder are met (including, without limitation, the failure by Plaza Associates to exercise the Trump Plaza East Purchase Option), would result in an obligation of Trump for approximately $18 million, which obligation was associated with Trump's original purchase of the real property underlying Trump Plaza East. See "Business of THCR--Properties--Trump Plaza East."

  Consent and Release Payment. The Trump Indebtedness is currently secured by, among other things, a lien on Trump's direct and indirect equity interests in Taj Associates, as well as the pledge of a promissory note from Trump Taj Mahal, Inc. ("TTMI"), a corporation wholly owned by Trump and the holder of a 49.995% general partnership interest in Taj Associates, to Trump (the "TTMI Note"). As part of the Merger Transaction, Taj Associates will pay $10 million to Bankers Trust to obtain the consent of Bankers Trust to the Merger Transaction and to obtain releases of certain liens on Trump's direct and indirect equity interests in Taj Associates and related guarantees, and on the TTMI Note, all of which secure a portion of the Trump Indebtedness. See "Business of Taj Holding--Certain Indebtedness--TTMI Note."

  Plaza Note Purchase; Consent Solicitations. As part of the Merger Transaction, Plaza Funding intends to retire the Plaza Notes. Any such retirement of Plaza Notes will be conditioned upon, among other things, the concurrent consummation of the other transactions contemplated by the Merger Transaction. Plaza Associates and Plaza Funding also intend to solicit the consent of holders of the Plaza Notes (the "Plaza Note Consent Solicitation") to amend certain provisions of the indenture pursuant to which the Plaza Notes were issued (the "Plaza Note Indenture").

  To effect the Merger Transaction, THCR Holdings and its subsidiary Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), the issuers of the 15 1/2% Senior Secured Notes due 2005 (the "Senior Notes"), will solicit from the holders of the Senior Notes the waiver of, and consent to modify, certain provisions of the indenture pursuant to which the Senior Notes were issued (the "Senior Note Indenture") (the "Senior Note Consent Solicitation"). Consent of holders of a majority in aggregate principal amount of outstanding Senior Notes is required in connection with the Senior Note Consent Solicitation.

  The successful completion of the Plaza Note Consent Solicitation and the Senior Note Consent Solicitation are conditions to the consummation of the Merger Transaction.

  Trump Contribution and Consideration. In connection with the Merger Transaction, Trump will contribute or cause to be contributed all of his direct and indirect equity interests in Taj Associates (representing a 50% economic interest) to Trump AC (on behalf, and at the direction, of THCR Holdings). Trump will contribute to Trump AC his shares (consisting of 50% of the outstanding capital stock) of The Trump Taj Mahal Corporation ("TTMC"), the holder of a .01% general partnership interest in Taj Associates, and will cause TTMI to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) TTMI's 49.995% general partnership interest in Taj Associates.

  In addition, Trump will contribute to Taj Holding all of his shares of Taj Holding Class C Common Stock, which will be canceled pursuant to the Merger Agreement. The Taj Holding Class C Common Stock provides Trump with the ability to elect a majority of the members of the Board of Directors of, and thereby control, Taj Holding. It also affords Trump separate class voting rights in certain events, including in connection with the Merger. The Taj Services Agreement (as defined herein), pursuant to which Trump has received approximately $1.7 million, $1.4 million and $1.6 million (less $575,000 which was paid annually by Trump to First Fidelity to reduce the amount owed by Taj Associates under the lease for the Specified Parcels) in respect of the years ended 1995, 1994 and 1993, respectively, as compensation for services rendered to Taj Associates, will also be terminated in connection with the Merger Transaction.

  In exchange for the contribution by Trump and TTMI to Trump AC (on behalf, and at the direction, of THCR Holdings), Trump's directly held limited partnership interest in THCR Holdings will be modified and TTMI will receive a limited partnership interest in THCR Holdings. As a result of the Merger Transaction, Trump's aggregate beneficial ownership of limited partnership interests in THCR Holdings will decrease from approximately 40% to approximately 27%, of which an approximately 5% interest will be held directly by TTMI (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering).

  Trump's current limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings and is convertible, at Trump's option, into 6,666,667 shares of THCR Common Stock (representing approximately 40% of the outstanding shares of THCR Common Stock after giving effect to such conversion). Upon consummation of the Merger Transaction (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering), Trump's and TTMI's limited partnership interests in THCR Holdings will be convertible into an aggregate of 8,354,167 shares of THCR Common Stock, representing approximately 27% of the then outstanding shares of THCR Common Stock (after giving effect to the Merger Transaction and such conversion). At the time that TTMI becomes a limited partner of THCR Holdings, Trump will contribute 200 shares of THCR Class B Common Stock to TTMI. THCR Class B Common Stock has voting power equivalent to the voting power of the THCR Common Stock into which a THCR Class B Common Stockholder's limited partnership interest in THCR Holdings is convertible. The THCR Class B Common Stock is not entitled to dividends or distributions. Upon conversion of all or any portion of a holder's THCR Holdings limited partnership interest into shares of THCR Common Stock, the corresponding voting power of such holder's THCR Class B Common Stock (equal in voting power to the number of shares of THCR Common Stock issued upon such conversion) will be proportionately diminished.

  Concurrent with the consummation of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 shares of which may be purchased on or prior to the fourth anniversary of the issuance of warrant at $35.00 per share and (iii) 600,000 shares of which may be purchased on or prior to the fifth anniversary of the issuance of the warrant at $40.00 per share.

  Trump, through TTMI, has the right to reduce the equity interest of the Taj Holding Class A Common Stock in Taj Associates from 50% to 20% by causing Taj Associates to make a payment to the holders of the Taj Bonds in an amount calculated to provide them with a cumulative return equal to approximately 14% per annum (the "14% Payment"). If the 14% Payment is made (which can occur only if the Taj Bonds are retired, redeemed or paid in full), Trump would beneficially own 80% of Taj Associates. Moreover, the 14% Payment is permitted to be financed with Taj Associates' borrowings. In connection with the Merger Transaction, TTMI will not exercise its right to cause Taj Associates to make such payment and such right will terminate upon the redemption of the Taj Bonds.

  THCR Contribution and Consideration. In connection with the Merger Transaction, THCR will cause TM/GP, which will become an indirect wholly owned subsidiary of THCR after the Effective Time and which holds a 49.995% general partnership interest in Taj Associates, to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its general partnership interest in Taj Associates, and will cause Taj Holding, which will become a direct wholly owned subsidiary of THCR after the Effective Time, to contribute to TM/GP and will then cause TM/GP to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its shares (consisting of 50% of the outstanding capital stock) of TTMC (the holder of a .01% general partnership interest in Taj Associates). As a result of the Merger Transaction, THCR's beneficial equity interest in THCR Holdings will increase from approximately 60% to approximately 73%, of which an approximately 5% interest will be held directly by TM/GP (assuming a $24.00 price per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering).

  Redemption of the Taj Bonds and the Taj Holding Class B Common Stock. The Taj Holding Class B Common Stock is essentially a nonparticipating stock issued as part of a Unit in connection with the Taj Bonds that entitles the holders thereof to elect the Class B Directors, to vote on matters presented to the stockholders of Taj Holding and to separately approve certain matters. The Taj Holding Certificate of Incorporation provides that the outstanding shares of Taj Holding Class B Common Stock must be redeemed at such time as the principal amount of Taj Bonds are redeemed, defeased or paid, at the redemption price of $.50 per share. In connection with the Merger Transaction, Taj Funding will redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and Taj Holding will cause each outstanding share of Taj Holding Class B Common Stock to be redeemed at the redemption price of $.50 per share in accordance with the provisions of the Taj Holding Certificate of Incorporation.

STOCK EXCHANGE LISTING

  The listing on the NYSE, subject to official notice of issuance, of the shares of THCR Common Stock to be issued pursuant to the Merger Agreement is a condition to the consummation of the Merger.

COMPARATIVE PER SHARE PRICES

  On January 8, 1996, the last sales price of THCR Common Stock reported on the NYSE was $21 3/4 per share and the last sales price of a Unit as reported on the Amex was $98 per $100 principal amount of Taj Bonds. The initial public announcement of the Merger occurred after the close of trading on such date. The Taj Holding Class B Common Stock and the Taj Bonds trade together as Units and may not be transferred separately. On March 7, 1996, the last sales price of THCR Common Stock was $24 3/8 per share and the last sales price of a Unit was $103 1/8 per $100 principal amount of Taj Bonds. There is no established market for the THCR Class B Common Stock, the Taj Holding Class A Common Stock or the Taj Holding Class C Common Stock. See "Market Price and Dividend Data."

COMPARATIVE RIGHTS OF STOCKHOLDERS

  The rights of stockholders of Taj Holding are currently governed by Delaware law, the Taj Holding Certificate of Incorporation and the Amended and Restated By-Laws of Taj Holding (the "Taj Holding By-Laws"). Upon consummation of the Merger, holders of Taj Holding Class A Common Stock who receive THCR Common Stock in the Merger will become stockholders of THCR, which is also a Delaware corporation, and their rights as stockholders of THCR will be governed by Delaware law, the Amended and Restated Certificate of Incorporation of THCR (the "THCR Certificate of Incorporation") and the Amended and Restated By-Laws of THCR (the "THCR By-Laws"). For a discussion of the various differences between the rights of stockholders of Taj Holding and the rights of stockholders of THCR, see "Comparison of Stockholder Rights."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  Counsel to THCR has advised that, in its opinion, the exchange of Taj Holding Class A Common Stock for Cash Consideration or Stock Consideration is anticipated to be a taxable event for the holders thereof and the redemptions of the Taj Holding Class B Common Stock and Taj Bonds as part of the Merger Transaction will be taxable events for the holders of those assets. As such, holders who held such assets as capital assets will recognize capital gain or loss as a result of the relevant taxable event that will be long-term capital gain or loss if the holding period for the affected stock or debt instruments is in excess of one year, and a holder of Taj Holding Class A Common Stock who elects to receive Stock Consideration will take an initial basis in the THCR

Common Stock received that is equal to its fair market value and will have a holding period in the THCR Common Stock that begins on the day following the date of receipt.

ACCOUNTING TREATMENT

  The Merger is expected to be accounted for as a "purchase" for accounting and reporting purposes.

REGULATORY APPROVALS

  Certain aspects of the Merger Transaction will require notification to, and/or approvals from, certain federal and state regulatory authorities. Consummation of the Merger is conditioned upon, among other things, receipt of certain regulatory approvals including the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, the early termination of which has been granted. See "Regulatory Matters."

DIVIDENDS

  THCR has never paid a dividend on the THCR Common Stock and does not anticipate paying one in the foreseeable future.

SUMMARY FINANCIAL INFORMATION OF THCR

  The following tables set forth (a) certain historical consolidated financial information of Trump AC (formerly Trump Plaza Holding Associates) and Plaza Associates (predecessors of THCR) for each of the years ended December 31, 1991 through 1994 and for the period January 1, 1995 through June 12, 1995 and certain historical consolidated financial information of THCR for the period from inception (June 12, 1995) to December 31, 1995 (see Note 1 below) and (b) unaudited pro forma financial information of THCR. The unaudited pro forma information gives effect to the Merger Transaction. The historical financial information of Trump AC and Plaza Associates as of December 31, 1994 and June 12, 1995 and for the years ended December 31, 1993, 1994, and for the period January 1, 1995 through June 12, 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates included elsewhere in this Proxy Statement-Prospectus. The historical financial information of Trump AC and Plaza Associates as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates not included in this Proxy Statement-Prospectus. The historical financial information of THCR as of December 31, 1995 and for the period from inception (June 12, 1995) through December 31, 1995 as set forth below has been derived from the audited consolidated financial statements of THCR included elsewhere in this Proxy Statement-Prospectus.

  The pro forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if it had occurred on January 1, 1995 and the pro forma Balance Sheet Data gives effect to the same as if the same had occurred on December 31, 1995. The pro forma financial information should not be considered indicative of actual results that would have been achieved had the transactions occurred on the date or for the period indicated and does not purport to indicate results of operations as of any future date or for any future period. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Proxy Statement-Prospectus.

                                    TRUMP AC AND PLAZA ASSOCIATES                     THCR
                          ------------------------------------------------------ ---------------
                                                                       FROM      FROM INCEPTION
                               YEARS ENDED DECEMBER 31,           JANUARY 1 1995 (JUNE 12, 1995)
                          --------------------------------------     THROUGH     TO DECEMBER 31,
                            1991      1992      1993      1994    JUNE 12, 1995   1995 (NOTE 1)
                          --------  --------  --------  --------  -------------- ---------------
                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues...........  $279,684  $313,318  $300,491  $295,063     $137,848       $195,473
 Depreciation and amor-
  tization..............    16,193    15,842    17,554    15,653        6,999          9,219
 Income from operations.    16,087    35,003    49,640    43,415       21,818         33,446
 Interest expense, net..    33,363    31,356    39,889    48,219       22,113         31,273
 Extraordinary gain
  (loss)(a).............       --    (38,205)    4,120       --        (9,250)           --
 Net income (loss) (b)..   (29,230)  (35,787)    9,338    (8,870)     (11,033)        (1,921)
OTHER DATA:
 EBITDA (c).............  $ 44,000  $ 60,399  $ 68,241  $ 60,524     $ 29,011       $ 42,942
 Capital expenditures
  (d)...................     5,509     8,643    10,052    20,489        7,364        115,430
 Ratio of earnings to
  fixed charges (defi-
  ciency) (e)...........   (32,094)      1.1x      1.1x   (9,735)      (1,944)        (2,010)
 Cash flows provided by
  (used in)
 Operating activities...     9,514  $ 26,191  $ 21,820    19,950     $ 22,758       $ (9,219)
 Investing activities...    (6,175)  (10,469)  (12,679)  (21,691)      (7,364)      (190,973)
 Financing activities...    (2,870)   (7,367)  (13,550)   (1,508)       1,587        191,214
BALANCE SHEET DATA (AT
 END OF PERIODS):
 Total assets...........  $378,398  $370,349  $374,498  $375,643     $394,085       $584,545
 Total long-term debt,
  net of current
  maturities (f)........    33,326   249,723   395,948   403,214      331,142        494,471
 Total capital (defi-
  cit)..................    54,043    11,362   (54,710)  (63,580)     (74,613)        50,591

                                        YEARS ENDED DECEMBER 31,
                         ---------------------------------------------------------------
                            1991         1992         1993         1994          1995
                         ----------   ----------   ----------   ----------    ----------
                                         (DOLLARS IN THOUSANDS)
OPERATING DATA (AT END
 OF PERIOD): (g)
 Casino square footage..     60,000       60,000       60,000       73,000(h)     73,604
 Number of hotel rooms..        557          557          557          555           732
 Hotel occupancy rate...       87.1%        86.9%        87.6%        88.6%         89.7%
TABLE GAMES:
 Total Atlantic City
  table drop (i)........ $7,219,192   $7,055,034   $6,835,572   $6,832,517    $7,110,612
 Atlantic City table
  drop growth...........       (8.7)%       (2.3)%       (3.1)%        0.0%          4.1%
 Trump Plaza table drop
  (i)................... $  646,480   $  689,919   $  626,621   $  599,881    $  626,832
 Trump Plaza table games
  market share (j)......        9.0%         9.8%         9.2%         8.8%          8.8%
 Trump Plaza table games
  fair share (k)........        8.5%         8.2%         7.8%         8.0%          8.6%
 Trump Plaza table games
  efficiency (l)........      105.1%       118.8%       118.0%       110.6%        102.5%
 Trump Plaza table
  units.................        112           98           87           89            97
 Trump Plaza table
  revenue............... $   98,905   $   95,864   $   93,392   $   92,770    $   96,518
 Trump Plaza table
  revenue per unit per
  day (actual dollars).. $    2,419   $    2,679   $    2,940   $    2,855    $    2,726
SLOTS:
 Total Atlantic City
  slot revenue (m)...... $1,851,070   $2,113,829   $2,214,638   $2,297,280    $2,572,719
 Atlantic City slot
  revenue growth........        7.4%        14.2%         4.8%         3.7%         12.0%
 Trump Plaza slot
  revenue (m)........... $  136,128   $  168,388   $  173,215   $  170,316    $  204,230
 Trump Plaza slot market
  share (j).............        7.4%         8.0%         7.8%         7.4%          7.9%
 Trump Plaza slot fair
  share (k).............        7.8%         7.8%         7.6%         8.0%          8.2%
 Trump Plaza slot
  efficiency (l)........       94.5%       102.6%       103.1%        92.5%         96.7%
 Trump Plaza slot units.      1,659        1,727        1,812        2,076         2,339
 Trump Plaza slot
  revenue per unit per
  day (actual
  dollars) (m).......... $      225   $      267   $      262   $      225    $      239

                                                         THCR PRO FORMA (n)
                                                    ----------------------------
                                                    YEAR ENDED DECEMBER 31, 1995
                                                              (NOTE 1)
                                                       (DOLLARS IN THOUSANDS)
                                                    ----------------------------
STATEMENT OF OPERATIONS DATA:                               (UNAUDITED)
 Net revenues.....................................           $  887,069
 Depreciation and amortization....................               64,752
 Income from operations...........................              149,681
 Interest expense, net (o)........................              146,374
 Net income.......................................                   59
 Net income per common share (p)..................                   --
OTHER DATA:
 EBITDA (c)(o)....................................           $  216,813
 Ratio of earnings to fixed charges (e)...........                  1.0x
 Cash flows provided by (used in) (q)
 Operating activities.............................              101,132
 Investing activities.............................             (230,908)
 Financing activities.............................              191,772
BALANCE SHEET DATA (AT END OF PERIOD):
 Total assets.....................................           $1,668,781
 Total long-term debt, net of current maturities..            1,268,128
 Total capital....................................              280,327

                                               (footnotes on the following page)

  Note 1: THCR was incorporated on March 28, 1995 and conducted no operations until June 12, 1995, when THCR issued $140 million of Common Stock on June 12, 1995 (the "June 1995 Stock Offering" and together with the offering by THCR Holdings and THCR Funding of $155 million aggregate principal amount of Senior Notes (the "June 1995 Note Offering), the "June 1995 Offerings") and contributed the proceeds from the June 1995 Stock Offering to THCR Holdings in exchange for an approximately 60% general partnership interest in THCR Holdings. At the consummation of the June 1995 Stock Offering, pursuant to the Contribution Agreement, dated as of June 12, 1995, between Trump and THCR Holdings (the "Contribution Agreement"), Trump contributed his 100% beneficial interest in Plaza Funding, Trump AC and Plaza Associates to THCR Holdings, among other things, for an approximate 40% limited partnership interest in THCR Holdings. The financial data as of December 31, 1995 and for the period ended December 31, 1995 reflect the operations of THCR from inception (June 12, 1995) to December 31, 1995.
--------
(a) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9,250,000 for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the 12 1/2% Pay-in-Kind Notes due 2003 of Trump AC (the "PIK Notes") and related warrants to acquire PIK Notes (the "PIK Note Warrants") and the write off of related unamortized deferred financing costs.
(b) Net loss for the year ended December 31, 1991, includes a $10.9 million charge associated with the rejection of the lease of the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Net income (loss) for 1992 includes $1.5 million of costs associated with certain litigation. Net income (loss) for the years ended December 31, 1993, 1994, for the period from January 1, 1995 through June 12, 1995 and for the period from inception (June 12, 1995) to December 31, 1995, includes $3.9, $4.9, $1.6 and $2.1 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.
(c) EBITDA represents income from operations before interest expense, taxes, depreciation, amortization, restructuring costs, non-cash compensation charges associated with awards to the President of THCR under the 1995 Stock Incentive Plan, and the non-cash write-down of New Jersey Casino Reinvestment Development Authority ("CRDA") investments. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of THCR's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA as management understands that it is used by certain investors as one measure of THCR's historical ability to service its debt.
(d) Capital expenditures attributable to Trump Plaza East were approximately $2.8 million, $8.7 million, $4.9 million, and $20.0 million for the years ended December 31, 1993 and 1994, for the period January 1 through June 12, 1995 and for the period June 12, 1995 through December 31, 1995. Capital expenditures attributable to Trump World's Fair were approximately $73.7 million for the period June 12, 1995 through December 31, 1995. Capital expenditures for improvements to existing facilities were $7.3 million, $11.8 million and $11.2 million for the years ended December 31, 1993, 1994 and 1995.
(e) For purposes of computing this ratio, earnings consist of loss before income taxes, extraordinary items, minority interest and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, preferred partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense). Earnings were insufficient to cover fixed charges for the years ended 1991, 1994, for the period January 1, 1995 through June 12, 1995 and for the period June 12, 1995 through December 31, 1995.
(f) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.
(g) Atlantic City industry data has been compiled from information filed with and published by the New Jersey Casino Control Commission (the "CCC") and is unaudited.
(h) The expansion of 13,000 square feet was commenced in April 1994 and completed at the end of that year.
(i) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(j) Market share represents the total Trump Plaza table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City table drop or slot revenue, as applicable.
(k) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in Trump Plaza to the total number of such units in casino hotels in Atlantic City.
(l) Efficiency is the ratio of Trump Plaza's market share to its fair share.
(m) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.
(n) The Pro Forma Statement of Operations Data and Other Data give effect to the Merger Transaction as if the same had occurred on January 1, 1995 and the Pro Forma Balance Sheet Data gives effect to the Merger Transaction as if the same had occurred on December 31, 1995.
(o) Does not give effect to any return on investment of the net proceeds of the June 1995 Offerings.
(p) Pro forma earnings per share is based upon weighted average shares outstanding as of December 31, 1995, shares and phantom stock units awarded to the President of THCR pursuant to the 1995 Stock Incentive Plan and shares to be issued in the THCR Stock Offering. The shares of THCR Class B Common Stock owned by Trump have no economic interest and therefore, are not considered.
(q) Pro forma cash flows give effect to the June 1995 Offerings.

SUMMARY FINANCIAL INFORMATION OF TAJ ASSOCIATES

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1991 through 1995. The financial information of Taj Associates as of December 31, 1991, 1992, 1993, 1994 and 1995 for the years then ended set forth below has been derived from the audited consolidated financial statements of Taj Associates. The audited financial information as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 are included elsewhere in this Proxy Statement-Prospectus. The audited financial information as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 has been derived from the audited consolidated financial statements of Taj Associates not included herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates," "Unaudited Pro Forma Financial Information" and the consolidated financial statements and the related notes thereto included elsewhere in this Proxy Statement-Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------
                           1991(a)        1992         1993         1994        1995
                          ----------   ----------   ----------   ----------  ----------
                                          (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
 DATA:
 Net Revenues...........  $  438,313   $  469,753   $  498,911   $  517,182  $  553,748
 Depreciation and
  amortization..........      36,202       36,388       36,858       39,750      43,387
 Income from
  operations............      31,828       68,027       84,458       76,634      89,890
 Interest expense, net..    (100,683)    (103,126)    (106,997)    (113,292)   (116,513)
 Extraordinary gain.....     259,618            0            0            0           0
 Net income (loss)......     188,513      (35,099)     (22,539)     (36,658)    (26,623)
OTHER DATA:
 EBITDA(b)..............  $   99,883   $  111,022   $  128,371   $  127,796  $  140,835
 Capital expenditures...      17,045       12,111       16,752       23,030      26,498
 Ratio of earnings to
  fixed charges
  (deficiency)(c).......     (71,105)     (35,099)     (22,539)     (36,658)    (26,623)
 Cash flows provided by
  (used in)
  Operating Activities..      35,126       31,786       48,634       33,422      62,899
 Investing Activities...     (18,901)     (17,759)     (22,160)     (27,231)    (32,571)
 Financing Activities...     (16,170)      (2,500)      (2,492)      (3,039)     (2,583)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Total assets...........  $  814,051   $  802,556   $  811,508   $  807,612  $  821,793
 Total long-term debt,
  net of current
  maturities(d).........     573,844      595,682      625,765      656,701     694,192
 Total capital..........     167,837      130,913      106,641       67,812      39,635
OPERATING DATA (AT END
 OF PERIOD)(E):
 Casino Square Footage..     120,000      120,000      130,110      132,317     132,856
 Number of hotel rooms..       1,250        1,250        1,250        1,250       1,250
 Hotel occupancy rate...        87.3 %       91.3 %       92.3 %       92.4%       91.2%
TABLE GAMES:
 Total Atlantic City
  table drop(f).........  $7,219,192   $7,055,034   $6,835,572   $6,832,517  $7,110,612
 Atlantic City table
  drop growth...........        (8.7)%       (2.3)%       (3.1)%        0.0%        4.1%
 Taj Mahal table
  drop(f)...............   1,160,714    1,067,595    1,062,042    1,125,029   1,192,200
 Taj Mahal table games
  market share(g).......        16.1 %       15.1 %       15.5 %       16.5%       16.8%
 Taj Mahal table games
  fair share(h).........        12.7 %       13.3 %       14.5 %       14.2%       13.3%
 Taj Mahal table games
  efficiency(i).........       126.8 %      113.5 %      106.9 %      116.2%      126.3%
 Taj Mahal table units..         166          159          163          159         150
 Taj Mahal table
  revenue...............  $  186,644   $  169,112   $  173,432   $  184,774  $  201,817
 Taj Mahal table revenue
  per unit per day
  (actual dollars)......       3,080        2,913        2,915        3,184       3,686

                                        YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------
                          1991(a)       1992        1993        1994        1995
                         ----------  ----------  ----------  ----------  ----------
                                         (DOLLARS IN THOUSANDS)
SLOTS:
 Total Atlantic City
  slot revenue(j)....... $1,851,070  $2,113,829  $2,214,638  $2,297,280  $2,572,719
 Atlantic City slot
  revenue growth........        7.4%       14.2%        4.8%        3.7%       12.0%
 Taj Mahal slot
  revenue(j)............ $  197,383  $  246,947  $  264,504  $  259,114  $  285,248
 Taj Mahal slot market
  share(g)..............       10.7%       11.7%       11.9%       11.3%       11.1%
 Taj Mahal slot fair
  share(h)..............       13.0%       12.7%       13.1%       12.6%       12.3%
 Taj Mahal slot
  efficiency(i).........       82.3%       92.1%       90.8%       89.7%       90.2%
 Taj Mahal slot units...      2,778       2,840       3,146       3,342       3,514
 Taj Mahal slot revenue
  per unit per day
  (actual dollars)(j)... $      195  $      238  $      230  $      213  $      222

--------
(a) Taj Associates and Taj Funding completed the 1991 Taj Restructuring (as defined) on October 4, 1991, which may affect the comparability of prior periods.
(b) EBITDA represents income from operations before depreciation, amortization, restructuring costs, the non-cash write-down of CRDA investments, a nonrecurring cost of a litigation settlement in 1994, lease payments on the Specified Parcels and payments under the Taj Services Agreement. In connection with the Merger Transaction, the lease payments and payments under the Taj Services Agreement will be terminated. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Taj Associates' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA, as management understands that it is used by certain investors as one measure of Taj Associates' historical ability to service its debt.
(c) For purposes of computing this ratio, earnings consist of loss before income taxes and extraordinary items and fixed charges, adjusted to exclude capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, partnership distribution requirements and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rental expense).
(d) The years ended December 31, 1991, 1992, 1993, 1994 and 1995 include approximately $528,124, $550,140, $580,464, $611,533 and $649,139 of Taj
    Bonds, net of discount of approximately $201,334, $188,162, $172,417, $153,597 and $131,103, respectively, which is being accreted as additional interest expense to maturity and results in an effective interest rate of approximately 18.0%. See Note 2 of Notes to Consolidated Financial Statements of Taj Associates. The carrying value of the Taj Bonds was $611,533 and $649,139 at December 31, 1994 and 1995, respectively, with a face value of $765,130 and $780,242, respectively.
(e) Atlantic City industry data has been compiled from information filed with and published by the CCC and is unaudited.
(f) Table drop represents the total dollar value of chips purchased for table games for the period indicated.
(g) Market share represents the total Taj Mahal table drop or slot revenues, as applicable, expressed as a percentage of total Atlantic City table drop or slot revenues, as applicable.
(h) Fair share is the percentage of the total number of gaming units (table games or slot machines, as applicable) in the Taj Mahal to the total number of such units in casinos in Atlantic City.
(i) Efficiency is the ratio of the Taj Mahal's market share to its fair share.
(j) Slot revenue is shown on the cash basis and excludes amounts reserved for progressive jackpot accruals.

CORPORATE STRUCTURE AND ORGANIZATION

  The Taj Mahal is currently beneficially owned by Taj Holding and Trump. Taj Holding currently beneficially owns a 50% equity interest in Taj Associates, the partnership that directly owns and operates the Taj Mahal, through its ownership of (i) all of the outstanding capital stock of TM/GP, which owns a 49.995% equity interest in Taj Associates, and (ii) 50% of the outstanding capital stock of TTMC, which owns a .01% equity interest in Taj Associates. Trump currently beneficially owns the other 50% equity interest in Taj Associates through his ownership of (i) all of the outstanding capital stock of TTMI, which owns a 49.995% equity interest in Taj Associates, and (ii) 50% of the outstanding capital stock of TTMC. Taj Associates, the guarantor of the Taj Bonds, wholly owns Taj Funding, the issuer of the Taj Bonds. Upon consummation of the Merger Transaction, THCR Holdings will indirectly wholly own Taj Associates through its ownership of a 99% equity interest in Trump AC and all of the capital stock of Trump Plaza Holding, Inc. ("Plaza Holding Inc."), which owns a 1% equity interest in Trump AC. Trump AC will wholly own Taj Associates through its ownership of a 99% equity interest in Taj Associates and all of the capital stock of TTMC, which will own a 1% equity interest in Taj Associates.

  THCR is the sole general partner and Trump is currently the sole limited partner of THCR Holdings. THCR has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. THCR is a holding company with no independent operations, the principal asset of which is its general partnership interest in THCR Holdings. THCR Holdings is also a holding company with no independent operations. THCR Holdings' principal assets are its ownership interests in its subsidiaries. THCR Holdings' subsidiaries include Trump Indiana, Inc. ("Trump Indiana"), Plaza Associates, Plaza Funding, Trump AC, Plaza Holding Inc. and THCR Funding. Plaza Associates owns and operates Trump Plaza and is the guarantor of the Plaza Notes. Plaza Funding is the issuer of the Plaza Notes and currently owns a 1% equity interest in Plaza Associates which will be transferred to TTMC in connection with the Merger Transaction. Trump AC currently owns a 99% equity interest in Plaza Associates, and Plaza Holding Inc. owns a 1% equity interest in Trump AC. THCR Funding, together with THCR Holdings, are the co-obligors of the Senior Notes. In addition to its ownership of the Indiana Riverboat, Trump Indiana has a 50% equity interest in Buffington Harbor Riverboats, LLC ("BHR"), which will own, develop and operate all common land-based and waterside operations in support of the Indiana Riverboat and another operator's riverboat casino at Buffington Harbor.

  Merger Sub, a wholly owned subsidiary of THCR, was formed for the purpose of effecting the Merger and has not conducted any other business. Trump AC and its subsidiary, Trump AC Funding, will be the issuers and co-obligors of the Mortgage Notes, and Trump AC will serve as the holding company through which THCR Holdings will own Plaza Associates and Taj Associates. Plaza Associates and Taj Associates will be guarantors of the Mortgage Notes.

  To effect the Merger Transaction, the Amended and Restated Partnership Agreement of THCR Holdings (the "THCR Holdings Partnership Agreement") will be amended to allow THCR to use the proceeds from the THCR Stock Offering as discussed herein and to add TM/GP and TTMI as limited partners. An amendment of the THCR Holdings Partnership Agreement requires the approval of Trump, who will be the sole limited partner at the time of amendment and a majority of the independent Directors of THCR. See "Description of the THCR Holdings Partnership Agreement." In connection with the consummation of the Merger Transaction, THCR will cause the amendment of the Amended and Restated Partnership Agreement of Taj Associates to increase TTMC's equity interest in Taj Associates from .01% to 1.0% and to reduce Trump AC's equity interest from 99.99% to 99%.

  THCR, a Delaware corporation, was incorporated on March 28, 1995. Merger Sub, a Delaware corporation, was incorporated on January 5, 1996. The principal executive offices of THCR, THCR Holdings, Trump AC, a New Jersey general partnership, and Merger Sub are located at Mississippi Avenue and The Boardwalk, Atlantic City, New Jersey 08401, and their telephone number is
(609) 441-6060.

  Taj Holding, a Delaware corporation, was incorporated on December 18, 1990. The principal executive offices of Taj Holding and TM/GP are located at 1000 The Boardwalk, Atlantic City, New Jersey 08401, and their telephone number is
(609) 449-5540.

                          CURRENT OWNERSHIP STRUCTURE

[CHART OMITTED. GRAPHIC DEPICTS THE CURRENT OWNERSHIP STRUCTURE OF THCR AND TAJ
                  HOLDING AND THEIR RESPECTIVE SUBSIDIARIES]






LOGO

                OWNERSHIP STRUCTURE AFTER THE MERGER TRANSACTION


[CHART OMITTED. GRAPHIC DEPICTS THE CURRENT OWNERSHIP STRUCTURE OF THCR AND ITS
                  SUBSIDIARIES AFTER THE MERGER TRANSACTION]







LOGO

                                 RISK FACTORS

  In deciding whether to approve the Merger Transaction or approve and adopt the Merger Agreement, as applicable, and in the case of the holders of Taj Holding Class A Common Stock, whether to elect Cash Consideration or Stock Consideration, the stockholders of THCR and Taj Holding should carefully evaluate the following risk factors and the information and financial statements provided elsewhere in this Proxy Statement-Prospectus.

HIGH LEVERAGE AND FIXED CHARGES

  Upon consummation of the Merger Transaction, THCR and its subsidiaries will have a substantial amount of indebtedness on a consolidated basis. At December 31, 1995, after giving pro forma effect to the Merger Transaction, THCR's consolidated indebtedness for borrowed money would have totaled approximately $1.27 billion, including $155 million aggregate principal amount of Senior Notes and $1.10 billion aggregate principal amount of Mortgage Notes (collectively, the "Notes"). See "Special Factors--Sources and Uses of Funds in the Merger Transaction" and "Business of THCR--Certain Indebtedness of THCR." Assuming that the Merger Transaction had been consummated on January 1, 1995, THCR's ratio of consolidated earnings to fixed charges on a pro forma basis was 1.0x for the year ended December 31, 1995.

  Interest on the Senior Notes is, and interest on the Mortgage Notes will be, payable semiannually in cash. The ability of THCR Holdings and Trump AC to pay interest on the Senior Notes and the Mortgage Notes, respectively, will be dependent upon the ability of THCR and its subsidiaries (in the case of the Senior Notes) and Trump AC and its subsidiaries (in the case of the Mortgage Notes) to generate enough cash from operations sufficient for such purposes and will be subject to the risks associated with refinancing and repayment of indebtedness described below. See "--Holding Company Structure; No Anticipation of Dividends," "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Historical Results; Past Net Losses--Trump Plaza," and "--Historical Results; Past Net Losses--Taj Mahal."

  Taj Associates has a working capital facility (the "Working Capital Facility") which matures in 1999 and permits borrowings of up to $25 million. During 1994 and 1995, no amounts were borrowed under the Working Capital Facility. THCR anticipates either modifying the Working Capital Facility or terminating the Working Capital Facility and replacing it with a new $25 million facility which would be available to Trump AC. See "--Risk Refinancing and Repayment of Indebtedness; Need for Additional Financing" and "Business of Taj Holding--Certain Indebtedness--Working Capital Facility."

  The substantial consolidated indebtedness and fixed charges of THCR may limit its ability to respond to changing business and economic conditions, to fund capital expenditures for future expansion or otherwise, either through cash flow or additional indebtedness, to absorb adverse operating results or to maintain its facilities at an operating level that will continue to attract patrons. Although management believes that the Merger Transaction will allow THCR to realize certain cost savings (expected to be approximately $18-$20 million per year within two years), no assurance can be given as to the amount, if any, that will be realized from these cost savings. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are outside its control. THCR may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations of it and its subsidiaries in later years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates--Liquidity and Capital Resources." There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all. See "--Holding Company Structure; No Anticipation of Dividends" and "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing." Furthermore, such alternatives could impair THCR's competitive position, reduce cash flow and/or have a material adverse effect on THCR's results of operations. See "--Trump Plaza Expansion and the Taj Mahal Expansion."

HOLDING COMPANY STRUCTURE; NO ANTICIPATION OF DIVIDENDS

  THCR is a holding company, the principal asset of which is its general partnership interest in THCR Holdings, and has no independent means of generating revenue. As a holding company, THCR depends on distributions and other permitted payments from THCR Holdings to meet its cash needs.

  In addition, both THCR Holdings and Trump AC are holding companies, the principal assets of which are the shares of capital stock and partnership interest of their respective subsidiaries. Dividends and distributions received with respect to equity interests in subsidiaries of THCR Holdings and Trump AC are the sole source of funds which are available to THCR Holdings and Trump AC to meet their respective obligations, including the obligations under the Senior Notes by THCR Holdings and the obligations under the Mortgage Notes by Trump AC. The payment of dividends and distributions by THCR's subsidiaries, including by THCR Holdings, however, is significantly restricted by certain covenants contained in debt agreements and other agreements to which such subsidiaries are subject and may be restricted by other agreements entered into in the future and by applicable law. See "--Restrictions on Certain Activities" and "Description of the THCR Holdings Partnership Agreement." Further, the ability of Plaza Associates to make payments of dividends or distributions through Trump AC to THCR Holdings may be restricted by the CCC. Similarly, the ability of Trump Indiana to make payments of dividends or distributions to THCR Holdings may be restricted by the Indiana Gaming Commission (the "IGC"). See "Regulatory Matters." In the event that THCR Holdings and Trump AC are not able to meet scheduled payments of interest and principal, with respect to the Senior Notes or the Mortgage Notes, the value of THCR Common Stock would be materially and adversely affected.

  THCR has never paid a dividend on the THCR Common Stock and does not anticipate paying one in the foreseeable future.

RISK IN REFINANCING AND REPAYMENT OF INDEBTEDNESS; NEED FOR ADDITIONAL
FINANCING

  The ability of THCR Holdings and THCR Funding, and Trump AC and Trump AC Funding to pay their respective indebtedness when due will depend upon the ability of THCR Holdings and its subsidiaries (with respect to the Senior Notes) and Trump AC and its subsidiaries (with respect to the Mortgage Notes) to generate cash from operations sufficient for such purpose or to refinance such indebtedness on or before the date on which it becomes due. THCR management does not currently anticipate being able to generate sufficient cash flow from operations to repay a substantial portion of the principal amount of the Senior Notes or Mortgage Notes. Thus, the repayment of the principal amount of the Notes will likely depend primarily upon the ability to refinance the Notes when due. The future operating performance and the ability to refinance the Notes will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of THCR. There can be no assurance that the future operating performance of THCR and its subsidiaries will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry and to THCR will be conducive to refinancing the Notes or other attempts to raise capital. In the event that THCR is unable to refinance the Notes when due, the value of THCR Common Stock would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates--Liquidity and Capital Resources."

  The cost to THCR for the development of the Indiana Riverboat through the commencement of its operations (expected in the second quarter of 1996), which includes the land, the vessel, gaming equipment, a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and parking facilities, is expected to be approximately $84 million. THCR initially anticipated spending $59 million prior to the commencement of the Indiana Riverboat's operations for the vessel, gaming equipment and initial berthing and support facilities, and also anticipated spending an additional $27 million in the second phase to be completed by mid-1997, which would feature a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and expanded parking. To facilitate the Indiana Riverboat's operations from the opening day and to avoid disruptive construction at the site for an additional year, THCR determined to accelerate the second phase of the project, now expected to cost $25 million, and complete both phases prior to commencing operations. THCR anticipates obtaining the additional $25 million in financing to complete the accelerated development of the Indiana Riverboat through the commencement of its operations in the form of $5 million in additional vessel financing, $10 million in mortgage financing or from a working capital facility and $10 million in operating leases. Trump Indiana has entered into an equipment lease for nearly $2.0 million and has signed a letter of intent for an additional equipment lease for $14.2 million (including approximately $8 million for slot machines included in the initial $59 million cost). Trump Indiana is seeking commitments for the remaining financing. During its initial five-year license term, an additional $69 million of funds (consisting of approximately $48 million for construction of a hotel and other amenities and $21 million in infrastructure improvements and other municipal uses) will be required to be spent by Trump Indiana, which is expected to be funded with cash from operations or additional borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources."

  THCR also contemplates obtaining an aggregate of approximately $17.5 million of equipment financing in connection with the acquisition of slot machines and related gaming equipment for Trump Plaza's existing facilities, Trump World's Fair and Trump Plaza East. Plaza Associates has obtained commitments for $7.2 million of such financing and is seeking commitments for the remainder of the financing. The Taj Mahal Expansion is expected to depend in part on additional debt financing, for which no commitments are in place. In addition, no assurances may be made that Trump AC will successfully amend or replace the Working Capital Facility. Finally, Taj Associates' obligations to CAFRA (as defined) with respect to the Steel Pier may require additional financing. See "Business of Taj Holding--Properties." The failure of THCR to obtain all or a significant portion of the financings discussed above may have a material adverse effect on THCR. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates--Liquidity and Capital Resources."

RESTRICTIONS ON CERTAIN ACTIVITIES

  The Senior Note Indenture imposes restrictions on the activities of THCR Holdings and its subsidiaries and the indenture pursuant to which the Mortgage Notes will be issued (the "Mortgage Note Indenture") will impose restrictions on the activities of Trump AC and its subsidiaries. Generally, the restrictions contained in these instruments relate to the incurrence of additional indebtedness, the distribution of cash and/or property to partners, the repayment or repurchase of pari passu or junior securities, investments, mergers and sales of assets and the creation of liens. These restrictions could limit the ability of THCR to respond to changing business and economic conditions. A failure to comply with any of these obligations could also result in an event of default under the Senior Note Indenture or the Mortgage
Note Indenture, which could permit acceleration of the Notes and acceleration of certain other indebtedness of THCR under other instruments that may contain cross-acceleration or cross-default provisions. In the event that the Notes are accelerated, the value of THCR Common Stock would be materially and adversely affected.

HISTORICAL RESULTS; PAST NET LOSSES

  Trump Plaza. Plaza Associates had net losses of $29.2 million, $35.8 million (including an extraordinary loss of $38.2 million) and $8.9 million for the years ended December 31, 1991, 1992 and 1994, respectively, and net income of $9.3 million (including an extraordinary gain of $4.1 million) for the year ended December 31, 1993. For the period from January 1, 1995 through June 12, 1995, Plaza Associates had a net loss of $11.0 million (including an extraordinary loss of $9.3 million). In 1991, Plaza Associates began to experience liquidity problems, principally due to amortization requirements of its long-term debt. On May 29, 1992, Plaza Associates and Plaza Funding completed a restructuring (the "1992 Plaza Restructuring"), the purpose of which was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness. THCR management believes that the deterioration in results experienced in 1990 and 1991 was attributable primarily to a recession in the Northeast and increased industry competition, primarily due to the opening of the Taj Mahal in April 1990, which had a disproportionate impact on Trump Plaza as compared to certain other Atlantic City casinos due in part to the common use of the "Trump" name. See "Business of THCR--Trump Plaza." In June 1993, Plaza Associates, Plaza Funding and Trump AC completed a refinancing, the purpose of which was to enhance Plaza Associates' liquidity and to position Plaza Associates for a subsequent deleveraging transaction. See "Business of THCR--The 1992 Plaza Restructuring." A portion of the proceeds from the June 1995 Offerings was contributed to Plaza Associates to help reduce its indebtedness.

  Taj Mahal. Taj Associates had net losses of $35.1 million, $22.5 million, $36.7 million and $26.6 million for the years ended December 31, 1992, 1993, 1994 and 1995, respectively. From the opening of the Taj Mahal in April 1990 through the spring of 1991, cash generated from Taj Associates' operations was insufficient to cover its fixed charges. As a result, Taj Associates failed to provide Taj Funding with sufficient funds to meet its debt servicing needs. During 1991, Taj Funding, Taj Associates and Taj Associates' then existing general partners (TTMI and TTMC) restructured their existing indebtedness (the "1991 Taj Restructuring"). Pursuant to the terms of the 1991 Taj Restructuring, Taj Funding's 14% First Mortgage Bonds, Series A, due 1998 (the "Old Taj Bonds") were exchanged for the Taj Bonds and certain modifications were made to the terms of bank borrowings and amounts owed to both Trump and his affiliates. In addition, approximately 50% of the ownership interest in Taj Associates was transferred indirectly to the holders of the Old Taj Bonds. See "Business of Taj Holding--The 1991 Taj Restructuring."

CONFLICTS OF INTEREST

  Conflicts Relating to Trump's Ownership of Trump's Castle. Trump is currently the beneficial owner of 100% of Trump's Castle Casino Resort ("Trump's Castle"), which competes directly with the Taj Mahal and Trump Plaza, and Trump could, under certain circumstances, have an incentive to operate Trump's Castle to the competitive detriment of the Taj Mahal and Trump Plaza. Trump has certain interests in the Merger Transaction that may be deemed to differ from stockholders generally. See "--Interests of Certain Members of the Boards of Directors of THCR and Taj Holding" and "Special Factors--Interests of Certain Persons in the Merger Transaction."

  Trump and TC/GP, Inc. ("TC/GP"), a corporation beneficially owned by Trump, have entered into a services agreement (the "Trump's Castle Services Agreement") with Trump's Castle Associates ("TCA"), the partnership that owns and operates Trump's Castle, pursuant to which TC/GP has agreed to provide marketing, advertising and promotional and other similar and related services to Trump's Castle. Pursuant to the Trump's Castle Services Agreement, in respect of any matter or matters involving employees, contractors, entertainers, celebrities, vendors, patrons, marketing programs, promotions, special events, or otherwise, Trump will, and will cause his affiliates to the best of his ability and consistent with his fiduciary obligations to TCA, Trump Plaza and the Taj Mahal to, act fairly and in a commercially reasonable manner so that on an annual overall basis (x) neither Trump Plaza nor the Taj Mahal shall realize a competitive advantage over Trump's Castle, by reason of any activity, transaction or action engaged in by Trump or his affiliates and
(y) Trump's Castle shall not be discriminated against.

  Conflicts Relating to Common Officers. Nicholas L. Ribis, the Chief Executive Officer of THCR and Taj Associates, is also the Chief Executive Officer of TCA. Messrs. Robert M. Pickus and John P. Burke, officers of THCR, are each officers of TCA and Taj Associates. In addition, Messrs. Trump, Ribis, Pickus and Burke serve on one or more of the governing bodies of THCR, Taj Holding, TCA and their affiliated entities. As a result of Trump's interests in three competing Atlantic City casino hotels, the common chief executive officer and other common officers, a conflict of interest may be deemed to exist, including by reason of such persons' access to information and business opportunities possibly useful to any or all of such casino hotels. Furthermore, Trump has agreed that he will pursue, develop, control and conduct all new gaming activities through THCR. Although no specific procedures have been devised for resolving conflicts of interest confronting, or which may confront, Trump, such persons and all the casinos affiliated with Trump, Messrs. Trump, Ribis, Pickus and Burke have informed THCR and Taj Holding that they will not engage in any activity which they reasonably expect will harm THCR, Taj Holding or their respective affiliates or is otherwise inconsistent with their obligations as officers and directors of THCR, Taj Holding or their affiliates. See "Management of THCR-- Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump" and "Management of Taj Holding--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

INTERESTS OF CERTAIN MEMBERS OF THE BOARDS OF DIRECTORS OF THCR AND TAJ
HOLDING

  In considering the recommendation of the Board of Directors of THCR and the Board of Directors of Taj Holding with respect to the Merger Transaction and the Merger Agreement, respectively, certain members thereof have certain interests in the Merger Transaction in addition to those of stockholders generally. Trump is the Chairman of the Board of Directors of THCR and Taj Holding and currently is the beneficial owner of approximately 40% and 50% of THCR and Taj Associates, respectively. Furthermore, in connection with the Merger Transaction, certain debt obligations of Trump and of his affiliates will be satisfied, certain guarantees of indebtedness by Trump and certain of his affiliates will be released and Trump will be issued a warrant to purchase shares of THCR Common Stock. See "Summary--Related Merger Transactions," "Special Factors--Related Merger Transactions," "Special Factors--Interests of Certain Persons in the Merger Transaction" and "Business of Taj Holding-- Certain Indebtedness."

CONTROL AND INVOLVEMENT OF TRUMP

  Trump's Substantial Voting Power. Upon consummation of the Merger Transaction, through his beneficial ownership of THCR Class B Common Stock, Trump will continue to exercise considerable influence over the affairs of THCR and will control approximately 27% of the total voting power of THCR (assuming a price of $24.00 per share of THCR Common Stock as Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering). THCR believes that the involvement of Trump in the affairs of THCR is an important factor that will affect the prospects of THCR. Following the Merger Transaction, Trump will continue to pursue, develop, control and conduct all of his gaming business (except for Trump's Castle) through THCR. See "--Conflicts of Interest."

  Trump's Personal Indebtedness. Although Trump has no obligation to contribute funds to THCR or THCR Holdings and is not providing any personal guarantees in connection with the Merger Transaction, THCR management believes that Trump's financial condition and general business success together with the public's perception of such success may be relevant to the success of THCR due, in part, to the marquee value of the "Trump" name. The association of the "Trump" name with high quality amenities and first class service at THCR's properties could be diminished in the event that Trump experienced business reversals or the public perceived such reversals, and accordingly, the value of a holder's shares of THCR Common Stock could be adversely affected. Trump is engaged, through various enterprises, in a wide range of business activities. During 1989 through 1992, certain of Trump's businesses, including businesses for which Trump supplied personal guarantees, experienced financial difficulties that necessitated a comprehensive financial restructuring of certain of his properties and holdings, including Trump's interests in Trump Plaza, Trump's Castle and the Taj Mahal, and his personal indebtedness. See "Management of THCR" and "Management of Taj Holding." Since 1990, Trump has engaged in a series of transactions designed to reduce his personal indebtedness. However, Trump will continue to have a substantial amount of personal indebtedness following the Merger Transaction.

  Trump will have ongoing requirements to make payments of principal and interest on his outstanding indebtedness following the consummation of the Merger Transaction. In addition, the agreements with respect to Trump's indebtedness generally contain comprehensive covenants and events of default which relate to the operations of certain of his affiliates. If such covenants are breached or if events of default otherwise occur, either of which could occur at any time, such indebtedness could be subject to acceleration by the applicable lenders.

Any such acceleration could have a material adverse effect on Trump. Furthermore, a substantial portion of Trump's assets consist of real property or interests in regulated enterprises, which may affect the liquidity of such assets. Trump has advised THCR and Taj Holding that he is actively pursuing all reasonable means of providing for the repayment or rescheduling of such indebtedness. There can be no assurance that Trump will be successful in repaying or rescheduling his indebtedness or that his assets will appreciate sufficiently to provide a source of repayment for such indebtedness. Trump's ability to repay his indebtedness is subject to significant business, economic, regulatory and competitive uncertainties, many of which are beyond his control. Any failure by Trump to repay or reschedule his indebtedness or to otherwise maintain financial stability may have a material adverse effect on THCR. Moreover, if the CCC at any time finds Trump to be financially unstable under the New Jersey Casino Control Act (the "Casino Control Act"), the CCC is authorized to take any necessary public action to protect the public interest, including the suspension or revocation of the casino licenses of Plaza Associates and/or Taj Associates. Any jurisdiction in which THCR may seek to conduct gaming operations would likely have similar regulations. See "--Strict Regulation by Gaming Authorities" and "Regulatory Matters."

  Trump has informed THCR that certain of his current or proposed lenders, including an affiliate of DLJ, are expected to refinance certain of his personal indebtedness, which new indebtedness would have covenants and events of default similar in scope to those contained in his existing indebtedness. As security for some or all of the new indebtedness, it is anticipated that Trump will pledge, and cause TTMI to pledge, all of their interests in THCR and THCR Holdings. In the event that Trump is unable to pay such indebtedness when due, subject to applicable regulatory approval, such lenders will have the right to foreclose on the pledged THCR Class B Common Stock and the pledged limited partnership interests in THCR Holdings and cause such limited partnership interests to be converted into shares of THCR Common Stock and to have such shares registered for resale under the Securities Act. Such an event could have an adverse effect on the value of a holder's shares of THCR Common Stock. Trump is currently subject to certain loan agreements which contain covenants that relate to his equity interests in Taj Associates. In connection with the Merger Transaction, Trump is seeking to obtain from his personal creditors, among other things, releases of liens on his direct and indirect equity interests in Taj Associates, which releases are required to consummate the Merger Transaction. Bankers Trust, an affiliate of BT Securities Corporation ("BT Securities"), is a significant creditor of Trump and will be receiving a payment of $10 million in connection with the Merger Transaction in order to release certain liens and guarantees. BT Securities has rendered financial advisory services to THCR and Taj Holding in the past, acted as co-manager in the June 1995 Offerings, and is expected to serve as an underwriter of the Offerings. See "Special Factors--Related Merger Transactions" and "Business of Taj Holding--Certain Indebtedness."

  Change of Control. The THCR Certificate of Incorporation and THCR By-Laws contain provisions which may have the effect of delaying, deferring or preventing a change in control of THCR. In addition, the Senior Note Indenture contains, and the Mortgage Note Indenture will contain, provisions relating to certain changes of control of THCR, THCR Holdings and Trump AC. Upon the occurrence of such a change of control, the respective issuer would be obligated to make an offer to purchase all of the respective Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. There can be no assurance that funds necessary to effect such a purchase would be available if such an event were to occur. Because of the control of Trump as described above, the value of the THCR Common Stock may be less than it would otherwise be absent such control.

TRUMP PLAZA EXPANSION AND THE TAJ MAHAL EXPANSION

  Construction and Regulatory Approvals. The Trump Plaza Expansion is expected to be completed in the second quarter of 1996, and the Taj Mahal Expansion, the plans for which are subject to modification, is expected to be completed in phases from the first quarter of 1997 through early 1998. Construction projects, however, such as those contemplated by the Trump Plaza Expansion and the Taj Mahal Expansion, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems, geological problems, construction, demolition, excavation, zoning or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. There can be no assurance that Plaza Associates and Taj

Associates will receive the licenses and regulatory approvals necessary to undertake, in the case of the Taj Mahal Expansion, and to complete, in the case of each of the Trump World's Fair and the Taj Mahal Expansion, their respective expansion plans, or that such licenses and regulatory approvals will be obtained within the anticipated time frames.

  Trump World's Fair and the Taj Mahal Expansion will each require various licenses and regulatory approvals, including the approval of the CCC. Furthermore, the Casino Control Act requires that additional guest rooms be put in service within a specified time period after any such casino expansion. If Plaza Associates or Taj Associates completed any casino expansion and subsequently did not complete the requisite number of additional guest rooms within the specified time period, such party might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on THCR. In addition, in order to operate the additional casino space contemplated by the Taj Mahal Expansion, Taj Associates must obtain, among other regulatory approvals, the approval of the CCC and determinations by the CCC that the Taj Mahal's additional casino space, together with its current casino space, is a "single room" under the Casino Control Act and that the operation of this additional casino space by Taj Associates will not constitute undue economic concentration of Atlantic City casino operations. Taj Associates will file a petition with the CCC seeking such determinations. See "Regulatory Matters-- New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities" and "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump Plaza East. Plaza Associates has opened the casino and 249 hotel rooms at Trump Plaza East and intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction. If Plaza Associates were unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option and its leasehold interest therein is terminated, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the unaffiliated third party that owns Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $36.4 million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, THCR would be required to write off the capitalized construction costs associated with the project. See "Special Factors--Related Merger Transactions" and "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into a sublease (the "Time Warner Sublease") with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space at Trump Plaza East for a Warner Brothers Studio Store which opened in July 1994. Rent under the Time Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates' leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage (which will be extinguished by the exercise of the Trump Plaza East Purchase Option) and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time after July 1996 in the event that gross sales for the store do not meet certain threshold amounts or if at any time if Plaza Associates fails to operate a first class hotel on Trump Plaza East. No assurances can be made that Trump Plaza East will continually be operated as a first class hotel or that sales for the Warner Brothers Studio Store will exceed the threshold amounts. See "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump World's Fair. The ongoing renovation of Trump World's Fair is currently expected to be completed in the second quarter of 1996, although there can be no assurance that the project will be completed by such time. Upon the completion of such renovation, THCR intends to operate Trump World's Fair as a casino hotel. In order to operate the casino space in Trump World's Fair, Plaza Associates must obtain all necessary regulatory approvals, including approval of the CCC, which approval cannot be assured. Plaza Associates has applied for a separate casino license with respect to Trump World's Fair. The CCC was required to determine that the operation of the casino by Plaza Associates will not result in undue economic concentration in Atlantic City. On May 18, 1995, the CCC ruled that the operation of Trump World's Fair by Plaza Associates will not result in undue economic concentration. Although this determination is a required condition precedent to the CCC's ultimate issuance of a casino license for Trump World's Fair, and management believes that a casino license will ultimately be issued for Trump World's Fair, there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. See "Regulatory Matters--New Jersey Gaming Regulations--Casino Licensee" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities." Although construction at Trump World's Fair has commenced, if the costs of developing, constructing, equipping and opening Trump World's Fair exceed the proceeds allocated from the June 1995 Offerings for such expenditures, Plaza Associates may be forced to rely on alternative methods of financing, which may not be available and which could impair the competitive position of the Trump Plaza and reduce Plaza Associates' cash flow. See "-- High Leverage and Fixed Charges," "--Holding Company Structure; No Anticipation of Dividends," "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing" and "--Restrictions on Certain Activities."

  The Taj Mahal. It is expected that the Taj Mahal Expansion, the plans for which are subject to modification, will be principally funded out of cash from the operations of the Taj Mahal and Trump Plaza. The ability to complete such expansion is also expected to depend in part on the ability to obtain debt financing for such purpose. There can be no assurance that Taj Associates and Plaza Associates will be able to generate sufficient cash from operations or that financing could be obtained on terms satisfactory to THCR, if at all. In addition, any indebtedness to be incurred in connection with the Taj Mahal Expansion would be subject to the limitations set forth in the Senior Note Indenture and the Mortgage Note Indenture. See "--High Leverage and Fixed Charges," "--Holding Company Structure; No Anticipation of Dividends," "--Risk in Refinancing and Repayment of Indebtedness; Need for Additional Financing," "--Restrictions on Certain Activities" and "Business of Taj Holding--Business Strategy--The Taj Mahal Expansion."

THE INDIANA RIVERBOAT

  New Venture Risk. The Indiana Riverboat is a start-up development. Trump Indiana's operations are subject to all of the many risks inherent in the establishment of a new business enterprise, including unanticipated construction, permitting, licensing or operating problems with the riverboat and land-based, berthing and support facilities, as well as the ability of THCR to market and operate a new venture in a new gaming jurisdiction. Although construction of the vessel and land-based facilities has begun and is scheduled for opening in the second quarter of 1996, there can be no assurance that the Indiana Riverboat will become operational or that such project will be completed on budget or on schedule. Furthermore, construction projects, such as the Indiana Riverboat, entail significant risks. See "--Considerations with Respect to the Acquisition or Development of Additional Gaming Ventures."

  As with gaming laws and regulations generally, and particularly in light of the limited history of regulated gaming activities in Indiana, the application of Indiana gaming laws and IGC regulations may cause uncertainty with respect to the Indiana Riverboat and the restrictions under which Trump Indiana must operate. THCR cannot make any predictions as to the application of such gaming laws and regulations by the IGC.

  While THCR and its management have substantial experience in operating gaming properties in New Jersey, THCR has never been involved in constructing or operating riverboat casinos, and there is no operating history with respect to THCR's proposed operation at Buffington Harbor, Indiana. THCR's future operating results at Buffington Harbor will depend upon THCR's ability to complete and open gaming facilities on schedule and several other factors over which THCR will have little or no control, including, without limitation, general economic conditions, gaming taxes, the availability of ancillary facilities to support gaming visitors, competition, the availability of adequately trained gaming employees and the ability to obtain and maintain the necessary licenses and permits. There can be no assurance that THCR's operations will prove successful or that THCR will be able to generate sufficient revenues from such operations or attain and maintain profitable operations. In addition, THCR is unable to predict whether seasonality will have a material effect on the operations of the Indiana Riverboat.

  Trump Indiana and The Majestic Star Casino, LLC ("Barden"), an entity beneficially owned by Don H. Barden, a developer based in Detroit without significant gaming experience, are the two holders of certificates of suitability for Buffington Harbor. Trump Indiana and Barden formed BHR and have entered into an agreement (the "BHR Agreement") relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. Trump Indiana and Barden will each be equally responsible for the development and operating expenses of the common land-based facilities at such site and THCR will be dependent on the ability of Barden to pay for its share of all future expenses. There can be no assurance that THCR or Trump Indiana will be able to fund from operations or to finance on terms satisfactory to THCR or Trump Indiana any such required expenditures or, if available, such other indebtedness would be permitted under existing debt instruments of THCR. Furthermore, while Barden has made all required capital contributions to date, there can be no assurance that Barden will be able to fund its portion of such expenses in the future. Additionally, if either Trump Indiana or Barden causes, permits or suffers an event of default under the BHR Agreement to continue for more than 270 days, including the failure to make a capital contribution or to fulfill any other obligation thereunder within 30 days after written notice, the nondefaulting party will have the right to acquire the defaulting party's interest in BHR for a purchase price of $1 million.

  Environmental Risks. The Indiana Riverboat is located in an area on Lake Michigan known as Buffington Harbor. Buffington Harbor had been the site of industrial operations, which prior operations or activities have or may have resulted in pollution or contamination of the environment. As the owner and operator of the Indiana Riverboat, Trump Indiana and THCR could be held liable under certain legal theories for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from the site, regardless of whether either party knew of, or was responsible for, the presence of such substances or wastes at the site. Neither THCR nor Trump Indiana has a source of indemnity for any such liability. However, THCR believes, based on third-party engineering reports, that it has completed all remedial activities expected to be required.

  Maritime and Weather Considerations. Under the provisions of Title 46 of the United States Code, the design, construction and operation of the Indiana Riverboat are subject to regulation and approval by the U.S. Coast Guard. Prior to the commencement of operations, a Certificate of Inspection and a Certificate of Documentation must be obtained from the U.S. Coast Guard. As a condition of the issuance of a Certificate of Inspection, the U.S. Coast Guard may, among other things, require changes in the design or construction of the Indiana Riverboat that may materially increase the cost of construction and/or materially delay the completion of construction and the commencement of operations. All shipboard employees of Trump Indiana employed on U.S. Coast Guard regulated vessels, including those not involved with the actual operation of the vessel, such as dealers, cocktail hostesses and security personnel, may be subject to certain federal legislation relating to maritime activity, which, among other things, exempts those employees from state limits on workers' compensation awards. THCR expects that it will have adequate insurance to cover employee claims.

  The Indiana Riverboat is anticipated to be a cruising riverboat, which, among other things, would require a U.S. Coast Guard hull inspection at five-year intervals. Operating at Buffington Harbor will expose the Indiana Riverboat to marine hazards such as unpredictable currents, floods or other severe weather conditions and a heavy volume of maritime traffic. THCR anticipates that adequate maritime insurance coverage will be obtained for the Indiana Riverboat; however, the occurrence of a catastrophic loss in excess of coverage would have a material adverse effect on THCR. Trump Indiana's revenues will be derived from its riverboat and land-based facilities. A riverboat could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, or inspection. The loss of a vessel from service for an extended period of time could adversely affect Trump Indiana's operations. Business activity at any location could also be adversely affected by a flood or other severe weather conditions. Flooding in particular, as well as other severe weather conditions, could make THCR's vessel more difficult or impossible to board, or even result in a prolonged or total loss of a gaming vessel, either of which could have a material adverse effect on THCR. Although THCR expects to maintain insurance against casualty losses resulting from severe weather, the insurance coverage maintained may not adequately compensate THCR for losses, including loss of profits, resulting from severe weather.

COMPETITION

  Trump Plaza and the Taj Mahal. Competition in the Atlantic City casino hotel market is intense. Trump Plaza and the Taj Mahal compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle. See "--Conflicts of Interest." Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Taj Mahal and Trump Plaza, all of which compete for patrons. In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although neither THCR nor Taj Holding is aware of any current construction on such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management of THCR and Taj Holding believe that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either Trump Plaza or the Taj Mahal. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  Total Atlantic City gaming revenues have increased over the past four years, although at varying rates. Although all 12 Atlantic City casinos reported increases in gaming revenues in 1992 as compared to 1991, THCR and Taj Holding believe that this was due, in part, to the depressed industry conditions in 1991. In 1993, nine casinos experienced increased gaming revenues compared to 1992 (including the Taj Mahal), while three casinos (including Trump Plaza) experienced decreased revenues. In 1994, ten casinos experienced increased gaming revenues compared to 1993 (including the Taj Mahal), while two casinos (including Trump Plaza) experienced decreased revenues. During 1995, all 12 casinos experienced increased gaming revenues compared to 1994.

  In 1990, the Atlantic City casino industry experienced a significant increase in room capacity and in available casino floor space, including the rooms and floor space made available by the opening of the Taj Mahal. The effects of such expansion were to increase competition and to contribute to a decline in 1990 in gaming revenues per square foot of casino floor space. In 1990, the Atlantic City casino industry experienced a decline in gaming revenues per square foot of 5.0%, which trend continued in 1991, although at the reduced rate of 2.9%. In 1992, however, the Atlantic City casino industry experienced an increase of 6.9% in gaming revenues per square foot from 1991. Gaming revenues per square foot increased by 1.4% for 1993 (excluding poker and race simulcast rooms, which were introduced for the first time in such year), compared to 1992. In 1994, gaming revenues per square foot decreased 2.5% (or 4.5% including square footage devoted to poker, keno and race simulcasting). The 1994 decline was due, in part, to the increase in casino floor space in Atlantic City as a result of expansion of a number of casinos and to the severe weather conditions which affected the Northeast during the winter of 1994. Between April 30, 1993 and December 31, 1995, many operators in Atlantic City expanded their facilities in anticipation of and in connection with the June 1993 legalization of simulcasting and poker, increasing total gaming square footage by approximately 181,200 square feet (23.3%) of which, approximately 83,700 square feet, is currently devoted to poker, keno and race simulcasting. During this same period, 172 poker tables and 5,500 slot machines were added. See "Atlantic City Market."

  Trump Plaza and the Taj Mahal also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, Trump Plaza and the Taj Mahal face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, Trump Plaza and the Taj Mahal compete directly with each other and with Trump's Castle for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of each other, the effect may be that Trump Plaza or the Taj Mahal will operate to the competitive detriment of the other.

  The Indiana Riverboat. THCR anticipates that the Indiana Riverboat will compete primarily with riverboats and other casinos in the greater Chicago metropolitan area and throughout portions of the states of Indiana, Illinois, Michigan, Ohio and Wisconsin (the "Great Lakes Market"). Although northern Indiana is part of the greater Chicago metropolitan market, which is one of the most successful new gaming markets in the United States, the Indiana Riverboat may be more dependent on patrons from northern Indiana than its Illinois competitors, and the propensity of these patrons to wager cannot be predicted with any degree of certainty. In addition to competing with Barden's riverboat at the shared Buffington Harbor site, the Indiana Riverboat will compete with a riverboat in Hammond, Indiana, which is being developed by the owner and operator of the Empress Riverboat Casino in Joliet, Illinois, a riverboat in East Chicago, Indiana, which is being developed by Showboat, Inc. and with the riverboat expected to be licensed in the nearby community of Michigan City, Indiana. To a lesser degree, the Indiana Riverboat will compete with the six additional riverboats expected to be licensed in the rest of Indiana. At present there are four other riverboat casino operations in the Chicago area (three of which operate two riverboats each, with each operator limited to 1,200 gaming positions in the aggregate). In addition, a casino opened during 1994 in Windsor, Ontario, across the river from Detroit, and Detroit is considering several proposals for casinos in its downtown area. Although THCR believes that there is sufficient demand in the market to sustain the Indiana Riverboat, there can be no assurance to that effect. Legislation has also been introduced on numerous occasions in recent years to expand riverboat gaming in Illinois, including by authorizing new sites in the Chicago area with which the Indiana Riverboat would compete. THCR understands that there have been recent discussions in Illinois regarding possible legislation to permit dockside gaming and or increase the gaming position limitations. There can be no assurance that either Indiana or Illinois, or both, will not authorize additional gaming licenses, including for the Chicago metropolitan area. See "--The Indiana Riverboat."

  THCR believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based principally on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of THCR believes that the location of the Indiana Riverboat will allow THCR to compete effectively with other casinos in the geographic area surrounding its casino, THCR expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. Furthermore, new or expanded operations by other persons can be expected to increase competition for existing and future operations and could result in a saturation of the Great Lakes Market.

  Other Competition. In addition, Trump Plaza and the Taj Mahal face, and the Indiana Riverboat will face, competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to the Indian Gaming Regulatory Act ("IGRA"), which was passed by Congress in 1988, any state which permits casino style gaming (even if only for limited charity purposes) is required to negotiate gaming compacts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Trump Plaza, the Taj Mahal and the Indiana Riverboat. See "Competition."

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the State of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, gaming floor space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, in the past, proposals have been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. Legislation has also been introduced on numerous occasions in recent years to expand riverboat gaming in Illinois, including by authorizing new sites in the Chicago area with which the Indiana Riverboat would compete and by otherwise modifying existing regulations to decrease or eliminate certain restrictions such as gaming position limitations. To date, no such legislation has been enacted. THCR and Taj Holding are unable to predict whether any such legislation, in New Jersey, Indiana, Illinois or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on THCR.

RELIANCE ON KEY PERSONNEL

  The ability of THCR and Taj Associates to operate successfully is dependent, in part, upon the continued services of certain of its employees, including Nicholas L. Ribis, the President and Chief Executive Officer of THCR, the Chief Executive Officer of THCR Holdings and the Chief Executive Officer of Taj Associates. Mr. Ribis' employment agreements with THCR and THCR Holdings on the one hand and Taj Associates on the other will expire on June 7, 2000 and September 25, 1996, respectively (subject to earlier termination upon the occurrence of certain events). There can be no assurance that a suitable replacement for Mr. Ribis could be found in the event of a termination of his employment. A shortage of skilled management-level employees currently exists in the gaming industry which may make it difficult and expensive to attract and retain qualified employees. In addition, Mr. Ribis and certain other executives of THCR and Taj Holding currently allocate their time among THCR's and Taj Associates' various operations as well as certain other enterprises owned by Trump. Following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to the affairs of THCR and its subsidiaries. See "Management of THCR" and "Management of Taj Holding."

STRICT REGULATION BY GAMING AUTHORITIES

  General. Any jurisdiction in which THCR may seek to conduct gaming operations would likely require THCR to apply for and obtain licenses and regulatory approvals with respect to the construction, design and operational features of the gaming facilities it intends to operate in that jurisdiction. The obtaining of such licenses and approvals may be time consuming and expensive and cannot be assured.

  THCR believes that the availability of significant additional revenue through taxation is one of the primary reasons that Indiana and other jurisdictions have legalized gaming. THCR's current gaming operations are, and any future gaming operations are likely to be, subject to significant taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees would adversely affect THCR.

  Trump Plaza and the Taj Mahal. The ownership and operation of the gaming related businesses of Plaza Associates and Taj Associates are subject to strict state regulation under the Casino Control Act. Plaza Associates and Taj Associates and their various officers and other qualifiers have received the licenses, permits and authorizations required to operate Trump Plaza and the Taj Mahal, respectively. Failure to maintain or obtain the requisite casino licenses would have a material adverse effect on THCR and Taj Holding. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999 and renewed Plaza Associates' casino license through June 30, 1999 subject to revocation or suspension upon the occurrence of certain events. No assurance can be given as to the term for which the CCC will renew these licenses or as to what license conditions, if any, may be imposed by the CCC in connection with any future renewals. The Merger Transaction is subject to approval by the CCC. See "Regulatory Matters--New Jersey Gaming Regulations."

  The Casino Control Act imposes substantial restrictions on the ownership of securities of THCR and Taj Holding. A shareholder may be required to meet the qualification provisions of the Casino Control Act relating to financial sources and/or security holders. Each institutional investor (as defined in the Casino Control Act) seeking a waiver of qualification must execute a certification that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies (except for voting at shareholder meetings), which certification will be provided to the New Jersey Division of Gaming Enforcement and the CCC. Pursuant to the provisions of the Casino Control Act, the THCR Certificate of Incorporation provides that all securities of THCR are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC pursuant to the provisions of the Casino Control Act, such holder shall (a) dispose of his interest in THCR; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. See "Regulatory Matters--New Jersey Gaming Regulations."

  The Indiana Riverboat. In January 1996, the IGC extended Trump Indiana's certificate of suitability constituting approval of the application for a riverboat owner's license for a riverboat to be docked at Buffington Harbor, on Lake Michigan in Indiana. The certificate of suitability is valid until June 28, 1996, and may be further extended upon written application to and approval of the IGC. A riverboat owner's license will only be issued upon satisfaction of the conditions of the certificate of suitability and the requirements of the gaming laws, which include completion of the Indiana Riverboat's vessel, acquisition of necessary permits or approvals from federal, state and local authorities and readiness to commence operations. Pursuant to the terms of the certificate of suitability, Trump Indiana must comply with certain other requirements imposed by the IGC, including a requirement that Trump Indiana invest an aggregate of $153 million in the Indiana Riverboat and certain related projects and certain economic development projects and pay certain incentive fees based on percentages of gaming revenues and earnings to the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions as may be required by the IGC may result in the expiration of the certificate of suitability. There can be no assurance that THCR and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, that it will be further extended if operations do not commence by June 28, 1996 or that a riverboat owner's license for the Indiana Riverboat will ultimately be granted. Further, the IGC may place restrictions, conditions or requirements on the permanent riverboat owner's license. If granted, such license would be for an initial term of five years and renewable annually thereafter, subject to revocation or suspension. With respect to certain land-based, berthing and support facilities as currently planned, Trump Indiana is also dependent on the ability of Barden to obtain the requisite licenses and fund its portion of joint development and operating costs under the BHR Agreement.

  In October 1994, the U.S. Attorney General's Office in Indiana notified the IGC that a federal law passed in 1951, commonly known as the Johnson Act, prohibits gaming vessels from cruising within federal maritime jurisdiction and prohibits gaming on such vessels. The Department of Justice has expressed concern that the Johnson Act may prohibit gaming on vessels on the Great Lakes because it has contended that the Great Lakes are within federal maritime jurisdiction. The Department of Justice is still considering the issue, however, and has not reached a definitive conclusion. Currently, Congress has legislation pending that contains a related amendment to the Johnson Act. The Coast Guard Authorization bill, which contains a provision that would amend the Johnson Act specifically to allow gaming on vessels in the Indiana waters of Lake Michigan, was passed by the House of Representatives. The Senate-passed version of the Coast Guard Authorization bill does not contain a similar provision. Because the House of Representatives and the Senate passed different versions of the Coast Guard Authorization bill, a conference committee composed of House and Senate members is expected to be formed later in the Second Session of the 104th Congress (1996) to resolve differences in these versions. The Johnson Act also contains an exception to certain, but not all, of such prohibitions if a state adopts a law that permits gaming vessels to depart and return to ports within its jurisdiction and engage in gaming outside federal maritime jurisdiction. The Indiana General Assembly has taken certain actions with respect to gaming on vessels and the IGC has determined that Indiana law now allows gaming on vessels while the vessels are docked under certain conditions even if cruising would result in a violation of federal law. Notwithstanding the IGC's determination, there can be no assurance that commencement of gaming operations by Trump Indiana when the riverboat is cruising would not be challenged as a violation of the Johnson Act or when the riverboat is docked would not be challenged as a violation of Indiana law or federal law. See "Regulatory Matters--Indiana Gaming Regulations--Excursions."

  Pursuant to IGC proposed rules, any person acquiring 5% or more of THCR Common Stock (or for certain institutional investors, 15%) must be found suitable by the IGC. The IGC has the authority to require a finding of suitability with respect to any stockholder regardless of the percentage of ownership. In this regard, the THCR Certificate of Incorporation provides that THCR may redeem any shares of THCR's capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license held by THCR. Such redemption shall be at the lesser of the price at which the stock was purchased or the market price (as defined in the THCR Certificate of Incorporation). See "Regulatory Matters--Indiana Gaming Regulations--Indiana Gaming Commission."

CONSIDERATIONS WITH RESPECT TO THE ACQUISITION OR DEVELOPMENT OF ADDITIONAL GAMING VENTURES

  THCR's growth strategy includes the selective acquisition, development, ownership and/or management of dockside, riverboat and/or land-based casinos in emerging and established gaming jurisdictions. THCR's plans for development and acquisition of gaming ventures in addition to Trump Plaza, the Indiana Riverboat and the Taj Mahal are speculative at this time, as THCR has no present plans to acquire or develop any other specific gaming venture. The availability of new gaming opportunities is largely dependent on the legality of gaming in various states, and gaming is currently prohibited throughout most of the United States. Moreover, the recent expansion of the legalization of gaming may not continue, and furthermore, the potential exists for the repeal of gaming in certain jurisdictions where it is currently permitted. Legislation relating to gaming has been introduced and failed to pass in the legislatures in a number of states, including Connecticut and Florida, and furthermore, the potential exists for the repeal of gaming in certain jurisdictions where it is currently permitted. For these and other reasons, no assurance can be given that attractive opportunities to develop new operations will be available to THCR or that THCR will be able to take advantage of any opportunity that does arise.

  To engage in multiple projects or larger scale development activities, THCR will need to obtain financing from third parties and may require additional managerial resources. There can be no assurance that additional financing or managerial talent will be available or, if available, that it would be on terms satisfactory to THCR. Incurrence of such indebtedness would also be subject to restrictions under debt instruments of THCR. See "--High Leverage and Fixed Charges" and "--Restrictions on Certain Activities." In addition, THCR would need to obtain additional sites and licenses to operate such gaming facilities and competition for suitable sites and for licenses is usually intense. No assurance can be given that THCR will be able to obtain desirable sites or necessary licenses or successfully overcome the regulatory, financial, business and other problems inherent in the construction and operation of any new gaming venture.

  Construction projects, such as those proposed in connection with the development of new gaming ventures, including those currently proposed by Plaza Associates, Trump Indiana and Taj Associates, entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods, unanticipated cost increases, the inability to commence operations as scheduled and other problems. The number and scope of the licenses and approvals required to complete the construction of any project, such as a hotel and other destination resort facilities, are extensive, including, without limitation, the approval of state and local land-use authorities and the acquisition of building and zoning permits. Unexpected concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay scheduled openings of facilities. There can be no assurance that THCR will receive the licenses and approvals necessary to undertake or complete any of its development plans, or that such licenses and approvals will be obtained within the anticipated time frame.

LIMITATIONS ON LICENSE OF THE TRUMP NAME

  Subject to certain restrictions, THCR has the exclusive right (except with respect to the Taj Mahal (during the period prior to the consummation of the Merger Transaction) and Trump's Castle) to use the "Trump" name and likeness in connection with gaming and related activities pursuant to a trademark license agreement between Trump and THCR (the "License Agreement"). See "Business of THCR--Trademark/Licensing." THCR's rights under the License Agreement are secured by a security interest in the names "Trump," "Donald Trump" and "Donald J. Trump" (including variations thereon, the "Trump Names") and related intellectual property rights (collectively, the "Marks") for use in connection with casino services, pursuant to a security agreement (the "Trademark Security Agreement"). If there were a default under the License Agreement or the Trademark Security Agreement, THCR would have rights, subject to the requirements of applicable state law, to enforce the rights and remedies contained in the Trademark Security Agreement. In the event of a foreclosure sale of the Marks, the net amount realized in such sale by THCR might not yield the full amount of damages that THCR could sustain as a result of the default. In addition, the existence of rights of others to the use of the Trump Names, including pursuant to the existing security interests with respect to trademarks associated with Trump's Castle as well as to any other security interests in trademarks for non-gaming hotels, could adversely affect the ability of THCR to realize the benefits of the Trademark Security Agreement. THCR's right to repossess and dispose of the Marks upon a breach of the License Agreement may be significantly impaired if the owner of the Marks were to become the subject of a case under the United States Bankruptcy Code (the "Bankruptcy Code") prior to THCR's having repossessed and disposed of the Marks. Under the Bankruptcy Code, secured creditors, such as THCR, are automatically stayed from repossessing or disposing of their collateral without bankruptcy court approval. Moreover, the Bankruptcy Code permits a defaulting debtor to retain and continue to use the collateral if the secured creditor is given "adequate protection" of its interest in the collateral. Such adequate protection under the Bankruptcy Code may take various forms, including the granting of a replacement lien or other relief that will enable the secured creditor to realize the "indubitable equivalent" of its interest in the collateral. Accordingly, it is impossible to predict whether or when THCR would repossess or dispose of the Marks, or whether or to what extent THCR would then be compensated for any delay in payment or loss of value of the Marks through the requirement of "adequate protection" if the owner of the Marks were to become the subject of a bankruptcy or reorganization case. Furthermore, the License Agreement could be rejected in connection with a bankruptcy of the licensor if, in the business judgment of a trustee or the licensor, as debtor-in-possession, rejection of the contract would benefit the licensor's estate. In the event of such rejection, THCR could assert a claim for damages, secured by THCR's lien on the Marks.

FRAUDULENT TRANSFER CONSIDERATIONS

  The obligations of Trump AC under the Mortgage Notes, which will be issued as part of the Merger Transaction, may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of Trump AC. Under those laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of Trump AC, such as a trustee in bankruptcy, or Trump AC as debtor in possession, were to find that at the time Trump AC incurred its obligations under the Mortgage Notes, it (a) did so with actual intent to hinder, delay or defraud its creditors, or (b) did not receive reasonably equivalent value or fair consideration therefor, and either (i) was insolvent, (ii) was rendered insolvent, (iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid AC's obligations under the Mortgage Notes and direct the return of any amounts paid thereunder to Trump AC or to a fund for the benefit of its creditors.

  Similarly, the obligations of Taj Associates, Plaza Associates or any other guarantor (each, a "Guarantor") under its guarantee of the Mortgage Notes, as well as the security interest granted by such Guarantor in its assets to secure the Mortgage Notes and such guarantee, may be subject to review under such laws in the event of the bankruptcy or other financial difficulty of such Guarantor. In that event, if a court were to find that at the time such Guarantor incurred such obligations or granted such security interest the factors set forth in either clause (a) or (b) in the foregoing paragraph applied to such Guarantor, such court could avoid such Guarantor's obligations under its guarantee, as well as the security interests securing such guarantee, and direct the return of any amounts paid under such guarantee to such Guarantor or to a fund for the benefit of its creditors.

  Among other things, a court might conclude that a Guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent that the economic benefits realized by it in the Merger Transaction (including the payment of its outstanding obligations) were less than the aggregate amount of its liability under its guarantee.

  In the event a fraudulent transfer were found to have occurred under the circumstances described above, an unpaid creditor or representative of creditors of Trump AC, such as a trustee in bankruptcy, or Trump AC as debtor in possession, would not have recourse against stockholders of THCR.

  If a court were to conclude that Trump AC received less than reasonably equivalent value from selling stockholders of Taj Holding, and, as a consequence thereof, Trump AC: (i) was insolvent, (ii) was rendered insolvent,
(iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, Trump AC, as debtor in possession, or another representative of its estate (such as a bankruptcy trustee) could, among other things, seek to recover the amounts paid to such selling stockholders to the extent such amounts exceed the fair market value of the assets transferred.

  The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

LIMITATIONS INHERENT IN FAIRNESS OPINIONS

  The fairness opinion of DLJ dated January 31, 1996 included as Annex B and the summary thereof included in this Proxy-Statement Prospectus describes the limitations on scope, factors considered and basis for the conclusions reached. Pursuant to the terms of an engagement letter, as amended, THCR has agreed to pay DLJ a fee of $1,500,000 for rendering its fairness opinion. In addition, THCR has agreed to pay DLJ $6,000,000 upon consummation of the Merger and DLJ will receive substantial underwriting fees in connection with the Offerings. THCR has also agreed to reimburse DLJ for its out-of-pocket expenses (including the reasonable fees and expenses of DLJ's counsel) incurred in connection with its engagement (exclusive of expenses incurred in connection with the Offerings), and to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. See "Special Factors--Opinions of the Financial Advisors." DLJ was not asked to, and did not, express any opinion as to whether another transaction with Taj Holding and its affiliates could be obtained on more favorable terms to THCR than the Merger Transaction. The limitations contained in the fairness opinion should be considered carefully and stockholders should note that the fairness opinion does not constitute a recommendation on how stockholders should vote on the proposals submitted at the THCR Special Meeting or Taj Holding Special Meeting. Developments after January 31, 1996 may affect DLJ's fairness opinion.

  The fairness opinion of Rothschild dated January 31, 1996 included as Annex C and the summary thereof included in this Proxy Statement-Prospectus describes the limitations on scope, factors considered and basis for the conclusions reached. In exchange for rendering its fairness opinion and evaluating the financial aspects of the Merger Transaction, Rothschild received a fee from Taj Holding of $300,000 and will be reimbursed for its reasonable out-of-pocket expenses and indemnified against certain liabilities, including liabilities arising under the federal securities laws. See "Special Factors--Opinions of the Financial Advisors." Rothschild was not asked to, and did not, express any opinion as to whether another transaction with THCR or its affiliates or any other entity could be obtained on more favorable terms to the holders of Taj Holding Class A Common Stock than the Merger Transaction. The limitations contained in the fairness opinion should be considered carefully and stockholders should note that the fairness opinion does not constitute a recommendation on how stockholders should vote on the proposals submitted at the THCR Special Meeting or the Taj Holding Special Meeting. Rothschild was not asked to, and did not, express any opinion as to whether the terms of the Merger are fair to the holders of Taj Holding Class B Common Stock or the holder (Trump) of the Taj Holding Class C Common Stock. Developments after January 31, 1996 may affect Rothschild's fairness opinion. See "Special Factors--Background of the Merger Transaction."

SHARES ELIGIBLE FOR FUTURE SALE

  Immediately following completion of the Merger Transaction there will be 23,066,667 shares of THCR Common Stock outstanding (assuming all of the holders of Taj Holding elect Cash Consideration and a Market Value of $24.00 per share in connection with the Merger and as the public offering price in the THCR Stock Offering) (24,941,667 shares if the underwriters' over-allotment option is exercised in full), but excluding (i) 8,354,167 shares of THCR Common Stock (subject to certain adjustments) issuable upon conversion of Trump's and TTMI's limited partnership interests in THCR Holdings, (ii) the 66,666 shares of THCR Common Stock underlying phantom stock units issued to THCR's Chief Executive Officer, (iii) 133,333 shares of THCR Common Stock issuable upon exercise of options granted to THCR's Chief Executive Officer pursuant to the 1995 Stock Plan (as defined), (iv) an additional 733,334 shares of THCR Common Stock reserved for issuance pursuant to the 1995 Stock Plan, (v) 1.8 million shares of THCR Common Stock reserved for issuance in connection with the warrant to be issued to Trump and (vi) THCR Class B Common Stock, which shares are not entitled to dividends or distributions and represent Trump's, and will represent TTMI's, voting interest and become nonvoting to the extent of a conversion of their interest in THCR Holdings. Of the shares of THCR Common Stock to be outstanding following the consummation of the Merger Transaction, the shares to be sold in the THCR Stock Offering and issued to First Fidelity, as well as the shares of THCR Common Stock issued in the June 1995 Stock Offering, will be freely tradeable without restriction or future registration under the Securities Act, unless acquired by an "affiliate" (as defined in the Securities Act) of THCR, which shares will be subject to resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 66,667 shares outstanding upon completion of the THCR Stock Offering will not have been registered under the Securities Act and are restricted securities within the meaning of Rule 144 ("Restricted Shares"), except that such shares and the shares of THCR Common Stock issuable upon conversion of Trump's and TTMI's limited partnership interests in THCR Holdings, will have certain registration rights. See "Description of the THCR Holdings Partnership Agreement--Exchange and Registration Rights." Restricted Shares cannot be sold publicly in the absence of such registration, unless sold pursuant to an exemption under the Securities Act, such as the exemption provided by Rule 144. It is expected that THCR and certain stockholders will agree not to issue, sell or otherwise dispose of shares of, or securities convertible into or exercisable or exchangeable for, THCR Common Stock for a period of time after the date of the THCR Stock Offering without the prior written consent of DLJ as the lead underwriter of the THCR Stock Offering. Upon expiration of the applicable lock-up period, the shares subject and covered thereby will be eligible for sale subject to the restrictions contained in the Securities Act and the rules and regulations promulgated thereunder, including Rule 144. Sales of substantial amounts of THCR Common Stock in the public market subsequent to the Merger Transaction, or the perception that such sales could occur, could adversely affect the prevailing market price of the THCR Common Stock and could impair THCR's ability to raise capital through the sale of equity securities.

DILUTION TO THE HOLDERS OF THCR COMMON STOCK AS A RESULT OF THE MERGER
TRANSACTION

  In connection with the Merger Transaction, THCR may issue up to 1,687,500 shares of THCR Common Stock to holders of Taj Holding Class A Common Stock in the Merger (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering), 500,000 shares to First Fidelity in connection with the satisfaction of the First Fidelity Loan and related purchase of the Specified Parcels, a warrant to Trump to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 shares of which may be purchased on or prior to the fourth anniversary of the issuance of the warrant at $35.00 per share, and (iii) 600,000 shares of which may be purchased on or prior to the fifth anniversary of the issuance of the warrant at $40.00 per share, and up to 12,500,000 shares of THCR Common Stock pursuant to the THCR Stock Offering. As a result of the issuance of securities in connection with the Merger Transaction, the existing THCR Common Stock holders' beneficial equity and voting interest in THCR will be diluted from approximately 60% to approximately 32%, and Trump's beneficial equity and voting interest in THCR will be diluted from approximately 40% to approximately 27% (assuming 12,500,000 shares of THCR Common Stock issued in the THCR Stock Offering, no exercise of the underwriters' over-allotment option, holders of Taj Holding Class A Common Stock elect only Cash Consideration in the Merger and no exercise of the warrant to be issued to Trump).

TRADING MARKETS; POTENTIAL VOLATILITY OF MARKET PRICE

  The THCR Common Stock began trading in June 1995, and since that time its price has fluctuated substantially. The price at which the THCR Common Stock will trade in the future will depend upon a number of factors, including, without limitation, THCR's historical and anticipated operating results (including the timing of the openings related to the various expansion projects), overall Atlantic City gaming results and general market and economic conditions, several of which factors are beyond the control of THCR. In addition, factors such as quarterly fluctuations in THCR's financial and operating results, announcements by THCR or others, and developments affecting THCR, its customers, the Atlantic City or Great Lakes Market or the gaming industry generally, could cause the market price of the THCR Common Stock to fluctuate substantially. See "Market Price and Dividend Data--THCR."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER TRANSACTION

  From August 1993 through June 1994, representatives of Trump and Taj Associates negotiated with representatives of Putnam Investment Management, Inc. ("Putnam"), acting for certain affiliated funds which at the time beneficially owned a substantial amount of Units and Taj Holding Class A Common Stock, Prudential Securities Inc. ("Prudential"), and certain other substantial holders of Units and Taj Holding Class A Common Stock to explore the feasibility of a recapitalization of Taj Associates under which substantially all of the indebtedness of Taj Associates and its affiliated entities would be exchanged or refinanced and Trump would acquire all the equity interests in Taj Holding not then owned by him.

  These negotiations resulted on March 8, 1994 in the execution by Trump, Taj Associates, Taj Funding and Taj Holding of a letter with Putnam (the "March 8 Letter") which set forth the parties' understanding of the discussions that had taken place regarding the recapitalization proposal and which indicated that those terms were generally satisfactory. The March 8 Letter provided for a restructuring transaction that would have included (i) an exchange offer with the holders of the Taj Bonds (the "Taj Bondholders") for an equivalent principal amount of new bonds with an interest rate of 11 7/8% (with an adjustment downwards if certain parent company financing were repaid), a cash payment of $7.5 million to exchanging Taj Bondholders and an additional $15 million principal amount of new bonds to be issued to exchanging Taj Bondholders, (ii) an acquisition by Trump of all the Taj Holding Class A Common Stock for a cash price of $29.50 per share, (iii) the repayment of the First Fidelity Loan, the NatWest Loan and the TTMI Note and (iv) an equity financing that would raise between $115 and $125 million of proceeds which, together with approximately $35 million of cash on hand, would be used to fund the cash requirements for the transaction. Pursuant to the March 8 Letter, the exchange offer would have required that a minimum of 90% of the principal amount of Taj Bonds be tendered for exchange and that the maturity date for the new bonds be set at ten years.

  On March 22, 1994, at a meeting of the Board of Directors of Taj Holding at which Jefferies & Company, Inc. ("Jefferies"), Taj Holding's financial advisor at the time, and Andrews & Kurth L.L.P., special counsel to the Class B Directors of Taj Holding (the "Special Counsel") were present, representatives of Trump discussed with the Board of Directors of Taj Holding the background and terms of the proposed recapitalization as provided in the March 8 Letter. Jefferies also indicated its preliminary view that the merger consideration was fair, from a financial point of view, to the holders of Taj Holding Class A Common Stock. On March 26, 1994, Jefferies delivered a preliminary copy of its report.

  The Board of Directors of Taj Holding then met (with Jefferies present telephonically) on March 28, 1994 to discuss the proposed recapitalization and Jefferies' report thereon and requested certain additional analyses from Jefferies, which were provided on March 29, 1994. On March 30, 1994, the Class B Directors separately discussed the financial advisor's report (including such additional analyses) with representatives of Jefferies and, later that day, the entire Board of Directors of Taj Holding met telephonically to discuss the proposed recapitalization and the financial advisor's report. At the conclusion of such meeting, the Board of Directors of Taj Holding voted unanimously to approve and recommend the proposed 1994 recapitalization.

  During the summer of 1994, the parties determined not to proceed with the proposed 1994 recapitalization, as Trump had been informed by several Taj Bondholders, who held in excess of 15% of the outstanding principal amount of the Taj Bonds, that they were not interested in pursuing the recapitalization on the proposed terms. Thus, the parties believed that they would not be able to achieve the 90% condition of the exchange offer.

  On January 24, 1995, representatives of Taj Associates contacted the Special Counsel to the Class B Directors of Taj Holding to indicate that they wished to schedule a meeting of the Board of Directors of Taj Holding for the purpose of discussing a proposal for a recapitalization of Taj Associates and its affiliated entities in early February. On February 2, 1995, a meeting of the Board of Directors of Taj Holding was held to discuss the proposed recapitalization of Taj Associates and its affiliated entities, which would include the contribution by Trump of Trump Indiana. The Board of Directors of Taj Holding was presented with a proposed plan of recapitalization (the "February 2 Proposal") in which (i) each $1,000 principal amount of Taj Bonds would be exchanged for $750 principal amount of new Taj Funding mortgage notes and twenty shares of common stock of TTMI, (ii) all shares of Taj Holding Class B Common Stock associated with the exchanged Taj Bonds would be redeemed at the required redemption price of $.50 per share, (iii) in a merger transaction, each share of Taj Holding Class A Common Stock (other than shares as to which appraisal rights are perfected) would be converted into and represent the right to receive four shares of common stock of TTMI, and each share of Taj Holding Class B Common Stock (other than shares associated with any Taj Bonds exchanged in the exchange offer and any shares as to which appraisal rights are perfected) would be converted into and represent the right to receive $.50 in cash, (iv) Trump Indiana would become a wholly owned subsidiary of TTMI and would guarantee new mortgage notes and (v) the NatWest Loan and the Taj Associates-First Fidelity Guarantee (as defined) would be exchanged for new mortgage notes and new common stock on the same basis as the Taj Bonds.

  Without passing on the merits of the February 2 Proposal, the Board of Directors of Taj Holding authorized the officers of Taj Holding to begin the preparation of documentation relating to the February 2 Proposal, asked Rothschild and BT Securities to provide certain additional information in connection with the February 2 Proposal prior to the regularly scheduled board meeting on February 9, 1995, and agreed to consider the retention of Rothschild and BT Securities at such Board of Directors meeting. On February 9, 1995, the Board of Directors of Taj Holding held a meeting and approved the retention of Rothschild and BT Securities to serve as financial advisors in connection with a recapitalization plan based on the February 2 Proposal. On February 13, 1995, Taj Holding, Taj Funding, Taj Associates, TTMI and TTMC entered into an agreement with BT Securities and Rothschild, pursuant to which BT Securities and Rothschild were retained as financial advisors in connection with such recapitalization plan. Upon execution of the agreement, BT Securities and Rothschild were paid $240,000 and $160,000, respectively. This agreement with Rothschild and BT Securities was subsequently terminated. Trump subsequently informed Taj Holding during the week of March 7, 1995 that he had determined not to contribute Trump Indiana in connection with the transaction contemplated by the February 2 Proposal, but instead to include the contribution of Trump Indiana as part of a proposed recapitalization involving Trump Plaza (which was accomplished in connection with the June 1995 Offerings).

  On April 3, 1995, a meeting of the Board of Directors of Taj Holding was held to discuss a proposed recapitalization of Taj Associates and its affiliated entities which would not involve Trump Indiana. Rothschild and BT Securities presented to the directors a proposed plan of recapitalization (the "April 3 Proposal") in which (i) each $1,000 principal amount of Taj Bonds would be exchanged for (a) $750 principal amount of new Taj Funding mortgage notes and (b) twenty shares of new common stock of TTMI, (ii) all shares of Taj Holding Class B Common Stock associated with the Taj Bonds would be redeemed at the required redemption price of $.50 per share, (iii) in a merger transaction, each share of Taj Holding Class A Common Stock (other than shares as to which appraisal rights are perfected) would receive $12 in cash and each share of Taj Holding Class B Common Stock (other than shares associated with any Taj Bonds exchanged in the exchange offer and any shares as to which appraisal rights are perfected) would be converted into and represent the right to receive $.50 in cash, (iv) the NatWest Loan and the TTMI Note would be exchanged for new mortgage notes and new common stock on the same basis as the Taj Bonds and (v) Taj Associates would purchase the Taj Entertainment Complex, the Steel Pier and a warehouse complex from Realty Corp. and the associated Taj Associates-First Fidelity Guarantee would be released in exchange for $22.5 million principal amount of new mortgage notes and 600,000 shares of new common stock.

  The Board of Directors of Taj Holding was not asked to take and took no further action with respect to the April 3 Proposal. At the July 13, 1995 meeting of the Board of Directors of Taj Holding, the Board invited Rothschild, BT Securities and DLJ to discuss generally the desirability of refinancing Taj Associates' indebtedness.

  During the summer of 1995, members of management of Taj Holding approached certain holders of Taj Holding Class A Common Stock about a potential recapitalization transaction of Taj Associates, which could involve a merger of the Taj Mahal with THCR. These holders indicated their general support for such a transaction. At the September 27, 1995 meeting of the Board of Directors of Taj Holding, at which DLJ, BT

Securities and Rothschild were present, the Board discussed a proposal (the "September 27 Proposal") which provided for a merger of Taj Holding with a subsidiary of THCR with Taj Holding becoming a subsidiary of THCR, the payment to the holders of Taj Holding Class A Common Stock (at such holders' option) of $30.00 in cash or $30.00 in THCR Common Stock in the event shares of THCR Common Stock are made available by THCR, the redemption of the Taj Bonds and redemption of the Taj Holding Class B Common Stock, the contribution by Trump of his interests in Taj Associates, the elimination of the First Fidelity Loan, TTMI Note and NatWest Loan and the issuance of approximately $750 million of new mortgage notes by Taj Funding with a longer maturity and greater covenant flexibility than the Taj Bonds.

  At the September 27 meeting, the Board of Directors of Taj Holding approved the execution of the Class A Agreement with certain holders of Taj Holding Class A Common Stock pursuant to which such holders would agree to vote in favor of the proposed merger. The Class A Agreement was entered into on October 6, 1995 by Taj Associates, Taj Funding and Taj Holding and Putnam, Prudential, Hamilton Partners, L.P., Grace Brothers, Ltd., SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI Ltd., the holders of approximately 52% of the Taj Holding Class A Common Stock. These holders also agreed not to dispose of their shares of Class A Common Stock except pursuant to such recapitalization, other than through sales to third parties who agree to be bound by the Class A Agreement. Taj Associates, Taj Funding and Taj Holding paid $701,840 to these holders of Taj Holding Class A Common Stock and agreed to pay them an additional $701,840 if the proposed recapitalization does not occur prior to March 15, 1996. The Class A Agreement expires on April 30, 1996. Neither Trump nor THCR is a party to the Class A Agreement. In connection with the approval of the Class A Agreement by the Board of Directors of Taj Holding, Trump agreed to reimburse the appropriate entity for any and all fees paid to holders of Taj Holding Class A Common Stock pursuant to the Class A Agreement in the event that Trump voted his shares in THCR against, or, if the Board of Directors of THCR was requested to vote, and Trump (as a director) voted against, or if such Board was not requested to vote on, the transaction outlined in the September 27 Proposal.

  At a meeting of the Board of Directors of THCR held on October 3, 1995, representatives of management of THCR and Willkie Farr & Gallagher ("Willkie Farr"), counsel to THCR in connection with the Merger Transaction, which firm has historically (but not in connection with the negotiation of the Merger Agreement and certain other matters related to the Merger Transaction) served as counsel to Taj Associates and its affiliates, discussed with the Board of Directors the transactions outlined in the September 27 Proposal and the Class A Agreement.

  In early October 1995, Special Counsel was retained to represent Taj Holding in connection with the negotiation of the Merger Agreement, in addition to representing the Class B Directors generally.

  On November 6, 1995, representatives of Special Counsel met with representatives of THCR and Willkie Farr to discuss the timing and mechanics of effecting the proposed transaction referred to in the September 27 Proposal. Thereafter, representatives of THCR, Taj Holding, Willkie Farr and Special Counsel commenced preparation of this Proxy Statement-Prospectus and other documents related to the transactions outlined in the September 27 Proposal (the "Initial Transaction"), including the Merger Agreement. During November and December 1995, and January and February 1996, DLJ, BT Securities, Rothschild and counsel to DLJ participated in sessions where drafts of this Proxy Statement-Prospectus and drafts of the Merger Agreement were discussed.

  On December 4, 1995, following receipt of a draft of the Proxy Statement-Prospectus, the Class B Directors met telephonically with Special Counsel. Special Counsel reviewed with the Class B Directors the proposed terms of the Initial Transaction as described in such draft and updated the Class B Directors on the status of discussions with representatives of THCR. The Class B Directors then discussed the retention of a financial advisor, and determined that, given Rothschild's knowledge of Taj Holding and Taj Associates, its prior retention with respect to the February 2 Proposal and its expertise in such matters, it would be appropriate for Rothschild to be retained by Taj Holding to serve as financial advisor in connection with the Merger and to render a fairness opinion. Special Counsel discussed with the Class B Directors certain changes in the Merger Agreement which Special Counsel recommended, including a separate class vote of the holders of the Taj Holding Class A

Common Stock to approve the Merger, although such vote was not specifically required by the Taj Holding Certificate of Incorporation. Subsequently, Rothschild entered into a retention agreement with Taj Holding.

  On December 8, 1995, Special Counsel met telephonically with Ropes & Gray, counsel to the holders of Taj Holding Class A Common Stock who are parties to the Class A Agreement. Such counsel confirmed that the Class A Agreement was reached through arms-length negotiations and accurately represents the desires of the parties thereto.

  At a meeting of the Board of Directors of THCR held on December 11, 1995, representatives of THCR, Willkie Farr, DLJ and BT Securities discussed with the Board of Directors of THCR the Initial Transaction as described in the draft of the Proxy Statement-Prospectus previously distributed to the Board of Directors of THCR, including the contribution by Trump to THCR of his direct and indirect equity interests in Taj Associates. Willkie Farr updated the Board of Directors of THCR on the status of discussions with Special Counsel to the Class B Directors of Taj Holding. The Board of Directors of THCR also reviewed the approval process and the timing of the proposed Initial Transaction. The Board of Directors of THCR determined that as a result of the affiliated nature of the proposed transaction, the THCR Special Committee and the Board of Directors of THCR each would separately review, analyze and vote on the proposed Initial Transaction, and that an investment banking firm be retained to render an opinion to the THCR Special Committee as to the fairness of the consideration to be paid by THCR in the proposed Initial Transaction. Following a presentation of the proposed Initial Transaction by DLJ, the Board of Directors of THCR discussed (without Trump being present) the potential benefits to THCR in connection with the proposed transaction.

  On December 14, 1995, Special Counsel met telephonically with representatives of Rothschild to discuss the timing for a written report and the analyses to be used in the preparation of such report. Later that same day, the Class B Directors again met telephonically with Special Counsel. Special Counsel updated the Class B Directors on the status of the transaction, including certain proposed changes thereto, and the status of negotiations concerning various requested modifications to the Merger Agreement. Special Counsel also reported to the Class B Directors regarding the conversation with the counsel to the holders of Taj Holding Class A Common Stock and the discussion with Rothschild.

  On December 18, 1995, the Board of Directors of THCR (other than Trump), Willkie Farr and management of THCR met telephonically to discuss the status of the proposed Initial Transaction, the approval process to be employed, as well as an update on negotiations with Taj Holding. The Board of Directors of THCR discussed the retention of DLJ as financial advisor to THCR to, among other things, render an opinion to the THCR Special Committee as to fairness of the consideration to be paid by THCR in the Initial Transaction. The directors determined that given DLJ's knowledge of THCR and Taj Associates, and its expertise in such matters, DLJ would be appropriate to serve as financial advisor and to render a fairness opinion. Following this discussion, the Board of Directors of THCR concluded that, in order to maximize procedural fairness, the proposed Initial Transaction be submitted to a vote of all unaffiliated stockholders of THCR.

  On December 21, 1995, Rothschild presented to the Board of Directors of Taj Holding its preliminary written presentation on the Merger included as part of the Initial Transaction. On December 21, 1995, the Class B Directors met telephonically together with Special Counsel to review generally the presentation of Rothschild, the latest draft of the Merger Agreement and the status of the requested modifications to the Merger Agreement. Later that day, at a telephonic meeting of the entire Board of Directors of Taj Holding at which Rothschild, Special Counsel and Willkie Farr were present, representatives of the Board of Directors of Taj Holding discussed the terms of the proposed Merger as described in a draft Proxy Statement-Prospectus distributed December 15, 1995. Rothschild described its written presentation with respect to the Merger included as part of the Initial Transaction in detail and responded to questions from members of the Board of Directors of Taj Holding with respect thereto.

  On December 22, 1995, the Board of Directors of THCR (other than Trump), Willkie Farr and management of THCR met telephonically to discuss and review the proposed Initial Transaction and status of negotiations with Special Counsel to the Class B Directors of Taj Holding. On January 3, 1996, DLJ was engaged by THCR to act as THCR's exclusive financial advisor in connection with the Initial Transaction.

  On January 4, 1996, the THCR Special Committee met with DLJ, Willkie Farr and the General Counsel of THCR to discuss the Initial Transaction. At such meeting, DLJ presented its preliminary written report on the terms of the Initial Transaction and its fairness analysis and responded to questions from members of the THCR Special Committee. Following DLJ's presentation, the THCR Special Committee requested certain additional information from DLJ and THCR, which information was provided to the Special Committee during the period from January 4 to January 8, 1996. Immediately following the meeting of the THCR Special Committee, the Board of Directors of THCR met to discuss the status of the proposed Initial Transaction and the DLJ's report with respect thereon.

  On January 4, 1996, the Class B Directors held a meeting with representatives of Rothschild and Special Counsel and discussed the status of the Merger Agreement and a Rothschild report with respect to the Merger included as part of the Initial Transaction, which report was an updated version of Rothschild's preliminary written presentation of December 21, 1995 and included certain additional analyses which had been requested. Later that day, the entire Board of Directors met with Rothschild, Special Counsel and Willkie Farr present, to discuss the Merger and an updated version of Rothschild's report and to ask questions of Rothschild. In addition, in light of the fact that Trump was to receive a warrant to purchase shares of THCR Common Stock concurrent with the consummation of the Merger, the Class B Directors requested Nicholas L. Ribis, Taj Holding's Vice President, to request that THCR provide additional consideration to the holders of Taj Holding Class A Common Stock. During the period through January 8, 1996, representatives of Taj Holding, Special Counsel, THCR and Willkie Farr continued to negotiate the Merger Agreement and the terms of the Merger. Among other things, it was agreed that the Merger would be subject to the approval of the holders of the Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class. It was also agreed that (i) Taj Holding would be able to furnish information to, and participate in negotiations with, certain persons concerning an alternative proposal for the acquisition of Taj Holding, if the Class B Directors, by a majority vote, determined in their good faith judgement that such action would be appropriate in furtherance of the best interests of stockholders, and (ii) the Merger Agreement could be terminated by Taj Holding, acting through the Class B Directors, if the Class B Directors shall have withdrawn or modified their approval or recommendation of the Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect a proposal for the acquisition of Taj Holding determined by the Class B Directors to be more favorable to the Taj Holding stockholders than the transactions contemplated by the Merger Agreement.

  On January 8, 1996, the Class B Directors of Taj Holding held a telephonic meeting, with Rothschild and Special Counsel present, to review the proposed Merger. During the meeting, Rothschild delivered its written opinion that the consideration to be received by the holders of Taj Holding Class A Common Stock in connection with the Initial Transaction, is fair, from a financial point of view, to the holders of Taj Holding Class A Common Stock. At the conclusion of such meeting, the Class B Directors determined that the proposed Merger is fair to, and in the best interests of, the holders of the Taj Holding Class A Common Stock, and voted unanimously to approve the Merger and recommend that stockholders vote to approve and adopt the Merger Agreement. Later that day, the entire Board of Directors of Taj Holding held a telephonic meeting, with Rothschild, Special Counsel and Willkie Farr present, to review the proposed Merger. During the meeting, the Board of Directors of Taj Holding was informed by Mr. Ribis, that, in response to the request made by the Class B Directors at the previous meeting, THCR would not consider giving any additional consideration to Taj Holding's stockholders. At the conclusion of the meeting, the Board of Directors determined that the proposed Merger is fair to, and in the best interests of, Taj Holding and the holders of Taj Holding Class A Common Stock, and voted unanimously to approve the Merger and recommend that Taj Holding's stockholders vote to approve and adopt the Merger Agreement.

  The Board of Directors of Taj Holding did not determine whether the terms of the Merger are fair to, or in the best interests of, the holders of Taj Holding Class B Common Stock or the holder (Trump) of Taj Holding

Class C Common Stock. The Board of Directors of Taj Holding recognized that the redemption price for the Taj Holding Class B Common Stock is established by the Taj Holding Certificate of Incorporation at $0.50 per share and that such stock must be redeemed in connection with the redemption of the Taj Bonds, which is a condition to the Merger. The Taj Holding Board of Directors also recognized that all the outstanding shares of Taj Holding Class C Common Stock are beneficially owned by Trump, who is a director of Taj Holding and has the ability to elect a majority of the members of the Board of Directors of Taj Holding, and who had an opportunity to negotiate the terms of the Initial Transaction on his own behalf as they relate to the Taj Holding Class C Common Stock.

  On January 8, 1996, the THCR Special Committee met telephonically with DLJ, Willkie Farr and the General Counsel of THCR to further discuss DLJ's report with respect to the Initial Transaction. During the meeting, DLJ delivered its written opinion that the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement is fair to THCR from a financial point of view. After discussing the opinion with DLJ and considering the elements of the Initial Transaction, the THCR Special Committee voted unanimously to approve the Initial Transaction. Immediately following the THCR Special Committee meeting, the Board of Directors of THCR met telephonically to discuss the Initial Transaction and DLJ's report with respect to the Initial Transaction. At the conclusion of such meeting, the THCR Board of Directors voted unanimously to approve and recommend the Initial Transaction and the Merger Agreement.

  Following the execution of the Merger Agreement on January 8, 1996, THCR, together with its financial adviser, DLJ, continued to explore alternative financing structures with respect to the Merger. In particular, they considered the benefits to THCR of refinancing the Plaza Notes concurrently with the acquisition of Taj Associates and related financings. DLJ presented to THCR management a proposed modification to the terms of the Initial Transaction pursuant to which a holding company would issue approximately $1.18 billion of new mortgage notes secured by the assets of the Taj Mahal and Trump Plaza. The proceeds of such issuance, together with the proceeds of the THCR Stock Offering and available cash, would be used, among other things, to retire the Plaza Notes, purchase Trump Plaza East and satisfy Taj Associates' obligations under the NatWest Loan.

  Subsequent to the initial filing of this Proxy Statement-Prospectus with the SEC on January 11, 1996, Willkie Farr informed Special Counsel of THCR's desire to modify the terms of the Initial Transaction to include, among other terms, the Debt Refinancing. On January 20, 1996, and then again on January 23, 1996, following discussions with Special Counsel, Willkie Farr distributed revised drafts of this Proxy Statement-Prospectus and related documents with respect to the Merger Transaction. During this period, the Class B Directors discussed the proposed modifications with Special Counsel and representatives of Taj Holding, and Special Counsel, THCR and Willkie Farr reviewed and negotiated a proposed amendment to the Merger Agreement to take into account the proposed modifications to the Initial Transaction. Rothschild agreed to provide an updated report on the Merger taking into account the modifications to the proposed Initial Transaction.

  On January 24, 1996, the Class B Directors of Taj Holding held a telephonic meeting, with Rothschild and Special Counsel present, to discuss the status and proposed revised terms of the Initial Transaction, particularly in regard to the Debt Refinancing.

  On January 26, 1996, the Board of Directors of THCR, Willkie Farr and DLJ met telephonically to discuss the proposed modifications to the Initial Transaction, as well as the proposed amendment to the Merger Agreement. The Board of Directors of THCR also discussed the status of the negotiations with representatives of Taj Holding. During the meeting, DLJ was asked to provide the THCR Special Committee with an updated report and opinion as to the fairness of the Merger Transaction.

  On January 26, 1996, the entire Board of Directors of Taj Holding held a telephonic meeting, with Rothschild, Special Counsel and Willkie Farr present, to discuss the proposed amendment to the Merger Agreement. Rothschild presented a revised version of its written report on the Merger included as part of the final Merger Transaction, which is discussed below (the "Rothschild Report"), taking into account the proposed changes to the transaction and the Board of Directors of Taj Holding was given an opportunity to ask questions of Rothschild. The analyses prepared by Rothschild with respect to the final Merger Transaction and the Initial Transaction were substantially the same. The only changes were those made to take into account the modifications to the Initial Transaction which resulted in the final Merger Transaction. Among other things, it was agreed during the meeting that, in response to the Class B Directors' request, the Merger would be subject to Taj Holding and THCR receiving one or more solvency opinions, with respect to the Mortgage Note Offering and the Taj Associates guarantee in respect thereof, from a nationally recognized appraisal firm, in form and substance reasonably satisfactory to Taj Holding and THCR.

  The Board of Directors of Taj Holding held another telephonic meeting on January 31, 1996, with Rothschild, Special Counsel and Willkie Farr present, to review again the terms and conditions of the proposed modifications to the Merger Agreement and the Merger Transaction. During the meeting, Rothschild delivered its updated written opinion stating that the consideration to be received by the holders of Taj Holding Class A Common Stock, in connection with the Merger Transaction, is fair, from a financial point of view, to such holders. Following the Rothschild presentation, the Board of Directors of Taj Holding voted unanimously to approve the amended Merger Agreement and the proposed changes in the transaction.

  On January 31, 1996, the THCR Special Committee held a meeting, with Willkie Farr, the General Counsel of THCR and Senior Vice President of Corporate Finance of THCR present, to discuss the Merger Transaction. At such meeting, DLJ presented its written report on the terms of the Merger Transaction and its fairness analysis, which is discussed below (the "DLJ Report"), and responded to questions from members of the THCR Special Committee. DLJ delivered its written opinion to the effect that the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement, as amended, is fair, from a financial point of view, to THCR. After discussing the opinion with DLJ and considering the elements of the Merger Transaction, including the Debt Refinancing, the THCR Special Committee voted unanimously to approve the Merger Transaction. Immediately following the THCR Special Committee meeting, the Board of Directors of THCR met to discuss the Merger Transaction and the DLJ Report. At the conclusion of such meeting, the THCR Board of Directors voted unanimously to approve and recommend the Merger Transaction and the Merger Agreement.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER TRANSACTION; FAIRNESS OF THE MERGER TRANSACTION

  Taj Holding. On January 8, 1996, the members of the Board of Directors of Taj Holding unanimously determined that the Merger is fair to and in the best interest of Taj Holding and the holders of Taj Holding Class A Common Stock and recommended that such stockholders of Taj Holding approve and adopt the Merger Agreement. Subsequently, on January 31, 1996, the Board of Directors voted unanimously to approve the amended Merger Agreement and the proposed changes to the transactions contemplated thereby and to ratify its determination that the Merger is fair to the holders of Taj Holding Class A Common Stock. In determining to recommend approval and adoption of the Merger Agreement, as amended, and the transactions contemplated thereby and in approving the Merger Agreement, as amended, the Board of Directors considered a number of factors, including but not limited to the factors discussed below.

    (a) In determining that the Merger is fair to, and in the best interest of, Taj Holding and the holders of Taj Holding Class A Common Stock, and in deciding to recommend that such Stockholders vote to approve and adopt the Merger Agreement, the Board of Directors considered:

      (i) discussions with Rothschild regarding generally, the financial condition, results of operations and business of Taj Mahal, Taj Holding's principal asset, which are summarized below under the caption "--Opinions of the Financial Advisors,"

      (ii) discussions with Rothschild with respect to the industry in which Taj Holding operates, as well as the recent results of operations of Taj Holding,

      (iii) the oral and written presentations of Rothschild described below under "--Opinions of the Financial Advisors" and its written opinion dated January 8, 1996 to the effect that, as of the date of such opinion and based upon the matters set forth therein, the consideration to be received by the holders of the Taj Holding Class A Common Stock, in connection with the Merger Transaction, is fair, to such holders from a financial point of view,

      (iv) discussions with Rothschild regarding the proposed amendment to the Merger Agreement taking into account the proposed changes in the transaction, particularly in regard to the Debt Refinancing,

      (v) the updated oral and written presentations of Rothschild, described below under "Opinion of Financial Advisor" and its written opinion dated January 31, 1996 to the effect that, as of the date of such opinion and based upon the matters set forth therein, the consideration to be received by the holders of the Taj Holding Class A Common Stock, in connection with the Merger Transaction, is fair, from a financial point of view, to such holders,

      (vi) that the consummation of the Merger is conditioned upon the affirmative vote of a majority of the outstanding shares of Taj Holding Class A Common Stock, even though such right is not provided in the Taj Holding Certificate of Incorporation,

      (vii) that the consummation of the Merger is conditioned upon, among other things, Taj Holding and THCR having received one or more solvency opinions with respect to the Mortgage Note Offering and related guarantees from a nationally recognized appraisal firm, in form and substance reasonably satisfactory to Taj Holding and THCR,

      (viii) that the Merger Consideration was the subject of arm's-length negotiations between members of management of Taj Holding, on the one hand, and certain significant holders of the Taj Holding Class A Common Stock, on the other hand,

      (ix) that the holders of approximately 52% of the Taj Holding Class A Common Stock entered into the Class A Agreement pursuant to which they agreed to vote in favor of the Merger,

      (x) that, in order to retain the ability to achieve greater value for the holders of Taj Holding Class A Common Stock, Taj Holding negotiated the ability to furnish information to, and participate in negotiations with, certain persons concerning alternative proposals for the acquisition of Taj Holding, if the Class B Directors, by a majority vote, determined in their good faith judgment that such action would be appropriate in furtherance of the best interests of the stockholders. It was further agreed that the Merger Agreement could be terminated by Taj Holding, acting through the Class B Directors, if the Class B Directors shall have withdrawn or modified their approval or recommendation of the Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect a proposal for the acquisition of Taj Holding which the Class B Directors determined to be more favorable to the Taj Holding stockholders than the transactions contemplated by the Merger Agreement. The ability to ultimately consummate such an alternative acquisition, however, would be subject to the approval of the entire Board of Directors of Taj Holding and the stockholders of Taj Holding, including Trump as the beneficial owner of all the outstanding shares of Taj Holding Class C Common Stock.

      (xi) the fact that the holders of the Taj Holding Class A Common Stock will have the opportunity to elect to receive cash for their shares and achieve immediate liquidity,

      (xii) that, in any alternative transaction, the possibility exists that Taj Associates could make the 14% Payment (none of which would be payable to the holders of the Taj Holding Class A Common Stock), thereby substantially diluting the value of the equity interest in Taj Associates represented by the Taj Holding Class A Common Stock, and

      (xiii) the fact that there currently is not, and historically there has not been, an established trading market for the Taj Holding Class A Common Stock.

    (b) In deciding to recommend that the holders of Taj Holding Class B Common Stock vote to approve and adopt the Merger Agreement, the Board of Directors of Taj Holding considered:

      (i) that each share of Taj Holding Class B Common Stock trades as part of a Unit and, therefore, that there is no separate trading market for the Taj Holding Class B Common Stock,

      (ii) that the Taj Holding Certificate of Incorporation requires payment of $.50 per share for the Taj Holding Class B Common Stock upon the purchase, payment or defeasance of the Taj Bonds with which such share trades, and

      (iii) that the consummation of the Merger is conditioned upon the affirmative vote of a majority of the outstanding shares of Taj Holding Class B Common Stock, even though such Taj Holding Class B Common Stock would be redeemed prior to the Effective Time.

    With respect to the Taj Holding Class A Common Stock, the factors discussed above were considered by the Board of Directors of Taj Holding in the following manner:

    (a) The Board of Directors of Taj Holding considered as favorable to its decision and placed special emphasis on the matters set forth in items
  (a)(iii) through (x) above. The Board of Directors of Taj Holding relied on, actively discussed and requested, received and considered additional analyses regarding the presentation by Rothschild described herein under "--Opinions of the Financial Advisors--Taj Holding--Opinion of Rothschild."

    (b) The Board of Directors of Taj Holding considered as favorable to its decision the fact that the holders of a majority of the Taj Holding Class A Common Stock entered into the Class A Agreement and agreed to vote their shares in favor of the Merger, and that all holders of the Taj Holding Class A Common Stock will be given the right to vote on the Merger, even though such right is not provided in the Taj Holding Certificate of Incorporation.

    (c) The Board of Directors of Taj Holding considered as favorable to its decision the matters set forth in items (a)(i), (ii) and (iv) above. In connection therewith, the Board of Directors of Taj Holding reviewed Taj Holding's historical operating results, the forecasts utilized by Rothschild in preparing the Rothschild Report, and presentations by Taj Holding's management concerning the prospects for the Taj Mahal. In these deliberations, the Board of Directors of Taj Holding recognized that, as a result of the Merger the holders of Taj Holding Class A Common Stock electing Cash Consideration would not have the ability to participate in the future growth of Taj Holding.

    (d) In considering the Rothschild Report, the Board of Directors of Taj Holding considered the various projections prepared by management and considered by Rothschild in its preparation of the valuation analyses contained in such report, and in arriving at its recommendation. The Board of Directors of Taj Holding considered as favorable to its decision the fact that the consideration to be received by the holders of Taj Holding Class A Common Stock pursuant to the Merger represents a valuation of Taj Holding that is generally within the range of values resulting from Rothschild's valuation analyses.

  With respect to the Taj Holding Class B Common Stock, the Board of Directors of Taj Holding gave equal weight to the factors discussed in items (b)(i) through (iii) and (a)(v) above.

  The Board of Directors of Taj Holding did not determine whether the terms of the Merger are fair to, or in the best interests of, the holders of Taj Holding Class B Common Stock or the holder (Trump) of Taj Holding Class C Common Stock. The Board of Directors of Taj Holding recognized that the redemption price for the Taj Holding Class B Common Stock is established by the Taj Holding Certificate of Incorporation at $0.50 per share and that such stock must be redeemed in connection with the redemption of the Taj Bonds, which is a condition to the Merger. The Taj Holding Board of Directors also recognized that all the outstanding shares of Taj Holding Class C Common Stock are beneficially owned by Trump, who is a director of Taj Holding and has the ability to elect a majority of the members of the Board of Directors of Taj Holding, and who had an opportunity to negotiate the terms of the Merger Transaction on his own behalf as they relate to the Taj Holding Class C Common Stock.

  The Board of Directors of Taj Holding considered each of the factors listed above during the course of its deliberations prior to approving the Merger Agreement. The Board of Directors of Taj Holding evaluated the factors listed above in light of its knowledge of the business and operations of the Taj Mahal and its business judgment. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors of Taj Holding found it impracticable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determinations.

  The Board of Directors of Taj Holding believes that the Merger is procedurally fair, because (i) the Board of Directors of Taj Holding retained a financial advisor to render an opinion as to whether the consideration to be paid in the Merger was fair from a financial point of view to the holders of the Taj Holding Class A Common Stock, and Rothschild, the financial advisor so retained, rendered such an opinion, (ii) of the availability to holders of Taj Holding Class A Common Stock of appraisal rights under the DGCL, (iii) of the fact that the Merger will not be consummated unless the conditions to the Merger are satisfied or waived, including a vote in favor of the Merger by holders of a majority of the Taj Holding Class A Common Stock and Taj Holding Class B Common Stock, each voting as a separate class, and (iv) Taj Holding, in order to retain the ability to achieve greater value for the holders of the Taj Holding, negotiated the ability to furnish information to, and participate in negotiations with, persons concerning alternative proposals for the acquisition of Taj Holding, if the Class B Directors by a majority vote determine in their good faith judgment that such action is appropriate in furtherance of the best interests of stockholders. It was further agreed that the Merger Agreement could be terminated by Taj Holding, acting through the Class B Directors, if the Class B Directors shall have withdrawn or modified their approval or recommendation of the Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect a proposal for the acquisition of Taj Holding, which the Class B Directors determined to be more favorable to the Taj Holding stockholders than the transaction contemplated by the Merger Agreement. The ability to ultimately consummate such an alternative acquisition, however, would be subject to the approval of the entire Board of Directors of Taj Holdings and the stockholders of Taj Holding, including Trump as the beneficial owner of all the outstanding shares of Taj Holding Class C Common Stock.

  TM/GP reasonably believes that the Merger is fair to the holders of Taj Holding Class A Common Stock and in making such determination it has adopted the fairness analysis of the Board of Directors of Taj Holding set forth above.

  A copy of the written opinion of Rothschild delivered to the Board of Directors of Taj Holding, including the Class B Directors, which sets forth the assumptions made, matters considered and limits of the review by Rothschild in rendering its opinion, is attached to this Proxy Statement-Prospectus as Annex C. Stockholders are urged to read this opinion in its entirety. These materials are available for inspection and copying at the principal executive offices of Taj Associates.

  THCR. On January 31, 1996, the THCR Special Committee and the Board of Directors of THCR each determined that the Merger Transaction was fair to, and in the best interests of, THCR and unanimously approved the terms of the Merger Transaction and the Merger Agreement, as amended. Accordingly, the Board of Directors of THCR recommends that the stockholders of THCR vote for approval of the Merger Transaction.

  In making their respective determinations and recommendations concerning the Merger Transaction, which determinations and recommendations are the product of the business judgment of the respective members thereof, exercised in light of their fiduciary duties to THCR and THCR's stockholders, the THCR Special Committee and the Board of Directors of THCR considered a number of factors, including but not limited to the following factors discussed below:

  (a) Knowledge of THCR's and Taj Associates' business, operations, properties, assets, financial condition, operating results and future prospects, the current conditions in, and the future prospects of, the Atlantic City market and gaming markets outside of Atlantic City, and the competitive positions of each of Trump Plaza and the Taj Mahal in the Atlantic City market, all of which indicated that the acquisition of Taj Associates would make a good strategic fit with THCR, and that the combination would create a company that will be better positioned than either would be separately to compete both in Atlantic City and for prime gaming licenses in other jurisdictions.

  (b) The potential for synergies from combining THCR with Taj Associates, which the THCR Special Committee and the Board of Directors of THCR believe would have a favorable impact on long-term value for THCR's stockholders.

  (c) The Merger Agreement includes as a condition the consummation of the THCR Stock Offering and the Mortgage Note Offering on terms acceptable to THCR. A related factor in the considerations of the THCR Special Committee and the Board of Directors of THCR was that the Merger Transaction includes the refinancing of the Taj Bonds and the Plaza Notes with the Mortgage Notes which will extend the maturity of Taj Associates' and Plaza Associates' debt and provide financial flexibility thereby. Additionally, the Merger Agreement includes as a condition to THCR's obligation to consummate the Merger that the Market Value of THCR Common Stock equal $20.00 or more.

  (d) The Merger Transaction requires the approval of a majority of the unaffiliated public stockholders of THCR through a separate class vote.

  (e) Discussions with DLJ regarding the financial condition, results of operations and business of the Taj Mahal, as well as the industry in which the Taj Mahal and THCR operate; the discussions also included a review of the recent results of the Taj Mahal.

  (f) The oral presentations of DLJ described below under "--Opinions of the Financial Advisors--THCR--Opinion of DLJ," DLJ's written opinion dated January 8, 1996, to the THCR Special Committee to the effect that, as of the date of such opinion, and based upon the matters set forth therein, the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement (prior to its amendment) is fair, from a financial point of view, to THCR, and DLJ's written opinion, dated January 31, 1996, to the THCR Special Committee to the effect that, as of the date of such opinion, and based on the matters set forth therein, the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement, as amended is fair, from a financial point of view, to THCR. Furthermore, the THCR Special Committee was satisfied with the scope of the review and analysis performed by DLJ and believed that DLJ had performed competently and professionally.

  (g) With respect to the purchase of the Specified Parcels from Realty Corp., that (i) the properties are integral to the Taj Mahal Expansion, (ii) the related $30 million guaranty of Taj Associates will be released, (iii) the lease relating to the Specified Parcels will be terminated, thus eliminating Taj Associates' approximately $3.3 million annual lease payment obligations thereunder, and (iv) a recent appraisal indicating that the market value of the Specified Parcels ranged from approximately $80 million to $95 million.

  (h) The payment to Bankers Trust was required to obtain the consent of Bankers Trust to the Merger and the release of Bankers Trust's liens on Trump's direct and indirect equity interests in Taj Associates.

  (i) That Trump beneficially owns a 50% equity interest in Taj Associates and, through his ownership of the Taj Holding Class C Common Stock, elects a majority of the Directors of Taj Holding and thus controls Taj Holding; and that in the Merger Transaction, Trump's beneficially owned equity interests in Taj Associates will be contributed to Trump AC and the Taj Holding Class Common Stock will be canceled.

  (j) The fact that Trump controls approximately 40% of the voting power of THCR before the Merger Transaction and will control approximately the same percentage following the consummation of the Merger Transaction. The THCR Special Committee and the Board of Directors of THCR viewed Trump's continued significant holdings as a positive factor given that the association of THCR with Trump is believed to enhance the status of THCR due to the widespread recognition of the "Trump" name and its association with high quality amenities and first class services.

  (k) Certain risks associated with the proposed Merger Transaction, as set forth under "Risk Factors."

  The THCR Special Committee and the Board of Directors of THCR considered each of the factors listed above during the course of their deliberations prior to approving the Merger Transaction. In view of the wide variety of factors considered, neither the THCR Special Committee nor the Board of Directors of THCR found it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making their determinations. The THCR Special Committee and the Board of Directors of THCR believe that the factors discussed above in paragraphs (a) through (g), (i) and (j) supported their decision to approve the Merger Transaction and outweighed the risks associated therewith referred to in paragraph (k).

  Each of THCR, THCR Holdings, Trump, Trump AC and Merger Sub reasonably believes that the Merger is fair to the holders of Taj Holding Class A Common Stock and in making such determination each has adopted the fairness analysis of the Board of Directors of Taj Holding set forth above.

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

OPINIONS OF THE FINANCIAL ADVISORS

  Taj Holding--Opinion of Rothschild. Rothschild has delivered its written opinions, dated January 8 and January 31, 1996, that, from a financial point of view, the consideration to be received by the holders of Taj Holding Class A Common Stock, in connection with the Merger Transaction (as constituted as of the above mentioned date), is fair to such holders.

  The full text of the written opinion of Rothschild dated January 31, 1996 which sets forth the assumptions made, the matters considered and the review undertaken with regard to such opinion, is attached as Annex C to this Proxy Statement-Prospectus. Stockholders are urged to read the opinion in its entirety. Rothschild's opinion is directed only to the fairness of the consideration to be received by the holders of the Taj Holding Class A Common Stock and does not constitute a recommendation to any holder of shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock, or Taj Holding Class C Common Stock as to how the holder should vote. The summary of Rothschild's opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, Rothschild (i) reviewed the proposed terms and conditions of the Merger Transaction as set forth in the Merger Agreement as amended, (ii) considered certain publicly available information relating to Taj Holding, (iii) considered and reviewed certain other financial and business information relating to Taj Holding and THCR, including financial forecasts provided to Rothschild by Taj Holding, (iv) considered and reviewed financial and business information including financial projections provided to Rothschild by THCR and (v) met with Taj Holding's and THCR's managements to discuss the businesses of Taj Holding and THCR, respectively. Rothschild also considered certain financial and market information for THCR and compared that data with similar data for other publicly-traded companies in businesses similar to those of THCR. Rothschild also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. Rothschild's analyses were not adjusted for the dilution that would result from a possible 14% Payment. Furthermore, Rothschild's analyses did not reflect the Taj Mahal Expansion (as proposed on January 31, 1996) because without the Merger Transaction, or consent by the holders of the Taj Bonds, Taj Holding would be unable to finance such a program.

  In addition, Rothschild did not make an independent evaluation or appraisal of any of the assets of Taj Holding, but was furnished with an appraisal by Appraisal Group International ("AGI") in March 1994 regarding the value of the Taj Mahal and AGI's appraisal in December 1995 regarding various parcels of land owned by Realty Corp. Rothschild was not requested to, and did not, solicit third party offers to acquire all or any part of Taj Holding, nor, to Rothschild's knowledge, has any interest in making such an offer been presented by any third party, including in response to the public disclosure regarding the Class A Agreement. Rothschild was also not asked to, and did not, express any opinion as to whether another transaction with THCR or its affiliates, or with any other entity, might provide more favorable terms to the holders of Taj Holding Class A Common Stock than the Merger Transaction. Rothschild's opinion was necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

  In connection with its review and the preparation of its written opinion, Rothschild did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material respects. Rothschild also relied upon certain projections furnished by Taj Holding's management, which it assumed had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Taj Holding's management as to the future financial performance of Taj Holding. No representation can be made with respect to the ability of Taj Associates to achieve any projected results in the range of those projected by Taj Holding's management. The projections prepared by Taj Holding's management reflect their best available estimates and judgments at the time of preparation as to possible ranges of results in the forecasted periods based upon varying assumptions. The various forecasts present a wide range of possible results which are subject to a number of uncertainties.

  The following is a summary of the analyses that Rothschild utilized in arriving at its opinion as to the fairness of the consideration to be received by the holders of Taj Holding Class A Common Stock in connection with the Merger Transaction from a financial point of view, and that Rothschild discussed with the Board of Directors of Taj Holdings at its December 21, 1995 and January 4, 1996 meetings.

  Valuation of Taj Holding. For purposes of its opinion as to the fairness of the consideration to be received by holders of Taj Holding Class A Common Stock in connection with the Merger Transaction from a financial point of view, Rothschild employed three principal valuation methodologies: a publicly traded comparable company analysis, a discounted cash flow analysis, and a comparable transaction analysis. The methodologies used by Rothschild as described to the Board of Directors of Taj Holding at its December 21, 1995 and January 4, 1996 meetings, are described below.

  Publicly Traded Comparable Company Analysis. Rothschild reviewed the financial, operating and market performance of the following group of seven Atlantic City gaming companies with that of Taj Holding: Aztar Corporation, Bally Entertainment Corporation, Hollywood Casino Corporation, Harrah's Entertainment, Inc., Griffin Gaming & Entertainment, Inc., Showboat, Inc., and THCR (the "Core Comparable Group"). Rothschild also reviewed and compared the financial, operating and market performances of two other established jurisdiction gaming companies: Circus Circus Enterprises, Inc. and Mirage Resorts, Inc. Rothschild examined certain publicly available or estimated financial data of the Core Comparable Group, including, but not limited to, net revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), EBIT (earnings before interest and tax), net income available to common, earnings per share, depreciation and amortization, interest expense, and capital expenditures. Rothschild also examined and compared various operating and credit ratios and certain capitalization data including, but not limited to, leverage ratios, interest coverage, and net debt to EBITDA. Rothschild also reviewed market data, including various trading multiples such as market capitalization to EBITDA and EBIT and stock price to earnings per share, equity market value to net cash flow (net income plus depreciation and amortization). Market capitalization is defined as the market value of a company's equity securities, plus preferred equity at liquidation value (including redeemable), plus the face value of all debt, plus minority interest, less cash and marketable securities. Taj Holding EBITDA and EBIT multiples are pro forma for the elimination of lease payments made to Realty Corp. and payments made under the Taj Services Agreement but before consideration of potential operating synergies and other cost reductions.

  The Core Comparable Group's market capitalization to latest twelve month ("LTM") EBITDA multiple ranged from 3.6x to 11.6x (with a mean and median of approximately 7.0x) and 6.6x for Taj Holding. The Core Comparable Group's market capitalization to estimated 1995 EBITDA multiple ranged from 4.2x to 7.5x (with a mean and median of approximately 6.0x and 6.5x, respectively) and 6.8x for Taj Holding. The Core Comparable Group's market capitalization to estimated 1996 EBITDA multiple ranged from 3.9x to 6.7x (with a mean and median of approximately 5.5x) and 6.0x for Taj Holding. The Core Comparable Group's market capitalization to estimated 1995 EBIT multiple ranged from 5.4x to 17.4x (with a mean and median, of approximately 11.0x and 9.0x, respectively) and 9.9x for Taj Holding. The Core Comparable Group's market capitalization to estimated 1995 revenues multiple ranged from 0.9x to 2.4x (with a mean and median of approximately 1.5x) and 1.7x for Taj Holdings. This analysis implied an aggregate equity value of Taj Holding ranging from ($6.0) million to $97.3 million, or from ($2.23) to $36.02 per share of Taj Holding Class A Common Stock (i) after giving effect to the guarantee by Taj Associates of the First Fidelity Loan (the "Taj Associates-First Fidelity Guarantee") based on the face amount of such guarantee, (ii) after giving effect to the Taj Associates-First Fidelity Guarantee based on a discounted amount of such guarantee as set forth in Taj Holding's financial statements, and (iii) excluding the Taj Associates-First Fidelity Guarantee. Rothschild drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances. In addition, Rothschild considered other financial data (including margins and growth rates) as well as certain operating information such as fundamental gaming performance and efficiency ratios, for the Core Comparable Group.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Rothschild estimated the present value of the future cash flows that Taj Holding could be expected to produce over a five-year period from 1996 through 2000 under various assumptions and in accordance with Taj Holding's management projections excluding any incremental benefits or costs associated with the Merger Transaction or from an expansion of the

Taj Mahal (as proposed on January 31, 1996). Rothschild determined the value for the Taj Holding Class A Common Stock by adding (i) the present value (using discount rates ranging from 12.0% to 15.0%) of the five-year unleveraged free cash flows of Taj Holding and (ii) the present value of Taj Holding's 2000 terminal value, and subtracting (iii) the current debt outstanding net of any excess cash available. The terminal values were determined by multiplying 2000's projected EBITDA by a range of multiples determined based on the Core Comparable Group, as contained in the Publicly Traded Comparable Company Analysis (ranging from 4.5 times to 5.5 times 2000's EBITDA). This analysis implied an aggregate equity value of Taj Holding ranging from ($32.2) million to $212.0 million, or from ($11.93) to $78.51 per share of Taj Holding Class A Common Stock, after giving effect to the varying treatment of the Taj Associates-First Fidelity Guarantee. Rothschild also considered the effect on its analysis of a 1% to 3% negative variance from the results projected by Taj Holding's management with respect to net revenues. Rothschild drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Comparable Transaction Analysis. Rothschild reviewed selected acquisitions in the gaming industry, including among others, Caesar's World Inc./ITT Corp., Sahara Resorts/Sahara Casino Partners, Hilton Hotels/Bally's Grand, and Caesar's World/Caesar's New Jersey and considered various acquisition multiples such as transaction value to EBITDA and EBIT, offer price to earnings per share and equity offer value to net cash flow. Rothschild reviewed the Caesars World transaction because it is the most recently completed large gaming merger and acquisition transaction with significant Atlantic City operations. The Caesar's World transaction is not, however, directly comparable to the Merger Transaction.

  The Comparable Transactions' transaction value to LTM EBITDA multiple ranged from 4.6x to 9.5x (with a mean, including the Caesar's World transaction, of approximately 6.0x, and 5.5x without the Caesar's World transaction, and a median of approximately 5.5x) and 6.6x for the Merger Transaction. This analysis implied an aggregate equity value of Taj Holding ranging from $35.0 million to $187.3 million, or from $12.97 to $69.36 per share of Taj Holding Class A Common Stock, after giving effect to the varying treatment of the Taj Associates-First Fidelity Guarantee, and from ($75.7) million to $60.5 million, or from ($28.05) to $22.41 per share of Taj Holding Class A Common Stock, after giving effect to the varying treatment of the Taj Associates-First Fidelity Guarantee, with and without the Caesar's World transaction, respectively. Rothschild drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Pro Forma Merger Analysis. Rothschild analyzed certain pro forma effects resulting from the Merger Transaction (as proposed on January 31, 1996). In conducting its analysis, Rothschild relied upon certain assumptions described above and the financial projections provided by the managements of THCR and Taj Holding. Rothschild also reviewed, without independent verification, the estimates prepared by the respective managements of THCR and Taj Holding of cost reductions achievable as a result of the Merger Transaction. Rothschild also reviewed without independent verification, the estimates prepared by the management of Taj Holding of the projected effects of the Taj Mahal Expansion (as proposed on January 31, 1996) on operating results. Additionally, using the financial information and projections provided to Rothschild by Taj Holding's and THCR's respective managements, Rothschild reviewed the accretion of or dilution to THCR's 1996 and 1997 pro forma projected earnings per share resulting from the Merger Transaction; specifically, the elimination of lease payments to Realty Corp. with respect to the Specified Parcels, and to an unaffiliated third party with respect to Trump Plaza East, fees attributable to the Taj Services Agreement, and excluding any effects from the Taj Mahal Expansion (as proposed on January 31, 1996). This analysis revealed that the Merger Transaction would be generally dilutive to pro forma projected 1996 and 1997 earnings per share on the basis described. Excluding the exercise of the warrant to be issued to Trump and any benefits from potential operating synergies, and assuming a price of $20.75 per share of THCR Common Stock (market close on January 25, 1996), the Merger Transaction would be dilutive to THCR's projected 1996 earnings per share, adjusted for pre-opening expenses, by approximately $0.70 per share or approximately 38.5%. With respect to THCR's projected 1997 earnings per share, the Merger Transaction would be dilutive by approximately $0.50 per share or approximately

17.5%. Rothschild drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Other Factors. Rothschild considered such other factors as the fact that there is no established trading market for the shares of Taj Holding Class A Common Stock. However, Rothschild is aware of limited privately negotiated transactions in shares of Taj Holding Class A Common Stock. Rothschild considered and reviewed the financial terms of recent privately negotiated block trades of shares of Taj Holding Class A Common Stock. During late 1995 and January 1996, Rothschild believes that more than 350,000 shares of Taj Holding Class A Common Stock traded at prices that Rothschild believes to be in the range of approximately $22.00 to $23.00 per share. The shares were not traded on a market, but in privately negotiated transactions. Rothschild's belief with respect to the price per share is based upon information that it obtained from parties that closely follow trading in the Taj Holding Class A Common Stock. Furthermore, consideration was also given to the net book value and liquidation value of Taj Holding. With respect to the Merger Transaction, the ratio of price to book value for Taj Holding was approximately 2.1x compared with ratios for the Core Comparable Group ranging from 0.8x to 6.8x (with a mean and median of approximately 3.0x and 2.5x, respectively), and book value as a multiple of equity offer value from the comparable transaction analysis ranging from 1.4x to 4.5x (with a mean and median of approximately 2.5x). In a liquidation scenario, a conservator would likely be put in place to operate Taj Associates in the interim to determine whether someone would acquire the casino hotel--albeit under distressed conditions--or to cease its operations. Thus, a liquidation would likely produce an inferior value to any other method of valuation. Rothschild believes, based on its extensive experience in restructurings, that in a liquidation proceeding involving Taj Holding, given the significant leverage and contingent liabilities that rank ahead of Taj Holding's stockholders, such stockholders would likely receive no distributions.

  In arriving at its written opinions dated January 8 and January 31, 1996 and in discussing its opinions with the Board of Directors of Taj Holding (including the Class B Directors), Rothschild performed certain financial analyses, portions of which are summarized above. The summary set forth above does not purport to be a complete description of Rothschild's analyses. Rothschild believes that its analyses must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the opinion. In addition, Rothschild may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Rothschild's view of the actual value of Taj Holding. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. No company or transaction used in the publicly traded comparable company analysis or the comparable transaction analysis summarized above is identical to Taj Holding or the Merger Transaction. Accordingly, any such analysis of the value of the consideration paid to holders of Taj Holding Class A Common Stock involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies as well as other factors relating to the trading and the acquisition values of the comparable companies. These and other limitations, including potential regulatory restrictions on gaming ownership, may detract from the usefulness of other publicly traded comparable company multiples or multiples from prior gaming acquisitions as valuation methodologies. In performing its analyses, Rothschild considered numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Taj Holding and all of which are beyond the control of Rothschild. The results of the analyses performed by Rothschild are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. The analyses described above were prepared solely as part of Rothschild's analysis of the fairness of the consideration to the holders of Taj Holding Class A Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which Taj Holding might actually be sold or the actual trading value of Taj Holding and its affiliates' securities.

  Rothschild is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, restructurings, leveraged buy-outs, and capital markets activities and in valuations for estate, corporate and other purposes. The Board of Directors of Taj Holding selected Rothschild to act as its financial advisor on the basis of Rothschild's reputation and

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

Rothschild's familiarity with Taj Holding and the gaming industry in general and its experience in the restructuring of other public companies in similar types of transactions. In February 1995, Rothschild was retained, together with BT Securities, to act as financial advisor to Taj Holding and certain of its affiliates in connection with a proposed restructuring pursuant to which Rothschild received a $160,000 fee. Such retention has been terminated. In addition, Rothschild has previously acted as financial advisor to the Committee of Taj Bondholders of Taj Funding in connection with the 1991 Restructuring of TTMC, Taj Funding, Taj Associates and TTMI for which it had received customary compensation for such advisory activities and, during the preceding two years, has performed investment banking and other financial advisory services for entities affiliated with Trump for which customary compensation was received. Rothschild and DLJ are parties to an engagement agreement, dated July 28, 1995, with TCA pursuant to which they were retained to provide financial advisory services with respect to TCA's Midlantic term loan, 11 1/2% Senior Secured Notes due 2000, 11 3/4% Mortgage Notes due 2003 and 13 7/8% Payment-in-Kind Notes due 2005. Although neither Rothschild nor DLJ is currently providing any services to TCA, in the event that there is any acquisition, refinancing, repurchase, restructuring, amendment or modification of any of the above-mentioned indebtedness, TCA has agreed to pay to each of Rothschild and DLJ a fee of $750,000.

  For rendering its opinion to the Board of Directors of Taj Holding, including the Class B Directors, and evaluating the financial aspects of the Merger Transaction, Rothschild has received a $300,000 fee and will be reimbursed for its reasonable out-of-pocket expenses and indemnified against certain liabilities, including liabilities arising under federal securities laws.

  THCR--Opinion of DLJ. As part of its role as financial advisor to THCR, DLJ was asked to render an opinion to the THCR Special Committee as to the fairness to THCR of the aggregate consideration, as described below, to be paid by THCR in the transactions contemplated by the Merger Agreement. DLJ delivered to the THCR Special Committee its written opinions that, based upon, and subject to, the assumptions, factors, limitations and other matters set forth in its opinions, of January 8, 1996 and of January 31, 1996, the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement (as described therein) is fair to THCR from a financial point of view. The DLJ fairness opinion dated January 31, 1996 included as Annex B to this Proxy Statement-Prospectus does not constitute a recommendation to any holder as to how to vote on the Merger Transaction.

  DLJ assumed, with the THCR Special Committee's consent, that both the consideration to be paid and the consideration to be received by THCR pursuant to the Merger Agreement and the transactions contemplated thereby are as set forth in this paragraph. Not more than 4,550,000 (less the Reduced Amount (as defined below)) shares of THCR Common Stock (or equivalents of such shares) will be issued by THCR (excluding any shares of THCR Common Stock issued pursuant to the THCR Stock Offering), warrants to purchase not more than 600,000, 600,000 and 600,000 shares of THCR Common Stock at exercise prices not less than $30.00, $35.00 and $40.00 per share, respectively, and which will have a maturity of three, four and five years, respectively, will be issued by THCR, and not more than $60 million in cash plus the Cash Consideration will be expended (exclusive of any transaction fees and expenses). For purposes of DLJ's fairness opinion, the Reduced Amount shall be equal to a number of shares of THCR Common Stock determined by dividing (a) the Cash Consideration received by the holders of the Taj Holding Class A Common Stock in the transactions contemplated by the Merger Agreement by (b) $20.00. Upon consummation of the transactions contemplated by the Merger Agreement, (i) THCR will receive additional general partnership interests in THCR Holdings for contributing or causing its subsidiaries to contribute its total direct and indirect beneficial ownership of Taj Associates to subsidiaries of THCR Holdings in an amount calculated pursuant to the THCR Holdings Partnership Agreement, (ii) THCR Holdings will be the beneficial owner of 100% of the outstanding equity of Taj Associates free and clear of any liens and encumbrances, except for the lien of the trustee on behalf of the holders of the Senior Notes, (iii) immediately after giving effect to the transactions contemplated by the Merger Agreement, THCR will own the Specified Parcels free and clear of any liens and encumbrances, except for the lien of the trustee on behalf of the holders of the Mortgage Notes, and the lease between Taj Associates and Realty Corp. relating to the Specified Parcels shall terminate and Taj Associates shall no longer be obligated to make any payments to Realty Corp. and/or First Fidelity in connection with such Specified Parcels and (iv) the services agreement entered into by Taj Associates and Trump, dated as of April 1, 1991 (the "Taj Services Agreement"), will be terminated. DLJ assumed, with the THCR Special Committee's consent, that TTMC, Taj Associates and Taj Funding will not have more than $800 million of net indebtedness (i.e., aggregate face value of outstanding indebtedness (including accrued cash interest and non-cash interest) less available cash (excluding reasonable and customary amounts of cage or restricted cash) collectively on their balance sheets immediately prior to the consummation of the transactions contemplated by the Agreement. DLJ also assumed, with the THCR Special Committee's consent, that for the purposes of its opinion, the price of the THCR Common Stock will be no less than $20.00 per share (before deducting any underwriting discounts or commissions).

  THE FULL TEXT OF THE WRITTEN OPINION OF DLJ ADDRESSED TO THE THCR SPECIAL COMMITTEE DATED JANUARY 31, 1996 IS ATTACHED HERETO AS ANNEX B. HOLDERS OF THCR COMMON STOCK ARE URGED TO READ THE DLJ FAIRNESS OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ. THE FOLLOWING DISCUSSION OF DLJ'S FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ANNEX B.

  DLJ did not make any recommendation as to the form or amount of consideration to be paid by THCR pursuant to the transactions contemplated by the Merger Agreement. Such consideration was determined by arm's-length negotiations among THCR, Trump, Taj Holding and the other parties to the Class A Agreement in which negotiations DLJ advised THCR management. DLJ's opinion does not constitute an opinion as to the prices at which the THCR Common Stock will actually trade at any time, including the Effective Time. No restrictions or limitations were imposed by THCR or its affiliates upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to, and did not, solicit alternate transactions with third parties.

  In arriving at its opinion, DLJ reviewed a draft of the Merger Agreement and a draft of this Proxy Statement-Prospectus. DLJ also reviewed financial and other information that was publicly available or furnished to it by THCR and Taj Associates, including discussions with their respective managements. Included in the information provided to DLJ were certain financial projections of THCR and Taj Associates prepared by management of THCR and Taj Associates, respectively. In addition, DLJ compared certain financial and securities data of Taj Associates with various other companies whose securities are traded in the public markets, reviewed historical stock prices and trading volumes of THCR Common Stock, reviewed prices and financial data implied by the consideration paid in other business combinations and conducted such other financial studies, analyses and investigations DLJ deemed appropriate for the purposes of its opinion. DLJ also reviewed the draft pro forma combined condensed financial information for THCR and Taj Associates and the description of the business of each contained in the draft Proxy Statement-Prospectus.

  In rendering its opinion, DLJ, with the THCR Special Committee's consent, relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by THCR and Taj Associates or their respective representatives or that was otherwise reviewed by DLJ. DLJ also, with the THCR Special Committee's consent, assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of THCR and Taj Associates as to the future operating and financial performance of THCR and Taj Associates. In particular, DLJ relied upon the estimates of the respective management of THCR and Taj Associates of the operating synergies and other cost reductions achievable as a result of the Merger Transaction. DLJ was not asked to assume, and did not assume, any responsibility for making any independent evaluation or appraisal of the assets or liabilities of THCR, Taj Associates or the Specified Parcels or for making any independent verification of any information reviewed by it, and DLJ did not independently verify any of such information. DLJ relied as to all legal matters with respect to THCR, Taj Holding and Taj Associates upon the advice of counsel to THCR.

  DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. Although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ expressed no opinion as to the fairness of the allocation of the aggregate consideration to be paid by THCR among the parties receiving such consideration, DLJ has assumed that each of the companies shall have all appropriate licenses and permits upon consummation of the Merger Transaction, including all gaming licenses to conduct its business as conducted or proposed to be conducted.

  The following is a summary of certain factors considered and principal financial analyses performed by DLJ to arrive at its January 31, 1996 opinion and does not purport to be a complete description of the analyses performed by DLJ. DLJ performed certain procedures, including each of the financial analyses described below, and reviewed with the management of THCR and Taj Associates the assumptions on which such analysis were based and other factors, including the current and projected financial results of such companies.

  General. DLJ reviewed the financial terms contained in a draft of the Merger Agreement. DLJ assumed, with THCR's consent, that the price of the THCR Common Stock will be not less than $20 per share (before deducting any underwriting fees and commissions). DLJ also reviewed (a) THCR's (i) Forms 10-Q for the quarters ended June 30 and September 30, 1995 and (ii) prospectuses for the June 1995 Stock Offering and the June 1995 Note Offering, (b) Taj Holding's
(i) Form 10-K for the year ended December 31, 1994, (ii) Forms 10-Q for the quarters ended March 31, June 30 and September 31, 1995 and (iii) Form 8-K filed October 18, 1995 and (c) Taj Associates' (i) Form 10-K for the year ended December 31, 1994 and (ii) Forms 10-Q for the quarters ended March 31, June 30 and September 30, 1995. DLJ also reviewed the historical trading performance and trading volume of THCR Common Stock from the date of its initial public offering to January 26, 1996. DLJ also made a comparison of the historical trading performance of THCR Common Stock against (i) the Standard & Poor's 400 Stock Index (ii) Bally Entertainment Corporation ("Bally Entertainment") and (iii) against a constructed index of gaming companies including Aztar Corporation, Griffin Gaming & Entertainment, Inc., Hollywood Casino Corporation, MGM Grand, Inc., Mirage Resorts, Inc., Rio Hotel & Casino, Inc., Showboat, Inc. and Stratosphere Corporation. DLJ also reviewed the financial terms of a recent privately negotiated block trade of Taj Holding Class A Common Stock.

  Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger Transaction. In conducting its analysis, DLJ relied upon the assumptions described above and the financial projections provided by the managements of THCR and Taj Associates. DLJ also reviewed, without independent verification, the estimates prepared by the respective managements of THCR and Taj Associates of operating synergies and other costs reductions achievable by combining the operations of THCR and Taj Associates. DLJ also reviewed, without independent verification, the estimates prepared by the management of Taj Associates of the projected effects of the Taj Mahal Expansion on operating results. DLJ analyzed the pro forma effect of such operating synergies, other cost reductions and the Taj Mahal Expansion on earnings per share of THCR. Additionally, using the financial information and projections (normalized for non-recurring items) provided to DLJ by Taj Associates' and THCR's respective managements, DLJ reviewed the accretion of or dilution to THCR's 1995 pro forma earnings per share and 1996 and 1997 projected earnings per share resulting from the Merger Transaction. DLJ's analysis separately considered accretion/dilution (i) on an unadjusted basis, (ii) giving effect to the synergies and other cost reductions estimated by THCR's and Taj Associates' management, (iii) giving effect to the Taj Mahal Expansion and
(iv) giving effect to the Taj Mahal Expansion and the synergies referred to in
(ii) above. This analysis revealed that the Merger Transaction would not have a meaningful effect on 1995 earnings per share in light of the loss position and would be (a) dilutive to projected 1996 earnings per share and 1997 projected earnings per share on the basis described in (i) and (ii) above and
(b) accretive to 1997 projected earnings per share on the basis described in
(iii) and (iv) above. DLJ also considered the effect on its analysis of a 10% and a 25% negative variance between actual results and the results projected by THCR's management. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical earnings and operating and financial ratios for Taj Associates to corresponding data and ratios of certain gaming companies whose securities are publicly traded. In conducting its analysis DLJ compared the ratios implied by the aggregate consideration to be paid by THCR in the transactions contemplated by the Merger Agreement (with and without accounting for the synergies and other costs reductions projected by THCR's and Taj Associates' management) to the ratios implied from the market valuation of publicly-traded companies selected by DLJ (the "Gaming Companies") based upon qualitative factors which DLJ deemed relevant based upon its experience in the gaming industry: Aztar Corporation, Bally Entertainment, Griffin Gaming & Entertainment, Inc., Harrah's Entertainment, Inc., Hollywood Casino Corporation, MGM Grand, Inc., Mirage Resorts, Inc., Rio Hotel & Casino, Inc., Showboat, Inc. and Stratosphere Corporation. DLJ also separately compared the ratios implied by the aggregate consideration to be paid by THCR in the transactions contemplated by the Merger Agreement to the ratios implied from the market valuation of Bally Entertainment; this comparison was made because of the concentration of Bally Entertainment's revenue base in the Atlantic City market. Although DLJ used these companies for comparison purposes, none of such companies, including but not limited to, Bally Entertainment, is directly comparable to Taj Associates or THCR, respectively. Data and ratios considered included: the ratio of enterprise value to LTM revenues, LTM EBITDA, LTM EBIT, 1996 projected EBITDA, the ratio of market price to 1995 projected net income, the ratio of market price to 1996 projected net income and the ratio of market price to book value. All projected information for the Gaming Companies and Bally Entertainment was obtained from Institutional Broker's Estimate Service, a third-party service which summarizes the estimates made by analysts employed by several investment banking firms and from the published reports of research analysts employed by investment banking firms, including analysts employed by DLJ. Enterprise value is defined as the sum of the face value of a company's debt plus the market value of its equity securities less excess cash. DLJ made a subjective assessment of the cash position of each company included in the Gaming Companies for the purpose of making an estimate of excess cash. EBITDA is earnings before interest, taxes, depreciation and amortization and was selected for analysis by DLJ because it is a widely used estimate of cash flows generated by operations. EBIT is earnings before interest and taxes and was selected by DLJ because it is a measure of operating performance. The ratio of enterprise value to LTM revenues ranged from 0.9x to 2.9x for the Gaming Companies, was 1.8x for Bally Entertainment and was 1.7x for Taj Associates (both with and without consideration of operating synergies and other cost reductions). The ratio of enterprise value for the Gaming Companies to LTM EBITDA ranged from 4.5x to 13.5x, was 6.9x for Bally Entertainment, was 6.8x for Taj Associates without giving effect to synergies and other cost reductions and was 6.0x for Taj Associates after giving effect to operating synergies and other cost reductions. The ratio of enterprise value for the Gaming Companies to LTM EBIT ranged from 6.1x to 20.9x, was 9.8x for Bally Entertainment, was 9.9x for Taj Associates without giving effect to synergies and other cost reductions and was 8.3x for Taj Associates after giving effect to operating synergies and other cost reductions. The ratio of enterprise value to 1996 projected EBITDA ranged from 4.1x to 9.5x for the Gaming Companies, was 5.8x for Bally Entertainment, was 5.8x for Taj Associates without giving effect to synergies and other cost reductions and was 5.2x for Taj Associates after giving effect to operating synergies and other cost reductions. The ratio of price to book value for the Gaming Companies ranged from 0.9x to 4.4x, was 1.3x for Bally Entertainment and was 2.2x for Taj Associates. DLJ also separately considered the effects of the transaction costs associated with the Merger Transaction on these ratios. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Comparable Merger and Acquisition Analysis. DLJ reviewed the implied valuation multiples of: (i) selected merger and acquisition transactions including the majority of casino hotel company transactions completed since 1984 (the "Casino Resort Transactions"), (ii) selected single property merger and acquisition transactions in the gaming industry since 1984 (the "Single Property Transactions") and (iii) ITT's acquisition of Caesars World in 1995 (the "Caesars Transaction"). DLJ made the analysis referred to in (iii) above because it is the most recent, completed, large gaming merger and acquisition transaction with significant Atlantic City operations. Neither the Caesars Transaction nor the transactions described in (i) and (ii) above are directly comparable to the Merger or the Merger Transaction. DLJ compared the ratios implied by the aggregate consideration to be paid by THCR in the transactions contemplated by the Merger Agreement (the "Transaction") (with and without accounting for the synergies and other cost reductions estimated by THCR's and Taj Associates' respective managements) to the ratios implied by mean (calculated excluding the high and low multiple) of the Casino Resort Transactions, the mean (calculated excluding the high and low multiple) of the Single Property Transactions and the Caesars Transaction. The ratio of enterprise value implied by the consideration paid to LTM Revenues for the mean of the Casino Resort Transactions was 1.6x, 1.4x for the mean of the Single Property Transactions, 1.8x for the Caesars Transaction and 1.7x for the Transaction (both with and without giving effect to synergies and other cost reductions). The ratio of enterprise value implied by the consideration paid to LTM EBITDA for the mean of the Casino Transactions was 8.7x, 8.4x for the mean of the Single Property Transactions, 9.1x for the Caesars Transaction, 6.8x in the Transaction without giving effect to synergies and other cost reductions and 6.0x in the Transaction after giving effect to the synergies and other cost reductions. The ratio of enterprise value implied by the consideration paid to LTM EBIT was 12.2x for the mean of the Casino Resort Transactions, 11.0x for the mean of the Single Property Transactions, 13.5x the Caesars Transaction, 9.9x for the Transaction without giving effect to synergies and other cost reductions and 8.3x for the Transaction after giving effect to the synergies and other cost reductions. The multiple of equity value to book value was also compared and was 2.9x for the Caesars Transaction and 2.2x in the Transaction. DLJ also separately considered the effects of transaction costs associated with the Merger Transaction on these ratios. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Discounted Cash Flow Valuation Analysis. DLJ performed a discounted cash flow analysis of Taj Associates. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by the managements of THCR and Taj Associates. DLJ performed its analysis using Taj Associates' management's estimates of future performance of the Taj Mahal and the future results of operations of Taj Associates (including and excluding the Taj Mahal Expansion (as proposed on January 31, 1996)). DLJ selected a range of terminal exit multiples of 5.0 to 10.0 times EBITDA and a range of weighted average cost of capital from 8% to 13% based upon its subjective judgments about, among other things, the capital markets, Taj Associates prospects and the gaming industry. The terminal exit multiple represents an estimate of the value of Taj Associates earnings at the end of the five year period covered by Taj Associates' management's projections. This analysis implied an enterprise value of Taj Associates ranging from $1,417 million to $2,512 million and $1,149 million to $1,897 million, with and without the Taj Mahal Expansion (as proposed on January 31, 1996), respectively. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  Contribution Analysis. DLJ reviewed the relative contribution to THCR after the Merger Transaction of THCR, as a stand alone enterprise, and Taj Associates, as a stand alone enterprise. DLJ relied upon estimates of 1995, 1996 and 1997 financial information provided by THCR's and Taj Associates' respective managements. THCR and Taj Associates provided 45.4% and 54.6%, respectively, of the combined enterprise value; these ratios would be 47.2% and 52.8%, respectively, if the costs of the Merger and the THCR Stock Offering were excluded. The projections made by Taj Associates' and THCR's management reveal, over the three year period, that THCR would provide from 37.6% to 54.2% of combined revenues; from 34.6% to 49.4% of combined EBITDA and from 37.7% to 51.1% of combined EBIT. On a corresponding basis Taj Associates would provide from 62.4% to 45.8% of combined revenues, from 65.4% to 50.6% of combined EBITDA and from 62.3% to 48.9% of combined EBIT. Taj Associates will contribute 55.0% of combined book value to THCR after the Merger Transaction. DLJ drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

  The summary set forth above does not purport to be a complete description of the analyses performed and factors considered by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analysis must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinions. Furthermore, in arriving at its fairness opinion, DLJ did not attribute any particular weight to any analysis, or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  THCR selected DLJ as its financial advisor because DLJ is a nationally recognized investment banking firm and the principals of DLJ have substantial experience in transactions similar to the Merger, are familiar with THCR, Taj Associates and their business and are familiar with the gaming industry. As part of its investment banking business, DLJ is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, DLJ actively trades the debt and equity securities of THCR, Taj Associates and their respective subsidiaries for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the terms of an engagement letter, as amended, THCR has agreed to pay DLJ a fee of $1,500,000 for rendering its fairness opinion. In addition, THCR has agreed to pay DLJ $6,000,000 upon consummation of the Merger. THCR has also agreed to reimburse DLJ for its out-of-pocket expenses (including the reasonable fees and expenses of DLJ's counsel) incurred in connection with its engagement (exclusive of expenses incurred in connection with the Offerings), and to indemnify DLJ and certain of its related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and THCR believe are customary in transactions of this nature, were negotiated at arm's length between THCR and DLJ, and the THCR Special Committee and the Board of Directors of THCR was made aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger. DLJ has been engaged to act as lead manager for the THCR Stock Offering and the Mortgage Note Offering for which DLJ will receive customary fees. Over the past two years, DLJ has rendered a variety of investment banking services to Trump and his affiliated entities for which it has received or will receive customary fees aggregating to $11.9 million (such amount includes fees for acting as lead manager for the June 1995 Offerings and for financial advisory services rendered in connection with the formation of THCR and excludes fees for services rendered in connection with the Merger Transaction). Following consummation of the Merger Transaction, it is expected that an affiliate of DLJ will become a secured creditor of Trump and certain of his affiliates (other than THCR) in connection with a loan proposed to be made to Trump by such DLJ affiliate, for which it will receive a customary fee and reimbursement of its expenses. See "Risk Factors--Control and Involvement of Trump."

  The DLJ Report may be copied and inspected at THCR's principal executive offices.

MANAGEMENT PROJECTIONS

  Taj Holding. Taj Associates does not as a matter of course make public forecasts or projections as to future revenues or results of operations. However, during discussions regarding the Merger Transaction, Taj Associates provided Rothschild and DLJ with projections not available to the public. The projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the SEC regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent accountants.

  The projections of Taj Associates provided to Rothschild and DLJ by Taj Holding's management were based on the Taj Holding five-year business plan formulated in late 1995 reflecting the Initial Transaction with and without the effects of the Taj Mahal Expansion (as proposed on January 31, 1996). The 1996 projections, excluding the Taj Mahal Expansion (as proposed on January 31, 1996), projected net revenues of approximately $580 million and EBITDA of approximately $161 million (see footnote (b) in the table below). The Taj Mahal Expansion (as proposed on January 31, 1996) was not considered because, absent new financing or consent by public bondholders, Taj Associates would be unable to finance such expansion. The 1996 projections were prepared assuming, among other things, (i) an increase in table drop and slot win for the Atlantic City market as a whole of 4.0% and 6.0%, respectively, (ii) a $28.6 million budget for capital expenditures and (iii) table drop market share, table hold and slot win market share for the Taj Mahal of 16.5%, 16.7% and 11.1%, respectively. In light of the

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

increasing competition the Taj Mahal faces from casino facilities in neighboring states, including from Native American facilities and riverboat gaming, as well as from other forms of legalized gambling, and the expansion in the existing Atlantic City casino market, the projections are inherently uncertain, but reflect Taj Holding's best available estimates and judgments at the time of preparation as to possible ranges of results in the projected periods based upon varying assumptions. Set forth below are Taj Holding's projections for the years ended December 31, 1996 through 2000 based on Taj Holding's business plan. Although Taj Holding's business plan presented to Rothschild contained projections through the year 2000, the projections for the years ending December 31, 1996 and 1997 (which were all that were presented to DLJ) were deemed most relevant to the Board of Directors of Taj Holding and Rothschild.

                                                    PROJECTIONS
                                         --------------------------------------
                                             YEARS ENDING DECEMBER 31,
                                         --------------------------------------
                                          1996    1997    1998    1999    2000
                                         ------  ------  ------  ------  ------
                                                  ($ IN MILLIONS)
                                                    (UNAUDITED)
Net revenues(a)......................... $579.5  $608.5  $642.0  $667.7  $697.7
EBITDA(a)(b)............................  161.3   176.7   196.2   206.3   221.3
EBITDA margin(c)........................   27.8%   29.0%   30.6%   30.9%   31.7%

--------
(a) Includes a reclassification of $3.9 million, $4.1 million, $4.2 million, $4.4 million and $4.6 million of interest income in 1996, 1997, 1998, 1999 and 2000, respectively.
(b) EBITDA represents income from operations before depreciation, amortization, the non-cash write-down of CRDA investments, lease payments on the Specified Parcels and payments under the Taj Services Agreement. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of Taj Associates' operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA in its projections, as management understands that it is used by certain investors as one measure of Taj Associates' ability to service its debt.
(c) Represents EBITDA as a percentage of net revenues.

  The above projections included the following assumptions:

  (i) Taj Mahal's market share for table drop of 16.5% in 1996 through 2000 and market share of slot win of 11.1% in 1996 through 2000;
  (ii) increase in table drop and slot win for the Atlantic City market as a whole of 4.0% and 6.0%, respectively, in 1996 and a combined table drop and slot win for the Atlantic City market as a whole of 5.0% and 5.0% in 1997, 5.5% and 5.5% in 1998, 4.0% and 4.0% in 1999 and 4.5%
       and 4.5% in 2000;
  (iii) capital expenditures of $28.6 million in 1996 and $25.0 million in 1997 through 2000; and
  (iv) no Taj Mahal Expansion; the Taj Mahal Expansion was not considered because, absent new financing or consent by public bondholders, Taj Associates would be unable to finance such expansion.

  These assumptions are inherently uncertain and, though considered reasonable by Taj Holding, are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Taj Holding or Rothschild.

  All of the foregoing projections described above are included herein only because they were used to assist Rothschild and DLJ (in the case of the 1996 and 1997 projections only) in connection with the preparation of their written opinions. No representation can be made with respect to the ability of Taj Holding to achieve any projected results in the range of projected results described above. Such projections merely reflect Taj Holding's judgment at the time of preparation as to possible ranges of results in the projected periods based upon varying assumptions. The various projections present a wide range of possible results which are subject to a number of uncertainties. It is likely that there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected, and such differences may be material. Accordingly, there can be no assurance that the projections results will be realized or that actual results will not be significantly higher or lower than projected. In addition, as disclosed elsewhere in this Proxy Statement-Prospectus under are subject to substantial risks which increase the uncertainty inherent in such projections. Many of the factors disclosed under "Risk Factors" in this Proxy Statement-Prospectus with respect to Taj Holding could cause Taj

Holding's actual consolidated results to differ materially from those expressed in the projections made herein. The inherent uncertainties in results increase materially for years closer to the end of the projection periods. Neither THCR, Taj Holding nor any other person assumes any responsibility for the accuracy or validity of the "Risk Factors," the business and operations of Taj Holding projections, nor should the projections be regarded as a representation by THCR, Taj Holding or any other person that they will be achieved. The independent auditors for Taj Holding have neither examined nor compiled the prospective financial information described above and, accordingly, do not express an opinion or any form of assurance with respect thereto.

  THCR. THCR does not as a matter of course make public forecasts or projections as to future revenues or results of operations. However, during discussions regarding the Merger Transaction, THCR provided DLJ, Rothschild and the THCR Special Committee with projections not available to the public. The projections were not prepared with a view toward public disclosure or compliance with either the published guidelines of the SEC regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by independent accountants.

  To assist DLJ and Rothschild in formulating their opinions, THCR prepared projections for the year ending December 31, 1996 which gave effect to the completion of the Trump Plaza Expansion and the opening of the Indiana Riverboat, and do not give effect to the Merger Transaction. Utilizing the 1996 projections, THCR further prepared for DLJ and Rothschild projections for the two years ending December 31, 1996 and 1997, which are summarized below. In light of the increasing competition THCR faces from other casino facilities, including from Native American facilities and riverboat gaming, as well as from other forms of legalized gaming, and the expansion in the existing Atlantic City Casino market, the projections are inherently uncertain, but reflect THCR's best available estimates and judgments at the time of preparation:

                                                                  PROJECTIONS
                                                                  -----------
                                                                 YEARS ENDING
                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
                                                                     ($ IN
                                                                   MILLIONS)
                                                                  (UNAUDITED)
Net revenues(a)................................................. $620.4  $724.5
EBITDA(b).......................................................  143.9   171.3
EBITDA margin(c)................................................   23.2%   23.6%

--------
(a) Represents net revenues of $476.8 million and $143.6 million for Trump Plaza and the Indiana Riverboat, respectively, in 1996 and $518 million and $206.5 million for Trump Plaza and the Indiana Riverboat, respectively, in 1997.
(b) EBITDA represents income from operations before depreciation, amortization and restructuring costs, the non-cash write-down of CRDA investments and the $3.1 million of annual Trump Plaza East lease expense. EBITDA is after city tax payments to Gary, Indiana. EBITDA should not be construed as an alternative to net income or any other measure of performance determined in accordance with generally accepted accounting principles or as an indicator of THCR's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Management has included information concerning EBITDA in its projections, as management understands that it is used by certain investors as one measure of THCR's ability to service its debt.
(c) Represents EBITDA as a percentage of net revenues.

  The above projections included the following assumptions:

  (i) completion of the Trump Plaza Expansion in April 1996;
  (ii) opening of the Indiana Riverboat in April 1996;
  (iii) slot win per unit per day and table win per unit per day at the Indiana Riverboat of $276 and $2,061, respectively, in 1996, and an increase of 1.4% and 4.9%, respectively, in 1997;
  (iv) market share for Trump Plaza in table drop, and slot win of 11.2% and 10.1%, respectively, in 1996, and 11.7% and 11.3%, respectively, in 1997; and
  (v) increase in table drop and slot win for the Atlantic City market as a whole of 1.0% and 6.4%, respectively, in 1996 and 1.0%, and 5.0%, respectively, in 1997; and
  (vi) capital expenditures of $94.0 million and $25.9 million for Trump Plaza and the Indiana Riverboat, respectively, in 1996 and $20 million and $37.5 million for Trump Plaza and the Indiana Riverboat, respectively, in 1997.

  These assumptions are inherently uncertain and, though considered reasonable by THCR, are subject to significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of THCR.

  All of the foregoing projections described above are included herein only because they were used to assist DLJ and Rothschild in formulating their opinions. No representation can be made with respect to the ability of THCR to achieve any projected results in the range of projected results described above. Such projections merely reflect THCR's judgment at the time of preparation as to possible ranges of results in the projected periods based upon varying assumptions. Such projections present a wide range of possible results which are subject to a number of uncertainties. It is likely that there will be differences between the projected and actual results because events and circumstances frequently do not occur as expected (including the completion dates for completion of the Trump Plaza Expansion and the opening of the Indiana Riverboat), and such differences may be material. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, as disclosed elsewhere in this Proxy Statement-Prospectus under "Risk Factors," the business and operations of THCR are subject to substantial risks which increase the uncertainty inherent in such projections. Many of the factors disclosed under "Risk Factors" in this Proxy Statement-Prospectus with respect to THCR could cause THCR's actual consolidated results to differ materially from those expressed in the projections made herein. The inherent uncertainties in results increase materially for years closer to the end of the projection periods. Neither THCR nor any other person assumes any responsibility for the accuracy or validity of the projections, nor should the projections be regarded as a representation by THCR or any other person that they will be achieved. The independent auditors for THCR have neither examined nor compiled the prospective financial information and, accordingly, do not express an opinion or any form of assurance with respect thereto.

AGI APPRAISALS

  In connection with a Taj Associates recapitalization proposal discussed in 1994, Taj Associates obtained an appraisal (the "AGI Report") from AGI, a real estate appraisal company, which concluded that the going concern value of the Taj Mahal, as of March 18, 1994, was approximately $1.1 billion.

  In the opinion of AGI, the AGI Report, which is subject to certain assumptions and qualifications, was prepared in conformity with the regulations of the Office of Thrift Supervision of the U.S. Department of the Treasury, the Uniform Standards of Professional Appraisal Practice, and the Office of the Comptroller of the Currency's written appraisal guidelines.

  In the course of its determination of the Taj Mahal's going concern value, AGI reviewed data relating to the subject property, Atlantic County and Atlantic City in general, the neighborhood of the site, the Atlantic City casino/hotel market, the past operating history of casino/hotels similar to the Taj Mahal, zoning, real estate taxes and assessments and the highest and best use for the property. AGI opined that the going concern value of the Taj Mahal, as of March 18, 1994, was approximately $1.1 billion. For purposes of the AGI Report, going concern value was defined as the value created by a proven property operation, with the subject property considered as a separate entity to be valued with a specific business establishment, which, in the case of the Taj Mahal, is as an operating casino/hotel facility.

  In reaching its conclusion with respect to the going concern value of the Taj Mahal, AGI considered the three generally recognized methods of valuing real estate, namely, (i) the cost approach, in which all improvements to the subject property are replaced as if new and any accrued depreciation is deducted to arrive at a net improvement value, (ii) the sales comparison approach, which is based upon a comparison of sales of similar properties, taking into consideration their minor differences and major similarities, and
(iii) the capitalization of income approach, which converts the net operating income attributable to the real estate, after all expenses, into a valuation estimate. The capitalization of income approach capitalizes the income by an appropriate method and rate as derived from a market study of similar properties and/or competitive investments. Of the three valuation methods, AGI selected the capitalization of income approach as the basis for arriving at a going concern value because it provides the most reliable indication of value for an income producing property. AGI's value conclusion is based solely on the utilization of the capitalization of income approach.

  AGI concluded that annuity capitalization, utilizing the discounted cash flow technique, was the most appropriate method of capitalization. Such technique was comprised of five steps: (i) projection of the investment holding period in respect of the Taj Mahal, (ii) projection of annual casino revenues for the Taj Mahal for each year of the holding period, (iii) selection of a yield rate in order to discount to present value the projected cash flow and eventual value of the property upon reversion, (iv) projection of the reversionary, or residual, value of the property at the end of the projection period and (v) calculation of the net present value of the Taj Mahal to reflect its worth as an investment assuming (a) a required rate of return, (b) the property achieving cash flows as projected and (c) a reversion value of the property as projected.

  In implementing steps (i) through (v) above, AGI first utilized a 10-year holding period for the investment based on the conclusion that such amount of time was long enough to model the Taj Mahal's performance but short enough to reasonably estimate the expected income and expenses of the real estate. AGI then determined future casino revenues for the Taj Mahal by analyzing historical operating data, market share and revenue growth for the Taj Mahal and for the gaming industry in Atlantic City in general.

  Based on the foregoing, AGI projected income and expenses of the Taj Mahal for the years 1994 through 2004. Based upon an assumed growth rate of 4.0% per year, AGI projected that the Taj Mahal's total revenues would increase from $518.0 million in 1994 to $766.8 million in 2004. Based upon, among other things, the assumption that casino expense, the largest single expense category for the Taj Mahal, would remain constant at 45.0% of gross revenues, AGI projected that the Taj Mahal's gross operating profit would increase from $159.7 million to $225.9 million, and cash flow before debt service would increase from $123.9 million to $170.4 million, over the same period.

  Based on the fact that investors in real estate typically require a return several hundred basis points above what can be achieved in the financial markets, and that, in AGI's experience, return requirements for transactions involving casino and hotel facilities have ranged from 600 to 800 basis points above medium quality corporate bonds, AGI determined that an appropriate discount rate for the Taj Mahal would be in the range of approximately 13.0% to 16.0%. Based on the foregoing analysis, and taking into consideration the higher risk associated with investments in similar casino/hotel properties and AGI's cash flow projections for the Taj Mahal, AGI determined that, in the case of the Taj Mahal, a 15.0% discount rate would be appropriate.

  AGI then determined the reversionary value of the Taj Mahal by capitalizing the projected 11th year (2004) cash flow of the Taj Mahal, which was $170.4 million, by a terminal rate of 10.0%. Such rate was selected based on the range of terminal rates currently employed by the market (from 8.0% to 11.0%) and taking into consideration the increased investment risks associated with a casino/hotel. Utilizing the 10.0% terminal rate, and assuming sales costs of 3.0%, AGI concluded that the net sale value of the Taj Mahal in 2004, the final year of the projections, would be approximately $1.65 billion.

  AGI then applied the 15.0% discount rate to the projected cash flow of the Taj Mahal for each year of the projected 10-year holding period, as well as to the net sales proceeds assumed to be received from a sale of the Taj Mahal in the eleventh year. Such calculation resulted in a total present worth for the Taj Mahal equal to $1.105 billion. Based on this figure, AGI concluded that the going concern value of the Taj Mahal as of March 18, 1994 was approximately $1.1 billion.

  The AGI Report assumed, among other things, that (i) Taj Associates holds good and marketable title to the property on which the Taj Mahal is located,
(ii) information furnished to AGI by third parties is reliable, (iii) there are no hidden or unapparent conditions of the property, subsoil or structures that would render the property more or less valuable and (iv) there is full compliance with all applicable federal, state and local environmental regulations and laws and all applicable zoning and use regulations and restrictions, unless otherwise stated, defined and considered in the AGI Report.

  An appraisal is an estimate or opinion of value and cannot be relied upon as a precise measure of value of worth. The amount that Taj Associates might realize from the sale of the Taj Mahal may be more or less than its appraised value. AGI did not solicit any offers or inquiries with respect to the Taj Mahal from potential purchasers, and therefore, the AGI Report should not be read to suggest that a buyer was, in fact, available or if one were available, that it would be willing to pay the appraised value. Accordingly, no assurance can be given as to the value which could be obtained from the sale of the Taj Mahal. Additionally, whatever the value of the Taj Mahal may be in a sale under the conditions assumed in the AGI Report, a sale under distress conditions would likely result in a substantially lower price.

  AGI has been engaged in the real estate appraisal business for approximately 36 years, maintaining offices in New York, New Jersey, Florida and Texas and employing 12 appraisers. AGI has prior experience in appraising casino hotel properties in Atlantic City (including the Resorts Casino Hotel, Trump Plaza and Trump's Castle) and numerous casinos in Las Vegas, Nevada and in performing appraisals in conformity with regulations governing federal savings institutions. AGI was selected by management on the basis of its experience and expertise in evaluating income-producing properties, including hotels and casino hotels.

  The services performed by AGI were performed in accordance with the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. AGI has no financial or other interest, direct or indirect, present or prospective, in the Taj Mahal or a personal interest or bias with respect to Taj Associates or any of its affiliates. AGI's employment and compensation were not contingent upon the amount of the valuation or on any action or event resulting from the analyses, opinions or conclusions in, or the use of, the AGI Report. In consideration for its services rendered to Taj Associates in connection with the AGI Report, AGI received a fee from Taj Associates of approximately $50,000. During the past six years, AGI has conducted a prior appraisal of the Taj Mahal for Taj Associates as well as appraisals of six other properties owned or controlled by Trump. AGI has performed appraisals of Trump Plaza for Plaza Associates, of Trump's Castle for TCA, of Crystal Palace for The Trump Organization, of Trump Tower for The Trump Organization, of The Plaza Hotel in New York City for Citibank, N.A. and of Mar-A-Lago Club for Trump. AGI received an aggregate of approximately $181,000 for performing such appraisals.

  A copy of the AGI Report has been filed as an Exhibit to the Schedule 13E-3 (copies of which can be obtained from the Public Reference Section at the SEC at prescribed rates). Holders of shares of Taj Holding Class A Common Stock should read the AGI report in its entirety for a description of the matters considered and procedures followed.

  In December of 1995, AGI provided a report to Taj Associates which concluded that the market value of the Specified Parcels was in the range of $80.2 million and $95.6 million. AGI received a fee of $12,000 for its December 1995 report.

PURPOSE AND STRUCTURE OF THE MERGER TRANSACTION

  The purpose of the Merger Transaction is for THCR Holdings to acquire beneficial ownership of 100% of the equity of Taj Associates for the reasons described in "Special Factors--Background of the Merger Transaction" and "Special Factors--Recommendations of the Board of Directors; Reasons for the Merger Transaction; Fairness of the Merger Transaction." The Merger Transaction will create one of the largest casino entertainment companies in the United States by combining into one entity two "Four Star" Atlantic City casino hotels, the Indiana Riverboat and the rights to any new Trump gaming venture. The acquisition of the Taj Mahal will strengthen THCR's position as a leader in the casino entertainment industry, and the combination of the Taj Mahal with THCR's existing and planned operations will provide opportunities for operational efficiencies, economies of scale and benefits from the talent, expertise and experience of management at the operating entities.

  The Merger will be effected by the merger of Merger Sub with and into Taj Holding. Upon the consummation of the Merger Transaction, including the contributions by Trump, TTMI and TM/GP, THCR Holdings will acquire beneficial ownership of 100% of the equity of Taj Associates.

  The Merger Transaction has been structured to ensure that THCR Holdings acquires 100% of the equity of Taj Associates through a series of substantially simultaneous transactions. The Merger Transaction is being undertaken at this time based upon current market conditions and the recent performance of Taj Associates and Plaza Associates, which contribute to the feasibility of the Merger Transaction. Although Trump, Taj Holding and TM/GP have in the past considered several recapitalization transactions, none of such recapitalizations were implemented. The alternatives to the Merger Transaction that were considered by THCR, THCR Holdings, Trump AC and Merger Sub consisted of variations of the Merger Transaction, including the Initial Transaction. See "Special Factors--Background of the Merger Transaction."

RELATED MERGER TRANSACTIONS

  The Offerings. The consummation of the Mortgage Note Offering, the THCR Stock Offering, the Plaza Note Purchase and Senior Note Consent Solicitation will occur simultaneously with, and will be conditioned upon, the closing of the Merger. There can be no assurance that the Mortgage Note Offering, the THCR Stock Offering, the Plaza Note Purchase and Senior Note Consent Solicitation will be able to be consummated on terms satisfactory to THCR. The aggregate proceeds from the Offerings, together with available cash, will be used to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger ($40.5 million assuming all such holders elect Cash Consideration); (ii) redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof (approximately $780 million), plus accrued interest to the date of redemption; (iii) redeem the outstanding shares of Taj Holding Class B Common Stock, as required in connection with the Taj Bond Redemption, at the redemption price of $.50 per share (approximately $400,000 in the aggregate); (iv) retire the outstanding Plaza Notes; (v) satisfy the indebtedness of Taj Associates under the NatWest Loan (approximately $36.5 million) (see "Business of Taj Holding--Certain Indebtedness--NatWest Loan"); (vi) satisfy the First Fidelity Loan through the payment of $50 million in cash and 500,000 shares of THCR Common Stock and purchase the Specified Parcels from Realty Corp. for ten dollars; (vii) purchase Trump Plaza East pursuant to the Trump Plaza East Purchase Option ($28.0 million); (viii) pay to Bankers Trust $10 million to obtain releases of the liens and guarantees that Bankers Trust has in connection with certain of the Trump Indebtedness and (ix) pay related fees and expenses and provide for working capital.

  The Mortgage Notes. Trump AC intends to issue in an underwritten offering approximately $1,100,000,000 aggregate principal amount of Mortgage Notes with an expected maturity of ten years. THCR and its financial advisors have not yet determined the exact terms of the Mortgage Notes. The actual amounts raised will depend upon a number of factors, including market conditions, and other factors beyond the control of THCR's and Trump AC's management. The Mortgage Notes are likely to include a change of control provision and restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness. See "Business of THCR--Certain Indebtedness of THCR."

  Real Property Purchases. The Specified Parcels are currently leased by Taj Associates from Realty Corp. for approximately $3.3 million per year. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels." Realty Corp. has outstanding indebtedness of approximately $78 million owing to First Fidelity in respect of the First Fidelity Loan which is due November 15, 1999. The First Fidelity Loan is currently secured by a mortgage on the Specified Parcels, and Taj Associates has previously guaranteed the repayment of the First Fidelity Loan up to a maximum of $30 million. Trump has also personally previously guaranteed (up to a maximum of approximately $19.2 million), and pledged his direct and indirect equity interests in Taj Associates as collateral for, the First Fidelity Loan. As mortgagee, First Fidelity has the right to terminate the lease on the Specified Parcels under certain circumstances. See "Business of Taj Holding-- Certain Indebtedness--First Fidelity Loan/Specified Parcels."

  In order to secure future use of the Specified Parcels and eliminate all future lease payments on the Specified Parcels, Taj Associates expects to satisfy the First Fidelity Loan through the payment of $50 million in cash and

500,000 shares of THCR Common Stock and purchase the Specified Parcels from Realty Corp. for $10 by exercising a purchase option with respect to the Specified Parcels. Upon consummation of the purchase of the Specified Parcels,
(i) the lease relating to the Specified Parcels will be terminated, thus eliminating Taj Associates' rental obligations thereunder; (ii) the $30 million guaranty by Taj Associates of the First Fidelity Loan will be released; and (iii) Trump's guaranty of such indebtedness will be released and First Fidelity will relinquish its lien on Trump's direct and indirect equity interest in Taj Associates. The Specified Parcels will be part of the collateral securing the Mortgage Notes. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels."

  Pursuant to the Trump Plaza East Purchase Option, Plaza Associates has the right to purchase Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction and thereby eliminate approximately $3.1 million of annual lease payments associated with Trump Plaza East. As a result of such purchase, Trump will obtain a release of a contingent debt obligation, which, if the conditions thereunder are met (including, without limitation, the failure by Plaza Associates to exercise the Trump Plaza East Purchase Option), would result in an obligation of Trump for approximately $18 million, which obligation was associated with Trump's original purchase of Trump Plaza East. See "Business of THCR--Properties--Trump Plaza East."

  Consent and Release Payment. The Trump Indebtedness is currently secured by, among other things, a lien on Trump's direct and indirect equity interests in Taj Associates, as well as the TTMI Note. As part of the Merger Transaction, Taj Associates will pay $10 million to Bankers Trust to obtain the consent of Bankers Trust to the Merger Transaction and to obtain releases of certain liens on Trump's direct and indirect equity interests in Taj Associates and related guarantees, and on the TTMI Note, all of which secure a portion of the Trump Indebtedness. See "Business of Taj Holding--Certain Indebtedness--TTMI Note."

  Plaza Note Purchase; Consent Solicitations. As part of the Merger Transaction, Plaza Funding intends to purchase and (to the extent not purchased) defease the Plaza Notes. Any such retirement of Plaza Notes will be conditioned upon, among other things, the concurrent consummation of the other transactions contemplated by the Merger Transaction. Plaza Associates and Plaza Funding also intend to solicit the consent of holders of the Plaza Notes to amend certain provisions of the Plaza Note Indenture. Under the terms of the Plaza Note Indenture, Plaza Funding has the right to retire the Plaza Notes through defeasance by depositing in trust a sum sufficient to provide for the redemption of the Plaza Notes on June 15, 1998 at 105% of their principal amount, plus accrued interest.

  To effect the Merger Transaction, THCR Holdings and THCR Funding, the issuers of the Senior Notes, will solicit from the holders of the Senior Notes the waiver of, and consent to modify, certain provisions of the Senior Note Indenture. Consent of holders of a majority in aggregate principal amount of outstanding Senior Notes is required in connection with the Senior Note Consent Solicitation.

  The successful completion of the Plaza Note Consent Solicitation and the Senior Note Consent Solicitation are conditions to the consummation of the Merger Transaction.

  Trump Contribution and Consideration. In connection with the Merger Transaction, Trump will contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) his shares (consisting of 50% of the outstanding capital stock) of TTMC, the holder of a .01% general partnership interest in Taj Associates, and will cause TTMI to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) TTMI's 49.995% general partnership interest in Taj Associates.

  In addition, Trump will contribute to Taj Holding all of his shares of Taj Holding Class C Common Stock, which will be canceled pursuant to the Merger Agreement. The Taj Holding Class C Common Stock provides

Trump with the ability to elect a majority of the Board of Directors of, and thereby control, Taj Holding. It also affords Trump separate class voting rights in certain events, including in connection with the Merger. The Taj Services Agreement, pursuant to which Trump has received approximately $1.7 million, $1.4 million and $1.6 million (less $575,000 which was paid annually by Trump to First Fidelity to reduce the amount owed by Taj Associates under the lease for the Specified Parcels) in respect of the years ended 1995, 1994 and 1993, respectively, as compensation for services rendered to Taj Associates, will also be terminated in connection with the Merger Transaction.

  In exchange for the contribution by Trump and TTMI to Trump AC (on behalf, and at the direction, of THCR Holdings), Trump's directly held limited partnership interest in THCR Holdings will be modified and TTMI will receive a limited partnership interest in THCR Holdings. As a result of the Merger Transaction, Trump's aggregate beneficial ownership of limited partnership interests in THCR Holdings will decrease from approximately 40% to approximately 27%, of which an approximately 5% interest will be held directly by TTMI (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering).

  Trump's current limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings, and is convertible, at Trump's option, into 6,666,667 shares of THCR Common Stock (representing approximately 40% of the outstanding shares of THCR Common Stock after giving effect to such conversion). Upon consummation of the Merger Transaction (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering), Trump's and TTMI's limited partnership interests in THCR Holdings will be convertible into an aggregate of 8,354,167 shares of THCR Common Stock, representing approximately 27% of the then outstanding shares of THCR Common Stock (after giving effect to the Merger Transaction and such conversion). At the time that TTMI becomes a limited partner of THCR Holdings, Trump will contribute 200 shares of THCR Class B Common Stock to TTMI. The THCR Class B Common Stock has voting power equivalent to the voting power of the THCR Common Stock into which a THCR Class B Common Stockholder's limited partnership interest in THCR Holdings is convertible. The THCR Class B Common Stock is not entitled to dividends or distributions. Upon conversion of all or any portion of a holder's THCR Holdings limited partnership interest into shares of THCR Common Stock, the corresponding voting power of such holder's THCR Class B Common Stock (equal in voting power to the number of shares of THCR Common Stock issued upon such conversion) will be proportionately diminished.

  Concurrent with the consummation of the Merger Transaction, THCR will issue to Trump a warrant to purchase an aggregate of 1.8 million shares of THCR Common Stock, (i) 600,000 shares of which may be purchased on or prior to the third anniversary of the issuance of the warrant at $30.00 per share, (ii) 600,000 shares of which may be purchased on or prior to the fourth anniversary of the issuance of the warrant at $35.00 per share and (iii) 600,000 shares of which may be purchased on or prior to the fifth anniversary of the issuance of the warrant at $40.00 per share. Upon consummation of the Merger Transaction, with respect to the shares underlying the warrant to be issued to Trump, Trump will be granted registration rights comparable to those he currently has with respect to the shares of THCR Common Stock issuable upon conversion of his limited partnership interest in THCR Holdings. See "Description of THCR Holdings Partnership Agreement--Exchange and Registration Rights."

  Trump, through TTMI, has the right to reduce the equity interest of the Taj Holding Class A Common Stock in Taj Associates from 50% to 20% by causing Taj Associates to make the 14% Payment to the holders of the Taj Bonds in an amount calculated to provide them with a cumulative return equal to approximately 14% per annum. If the 14% Payment is made (which can occur only if the Taj Bonds are retired, redeemed or paid in full), Trump would beneficially own 80% of Taj Associates. Moreover, the 14% Payment is permitted to be financed with Taj Associates' borrowings. In connection with the Merger Transaction, TTMI will not exercise its right to cause Taj Associates to make such payment and such right will terminate upon the redemption of the Taj Bonds.

  THCR Contribution and Consideration. In connection with the Merger Transaction, THCR will cause TM/GP, which will be an indirect wholly owned subsidiary of THCR after the Effective Time and which holds a 49.995% general partnership interest in Taj Associates, to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its general partnership interest in Taj Associates, and will cause Taj Holding to contribute to TM/GP and will then cause TM/GP to contribute to Trump AC (on behalf, and at the direction, of THCR Holdings) its shares (consisting of 50% of the outstanding capital stock) of TTMC (the holder of a .01% general partnership interest in Taj Associates). As a result of the Merger Transaction, THCR's beneficial equity interest in THCR Holdings will increase from approximately 60% to approximately 73%, of which an approximately 5% interest will be held directly by TM/GP (assuming a $24.00 price per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering).

  Redemption of the Taj Bonds and the Taj Holding Class B Common Stock. The Taj Holding Class B Common Stock is essentially a nonparticipating stock issued as part of a Unit in connection with the Taj Bonds that entitles the holders thereof to elect the Class B Directors, to vote on matters presented to the stockholders of Taj Holding and to separately approve certain matters. The Taj Holding Certificate of Incorporation provides that the outstanding shares of Taj Holding Class B Common Stock must be redeemed at such time as the principal amount of Taj Bonds are redeemed, defeased or paid, at the redemption price of $.50 per share. In connection with the Merger Transaction, Taj Funding will redeem the outstanding Taj Bonds at a redemption price equal to 100% of the principal amount thereof plus accrued interest to the date of redemption and Taj Holding will cause each outstanding share of Taj Holding Class B Common Stock to be redeemed at the redemption price of $.50 per share in accordance with the provisions of the Taj Holding Certificate of Incorporation.

SOURCES AND USES OF FUNDS IN THE MERGER TRANSACTION

  The following table sets forth the anticipated sources and uses of funds for the Merger Transaction (assuming an April 15, 1996 consummation):

                             (DOLLARS IN MILLIONS)
Anticipated Sources of Funds


CASH SOURCES
THCR Stock Offering(a)(b)......  $ 300.0
Mortgage Note Offering.........  1,100.0
Available Cash.................     10.7
                                 -------
 Total Cash Sources............  1,410.7
                                 -------


NON-CASH SOURCES
THCR Common Stock Equivalents
 to be issued to Trump(d).......     40.5
THCR Common Stock to be issued
 to First Fidelity(b)...........     12.0
                                 --------
 Total Non-Cash Sources.........     52.5
                                 --------
Total Sources................... $1,463.2
                                 ========

Anticipated Uses of Funds

CASH USES
Redeem Taj Bonds(c).............  $ 794.4
Retire Plaza Notes..............    370.9
Satisfy NatWest Loan............     36.5
Exercise Trump Plaza East
 Purchase Option................     28.0
Financing fees and expenses.....     49.4
Payment to First Fidelity.......     50.0
Cash Payment to Bankers Trust...     10.0
Acquisition of Taj Holding Class
 A Common Stock(a)..............     40.5
Redeem Taj Holding Class B Com-
 mon Stock......................      0.4
Transaction Fees and Expenses
 and Working Capital............     30.6
                                  -------
 Total Cash Uses ...............  1,410.7
                                  -------

NON-CASH USES
Acquisition of Trump's direct
 and indirect equity interests
 in Taj Associates..............     40.5
THCR Common Stock issued to
 First Fidelity(b)..............     12.0
                                 --------
 Total Non-Cash Uses............     52.5
                                 --------
Total Uses...................... $1,463.2
                                 ========

--------
(a) Assumes all holders of Taj Holding Class A Common Stock elect Cash Consideration in the Merger. To the extent that holders of Taj Holding Class A Common Stock elect to receive Stock Consideration, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.
(b) Assumes a price of $24.00 per share of THCR Common Stock.
(c) Includes the Additional Amount (as defined) through April 15, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates."
(d) Represents the value of the shares of THCR Common Stock into which the limited partnership interests in THCR Holdings to be issued to Trump and TTMI in connection with the Merger Transaction will be convertible.

CERTAIN EFFECTS OF THE MERGER TRANSACTION; OPERATIONS OF TAJ ASSOCIATES AFTER THE MERGER TRANSACTION

  Upon consummation of the Merger Transaction, THCR will wholly own Taj Holding and TM/GP, and THCR Holdings will wholly own Taj Associates through THCR Holdings' 99% ownership of Trump AC and 100% ownership of Plaza Holding Inc. Trump AC will wholly own Taj Associates through its ownership of a 99% equity interest in Taj Associates and all of the capital stock of TTMC, which will own a 1% equity interest in Taj Associates. THCR Holdings will then have a 100% interest in Taj Associates, including its net book value at December 1995 and net loss for the year ended December 31, 1995, which were $39,635,000 and $26,623,000, respectively, and THCR and Trump will have an approximately 73% beneficial interest and an approximately 27% beneficial interest in Taj Associates, respectively, through their direct and indirect ownership of THCR Holdings. As of December 31, 1995, Trump's 50% interest in Taj Associates' net book value at December 31, 1995 and net loss for the year ended December 31, 1995 amounted to $19,817,500 and $13,311,500, respectively, TM/GP's 49.995%
interest in Taj Associates' net book value at December 31, 1995 and net loss for the year ended December 31, 1995 amounted to $19,815,518 and $13,310,169, respectively, and THCR, THCR Holdings, Merger Sub and Trump AC did not have any interest in Taj Associates. Upon consummation of the Merger Transaction, THCR's approximately 73% beneficial interest in Taj Associates' pro forma negative net worth as of December 31, 1995 and pro forma net income for the year ended December 31, 1995 will be $60,893,000 and $3,991,000, respectively (including TM/GP's approximately 5% interest), and Trump's approximately 27% beneficial interest in Taj Associates' pro forma negative net worth as of December 31, 1995 and net income for the year ended December 31, 1995 will be $22,522,000 and $1,476,000, respectively (including TTMI's approximately 5% interest). If all holders of Taj Holding Class A Common Stock elect Stock Consideration (assuming a price of $24.00 per share of THCR Common Stock as the Market Value in connection with the Merger and as the public offering price in the THCR Stock Offering), upon consummation of the Merger Transaction (and assuming that the over-allotment option to be granted in connection with the THCR Stock Offering is exercised in full), such holders would hold approximately 6.3% of the outstanding shares of THCR Common Stock on a fully diluted basis and would share in Taj Associates' earnings and growth through their investment in THCR. Holders of Taj Holding Class A Common Stock electing Cash Consideration would not continue to share in such earnings and growth as such holders would receive cash in the Merger.

  Upon consummation of the Merger, the directors of Merger Sub will become the directors of Taj Holding, the Surviving Corporation. At the Effective Time, the directors of TM/GP, other than Messrs. Trump, Ribis and Pickus, will resign as directors of TM/GP. Taj Associates' current officers and management team will continue to operate the Taj Mahal, and as a wholly owned subsidiary of THCR Holdings, the officers of THCR, the managing general partner of THCR Holdings, will oversee Taj Associates' management. It is expected that following the Merger Transaction, the business and operations of Taj Associates will be continued substantially as they are currently being conducted, other than undertaking the Taj Mahal Expansion.

  Following the consummation of the Merger Transaction, the registration under the Exchange Act of the Taj Holding Class A Common Stock and Taj Holding Class B Common Stock will be terminated and the Units will be delisted from the Amex. This termination of registration under the Exchange Act would make the provisions of the Exchange Act, such as the requirement to file periodic reports with the SEC, no longer applicable to Taj Holding. Certain officers and directors of Taj Holding and certain officers and employees of Taj Associates have participated in negotiating the provisions of the Merger Transaction. These employees have received no additional compensation for such services.

INTERESTS OF CERTAIN PERSONS IN THE MERGER TRANSACTION

  General. In considering the recommendation of the Board of Directors of THCR and the Board of Directors of Taj Holding with respect to the Merger Transaction, certain members thereof may be deemed to have certain interests in the Merger Transaction in addition to those of stockholders generally. Of the nine members of the Board of Directors of Taj Holding, two (Trump and Nicholas L. Ribis) are also directors of THCR, and three (Mr. Ribis, Robert M. Pickus and John P. Burke) are executive officers of THCR and, therefore, may be deemed to have a conflict with respect to the Merger Transaction, given that THCR is the other party to the Merger Agreement and THCR Holdings will acquire 100% of the equity of Taj Associates if the Merger Transaction is consummated. In addition, Messrs. John
K. Kelly, Harold First (each a director of Taj Holding), Ribis and Trump are directors of Realty Corp. Furthermore, Mr. Ribis, the Chief Executive Officer of Taj Associates and Vice President of Taj Holding and TM/GP, is THCR's President, Chief Executive Officer and Chief Financial Officer, Mr. Pickus, the Executive Vice President of Corporate and Legal Affairs of Taj Associates, is THCR's Executive Vice President and Secretary, and Mr. Burke, Vice President of TM/GP, is THCR's Senior Vice President of Corporate Finance and Corporate Treasurer. See "Management of THCR" and "Management of Taj Holding."

  In addition to Trump's position as the Chairman of the Board of THCR and Taj Holding, he currently owns 50% of the equity of Taj Associates and approximately 40% of THCR Holdings. In connection with the Merger Transaction, Trump will receive certain consideration which is different from the consideration to be received by the holders of Taj Holding Class A Common Stock in the Merger. See "--Related Merger Transactions."

  In connection with the Merger Transaction, Plaza Associates intends to purchase Trump Plaza East from Missouri Boardwalk, Inc. ("Boardwalk"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"). As a result of such purchase, Trump will obtain a release of approximately $18 million of indebtedness owed by him to Midlantic, which debt was associated with Trump's original purchase of the real property underlying Trump Plaza East. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources." The Plaza Note Indenture prohibits Trump from creating a lien upon any of his direct or indirect equity interests in Plaza Associates, Plaza Funding, Trump AC and Plaza Holding Inc. unless Trump also secures the Plaza Notes equally and ratably thereby. Upon the retirement of the Plaza Notes pursuant to the Plaza Note Purchase (and following the defeasance of any Plaza Notes then outstanding), Trump will no longer be subject to such prohibition.

  To the best knowledge of THCR, THCR Holdings, Merger Sub, TM/GP and Taj Holding, no director or officer of any of THCR, THCR Holdings, Merger Sub, Trump AC, TM/GP or Taj Holding beneficially owns any shares of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock, except as set forth in "Security Ownership of Certain Beneficial Owners and Management of THCR" and "Security Ownership of Certain Beneficial Owners and Management of Taj Holding."

  Indemnification of Directors and Officers; Insurance. Pursuant to the Merger Agreement, for a period of six years after the Effective Time, each of the Surviving Corporation and TM/GP will, and THCR will cause each of the Surviving Corporation and TM/GP to, provide to the former officers and directors of Taj Holding (the "Taj Holding Indemnified Parties") indemnification as provided in the THCR Certificate of Incorporation and THCR By-Laws in effect as of the date of the Merger Agreement. In addition, THCR has agreed, and has agreed to cause the Surviving Corporation and TM/GP to agree, that until six years from the Effective Time, unless otherwise required by law, the certificate of incorporation and by-laws of the Surviving Corporation and TM/GP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the present and former directors, officers and employees of Taj Holding and TM/GP (including, without limitation, with respect to the Merger Transaction) or the ability of the Surviving Corporation or TM/GP to indemnify such persons, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. The Merger Agreement further provides that for such six years after the Effective Time, the Surviving Corporation and TM/GP shall, and THCR shall cause the Surviving Corporation and TM/GP to, purchase and maintain in effect directors' and officers' liability insurance policies covering the Taj Holding Indemnified Parties on terms no less favorable than the terms of the current insurance policies' coverage or, if such directors' and officers' liability insurance is unavailable for an amount not greater than 150% of the premium paid by Taj Holding (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996 to the Effective Time (the "Current D&O Premium"), the Surviving Corporation and TM/GP shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of such amount. See "The Merger Agreement-- Indemnification and Insurance."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Counsel to THCR has advised that, in its opinion, the exchange of Taj Holding Class A Common Stock for Cash Consideration or Stock Consideration is anticipated to be a taxable event for the holders thereof and the redemptions of the Taj Holding Class B Common Stock and Taj Bonds as part of the Merger Transaction will be taxable events for the holders of those assets. As such, holders who held such assets as capital assets will recognize capital gain or loss as a result of the relevant taxable event that will be long-term capital gain or loss if the holding period for the affected stock or debt instruments is in excess of one year, and a holder of Taj Holding Class A Common Stock who elects to receive Stock Consideration will take an initial basis in the THCR Common Stock received that is equal to its fair market value and will have a holding period in the THCR Common Stock that begins on the day following the date of receipt.

ESTIMATED FEES AND EXPENSES

  Estimated fees and expenses incurred or to be incurred in connection with the Merger Transaction are approximately as follows:

                          (DOLLARS IN MILLIONS)

      Advisory fees/underwriting commissions............................. $57.2
      Legal fees and expenses............................................   5.7
      Accounting fees and expenses.......................................   1.2
      SEC, National Association of Securities Dealers, Inc. and Blue Sky
       filing fees.......................................................   0.7
      Printing and mailing expenses......................................   0.8
      Exchange Agent fees and expenses...................................   0.1
      Miscellaneous expenses (including appraisal fees)..................   0.5
                                                                          -----
        Total............................................................ $66.2
                                                                          =====

                              GENERAL INFORMATION

  This Proxy Statement-Prospectus is being furnished to the stockholders of THCR in connection with the THCR Special Meeting and to the stockholders of Taj Holding in connection with the Taj Holding Special Meeting. The THCR Special Meeting will be held at 2:00 p.m. on April 11, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York. The Taj Holding Special Meeting will be held at 10:00 a.m. on April 11, 1996 at The Plaza Hotel, 768 Fifth Avenue, New York, New York. This Proxy Statement-Prospectus and the accompanying forms of proxy are first being mailed to stockholders on or about March 12, 1996.

                           THE THCR SPECIAL MEETING

PURPOSE

  At the THCR Special Meeting, holders of THCR Common Stock and THCR Class B Common Stock will be asked to approve the Merger Transaction, which approval will constitute approval and adoption of the Merger Agreement. The term "Merger Transaction" shall exclude the Debt Refinancing for purposes of the proposal to be submitted to the stockholders of THCR for approval at the THCR Special Meeting. At the THCR Special Meeting, stockholders of THCR will also consider and vote upon such other matters as may properly be brought before the THCR Special Meeting.

  THE BOARD OF DIRECTORS OF THCR HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER TRANSACTION AND THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER TRANSACTION.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Board of Directors of THCR has fixed the close of business on March 11, 1996 as the THCR Record Date for determining holders entitled to notice of and to vote at the THCR Special Meeting. The proposed issuance of shares of THCR Common Stock to be issued as part of the THCR Stock Offering will occur after the THCR Record Date and such shares will not be entitled to vote at the Special Meeting.

  As of the THCR Record Date, there were 10,066,667 shares of THCR Common Stock issued and outstanding, each of which entitles the holder thereof to one vote per share and there were 1,000 shares of THCR Class B Common Stock issued and outstanding (all of which were held by Trump), which in the aggregate entitles the holder thereof to 6,666,667 votes. The voting power of the shares of THCR Class B Common Stock held by Trump equals the voting power of the number of shares of THCR Common Stock issuable upon the conversion of Trump's limited partnership interest in THCR Holdings into THCR Common Stock. The THCR Class B Common Stock is intended to provide Trump with a voting interest in THCR which is proportionate to his equity interest in THCR Holdings' assets represented by his limited partnership interest. THCR does not know of any matters other than as described in the Notice of Special Meeting that are to come before the THCR Special Meeting.

  All shares of THCR Common Stock and THCR Class B Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR APPROVAL OF THE MERGER TRANSACTION. If any other matter or matters are properly presented for action before the THCR Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of THCR, by signing and returning a later dated proxy, or by voting in person at the THCR Special Meeting; however, mere attendance at the THCR Special Meeting will not itself have the effect of revoking the proxy.

QUORUM

   The presence in person or by proxy of the holders of the shares representing a majority of the outstanding voting power of the THCR Common Stock and THCR Class B Common Stock is necessary to constitute a quorum in connection with the transaction of business at the THCR Special Meeting. Shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting are counted in determining the shares present at the THCR Special Meeting.

REQUIRED VOTE

  Approval of the Merger Transaction will require the affirmative vote of (i) the holders of a majority of the outstanding shares of THCR Common Stock (excluding directors and executive officers of THCR and their affiliates) voting as a separate class (representing the approval of a majority of THCR's unaffiliated stockholders); and (ii) the holders of shares representing a majority of the outstanding voting power of THCR Common Stock and THCR Class B Common Stock voting together as a single class.

  As of the THCR Record Date, (i) directors and executive officers of THCR and their affiliates had the power to vote shares representing approximately 0.7% of the outstanding shares of THCR Common Stock; and (ii) Trump had the power to vote 100% of the outstanding shares of THCR Class B Common Stock, representing approximately 40% of the combined voting power of the shares of THCR Common Stock and THCR Class B Common Stock. All of such officers, directors and affiliates have indicated that they intend to vote their shares for approval of the Merger Transaction. Pursuant to an agreement with THCR dated January 8, 1996, Trump has agreed to vote his shares of THCR Class B Common Stock for approval of the Merger Transaction and at the THCR Special Meeting, such shares will be voted accordingly.

  For purposes of determining whether the Merger Transaction has received the required number of votes for approval at the THCR Special Meeting, abstentions will have the same effect as a negative vote. In instances where recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy, those shares will not be counted in determining the shares present at the meeting and entitled to vote with respect to that matter and will have the same effect as a negative vote.

SOLICITATION OF PROXIES

  THCR will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors and officers of THCR by personal interview, telephone or telegram. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. THCR has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $15,000 plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $15,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of THCR Common Stock held of record by such persons, in which case THCR will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                        THE TAJ HOLDING SPECIAL MEETING

PURPOSE

  At the Taj Holding Special Meeting, the holders of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock will be asked to approve and adopt the Merger Agreement. At the Taj Holding Special Meeting, stockholders of Taj Holding will also consider and vote upon such other matters as may properly be brought before the Taj Holding Special Meeting.

  THE BOARD OF DIRECTORS OF TAJ HOLDING HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

  The Board of Directors of Taj Holding has fixed the close of business on March 11, 1996 as the Taj Holding Record Date for determining the holders entitled to notice of and to vote at the Taj Holding Special Meeting.

  As of the Taj Holding Record Date, there were 1,350,000 shares of Taj Holding Class A Common Stock, 780,242 shares of Taj Holding Class B Common Stock and 1,350,000 shares of Taj Holding Class C Common Stock (all of which were held by Trump) issued and outstanding, each of which entitles the holder thereof to one vote per share. Taj Holding does not know of any other matters other than as described in the Notice of Special Meeting that are to come before the Taj Holding Special Meeting.

  All shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock represented by properly executed proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. If any other matter or matters are properly presented for action before the Taj Holding Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Taj Holding, by signing and returning a later dated proxy, or by voting in person at the Taj Holding Special Meeting; however, mere attendance at the Taj Holding Special Meeting will not itself have the effect of revoking the proxy.

QUORUM

  The presence in person or by proxy of the holders of a majority of the outstanding shares of each of the Taj Holding Class B Common Stock and Taj Holding Class C Common Stock is necessary for the transaction of business at the Taj Holding Special Meeting. Shares for which duly executed proxies have been received but with respect to which holders of shares have abstained from voting are counted in determining the shares present at the Taj Holding Special Meeting.

REQUIRED VOTE

  Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of each of the Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class.

  As of the Taj Holding Record Date, no directors or executive officers of Taj Holding beneficially owned any shares of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock. As of the Taj Holding Record Date, Trump had the power to vote 100% of the outstanding shares of Taj Holding Class C Common Stock. Trump has agreed to vote his shares of Taj Holding Class C Common Stock for approval and adoption of the Merger Agreement and at the Taj Holding Special Meeting, such shares will be voted accordingly.

  Pursuant to the Class A Agreement, the holders of 701,840 shares of Taj Holding Class A Common Stock (representing approximately 52% of the outstanding shares of Taj Holding Class A Common Stock) agreed to vote in favor of the Merger Agreement and at the Taj Holding Special Meeting, such shares will be voted accordingly.

  For purposes of determining whether the Merger Agreement has received the required number of votes for approval at the Taj Holding Special Meeting, abstentions will have the same effect as a negative vote. In instances where recordholders, such as brokers, are prohibited from exercising discretionary authority for beneficial owners who have not authorized the vote on a matter, those shares will not be counted in determining the shares present at the meeting and entitled to vote with respect to that matter and will have the same effect as a negative vote.

SOLICITATION OF PROXIES

  Taj Holding will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors and officers of Taj Holding by personal interview, telephone or telegram. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Taj Holding has retained MacKenzie Partners, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $15,000, plus reimbursement of reasonable out-of-pocket expenses, which are not expected to exceed $15,000. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Taj Holding Class A Common Stock and Taj Holding Class B Common Stock held of record by such persons, in which case Taj Holding will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

ELECTION PROCEDURES

  Each holder of Taj Holding Class A Common Stock will receive an Election Form together with this Proxy Statement-Prospectus permitting each holder of Taj Holding Class A Common Stock to elect to receive only Stock Consideration or only Cash Consideration. Any holder of Taj Holding Class A Common Stock who wishes to receive Cash Consideration must send the Election Form properly completed to the Exchange Agent such that it is received by the Exchange Agent on or before 5:00 p.m. on the Election Deadline. Holders of the Taj Holding Class A Common Stock who (i) fail to complete properly the Election Form, (ii) fail to send the Election Form to the Exchange Agent such that it is received by the Exchange Agent prior to the Exchange Deadline or (iii) make no election, shall be deemed to have elected to receive the Stock Consideration. Any Election Form may be revoked prior to the Election Deadline by submitting a new Election Form to the Exchange Agent.

  HOLDERS OF TAJ HOLDING CLASS A COMMON STOCK AND TAJ HOLDING CLASS B COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. HOLDERS OF TAJ HOLDING CLASS A COMMON STOCK WHO WISH TO RECEIVE CASH CONSIDERATION MUST SEND THE ELECTION FORM TO THE EXCHANGE AGENT ON OR BEFORE THE ELECTION DEADLINE. SEE "THE MERGER AGREEMENT--ELECTION PROCEDURES."

                             THE MERGER AGREEMENT

  The following description of certain terms of the Merger Agreement is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Stockholders of THCR and Taj Holding are urged to read carefully the Merger Agreement in its entirety.

THE MERGER

  The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions to the Merger contained therein, Merger Sub will be merged with and into Taj Holding, in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease and Taj Holding will become the Surviving Corporation. At the Effective Time, the conversion of Taj Holding Class A Common Stock and the conversion of shares of the Common Stock of Merger Sub will be effected as described below. The current certificate of incorporation and by-laws of Merger Sub will become the certificate of incorporation and by-laws of the Surviving Corporation, except that the certificate of incorporation of the Surviving Corporation will be amended to change the name of Merger Sub to "Taj Mahal Holding Corp." The directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of Taj Holding immediately prior to the Effective Time will become the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

CLOSING; EFFECTIVE TIME

  The Merger Agreement provides that the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of certain terms and conditions, including conditions to Closing, contained in the Merger Agreement. As soon as practicable after the Closing, Taj Holding and Merger Sub will file, or cause to be filed, the Certificate of Merger with the Secretary of State of the State of Delaware. The Effective Time will be the time such filing is accepted for filing by the Secretary of State of the State of Delaware or at such other time as set forth in the Certificate of Merger.

TERMS OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, (i) each share of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time will, except as otherwise provided in the Merger Agreement, be converted into and represent the right to receive, at the holder's election, either $30.00 in cash or that number of fully paid nonassessable shares of THCR Common Stock determined by dividing $30 by the Market Value; (ii) all shares of Taj Holding Class C Common Stock outstanding immediately prior to the Effective Time will be canceled; and (iii) each share of the Common Stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and represent the right to receive one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation. Immediately prior to the Effective Time, Taj Holding will cause each share of Taj Holding Class B Common Stock outstanding prior to such time to be redeemed at $.50 per share in accordance with the provisions of the Taj Holding Certificate of Incorporation and the indenture governing the Taj Bonds (the "Taj Bond Indenture"). Each share of Taj Holding Class A Common Stock held by Taj Holding as treasury stock immediately prior to the Effective Time or owned by any direct or indirect subsidiary of Taj Holding immediately prior to the Effective Time will be canceled, and no conversion or payment will be made with respect thereto.

ELECTION PROCEDURES

  The Merger Agreement provides that, prior to the Effective Time, THCR and Taj Holding will designate Continental Stock Transfer & Trust Company, or another mutually acceptable bank or trust company, to act as

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the Exchange Agent. Taj Holding will, or will cause the Exchange Agent to, send the Election Form, in form satisfactory to THCR, to each holder of Taj Holding Class A Common Stock together with this Proxy Statement-Prospectus. Each Election Form will permit each holder of Taj Holding Class A Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive either Stock Consideration or Cash Consideration. Taj Holding will use its best efforts to make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Taj Holding Class A Common Stock between the record date established for purposes of the Taj Holding Special Meeting and the Election Deadline.

  Any holder of Taj Holding Class A Common Stock who wishes to receive Cash Consideration in lieu of Stock Consideration must send the Election Form properly completed to the Exchange Agent at the address set forth in the Election Form on or before the Election Deadline. Holders of the Taj Holding Class A Common Stock who (i) fail to complete properly the Election Form, (ii) fail to send the Election Form to the Exchange Agent prior to the Election Deadline or (iii) make no election, will be deemed to have elected to receive the Stock Consideration.

  Any Election Form may be revoked prior to the Election Deadline by submitting a new Election Form to the Exchange Agent. In addition, all Election Forms will automatically be deemed revoked if the Exchange Agent is notified in writing by Taj Holding and THCR that the Merger has been abandoned or the Merger Agreement has been terminated.

  Subject to the terms of the Merger Agreement, the determination of the Exchange Agent will be binding and conclusive as to whether or not the Election Form has been properly or timely submitted or revoked. Neither the Exchange Agent, Taj Holding, THCR nor Merger Sub will be under any obligation to notify any person of any defect in an Election Form or the revocation thereof.

SURRENDER AND PAYMENT; EXCHANGE FUND

  The Merger Agreement provides that, as soon as practicable after the Effective Time, THCR will instruct the Exchange Agent to mail to each holder of a certificate or certificates evidencing shares of Taj Holding Class A Common Stock (other than Dissenting Shares) (the "Taj Holding Certificates")
(i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Taj Holding Certificates will pass, only upon proper delivery of such Taj Holding Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Taj Holding Certificates in exchange for Merger Consideration. Each holder of Taj Holding Class A Common Stock, upon surrender to the Exchange Agent of such holder's Taj Holding Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, will be given the amount to which such holder is entitled to, pursuant to the Merger Agreement, of (i) certificates evidencing shares of THCR Common Stock (the "THCR Certificates") as payment of Stock Consideration,
(ii) cash as payment of Cash Consideration (without any interest accrued thereon), (iii) dividends or distributions declared or made on the THCR Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender (the "THCR Dividends") and/or (iv) cash for payment of fractional shares of THCR Common Stock (as described below). Until so surrendered, each Taj Holding Certificate will after the Effective Time represent for all purposes only the right to receive THCR Certificates or cash, as the case may be. After the Effective Time, there will be no further registration of transfers of Taj Holding Class A Common Stock. THCR will establish reasonable procedures for the delivery of THCR Certificates or cash, as the case may be, to holders of Taj Holding Class A Common Stock whose Taj Holding Certificates have been lost, destroyed or mutilated.

  At the Closing, THCR will deposit in trust with the Exchange Agent, for the benefit of the holders of Taj Holding Class A Common Stock, the appropriate amount to which such holders are entitled, pursuant to the Merger Agreement, of THCR Certificates for payment of Stock Consideration, cash for payment of Cash Consideration, THCR Dividends, if any, and cash for payment of fractional shares of THCR Common Stock (collectively, the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, make the

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payments to the holders of the Taj Holding Class A Common Stock as set forth in the Merger Agreement. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to the THCR Common Stock held by it from time to time, except that it will hold all THCR Dividends paid or distributed for the accounts of the persons entitled thereto.

  If any delivery of Merger Consideration is to be made to a person other than the registered holder of the Taj Holding Certificates surrendered in exchange therefor, it will be a condition to such delivery that the Taj Holding Certificate so surrendered will be properly endorsed or be otherwise in proper form for transfer and that the person requesting such delivery will (i) pay to the Exchange Agent any transfer or other taxes required as a result of delivery to a person other than the registered holder or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  Any portion of the Exchange Fund that remains undistributed to the holders of the Taj Holding Class A Common Stock for 180 days after the Effective Time will be delivered to THCR upon demand. Any holder of Taj Holding Class A Common Stock who has not complied with the exchange provisions of the Merger Agreement within 180 days after the Effective Time will have no further claim upon the Exchange Agent and will thereafter look only to THCR for conversion or payment, as the case may be, of Merger Consideration, THCR Dividends and fractional shares of THCR Common Stock.

  If a Taj Holding Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration, THCR Dividends or cash for payment of fractional shares of THCR Common Stock would otherwise escheat to or become the property of any governmental agency, such Taj Holding Certificate will, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

  The Exchange Agent will invest cash in the Exchange Fund, as directed by THCR, on a daily basis, provided that all such investments will be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments will be such as to permit the Exchange Agent to make prompt payment to former stockholders of Taj Holding entitled thereto as contemplated by the Merger Agreement. THCR will promptly replenish the Exchange Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments will be paid to THCR. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Taj Holding Class A Common Stock will be entitled under the Merger Agreement, THCR will in any event be liable for payment thereof. The Exchange Fund will not be used for any purpose not specifically provided for in the Merger Agreement.

DIVIDENDS; LIABILITY; NO FURTHER RIGHTS FOR HOLDERS ELECTING CASH
CONSIDERATION

  No THCR Dividend will be paid to persons entitled to receive certificates representing THCR Common Stock pursuant to the Merger Agreement until such persons surrender their Taj Holding Certificates. Upon such surrender, THCR Dividends will be paid to the person in whose name the THCR Certificate will be issued. In no event will the person entitled to receive such dividends or distributions be entitled to receive interest on such dividends or distributions. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger Agreement will be liable to a holder of Taj Holding Class A Common Stock for any shares of THCR Common Stock or dividends or distributions thereon delivered to a governmental agency pursuant to any applicable escheat or similar laws.

  Holders of Taj Holding Class A Common Stock who elect to receive Cash Consideration or who will receive cash for payment of fractional shares of THCR Common Stock will, upon properly surrendering their Taj Holding Certificates, be deemed to have been paid in full satisfaction of all rights pertaining to the shares or fractions thereof exchanged for cash theretofore.


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

FRACTIONAL SHARES

  No fractional shares of THCR Common Stock will be issued in connection with the Merger. In lieu of any such fractional share, each holder of THCR Common Stock who would otherwise have been entitled to a fractional share of THCR Common Stock upon surrender of certificates for exchange will be paid cash (without interest) in an amount equal to the Market Value of such fractional shares. As soon as practicable after the determination of the amount of cash to be paid to former holders of Taj Holding Class A Common Stock in lieu of any fractional interests, the Exchange Agent will make available such amounts to such former holders.

DISSENTING SHARES

  Notwithstanding any other provision of the Merger Agreement to the contrary, shares of Taj Holding Class A Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of the Merger or consented thereto in writing and who will have demanded properly in writing appraisal for such shares in accordance with
Section 262 of the DGCL and who have not withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") will not be converted into or represent the right to receive Merger Consideration. Such holders will be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 will thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, Stock Consideration, upon surrender of the Taj Holding Certificates evidencing such shares.

  Taj Holding will give THCR (i) prompt notice of any demands for appraisal received by Taj Holding, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Taj Holding and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Taj Holding will not, except with the prior written consent of THCR, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

CONDITIONS TO THE MERGER

  The obligations of Taj Holding, THCR and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment at or prior to the Effective Time of certain conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law, including that, (i) the Merger Agreement will have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of (x) Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class, in accordance with the DGCL and the Taj Holding Certificate of Incorporation, and (y) Taj Holding Class A Common Stock, voting as a separate class; (ii) the Merger Transaction (other than the Debt Refinancing) will have been duly approved by the affirmative vote of a majority of the outstanding shares of (x) THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the THCR Certificate of Incorporation, and (y) THCR Common Stock (other than shares held by officers and directors of THCR and their affiliates), voting as a separate class; (iii) all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities (including, without limitation, Gaming Authorities (as defined in the Merger Agreement)) in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby by Taj Holding, THCR and Merger Sub will have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a material adverse effect; (iv) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by the Merger Agreement; provided, however, that the parties invoking this condition will use their best efforts to have any such judgment, decree,

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

injunction or order vacated; (v) the shares of THCR Common Stock to be issued pursuant to the Merger will have been approved for listing on the NYSE, subject to official notice of issuance; (vi) the waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; and (vii) Taj Holding and THCR shall have received one or more solvency opinions with respect to the Mortgage Note Offering and related guarantees from a nationally recognized appraisal firm, in form and substance reasonably satisfactory to Taj Holding and THCR.

  The obligation of Taj Holding to consummate the transactions contemplated by the Merger Agreement is also subject to the fulfillment at or prior to the Effective Time of certain other conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable law, including that,
(i) the consent of certain of Taj Associates' creditors necessary to consummate the Merger Transaction will have been obtained; (ii) assuming consummation of the Merger Transaction, Trump AC will have assumed the indemnification and other obligations of the Surviving Corporation and TM/GP set forth in the Merger Agreement with the understanding that any subsequent action on the part of Trump AC will not release Trump AC of such indemnification and other obligations; (iii) each of THCR and Merger Sub will have performed in all material respects all of its respective obligations under the Merger Agreement required to be performed by them at or prior to the Effective Time; (iv) each of the representations and warranties of each of THCR and Merger Sub contained in the Merger Agreement and in any certificate or other writing delivered by THCR and Merger Sub pursuant thereto will be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and (v) Taj Holding will have received a certificate from THCR and Merger Sub, signed by an executive officer of THCR and Merger Sub, respectively, to the effect set forth in clauses (iii) and (iv) of this paragraph.

  The obligation of each of THCR and Merger Sub to consummate the transactions contemplated by the Merger Agreement is also subject to the fulfillment at or prior to the Effective Time of certain conditions, any or all of which may be waived in whole or in part to the extent permitted by applicable law, including that, (i) the Market Value of the THCR Common Stock will be $20.00 or more; (ii) the Offerings, the Plaza Note Purchase and the Senior Note Consent Solicitation will have been consummated on terms acceptable to THCR;
(iii) the purchase of the Specified Parcels will have been consummated on terms acceptable to THCR, the obligations relating to the outstanding indebtedness of Realty Corp. to First Fidelity will have been satisfied and the releases of the liens and guarantees relating to such indebtedness will have been obtained; (iv) the payment to Bankers Trust of $10 million contemplated as part of the Merger Transaction will have been made and the releases of the liens and guarantees that Bankers Trust has with respect to Taj Associates (including Trump's direct and indirect ownership interest therein) and with respect to the TTMI Note will have been obtained; (v) Trump will have contributed, or caused to be contributed, to Trump AC (on behalf, and at the direction, of THCR Holdings) all of his direct and indirect ownership interests in Taj Associates on terms acceptable to THCR; (vi) the number of shares of Taj Holding Class A Common Stock for which written demand for appraisal has been properly made pursuant to Section 262 of the DGCL will have not exceeded 5% of the total number of shares of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time; (vii) the Registration Statement containing this Proxy Statement-Prospectus will have been declared effective and no stop order suspending effectiveness will have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof will have been initiated and be continuing, and all necessary approvals under blue sky or other state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the THCR Common Stock will have been received; (viii) the consent of certain of Trump's creditors necessary to consummate the Merger Transaction will have been obtained; (ix) Taj Holding will have performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (x) each of the representations and warranties of Taj Holding contained in the Merger Agreement and in any certificate or other writing delivered by Taj Holding pursuant thereto will be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and (xi) THCR and Merger Sub will have received a certificate signed by an executive officer of Taj Holding to the effect set forth in clauses (ix) and
(x) of this paragraph.


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

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of THCR, Merger Sub and Taj Holding relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) due organization, corporate power, standing and similar corporate matters; (ii) capitalization; (iii) subsidiaries; (iv) reports and other documents filed with the SEC, and the accuracy of the information contained therein, including financial statements;
(v) the absence of certain changes or events having a material adverse effect on the financial condition, business or results of operations of each party;
(vi) authorization, execution, delivery, performance and enforceability of the Merger Agreement and the transactions contemplated thereby; (vii) the absence of any conflict with their respective certificates of incorporation and by-laws and compliance with applicable laws; (viii) the absence of any consent, waiver or authorization the failure of which to obtain would have a material adverse effect on the financial condition, business or results of operations of each party; (ix) the absence of any litigation having a material adverse effect on the financial condition, business or results of operations of each party; (x) payment of taxes and filing of tax returns; (xi) material contracts and leases; (xii) the absence of any material untrue statements or omissions in the Registration Statement containing this Proxy Statement-Prospectus and in the Schedule 13E-3 and the Registration Statements relating to the THCR Stock Offering and the Mortgage Note Offering; (xiii) the inapplicability of
Section 203 of the DGCL; (xiv) the receipt of opinions from financial advisors; (xv) the absence of brokerage or finder's fees, except those payable to Rothschild and DLJ; (xvi) the existence of the Trump/Taj Holding Voting Agreement and the Trump/THCR Voting Agreement; (xvii) the right of Taj Holding and Taj Funding to redeem the Taj Bonds; and (xviii) the due authorization of, and lack of preemptive or similar rights with respect to the shares of THCR Common Stock to be issued in connection with the Merger.

CONDUCT PENDING THE MERGER

  Pursuant to the terms of the Merger Agreement, from and after the date thereof and until the Effective Time, Taj Holding will, and will cause each of its subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of THCR, Taj Holding will not, and will cause each of its subsidiaries not to, except as required or permitted pursuant to the terms of the Merger Agreement or as contemplated in Taj Holding's previous filings with the SEC or by the terms of the Merger Transaction, (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice, or make any investment other than a Permitted Investment (as such term is defined in the Taj Bond Indenture); (ii) make any change in its certificate of incorporation or by-laws, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for its capital stock, alter in any material respect the terms of any of its outstanding securities, or make any change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof; (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except in the ordinary course of business consistent with past practices; (v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law; (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares; (vii) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of

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

any director, executive officer or employee; (viii) take any other action that would cause any of the representations and warranties made in the Merger Agreement not to remain true and correct; or (ix) commit itself to do any of the foregoing. In addition, from the date of the Merger Agreement through the Effective Time, Taj Holding will not, and will cause its subsidiaries not to, pay or declare any dividend or make any distribution with respect to any of their equity interests except as contemplated in connection with the Merger Transaction.

  In addition, from and after the date of the Merger Agreement and until the Effective Time, THCR will, and will cause each of its subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Taj Holding, THCR will not, and will cause each of its subsidiaries not to, except as required or permitted pursuant to the terms of the Merger Agreement or as contemplated in THCR's previous filings with the SEC or by the terms of the Merger Transaction, (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice; (ii) make any change in its certificate of incorporation or by-laws, or make any material change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (iii) take any other action that would cause any of the representations and warranties made in the Merger Agreement not to remain true and correct; or (iv) commit itself to do any of the foregoing.

OTHER COVENANTS

  Pursuant to the terms of the Merger Agreement, each of THCR and Taj Holding agreed (i) to prepare and file with the SEC this Proxy Statement-Prospectus and to make all necessary filings with respect to the transactions contemplated by the Merger Agreement under applicable state and federal securities laws; (ii) to take all necessary actions to convene the THCR Special Meeting and the Taj Holding Special Meeting, respectively; (iii) to deliver to each of their respective stockholders this Proxy Statement-Prospectus and related proxy card and, in the case of Taj Holding, the Election Form; (iv) to use reasonable efforts to deliver to the other "comfort letters" of their respective independent accountants, dated and delivered the date on which the registration statement containing this Proxy Statement-Prospectus will become effective; (v) to give the other access to information and personnel and to keep, subject to certain exceptions, such information confidential; (vi) to notify the other upon the occurrence of certain specified events; and (vii) to use their best efforts to file or cause to be filed as soon as practicable notifications under the HSR Act in connection with the Merger, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Taj Holding also agreed to cause (i) the redemption of the Taj Bonds immediately after the Effective Time and (ii) Taj Associates' general counsel to deliver to THCR at the Closing a certificate (satisfactory to counsel for THCR) identifying all holders of Taj Holding Class A Common Stock who were, to the best of his knowledge and after being advised by outside counsel, affiliates (for purposes of Rule 145 under the Securities Act) of Taj Holding at the time of the Taj Holding Special Meeting. THCR also agreed to use its best efforts to list on the NYSE, subject to official notice of issuance, the THCR Common Stock to be issued pursuant to the Merger.

  Subject to the terms and conditions of the Merger Agreement, each of the parties thereto further agreed to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by the Merger Agreement (and, in such case, to proceed with the transactions contemplated by the Merger Agreement as expeditiously as possible), subject, however, to the appropriate vote of the respective stockholders or stockholder, as the case may be, of Taj Holding, THCR and Merger Sub.

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NO SOLICITATION

  The Merger Agreement provides that subject to the fiduciary duties of the Board of Directors of Taj Holding, as advised by its Special Counsel, neither Taj Holding nor any of its subsidiaries will, directly or indirectly, take (nor will Taj Holding authorize or permit its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal (as defined in the Merger Agreement), (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Taj Holding will promptly communicate to the other parties to the Merger Agreement any solicitation by or of Taj Holding and the terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

  Notwithstanding the paragraph above, pursuant to the Merger Agreement, Taj Holding may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any person or entity pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such person or entity concerning any Acquisition Proposal involving Taj Holding or any direct or indirect subsidiary of Taj Holding, if Taj Holding's Class B Directors by a majority vote determine in their good faith judgment that such action is appropriate in furtherance of the best interests of stockholders.

INDEMNIFICATION AND INSURANCE

  The Merger Agreement provides that, for a period of six years from the Effective Time, each of the Surviving Corporation and TM/GP will, and THCR will cause the Surviving Corporation and TM/GP to, provide the Taj Holding Indemnified Parties indemnification as set forth in the certificate of incorporation and by-laws of THCR as in effect as of the date of the Merger Agreement. THCR agreed, and caused the Surviving Corporation and TM/GP to agree, that until six years from the Effective Time, unless otherwise required by law, the certificate of incorporation and by-laws of the Surviving Corporation and TM/GP will not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the present and former directors, officers and employees of Taj Holding and TM/GP (including, without limitation, with respect to the transactions contemplated by the Merger Agreement), or the ability of the Surviving Corporation or TM/GP to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. Should any claim or claims be made against any present or former director, officer, employee or agent of Taj Holding or TM/GP, arising from his services as such, within six years of the Effective Time, the provisions of the Merger Agreement with respect to indemnification and the certificate of incorporation and the by-laws of the Surviving Corporation and TM/GP will continue in effect until the final disposition of all such claims.

  In the event the Surviving Corporation or TM/GP or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation or TM/GP, as the case may be, will assume all of the obligations set forth in the Merger Agreement. Upon consummation of the Merger Transaction, Trump AC will assume the indemnification and other obligations of the Surviving Corporation and TM/GP. See "--Conditions to the Merger."

  In addition, for a period of six years after the Effective Time, the Surviving Corporation and TM/GP will, and THCR will cause the Surviving Corporation and TM/GP to, purchase and maintain in effect directors' and officers' liability insurance policies covering the Taj Holding Indemnified Parties on terms no less favorable than the terms of the current insurance policies coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this paragraph is unavailable for the Current D&O Premium, the Surviving

Corporation and TM/GP will obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Current D&O Premium. In the event any claim is made against present or former directors, officers or employees of Taj Holding or TM/GP that is covered or potentially covered by insurance, THCR agrees, and will cause the Surviving Corporation and TM/GP to agree, to do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim unless otherwise required by law or their respective certificate of incorporation or by-laws.

  The provisions in the Merger Agreement regarding indemnification and insurance are intended to be for the benefit of, and will be enforceable by, the Taj Holding Indemnified Parties, their heirs and personal representatives and will be binding on THCR and the Surviving Corporation and their respective successors and assigns.

TERMINATION

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after approval of the Merger Agreement by the respective stockholders of Taj Holding or THCR) (i) by joint written consent of Taj Holding and THCR; (ii) by Taj Holding if the conditions to the obligation of Taj Holding to consummate the Merger have not been satisfied or waived by Taj Holding at such time as such condition is no longer capable of satisfaction; (iii) by THCR and Merger Sub if any of the conditions to the obligations of THCR and Merger Sub to consummate the Merger have not been satisfied or waived by THCR and Merger Sub at such time as such condition is no longer capable of satisfaction; (iv) by Taj Holding, acting through Taj Holding's Class B Directors, if the Class B Directors shall have withdrawn or modified their approval or recommendation of the Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect an Acquisition Proposal determined by the Class B Directors to be more favorable to the Taj Holding stockholders than the transactions contemplated hereby; or (v) by either party if the Merger has not been consummated on or before June 30, 1996; provided, however, that a party may not terminate the Merger Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under the Merger Agreement will have been the reason that the Merger will not have been consummated on or before said date.

  In the event of termination of the Merger Agreement, there will be no liability on the part of any party thereto (except for the willful breach of the Merger Agreement); provided, however, that certain terms of the Merger Agreement, including indemnification for brokerage fees, confidentiality and the payment of fees and expenses will survive the termination.

FEES AND EXPENSES

  The Merger Agreement provides that, whether or not the Merger is consummated, all costs and expenses incurred in connection therewith and the transactions contemplated thereby will be paid equally by Taj Holding and THCR; provided, however, that all costs and expenses incurred in connection with (i) printing, filing and distributing the Registration Statement filed with the SEC in connection with the THCR Stock Offering and (ii) any filings in connection with the HSR Act, will be borne solely by THCR.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended by the parties thereto by action of each of their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that any such amendment made after the adoption of the Merger Agreement by the stockholders of Taj Holding or THCR will not, without further approval of such stockholders (i) alter or change the amount, kind or manner of payment of Merger Consideration, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation (except as otherwise provided in the Merger Agreement) or (iii) change any other terms or conditions of the Merger Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of Taj Holding or THCR. Any amendment to the Merger Agreement must be in writing signed by all the parties thereto.

  The Merger Agreement also provides that, at any time prior to the Effective Time, Taj Holding, THCR and Merger Sub may, unless otherwise set forth in the Merger Agreement, (i) extend the time for the performance of any agreement of the other party or parties thereto, (ii) waive any accuracy in the representations and warranties contained therein or in any document delivered pursuant thereto or (iii) waive compliance with any agreement or condition of the other party or parties thereto contained therein. Any agreement on the part of any party to any such extension or waiver will be effective only if set forth in a writing signed on behalf of such party and delivered to the other party or parties. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other right, power or privilege.

                 DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL

  Stockholders of THCR are not entitled to appraisal rights with respect to the Merger.

  The DGCL sets forth certain rights and remedies applicable to stockholders of record of Taj Holding (each, a "Stockholder") who may object to the Merger. These rights are available only to stockholders holding Dissenting Shares through the Effective Date of the Merger if the Merger is completed, provided that Stockholders comply with Section 262 of the DGCL. Set forth below is a summary of Stockholders' rights as provided by Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this Proxy Statement-Prospectus as Annex D. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, because the failure to comply with the procedures set forth herein or therein will result in the loss of such appraisal rights. Any Stockholder who contemplates the assertion of appraisal rights is urged to consult his own counsel.

  Under Section 262 of the DGCL, when a merger is to be submitted for approval at a meeting of stockholders, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement-Prospectus shall constitute such notice to Stockholders.

  Stockholders who desire to exercise their appraisal rights must satisfy all of the following conditions. Any such Stockholder must be a stockholder of record of Taj Holding from the date he makes a written demand for appraisal (as described below) through the Effective Time and must continuously hold his Dissenting Shares throughout the period between such dates. A written demand for appraisal of the Dissenting Shares must be delivered to the Secretary of Taj Holding before the taking of the vote of Stockholders on the Merger Agreement. Such vote will take place at the Taj Holding Special Meeting. The demand will be sufficient if it reasonably informs Taj Holding of the identity of the Stockholder and that the Stockholder intends thereby to demand the appraisal of his Dissenting Shares. This written demand for appraisal of Dissenting Shares must be in addition to and separate from any proxy or vote abstaining from or voting against the Merger Agreement. Although a Stockholder must vote against, abstain from voting, or fail to vote on the Merger Agreement to preserve his rights to appraisal, such vote against, failure to vote, or abstention from voting will not, of itself, constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

  Holders of Dissenting Shares electing to exercise their appraisal rights under Section 262 of the DGCL must neither vote for approval of the Merger Agreement nor consent thereto in writing. A Stockholder who signs and returns a proxy card without expressly specifying a vote against approval of the Merger Agreement or a direction to abstain, by checking the applicable box on the proxy card enclosed herewith, will effectively have thereby waived such Stockholder's appraisal rights as to those shares because, in the absence of express instructions to the contrary, such Dissenting Shares will be voted in favor of the Merger Agreement. Accordingly, a Stockholder who desires to perfect his appraisal rights with respect to any Dissenting Shares must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning a proxy card and from voting in person in favor of the Merger Agreement or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the Merger Agreement or register in person an abstention with respect thereto.

  A demand for appraisal must be executed by or for the Stockholder, fully and correctly, exactly as such Stockholder's name appears on the certificate or certificates representing his Dissenting Shares. If the Dissenting Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Stockholder holds Dissenting Shares through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such Dissenting Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

  A record owner, such as a broker, fiduciary or other nominee who holds Dissenting Shares as a nominee for others, may exercise appraisal rights with respect to the Dissenting Shares held for all or less than all beneficial owners of Dissenting Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Dissenting Shares covered by such demand. Where the number of Dissenting Shares is not expressly stated, the demand will be presumed to cover all Dissenting Shares outstanding in the name of such record owner. A person having a beneficial interest in Dissenting Shares that are held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available.

  A Stockholder who elects to exercise appraisal rights must mail or deliver his written demand to: Nicholas F. Moles, Esq., Secretary, Taj Mahal Holding Corp., c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, NJ 08401.

  The written demand for appraisal must specify the Stockholder's name and mailing address, the number of Dissenting Shares owned, and a statement that the Stockholder is thereby demanding appraisal of his Dissenting Shares. Within ten days after the Effective Time, the Surviving Corporation will provide notice of the Effective Time to all Stockholders who have complied with Section 262 of the DGCL. Upon written request, the Surviving Corporation will furnish each Stockholder who has complied with the requirements of
Section 262 of the DGCL a statement setting forth the aggregate number of Dissenting Shares not voted in favor of the Merger Agreement with respect to which demands for appraisal have been received and the aggregate number of holders of such Dissenting Shares.

  Within 120 days after the Effective Time, either the Surviving Corporation or any Stockholder who has complied with the required conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery (the "Chancery Court"), with a copy served on the Surviving Corporation in the case of a petition filed by a Stockholder, demanding a determination of the fair value of the Dissenting Shares of all dissenting Stockholders. There is no present intent on the part of THCR to file an appraisal petition and Stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of the Dissenting Shares. Accordingly, Stockholders who desire to have their Dissenting Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the Effective Time, any Stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Dissenting Shares not voting in favor of the Merger Agreement and with respect to which demands for appraisals were received by Taj Holding and the number of holders of such Dissenting Shares. Such statement must be mailed within 10 days after written request therefor has been received by the Surviving Corporation. Within 20 days of the filing of a petition by a Stockholder with the Chancery Court, or contemporaneous with the filing of a petition by the Surviving Corporation, the Surviving Corporation must file with the Chancery Court a verified list containing the names and addresses of the Stockholders who have demanded payment for their Dissenting Shares and with whom agreements as to the value of their Dissenting Shares have not been reached.

  If a petition for appraisal is timely filed, all Stockholders who have complied with Section 262 of the DGCL will become entitled to such a determination. The Chancery Court will hold a hearing on such petition through which it will determine which Stockholders are entitled to appraisal rights and will appraise the Dissenting Shares owned by such Stockholders. The Chancery Court may require Stockholders who have demanded an appraisal for the Dissenting Shares and who hold such Dissenting Shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any such Stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such Stockholder. Where proceedings are not dismissed, the appraisal will be based upon the Chancery Court's determination of the fair value of such Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., decided in 1983, the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company. . . ." The Delaware Supreme
Court stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 of the DGCL, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

  Stockholders considering seeking appraisal should recognize that the fair value of the Dissenting Shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration that Stockholders are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their Dissenting Shares, and opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262 of the DGCL. The cost of the appraisal proceeding may be determined by the Chancery Court and levied against the parties as the Chancery Court deems equitable in the circumstances, including, if the Chancery Court found equitable justification therefor, against the Surviving Corporation or any affiliate thereof which may be a party to the proceeding. Upon application of a dissenting Stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting Stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the Dissenting Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any Stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his Dissenting Shares for any purpose, subject to such demand or to receive payment of dividends or other distributions on such Dissenting Shares, except for dividends or distributions payable to Stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any Stockholder shall have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, the Stockholder may withdraw such demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Time, Stockholders' rights to appraisal shall cease, and all Stockholders shall be entitled to receive only the consideration provided in the Merger Agreement. Inasmuch as the Surviving Corporation will have no obligation to file such a petition and THCR has no present intention to do so, any Stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any Stockholder may withdraw such Stockholder's demand for appraisal by delivering to the Surviving Corporation a written withdrawal of such demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) that no appraisal proceeding in the Chancery Court shall be dismissed as to any Stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
             TRUMP HOTELS & CASINO RESORTS, INC. AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Consolidated Balance Sheet of THCR as of December 31, 1995 and the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1995 (the "Unaudited Pro Forma Financial Statements") are set forth below.

  The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming the Merger Transaction had occurred on December 31, 1995. The Unaudited Pro Forma Consolidated Statement of Operations have been prepared assuming that the Merger Transaction had occurred on January 1, 1995.

  The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Balance Sheet would have been had the Merger Transaction, in fact, occurred on December 31, 1995 or what the results of operations for the year ended December 31, 1995 would have been had the Merger Transaction, in fact, occurred on January 1, 1995 or to project the results of operations for any future period.

  The Unaudited Pro Forma Consolidated Balance Sheet and Statement of Operations of THCR each give effect to (a) the consolidation of Taj Associates, which will be an indirect subsidiary of THCR after the Merger Transaction, (b) the redemption of the Taj Bonds and the Taj Holding Class B Common Stock and the retirement of the Plaza Notes, (c) the Mortgage Note Offering, (d) the THCR Stock Offering, (e) purchase accounting adjustments required by the Merger, (f) the termination of the Taj Services Agreement, (g) the cancellation of payments to Realty Corp. and First Fidelity in connection with the acquisition of the Specified Parcels and (h) the payment to Bankers Trust to obtain releases of liens that Bankers Trust has with respect to certain equity interests in Taj Associates and related guarantees. The Unaudited Pro Forma Consolidated Statement of Operations of THCR gives effect to (i) the June 1995 Offerings for the full period presented and (ii) the Merger Transaction, including those transactions described in (a) through (h) above. The accompanying unaudited financial information assumes (x) that all holders of Taj Holding Class A Common Stock elect to receive Cash Consideration in the Merger, (y) that the underwriters' over-allotment option is not exercised in the THCR Stock Offering, and (z) that the Market Value of THCR Common Stock in the Merger is $24.00.

  THCR has not determined the precise amount or composition of the capital it intends to raise in connection with the foregoing. The pro forma financial statements reflect THCR's current intent in this regard. Certain footnotes set forth the principal impact of key changes to the terms of the proposed financings.

  The pro forma financial statements do not include (i) the financial statements of Taj Holding as Taj Holding will not be an operating entity or incur any further costs and (ii) the financial statements of Merger Sub, TM/GP, TTMI and TTMC as such companies are not operating entities and have incurred no prior costs.

  The Merger is expected to be accounted for as a "purchase" for accounting and reporting purposes.

  The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this Proxy Statement-Prospectus and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

              TRUMP HOTELS & CASINO RESORTS, INC. AND SUBSIDIARIES
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                     MORTGAGE        THCR         OTHER
                                           TAJ         NOTE         STOCK         MERGER
                              THCR      ASSOCIATES   OFFERING      OFFERING    TRANSACTIONS       THCR
                          ------------ ------------ ----------     --------    ------------    -----------
                          (HISTORICAL) (HISTORICAL)                                            (PRO FORMA)
Current Assets:
 Cash and cash equiva-      $ 19,208     $ 88,941   $1,100,000 (a) $273,350(j)  $  (9,900)(g)  $   91,346
  lents.................                              (780,243)(b)                (10,000)(k)
                                                          (390)(c)                (50,000)(l)
                                                      (370,900)(d)                (40,500)(m)
                                                       (28,000)(e)
                                                       (18,775)(f)
                                                       (43,450)(g)
                                                       (36,500)(h)
                                                        (1,495)(i)
 Restricted cash........      12,013                                                               12,013
 Accounts receivable,         14,460       17,215                                                  31,675
  net...................
 Inventories............       2,609        7,161                                                   9,770
 Prepaid expenses and          5,171        3,864                                                   9,035
  other current assets..
                            --------     --------                                              ----------
  Total current as-           53,461      117,181                                                 153,839
   sets.................
 Property and Equipment,     408,231      690,987       28,000 (e)                  9,900 (g)   1,344,880
  net...................                                                           43,347 (l)
                                                                                   40,500 (m)
                                                                                   40,500 (m)
                                                                                   83,415 (n)
 Investment in Buffing-       21,823                                                               21,823
  ton Harbor............
 Land rights............      29,320                                                               29,320
 Cash restricted for fu-      40,030                                                               40,030
  ture construction.....
 Note receivable........       3,000                                                                3,000
 Deferred loan costs....      20,026                    43,450 (g)                                 53,610
                                                        (9,866)(d)
 Other assets...........       8,654       13,625                                                  22,279
                            --------     --------                                              ----------
  Total assets..........    $584,545     $821,793                                              $1,668,781
                            ========     ========                                              ==========
Current Liabilities:
 Current maturities of
  long-term debt........    $  2,901     $    920         (200)(h)                             $    3,621
 Accounts payable and
  accrued expenses......      24,368        8,335                                                  32,703
 Accrued interest pay-         2,498        9,154       (9,144)(f)                                  1,013
  able..................                                (1,495)(i)
 Due to affiliates,              278          974                                                   1,252
  net...................
 Other current liabili-        5,257       35,210                                                  40,467
  ties..................
                            --------     --------                                              ----------
  Total current liabil-
   ities................      35,302       54,593                                                  79,056
Other long-term liabili-
 ties...................                   33,373       (9,631)(f)                (17,153)(l)       6,589
Taj Bonds, net of dis-
 count..................                  649,139     (649,139)(b)                                      0
Plaza Notes, net of dis-
 count..................     326,652                  (326,652)(d)                                      0
Long-term debt, net of
 discount and current
 maturities.............     161,069                                                              161,069
Mortgage Notes..........                             1,100,000 (a)                              1,100,000
Other long-term debt....       6,750       45,053      (44,744)(h)                                  7,059
Deferred state income
 taxes..................       4,181                                                                4,181
                            --------     --------                                              ----------
  Total Liabilities.....     533,954      782,158                                               1,357,954
Minority interest.......                                                           40,500 (m)      30,500
                                                                                  (10,000)(k)
Capital:
 Common stock...........         101                                    125(j)          5 (l)         231
 Contributed capital....      52,411      123,765                   273,225(j)     10,495 (l)     336,131
                                                                                 (123,765)(o)
 Retained                     (1,921)     (84,130)    (131,104)(b)                 83,415 (n)     (56,035)
  earnings/accumulated                                    (390)(c)                123,765 (o)
  (deficit).............                               (54,114)(d)
                                                         8,444 (h)
                            --------     --------                                              ----------
  Total capital.........      50,591       39,635                                                 280,327
                            --------     --------                                              ----------
   Total Liabilities and
    Capital.............    $584,545     $821,793                                              $1,668,781
                            ========     ========                                              ==========

            See Notes to Unaudited Pro Forma Financial Information.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      TRUMP HOTELS & CASINO RESORTS, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                              TRUMP AC
                             AND PLAZA
                             ASSOCIATES          THCR          PRO FORMA                            PRO FORMA
                          ---------------- ---------------- ADJUSTMENTS FOR    THCR                ADJUSTMENTS
                          JANUARY 1, 1995-  JUNE 12 1995-      JUNE 1995    PRO FORMA      TAJ     FOR MERGER
                           JUNE 12, 1995   DECEMBER 31 1995    OFFERINGS     COMBINED   ASSOCIATES TRANSACTION   PRO FORMA
                          ---------------- ---------------- --------------- ----------  ---------- -----------   ----------
Revenues:
  Gaming................      122,865          175,208                       $ 298,073   $501,378                 $ 799,451
  Rooms.................        7,676           12,310                          19,986     43,309                    63,295
  Food and Beverage.....       18,537           26,065                          44,602     57,195                   101,797
  Other.................        3,310            6,284                           9,594     15,864                    25,458
                              -------          -------                      ----------   --------                ----------
    Gross Revenues......      152,388          219,867                         372,255    617,746                   990,001
  Less-Promotional
   Allowances...........       14,540           24,394                          38,934     63,998                   102,932
                              -------          -------                      ----------   --------                ----------
    Net Revenues........      137,848          195,473                         333,321    553,748                   887,069
                              -------          -------                      ----------   --------                ----------
Cost and Expenses:
  Gaming................       69,467           95,533                         165,000    283,786                   448,786
  Rooms.................          958            1,305                           2,263     15,230                    17,493
  Food and Beverage.....        7,128           11,178                          18,306     24,612                    42,918
  General and
   Administrative.......       30,081           42,826                          72,907     96,843    $(2,725)(l)    160,076
                                                                                                       2,738 (p)
                                                                                                      (1,743)(q)
                                                                                                      (7,944)(r)
  Depreciation and
   Amortization.........        6,999            9,219                          16,218     43,387        416 (l)     64,752
                                                                                                       4,731 (s)
  Other.................        1,397            1,966                           3,363                                3,363
                              -------          -------                      ----------   --------                ----------
                              116,030          162,027                         278,057    463,858                   737,388
                              -------          -------                      ----------   --------                ----------
Income from Operations..       21,818           33,446                          55,264     89,890                   149,681
  Interest Income.......          403            3,741              134 (t)      4,278      3,922                     8,200
  Interest Expense......      (22,516)         (35,014)         (11,239)(u)    (63,711)  (120,435)      (709)(v)   (154,574)
                                                                  5,058(w)                            30,281 (x)
  Other non-operating...       (1,649)          (4,094)                         (5,743)                3,120 (e)     (2,623)
                              -------          -------                      ----------   --------                ----------
Income (loss) before
 state income taxes,
 minority interest and
 extraordinary loss.....       (1,944)          (1,921)                         (9,912)   (26,623)                      684
Benefit for state income
 taxes..................         (161)             --                             (161)                  161 (z)        --
                              -------          -------                      ----------   --------                ----------
Income (loss) before
 minority interest and
 extraordinary loss.....       (1,783)          (1,921)                         (9,751)   (26,623)                      684
Minority Interest.......          --               --                              --                   (625)(y)       (625)
                              -------          -------                      ----------   --------                ----------
Income (loss) before
 extraordinary loss.....      $(1,783)         $(1,921)                     $   (9,751)  $(26,623)               $       59
                              =======          =======                      ==========   ========                ==========
  Income (loss) per
   share before
   extraordinary loss...                                                                                         $      .00
                                                                                                                 ==========
  Weighted Average
   Shares
   Outstanding (aa).....                                                                                         23,133,333
                                                                                                                 ==========

                 See Notes to Unaudited Financial Information.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
     (DOLLARS IN THOUSANDS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

PRO FORMA ADJUSTMENTS:

  (a) To record the issuance of $1,100,000 aggregate principal amount of Mortgage Notes issued by Trump AC, a wholly owned subsidiary of Trump AC. Trump AC and Plaza Associates are, and upon consummation of the Merger Transaction Taj Associates will be, direct or indirect wholly owned subsidiaries of THCR Holdings.

  (b) To record the redemption of the Taj Bonds, at par, which had a face value of $780,243 and a book value of $649,139 as of December 31, 1995, and an extraordinary loss of $131,494 which includes the redemption of the Taj Holding Class B Common Stock (see note (c) below).

  (c) To record the payment of $.50 for the redemption of each of the 780,243 outstanding shares of Taj Holding Class B Common Stock as an extraordinary loss.

  (d) To record the retirement of the Plaza Notes which have a face value of $330,000 and a book value of $326,652 as of December 31, 1995 for $370,900 and related deferred loan costs resulting in an extraordinary loss of $54,114.

  (e) To record the payment of $28,000 in connection with exercise of the Trump Plaza East Purchase Option and the effect of the termination of the Trump Plaza East Lease (as defined) and the $3,120 associated annual expense.

  (f) To record the payment of accrued interest on the redemption of the Taj Bonds as of December 31, 1995, including $9,631 of the Additional Amount.

  (g) To record the payment of fees and expenses associated with the Merger Transaction.

  (h) To record the satisfaction of indebtedness under the NatWest Loan which had a book value of $44,944 for $36,500 and an extraordinary gain of $8,444 resulting from such satisfaction.

  (i) To record the payment of accrued interest on the retirement of the Plaza Notes as of December 31, 1995.

  (j) To record the net proceeds from the THCR Stock Offering of 12,500,000 shares at $24 per share.

  (k) To record the payment to Bankers Trust to obtain certain releases of the liens and guarantees that Bankers Trust has in connection with certain indebtedness owed by Trump to Bankers Trust. The obligation under this indebtedness is a personal liability of Trump and accordingly the release of indebtedness is considered a payment to Trump and a reduction of the interests attributable to him as such payment would only occur as part of the Merger Transaction.

  (l) To record the purchase of the Specified Parcels and the release of the Taj Associates-First Fidelity Guarantee, the elimination of the lease payments on the Specified Parcels and the additional depreciation associated with the purchase. The aggregate cost of acquiring the Specified Parcels is $50,000 in cash and 500,000 shares of THCR Common Stock valued at $10,500 (an average of $21 per share of THCR Common Stock based on the per share price of the THCR Common Stock several days before and after the date of the amended Agreement and Plan of Merger). Taj Associates had accrued $17,153 with respect to its obligation under the Taj Associates-First Fidelity Guarantee.

  (m) To record the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interest in 50% of Taj Associates and the purchase of the Taj Holding Class A Common Stock by THCR in the Merger. THCR will pay $30 for each of the 1,350,000 outstanding shares of Taj Holding Class A Common Stock, which is payable at the option of the holder in cash or shares of THCR Common Stock ($40,500). It is assumed herein that all holders elect to receive cash. As Trump's ownership interest in Taj Associates is 50%, the amount of consideration paid for the publicly held 50% (represented by the Taj Holding Class A Common Stock) has been ascribed as the value of his contribution.

  (n) To record the historical book value of Taj Associates and Taj Funding ($39,635), as adjusted for the extraordinary loss on the redemption of the Taj Bonds ($131,494) and, the extraordinary gain resulting from the satisfaction of indebtedness under the NatWest Loan ($8,444), which results in a negative book value of $83,415, as part of the push down of the cost of the purchase of the Taj Holding Class A Common Stock by THCR.

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION
               (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

PRO FORMA ADJUSTMENTS:

  (o) To reclassify the remaining capital deficit of Taj Associates to contributed capital as the carryforward accumulated deficit should be that of THCR in accordance with purchase accounting.

  (p) To record $2,083 of additional general and administrative expenses relating to corporate overhead of THCR and THCR Holdings, and $655 of operating expenses incurred at Trump Indiana prior to opening.

  (q) To record the elimination of the fee resulting from the termination of the Taj Services Agreement.

  (r) To reflect the reduction of identifiable costs resulting from the consolidation of departments and the reduction of personnel. Management believes that within two years, annual cost savings from the Merger Transaction will total $18-$20 million.

  (s) To record the additional depreciation expense resulting from the allocation of the purchase price ($174,315--see notes (g), (m) and (n) above) to property and equipment based on an appraisal. Amounts are being allocated to land ($8,715) and building ($165,600) on a pro rata basis and are being depreciated over the remaining life of the building (35 years).

  (t) To record interest income on a $3,000 note receivable from Trump at prime plus 1%.

  (u) To record interest expense (including amortization of deferred financing costs) relating to the Senior Notes.

  (v) To record interest expense on amounts borrowed under the equipment and vessel financing line. To date, Trump Indiana has obtained a commitment for $17,000, has signed a letter of intent for an equipment lease for $14,200 and has obtained advances of $9,750 at a rate of 10.5%. Although THCR expects to borrow an additional $15,000, no assurances can be given that such financing will be available.

  (w) To eliminate interest expense (including amortization of deferred financing costs) on Plaza Associates' PIK Notes which were redeemed with the proceeds from the June 1995 Offerings.

  (x) To record adjustments to historical interest expense to give effect to the Merger Transaction as follows:

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
     Interest expense adjustment:
       (i)Elimination of interest and discount accretion on
          redemption of the Taj Bonds and the Plaza Notes.........  $(146,714)
       (ii)Elimination of accretion on the Taj Associates-First
          Fidelity Guarantee......................................     (2,375)
       (iii)Elimination of interest on the NatWest Loan...........     (4,281)
       (iv)Elimination of refinancing transaction expenses........     (1,787)
        (v)Elimination of amortization of deferred offering
      costs.......................................................     (2,973)
       (vi)Reflect interest and amortization of deferred loan
          costs on the Mortgage Notes.............................    127,849
                                                                    ---------
     Pro Forma Adjustment.........................................  $ (30,281)
                                                                    =========

     For every 0.5% change in interest rate, the correlative change in interest expense for the period would be $5,500 on a pre-tax basis, with an identical change to the denominator in debt service coverage ratios. If the composition of the financing were to change, whereby there was a decrease in the Mortgage Note Offering of $10,000 and a corresponding increase in the THCR Stock Offering, there would be a $1,100 decrease in annual interest expense.

  (y) To reflect minority interest as pro forma adjustments result in a loss at THCR Holdings and there is a minority interest basis on the THCR pro forma balance sheet.

  (z) A provision for state income taxes is not required as state tax net operating loss carry forwards are used to offset pro forma taxable income.

  (aa) Weighted Average Shares Outstanding includes the number of shares outstanding on December 31, 1995, shares awarded to the Chief Executive Officer pursuant to the 1995 Stock Incentive Plan and the shares to be issued in the Merger Transaction. If the composition of the financing were to change, whereby there was an increase in the THCR Stock Offering of $10,000 and a corresponding decrease in the Mortgage Note Offering, there would be an increase (decrease) in the pro forma income (loss) per share before extraordinary loss of $.03. See "Special Factors--Sources and Uses of Funds in the Merger Transaction."

                              SELECTED HISTORICAL
                         FINANCIAL INFORMATION OF THCR

  The following table sets forth certain historical consolidated financial information of Trump AC and Plaza Associates (predecessors of THCR) for each of the years ended December 31, 1991 through 1994 and for the period January 1, 1995 through June 12, 1995 and certain historical consolidated financial information of THCR for the period from inception (June 12, 1995) to December 31, 1995 (See Note 1 below). The historical financial information of Trump AC and Plaza Associates as of December 31, 1994 and June 12, 1995 and for the years ended December 31, 1993, 1994 and January 1, 1995 through June 12, 1995 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates included elsewhere in this Proxy Statement-Prospectus. The historical financial information of Trump AC and Plaza Associates as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Trump AC and Plaza Associates not included in this Proxy Statement-Prospectus. The historical financial information of THCR as of December 31, 1995 and for the period from inception (June 12, 1995) through December 31, 1995 as set forth below has been derived from the audited consolidated financial statements of THCR included elsewhere in this Proxy Statement-Prospectus. All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and the related notes thereto included elsewhere in this Proxy Statement-Prospectus.

                                     TRUMP AC AND PLAZA ASSOCIATES
                                                                                        THCR
                                                                                   FROM INCEPTION
                                                                                  JUNE 12, 1995 TO
                                                                       FROM       DECEMBER 31, 1995
                               YEARS ENDED DECEMBER 31,           JANUARY 1, 1995     (NOTE 1)
                          --------------------------------------      THROUGH     -----------------
                            1991      1992      1993      1994     JUNE 12, 1995        1995
                          --------  --------  --------  --------  --------------- -----------------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Gaming.................  $233,265  $265,448  $264,081  $261,451     $122,865         $175,208
 Other..................    66,411    73,270    69,203    66,869       29,523           44,659
 Trump World's Fair.....    11,547     9,465       --        --           --               --
                          --------  --------  --------  --------     --------         --------
 Gross revenues.........   311,223   348,183   333,284   328,320      152,388          219,867
 Promotional allowances.    31,539    34,865    32,793    33,257       14,540           24,394
                          --------  --------  --------  --------     --------         --------
 Net revenues...........   279,684   313,318   300,491   295,063      137,848          195,473
                          --------  --------  --------  --------     --------         --------
Costs and expenses:
 Gaming.................   133,547   146,328   136,895   139,540       69,467           95,533
 Other..................    23,404    23,670    24,778    23,380        9,483           14,449
 General and
  administrative........    69,631    75,459    71,624    73,075       30,081           42,826
 Depreciation and
  amortization..........    16,193    15,842    17,554    15,653        6,999            9,219
 Restructuring charges..       943     5,177       --        --           --               --
 Trump World's Fair.....    19,879    11,839       --        --           --               --
                          --------  --------  --------  --------     --------         --------
 Total costs and
  expenses..............   263,597   278,315   250,851   251,648      116,030          162,027
                          --------  --------  --------  --------     --------         --------
Income from operations..    16,087    35,003    49,640    43,415       21,818           33,446
Interest expense, net...    33,363    31,356    39,889    48,219       22,113           31,273
Other non-operating
 expense(a).............    14,818     1,462     3,873     4,931        1,649            4,094
Extraordinary (loss)
 gain(b)................       --    (38,205)    4,120       --        (9,250)             --
Provision (benefit) for
 income taxes...........    (2,864)     (233)      660      (865)        (161)             --
                          --------  --------  --------  --------     --------         --------
Net income (loss).......  $(29,230) $(35,787) $  9,338  $ (8,870)    $(11,033)        $ (1,921)
                          ========  ========  ========  ========     ========         ========
Net (loss) per common
 share(c)...............                                                                 $(.19)
                                                                                         =====
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash and cash
 equivalents............  $ 10,474  $ 18,802  $ 14,393  $ 11,144     $ 28,125         $ 19,208
Property and equipment,
 net....................   306,834   300,266   293,141   298,354      301,316          408,231
Total assets............   378,398   370,349   374,498   375,643      394,085          584,545
Total long-term debt,
 net of current
 maturities(d)..........    33,326   249,723   395,948   403,214      331,142          494,471
Preferred partnership
 interest...............       --     58,092       --        --           --               --
Total capital (deficit).    54,043    11,362   (54,710)  (63,580)     (74,613)          50,591

-------------------
Note 1: THCR was incorporated on March 28, 1995 and conducted no operations until the June 1995 Stock Offering and contributed the proceeds therefrom to THCR Holdings in exchange for an approximately 60% general partnership interest in THCR Holdings. At the consummation of the June 1995 Stock Offering, Trump contributed his 100% beneficial interest in Plaza Funding. Trump AC and Plaza Associates, the owner and operator of Trump Plaza, to THCR Holdings for an approximate 40% limited partnership interest in THCR Holdings. In addition, Trump contributed to THCR Holdings all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana. The financial data as of December 31, 1995 and for the period ended December 31, 1995 reflect the operations of THCR from inception (June 12, 1995) to December 31, 1995.
(a) Other non-operating expense for the year ended December 31, 1991 includes a $10.9 million charge associated with the rejection of the lease associated with the former Trump Regency Hotel and $4.0 million of costs associated with certain litigation. Other non-operating expense for 1992 includes $1.5 million of costs associated with certain litigation. Other non-operating expense for the years ended December 31, 1993, 1994, for the period January 1, 1995 through June 12, 1995 and for the period June 12, 1995 through December 31, 1995 includes $3.9, $4.9, $1.6 and $2.1 million, respectively, of real estate taxes and leasing costs associated with Trump Plaza East.

(b) The extraordinary loss for the year ended December 31, 1992 consists of the effect of stating Plaza Funding's Preferred Stock issued at fair value as compared to the carrying value of these securities and the write off of certain deferred financing charges and costs. The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993. The extraordinary loss of $9,250,000 for the period from January 1, 1995 through June 12, 1995 relates to the redemption of the PIK Notes and PIK Note Warrants and the write off of related unamortized deferred financing costs.
(c) Earnings per share is based upon weighted average shares outstanding, shares and phantom stock units awarded to the Chief Executive Officer of THCR under the 1995 Stock Plan and common stock equivalent. The shares of THCR Class B Common Stock owned by Trump have no economic interest and, therefore, are not considered.
(d) Reflects reclassification in 1991 of indebtedness relating to outstanding mortgage bonds as a current liability due to then existing events of default.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                              OPERATIONS OF THCR

GENERAL

  As THCR commenced operations on June 12, 1995, and its results of operations are primarily those of Plaza Associates, a discussion and analysis of the financial condition and results of operations of Plaza Associates is set forth below. Neither THCR nor any of its subsidiaries has any significant operating history, other than Plaza Associates, although THCR Holdings has incurred certain expenses including interest on the Senior Notes and Trump Indiana has incurred significant expenses relating to the development of the Indiana Riverboat. See "--Liquidity and Capital Resources." The partnership agreement governing THCR Holdings provides that all business activities of THCR must be conducted through THCR Holdings or subsidiary partnerships or corporations.

 RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  Gaming revenues were $298.1 million for the year ended December 31, 1995, an increase of $36.6 million or 14.0% from gaming revenues of $261.5 million in 1994. This increase in gaming revenues consisted of an increase in both table games and slot revenues. While 1994 was adversely affected by unfavorable winter weather, construction and management turnover, management believes that the increase in gaming revenues in 1995 is also due to an increased level of demand evident in the Atlantic City market generally, as well as to management's marketing and other initiatives, including the introduction of new slot machines and table games, the addition of bill acceptors on slot machines, an increase in casino floor square footage and an increase in promotional allowances.

  Slot revenues were $201.7 million for the year ended December 31, 1995, an increase of $33.0 million or 19.5% from $170.3 million in 1994. This increase was primarily due to certain factors mentioned in the foregoing paragraph including the implementation of an aggressive slot marketing program.

  Table games revenues were $96.4 million for the year ended December 31, 1995, an increase of $3.6 million or 3.9% from table games revenues of $92.8 million in 1994. This was primarily due to an increase in table games drop (i.e., the dollar value of chips purchased) by $27.0 million or 4.5% for the year ended December 31, 1995 from 1994.

  During the year ended December 31, 1995, gaming credit extended to customers was approximately 17.7% of overall table play, an increase of approximately 0.7% from 1994. At December 31, 1995, gaming receivables amounted to approximately $13.8 million, an increase of approximately $0.1 million from 1994, with allowances for doubtful gaming receivables of approximately $7.9 million, a decrease of approximately $0.6 million from 1994.

  Other revenues were $74.2 million for the year ended December 31, 1995, an increase of $7.3 million or 10.9% from other revenues of $66.9 million in 1994. Other revenues include revenues from rooms, food and beverage and miscellaneous items. This increase primarily reflects increases in food and beverage revenues attendant to higher levels of gaming activity and promotional allowances and expenses.

  Promotional allowances were $38.9 million for the year ended December 31, 1995, an increase of $5.6 million or 17% from $33.3 million in 1994. This increase is primarily attributable to an increase in gaming activity.

  Gaming costs and expenses were $164.8 million for the year ended December 31, 1995, an increase of $25.3 million or 18.1% from gaming costs and expenses of $139.5 million in 1994. This increase is primarily due to increased promotional and operating expense and taxes associated with increased levels of gaming revenues from 1994.

  General and administrative expenses were $68.6 million for the year ended December 31, 1995, a decrease of $4.5 million or 6.2% from general and administrative expenses of $73.1 million in 1994. This decrease is primarily the result of cost containment measures.

  Income from operations was $59.8 million for the year ended December 31, 1995, an increase of $16.4 million or 37.8% from income from operations of $43.4 million in 1994.

  Net interest expense was $43.3 million for the year ended December 31, 1995, a decrease of $4.9 million or 10.2% from net interest expense of $48.2 million in 1994. This decrease is attributable to the retirement of the

PIK Notes in June 1995 partly offset by the increased interest expense associated with equipment financing and capital leases incurred during 1995.

  Other non-operating expense was $5.7 million for the year ended December 31, 1995, an increase of $0.8 million or 16.3% from non-operating expense of $4.9 million in 1994. This increase is primarily attributable to costs associated with Trump World's Fair.

  The extraordinary loss of $9,250,000 for the year ended December 31, 1995 relates to the redemption and write-off of unamortized deferred financing costs relating to the repurchase and redemption on June 12, 1995 of all of the PIK Notes and related PIK Note Warrants.

 RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Gaming revenues were $261.5 million for the year ended December 31, 1994, a decrease of $2.6 million or 1.0% from gaming revenues of $264.1 million in 1993, although gaming revenues increased for the industry generally in Atlantic City for the year ended December 31, 1994 compared to the year ended December 31, 1993. This decrease in gaming revenues consisted of a reduction in both table games and slot revenues. These results were impacted by a number of major ice and snow storms throughout the northeastern United States, during the three months ended March 31, 1994 which severely restricted travel in the region. Bad weather also impacted the Atlantic City market's results for the three months ended March 31, 1993; however, the weather during the comparable period in 1994 was much more severe. The decrease in gaming revenues was also due in part to disruptions caused by an expansion of the casino floor which created operating inefficiencies by temporarily disrupting the normal flow of patrons upon entrance to the casino, as well as detracting from the overall appearance of the casino floor. Also, in 1994 Trump Plaza experienced turnover of certain key management positions which had a negative impact on operations. This negative impact was mitigated by the end of 1994 as new management was hired and began implementing new policies and marketing programs. See "Business of THCR--Trump Plaza Business Strategy" and "Management of THCR-- Employment Agreements."

  Slot revenues were $168.7 million for the year ended December 31, 1994, a decrease of $1.8 million or 1.1% from slot revenues of $170.5 million in 1993. This decrease was due in part to the sensitivity of slot revenues to certain of the factors specified in the foregoing paragraph. Plaza Associates elected to discontinue certain progressive slot programs, thereby reversing certain accruals into revenue which had the effect of improving slot revenue by $0.6 million for the year ended December 31, 1994.

  Table games revenues were $92.8 million for the year ended December 31, 1994, a decrease of $0.8 million or 0.9% from table games revenues of $93.6 million in 1993. This decrease was primarily due to a reduction in table games drop by $26.7 million or 4.3% for the year ended December 31, 1994 from 1993, offset by an increase in the table games hold percentage (the percentage of table drop retained by Plaza Associates) to 15.5% for the year ended December 31, 1994 from 14.9% in 1993.

  During the year ended December 31, 1994, gaming credit extended to customers was approximately 17% of overall table play, a decrease of 1% from 1993. At December 31, 1994, gaming receivables amounted to approximately $13.7 million, a decrease of approximately $2.3 million from 1993, with allowances for doubtful gaming receivables of approximately $8.5 million, a decrease of approximately $1.9 million from 1993.

  Other revenues were $66.9 million for the year ended December 31, 1994, a decrease of $2.3 million or 3.3% from other revenues of $69.2 million in 1993. This decrease in other revenues primarily reflects decreases in food and beverage revenue resulting from changes in bus couponing.

  Promotional allowances were $33.3 million for the year ended December 31, 1994, an increase of $0.5 million or 1.5% from $32.8 million in 1993. This increase is attributable to increased marketing and promotional activities.

  Gaming costs and expenses were $139.5 million for the year ended December 31, 1994, an increase of $2.6 million or 1.9% from gaming costs and expenses of $136.9 million in 1993. This increase was primarily due to increased marketing costs instituted toward the end of 1994. These marketing programs consisted of increased bus programs and direct marketing activities. The increase in marketing costs was offset by decreased gaming taxes associated with the decreased levels of gaming activity and revenues from 1993.

  General and administrative expenses were $73.1 million for the year ended December 31, 1994, an increase of $1.5 million or 2.1% from the general and administrative expenses of $71.6 million in 1993. This increase resulted primarily from $1.1 million in cash associated with donations to the CRDA for the year ended December 31, 1994.

  Income from operations was $43.4 million for the year ended December 31, 1994, a decrease of $6.2 million or 12.5% from income from operations of $49.6 million for 1993.

  Net interest expense was $48.2 million for the year ended December 31, 1994, an increase of $8.3 million or 20.8% from net interest expense of $39.9 million in 1993. This increase is primarily attributable to increased interest expenses associated with the Plaza Notes and the PIK Notes which were outstanding for all of 1994.

  Other non-operating expense was $4.9 million (including $3.1 million of leasing costs) for the year ended December 31, 1994, an increase of $1.0 million or 25.6% from other non-operating expense of $3.9 million in 1993. This increase is directly attributable to twelve months of costs associated with Trump Plaza East. See Note 6 to the accompanying Financial Statements of Trump AC and Plaza Associates.

 LIQUIDITY AND CAPITAL RESOURCES

  General. On June 12, 1995, THCR consummated the June 1995 Stock Offering of 10,000,000 shares of THCR Common Stock at the offering price of $14.00 per share, resulting in aggregate gross proceeds to THCR of $140,000,000, and THCR Holdings and THCR Funding consummated the June 1995 Note Offering. The proceeds to THCR from the June 1995 Stock Offering were contributed by THCR to THCR Holdings in return for an approximately 60% general partnership interest in THCR Holdings. THCR Holdings, in turn, has used net proceeds from the June 1995 Offerings through December 31, 1995 for the following purposes: (a) repurchase and redemption of the PIK Notes and PIK Note Warrants (including accrued interest payable) for $86,209,000, (b) exercise of the option to acquire Trump World's Fair (the "Trump World's Fair Purchase Option") for $58,150,000, (c) construction costs for Trump World's Fair of $13,346,000, (d) construction costs at Trump Plaza East of $15,150,000 and (e) construction and land acquisition costs of $29,999,000 for the Indiana Riverboat. The balance of the proceeds have been and will be used for the completion of the construction at Trump Plaza, Trump Plaza East, Trump World's Fair and the Indiana Riverboat, as well as for general corporate purposes.

  Each of the Plaza Note Indenture and the Senior Note Indenture restricts the ability of Plaza Associates, Trump Indiana and other subsidiaries of THCR Holdings to make distributions to partners or pay dividends, as the case may be, unless certain financial ratios are achieved. Further, given the rapidly changing competitive environment and the risks associated with THCR's proposed expansion plans, THCR's future operating results are highly conditional and could fluctuate significantly. Moreover, as a condition to the June 1995 Note Offering, THCR Holdings and THCR Funding entered into a Cash Collateral and Disbursement Agreement (the "Cash Collateral Agreement") with First Bank National Association in its respective capacities as Trustee and Disbursement Agent (each as defined therein). The Cash Collateral Agreement called for initial deposits to custodial accounts which are restricted in use for (a) Trump Indiana for the ship and land projects, (b) Trump Plaza construction projects, including the exercise of the Trump World's Fair Purchase Option and construction projects at Trump Plaza East and Trump World's Fair and (c) the first two interest payments on the Senior Notes. As of December 31, 1995, $12,013,000 was restricted for the second interest payment on the Senior Notes and is reflected as restricted cash in THCR's condensed consolidated balance sheets. The balance of restricted funds as of December 31, 1995 consisted of approximately $4,001,000 to be used at Trump Indiana and approximately $36,029,000 to be used at Trump World's Fair, and such amounts are reflected as cash restricted for future construction as a non-current asset in THCR's balance sheets. With these restricted funds, as well as cash flow from operating activities, and the financings discussed above (some of which still remain to be obtained), THCR management believes that sufficient funds will be available to complete the projects that are currently in development. In addition, Plaza Associates may be obligated to comply with certain proposed regulations of the Occupational Safety and Health Administration ("OSHA"), if adopted. THCR is unable to estimate the cost, if any, to Plaza Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations." Further, the ability of Plaza Associates to make payments of dividends or distributions through Trump AC to THCR Holdings may be restricted by the CCC. Similarly, the ability of Trump Indiana to make payments of dividends or distributions to THCR Holdings may be restricted by the IGC. See "Regulatory Matters."

  Plaza Associates. Cash flow from operating activities is Plaza Associates' principal source of liquidity. Cash flow from operating activities was $26.9 million for the year ended 1995. The increase of $6.9 million in net cash provided by operating activities as compared to 1994 principally reflects increased income from operations.

  Capital expenditures of $109.8 million for the year ended December 31, 1995 increased approximately $89.3 million from 1994. Capital expenditures attributable to Trump Plaza East were approximately $8.7 million and $24.9 million for the years ended December 31, 1994 and 1995. Capital expenditures attributable to Trump World's Fair were approximately $73.7 million for 1995. Capital expenditures for improvements to existing facilities were $11.8 million and $11.2 million for the years ended December 31, 1994 and 1995. See "Business of THCR--Trump Plaza Business Strategy--Facilities and Amenities."

  Plaza Associates has approximately $2.9 million of indebtedness maturing through December 31, 1996. Management expects that this debt will be repaid with cash from operating activities.

  At December 31, 1995, Plaza Associates had combined working capital of $6.6 million, which included a receivable from the CRDA for $6.0 million for reimbursable improvements made to the Trump Plaza East, which receivable is currently the subject of litigation. See "Business of THCR--Legal Proceedings." At December 31, 1994, Plaza Associates had a combined working capital deficit totalling $7.1 million, which also included such receivable.

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. As part of the Trump Plaza Expansion, management commenced the expansion and renovation of rooms at Trump Plaza East and as of February 16, 1996, the casino and 249 (of 349) hotel rooms and suites had opened. Trump World's Fair renovations are scheduled for completion during the second quarter of 1996. See "Risk Factors--High Leverage and Fixed Charges," "--Trump Plaza Expansion and the Taj Mahal Expansion," "--The Indiana Riverboat" and "--Considerations with Respect to the Acquisition or Development of Additional Gaming Ventures."

  As a result of the Trump Plaza Expansion, Plaza Associates will be permitted, subject to certain conditions, to increase, and is in the process of increasing, Trump Plaza's casino floor space to 90,000 square feet. Plaza Associates petitioned the CCC to permit it to increase such space to 100,000 square feet pursuant to a statutory amendment which became effective January 25, 1995. In its May 18, 1995 declaratory rulings with respect to this petition, the CCC determined, among other things, that the approved hotel comprised of Trump Plaza's main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. Plaza Associates added to Trump Plaza approximately 9,000 square feet in April 1994, 1,000 square feet in July 1994, and 3,000 square feet in December 1994. At December 31, 1995, the total casino square footage was approximately 73,600 square feet. On February 15, 1996, an additional 17,000 square feet of casino space was opened at Trump Plaza and Trump Plaza East.

  Pursuant to the Trump Plaza East Purchase Option, which expires on June 30, 1998, Plaza Associates may purchase both the fee and leasehold interest comprising Trump Plaza East. See "Management of THCR-- Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East, including, without limitation, current real estate taxes (approximately $1.2 million per year based upon current assessed valuation) and annual lease payments of $3.1 million per year. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire Trump Plaza East for a purchase price of $28.0 million through December 31, 1996, increasing by $1.0 million annually thereafter until expiration on June 30, 1998. In addition, Plaza Associates has the right of first offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option (the "Right of First Offer"). Under the terms of the Trump Plaza East Purchase Option, if Plaza Associates defaults in making payments due under the terms of the Trump Plaza East Purchase Option, Plaza Associates would be liable to the grantor of the Trump Plaza East Purchase Option for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located at Trump Plaza East unless such improvements had been accepted in writing by the grantor. See "Risk Factors-- Trump Plaza Expansion and the Taj Mahal Expansion." Plaza Associates intends to exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction.

  Management believes that the net proceeds of the June 1995 Offerings and equipment financings allocated to Trump Plaza East and cash flow from operations should be sufficient to complete the planned renovations of Trump Plaza East at a remaining cost, at December 31, 1995, of approximately $8.7 million. Management anticipates incurring equipment financing for a portion of the gaming equipment at Trump Plaza East. Commitments are currently in place with respect to some of such financing, and management believes that it will be able to obtain the remainder of such financing on customary terms acceptable to Plaza Associates, although there can be no assurance given to that effect. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the right to acquire Trump Plaza East at the lesser of the proposed sale price and the applicable exercise price under the Trump Plaza East Purchase Option. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of the commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within ninety days (or, subject to certain conditions, 120 days) of the date of the commitment. There can be no assurance that Plaza Associates would have the liquidity necessary to exercise its Right of First Offer on a timely basis should it be required; however, a portion of the proceeds from the Offerings will be used to exercise the Trump Plaza East Purchase Option.

  Approximately $58 million of the net proceeds of the June 1995 Offerings were used to exercise the Trump World's Fair Purchase Option. Management believes that the net proceeds of the June 1995 Offerings, together with additional equipment financing, will be sufficient to fund the additional approximately $42.5 million required to complete renovation of and open Trump World's Fair in the second quarter of 1996, although there can be no assurance given to that effect. Associated with the opening of Trump World's Fair, management anticipates incurring approximately $5.2 million of pre-opening costs, which will be expensed at the time of its opening.

  Pursuant to the terms of the TPM Services Agreement (as defined), in consideration for services provided, Plaza Associates pays Trump Plaza Management Corp. ("TPM") each year an annual fee of $1.0 million in equal monthly installments and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement, up to certain amounts. Approximately $1.3 million, $1.3 million and $1.2 million of payments under the TPM Services Agreement were expensed for the years ended December 31, 1995, 1994 and 1993, respectively. Payments received under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations. See "Management of THCR-- Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump Indiana. Pursuant to the terms of the certificate of suitability issued to Trump Indiana, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions by June 28, 1996, may result in the revocation of the certificate of suitability. There can be no assurance that THCR and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, or that a riverboat owner's license will ultimately be granted. THCR anticipates that its riverboat owner's license (which would supersede the certificate of suitability) would impose substantially similar conditions on the operations of the Indiana Riverboat, although no assurances may be made.

  In addition to the approximately $84 million anticipated to be spent prior to commencing the operations of the Indiana Riverboat in the second quarter of 1996, during its initial five-year license term, an additional $69 million of funds (consisting of approximately $48 million for the construction of a hotel and other amenities and $21 million for infrastructure improvements and other municipal uses) will be required to be spent by Trump Indiana in connection with the Indiana Riverboat facility and related commitments, including commitments required in connection with the licensure process. The sources of the initial $84 million include, and are anticipated to include: $34 million from the proceeds of the June 1995 Offerings, $20 million from vessel financing, $10 million from slot machine financing, $10 million from a mortgage on Trump Indiana's interest in the Buffington Harbor site or from a working capital facility and $10 million from operating leases. Trump Indiana has received commitments for $15 million in vessel financing and nearly $2 million in equipment financing and has signed a letter of intent for an additional $14.2 million in equipment financing (including approximately $8 million for slot machines). Trump Indiana is seeking commitments for the additional financing required to commence the operations of the Indiana Riverboat. The remaining $69 million required to be spent is expected to be funded with cash from operations or additional borrowings. See "Risk Factors-- The Indiana Riverboat."

  On August 30, 1995, Trump Indiana entered into a loan and security agreement with debis Financial Services, Inc. ("dFS") pursuant to which dFS will provide, subject to the terms and conditions thereof, $15 million in financing for the gaming vessel, which is currently under construction. As of December 31, 1995, dFS has provided Trump Indiana with approximately $6.8 million pursuant to such agreement.

  Trump Indiana and Barden entered into the BHR Agreement relating to the formation of BHR. Pursuant to the BHR Agreement, BHR will own, develop and operate all common land-based and waterside operations in support of each of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. Trump Indiana and Barden will each be equally responsible for the development and operating expenses of BHR. Upon its formation, BHR was capitalized with the contribution by Trump Indiana of ownership of the Buffington Harbor site and the contribution by Barden of $6.75 million. Barden has subsequently contributed approximately $14 million for construction costs to equal the costs previously funded by Trump Indiana; thereafter, Trump Indiana and Barden will share all of the development and operating expenses of BHR equally. There can be no assurance that THCR or Trump Indiana will be able to fund from operations or to finance on terms satisfactory to THCR or Trump Indiana any future required expenditures or, if available, other such indebtedness would be permitted under existing debt instruments of THCR. Furthermore, THCR will also be dependent on the ability of Barden to pay for its share of the development and operating expenses of BHR and there can be no assurance that Barden will be able to fund such expenses. Associated with the opening of the Indiana Riverboat, Management anticipates incurring $5.75 million of pre-opening costs, which will be expensed at the time of the opening. See "Risk Factors--The Indiana Riverboat."

  THCR. THCR has no independent means of generating revenues and its sole source of liquidity is distributions and other permitted payments from THCR Holdings. As of December 31, 1995, THCR did not have any long or short-term indebtedness, and is not anticipated to have any in the near future. THCR Holdings has agreed that all expenses of THCR shall, to the maximum extent practicable, be paid directly by THCR Holdings. Any other expenses paid directly by THCR are required to be reimbursed promptly by THCR Holdings and are deemed to be expenses of THCR Holdings. Any other projects pursued by THCR in the future would require additional funds. There can be no assurance that sufficient funds will be available either from cash generated by operating activities or from additional financing sources for such projects.

 SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza occurring during the period from May through September. Consequently, THCR's operating results during the two quarters ending in March and December would not likely be as profitable as the two quarters ending in June and September. THCR has no operating history in Indiana, and is unable to predict seasonality with respect to the Indiana Riverboat.

 INFLATION

  There was no significant impact on Plaza Associates' operations as a result of inflation during 1995, 1994 or 1993.

                               BUSINESS OF THCR

  THCR, through THCR Holdings and its subsidiaries, owns and operates Trump Plaza, a luxury casino hotel located on The Boardwalk in Atlantic City and the Indiana Riverboat, a gaming project currently under development at Buffington Harbor on Lake Michigan. THCR management believes THCR benefits from the following factors:

  . TRUMP PLAZA EXPANSION. THCR is currently enhancing Trump Plaza's position as an industry leader by increasing its gaming space and hotel capacity while maintaining its commitment to first class customer service. This strategy is designed to capitalize on Trump Plaza's reputation for excellence, as well as to meet both existing demand and the anticipated demand from the increased number of available rooms and infrastructure improvements that are currently being implemented to enhance further the "vacation destination appeal" of Atlantic City. The Trump Plaza Expansion is expected to be completed in the second quarter of 1996 and to include the renovation and integration into Trump Plaza of Trump Plaza East and Trump World's Fair, together with additional casino space, retail operations and entertainment venues. The casino and 249 of the 349 hotel rooms at Trump Plaza East were opened by President's Day 1996. THCR intends to open 91 rooms and suites at Trump Plaza East by April 1996. Renovations are ongoing at Trump World's Fair and THCR expects that the renovations at Trump World's Fair will be completed in the second quarter of 1996. Upon completion of the Trump Plaza Expansion, Trump Plaza's casino floor space will increase from 75,395 square feet to an aggregate of approximately 139,553 square feet of gaming space (15,000 square feet of which has already opened at Trump Plaza East), housing a total of approximately 4,277 slot machines and 141 table games. Trump Plaza's hotel capacity will increase to a total of 1,404 guest rooms, making Trump Plaza's guest room inventory one of the largest in Atlantic City.

  . INDIANA RIVERBOAT. Trump Indiana has received site approval and a certificate of suitability to develop a gaming project in Buffington Harbor, on Lake Michigan, approximately 25 miles southeast of downtown Chicago. Trump Indiana is one of 11 riverboat gaming projects permitted under current Indiana law, and one of only five to be located in northern Indiana. The Indiana Riverboat is currently scheduled to open for business in the second quarter of 1996. Trump Indiana and Barden have entered into the BHR Agreement providing for the formation of BHR, which will own, develop and operate all common land-based and waterside operations in support of each of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. The Indiana Riverboat is planned to have approximately 37,000 square feet of gaming space and feature 1,500 slot machines and 73 table games, and will be one of the largest riverboat casinos in the United States. The Indiana Riverboat's principal market will be the approximately 6.8 million people residing within 50 miles of the Indiana Riverboat in the greater Chicago metropolitan area. Approximately 11.2 million and 24.2 million people live within a 100- and 200-mile radius of Buffington Harbor, respectively.

  . NEW "TRUMP" GAMING VENTURES. THCR explores opportunities to establish additional gaming operations, particularly in jurisdictions where the legalization of casino gaming is relatively recent or is anticipated. THCR management believes that Trump's involvement with THCR facilitates THCR's expansion efforts, as THCR plans to capitalize on the "Trump" name and what management believes to be its marquee value in seeking new casino opportunities. THCR, through THCR Holdings and its subsidiaries, is the exclusive vehicle for new gaming ventures by Trump, subject to the terms of certain agreements governing this relationship and Trump's relationship with Trump's Castle. See "--Trademark/Licensing" and "Management of THCR--Employment Agreements."

  . THE "TRUMP" NAME. THCR capitalizes on the widespread recognition of the "Trump" name and its association with high quality amenities and first class service. To this end, THCR provides a broadly diversified gaming and entertainment experience consistent with the "Trump" name and reputation for quality, tailored to the gaming patron in each market. THCR also benefits from the "Trump" name in connection with its efforts to expand and to procure new gaming opportunities in the United States and abroad. THCR explores opportunities to establish additional gaming operations, particularly in jurisdictions where the legalization of casino gaming is relatively recent or is anticipated.

TRUMP PLAZA

  THCR management believes that Trump Plaza's "Four Star" Mobil Travel Guide rating and "Four Diamond" American Automobile Association rating reflect the high quality amenities and services that Trump Plaza provides to its casino patrons and hotel guests. These amenities and services include a broad selection of dining choices, headline entertainment, deluxe accommodations, tennis courts and swimming and health spa facilities.

  The Trump Plaza Expansion. THCR management believes that as a result of the Trump Plaza Expansion and Trump Plaza's strategic location, Trump Plaza is well positioned to become one of the premier host properties in Atlantic City. The Trump Plaza Expansion is currently scheduled to be completed in the second quarter of 1996 and would increase Trump Plaza's prime central frontage on The Boardwalk to nearly a quarter of a mile. THCR management also believes that the construction of the new convention center and tourist corridor linking the new convention center with The Boardwalk will enhance the desirability of Atlantic City generally and, as a result of Trump Plaza's central location, will benefit Trump Plaza in particular. In addition, THCR management expects to be able to take advantage of recent gaming regulatory changes that will allow casino space to be directly visible and accessible from The Boardwalk. Trump Plaza's location on The Boardwalk at the end of the main highway into Atlantic City makes it highly accessible for both "drive-in" and "walk-in" patrons.

  THCR is in the process of renovating and integrating into Trump Plaza, Trump World's Fair, located on The Boardwalk adjacent to the existing Atlantic City Convention Center, which is next to Trump Plaza, at a remaining cost of $42.5 million. Upon completion, Trump World's Fair would add 49,272 square feet of casino floor space, approximately 14,900 of which is directly accessible from The Boardwalk, and 500 hotel rooms, connected with the current Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk. Renovations are ongoing at Trump World's Fair and THCR expects, although there can be no assurances, that the renovations at Trump World's Fair will be completed in the second quarter of 1996.

  Trump Plaza has opened the casino and 249 rooms at Trump Plaza East. Trump Plaza East has 15,000 square feet of casino space and, when fully opened, will have 349 hotel rooms. Trump Plaza currently leases Trump Plaza East and intends to exercise its option to acquire it from an unaffiliated entity. See "--Properties--Trump Plaza East" and "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." Trump Plaza has been reconfigured to provide a new entranceway to Trump Plaza directly off the Atlantic City Expressway. Management believes the increased hotel capacity as a result of the Trump Plaza Expansion will enable Trump Plaza better to meet demand and accommodate its casino guests, as well as to host additional and larger conventions and corporate meetings. The following table details plans for the Trump Plaza
Expansion:

                                   TRUMP PLAZA TRUMP PLAZA TRUMP WORLD'S
                                   FACILITY(a)   EAST(b)      FAIR(c)     TOTAL
                                   ----------- ----------- ------------- -------
Casino square footage.............   75,395      14,886       49,272     139,553
Slot machines.....................    2,368         405        1,493       4,266
Table games.......................       97          12           32         141
Hotel rooms.......................      555         349          500       1,404

--------
(a) Includes the 2,000 square foot area which connects the existing facility with Trump Plaza East and the 75 slot machines included in this area.
(b) The casino and 249 hotel rooms have already opened. The remaining 91 hotel rooms and suites are scheduled to be open by the end of April 1996. Also reflects nine super suites scheduled to open early in 1997 and not otherwise included in the "Trump Plaza Expansion."
(c) Scheduled to open in the second quarter of 1996.

  Trump Plaza's management team commenced the Trump Plaza Expansion in 1995 and has recently launched a variety of new initiatives designed to increase the level of gaming activity generally at its casino and to attract casino patrons who tend to wager more frequently and in larger denominations than the typical Atlantic City patron. These initiatives include targeted marketing and advertising campaigns directed to select groups of customers in the Boston-New York-Washington, D.C. corridor, the introduction of new slot machines and table games and the addition of bill acceptors on slot machines.

ATLANTIC CITY MARKETING STRATEGY

  Trump Plaza. Trump Plaza East has been integrated into Trump Plaza and together are operated as a single casino hotel facility. Trump Plaza will continue the marketing strategies it has found successful in the past, including targeting lucrative high-end drive-in slot customers. Management believes the additional hotel rooms and gaming facilities at Trump Plaza East will better enable Trump Plaza to accommodate the more profitable weekend drive-in patron, who tends to wager more per play and per visit than the typical walk-in or bus patron.

  Trump World's Fair. Trump World's Fair, which will operate as part of Trump Plaza, will seek to attract the "middle market" segment (primarily bus customers and boardwalk pedestrian traffic) by offering high value food and entertainment attractions in a festive "World's Fair" atmosphere. The first floor of Trump's World's Fair will feature a Boardwalk level casino offering walk-in customers direct access from The Boardwalk to 581 slot machines. In addition, Trump World's Fair is constructing a new bus terminal that will have a dedicated escalator leading directly to a separate casino entertainment area that will contain a 500-seat buffet, an Oriental Pavilion and a casino with approximately 538 slot machines. The new bus terminal and dedicated casino facilities will allow Trump World's Fair to efficiently serve a high volume of bus customers. A smoke-free casino with approximately 385 slot machines and 32 table games along with additional restaurants will be located on the second floor of Trump World's Fair. Moreover, with its prime location adjoining the current Atlantic City Convention Center and near the new Atlantic City convention center and its newly refurbished room base of 500 rooms and approximately 50,000 square feet of total gaming space, Management believes that Trump World's Fair is ideally suited to attract convention visitor traffic.

TRUMP PLAZA BUSINESS STRATEGY

  General. A primary element of Trump Plaza's business strategy is to seek to attract patrons who tend to wager more frequently and in larger denominations than the typical Atlantic City gaming customer. Such high-end players typically wager $5 or more per play in slots and $25 or more per play in table games. In order to attract more high-end gaming patrons to Trump Plaza in a cost-effective manner, Plaza Associates has refocused its marketing efforts. Commencing in 1991, Plaza Associates substantially curtailed costly "junket" marketing operations which involved attracting groups of patrons to the facility on an entirely complimentary basis (e.g., by providing free air fare, gifts and room accommodations). In the fall of 1992, Plaza Associates decided to de-emphasize marketing efforts directed at "high roller" patrons from the Far East, who tend to wager $50,000 or more per play in table games. Plaza Associates determined that the potential benefit derived from these patrons did not outweigh the high costs associated with attracting such players and the resultant volatility in the results of operations of Trump Plaza. Revenues derived from high roller patrons have declined since 1992, although management believes that such revenue loss has not had a significant impact on profitability for the reasons discussed above. In addition, this shift in marketing strategy has allowed Plaza Associates to focus its efforts on attracting the high-end players.

  "Comping" Strategy. In order to compete effectively with other Atlantic City casino hotels, Plaza Associates offers complimentary drinks, meals, room accommodations and/or travel arrangements to its patrons ("complimentaries" or "comps"). Management monitors Trump Plaza's policy on complimentaries so as to provide comps primarily to patrons with a demonstrated propensity to wager at Trump Plaza.

  Entertainment. Trump Plaza offers headline entertainment as part of its strategy to attract high-end and other patrons. Trump Plaza offers headline entertainment weekly during the summer and monthly during the off- season, and also features other entertainment and revue shows.

  Player Development/Casino Hosts. Plaza Associates currently employs gaming representatives in New Jersey, New York and other states, as well as several international representatives, to promote Trump Plaza to prospective gaming patrons. Player development personnel host special events, offer incentives and contact patrons directly in an effort to attract high-end table game patrons from the United States, Canada and South America. Trump Plaza's casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. They also solicit Trump Card (the frequent player slot card) sign-ups in order to increase Plaza Associates marketing base.

  Promotional Activities. The Trump Card constitutes a key element in Trump Plaza's direct marketing program. Subject to regulatory constraints, the Trump Card will be used in all of THCR's gaming facilities so as to build a national database of gaming patrons. Slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries based upon their level of play. The Trump Card is inserted during play into a card reader attached to the slot machine for use in computerized rating systems. THCR's computer systems record data about the cardholders, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced.

  Trump Plaza designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino game supervisors. Promotional activities include the mailing of vouchers for complimentary slot play. Trump Plaza also utilizes a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

  Bus Program. Trump Plaza has a bus program, which transports approximately 2,400 gaming patrons per day during the week and 3,500 per day on the weekends. Trump Plaza's bus program offers incentives and discounts to certain scheduled and chartered bus customers. Trump Plaza's Transportation Facility contains 13 bus bays and is connected by an enclosed pedestrian walkway to Trump Plaza. The Transportation Facility (as defined) provides patrons with immediate access to the casino, and contains a comfortable lounge area for patrons waiting for return buses.

  Credit Policy. Historically, Trump Plaza has extended credit to certain qualified patrons. For the years ended December 31, 1993, 1994 and 1995 credit play as a percentage of total dollars wagered was approximately 18%, 17%, and 18%, respectively. As part of Trump Plaza's new business strategy and in response to the general economic downturn in the Northeast, Trump Plaza has imposed stricter standards on applications for new or additional credit.

FACILITIES AND AMENITIES

  Trump Plaza. The casino in the existing facility of Trump Plaza currently offers 97 table games and 2,368 slot machines. In addition to the casino, Trump Plaza's main tower consists of a 31-story tower with 555 guest rooms, including 62 suites. Trump Plaza's main tower also offers 10 restaurants, a 750-seat cabaret theater, four cocktail lounges, 28,000 square feet of convention, ballroom and meeting room space, a swimming pool, tennis courts and a health spa.

  Trump Plaza East recently opened the 15,000 square foot Ocean View Casino and Bar and 249 of its 349 hotel rooms. The Ocean View Casino and Bar is the first gaming room in Atlantic City to combine a casino, bar and entertainment and features a 70-foot long bar with 27 bar-top slot machines, live entertainment and a 58 square foot video wall, complemented by six additional television sets along the bar. With its high ceilings and windows overlooking the Atlantic Ocean and The Boardwalk, Trump Plaza is creating a new and exciting entertainment environment for its casino patrons.

  The entry level of Trump Plaza's main tower includes a cocktail lounge, two gift shops, a deli, a coffee shop, an ice cream parlor and a buffet. The casino level houses the casino, a fast food restaurant, an exclusive slot lounge for high-end patrons and a new oceanfront baccarat gaming area. Upon completion, an enclosed walkway will connect Trump Plaza at the casino level with the Atlantic City Convention Center and with Trump World's Fair.

  Trump Plaza's main tower guest rooms are located in a tower which affords most guest rooms a view of the ocean. While rooms are of varying size, a typical guest room consists of approximately 400 square feet. Trump Plaza also features 16 one-bedroom suites, 28 two-bedroom suites and 18 "Super Suites." The Super Suites are located on the top two floors of the Trump Plaza's main tower and offer luxurious accommodations and 24-hour butler and maid service. The Super Suites and certain other suites are located on the "Club Level" which

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requires guests to use a special elevator key for access, and contains a lounge area that offers food and bar facilities.

  Trump Plaza's main tower is connected by an enclosed pedestrian walkway to a 10-story parking garage, which can accommodate approximately 2,650 cars, and contains 13 bus bays, a comfortable lounge, a gift shop and waiting area (the "Transportation Facility"). The Transportation Facility provides patrons with immediate access to the casino, and is located directly off the Atlantic City Expressway, the main highway into Atlantic City.

  In July 1994, Time Warner opened its second largest Warner Brothers Studio Store pursuant to a sublease of the entire first floor of retail space on The Boardwalk at Trump Plaza East (approximately 17,000 square feet). THCR management believes that the commitment of Time Warner at Trump Plaza East, together with other retail, restaurant and entertainment establishments expected to participate in the Trump Plaza Expansion, evidences the continued growth of, and highlights Trump Plaza's favored place within, the Atlantic City casino market.

  Trump World's Fair. Upon completion of the renovation in the second quarter of 1996, Trump World's Fair will be connected to Trump Plaza's main tower by an enclosed walkway overlooking The Boardwalk and will add an additional 500 hotel rooms to Trump Plaza. In addition, Trump World's Fair will be outfitted with approximately 49,272 square feet of casino floor space housing approximately 1,493 slot machines and 32 table games. In addition to the casino, Trump World's Fair will feature three restaurants, including a state-of-the-art buffet, a cocktail lounge, convention, ballroom and meeting room space, a swimming pool and a health spa. The enclosed walkway will run through a portion of the Atlantic City Convention Center, which is located between Trump World's Fair and Trump Plaza's main tower. In this connection, Plaza Associates has acquired an easement with regard to this walkway through the Atlantic City Convention Center. See "--Properties--Trump World's Fair" and "Regulatory Matters--New Jersey Gaming Regulations--Approved Hotel Facilities."

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at Trump Plaza during the period from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days.

EMPLOYEES AND LABOR RELATIONS

  Plaza Associates has approximately 3,700 employees of whom approximately 1,100 are covered by collective bargaining agreements. THCR management believes that its relationships with its employees are satisfactory. Certain of Plaza Associates' employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees." Plaza Funding has no employees.

  In April 1993, the National Labor Relations Board (the "NLRB") found that Plaza Associates had violated the National Labor Relations Act (the "NLRA") in the context of a union organizing campaign by table game dealers of Plaza Associates in association with the Sports Arena and Casino Employees Union Local 137, a/w Laborers' International Union of North America, AFL-CIO ("Local 137"). In connection with such finding, Plaza Associates was ordered to refrain from interfering with, restraining or coercing employees in the exercise of the rights guaranteed them by Section 7 of the NLRA, to notify its employees of such rights and to hold an election by secret ballot among its employees regarding whether they desire to be represented for collective bargaining by Local 137. The election was held on May 20 and 21, 1994 and the vote, which has been certified by the NLRB, was in favor of management and against representation by Local 137.

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INDIANA RIVERBOAT

  The Indiana Riverboat is expected to feature an approximately 280-foot luxury yacht containing approximately 37,000 square feet of gaming space with 1,500 slot machines, 73 table games and capacity for approximately 2,450 passengers and 300 employees. The site adjacent to the Indiana Riverboat is anticipated to include surface parking for approximately 3,000 automobiles and certain other infrastructure improvements. The cost to THCR for the development of the Indiana Riverboat, which includes the land, the vessel, gaming equipment, a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and parking facilities, is expected to be approximately $84 million through the planned opening in the second quarter of 1996. THCR initially anticipated spending $59 million prior to the commencement of the Indiana Riverboat's operations for the vessel, gaming equipment and initial berthing and support facilities, and also anticipated spending an additional $27 million in the second phase to be completed by mid-1997, which would feature a pavilion for staging and ticketing and restaurant facilities, berthing and support facilities and expanded parking. To facilitate the Indiana Riverboat's operations from the opening day and to avoid disruptive construction at the site for an additional year, THCR determined to accelerate the second phase of the project, now expected to cost $25 million, and complete both phases prior to commencing operations. In addition to the approximately $84 million to be spent through the planned opening, THCR has further committed in the licensure process to construct a hotel facility and other amenities (at an approximate cost of $48 million) and to fund approximately $21 million of infrastructure improvements and other municipal uses.

  Buffington Harbor is approximately 25 miles from downtown Chicago. In addition, the cities of Indianapolis, Fort Wayne, Toledo and Grand Rapids are each within a 175-mile radius of Buffington Harbor. THCR believes the Indiana Riverboat will benefit from (i) its location and size, (ii) its strategy of developing, together with Barden, an array of entertainment, retail and restaurant attractions, and coordinated cruise schedules and (iii) the widespread recognition of the "Trump" name and what management believes to be its reputation for quality. Gaming facilities in Illinois are limited at present to 1,200 gaming positions under current regulations in Illinois, which THCR believes puts Illinois properties at a competitive disadvantage to larger facilities such as the Indiana Riverboat. THCR expects to draw on these competitive advantages and to capitalize on its experience in gaming activities in Atlantic City in order to create an outstanding gaming and entertainment experience.

  THCR expects to focus its marketing efforts for the Indiana Riverboat on the middle market, which makes up the majority of the gaming population in the Great Lakes Market. The middle market constitutes a broad segment of casino patrons who come to a casino for exciting recreation and entertainment and who typically wager less, on an individual basis, than high-end patrons. Through the use of the "Trump" name and systematic marketing programs, THCR will seek to attract drive-in customers to the facility. Casinos currently operating in the Great Lakes Market have generally been very successful, achieving operating results exceeding those of most new jurisdictional markets in terms of win per unit. THCR believes that these operating results indicate that the Great Lakes Market should be capable of absorbing significant capacity expansion in the future.

  Under current gaming laws in Indiana, all games typically available in Atlantic City casinos will be permitted on the Indiana Riverboat. The riverboat casinos in Indiana will be permitted to stay open 24 hours per day, 365 days per year and to extend credit and accept credit charge cards, with no loss or wagering limits. Subject to certain exceptions, the Johnson Act prohibits gaming vessels from cruising within federal maritime jurisdiction and prohibits gaming on such vessels. The Johnson Act contains an exception to certain, but not all, of such prohibitions if a state adopts a law that permits gaming vessels to engage in gaming outside federal maritime jurisdiction. The Indiana General Assembly has taken certain actions with respect to gaming on vessels and the IGC has determined that Indiana law now allows gaming on vessels which are docked under certain conditions even if cruising would result in a violation of federal law. Notwithstanding the IGC's determination, there can be no assurance that commencement of gaming operations by Trump Indiana when the riverboat is cruising would not be challenged as a violation of the Johnson Act or when the riverboat is docked would not be challenged as a violation of Indiana law or federal law. See "Risk Factors--The Indiana Riverboat" and "Regulatory Matters--Indiana Gaming Regulations--Excursions."

  THCR believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and

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customer service and satisfaction. Although management of THCR believes that the location of the Indiana Riverboat will allow THCR to effectively compete with other casinos in the geographic area surrounding its casino, THCR expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational.

  Barden and Trump Indiana are the holders of the certificates of suitability in Buffington Harbor. Barden is an entity beneficially owned by Don H. Barden, a developer based in Detroit without significant prior gaming experience. Pursuant to the BHR Agreement, BHR will own, develop and operate all common land-based and waterside operations in support of Trump Indiana's and Barden's separate riverboat casinos at Buffington Harbor. Trump Indiana and Barden will each be equally responsible for the development and the operating expenses of BHR. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources."

  On June 30, 1995, Trump Indiana acquired, pursuant to the Agreement of Sale with Lehigh Portland Cement Company ("Lehigh"), dated May 10, 1995 (the "Site Sale Agreement"), approximately 88 acres of land at Buffington Harbor for $13.5 million (the "Site Purchase Price"). Pursuant to the Harbor Lease Agreement between Lehigh and BHR, Lehigh granted Trump Indiana and Barden a ten year lease for the initial use of the harbor and certain of Lehigh's property adjacent to the Buffington Harbor site for the docking of the Indiana Riverboat vessel and the Barden vessel. No lease payments will be made to Lehigh during the first 30 months of the lease. In the event that the use of this property continues beyond the initial 30-month period, Lehigh will be entitled to receive a license fee in an amount equal to $125,000 per month for each month either Trump Indiana or Barden uses Lehigh's property during the remaining term of the lease.

  In 1994, the City of Gary (the "City") commenced a legal proceeding in Lake County Superior Court of Indiana captioned City Of Gary v. Lehigh Portland Cement Company, et al., in which the City sought to exercise its eminent domain power to acquire certain of Lehigh's property, including the Buffington Harbor site, for the purpose of using the land as a gaming venture. On May 12, 1995, the court ruled in favor of the City. Consummation of the condemnation process is subject to additional conditions. However, on May 27, 1995, THCR entered into a Memorandum of Understanding (the "MOU") with the City pursuant to which the City agreed to take all necessary steps to dismiss the condemnation suit following the closing of the Site Sale Agreement. This proceeding was dismissed with prejudice in July 1995. THCR and Trump Indiana further agreed, among other things, to (i) pay to the City $205,000 as reimbursement for certain costs and expenses incurred by the City, and pay certain additional costs and expenses to be incurred by the City in connection with the dismissal of its condemnation suit; (ii) use best efforts to negotiate and complete by June 20, 1995 a long-term ground lease pursuant to which the City would lease the Buffington Harbor Site to Trump Indiana for a period of 99 years with rent at $1.00 per year (the "Buffington Harbor Lease"); (iii) transfer title to the Buffington Harbor Site to the City in consideration of $1.00 upon closing the Site Sale Agreement, provided the Buffington Harbor Lease is then effective; (iv) use best efforts to negotiate and complete by July 25, 1995 a development agreement with the City in order to confirm Trump Indiana's undertakings to the City pursuant to its certificate of suitability; and (v) commence construction at the Buffington Harbor site by the later of June 30, 1995 or such date on which all permits and approvals necessary for the development and operation of the Buffington Harbor site have been obtained, and use best efforts to commence gaming operations within ninety (90) days of commencement of construction. On September 29, 1995, Trump Indiana, Barden and the City entered into an agreement modifying the MOU (the "Amended MOU"). The Amended MOU permits Trump Indiana and Barden to retain ownership of the 88-acre parcel at Buffington Harbor to be utilized for their riverboat operations for a payment of $5 million each. To date, THCR and Trump Indiana have complied with the terms of the Amended MOU.

  As contemplated in the Amended MOU and required by the certificate of suitability, Trump Indiana and Barden are negotiating a "Joint Development Agreement" with the City, which will serve to memorialize the respective commitments made by Trump Indiana and Barden to the City during the licensing process. The Joint Development Agreement will replace the Amended MOU and is generally expected to include the principal terms

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of the Amended MOU, subject to certain updated provisions. Trump Indiana's certificate of suitability indicates as a condition to the issuance of a riverboat owner's license that, among other things, Trump Indiana enter into a Joint Development Agreement with the City. In addition, Trump Indiana anticipates that the final Joint Development Agreement will include provisions regarding the "Trump Foundation," a private foundation established by Trump Indiana for charitable purposes primarily within the City and Lake County, Indiana. Trump Indiana and the City are discussing various methods by which Trump Indiana will make charitable contributions to fund the Trump Foundation. These methods may include one or more cash payments, the issuance of shares or options to acquire shares of Common Stock and/or a percentage participation in some measure of net income after payment of Trump Indiana's operating expenses, less allowances for capital expenditures and other reserves. While the form and amount of funding for the Trump Foundation have not yet been determined and may require IGC approval, the Company does not believe that such funding will be material to its or THCR Holding's financial condition or results of operations.

  On December 9, 1994, the IGC issued to Trump Indiana a certificate of suitability for a riverboat owner's license for a riverboat to be docked in Buffington Harbor, Indiana. The certificate of suitability constitutes approval of the application of Trump Indiana for a riverboat owner's license. In January 1996, the IGC extended Trump Indiana's certificate of suitability until June 28, 1996. Pursuant to the terms of the certificate of suitability, during such period, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. In addition, as a condition to the certificate of suitability, Trump Indiana has committed to invest $153 million in the Indiana Riverboat and certain related projects and certain economic development projects and to pay to the City a 1% of gross gaming revenue fee, intended to be used by the City for security and public safety purposes, and an additional fee ranging from (i) 2% to 4% of the gross gaming revenue depending on the amount of gross gaming revenues generated or (ii) 2% to 18% of net income before taxes depending on the amount of Trump Indiana's net income before taxes, whichever is greater.

  Failure to comply with the foregoing conditions or other conditions contained in the certificate of suitability and/or failure to commence riverboat excursions by such time as required by the IGC could result in the revocation of the certificate of suitability or the denial of a riverboat owner's license. There can be no assurance that THCR and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, that it will be further extended if operations do not commence by June 28, 1996 or that a riverboat owner's license will ultimately be granted. The riverboat owner's license will only be issued upon satisfaction of the conditions of the certificate of suitability and the requirements of the gaming laws, which include, among other things, the completion of the Indiana Riverboat, acquisition of necessary permits or approvals from federal, state and local authorities, readiness to commence operations and the execution of a Joint Development Agreement with the City. See "Regulatory Matters--Indiana Gaming Regulations--Interim Compliance Requirements." If granted, such license would be for an initial term of five years and renewable annually thereafter. THCR anticipates that its riverboat owner's license (which would supersede the certificate of suitability) would impose substantially similar conditions on the operations of the Indiana Riverboat, although no assurances may be made. With respect to certain land-based facilities, THCR would also be dependent on the ability of Barden to obtain the requisite licenses and fund its portion of joint construction costs.

  Commencing in early 1994, Trump Indiana (which was then wholly owned by Trump), through its Indiana counsel, had discussions with eight Indiana residents regarding the potential purchase by such residents of non-voting stock of Trump Indiana, representing a total of 7.5% of the equity in Trump Indiana. The purchase price of the stock was to have been paid with a promissory note secured by the stock purchased, although the purchase price and other material terms of the proposed purchase were never agreed upon. Such discussions did not result in an agreement for or the purchase of any stock by the residents. It was subsequently determined to include Trump Indiana as a wholly owned subsidiary of THCR Holdings in connection with the June 1995 Offerings. The residents have since asserted a right to purchase stock in Trump Indiana. Trump Indiana and the Company do not agree that these individuals have any rights with respect to the stock of Trump Indiana or otherwise, and have so advised the residents. Discussions are ongoing with respect to the resolution of this matter.

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  Trump Indiana has entered into a Sales and Construction Agreement with
Atlantic Marine, Inc. ("AMI") for the purchase and construction of the Indiana Riverboat vessel (the "Construction Agreement") for $24 million (the "Vessel Contract Price"). Pursuant to the Construction Agreement, to date Trump Indiana has paid $15.6 million ($9.8 million provided by the vessel financing) of the Vessel Contract Price to AMI. The vessel will remain the property of AMI until the Vessel Contract Price is paid in full. All risk of damage to or destruction of the vessel and all liability to or for labor employed during its construction will be the responsibility of AMI. Pursuant to the Construction Agreement, AMI will not be responsible for (i) any negligent construction or defects in the vessel after nine months from the date of acceptance of the vessel by Trump Indiana upon completion of the construction or (ii) any incidental or consequential damages.

  Development of the Indiana Riverboat project will require THCR to (a) acquire rights to traverse, use and/or improve certain parcels of property owned by third parties, in order to gain direct, construction and emergency access to the property, and (b) acquire access to water, sewer, gas, electric and other necessary utility services which presently cannot provide service to the site and which may require extension of existing utility service facilities across existing rights of way and other property owned by third parties. There can be no assurance that THCR will obtain the rights, utility services, licenses, permits and approvals necessary to undertake or complete its development plans, or that such rights, utility services, licenses, permits and approvals will be obtained within the anticipated time frame. Before the Indiana Riverboat becomes operational, additional definitive agreements must be negotiated and executed, gaming facilities must be constructed and a number of further conditions must be satisfied (including the licensing of THCR, Barden and their respective employees and the receipt of all requisite permits). There can be no assurance that the Indiana Riverboat will become operational. See "--Indiana Riverboat," "Risk Factors-- The Indiana Riverboat," "--Competition," and "Regulatory Matters--Indiana Gaming Regulations."

  THCR believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based on the quality and location of gaming facilities, the effectiveness of marketing efforts, and customer service and satisfaction. Although management of THCR believes that the location of the Indiana Riverboat will allow THCR to compete effectively with other casinos in the geographic area surrounding its casino, THCR expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. See "Competition."

  THCR has no operating history in Indiana and is unable to predict seasonality with respect to the Indiana Riverboat.

PROPERTIES

  Plaza Associates owns and leases several parcels of land in and around Atlantic City, New Jersey, each of which is used in connection with the operation of Trump Plaza and each of which is currently subject to the liens of the mortgages associated with the Plaza Notes (collectively, the "Plaza Mortgages") and certain other liens. Upon consummation of the Merger Transaction, these parcels of land will secure the Mortgage Notes. Upon its acquisition, Trump Plaza East would also become subject to the mortgage securing the Mortgage Notes.

  Plaza Casino Parcel. Trump Plaza's main tower is located on The Boardwalk in Atlantic City, New Jersey, next to the existing Atlantic City Convention Center. It occupies the entire city block (approximately 2.38 acres) bounded by The Boardwalk, Mississippi Avenue, Pacific Avenue and Columbia Place (the "Plaza Casino Parcel").

  The Plaza Casino Parcel consists of four tracts of land, one of which is owned by Plaza Associates and three of which are leased to Plaza Associates pursuant to three non-renewable ground leases, each of which expires on December 31, 2078 (each, a "Plaza Ground Lease"). Trump Seashore Associates ("Trump Seashore"), Seashore Four Associates ("Seashore Four") and Plaza Hotel Management Company (each, a "Plaza Ground Lessor") are the owners/lessors under such respective Plaza Ground Leases (respectively, the "TSA Lease," "SFA Lease" and "PHMC Lease"; the land which is subject to the Plaza Ground Leases (which includes Additional Parcel 1, as defined) is referred to collectively as the "Plaza Leasehold Tracts" and

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individually as a "Plaza Leasehold Tract"). Trump Seashore Associates and
Seashore Four Associates are 100% beneficially owned by Trump and are, therefore, affiliates of THCR.

  The Plaza Ground Leases provide that each Plaza Ground Lessor may encumber its fee estate with mortgage liens, but any such fee mortgage will not increase the rent under the applicable Plaza Ground Lease and must be subordinate to such Plaza Ground Lease. Accordingly, any default by a Plaza Ground Lessor under any such fee mortgage will not result in a termination of the applicable Plaza Ground Lease but would permit the fee mortgagee to bring a foreclosure action and succeed to the interests of the Plaza Ground Lessor in the fee estate, subject to Plaza Associates' leasehold estate under such Plaza Ground Lease. Each Plaza Ground Lease also specifically provides that the Plaza Ground Lessor may sell its interest in the applicable Plaza Leasehold Tract, but any such sale would be made subject to Plaza Associates' interest in the applicable Plaza Ground Lease.

  On August 1, 1991, as security for indebtedness owed to a third party, Trump Seashore transferred its interest in the TSA Lease to United States Trust Company of New York ("UST"), as trustee for the benefit of such third party creditor. The trust agreement among UST, Trump Seashore and such creditor provides that the trust shall terminate on the earlier of (i) August 1, 2012 or (ii) the date on which such third party creditor certifies to UST that all principal, interest and other sums due and owing from Trump Seashore to such third party creditor have been paid.

  On September 20, 1995, Trump Seashore and its third party lender entered into a mortgage note modification and extension agreement, pursuant to which Trump Seashore and such third party lender extended the term of the indebtedness described above, which matured in October 1993, to September 30, 1996, and increased the interest rate to be paid on such indebtedness to one and one-half percent in excess of the interest rate stated by such third party lender to be its prime rate.

  The SFA Lease and the PHMC Lease each contain options pursuant to which Plaza Associates may purchase the Plaza Leasehold Tract covered by such Plaza Ground Lease at certain times during the term of such Plaza Ground Lease under certain circumstances. The purchase price pursuant to each option is specified in the SFA Lease and the PHMC Lease, respectively.

  The Plaza Ground Leases are "net leases" pursuant to which Plaza Associates, in addition to the payment of fixed rent, is responsible for all costs and expenses with respect to the use, operation and ownership of the Plaza Leasehold Tracts and the improvements now, or which may in the future be, located thereon, including, but not limited to, all maintenance and repair costs, insurance premiums, real estate taxes, assessments and utility charges.

  The improvements located on the Plaza Leasehold Tracts are owned by Plaza Associates during the terms of the respective Plaza Ground Leases, and upon the expiration of the term of each Plaza Ground Lease (for whatever reason), ownership of such improvements will vest in the Plaza Ground Lessor.

  If a bankruptcy case is filed by or commenced against a Plaza Ground Lessor under applicable bankruptcy law, the trustee in bankruptcy in a liquidation or reorganization case under the applicable bankruptcy law, or a debtor-in-possession in a reorganization case under the applicable bankruptcy law, has the right, at its option, to assume or reject the Plaza Ground Lease of the debtor-lessor (subject, in each case, to court approval). If the Plaza Ground Lease is assumed, the rights and obligations of Plaza Associates thereunder, and the rights of the trustee with respect to the Plaza Notes (the "Plaza Note Trustee") (and, following the issuance of the Mortgage Notes, the rights of the trustee for the Mortgage Notes (the "Mortgage Note Trustee") as leasehold mortgagee under the agreements relating to the issuance of the Plaza Notes (the "Plaza Note Agreements"), would continue in full force and effect. If the Plaza Ground Lease is rejected, Plaza Associates would have the right, at its election, either (i) to treat the Plaza Ground Lease as terminated, or (ii) to continue in possession of the land and improvements under the Plaza Ground Lease for the balance of the term thereof and at the rental set forth therein (with a right to offset against such rent any damages caused by the Plaza Ground Lessor's failure to thereafter perform its obligations under such Plaza Ground Lease). Under the Plaza Note Agreements, Plaza

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Associates assigned to the Plaza Note Trustee its rights to elect whether to treat the Plaza Ground Lease as terminated or to remain in possession of the leased premises if the Plaza Ground Leases are rejected. In connection with the issuance of the Mortgage Notes, the Mortgage will provide that Plaza Associates will assign such rights to the Mortgage Note Trustee.

  In the case of the Plaza Ground Leases, the rejection of a Plaza Ground Lease by a trustee in bankruptcy or debtor-lessor (as debtor-in-possession) may result in termination of any options to purchase the fee estate of the debtor-lessor and the Plaza Note Trustee's option (as leasehold mortgagee as described above), if the Plaza Ground Lease is terminated, to enter into a new lease directly with the lessor. In addition, under an interpretation of New Jersey law, it is possible that a court would regard such options as separate contracts and, therefore, severable from the Plaza Ground Lease. In such event, the trustee in bankruptcy or debtor-lessor (as debtor-in-possession) could assume the Plaza Ground Lease, while rejecting some or all of such options under the Plaza Ground Lease.

  Parking Parcels. Plaza Associates owns a parcel of land (the "Plaza Garage Parcel") located across the street from the Plaza Casino Parcel and along Pacific Avenue in a portion of the block bounded by Pacific Avenue, Mississippi Avenue, Atlantic Avenue and Missouri Avenue. Plaza Associates has constructed on the Plaza Garage Parcel a ten-story parking garage capable of accommodating approximately 2,650 cars and which includes offices and a bus transportation center with bays accommodating up to 13 buses at one time. An enclosed pedestrian walkway from the parking garage accesses Trump Plaza at the casino level. Parking at the parking garage is available to Trump Plaza's guests, as well as to the general public. One of the tracts comprising a portion of the Plaza Garage Parcel is subject to a first mortgage on Plaza Associates' fee interest in such tract. As of December 31, 1995, such mortgage secured indebtedness had an approximate outstanding principal balance of $0.1 million.

  Plaza Associates leases, pursuant to the PHMC Lease, a parcel of land located on the northwest corner of the intersection of Mississippi and Pacific Avenues consisting of approximately 11,800 square feet ("Additional Parcel 1") and owns another parcel on Mississippi Avenue adjacent to Additional Parcel 1 consisting of approximately 5,750 square feet (the "Bordonaro Parcel"). Additional Parcel 1 and the Bordonaro Parcel are presently paved and used for surface parking.

  Plaza Associates also owns five parcels of land, aggregating approximately 43,300 square feet, and subleases one parcel consisting of approximately 3,125 square feet. All of such parcels are contiguous and are located along Atlantic Avenue, in the same block as the Plaza Garage Parcel. They are used for signage and surface parking and are not encumbered by any mortgage liens other than those of the Plaza Mortgages.

  Warehouse Parcel. Plaza Associates owns a warehouse and office facility located in Egg Harbor Township, New Jersey, containing approximately 64,000 square feet of space (the "Egg Harbor Parcel"). The Egg Harbor Parcel is encumbered by a first mortgage having an outstanding principal balance, as of December 31, 1995, of approximately $1.5 million and is encumbered by the Plaza Mortgage.

  Trump Plaza East. In connection with the Merger Transaction, Plaza Associates intends to exercise the Trump Plaza East Purchase Option, a five-year option to purchase the fee and leasehold interests comprising Trump Plaza East. In October 1993, Plaza Associates assumed the leases associated with Trump Plaza East. Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates is obligated to pay the net expenses associated with Trump Plaza East. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of THCR--Liquidity and Capital Resources" and "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." During the years ended December 31, 1995 and 1994, Plaza Associates incurred approximately $3.8 million and $4.9 million, respectively, of such expenses. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire the fee interest in Trump Plaza East for a purchase price of $28.0 million through December 31, 1996 increasing by $1.0 million annually thereafter until expiration on June 30, 1998.

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  Plaza Associates currently intends to exercise the Trump Plaza East Purchase
Option in connection with the Merger Transaction. However, if Plaza Associates does not exercise the Trump Plaza East Purchase Option in connection with the Merger Transaction, up to $30.0 million of internally generated funds and/or additional financing would be required to fund the acquisition pursuant to the existing purchase option. There can be no assurance that such financing would be available on attractive terms, if at all. In addition, the exercise of the Trump Plaza East Purchase Option may require the consent of certain of Trump's personal creditors, and there can be no assurance that such consent will be obtained at the time Plaza Associates desires to exercise the Trump Plaza East Purchase Option. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option no later than July 1, 1996. Plaza Associates intends to request that the CCC extend the July 1, 1996 deadline for exercising the Trump Plaza East Purchase Option if not exercised in connection with the Merger Transaction, although there can be no assurance that such extension would be granted. Failure of THCR to acquire Trump Plaza East, to obtain an extension of the July 1, 1996 deadline or to obtain an extension of the existing lease of the premises beyond its current June 30, 1998 expiration date would have a material adverse effect on THCR. See "Management of THCR-- Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Plaza Associates has substantially completed its renovation and integration of Trump Plaza East. If Plaza Associates is unable to finance the purchase price of Trump Plaza East pursuant to the Trump Plaza East Purchase Option, any amounts expended with respect to Trump Plaza East, including payments under the Trump Plaza East Purchase Option and the lease pursuant to which Plaza Associates leases Trump Plaza East, and any improvements thereon, would inure to the benefit of the owner of Trump Plaza East and not to Plaza Associates and would increase the cost of demolition of any improvements for which Plaza Associates would be liable. As of December 31, 1995, Plaza Associates had capitalized approximately $36.4 million in construction costs related to Trump Plaza East. If the development of Trump Plaza East is not successful, THCR would be required to write off the capitalized construction costs associated with the project.

  In September 1993, Trump (as predecessor in interest to Plaza Associates under the lease for Trump Plaza East) entered into the Time Warner Sublease with Time Warner pursuant to which Time Warner subleased the entire first floor of retail space for a new Warner Brothers Studio Store which opened in July 1994. The Time Warner Sublease provides for a ten-year term which expires on the last day of the month immediately preceding the tenth anniversary of the commencement date and contains two five-year renewal options exercisable by Time Warner. Time Warner renovated the premises in connection with opening the studio store. Rent under the Time Warner Sublease is currently accruing and will not become due and payable to Plaza Associates until the satisfaction of certain conditions designed to protect Time Warner from the termination of the Time Warner Sublease by reason of the termination of Plaza Associates' leasehold estate in Trump Plaza East or the foreclosure of a certain mortgage (prior to the exercise of the Trump Plaza East Purchase Option) and until Time Warner's unamortized construction costs are less than accrued rent. No assurances can be made that such conditions will be satisfied. In addition, Time Warner may terminate the Time Warner Sublease at any time after July 1996 in the event that gross sales for the store do not meet certain threshold amounts or at any time if Plaza Associates fails to operate a first-class hotel on Trump Plaza East. See "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump."

  Trump World's Fair. Pursuant to the Trump World's Fair Purchase Option, on June 12, 1995, Plaza Associates acquired title to Trump World's Fair. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Pursuant to an easement agreement with The New Jersey Sports and Exposition Authority ("NJSEA"), Plaza Associates has an exclusive easement over, in and through the portions of the Atlantic City Convention Center to be used as the pedestrian walkway connecting the Trump Plaza's main tower and Trump World's Fair. The easement is for a 25-year term and may be renewed at the option of Plaza Associates for one additional 25-year period. In consideration of the granting of the easement, Plaza Associates must pay to NJSEA the sum of $2,000,000 annually, such annual payment to be adjusted every five years to reflect changes in the consumer price index. Plaza Associates will have the right to terminate the easement agreement at any time upon six months' notice to NJSEA in consideration of a

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termination payment of $1,000,000. See also "Management of THCR--Compensation
Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump" and "Regulatory Matters--New Jersey Gaming
Regulations--Approved Hotel Facilities."

  Superior Mortgages. The liens securing the indebtedness on the Plaza Garage Parcel and the Egg Harbor Parcel (all of such liens are collectively called the "Existing Senior Plaza Mortgages") are all senior to the liens of the Plaza Mortgages and will be senior to the liens of mortgages associated with the Mortgage Notes. The principal amount currently secured by such Existing Senior Plaza Mortgages as of December 31, 1995 was, in the aggregate, approximately $3.0 million.

  Plaza Associates has financed or leased and from time to time will finance or lease its acquisition of furniture, fixtures and equipment. The lien in favor of any such lender or lessor may be superior to the liens of the Plaza Mortgages and may be senior to the liens of the mortgages associated with the Mortgage Notes.

  Trump Tower. THCR has entered into a ten year lease with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Trump, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which THCR may use for its general, executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, THCR will pay as additional rent, a portion of the property taxes due each year. THCR has the option to terminate this lease upon ninety days' written notice and payment of $32,312.50.

  Indiana Riverboat. See "--Indiana Riverboat."

TRADEMARK/LICENSING

  Pursuant to the License Agreement, Trump granted to THCR the world-wide right and license to use the Marks in connection with casino and gaming activities and related services and products. The license is exclusive, subject to existing licenses of the Marks to the Taj Mahal (prior to the Merger Transaction) and Trump's Castle. The License Agreement does not restrict or restrain Trump from the right to use or further license the Trump Names in connection with services and products other than casino services and products.

  The license is for a term of the later of: (i) June 2015; (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in THCR; or (iii) such time as Trump ceases to be employed or retained pursuant to an employment, management, consulting or similar services agreement with THCR. Upon expiration of the term of the license, Trump will grant THCR a non-exclusive license for a reasonable period of transition on terms to be mutually agreed upon between Trump and THCR. Trump's obligations under the License Agreement are secured by a security agreement, pursuant to which Trump granted THCR a first priority security interest in the Marks for use in connection with casino services, as well as related hotel, bar and restaurant services. See "Risk Factors--Limitations on License of the Trump Name."

THE 1992 PLAZA RESTRUCTURING

  In 1991, Trump Plaza experienced liquidity problems. THCR management believes that those liquidity problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast. In addition, increased casino gaming capacity in Atlantic City, due in part to the opening of the Taj Mahal in April 1990, may also have contributed to Trump Plaza's liquidity problems.

  In order to alleviate its liquidity problem, pursuant to the 1992 Plaza Restructuring, Plaza Associates and Plaza Funding restructured their indebtedness through a prepackaged plan of reorganization under Chapter 11 of the Bankruptcy Code.

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  The purpose of the 1992 Plaza Restructuring was to improve the amortization schedule and extend the maturity of Plaza Associates' indebtedness by (i) eliminating the sinking fund requirement on Plaza Funding's 12 7/8% Mortgage Bonds, due 1998 (the "Original Plaza Bonds"), (ii) extending the maturity of such indebtedness from 1998 to 2002, (iii) lowering the interest rate from 12 7/8% per annum to 12% per annum, (iv) reducing the aggregate principal amount of the indebtedness under the Original Plaza Bonds and certain other indebtedness from $250 million to $225 million and (v) eliminating certain other indebtedness by reconstituting such debt in part as new bonds (the "Successor Plaza Bonds") and in part as Stock Units (as defined). The 1992 Plaza Restructuring was necessitated by the inability to either generate cash flow or obtain additional financing sufficient to make the scheduled sinking fund payment on the Original Plaza Bonds. In connection with the 1992 Plaza Restructuring, each holder of $1,000 principal amount of Original Plaza Bonds and such other indebtedness received (i) $900 principal amount of Successor Plaza Bonds, (ii) 12 Stock Units, each representing one share of Common Stock and one share of Preferred Stock of Plaza Funding (the "Stock Units") and
(iii) cash payments of approximately $58.65, reflecting accrued interest.

  On May 29, 1992, Plaza Funding, which theretofore had no interest in Plaza Associates, received a 50% beneficial interest in TP/GP, Inc. ("Trump Plaza GP"), and Plaza Funding and Trump Plaza GP were admitted as partners of Plaza Associates. Plaza Funding also issued approximately three million Stock Units to holders of the Original Plaza Bonds and certain other indebtedness. Pursuant to the terms of the Plaza Associates partnership agreement, Plaza Funding was issued a preferred partnership interest, which provided Plaza Funding with partnership distributions designed to pay dividends on, and the redemption price of, the Stock Units. Trump Plaza GP became the managing general partner of Plaza Associates, and, through its Board of Directors, managed the affairs of Plaza Associates. Trump Plaza GP was subsequently merged with and into Plaza Funding, which became the managing general partner of Plaza Associates.

  The Successor Plaza Bonds and the Stock Units were redeemed in 1993 out of the proceeds of a refinancing designed to enhance Trump Plaza's liquidity and to position the Trump Plaza for a subsequent deleveraging transaction. The 1993 refinancing included (i) the sale by Plaza Funding of $330 million in aggregate principal amount of Plaza Notes and (ii) the sale by Trump AC of $60 million aggregate principal amount of PIK Notes and PIK Note Warrants to acquire an aggregate of $12 million in principal amount of additional PIK Notes. Upon consummation of the refinancing, Plaza Funding held a 1% equity interest in Plaza Associates and Plaza Holding held a 99% equity interest.

CERTAIN INDEBTEDNESS OF THCR

  The Mortgage Notes. Trump AC intends to issue in an underwritten offering approximately $1,100,000,000 aggregate principal amount of Mortgage Notes with an expected maturity of ten years. THCR and its financial advisors have not yet determined the exact terms of the Mortgage Notes. The actual amounts raised will depend upon a number of factors, including market conditions, and other factors beyond the control of THCR's and Trump AC's management. The Mortgage Notes are likely to include restrictive covenants prohibiting or limiting, among other things, the sale of assets, the making of acquisitions and other investments, capital expenditures, the incurrence of additional debt and liens and the payment of dividends and distributions. Non-compliance could result in the acceleration of such indebtedness. In addition, it is anticipated that the Mortgage Notes will contain a requirement that Trump AC offer to purchase each holder's Mortgage Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase, upon a "Change of Control." It is expected that the Mortgage Note Indenture will define a "Change of Control" to include events similar to those constituting a "Change of Control" under the Senior Note Indenture (generally, an acquisition by a person or group of affiliated persons other than Trump of more than a 35% voting interest in THCR, unless Trump owns more than such percentage). The failure by THCR Holdings to maintain 100% beneficial ownership of Trump AC will also likely constitute a Mortgage Note "Change of Control."

  Senior Notes. THCR Holdings and THCR Funding (the "THCR Obligors") are the issuers of $155 million principal amount of Senior Notes. The Senior Notes are the joint and several obligations of the THCR

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

Obligors. Interest on the Senior Notes is payable semiannually in arrears. In connection with the Merger Transaction, the THCR Obligors will solicit from the holders of the Senior Notes the waiver of, and consent to modify, certain provisions of the Senior Note Indenture.

  The Senior Notes mature on June 15, 2005. The Senior Notes are not redeemable prior to June 15, 2000, except pursuant to a Required Regulatory Redemption (as defined in the Senior Note Indenture). Thereafter, the Senior Notes may be redeemed at the option of the THCR Obligors, in whole or in part, at any time on or after June 15, 2000 at the redemption prices set forth in the Senior Note Indenture, together with accrued and unpaid interest to the date of redemption.

  The obligations of the THCR Obligors under the Senior Note Indenture are secured by (1) an assignment and pledge to the Trustee under the Senior Note Indenture (the "Senior Note Trustee") of (a) 99% of the general partnership interests in Plaza Associates, (b) 100% of the capital stock of Plaza Funding (the holder of the remaining 1% general partnership interest in Plaza Associates, which 1% is pledged exclusively for the benefit of the holders of the Plaza Notes until the Plaza Note Purchase, at which time such interest will be pledged for the exclusive benefit of the holders of the Senior Notes),
(c) 100% of the general partnership interests in Trump AC, (d) 100% of the capital stock of Plaza Holding Inc., (e) 100% of the capital stock of Trump Indiana, (f) 100% of the capital stock of THCR Funding, (g) other equity interests issued from time to time by THCR Holdings or any of its Subsidiaries (as defined in the Senior Note Indenture), and (h) promissory notes issued by THCR Holdings or any of its subsidiaries, excluding Unrestricted Subsidiaries (as defined in the Senior Note Indenture), from time to time directly owned or acquired by THCR Holdings; (2) certain remaining net proceeds from the June 1995 Offerings; and (3) certain proceeds from time to time received, receivable or otherwise distributed in respect of the assets described in clauses (1) and (2) above (collectively, the "Senior Note Collateral"). The security interests in the Senior Note Collateral are first priority security interests and are exclusive except to the extent required by the Plaza Note Indenture to equally and ratably secure the Plaza Notes (prior to the retirement of the Plaza Notes) with respect to any of the direct or indirect equity interests in Plaza Associates, Plaza Funding, Trump AC and Plaza Holding Inc. (as described below). Any equity interests in Subsidiaries of THCR Holdings, which are acquired by THCR Holdings will be assigned and pledged to the Senior Note Trustee and the security interests granted in such equity interests will be exclusive, first priority security interests.

  In addition to the Senior Notes, $330 million of the Plaza Notes currently remain outstanding, which notes will be repurchased and/or defeased in connection with the Merger Transaction. The Plaza Notes were issued by Plaza Funding, with Plaza Associates providing a full and unconditional guaranty thereof. The Plaza Notes mature in 2001 and bear interest semiannually in arrears. The Plaza Notes are subject to redemption at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the redemption prices set forth in the Plaza Note Indenture. In addition, upon the occurrence of a Plaza Note Change of Control (as defined in the Plaza Note Indenture), each holder of Plaza Notes may require Plaza Funding or Plaza Associates to repurchase such holder's Plaza Notes at 101% of the principal amount thereof, together with accrued and unpaid interest to the date of repurchase.

  Until the Plaza Note Purchase, Plaza Funding's and Plaza Associates' obligations under the Plaza Note Indenture are secured principally by (i) the mortgage encumbering substantially all of Plaza Associates' assets (the "Plaza Note Mortgage") (see "--Properties") and (ii) the pledge by Plaza Funding of its 1% general partnership interest in Plaza Associates and, equally and ratably with the Senior Notes to the extent required by the Plaza Note Indenture, by a pledge of (x) THCR Holdings' 99% general partnership interest in Trump AC, (y) Trump AC's 99% general partnership interest in Plaza Associates and (z) 100% of the capital stock of Plaza Funding and Plaza Holding Inc. (the holder of the remaining 1% of Trump AC) (the "Plaza Note Security"). Following the Plaza Note Purchase in connection with the Merger Transaction, the Plaza Note Security will be released and (i) subject to clause (ii), Plaza Associates' assets, together with Taj Associates' assets, will secure the Mortgage Notes and (ii) the Senior Notes will have an exclusive security interest in 100% of the equity of all of THCR Holdings' direct or indirect Subsidiaries (as defined in the Senior Note Indenture).

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

  In addition to the foregoing, THCR's consolidated long-term indebtedness includes approximately $3.0 million of outstanding mortgage notes described under "--Properties" as of December 31, 1995.

LEGAL PROCEEDINGS

  General. Plaza Associates, its partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Trump Plaza East. From monies made available to it, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by casino licensees which result in the construction or rehabilitation of at least 200 hotel rooms by December 31, 1996. These investments are to fund up to 35% of the cost to casino licensees of such projects. See "Regulatory Matters--New Jersey Gaming Regulations--Investment Alternative Tax Obligations." Plaza Associates made application for such funding to the CRDA with respect to its proposed construction and rehabilitation of the Trump Plaza East hotel rooms and related Boardwalk and second level facilities, proposed demolition of an existing hotel expansion structure attached thereto and development of an appurtenant public park, roadway and parking area on the site thereof and proposed acquisition of the entire project site.

  The CRDA, in rulings through January 10, 1995, approved the hotel development project and, with respect to same, reserved to Plaza Associates the right to take investment tax credits in an amount equal to 27% ($14.1 million) of $52.4 million of eligible estimated project development costs. In October 1994, following a September 1994 CCC ruling authorizing same, Plaza Associates advised the CRDA of its intention to, without affecting either the project development costs or the tax credits, locate approximately 15,000 square feet of casino space on the second floor of Trump Plaza East and was advised by the CRDA that its proposed use of such space would not affect the approval of the hotel development project.

  As part of its approval and on the basis of its powers of eminent domain, the CRDA, during 1994, initiated five condemnation proceedings in the Superior Court of New Jersey, Atlantic County, to acquire certain small parcels of land within the project site. The defendants in three of those matters, with respect to parcels which impact only the public park and parking areas, Casino Reinvestment Development Authority v. Banin, et al., Docket No. ATL-L-2676-94, Casino Reinvestment Development Authority v. Sabatini, et al., Docket No. ATL-L-2976-94, and Casino Reinvestment Development Authority v. Coking, et al., Docket No. ATL-L-2974-94, asserted numerous defenses to the condemnation complaints and filed counterclaims against CRDA and third-party complaints against Plaza Associates alleging, inter alia, an improper exercise of CRDA power for private purposes and conspiracy between the CRDA and Plaza Associates. After the filing of briefs and a hearing, a New Jersey Superior Court judge issued an opinion that the Trump Plaza East acquisition and renovation was not eligible for CRDA funding and, as a result, the CRDA could not exercise its power of eminent domain because the project included casino floor space. The court, by order dated April 18, 1995, dismissed the condemnation complaints with prejudice. On April 17, the same judge dismissed the counterclaims and third-party complaints without prejudice. Notices of appeal were filed with the New Jersey Superior Court, Appellate Division, on April 21, 1995 by the CRDA and on April 24, 1995 by Plaza Associates. On May 1, 1995, the Casino Association of New Jersey on behalf of its members, 11 of the 12 Atlantic City casino hotels, filed a motion to intervene or, in the alternative, for leave to appear as an amicus curiae. Briefs have been filed by all parties and the matter has been scheduled for oral argument during the week beginning April 15, 1996.

  The completion of the planned renovations of Trump Plaza East is not dependent upon the utilization of CRDA funding or upon the CRDA's acquisition of the real estate subject to the condemnation proceedings. Plaza Associates intends to pursue this appeal vigorously and believes it will be successful, based in part on the

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March 29, 1995 opinion of the New Jersey Office of Legislative Services
("OLS"), which serves as legal counsel to the New Jersey State Legislature, that N.J.S.A. 5:12-173.8 empowered the CRDA to approve and fund projects such as Trump Plaza East and, in part, on the fact that Section 173.8 expressly exempts hotel development projects from the statutory limitation with respect to any CRDA investment or project which directly and exclusively benefits the casino hotel or related facility.

  In a related matter, Vera Coking, et al. v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. ATL-L-339-94, the Atlantic City Planning Board's approval of the Trump Plaza East renovation was challenged on various grounds. In July 1994, a New Jersey Superior Court judge upheld the Atlantic City Planning Board approvals with respect to the hotel renovation component of Trump Plaza East and the new roadway but invalidated the approval of the valet parking lot and the public park because Plaza Associates lacked site control with respect to the small parcels of land CRDA sought to condemn. Plaintiff appealed the court's decision upholding the approval of the hotel renovation and new roadway and Plaza Associates cross-appealed the court's decision invalidating the approval of the public park and valet parking area. Plaza Associates with-drew its cross-appeal and plaintiff's appeal is pending in the Superior Court of New Jersey, Appellate Division, Docket No. A-1511-94-T1. Plaza Associates received land-use approval for and has constructed the valet parking area after deletion of the small parcels.

  In another related matter, Josef Banin and Vera Coking v. Atlantic City Planning Board and Trump Plaza Associates, Docket No. L-2188-95, the land-use approval for this area has been challenged on various grounds. Plaza Associates filed its answer to the complaint denying the allegations of the complaint. The land-use approval involves certain minor amendments to the previously granted site plan approvals for the hotel renovation component of Trump Plaza East and the new roadway. The amendments included certain design changes with respect to the Trump Plaza East and certain design changes to the roadway. The amendments did not require any variance relief and the amendments fully complied with the Land Use Ordinance of the City of Atlantic City. The plaintiffs allege the Atlantic City Planning Board acted in an arbitrary and capricious manner in approving the amendments and further argue that the chairperson of the Atlantic City Planning Board had a conflict of interest in hearing the matter because of her status as an employee of the CRDA, the entity that had approved certain funding for the project. On January 26, 1996, the New Jersey Superior Court upheld the approval of the amendment by the Atlantic City Planning Board and rejected the plaintiffs' claim with respect to the chairwoman's conflict of interest. The plaintiffs may appeal the decision of the New Jersey Superior Court.

  Penthouse Litigation. On April 3, 1989, BPHC Acquisition, Inc. and BPHC Parking Corp. (collectively, "BPHC") filed a third-party complaint (the "Complaint") against Plaza Associates and Trump. The Complaint arose in connection with the action entitled Boardwalk Properties, Inc. and Penthouse International Ltd. v. BPHC Acquisition, Inc. and BPHC Parking Corp., which was instituted on March 20, 1989 in the New Jersey Superior Court, Chancery Division, Atlantic County.

  The suit arose in connection with the conditional sale by Boardwalk Properties, Inc. ("BPI") (or, with respect to certain of the property, BPI's agreement to sell) to Trump of BPI's fee and leasehold interests in (i) Trump Plaza East, (ii) an approximately 4.2-acre parcel of land located on Atlantic Avenue, diagonally across from Trump Plaza's parking garage (the "Columbus Plaza Site") which was then owned by an entity in which 50% of the interests were each owned by BPHC and BPI and (iii) an additional 1,462 square foot parcel of land located within the area of Trump Plaza East (the "Bongiovanni Site"). Prior to BPI entering into its agreement with Trump, BPI had entered into agreements with BPHC which provided, among other things, for the sale to BPHC of Trump Plaza East, as well as BPI's interest in the Columbus Plaza Site, assuming that certain contingencies were satisfied by a certain date. Additionally, by agreement between BPHC and BPI, in the event BPHC failed to close on Trump Plaza East, BPHC would convey to BPI the Bongiovanni Site. Upon BPHC's failure to close on Trump Plaza East, BPI entered into its agreement with Trump pursuant to which it sold Trump Plaza East to Trump and instituted a lawsuit against BPHC for specific performance to compel BPHC to transfer to BPI, BPHC's interest in the Columbus Plaza Site and Bongiovanni Site, as provided for in the various agreements between BPHC and BPI and in the agreement between BPI and Trump.

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  The Complaint alleged that Plaza Associates and/or Trump engaged in the following activities: civil conspiracy, violations of the New Jersey Antitrust Act, violations of the New Jersey RICO statute, malicious interference with contractual relations, malicious interference with prospective economic advantage, inducement to breach a fiduciary duty and malicious abuse of process. The relief sought in the Complaint included, among other things, compensatory damages, punitive damages, treble damages, injunctive relief, the revocation of all of Plaza Associates' and Trump's casino licenses, the revocation of Plaza Associates' current Certificate of Partnership, the revocation of any other licenses or permits issued to Plaza Associates and Trump by the State of New Jersey, and a declaration voiding the conveyance by BPI to Trump of BPI's interest in Trump Plaza East, as well as BPI's and/or Trump's rights to obtain title to the Columbus Plaza Site.

  On October 13, 1993, a final judgment as to Trump and Plaza Associates was filed. That judgment dismissed each and every claim against Trump and Plaza Associates. The case remained open as to final resolution of all claims between BPI and BPHC. Following the entry of a subsequent judgment as to those claims, BPHC and BPI have settled all claims between them. BPHC is pursuing its appeal as to Trump and Plaza Associates but only as to its money damages claims of interference with contract and prospective economic advantage and of inducing BPI to breach its fiduciary duty to BPHC. All other claims raised in BPHC's complaint as to Trump and Plaza Associates and dismissed by the October 13, 1993 judgment have been finally determined in favor of Trump and Plaza Associates. All briefs due in connection with BPHC's appeal are being filed. No argument date has been set.

  Other Litigation. Various legal proceedings are now pending against Plaza Associates. THCR considers all such proceedings to be ordinary litigation incident to the character of its business and not material to its business or financial condition. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and THCR believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of THCR.

  From time to time, Plaza Associates may be involved in routine administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. However, THCR believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on THCR or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

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

          SELECTED HISTORICAL FINANCIAL INFORMATION OF TAJ ASSOCIATES

  Taj Holding has no business operations and serves as a holding company for an investment in 50% of Taj Associates. Therefore, historical financial information is not presented below. The audited consolidated financial statements of Taj Holding as of December 31, 1993, 1994 and 1995 for the years ended December 31, 1992, 1993, 1994 and 1995 are included elsewhere in this Proxy Statement-Prospectus.

  The following table sets forth certain historical consolidated financial information of Taj Associates for each of the five years ended December 31, 1991 through 1995. The historical financial information of Taj Associates as of December 31, 1993, 1994 and 1995 for the years ended December 31, 1993, 1994 and 1995 as set forth below has been derived from the audited consolidated financial statements of Taj Associates included elsewhere in this Proxy Statement-Prospectus. The historical financial information of Taj Associates as of December 31, 1991, 1992 and 1993, and for the years ended December 31, 1991 and 1992 as set forth below has been derived from the audited consolidated financial statements of Taj Associates not included in this Proxy Statement-Prospectus.

  All financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Taj Associates," "Unaudited Pro Forma Financial Information" and the consolidated and condensed financial statements and related notes thereto included elsewhere in this Proxy Statement-Prospectus.

                                      YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------
                           1991       1992       1993       1994       1995
                         ---------  ---------  ---------  ---------  ---------
                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Gaming................. $ 380,997  $ 414,045  $ 442,064  $ 461,622  $ 501,378
 Other..................   111,251    116,958    113,291    117,738    116,368
                         ---------  ---------  ---------  ---------  ---------
  Gross Revenues........   492,248    531,003    555,355    579,360    617,746
 Promotional
  allowances............    53,935     61,250     56,444     62,178     63,998
                         ---------  ---------  ---------  ---------  ---------
  Net Revenues..........   438,313    469,753    498,911    517,182    553,748
Costs and Expenses:
 Gaming.................   204,513    227,394    237,566    260,472    283,786
 Other..................    39,181     39,125     40,605     40,697     39,842
 General and
  Administrative........   100,191     98,819     99,424     99,629     96,843
 Depreciation and
  Amortization..........    36,202     36,388     36,858     39,750     43,387
 Restructuring costs....    26,398        --         --         --         --
                         ---------  ---------  ---------  ---------  ---------
Income (loss) from
 operations.............    31,828     68,027     84,458     76,634     89,890
                         ---------  ---------  ---------  ---------  ---------
Net interest expense....  (100,683)  (103,126)  (106,997)  (113,292)  (116,513)
Extraordinary gain(a)...   259,618        --         --         --         --
                         ---------  ---------  ---------  ---------  ---------
Net Income (loss)....... $ 188,513  $ (35,099) $ (22,539) $ (36,658) $ (26,623)
                         =========  =========  =========  =========  =========
Balance Sheet Data (at
 end of period):
 Cash and cash
  equivalents........... $  22,535  $  34,062  $  58,044  $  61,196  $  88,941
 Property and equipment-
  net...................   766,135    742,129    722,834    706,785    690,987
 Total assets...........   814,051    802,556    811,508    807,612    821,793
 Total long-term debt...   573,844    595,682    625,765    656,701    694,192
 Total capital..........   167,837    130,913    106,641     67,812     39,635

--------
(a) The extraordinary gain of $259,618 for the year ended December 31, 1991 reflects a $204,276 accounting adjustment to carry the Old Taj Bonds at fair market value based on current interest rates at the date of issuance (effective rate of approximately 18%), and $20,000 related to settlement of the subcontractors' note payable, with the balance representing a discharge of accrued interest on indebtedness.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF TAJ ASSOCIATES

GENERAL

  Taj Holding has no business operations and serves as a holding company for an investment in 50% of Taj Associates. Therefore, the following is a discussion of the results of operations of Taj Associates.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

  Net revenues were approximately $553.7 million for the year ended December 31, 1995, an increase of $36.5 million or 7.1% from net revenues of $517.2 million for the year ended December 31, 1994. This increase was primarily due to an increase in gaming revenues.

  Gaming revenues comprise the major component of net revenues and consist of win from table games, poker, slot machines, horserace simulcasting and keno. Total gaming revenues were $501.4 million for the year ended December 31, 1995, an increase of $39.8 million or 8.6% from total gaming revenues of $461.6 million for the year ended December 31, 1994. These revenues represent a market share of 13.5% of the Atlantic City gaming market in each of 1995 and 1994, based on figures filed with the CCC.

  Table game win was approximately $201.8 million for the year ended December 31, 1995, an increase of $17.1 million or 9.3% from table game win of $184.7 million for the year ended December 31, 1994. Dollars wagered at table games were $1,192.2 million for the year ended December 31, 1995, an increase of $67.2 million or 6.0% from dollars wagered at table games of $1,125.0 million for the year ended December 31, 1994. Table win percentage was 16.9% for the year ended December 31, 1995, an increase from 16.4% in 1994. Table win percentage, which represents the percentage of dollars wagered retained by Taj Associates, tends to be fairly constant over the long term, but may vary significantly in the short term, due to large wagers by "high rollers." The win percentage for the year ended December 31, 1995 is significantly above Taj Associates' and the industry's historical win percentage, and Taj Associates' win percentage could decrease in the future. During the twelve months ending December 31, 1994 and 1993, Taj Associates' win percentage was approximately 16.4% and 16.3% respectively. The Atlantic City average for the years ended December 31, 1995, 1994 and 1993 was approximately 15.8%, 15.8% and 15.6%
respectively. Management believes that a significant factor in Taj Associates' table game win being higher than the Atlantic City average is its mix of higher hold table games.

  Slot revenues were approximately $279.2 million for the year ended December 31, 1995, an increase of $21.3 million or 8.3% from slot revenues of $257.9 million for the year ended December 31, 1994. Dollars wagered in slot machines was $3,376.5 million for the year ended December 31, 1995, an increase of $436.4 million or 14.8% from dollars wagered in slot machines of $2,940.0 million for the year ended December 31, 1994. This increase was offset by a decrease in slot win percentage to 8.3% in 1995 from 8.8% in 1994. The increase in slot machine wagering and the reduced slot win percentage is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' keno/poker/simulcasting operations generated approximately $17.2 million in poker revenues, $1.4 million of simulcasting revenue and $1.8 million of keno revenue in 1995, compared to $16.3 million of poker revenue, $1.4 million of simulcasting revenue and $1.3 million of keno revenue in 1994. Keno operations commenced June 15, 1994.

  Increases in gaming revenues during the year ended December 31, 1995 as compared to the year ended December 31, 1994 were attributable primarily to
(i) the increase in dollars wagered on slots relative to the depressed 1994 levels caused by severe winter weather during the first three months of the year, (ii) the increase in dollars wagered on table games and the improved win percentage, both of which were substantially attributable to international high level players and (iii) the general growth of the Atlantic City market.

  Nongaming revenues consist primarily of room, food, beverage and entertainment. For the years ended December 31, 1995 and 1994, these revenues totaled $116.4 million and $117.8 million, respectively. Room revenue of approximately $43.3 million in 1995 was the result of an occupancy rate of 91.2% and an average room rate of $104.04. In 1994, room revenue of $41.8 million was the result of an occupancy rate of 92.4% and an average room rate of $99.19.

  In the food and beverage outlets, Taj Associates generated revenues of approximately $57.2 million and $58.0 million during 1995 and 1994, respectively. The approximately $0.8 million decrease is primarily attributable to the decrease in the average food check to $11.62 in 1995 from $11.68 in 1994 and the elimination of the private bar in guest rooms. The decrease in food and beverage revenue reflects both fewer complimentaries offered to patrons (which are recorded both as revenue and as a promotional allowance) and reduced food prices designed to stimulate cash sales.

  The decrease in other revenue of approximately $2.0 million was primarily attributable to a decrease in entertainment revenue of approximately $1.6 million resulting from fewer in-house sponsored events and an increased emphasis on promoter sponsored entertainment events in 1995 versus events sponsored by Taj Associates in 1994.

  Promotional allowances were $64.0 million for the year ended December 31, 1995, an increase of $1.8 million from promotional allowances of $62.2 million for the year ended December 31, 1994. Promotional allowances were 10.4% of gross revenues in 1995 compared to 10.7% in 1994, reflecting Taj Associates' efforts to increase control over complimentaries while increasing gaming revenues.

  Gaming expenses increased approximately $23.3 million or 9.0% for the year ended December 31, 1995 from the year ended December 31, 1994, primarily due to increased marketing/promotional costs associated with increased gaming revenues. Both room and food and beverage expenses remained generally constant. General and administrative expenses decreased primarily due to the nonrecurrence of costs for settlement of litigation which were incurred during 1994. Costs for settlement of litigation for the year ended December 31, 1995 decreased by approximately $3.7 million or 100% to $0 from the year ended December 31, 1994. Depreciation expense increased in 1995 compared to 1994 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue decreased to 83.8% for the year ended December 31, 1995 compared to 85.2% for the year ended December 31, 1994.

  As a result of the foregoing factors, income from operations was $89.9 million for the year ended December 31, 1995, an increase of $13.3 million or 17.3% from income from operations of $76.6 million for the year ended December 31, 1994.

  The $5.1 million or 4.4% increase in interest expense is attributable to (i) the increased amount of principal outstanding resulting from the issuance of Taj Bonds to satisfy the Additional Amount (as defined in the Taj Bond Indenture) and (ii) the increased accretion of the discount on the Taj Bonds as they approach maturity.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

  Net revenues were $517.2 million for the year ended December 31, 1994, an increase of $18.3 million or 3.7% from net revenues of $498.9 million for the year ended December 31, 1993.

  Gaming revenues, which comprise the major component of total revenues and consist of win from table games, poker, slot machines, horse race simulcasting and keno, were approximately $461.6 million in 1994, an increase of $19.5 million or 4.4% from gaming revenues of $442.1 million in 1993. The increase in gaming revenues occurred while the overall Atlantic City gaming industry experienced an increase in gaming revenue of 3.9%. These revenues represent a market share of the Atlantic City market of approximately 13.5% in each of 1994 and 1993, based on figures filed with the CCC.

  Table game win was approximately $184.7 million for the year ended December 31, 1994, an increase of $11.3 million or 6.5% from table game win of $173.4 million in 1993. Dollars wagered at table games was $1,125.0 million in 1994, an increase of $63.0 million or 5.9% from dollars wagered at table games of $1,062.0 million in 1993. Table win percentage (i.e., percentage of dollars wagered that were retained by Taj Associates) increased to 16.4% in 1994 from 16.3% in 1993.

  For the year ended December 31, 1994, slot win was approximately $257.9 million, a decrease of $2.4 million or 0.9% from slot win of $260.3 million in 1993. The decrease was largely due to a decrease in the slot win percentage. Slot win percentages were 8.8% in 1994 and 9.3% in 1993. Dollars wagered at slot machines were $2,940.1 million in 1994, an increase of $82.2 million or 2.9% from the dollars wagered at slot machines of $2,857.9 million in 1993. The decrease in slot win percentage and the increase in slot machine wagering is consistent with the industry trend in Atlantic City in recent years.

  In addition to table game and slot revenues, Taj Associates' newly opened Keno room and expanded Poker/Simulcasting operations generated approximately $16.3 million of revenues from poker, $1.4 million of revenues from simulcasting and $1.3 million of revenues from Keno in 1994 compared to approximately $7.5 million in poker revenue and $0.8 million in simulcasting revenue for the year ended December 31, 1993. Poker/Simulcasting operations commenced in June 1993 while Keno operations commenced on June 15, 1994.

  Nongaming revenues consist primarily of room, food, beverage and entertainment revenues. Nongaming revenues were $117.7 million for the year ended December 31, 1994, an increase of $4.4 million or 3.9% from nongaming revenues of $113.3 million in 1993. This increase was attributable primarily to an increase in food and beverage revenue of approximately $2.1 million or 3.8%, and an increase in room revenue of approximately $1.2 million or 2.9%. Food and beverage revenue and room revenue were $58.0 million and $41.8 million, respectively, for the fiscal year ended December 31, 1994, an increase from food and beverage revenue and room revenue of $56.0 million and $40.7 million, respectively, in 1993. The increase in food and beverage revenue was partially attributable to the increase of the average food check to $11.68 in 1994 from $10.82 in 1993 and the increased banquet functions associated with gaming promotions. Room occupancy was 92.4% and 92.5% and the average room rate was $99.19 and $96.38 for the years ended December 31, 1994 and 1993, respectively.

  Promotional allowances were $62.2 million in 1994, an increase of $5.8 million from promotional allowances of $56.4 million in 1993. Promotional allowances were 10.7% of gross revenues in 1994 compared to 10.2% of gross revenues in 1993, reflecting the more aggressive marketing posture necessary in order to maintain or achieve increases in gaming revenues comparable to 1993.

  Gaming expenses were $260.5 million in 1994, an increase of $22.9 million or 9.6% from gaming expenses of $237.6 million in 1993, primarily due to increased marketing promotional costs directed at slot machine and table game play and operating expenses associated with the new or expanded games of poker, simulcasting and keno.

  During the year ended December 31, 1994, room expenses increased slightly and food and beverage expenses decreased slightly over the comparable period in 1993, reflecting continuing cost controls in this area. General and administrative expenses increased slightly, primarily due to costs associated with a settlement of outstanding litigation, offset by decreases in real property taxes resulting from settlement of appeals. Costs for settlement of litigation were approximately $3.7 million in 1994, an increase of $3.7 million or 100% from 1993. Real property taxes were $12.2 million in 1994, a decrease of approximately $4.9 million or 28.7% from real property taxes of $17.1 million for 1993. Were it not for these items, costs in this category would have increased approximately $2.0 million over the comparable period in 1993. Depreciation expense increased in 1994 compared to 1993 due to increased capital expenditures on replacement furniture, fixtures and equipment and the shorter lives associated therewith.

  Total operating expenses as a percentage of net revenue increased to 85.2% in 1994 from 83.1% in 1993.

  Interest expense was $115.3 million in 1994, an increase of $6.9 million from interest expense of $108.4 million in 1993. The increase is attributable to the increased amount of principal outstanding resulting from the issuance of the Taj Bonds to satisfy the Additional Amount (as defined), the increased accretion of discount on the Taj Bonds as they approach maturity and professional fees incurred during the first six months of 1994 related to the proposed recapitalization, which was not consummated.

  As a result of the foregoing factors, income from operations was $76.6 million in 1994, a decrease of $7.9 million or 10.3% from income from operations of $84.5 million in 1993.

  Taj Associates experienced a net loss of $36.7 million for 1994 as compared to a net loss of $22.5 million for 1993.

LIQUIDITY AND CAPITAL RESOURCES

TAJ ASSOCIATES

  Working Capital. Cash from operations and the funds available for borrowing under the Working Capital Facility provide Taj Associates with its ability to meet debt service obligations and capital expenditure programs along with adequate operating liquidity. Cash flow from operating activities for the year ending December 31, 1995 was $62.9 million compared with $33.4 million in 1994, due primarily to the increase in gaming revenues. Cash flow from operating activities for the year ended December 31, 1994 was $33.4 million compared with $48.6 million in 1993, which is attributable primarily to the decrease in income from operations. Cash flow from operating activities for the year ended December 31, 1992 was $31.8 million compared with $48.6 million in 1993. Working capital at December 31, 1995 increased by $21.9 million to approximately $62.6 million from approximately $40.7 million at December 31, 1994, due primarily to the increase in gaming revenues. From December 31, 1993 to December 31, 1994 working capital grew by $11.7 million, from a working capital surplus of approximately $29.0 million at December 31, 1993 to a working capital surplus of approximately $40.7 million at December 31, 1994. From December 31, 1992 to December 31, 1993, working capital grew by $18.5 million, to approximately $29.0 million at December 31, 1993 from approximately $10.5 million at December 31, 1992. These improvements are the result of increases in cash, casino receivables, inventories, or credits toward future property taxes.

  Pursuant to the terms of the Taj Reorganization Plan (as defined) and the Taj Bond Indenture, Taj Associates was permitted to obtain a $25 million working capital facility, a $50 million senior line of credit (the "Senior Line of Credit") and a $25 million standby letter of credit (the "Standby Letter of Credit") secured by certain assets of Taj Associates, including the Taj Mahal, on a basis senior to the lien of the mortgage securing the Taj Bonds.

  On November 14, 1991, Taj Associates entered into the Working Capital Facility provided by Foothill Capital Corporation ("Foothill"). The Working Capital Facility permits borrowings of up to $25 million. Obligations under the Working Capital Facility are secured by a mortgage on the assets of Taj Associates senior to the lien of mortgage securing the Taj Bonds. In September 1994, Taj Associates extended the maturity of the Working Capital Facility from 1996 to November 1999, in consideration of the modification of certain of the terms thereof. Interest for borrowings under the Working Capital Facility accrues at the rate of prime plus 3% (11.5% at December 31, 1995) with a minimum interest rate of 0.666% per month, and is payable monthly. Amounts borrowed under the Working Capital Facility must be repaid by November 14, 1999. The Working Capital Facility also provides for fees applicable to the commitment, maintenance, and unused portions of the Working Capital Facility. During 1993, 1994 and 1995, there were no borrowings under the Working Capital Facility. To date, Taj Associates has not sought to obtain the Senior Line of Credit or the Standby Letter of Credit and there can be no assurances as to whether and on what terms Taj Associates could obtain the Senior Line of Credit or the Standby Letter of Credit. Taj Associates anticipates either modifying the Working Capital Facility or terminating the Working Capital Facility and replacing it with a new $25 million working capital facility which would be available to Trump AC, although there can be no assurance that Foothill will agree to the modification sought or that a replacement facility could be obtained on acceptable terms.

  Capital Expenditures. Capital expenditures totaled approximately $26.5 million, 23.0 million and $16.8 million for the years ended 1995, 1994 and 1993, respectively. Major 1995 capital expenditures included the replacement of slot machines, hotel room renovations, opening the Dragon Room (an Asian themed table gaming area), new telephone reservation equipment, continued casino floor reconfiguration, carpet replacement, casino signage and limousine replacements. Major 1994 capital expenditures included the expansion of the poker room, the addition of the game of keno to the casino floor, relocation of the lobby cocktail lounge, construction of a new slot player's club, continued casino floor reconfiguration, purchase of new slot machines and hotel room renovations. Major 1993 capital expenditures included parking garage upgrades, restaurant and room renovations, carpet replacement, and ongoing casino floor reconfiguration, including additional slot machines, completion of the Taj Entertainment Complex and modification of existing space to accommodate the new games of race simulcasting and poker.

  Taj Associates' capital budget for fiscal 1996 is approximately $28.6 million and is expected to be financed principally by cash from operations. The budget includes provision for hotel tower and room renovations, completion of a program to replace older slot machines, construction of a high end slot player gaming area and club, ongoing casino floor reconfiguration and limousine replacements. Taj Associates may be obligated to expend up to $30 million in improvements to the Steel Pier in order to maintain its Coastal Area Facilities Review Act ("CAFRA") Permit, which is a condition to its casino license. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of these improvements for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received additional one-year extensions, most recently through March 1997, of the required commencement and completion dates of the improvements based upon the same interim use of the Steel Pier for an amusement park pursuant to a sublease with an amusement park operator. See "Business of Taj Holding--Properties-- Steel Pier." In addition, Taj Associates may be obligated to comply with certain proposed regulations of the OSHA, if adopted. Taj Associates is unable to estimate the cost, if any, to Taj Associates of such compliance. See "Regulatory Matters--Other Laws and Regulations."

  Taj Associates' capital expenditures historically included a component to expand the facility as well as maintain its first class operation. Historically, amounts necessary to maintain the first class nature of the facility were approximately $6.4 million, $19.2 million and $24.0 million for the years ended 1993, 1994 and 1995, respectively. The capital budget for 1996 includes approximately $24.3 million to maintain Taj Associates' facilities.

  Debt Service. As a result of the consummation of the Taj Reorganization Plan on October 4, 1991, Taj Associates' liquidity problem was alleviated. The improvement in liquidity was accomplished through a lowering of the interest rate on certain of Taj Associates' long-term indebtedness, including its Old Taj Bonds and, in the case of the Taj Bonds, the deferral of the due date of a portion of accrued interest thereon through the issuance from time to time of additional Taj Bonds. The effect of this debt restructuring was to reduce the minimum cash interest expense on its long-term indebtedness, although total interest expense (inclusive of pay-in-kind interest) increased as a result of the 1991 Taj Restructuring.

  Taj Associates remains a highly leveraged enterprise with total borrowings at December 31, 1995 in the amount of $826.2 million. Net of the unamortized discount on the Taj Bonds in the amount of $131.1 million and current maturities of $0.9 million, the net long term indebtedness is approximately $694.2 million. At December 31, 1995, after giving effect to the Merger Transaction, on a pro forma basis, Taj Associates' total borrowings would have been $0.8 million. Upon consummation of the Merger Transaction, substantially all of the indebtedness of Taj Associates will be retired, refinanced or restructured; however, the Mortgage Notes will be fully guaranteed by Taj Associates.

  Interest on the Taj Bonds must be paid in cash at the rate of 9.375% payable semi-annually on May 15 and November 15 (the "Mandatory Cash Interest Amount"). Effective May 15, 1992 and annually thereafter, in addition to this Mandatory Cash Interest Amount, an additional amount of interest in cash or additional Taj Bonds or a combination thereof is payable equal to the difference between 11.35% of the outstanding principal amount of the Taj Bonds and the sum of the Mandatory Cash Interest Amount payable on that date and the immediately preceding November 15 (the "Additional Amount"). To the extent that there is excess available cash flow ("EACF") of Taj Associates for the immediately preceding calendar year, Taj Funding will pay the Additional Amount in cash up to 10.28% and the balance thereof may be paid at the option of Taj Associates in cash or additional Units, provided that an equivalent amount of cash is used to purchase or redeem Units. Additional Taj Bonds issued on October 4, 1991 amounted to approximately $7.2 million. For the period from the issuance of the Taj Bonds, October 4, 1991 through December 31, 1992, there was no EACF. The Additional Amounts due for the period from October 4, 1991 through May 15, 1992 and for the period from May 15, 1992 to May 15, 1993 of approximately $8.8 million and $14.6 million, respectively, were paid entirely in Taj Bonds. Taj Associates satisfied the Additional Amount due May 15, 1994 in the amount of approximately $14.9 million through the issuance of approximately $12.2 million in Taj Bonds and the payment of the approximately $2.6 million balance in cash. Taj Funding satisfied the Additional Amount due May 15, 1995 through the issuance of approximately $15.1 million in Taj Bonds. Taj Holding satisfied its cash interest obligations due in 1995 (including the Mandatory Cash Interest Amount) with cash flow from operations.

  Interest expense for the years ended December 31, 1993, 1994 and 1995 consisted of the following (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1993     1994     1995
                                                     -------- -------- --------
Minimum cash interest expense:
 Taj Bonds.......................................... $ 70,070 $ 71,300 $ 72,616
 Bank loans.........................................    4,765    4,299    4,281
 Working Capital Facility fees......................      180      415      315
 Other, including refinancing costs.................    1,097    3,409    3,056
                                                     -------- -------- --------
                                                       76,112   79,423   80,268
                                                     -------- -------- --------
Additional Amount...................................   14,759   15,021   15,298
                                                     -------- -------- --------
Accretion of discount:
 Taj Bonds..........................................   15,745   18,820   22,494
 Guarantee of Affiliate Debt........................    1,763    2,047    2,375
                                                     -------- -------- --------
                                                       17,508   20,867   24,869
                                                     -------- -------- --------
Total interest expense.............................. $108,379 $115,311 $120,435
                                                     ======== ======== ========

  Following the consummation of the Merger Transaction, the Taj Mahal plans to undertake an expansion plan of its existing operations, which plans are subject to modification. It is currently expected that the expansion will be funded principally out of cash from the operations of the Taj Mahal and Trump Plaza and is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion is expected to involve the construction of an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities and a new 10,000 seat arena adjacent to the Taj Mahal, each scheduled to be completed in early 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000-square foot circus-themed casino with 2,500 slot machines, scheduled to be completed in 1997; and the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, scheduled to be completed early in 1998. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion."

  The following table summarizes the different phases of the Taj Mahal Expansion with their associated cost estimates:

                                                                      PROJECT
      PROJECT                                                          COST
      -------                                                      -------------
                                                                   (IN MILLIONS)
      Parking facility, approximately 2,000 spaces................    $ 26.0
      New Arena...................................................      15.0
      Circus Casino...............................................      53.3
      Hotel tower, 800 rooms......................................     100.9
                                                                      ------
          Total...................................................    $195.2
                                                                      ======

  In addition, the Taj Mahal is adding three nationally recognized themed restaurants: the Hard Rock Cafe, the Rainforest Cafe and the All Star Cafe. Construction costs for each of the three themed restaurants will be the obligation of the lessees. However, the lease for the Rainforest Cafe will require Taj Associates to contribute $2.5 million towards construction after the project is completed and the restaurant opens for business.

TAJ HOLDING

  Taj Holding's sole source of liquidity is from distributions from Taj Associates. As of December 31, 1995, Taj Holding did not have any long or short-term indebtedness, and is not anticipated to have any in the near future.

  The Taj Associates partnership agreement (the "Taj Partnership Agreement") currently provides that Taj Associates shall make distributions (i) at the direction of TM/GP and (ii) to each partner to enable such partner to pay its taxes arising out of its interest in the partnership ("Tax Distributions"). In addition, the Taj Partnership Agreement requires Taj Associates to distribute to TM/GP ("Expense Distributions") amounts necessary to permit TM/GP or Taj Holding (a) to make payments (generally for indemnification of officers and directors) that TM/GP or Taj Holding are required to make pursuant to the terms of TM/GP's Certificate of Incorporation and the Taj Holding Certificate of Incorporation, (b) to pay fees to Directors (including fees for serving on a committee), (c) to pay all other expenses of TM/GP and Taj Holding, and (d) to permit Taj Holding to redeem the Taj Holding Class B Common Stock when required to make such a redemption pursuant to the terms of the Taj Holding Certificate of Incorporation. It is anticipated that the Taj Partnership Agreement will be amended in connection with the Merger Transaction in certain technical respects.

  For the years ended December 31, 1995, 1994 and 1993, Taj Holding received distributions from Taj Associates of approximately $1.6 million, $2.2 million, and $1.7 million, respectively.

  The Taj Bond Indenture prohibits Taj Associates from making any distributions other than Tax Distributions and Expense Distributions during such time as the Taj Bonds are outstanding.

  The Taj Holding Certificate of Incorporation requires Taj Holding to redeem each outstanding share of Taj Holding Class B Common Stock at a redemption price of $.50 per share (adjusted to reflect stock splits, combinations and dividends since the original date of issuance) at such time as the principal amount of Taj Bonds with respect to which such share was issued is redeemed, defeased, or paid in full.

  Pursuant to the Stock Issuance Agreement, dated as of October 4, 1991 (the "Stock Issuance Agreement"), Taj Holding has agreed to issue and deliver to Taj Funding such number of additional shares of Taj Holding Class B Common Stock as Taj Funding may request to enable Taj Funding to pay interest on the Taj Bonds in the form of additional Units in accordance with the terms of the Taj Bond Indenture. In accordance with the Stock Issuance Agreement, Taj Holding issued an additional 8,844 shares of Taj Holding Class B Common Stock on May 15, 1992, 14,579 additional shares of Taj Holding Class B Common Stock on May 15, 1993, 12,249 shares of Taj Holding Class B Common Stock on May 15, 1994 and 15,112 shares of Taj Holding Class B Common Stock on May 15, 1995.

SEASONALITY

  The gaming industry in Atlantic City is seasonal, with the heaviest activity at the Taj Mahal occurring during the period from May through September. Consequently, Taj Associates' operating results during the two quarters ending in March and December would not likely be as profitable as the two quarters ending in June and September.

INFLATION

  There was no significant impact on Taj Associates' operations as a result of inflation during 1995, 1994 or 1993.

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

                            BUSINESS OF TAJ HOLDING

  Taj Holding has no business operations and serves as a holding company for an investment in 50% of Taj Associates.

GENERAL

  Taj Associates owns and operates the Taj Mahal, a luxury casino hotel located on The Boardwalk in Atlantic City. The Taj Mahal is currently the largest casino hotel facility in Atlantic City, and has ranked first among all Atlantic City casinos in terms of total gaming revenues, table revenues and slot revenues since it commenced operations in 1990. The Taj Mahal capitalizes on the widespread recognition and marquee status of the "Trump" name and its association with high quality amenities and first class service as evidenced by its "Four Star" Mobil Travel Guide rating. Management believes that the breadth and diversity of the Taj Mahal's casino, entertainment and convention facilities and its status as a "must see" attraction will enable the Taj Mahal to benefit from the expected continued growth of the Atlantic City market.

  The Taj Mahal currently features Atlantic City's largest casino, with 120,000-square-feet of gaming space, 169 table games and 3,550 slot machines. In addition, the Taj Mahal has a 12,000-square-foot poker, keno and race simulcasting room with 64 poker tables, which was added in 1993 and expanded in 1994. The casino's offerings include blackjack, progressive blackjack, craps, roulette, baccarat, mini baccarat, red dog, sic-bo, pai gow, pai gow poker, Caribbean stud poker, big six, mini big six and let it ride poker. In December 1995, the Taj Mahal opened an Asian themed table game area which offers 16 popular Asian table games catering to the Taj Mahal's growing Asian clientele. In addition, as a special bonus to high-end players, Taj Associates offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the Presidents Club for high-end slot players, and the Bengal Club for other preferred slot players.

  The Taj Mahal consists of a 42-story hotel tower and contiguous low-rise structure sited on approximately 17 acres of land. The Taj Mahal has 1,250 guest rooms (including 242 suites), 16 dining and 10 beverage locations, parking for approximately 5,200 cars, an 18-bay bus terminal and approximately 65,000-square-feet of ballroom, meeting room and pre-function area space. The Taj Mahal is also adding three nationally recognized themed restaurants: the Hard Rock Cafe, the Rainforest Cafe and the All Star Cafe. In addition, the Taj Mahal features the Taj Entertainment Complex, a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall, and the Mark Etess Arena, which comprises an approximately 63,000-square foot exhibition hall facility and entertainment facility. The Xanadu Theater and the Mark Etess Arena have allowed the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests, and has afforded the Taj Mahal more flexibility in the use of its facilities for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend marquee events such as Broadway revues, high visibility sporting events, international festivals and contemporary concerts to maximize casino traffic and to maintain the highest level of glamour and excitement at the Taj Mahal.

  Management believes that the Taj Mahal's 1,250-room capacity and vast casino, entertainment, convention and exhibition space, including the Mark Etess Arena, make it a highly attractive convention facility and destination resort facility at which visitors may stay for extended periods. In addition to its normal advertising, Taj Associates actively promotes the Taj Mahal with various local chambers of commerce, travel agencies which specialize in convention travel and various corporate travel departments in order to attract convention business.

BUSINESS STRATEGY

  General. In recent years, under the direction of Trump and the management team led by Nicholas L. Ribis, its Chief Executive Officer, Taj Associates has completed construction of the Taj Entertainment Complex, reconfigured and expanded the casino floor to provide race simulcasting, poker wagering and the recently

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

introduced game of keno, opened a private Asian themed table game area and increased the number of poker tables and slot machines. The Taj Mahal's poker room is the largest in Atlantic City, which management believes adds to its overall gaming mix. Taj Associates continually monitors operations to adapt to and anticipate industry trends. Since 1994, the Taj Mahal has embarked on a strategy to renovate all of its hotel guest rooms and corridors by April 1996 and to replace all of its existing slot machines by the middle of 1996 with new, more efficient machines with bill collectors. Moreover, to further attract high-end players, the Taj Mahal has recently opened the "Dragon Room," an Asian themed table gaming area with 16 table games, and is currently in the process of constructing "Sultan's Palace," a separate 5,900 square-foot high-end slot lounge and private club to be completed in the second quarter of 1996.

  The Taj Mahal Expansion. Following the consummation of the Merger Transaction, THCR plans to undertake an expansion plan at the Taj Mahal to meet both existing demand and the increase in demand that management anticipates will result from the increased number of rooms and infrastructure improvements that are currently being implemented to enhance further the "vacation destination appeal" of Atlantic City. It is currently expected that the Taj Mahal Expansion will be funded principally out of the cash from operations of the Taj Mahal and Trump Plaza and is scheduled to be completed in phases from the first quarter of 1997 through early 1998. The Taj Mahal Expansion, the plans for which are subject to modification, is expected to involve the construction of an approximately 2,000 space expansion of the Taj Mahal's existing self-parking facilities and a new 10,000 seat arena adjacent to the Taj Mahal, each scheduled to be completed in early 1997; the conversion of the current site of the Mark Etess Arena into a new 60,000-square foot circus-themed casino with 2,500 slot machines, scheduled to be completed in 1997; and the construction of an approximately 800 room hotel tower adjacent to the Taj Mahal's existing hotel tower, scheduled to be completed early in 1998. See "Risk Factors--Trump Plaza Expansion and The Taj Mahal Expansion-- The Taj Mahal."

  Gaming Environment. The Taj Mahal's management continues to capitalize on the Taj Mahal's status as one of the largest facilities in Atlantic City and a "must see" attraction, while maintaining the attractiveness of the property and providing a comfortable gaming experience. In 1994, the Taj Mahal completed a major redecoration of the hotel lobby, a casino floor expansion and a reconfiguration, as well as the addition of a new mid-level player slot club. The casino floor expansion and reconfiguration accommodated the addition of keno, an additional 4 poker tables and 163 slot machines. Taj Holding management believes that this renovation represents a significant improvement by creating an uninterrupted view from the lobby to the casino floor. Approximately 2,050 new slot machines were placed in service during 1994 and 1995 to replace older models. Taj Holding management anticipates that it will continue to replace all older slot machines early in 1996. In addition, in June 1993, the Taj Mahal completed a 10,000-square foot poker and simulcast area (which was subsequently enlarged to 12,000 square feet), which features 64 poker tables in the largest poker room in Atlantic City. For the year ended December 31, 1995, the Taj Mahal captured approximately 46.0% of the total Atlantic City poker revenues.

  Taj Holding management continuously monitors the configuration of the casino floor and the games it offers to patrons with a view towards making changes and improvements. For example, the Taj Mahal's casino floor has clear, large signs for the convenience of patrons. Additionally, as new games have been approved by the CCC, management has integrated such games to the extent it deems appropriate. In 1994, the Taj Mahal introduced the newly-approved games of keno and caribbean stud poker and in 1995 introduced the games of pai gow, pai gow poker and let it ride poker. In 1996 progressive blackjack has also been added.

  "Comping" Strategy. In order to compete effectively with other casino hotels, the Taj Mahal offers complimentaries. Currently, the policy at the Taj Mahal is to focus promotional activities, including complimentaries, on middle and upper middle market "drive in" patrons who visit Atlantic City frequently and have proven to be the most profitable market segment. Additionally, as a result of increased regulatory flexibility, the Taj Mahal has implemented a cash comping policy to high-end players in order to compete with similar practices in Las Vegas and to attract international business.

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

  Entertainment. Taj Holding believes headline entertainment, as well as other entertainment and revue shows, is an effective means of attracting and retaining gaming patrons. The August 1993 completion of the Xanadu Theater has allowed the Taj Mahal to offer longer running, more established productions that cater to the tastes of the Taj Mahal's high-end international guests. The Xanadu Theater, together with the Mark Etess Arena, and, subsequent to the conversion of the Mark Etess Arena, the new arena that is intended to be constructed in connection with the Taj Mahal Expansion afford and are expected to afford the Taj Mahal more flexibility in the use of its larger entertainment arena for sporting and other headline programs. The Taj Mahal regularly engages well-known musicians and entertainment personalities and will continue to emphasize weekend "marquee" events such as Broadway revues, high visibility sporting events, festivals and contemporary concerts to maintain the highest level of glamour and excitement. Mid-week uses for the facilities include convention events and casino marketing sweepstakes. The Taj Mahal also includes the Mark Etess Arena, which comprises an approximately 63,000 square-foot exhibition hall facility.

  Additionally, as a result of increased regulatory flexibility, Taj Associates has implemented a cash comping policy to high-end players in order to compete with similar practices in Las Vegas and to attract international business.

  Player Development. Taj Associates employs sales representatives as a means of attracting high-end slot and table gaming patrons to the property. Taj Associates currently employs numerous gaming representatives in New Jersey, New York and other states, as well as several international representatives, to host special events, offer incentives and contact patrons directly in the United States, Canada and South America. In addition, targeted marketing to international clientele will be continued and expanded through new sales representatives in Latin America, Mexico, Europe, the Far East and the Middle East.

  As a special bonus to high-end players, Taj Associates offers three clubs for the exclusive use of select customers: the Maharajah Club for table game players, the Presidents Club for high-end slot players, and the Bengal Club for other preferred slot players.

  The casino hosts assist patrons on the casino floor, make room and dinner reservations and provide general assistance. They also solicit Trump Card (the frequent player card) sign-ups in order to increase the Taj Mahal's marketing base.

  Taj Associates also plans to continue the development of its slot and coin programs through direct mail and targeted marketing campaigns emphasizing the high-end player. "Motorcoach Marketing," the Taj Mahal's customer bus-in program, transports approximately 2,700 gaming patrons per day during the week and 3,600 per day on the weekend, and has been an important component of player development and will continue to focus on tailoring its player base and maintaining a low-cost package.

  Promotional Activities. The Trump Card, a player identification card, constitutes a key element in the Taj Mahal's direct marketing program. Both table and slot machine players are encouraged to register for and utilize their personalized Trump Card to earn various complimentaries and incentives based on their level of play. The Trump Card is inserted during play into a card reader attached to the table or slot machine for use in computerized rating systems. These computer systems record data about the cardholder, including playing preferences, frequency and denomination of play and the amount of gaming revenues produced. Sales and management personnel are able to monitor the identity and location of the cardholder and the frequency and denomination of such cardholder's play. They can also use this information to provide attentive service to the cardholder while the patron is on the casino floor.

  The Taj Mahal designs promotional offers, conveyed via direct mail and telemarketing, to patrons expected to provide revenues based upon their historical gaming patterns. Such information is gathered on slot wagering by the Trump Card and on table game wagering by the casino games supervisor. Promotional activities at the Taj Mahal include the mailing of vouchers for complimentary slot play and utilization of a special events calendar (e.g., birthday parties, sweepstakes and special competitions) to promote its gaming operations.

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

  The Taj Mahal conducts slot machine and table game tournaments in which cash prizes are offered to a select group of players invited to participate in the tournament based upon their tendency to play. Special events such as "Slot Sweepstakes" and "bingo" are designed to increase mid-week business and will continue to be emphasized throughout 1996. Players at these tournaments tend to play at their own expense during "off-hours" of the tournament. At times, tournament players are also offered special dining and entertainment privileges that encourage them to remain at the Taj Mahal.

  Credit Policy. Historically, the Taj Mahal has extended credit on a discretionary basis to certain qualified patrons. For the years ended December 31, 1993, 1994 and 1995, the Taj Mahal's credit play as a percentage of total dollars wagered was approximately 23.5%, 22.8% and 24.5%, respectively.

PROPERTIES

  Taj Associates owns and leases several parcels of land in Atlantic City, New Jersey, each of which is used in connection with the operation of the Taj Mahal and each of which is encumbered by the amended mortgage securing the Taj Bonds and the mortgage securing the Working Capital Facility. Upon consummation of the Merger Transaction, these parcels of land will secure the Working Capital Facility (or replacement facility) and the Mortgage Notes. All of the following properties (other than certain property underlying the casino parcel and the facilities, which are owned by Taj Associates, and the office space leased in The Trump Tower) comprise the Specified Parcels.

  The Casino Parcel. The land comprising the site upon which the Taj Mahal is located consists of approximately 17 acres, which are bounded by The Boardwalk to the south, Maryland Avenue to the east, Pennsylvania Avenue to the west and which extends to the north towards Pacific Avenue for approximately three-quarters of a city block on the western portion of the site and two-thirds of a city block on the eastern portion of the site. Construction was substantially completed and the Taj Mahal was opened to the public on April 2, 1990.

  Taj Entertainment Complex. The Taj Entertainment Complex is situated on a parcel of land leased from Realty Corp. and features a 20,000-square-foot multi-purpose entertainment complex known as the Xanadu Theater with seating capacity for approximately 1,200 people, which can be used as a theater, concert hall, boxing arena or exhibition hall. In connection with the Merger Transaction, Taj Associates will purchase the Taj Entertainment complex.

  Steel Pier. Taj Associates leases the Steel Pier from Realty Corp. In connection with the Merger Transaction, Taj Associates will purchase the Steel Pier. A condition imposed on Taj Associates' CAFRA Permit (which, in turn, is a condition of Taj Associates' casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which improvements was $30 million. Such concept was approved by the New Jersey Department of Environmental Protection ("NJDEP"), the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. Taj Associates received additional one-year extensions, most recently through March 1997, of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park pursuant to a sublease ("Pier Sublease") with an amusement park operator ("Pier Subtenant"). The Pier Sublease provides for a five-year lease term through December 31, 1999. However, Taj Associates may terminate the Pier Sublease after December 31 of each year if written notice of termination is given to the Pier Subtenant on or before September 1 of such year.

  Office and Warehouse Space. Taj Associates owns an office building located on South Pennsylvania Avenue adjacent to the Taj Mahal. In addition, Taj Associates, in April 1991, purchased for approximately $1.7

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

million certain facilities of TCA which are presently leased to commercial tenants and used for office space and vehicle maintenance facilities. Taj Associates currently leases from Realty Corp. a warehouse complex of approximately 34,500 square feet. As a part of the Specified Parcels purchase in connection with the Merger Transaction, Taj Associates will purchase such warehouse.

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Parking. The Taj Mahal provides parking for approximately 5,200 cars of which 4,200 spaces are located in indoor parking garages and 1,000 spaces are located on land leased to Taj Associates by Realty Corp. In addition, Taj Associates entered into a lease agreement with TCA to share its employee parking facilities. In connection with the Taj Mahal Expansion, Taj Associates will expand its self-parking facilities by 2,000 spaces.

  Themed Restaurants. Hard Rock Cafe International (N.J.), Inc. ("Hard Rock") has entered into a fifteen-year lease (the "Hard Rock Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for a Hard Rock Cafe. The basic rent under the Hard Rock Cafe Lease is $750,000 per year, paid in equal monthly installments, for the first 10 years of the lease term, and will be $825,000 per year, paid in equal monthly installments, for the remaining 5 years of the lease term. In addition, Hard Rock will pay percentage rent in an amount equal to 10% of Hard Rock's annual gross sales in excess of $10,000,000. Hard Rock has the right to terminate the Hard Rock Cafe Lease on the tenth anniversary thereof and also has the option to extend the term of the lease for an additional five year period at an annual basic rental of $907,500 during such renewal term.

  Rainforest Cafe, Inc.-Atlantic City ("Rainforest") has entered into a ten-year lease (the "Rainforest Cafe Lease") with Taj Associates for the lease of space at the Taj Mahal for a Rainforest Cafe. The basic rent under the Rainforest Cafe Lease is $2,500,000 per year, paid in equal monthly installments. In addition, Rainforest will pay percentage rent in an amount equal to the difference, if any, between (i) 10% of Rainforest's gross sales made during each calendar month during the lease term and (ii) one-twelfth of the annual basic rent. Rainforest has the option to extend the term of the Rainforest Cafe Lease for two successive additional terms of five years each at an annual basic rental of $2,750,000 during the first renewal term and an annual basic rental of $3,025,000 during the second renewal term. The Rainforest Cafe Lease will require Taj Associates to contribute $2.5 million toward construction after the project is completed and the restaurant opens for business.

  All Star Cafe, Inc. ("All Star") has entered into a twenty-year lease (the "All Star Cafe Lease"), with Taj Associates for the lease of space at the Taj Mahal for an All Star Cafe. The basic rent under the All Star Cafe Lease is $1,000,000 per year, paid in equal monthly installments. In addition, All Star will pay percentage rent in an amount equal to the difference, if any, between
(i) 8% of All Star's gross sales made during each calendar month during the first lease year, 9% of All Star's gross sales made during each calendar month during the second lease year and 10% of All Star's gross sales made during each calendar month during the third through the twentieth lease years, and
(ii) one-twelfth of the annual basic rent.

SEASONALITY

  The gaming industry in Atlantic City traditionally has been seasonal, with its strongest performance occurring from May through September, and with December and January showing substantial decreases in activity. Revenues have been significantly higher on Fridays, Saturdays, Sundays and holidays than on other days.


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

EMPLOYEES AND LABOR RELATIONS

  Taj Associates has approximately 6,100 employees for the operation of the Taj Mahal, of whom approximately 1,850 employees are covered by collective bargaining agreements. Taj Associates believes that its relationships with its employees are satisfactory and that its staffing levels are sufficient to provide superior service. Since opening in April 1990, during which time some collective bargaining agreements with various unions have expired prior to the execution of new agreements, the business of Taj Associates has not been interrupted due to any labor disputes. The collective bargaining agreement with HERE Local 54, which covers substantially all of Taj Associates' hotel and restaurant employees, was renegotiated in September 1994 and will expire on September 14, 1999.

  Certain Taj Associates employees must be licensed under the Casino Control Act. See "Regulatory Matters--New Jersey Gaming Regulations--Qualification of Employees."

THE 1991 TAJ RESTRUCTURING

  During 1990 and 1991, Taj Associates experienced liquidity problems. Taj Holding believes that these problems were attributable, in part, to an overall deterioration in the Atlantic City gaming market, as indicated by reduced rates of casino revenue growth for the industry for the two prior years, aggravated by an economic recession in the Northeast and the Persian Gulf War, as well as the risks inherent in the establishment of a new business enterprise. Comparatively, excessive casino gaming capacity in Atlantic City may also have contributed to Taj Associates' liquidity problems.

  As a result of Taj Associates' liquidity problems, Taj Funding failed to make its November 15, 1990 and May 15, 1991 interest payments on its Old Taj Bonds, resulting in an event of default under the indenture with respect to such Old Taj Bonds. During 1990 and 1991, Taj Associates also failed to pay certain principal and interest installments on certain indebtedness due under its loan with NatWest.

  In order to alleviate its liquidity problems, during 1991, TTMC, Taj Funding, Taj Associates and TTMI (together, the "Debtors") restructured their indebtedness through the 1991 Taj Restructuring, which was a "prepackaged" plan of reorganization under Chapter 11 of the Bankruptcy Code (the "Taj Reorganization Plan"). At the time, the Debtors believed that there was no alternative to their liquidity problems other than filing petitions under the Bankruptcy Code. Taj Associates had been unable to obtain additional financing, and Taj Funding was restricted from amending the payment terms of the Old Taj Bonds outside of a case under the Bankruptcy Code without the unanimous consent of the holders thereof. The purpose of the 1991 Taj Restructuring was to improve the amortization schedule and extend the maturity of Taj Associates' indebtedness by reducing and deferring the Debtors' annual debt service requirements by (i) restructuring Taj Associates' and affiliated entities' long-term indebtedness to NatWest, First Fidelity and Bankers Trust and (ii) issuing the Taj Bonds with an overall lower rate of interest as compared with Taj Funding's Old Taj Bonds.

  Upon consummation of the 1991 Taj Restructuring on October 4, 1991, Taj Associates issued to the holders of the Old Taj Bonds a general partnership interest representing 49.995% of the equity of Taj Associates. Such holders in turn contributed such partnership interest to Taj Holding. Taj Funding and Taj Holding also issued the Units to the holders of the Old Taj Bonds. As part of the 1991 Taj Restructuring, TM/GP, which has no other assets, received a 49.995% partnership interest in Taj Associates from Taj Holding. Trump also contributed to Taj Holding a 50% ownership interest in TTMC, which owns a .01% interest in Taj Associates, in exchange for the Taj Holding Class C Common Stock, as described below.

  At the time of these transfers, Taj Holding issued 1,350,000 shares of Taj Holding Class A Common Stock and 729,458 shares of Taj Holding Class B Common Stock to the holders of the Old Taj Bonds and 1,350,000 shares of Taj Holding Class C Common Stock to Trump. In accordance with the terms of the Taj Bond Indenture, a portion of the interest on the Taj Bonds may be paid in additional Taj Bonds. At May 15, 1992, 1993, 1994 and 1995, 8,844 Units comprised of $8,844,000 of Taj Bonds and 8,844 shares of Taj Holding Class B Common Stock, 14,579 Units comprised of $14,579,000 of Taj Bonds and 14,579 shares of Taj Holding Class B Common

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Stock, 12,249 Units comprised of $12,249,000 of Taj Bonds and 12,249 shares of
Taj Holding Class B Common Stock and 15,112 Units comprised of $15,112,000 of Taj Bonds and 15,112 shares of Taj Holding Class B Common Stock, respectively, were issued in lieu of the payment of a portion of the cash interest on the outstanding Taj Bonds.

  Currently, the holders of Taj Holding Class B Common Stock are entitled to elect four of the nine members of Taj Holding's Board of Directors and Trump, as holder of the Taj Holding Class C Common Stock, is entitled to elect the remaining five directors. The Taj Holding Class A Common Stock has no voting rights until such time as the Taj Bonds are redeemed, defeased or paid in full. However, except upon Taj Holding's liquidation, only the Taj Holding Class A Common Stock is entitled to distributions and dividends, if any, made by Taj Holding. The Taj Holding Class B Common Stock must be redeemed at a price of $.50 per share when the Taj Bonds with which they were issued, are paid, redeemed or defeased.

CERTAIN INDEBTEDNESS

  Set forth below is a summary of certain debt instruments to which affiliates of Taj Holding are parties prior to the Merger Transaction.

TAJ BONDS

  In connection with the 1991 Taj Restructuring, Taj Funding and Taj Holding issued Units, each of which was comprised of $1,000 principal amount of Taj Bonds and one share of Taj Holding Class B Common Stock. Pursuant to the Taj Bond Indenture, Taj Funding may issue up to $860 million of Taj Bonds. On October 4, 1991, at the time the Units were issued, the principal amount of Taj Bonds issued was $729,458,000.

  Terms. As of December 31, 1995, the principal amount of Taj Bonds issued was $780,242,000. The Bonds have a stated maturity date of November 15, 1999. The Taj Bonds bear interest at 11.35% per annum. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at a rate of 9.375% per annum, and, in addition, effective May 15, 1992, and annually thereafter, an additional amount of interest in cash or additional Taj Bonds or a combination thereof, is payable in an amount to increase the interest paid to 11.35% per annum.

  Guarantee. The obligations of Taj Funding to pay the principal of, premium, if any, and interest on the Taj Bonds are guaranteed by Taj Associates.

  Security. The Taj Bonds are secured by an assignment by Taj Funding to the trustee under the Taj Bond Indenture (the "Taj Bond Trustee") of a promissory note, dated as of October 4, 1991, issued by Taj Associates to Taj Funding (the "Taj Bond Partnership Note") in a principal amount of $675 million, with payment terms substantially similar to the payment terms of the Taj Bonds, which is in turn secured by an amended mortgage, dated as of October 4, 1991, by Taj Associates as mortgagor and Taj Funding as mortgagee, securing payment of the Taj Bond Partnership Note, as amended to reflect the terms of the Taj Bonds (the "Amended Mortgage"), which has been assigned to the Taj Bond Trustee and encumbers Taj Associates' interest in the Taj Mahal and substantially all of the other assets of Taj Associates, excluding certain furniture, furnishings, fixtures, machinery and equipment which is subject to the lien of the NatWest Loan. In addition, the Taj Bond Partnership Note is secured by a second, subordinated lien on all the real estate owned by Realty Corp. Moreover, Taj Associates has acquired an option to purchase the real estate owned by Realty Corp., and such option has been assigned to the Taj Bond Trustee as security for the Taj Bonds.

  Covenants. The Taj Bond Indenture contains certain restrictive covenants which restrict, among other things, the activities of Taj Funding and Taj Associates; the ability of Taj Associates to enter into certain leases; the incurrence of additional debt (including a covenant limiting payments on long-term debt); the creation of liens; the payment of dividends and distributions on and repurchases of capital stock and partnership interests and other restricted payments; consolidations, mergers and conveyances and transfers of property and assets; transactions with affiliates; investments of Taj Funding and Taj Associates; and the waiver of stay extension and usury laws.

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

  Treatment Under the Merger Transaction. The principal and accrued and unpaid interest on the outstanding Taj Bonds will be paid in full in connection with the Merger Transaction. Concurrently with the retirement of the Taj Bonds, the outstanding shares of Taj Holding Class B Common Stock will be redeemed in accordance with their terms, at a redemption price of $.50 per share.

MORTGAGE NOTES

  See "Business of THCR--Certain Indebtedness of THCR" for a description of anticipated terms of the Mortgage Notes.

NATWEST LOAN

  On November 3, 1989, Taj Associates entered into the NatWest Loan, which provided financing of $50 million for certain items of furniture, fixtures and equipment installed in the Taj Mahal. On October 4, 1991, in connection with the 1991 Taj Restructuring, the NatWest Loan was amended in order to, among other things, modify the interest rate and other payment terms.

  Terms. As of December 31, 1995, the outstanding principal amount of the NatWest Loan was $44,944,000, and the interest rate was 9.375% per annum. Principal and interest on the NatWest Loan are payable as follows:

    (i) on the last business day of each month until the earlier of the last business day of October 1999 or the date the NatWest Loan, together with all interest thereon, is paid in full, the sum of $416,667, to be applied first in respect of accrued interest on the NatWest Loan and thereafter, to the extent available, in reduction of the principal of the NatWest Loan; provided, however, up to $525,000 of such payments received by NatWest in any year shall be paid to either First Fidelity or Bankers Trust for application by First Fidelity in payment of obligations of Taj Associates to First Fidelity, and by Bankers Trust on behalf of Taj Associates on behalf of TTMI in payment of interest on the TTMI Note. Such amounts paid by NatWest shall not have been applied by NatWest in payment of the principal of, interest on or any other sums due in respect of the NatWest Loan or otherwise payable to NatWest;

    (ii) on May 15 of each year (if any of the principal of or interest on the NatWest Loan is then outstanding), commencing on May 15, 1992, to and including May 15, 1999, an amount (the "EACF Payment") equal to 16.5% (or, if the First Fidelity Loan shall have been paid in full on or prior to any such May 15, 20%) of Excess Available Cash Flow (as defined in the Taj Bond Indenture) for the preceding calendar year in excess of the Additional Amount (as defined in the Taj Bond Indenture) payable on such May 15 (such remaining Excess Available Cash Flow, the "Remaining EACF Amount"), if any, to be applied first in reduction of then accrued but unpaid interest on and then to principal of the NatWest Loan; and

    (iii) on November 15, 1999, the outstanding principal of and all accrued but unpaid interest on the NatWest Loan.

  Security. The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after-acquired furniture, fixtures and equipment that replaces such property, or of the same type; provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after-acquired property which does not exceed 50% of the purchase price of such after-acquired property.

  Remedies upon Events of Default. Upon the occurrence of an event of default under the NatWest Loan, including, without limitation, the sale of any real estate owned by Realty Corp. for less than the release price set forth in First Fidelity Loan without the prior written consent of NatWest, NatWest may accelerate any and all indebtedness outstanding under the NatWest Loan.

  Treatment Under the Merger Transaction. Taj Associates will satisfy the NatWest Loan in connection with the Merger Transaction.

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FIRST FIDELITY LOAN/SPECIFIED PARCELS

  On November 22, 1988, First Fidelity, Realty Corp. and Trump, as guarantor, entered into the First Fidelity Loan in the aggregate principal amount of $75,000,000. Pursuant to an amendment to the First Fidelity Loan, effective as of October 4, 1991, the rate of interest payable was modified, the dates of payment of principal and interest were deferred and accrued interest in the amount of $1,773,750 was capitalized. As of December 31, 1995, the principal amount outstanding on the First Fidelity Loan was approximately $78 million. Unpaid principal and accrued interest on the First Fidelity Loan is due and payable on November 15, 1999, unless otherwise extended in connection with the extension of the maturity of the Taj Bonds.

  Taj Associates currently leases the Specified Parcels from Realty Corp., a corporation wholly owned by Trump, pursuant to an Amended and Restated Lease Agreement, dated as of October 4, 1991 (the "Specified Parcels Lease"). Pursuant to the Specified Parcels Lease, Taj Associates is obligated to pay Realty Corp. $3.3 million plus 3.5% of the Remaining EACF Amount per year. Such annual payment, however, is reduced by (i) all of the Base Fees (as defined therein) and the first $75,000 of the Incentive Fees (as defined therein) payable to Trump pursuant to the Taj Services Agreement which are assigned by Trump to First Fidelity (which amounts were $575,000 in 1995) and
(ii) the portion of monies payable by Taj Associates to NatWest to be remitted to First Fidelity (which amounts were $525,000 in 1995). The Specified Parcels Lease expires on December 31, 2023, however, the lease may be terminated prior to such date following a foreclosure or similar proceeding on the Specified Parcels by First Fidelity, the holder of a first mortgage lien on the Specified Parcels which secures the First Fidelity Loan (the "First Fidelity Mortgage") or any other mortgagee thereof.

  The Specified Parcels Lease provides that, upon payment of the First Fidelity Loan, and upon discharge of the First Fidelity Mortgage, Taj Associates may purchase the Specified Parcels for ten dollars. Payment of the First Fidelity Loan is guaranteed by the Taj Associates-First Fidelity Guarantee, a guarantee (limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million) by Taj Associates a personal guarantee by Trump (pursuant to which First Fidelity has agreed to forbear from asserting any personal claim with respect thereto in excess of approximately $19.2 million) (the "Trump-First Fidelity Guarantee") and limited recourse guarantees by TTMC (the "TTMC-First Fidelity Guarantee") and TTMI (as amended, the "TTMI-First Fidelity Guarantee" and, together with the Trump-First Fidelity Guarantee and the TTMC-First Fidelity Guarantee, the "Other First Fidelity Guarantees"). The Other First Fidelity Guarantees are secured by pledges by Trump of 62.5% of his Taj Holding Class C Common Stock, TTMC's Common Stock and TTMI's Common Stock and all of his shares of Realty Corp's. Common Stock, and pledges by TTMI and TTMC of 62.5% and 31.25%, respectively, of their equity and financial interests as general partners in Taj Associates (all such interests pledged to First Fidelity as security for the Other First Fidelity Guarantees are referred to herein as the "Other First Fidelity Guarantee Collateral"). First Fidelity's recourse under the TTMC-First Fidelity Guarantee and the TTMI-First Fidelity Guarantee is limited to the collateral pledged by TTMC and TTMI, respectively.

  Upon the satisfaction in full of the obligations due under the First Fidelity Loan at a negotiated amount of $50 million and 500,000 shares of THCR Common Stock, Taj Associates will purchase the Specified Parcels from Realty Corp. In connection therewith, First Fidelity will (i) release and discharge Realty Corp. from the First Fidelity Loan and release its lien on the Specified Parcels, (ii) release Taj Associates from the Taj Associates-First Fidelity Guarantee, (iii) release each of Trump, TTMC and TTMI from their respective obligations under the Other First Fidelity Guarantees and (iv) release its lien on the Other First Fidelity Guarantee Collateral. In addition, the purchase of the Specified Parcels will eliminate Taj Associates' current obligations under the Specified Parcels Lease and the termination rights with respect to the Specified Parcels Lease, thereby facilitating the Taj Mahal Expansion by securing the future use of the Specified Parcels by Taj Associates. The holders of the Mortgage Notes will have a first priority security interest in the Specified Parcels.

TTMI NOTE

  On April 30, 1990, Trump loaned $25 million to Taj Associates on an unsecured basis, in exchange for a note payable to Trump (the "Old Taj Associates Note"). The Old Taj Associates Note was pledged to certain

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lenders of Trump, including Bankers Trust, as security for certain of Trump's personal indebtedness. On October 4, 1991, in connection with the 1991 Taj Restructuring and in order to facilitate the reorganization of Taj Associates and certain of its affiliates, the Old Taj Associates Note was canceled and, in lieu thereof, TTMI, a corporation wholly owned by Trump which was formed for the purpose of holding a general partnership interest in Taj Associates, executed the TTMI Note, a promissory note payable to Trump in the principal amount of $27,188,000. At such time, in order to secure the Trump Indebtedness, Trump pledged to certain lenders, including Bankers Trust, his right, title and interest in the TTMI Note. As additional security for the Trump Indebtedness, Trump pledged to Bankers Trust all of his shares of Taj Holding Class C Common Stock, TTMC Common Stock and TTMI's Common Stock, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral. In addition, TTMI and TTMC have each guaranteed the repayment of the Trump Indebtedness, which limited recourse guarantees are secured by pledges by TTMI and TTMC to Bankers Trust and certain other lenders of 100% and 50%, respectively, of their equity and financial interests as general partners in Taj Associates, which pledges are subordinate, in part, to the liens of First Fidelity in such collateral.

  In connection with the Merger Transaction, Bankers Trust will receive $10 million from Taj Associates in respect of certain of the Trump Indebtedness. Upon such payment, Bankers Trust will release (i) its lien on the TTMI Note,
(ii) its liens on the remaining collateral pledged by Trump to Bankers Trust and (iii) TTMI and TTMC from their respective obligations as guarantors of certain of Trump's personal indebtedness and the liens securing such obligations. All other liens in respect of the foregoing in favor of other lenders holding a portion of the Trump Indebtedness will be released at such time.

WORKING CAPITAL FACILITY

  Background and Terms. On November 14, 1991, Taj Associates entered into the Working Capital Facility with Foothill in the amount of $25 million, which is secured by a lien on Taj Associates' assets senior to the lien of the Taj Bond Mortgage securing the Taj Bonds. On September 1, 1994, Taj Associates and Foothill extended the maturity of the Working Capital Facility to November 13, 1999, in consideration of modifications of the terms thereof. Borrowings under the Working Capital Facility bear interest at a rate equal to the prime lending rate plus 3%, with a minimum of 0.666% per month. The agreement further provides for a .75% annual fee and a .50% unused line fee. As of December 31, 1995, no amounts were outstanding under the Working Capital Facility.

  Events of Default. The occurrence of any of the following events constitutes an event of default under the Working Capital Facility: (i) failure to pay principal, interest, fees, charges or reimbursements due to Foothill, when due and payable or when declared due and payable; (ii) failure or neglect to perform certain duties and covenants under the agreement; (iii) any material portion of Taj Associates' assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any judicial officer or assignee and such attachment or writ is not dismissed within 60 days; (iv) an insolvency proceeding is commenced by Taj Associates; (v) an insolvency proceeding is commenced against Taj Associates, and is not dismissed within 60 days; (vi) Taj Associates is enjoined, restrained, or in any way prevented by certain governmental agencies from continuing to conduct all or any material part of its business affairs; (vii) Taj Associates fails to pay certain liens, levies or assessments on the payment date thereof;
(viii) certain judgments or claims in excess of $500,000 become a lien or encumbrance upon a material portion of Taj Associates' assets; (ix) Taj Associates defaults in payments owing to NatWest or the Taj Bond Trustee; (x) Taj Associates makes unauthorized payments on debt subordinated to the Working Capital Facility; (xi) misrepresentations are made by Taj Associates to Foothill in any warranty, representation, certificate, or report; (xii) certain ERISA violations occur which could have a material adverse effect on the financial condition of Taj Associates; or (xiii) Taj Associates incurs or enters into a commitment to incur any indebtedness which is secured by Taj Associates assets subject to the Working Capital Facility.

  Remedies upon Event of Default. Upon the occurrence of an event of default, Foothill may, at its election, without notice of its election and without demand, do any one or more of the following: (i) declare all obligations immediately due and payable; (ii) cease advancing money or extending credit;
(iii) terminate the Working Capital

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

Facility without affecting Foothill's rights and security interest in Taj Associates, assets; (iv) settle disputes and claims directly with certain Taj Associates, debtors; (v) make such payments and perform such acts as Foothill deems necessary to protect its security interests; (vi) set off amounts owed under the Working Capital Facility by other Taj Associates, accounts or deposits held by Foothill; (vii) prepare for sale and sell, after giving proper notice, Taj Associates, assets securing the Working Capital Facility in a commercially reasonable manner; (viii) exercise its rights under certain mortgage and assignment documents between Taj Associates and Foothill; (ix) credit bid and purchase at any public sale subject to the provisions of the Casino Control Act; (x) any deficiency which exists after disposition of Taj Associates, assets securing the Working Capital Facility will be paid immediately by Taj Associates; any excess will be returned to Taj Associates, without interest.

  Treatment under the Merger Transaction. Taj Associates anticipates either modifying the Working Capital Facility or terminating the Working Capital Facility and replacing it with a new $25 million facility which would be available to Trump AC, although there can be no assurance that Foothill will agree to the modifications sought or that a replacement facility could be obtained on acceptable terms.


LEGAL PROCEEDINGS

  General. Taj Holding, TM/GP, TTMI and TTMC are not parties to any material legal proceedings. Taj Associates, its partners, certain members of the former Executive Committee, Taj Funding, TTMI and certain of their employees are or were involved in various legal proceedings, some of which are described below. Taj Associates and Taj Funding have agreed to indemnify such persons and entities against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Bondholder Litigation. Between June 1990 and October 1990 six purported class actions were commenced on behalf of the holders of Taj Funding's Old Taj Bonds, which were outstanding prior to the consummation of the Plan, and the publicly traded bonds of Trump's Castle and Trump Plaza. In December 1990 all six cases were consolidated in the United States District Court for the District of New Jersey. On February 8, 1991, the plaintiffs in the consolidated action filed an amended and consolidated complaint with respect to the Taj Mahal. This complaint named as defendants Donald J. Trump, Robert
S. Trump, Harvey I. Freeman, Taj Associates, Taj Funding, TTMI, The Trump Organization and Merrill Lynch, Pierce, Fenner & Smith, Inc., and purported to be brought on behalf of those who either purchased Old Taj Bonds or who would be deprived of interest on the Old Taj Bonds pursuant to the Taj Reorganization Plan. The complaint alleged violations of Sections 11 and 12 of the Securities Act and Section 10(b) and Rule 10b-5 of the Exchange Act against all defendants and breach of fiduciary duty and common law false advertising against various defendants and sought compensatory damages in an unspecified amount. Taj Associates and the other defendants moved to dismiss the amended and consolidated complaint on or about January 28, 1992. On June 2, 1992 the Court granted the defendants' motion to dismiss. Plaintiffs thereafter appealed the dismissal of the consolidated action. On October 14, 1993, the United States Court of Appeals for the Third Circuit affirmed the District Court's dismissal of the amended complaint. On March 7, 1994, the U.S. Supreme Court denied the plaintiffs' petition for a writ of certiorari.

  Atlantic City Lease Agreement. On March 29, 1990, Taj Associates entered into a lease agreement with the City of Atlantic City for a term of seven years, subject to the express, prior approval of NJDEP to continue use of the land beyond April 2, 1992, pursuant to which Taj Associates leased a parcel of land containing approximately 1,300 spaces for employee intercept parking at a cost of approximately $1 million. In addition, Taj Associates has expended in excess of $1.4 million in improving the site. The permit under which the lease is operated was issued by NJDEP on December 20, 1989 for five years and contains several conditions, one of which required Taj Associates to find another location "off-island" for employee parking by April 2, 1992. NJDEP extended this condition for two successive one-year periods through April 2, 1994. On November 14, 1994, as a result of the non-renewal of the permit, Taj Associates notified Atlantic City that the lease agreement

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

had become inoperative and was therefore being canceled as of December 20, 1994. Taj Associates subsequently obtained "off-island" parking with TCA sufficient to meet its employee parking requirements. Atlantic City has indicated in a letter to Taj Associates that it contests the cancellation of the lease agreement and claims certain extensions to the permit apply, to which Taj Associates does not agree. No legal proceedings have been commenced by Atlantic City to date. There can be no assurances that Atlantic City will not institute or pursue such an action.

  Other Litigation. Various legal proceedings are now pending against Taj Associates. Taj Holding considers all such proceedings to be ordinary litigation incident to the character of its business. The majority of such claims are covered by liability insurance (subject to applicable deductibles), and Taj Holding believes that the resolution of these claims, to the extent not covered by insurance, will not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Taj Holding.

  Taj Associates is also a party to an administrative proceeding involving allegations that it has violated certain provisions of the Casino Control Act. Taj Associates believes that the final outcome of this proceeding will not have a material adverse effect on Taj Associates or on its ability to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of the Taj Mahal. At this juncture, the prospects of a favorable outcome in the actions described above cannot be assessed. Taj Associates intends to vigorously contest the allegations made against it.

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

                             ATLANTIC CITY MARKET

  The Atlantic City gaming market has demonstrated continued growth despite the recent proliferation of new gaming venues across the country. The 12 casino hotels in Atlantic City generated approximately $3.75 billion in gaming revenues in 1995, an approximately 9.5% increase over 1994 gaming revenues of approximately $3.42 billion. From 1990 to 1995, total gaming revenues in Atlantic City have increased approximately 27%, while hotel rooms increased only slightly during that period. Although total visitor volume to Atlantic City remained relatively constant in 1995, the volume of bus customers dropped to 9.6 million in 1995, continuing a decline from 11.7 million in 1990. The volume of customers traveling by other means to Atlantic City has grown from
20.1 million in 1990 to 23.7 million in 1995.

  Total Atlantic City slot revenues increased 12.2% in 1995, continuing a solid trend of increases over the past five years. From 1990 through 1995, slot revenue growth in Atlantic City has averaged 8.3% per year. Total table revenue increased 4.4% in 1995, while table game revenue from 1990 to 1995 has decreased on average 0.7% per year. Management believes the slow growth in table revenue is primarily attributable to two factors. First, the slot product has been significantly improved over the last five years. Dollar bill acceptors, new slot machines, video poker and blackjack and other improvements have increased the popularity of slot play among a wider universe of casino patrons. Casino operators in Atlantic City have added slot machines in favor of table games due to increased public acceptance of slot play and due to slot machines' comparatively higher profitability as a result of lower labor and support costs. Since 1990, the number of slot machines in Atlantic City has increased 37.2%, while the number of table games has decreased by 4.0%. Slot revenues increased from 58% of total casino revenues in 1990 to 69% in 1995. The second reason for historic slow growth in table revenue is that table game players are typically higher end players and are more likely to be interested in overnight stays and other amenities. During peak season and weekends, room availability in Atlantic City is currently inadequate to meet demand, making it difficult for casino operators to aggressively promote table play.

  Casino revenue growth in Atlantic City has lagged behind that of other traditional gaming markets, principally Las Vegas, for the last five years. Both THCR management and Taj Holding management believe that this relatively slower growth is primarily attributable to two key factors. First, the regulatory environment and infrastructure problems in Atlantic City have made it more difficult and costly to operate. Total regulatory costs and tax levies in New Jersey have exceeded those in Nevada since inception, and there is generally a higher level of regulatory oversight in New Jersey than in Nevada. The infrastructure problems, manifested by impaired accessibility of the casinos, downtown Atlantic City congestion and the condition of the areas surrounding the casinos, have made Atlantic City less attractive to the gaming customer. Secondly, there have been no significant additions to hotel capacity in Atlantic City since 1990. Las Vegas visitor volumes have increased, in part, due to the continued addition of new hotel capacity. Both markets have exhibited a strong correlation between hotel room inventory and total casino revenues.

  Despite lower overall growth rates than the Las Vegas market, both THCR management and Taj Holding management believe that Atlantic City possesses similar revenue and cash flow generation capabilities. The approximately $3.75 billion of gaming revenue produced by the 12 casino hotels in Atlantic City in 1995 exceeded the approximately $3.12 billion of gaming revenues produced by the 18 largest casino hotels on the Las Vegas Strip (based on net revenues in excess of $77 million), even though the Atlantic City casino hotels have less than one-quarter the number of hotel rooms of the Las Vegas Strip casino hotels. Win per unit figures in Atlantic City are at a significant premium to Las Vegas win-per-unit performance, primarily due to the constrained supply of gaming positions in Atlantic City compared to Las Vegas.

  The regulatory environment in Atlantic City has improved recently. Most significantly, 24-hour gaming has been approved, poker and keno have been added and regulatory burdens have been reduced. In particular, Bill A61 was passed in January of 1995, which has eliminated duplicative regulatory oversight and channeled operator's funds from regulatory support into CRDA uses. Administrative costs of regulation will be reduced while increasing funds available for new development.

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

  In addition to the planned casino expansions, major infrastructure improvements have begun. The CRDA is currently overseeing the development of the "tourist corridor" that will link the new convention center with The Boardwalk and will, when completed, feature an entertainment and retail complex. The tourist corridor is scheduled to be completed in conjunction with the completion of the new convention center.

  Trump Plaza is adjacent to the existing Atlantic City Convention Center and will also be one of the closest casino hotels to the new convention center, which, as currently planned, would hold approximately 500,000 square feet of exhibit and pre-function space, 45 meeting rooms, food-service facilities and a 1,600-car underground parking garage. The Taj Mahal is approximately 1.5 miles from the site of the new convention center. When completed, the new approximately $250 million convention center would be the largest exhibition space between New York City and Washington, D.C. It will be located at the base of the Atlantic City Expressway and is currently planned to open in January 1997. The State of New Jersey is also implementing an approximately $125 million capital plan to upgrade and expand the Atlantic City International Airport.

  Both THCR management and Taj Holding management believe that recent gaming regulatory reforms will serve to permit future reductions in operating expenses of casinos in Atlantic City and to increase the funds available for additional infrastructure development through the CRDA. Due principally to an improved regulatory environment, general improvement of economic conditions in 1993 and 1994 and high occupancy rates, significant investment in the Atlantic City market has been initiated and/or announced. Bally recently bought a Boardwalk lot for $7.5 million, the Sands just completed a major renovation, and in December of 1994, approval by the CRDA was given to TropWorld to add 626 hotel rooms, the Grand to add 295 rooms (both of which are under construction) and the Taj Mahal to add approximately 800 rooms and a 1,500 space parking garage (with an application pending to increase the size to 2,000 spaces). Overall, various casinos in the market have applied to the CRDA for funding to construct 3,400 new hotel rooms. Both THCR management and Taj Holding management believe that these increases in hotel capacity, together with infrastructure improvements, will be instrumental in stimulating future revenue growth in the Atlantic City market. See "Competition."

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

                                  COMPETITION

  Competition in the Atlantic City casino hotel market is intense. Trump Plaza and the Taj Mahal compete with each other and with the other casino hotels located in Atlantic City, including the other casino hotel owned by Trump, Trump's Castle. See "Risk Factors--Conflicts of Interest." Trump Plaza and the Taj Mahal are located on The Boardwalk, approximately 1.2 miles apart from each other. At present, there are 12 casino hotels located in Atlantic City, including the Taj Mahal and Trump Plaza, all of which compete for patrons. Trump Plaza and the Taj Mahal primarily compete with other Atlantic City casinos by, among other things, providing superior products and facilities, premier locations, name recognition and targeted marketing strategies. See "Business of THCR--Atlantic City Marketing Strategy," "--Trump Plaza Business Strategy," "--Facilities and Amenities," "Business of Taj Holding--General" and "--Business Strategy." In addition, there are several sites on The Boardwalk and in the Atlantic City Marina area on which casino hotels could be built in the future and various applications for casino licenses have been filed and announcements with respect thereto made from time to time (including a proposal by Mirage Resorts, Inc.), although neither THCR nor Taj Holding is aware of any current construction on such sites by third parties. No new casino hotels have commenced operations in Atlantic City since 1990, although several existing casino hotels have recently expanded or are in the process of expanding their operations. While management of THCR and Taj Holding believe that the addition of hotel capacity would be beneficial to the Atlantic City market generally, there can be no assurance that such expansion would not be materially disadvantageous to either Trump Plaza or the Taj Mahal. There also can be no assurance that the Atlantic City development projects which are planned or underway will be completed.

  Trump Plaza and the Taj Mahal also compete, or will compete, with facilities in the northeastern and mid- Atlantic regions of the United States at which casino gaming or other forms of wagering are currently, or in the future may be, authorized. To a lesser extent, Trump Plaza and the Taj Mahal face competition from gaming facilities nationwide, including land-based, cruise line, riverboat and dockside casinos located in Colorado, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, South Dakota, Ontario (Windsor), the Bahamas, Puerto Rico and other locations inside and outside the United States, and from other forms of legalized gaming in New Jersey and in its surrounding states such as lotteries, horse racing (including off-track betting), jai alai, bingo and dog racing, and from illegal wagering of various types. New or expanded operations by other persons can be expected to increase competition and could result in the saturation of certain gaming markets. In September 1995, New York introduced a keno lottery game, which is played on video terminals that have been set up in approximately 1,800 bars, restaurants and bowling alleys across the state. In addition to competing with other casino hotels in Atlantic City and elsewhere, by virtue of their proximity to each other and the common aspects of certain of their respective marketing efforts, including the common use of the "Trump" name, Trump Plaza and the Taj Mahal compete directly with each other for gaming patrons. Although management does not intend to operate Trump Plaza and the Taj Mahal to the competitive detriment of each other, the effect may be that Trump Plaza or the Taj Mahal will operate to the competitive detriment of the other.

  THCR anticipates that the Indiana Riverboat will compete primarily with riverboats and other casinos in the northern Indiana suburban and Chicago metropolitan area and throughout the Great Lakes Market. Although northern Indiana is part of the greater Chicago metropolitan market, which is one of the most successful new gaming markets in the United States, the Indiana Riverboat may be more dependent on patrons from northern Indiana than its Illinois competitors, and the propensity of these patrons to wager cannot be predicted with any degree of certainty. In addition to competing with Barden's riverboat at the Buffington Harbor site, the Indiana Riverboat will compete with a riverboat in Hammond, Indiana, which is being developed by the owner and operator of the Empress Riverboat Casino in Joliet, Illinois, a riverboat in East Chicago, Indiana, which is being developed by Showboat, Inc. and with the riverboat expected to be licensed in the nearby community of Michigan City, Indiana. To a lesser degree, the Indiana Riverboat will compete with the six additional riverboats expected to be licensed in the rest of Indiana. At present there are four other riverboat casino operations in the Chicago area (three of which operate two riverboats each, with each operator limited to 1,200 gaming positions in the aggregate).

  THCR believes that competition in the gaming industry, particularly the riverboat and dockside gaming industry, is based principally on the quality and location of gaming facilities, the effectiveness of marketing

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

efforts, and customer service and satisfaction. Although management of THCR believes that the location of the Indiana Riverboat will allow THCR to compete effectively with other casinos in the geographic area surrounding its casino, THCR expects competition in the casino gaming industry to be intense as more casinos are opened and new entrants into the gaming industry become operational. Furthermore, new or expanded operations by other persons can be expected to increase competition for existing and future operations and could result in a saturation of the Great Lakes Market.

  The Indiana riverboat will seek a competitive advantage primarily based upon its superior location, including its proximity to and direct access from Chicago, extensive parking facilities, name recognition, a superior gaming vessel and gaming experience, and targeted marketing strategies. See "Business of THCR--Indiana Riverboat." In addition, a casino opened during 1994 in Windsor, Ontario, across the river from Detroit, and Detroit is considering several proposals for casinos in its downtown area. Although THCR believes that there is sufficient demand in the market to sustain the Indiana Riverboat, there can be no assurance to that effect. Legislation has also been introduced on numerous occasions in recent years to expand riverboat gaming in Illinois, including by authorizing new sites in the Chicago area with which the Indiana Riverboat would compete. THCR understands that there have been recent discussions in Illinois regarding possible legislation to permit dockside gaming and/or increase the gaming position limitations. There can be no assurance that either Indiana or Illinois, or both, will not authorize additional gaming licenses, including for the Chicago metropolitan area. See "Risk Factors--The Indiana Riverboat."

  In addition, Trump Plaza and the Taj Mahal face, and the Indiana Riverboat will face, competition from casino facilities in a number of states operated by federally recognized Native American tribes. Pursuant to IGRA, any state which permits casino-style gaming (even if only for limited charity purposes) is required to negotiate gaming contracts with federally recognized Native American tribes. Under IGRA, Native American tribes enjoy comparative freedom from regulation and taxation of gaming operations, which provides them with an advantage over their competitors, including Trump Plaza, the Taj Mahal and the Indiana Riverboat.

  In 1991, the Mashantucket Pequot Nation opened Foxwoods Casino Resort ("Foxwoods"), a casino facility in Ledyard, Connecticut, located in the far eastern portion of such state, an approximately three-hour drive from New York City and an approximately two and one-half hour drive from Boston, which currently offers 24-hour gaming and contains over 7,800 slot machines. The Mashantucket Pequot Nation has announced various expansion plans, including its intention to build another casino in Ledyard together with hotels, restaurants and a theme park. In addition, the Mohegan Nation has commenced construction of a casino resort to be located ten miles from Foxwoods. The Mohegan Nation resort will be built and managed by a joint venture managed by Sun International Hotels Ltd., is scheduled to have 80% of the gaming capacity of Foxwoods and is scheduled to open in October 1996. There can be no assurance that any continued expansion of gaming operations by the Mashantucket Pequot Nation or that any commencement of gaming operations by the Mohegan Nation would not have a materially adverse impact on Trump Plaza's or the Taj Mahal's operations.

  A group in New Jersey calling itself the "Ramapough Indians" has applied to the U.S. Department of the Interior to be federally recognized as a Native American tribe, which recognition would permit it to require the State of New Jersey to negotiate a gaming compact under IGRA. In 1993, the Bureau of Indian Affairs denied the Ramapough Indians federal recognition. The Ramapough Indians' appeal of this decision has been denied. Similarly, a group in Cumberland County, New Jersey calling itself the "Nanticoke Lenni Lenape" tribe has filed a notice of intent with the Bureau of Indian Affairs seeking formal federal recognition as a Native American tribe. Also, it has been reported that a Sussex County, New Jersey businessman has offered to donate land he owns there to the Oklahoma-based Lenape/Delaware Indian Nation which originated in New Jersey and already has federal recognition but does not have a reservation in New Jersey. The Lenape/Delaware Indian Nation has signed an agreement with the town of Wildwood, New Jersey to open a casino; however, the plan requires federal and state approval in order to proceed. In July 1993, the Oneida Nation opened a casino featuring 24-hour table gaming and electronic gaming systems, but without slot machines, near Syracuse, New York, and has announced an intention to open expanded gaming facilities. Representatives of the St. Regis Mohawk Nation signed a gaming compact with New York State officials for the opening of a casino, without slot machines, in the northern

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portion of the state close to the Canadian border. The St. Regis Mohawks have also announced their intent to open a casino at the Monticello Race Track in the Catskill Mountains region of New York; however, any Indian gaming operation in the Catskills is subject to the approval of the Governor of New York. The Narragansett Nation of Rhode Island, which has federal recognition, is negotiating a casino gaming compact with Rhode Island. The Gay Head Wampanoag Tribe is seeking to open a casino in New Bedford, Massachusetts. Other Native American nations are seeking federal recognition, land and negotiation of gaming compacts in New York, Pennsylvania, Connecticut and other states near Atlantic City.

  The Pokagon Band of Potawatomi Indians of southern Michigan and northern Indiana has been federally recognized as an Indian tribe. In September 1995, the Pokagon Band of Potawatomi Indians signed a gaming compact with the governor of Michigan to build a land-based casino in southwestern Michigan and also entered into an agreement with Harrah's Entertainment, Inc. to develop and manage the casino.

  Legislation permitting other forms of casino gaming has been proposed, from time to time, in various states, including those bordering New Jersey. Plans to begin operating slot machines at race tracks in the state of Delaware are underway, including the slot machines currently operating at the Dover Downs and Delaware Park race tracks. Six states have presently legalized riverboat gambling while others are considering its approval, including New York and Pennsylvania, and New York City is considering a plan under which it would be the embarking point for gambling cruises into international waters three miles offshore. Several states are considering or have approved large scale land-based casinos. Additionally, since 1993, the gaming space in Las Vegas has expanded significantly, with additional capacity planned and currently under construction. The operations of Trump Plaza and the Taj Mahal could be adversely affected by such competition, particularly if casino gaming were permitted in jurisdictions near or elsewhere in New Jersey or in other states in the Northeast. In December 1993, the Rhode Island Lottery Commission approved the addition of slot machine games on video terminals at Lincoln Greyhound Park and Newport Jai Alai, where poker and blackjack have been offered for over two years. Currently, casino gaming, other than Native American gaming, is not allowed in other areas of New Jersey or in Connecticut, New York or Pennsylvania. On November 17, 1995, a proposal to allow casino gaming in Bridgeport, Connecticut, was voted down by that state's Senate. A New York State Assembly plan has the potential of legalizing non-Native American gaming in portions of upstate New York. Essential to this plan is a proposed New York State constitutional amendment that would legalize gambling. To amend the New York Constitution, the next elected New York State Legislature must repass a proposal legalizing gaming and a statewide referendum, held no sooner than November 1997, must approve the constitutional amendment. To the extent that legalized gaming becomes more prevalent in New Jersey or other jurisdictions near Atlantic City, competition would intensify. In particular, a proposal has been introduced to legalize gaming in other locations, including Philadelphia, Pennsylvania. In addition, legislation has from time to time been introduced in the New Jersey State Legislature relating to types of statewide legalized gaming, such as video games with small wagers. To date, no such legislation, which may require a state constitutional amendment, has been enacted. THCR and Taj Holding are unable to predict whether any such legislation, in New Jersey, Indiana, Illinois or elsewhere, will be enacted or whether, if passed, it would have a material adverse impact on THCR.



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                              REGULATORY MATTERS

ANTITRUST REGULATIONS

  The Merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On February 15, 1996, THCR and Taj Holding filed Notification and Report forms under the HSR Act with the FTC and the Antitrust Division. On February 28, 1996, the FTC and the Antitrust Division granted early termination of the waiting period under the HSR Act with respect to the Merger. At any time before or after consummation of the Merger, notwithstanding that early termination of the waiting period under the HSR Act has been granted, the Antitrust Division of the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of THCR or Taj Holding. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, THCR and Taj Holding believe that the Merger can be effected in compliance with the federal antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, THCR and Taj Holding would prevail or would not be required to accept certain adverse conditions in order to consummate the Merger.

GAMING LAWS--GENERAL

  The following is only a summary of the applicable provisions of the Casino Control Act of the State of New Jersey, the Riverboat Gambling Act of the State of Indiana and certain other laws and regulations. It does not purport to be a full description thereof and is qualified in its entirety by reference to the New Jersey Casino Control Act, the Indiana Riverboat Gambling Act and such other laws and regulations. Unless otherwise indicated, all references to "Trump Plaza" include (a) Trump Plaza's main tower, including Trump Plaza East (which operates pursuant to a casino license held by Plaza Associates) and (b) Trump World's Fair (which will operate pursuant to a separate casino license that is expected to be issued to Plaza Associates).

  Each of THCR and Taj Holding believes that it and its respective affiliates are in material compliance with all applicable laws, rules and regulations discussed below.

NEW JERSEY GAMING REGULATIONS

  In general, the Casino Control Act and its implementing regulations contain detailed provisions concerning, among other things: the granting and renewal of casino licenses; the suitability of the approved hotel facility, and the amount of authorized casino space and gaming units permitted therein; the qualification of natural persons and entities related to the casino licensee; the licensing of certain employees and vendors of casino licensees; rules of the games; the selling and redeeming of gaming chips; the granting and duration of credit and the enforceability of gaming debts; management control procedures, accounting and cash control methods and reports to gaming agencies; security standards; the manufacture and distribution of gaming equipment; the simulcasting of horse races by casino licensees; equal employment opportunities for employees of casino operators, contractors of casino facilities and others; and advertising, entertainment and alcoholic beverages.

  Casino Control Commission. The ownership and operation of casino/hotel facilities in Atlantic City are the subject of strict state regulation under the Casino Control Act. The CCC is empowered to regulate a wide spectrum of gaming and non-gaming related activities and to approve the form of ownership and financial structure of not only a casino licensee, but also its entity qualifiers and intermediary and holding companies and any other related entity required to be qualified ("CCC Regulations").

  Operating Licenses. Taj Associates was issued its initial casino license in April 1990. On June 22, 1995, the CCC renewed Taj Associates' casino license through March 31, 1999. Plaza Associates was issued its initial casino license on May 14, 1984. On June 22, 1995, the CCC renewed Plaza Associates' casino license through

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June 30, 1999. Management believes that a casino license will ultimately be issued for Trump World's Fair, although there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto.

  Casino Licensee. No casino hotel facility may operate unless the appropriate license and approvals are obtained from the CCC, which has broad discretion with regard to the issuance, renewal, revocation and suspension of such licenses and approvals, which are non-transferable. The qualification criteria with respect to the holder of a casino license include its financial stability, integrity and responsibility; the integrity and adequacy of its financial resources which bear any relation to the casino project; its good character, honesty and integrity; and the sufficiency of its business ability and casino experience to establish the likelihood of a successful, efficient casino operation. The casino licenses currently held by Taj Associates and Plaza Associates are renewable for periods of up to four years. The CCC may reopen licensing hearings at any time, and must reopen a licensing hearing at the request of the Division of Gaming Enforcement (the "Division").

  Each casino license entitles the holder to operate one casino, which must consist of a "single room." Further, no person may be the holder of a casino license if the holding of such license will result in undue economic concentration in Atlantic City casino operations by that person. On May 17, 1995, the CCC adopted a regulation defining the criteria for determining undue economic concentration which codifies the content of existing CCC precedent with respect to the subject. In April 1995, Plaza Associates petitioned the CCC for certain approvals. In its May 18, 1995 declaratory rulings with respect to such petition, the CCC, among other things, (i) determined that Trump World's Fair is an approved hotel permitted to contain a maximum of 60,000 square feet of casino space, that the 40,000 square feet of casino space therein is a "single room" and that its operation by Plaza Associates would not result in undue economic concentration in Atlantic City casino operations; (ii) approved the operation of Trump World's Fair by Plaza Associates under a separate casino license subject to an application for and the issuance of such license and approved the proposed easement agreements with respect to the proposed enclosed Atlantic City Convention Center walkway;
(iii) approved in concept the proposed physical connection and integrated operation by Plaza Associates of Trump Plaza's main tower, Trump Plaza East and Trump World's Fair; and (iv) determined that the approved hotel comprised of the main tower and Trump Plaza East is permitted to contain a maximum of 100,000 square feet of casino space. In addition, on December 13, 1995, Plaza Associates received CCC authorization for 49,340 square feet of casino space at Trump World's Fair. A separate Plaza Associates casino license with respect to Trump World's Fair would have a renewable term of one year for each of its first three years and thereafter be renewable for periods of up to four years. Plaza Associates has made application for such separate casino license with respect to Trump World's Fair but there can be no assurance that the CCC will issue this casino license or what conditions may be imposed, if any, with respect thereto. In addition, Taj Associates will be required to obtain a prior determination from the CCC that the operation of the additional casino space created by the Taj Mahal Expansion will not constitute undue economic concentration of Atlantic City casino operations, and that such casino space, together with the Taj Mahal's existing casino space, is a "single room" under the Casino Control Act. See "Risk Factors--Trump Plaza Expansion and the Taj Mahal Expansion."

  To be considered financially stable, a licensee must demonstrate the following ability: to pay winning wagers when due; to achieve an annual gross operating profit; to pay all local, state and federal taxes when due; to make necessary capital and maintenance expenditures to insure that it has a superior first-class facility; and to pay, exchange, refinance or extend debts which will mature or become due and payable during the license term. The CCC is required to review and approve a transaction such as the Merger Transaction with regard to the financial stability standards.

  In the event a licensee fails to demonstrate financial stability, the CCC may take such action as it deems necessary to fulfill the purposes of the Casino Control Act and protect the public interest, including: issuing conditional licenses, approvals or determinations; establishing an appropriate cure period; imposing reporting requirements; placing restrictions on the transfer of cash or the assumption of liabilities; requiring reasonable reserves or trust accounts; denying licensure; or appointing a conservator. See "--Conservatorship."

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

  THCR and Taj Holding believe that, upon consummation of the Merger Transaction, Taj Associates and Plaza Associates will each have, and will each continue to have, adequate financial resources to meet the financial stability requirements of the CCC for the foreseeable future. Taj Associates and Plaza Associates plan to petition the CCC to approve the transactions contemplated by the Merger Transaction. It is a condition to the consummation of the Merger that the Merger Transaction is approved by the CCC.

  Pursuant to the Casino Control Act, CCC Regulations and precedent, no entity may hold a casino license unless each officer, director, principal employee, person who directly or indirectly holds any beneficial interest or ownership in the licensee, each person who in the opinion of the CCC has the ability to control or elect a majority of the board of directors of the licensee (other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business) and any lender, underwriter, agent or employee of the licensee or other person whom the CCC may consider appropriate, obtains and maintains qualification approval from the CCC. Qualification approval means that such person must, but for residence, individually meet the qualification requirements as a casino key employee. Pursuant to a condition of its casino license, payments by Plaza Associates to or for the benefit of any related entity or partner, with certain exceptions, are subject to prior CCC approval; and, if the Working Capital Facility is not amended or replaced and Plaza Associates' or Taj Associates' cash position falls below $5.0 million for three consecutive business days, Plaza Associates or Taj Associates, as the case may be, must present to the CCC and the Division evidence as to why it should not obtain a working capital facility in an appropriate amount.

  Control Persons. An entity qualifier or intermediary or holding company, such as Taj Holding, TM/GP, Trump AC, Plaza Holding Inc., Plaza Funding, THCR Holdings, THCR Funding or THCR is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division, may waive compliance by a publicly-traded corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest or ownership of the securities thereof, individually qualify for approval under casino key employee standards so long as the CCC and the Director of the Division are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

  Financial Sources. The CCC may require all financial backers, investors, mortgagees, bond holders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee (a "Regulated Company"), to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than 15% of a series of publicly-traded mortgage bonds so long as the bonds remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. Taj Associates and Plaza Associates will each petition the CCC for a determination that the Mortgage Notes will be widely distributed and freely traded in the public market. There can be no assurance, however, that the CCC will grant such a petition, will determine that the holders of Mortgage Notes have no ability to control either Taj Associates or Plaza Associates as a casino licensee or will continue the practice of granting such waivers and, in any event, the CCC may require holders of less than 15% of a series of debt to qualify as financial sources even if not active in the management of the issuer or casino licensee.

  Institutional Investors. An institutional investor ("Institutional Investor") is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of Federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed end investment trust; any chartered or licensed life insurance company or property and

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

casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reasons consistent with the policies of the Casino Control Act.

  An Institutional Investor may be granted a waiver by the CCC from financial source or other qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division that there is any cause to believe that the holder may be found unqualified, on the basis of CCC findings that: (i) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the Institutional Investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee's holding or intermediary companies or another subsidiary company of the casino licensee's holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) 20% or less of the total outstanding debt of the company or (B) 50% or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than 10% of the equity securities of a casino licensee's holding or intermediary companies or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an Institutional Investor may be required to produce for the CCC or the Antitrust Division upon request, any document or information which bears any relation to such debt or equity securities.

  Generally, the CCC requires each institutional holder seeking waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of Institutional Investor under the Casino Control Act and believes that it meets the definition of Institutional Investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention of influencing or affecting, the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an Institutional Investor changes its investment intent, or if the CCC finds reasonable cause to believe that it may be found unqualified, the Institutional Investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application. See "--Interim Casino Authorization."

  Declaratory Rulings. Taj Associates and Plaza Associates will petition the CCC for declaratory rulings approving the Merger Transaction and determining, among other things, that after consummation thereof, Taj Associates and Plaza Associates will continue to satisfy the CCC's financial stability requirements; Trump will continue to demonstrate his financial stability; the Regulated Companies and natural person qualifiers are qualified; the certificates of incorporation and partnership agreements of the Regulated Companies contain required provisions with respect to the transfer of securities and qualification of security holders under the Casino Control Act; the Mortgage Notes are publicly-traded securities and CCC approval of the issuance or subsequent transfer of the securities is not required; the individual holders of the Mortgage Notes need not be qualified as financial sources and security holders, and their qualification may be waived by the CCC; and qualification of the holders of THCR Common Stock be waived by the CCC.

  Ownership and Transfer of Securities. The Casino Control Act imposes certain restrictions upon the issuance, ownership and transfer of securities of a Regulated Company and defines the term "security" to include instruments which evidence a direct or indirect beneficial ownership or creditor interest in a Regulated Company including, but not limited to, mortgages, debentures, security agreements, notes and warrants. Currently, each of TM/GP, TTMC, Taj Holding, Taj Funding, Taj Associates, TTMI, certain other entities that own the Taj Holding Class A Common Stock or the Taj Holding Class B Common Stock, Plaza Funding, Trump AC, Plaza Holding Inc., Plaza Associates, THCR Holdings, THCR Funding and THCR are each deemed to be a

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Regulated Company, and instruments evidencing a beneficial ownership or creditor interest therein, including a partnership interest, are deemed to be the securities of a Regulated Company.

  If the CCC finds that a holder of such securities is not qualified under the Casino Control Act, it has the right to take any remedial action it may deem appropriate, including the right to force divestiture by such disqualified holder of such securities. In the event that certain disqualified holders fail to divest themselves of such securities, the CCC has the power to revoke or suspend the casino license affiliated with the Regulated Company which issued the securities. If a holder is found unqualified, it is unlawful for the holder (i) to exercise, directly or through any trustee or nominee, any right conferred by such securities or (ii) to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.

  With respect to non-publicly-traded securities, the Casino Control Act and CCC Regulations require that the corporate charter or partnership agreement of a Regulated Company establish a right in the CCC of prior approval with regard to transfers of securities, shares and other interests and an absolute right in the Regulated Company to repurchase at the market price or the purchase price, whichever is the lesser, any such security, share or other interest in the event that the CCC disapproves a transfer. With respect to publicly-traded securities, such corporate charter or partnership agreement is required to establish that any such securities of the entity are held subject to the condition that, if a holder thereof is found to be disqualified by the CCC, such holder shall dispose of such securities.

  Interim Casino Authorization. Interim casino authorization is a process which permits a person who enters into a contract to obtain property relating to a casino operation or who obtains publicly-traded securities relating to a casino licensee to close on the contract or own the securities until plenary licensure or qualification. During the period of interim casino authorization, the property relating to the casino operation or the securities is held in trust.

  Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim casino authorization. Furthermore, except as set forth below with respect to publicly-traded securities, the closing or settlement date in the contract at issue may not be earlier than the 121st day after the submission of a complete application for licensure or qualification together with a fully executed trust agreement in a form approved by the CCC. If, after the report of the Division and a hearing by the CCC, the CCC grants interim authorization, the property will be subject to a trust. If the CCC denies interim authorization, the contract may not close or settle until the CCC makes a determination on the qualifications of the applicant. If the CCC denies qualification, the contract will be terminated for all purposes and there will be no liability on the part of the transferor.

  If, as the result of a transfer of publicly-traded securities of a licensee, a holding or intermediary company or entity qualifier of a licensee or a financing entity of a licensee, any person is required to qualify under the Casino Control Act, that person is required to file an application for licensure or qualification within 30 days after the CCC determines that qualification is required or declines to waive qualification. The application must include a fully executed trust agreement in a form approved by the CCC or, in the alternative, within 120 days after the CCC determines that qualification is required, the person whose qualification is required must divest such securities as the CCC may require in order to remove the need to qualify.

  The CCC may grant interim casino authorization where it finds by clear and convincing evidence that: (i) statements of compliance have been issued pursuant to the Casino Control Act; (ii) the casino hotel is an approved hotel in accordance with the Casino Control Act; (iii) the trustee satisfies qualification criteria applicable to key casino employees, except for residency; and (iv) interim operation will best serve the interests of the public.


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

  When the CCC finds the applicant qualified, the trust will terminate. If the CCC denies qualification to a person who has received interim casino authorization, the trustee is required to endeavor, and is authorized, to sell, assign, convey or otherwise dispose of the property subject to the trust to such persons who are licensed or qualified or shall themselves obtain interim casino authorization.

  Where a holder of publicly-traded securities is required, in applying for qualification as a financial source or qualifier, to transfer such securities to a trust in application for interim casino authorization and the CCC thereafter orders that the trust become operative: (i) during the time the trust is operative, the holder may not participate in the earnings of the casino hotel or receive any return on its investment or debt security holdings; and (ii) after disposition, if any, of the securities by the trustee, proceeds distributed to the unqualified holder may not exceed the lower of their actual cost to the unqualified holder or their value calculated as if the investment had been made on the date the trust became operative.

  Approved Hotel Facilities. The CCC may permit an existing licensee, such as Taj Associates and Plaza Associates, to increase its casino space if the licensee agrees to add a prescribed number of qualifying sleeping units within two years after the commencement of gaming operations in the additional casino space. However, if the casino licensee does not fulfill such agreement due to conditions within its control, the licensee will be required to close the additional casino space, or any portion thereof that the CCC determines should be closed. See "Risk Factors--Trump Plaza Expansion and The Taj Mahal Expansion."

  Persons who are parties to the lease for an approved hotel building or who have an agreement to lease a building which may in the judgment of the CCC become an approved hotel building are required to hold a casino license unless the CCC, with the concurrence of the Attorney General of the State of New Jersey, determines that such persons do not have the ability to exercise significant control over the building or the operation of the casino therein.

  Agreements to lease an approved hotel building or the land under the building must be for a durational term exceeding 30 years, must concern 100% of the entire approved hotel building or the land upon which it is located and must include a buy-out provision conferring upon the lessee the absolute right to purchase the lessor's entire interest for a fixed sum in the event that the lessor is found by the CCC to be unsuitable.

  In its May 18, 1995 declaratory rulings with respect to the proposed enclosed Atlantic City Convention Center walkway to Trump World's Fair, the CCC, among other things, approved the proposed easement agreements with respect to such walkway and determined, with the concurrence of the Attorney General, that no CCC license is required to grant the easement and that the easements satisfy the durational term requirement and need not concern 100% of the entire approved hotel building or include such a buy-out provision. See "Business of THCR--Properties--Trump World's Fair."

  Agreement for Management of Casino. Each party to an agreement for the management of a casino is required to hold a casino license, and the party who is to manage the casino must own at least 10% of all the outstanding equity securities of the casino licensee. Such an agreement shall: (i) provide for the complete management of the casino; (ii) provide for the unrestricted power to direct the casino operations; and (iii) provide for a term long enough to ensure the reasonable continuity, stability and independence and management of the casino.

  License Fees. The CCC is authorized to establish annual fees for the renewal of casino licenses. The renewal fee is based upon the cost of maintaining control and regulatory activities prescribed by the Casino Control Act, and may not be less than $200,000 for a four-year casino license. Additionally, casino licensees are subject to potential assessments to fund any annual operating deficits incurred by the CCC or the Division. There is also an annual license fee of $500 for each slot machine maintained for use or in use in any casino.

  Gross Revenue Tax. Each casino licensee is also required to pay an annual tax of 8% on its gross casino revenues. For the years ended December 31, 1993, 1994 and 1995, Plaza Associates' gross revenue tax was

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approximately $21.3 million, $21.0 million and $24.0 million, respectively, and its license, investigation and other fees and assessments totaled approximately $4.0 million, $4.2 million and $4.4 million, respectively. For the years ended December 31, 1993, 1994 and 1995, Taj Associates' gross revenue tax was approximately $35.4 million, $36.7 million and $40.2 million, respectively, and its license, investigation and other fees and assessments totaled approximately $5.2 million, $5.2 million, $5.2 million and $5.2 million, respectively.

  Investment Alternative Tax Obligations. An investment alternative tax imposed on the gross casino revenues of each licensee in the amount of 2.5% is due and payable on the last day of April following the end of the calendar year. A licensee is obligated to pay the investment alternative tax for a period of 30 years. Estimated payments of the investment alternative tax obligation must be made quarterly in an amount equal to 1.25% of estimated gross revenues for the preceding three-month period. Investment tax credits may be obtained by making qualified investments or by the purchase of bonds issued by the CRDA. CRDA bonds may have terms as long as 50 years and bear interest at below market rates, resulting in a value lower than the face value of such CRDA bonds.

  For the first ten years of its tax obligation, the licensee is entitled to an investment tax credit against the investment alternative tax in an amount equal to twice the purchase price of bonds issued to the licensee by the CRDA. Thereafter, the licensee (i) is entitled to an investment tax credit in an amount equal to twice the purchase price of such bonds or twice the amount of its investments authorized in lieu of such bond investments or made in projects designated as eligible by the CRDA and (ii) has the option of entering into a contract with the CRDA to have its tax credit comprised of direct investments in approved eligible projects which may not comprise more than 50% of its eligible tax credit in any one year.

  From the monies made available to the CRDA, the CRDA is required to set aside $100 million for investment in hotel development projects in Atlantic City undertaken by a licensee which result in the construction or rehabilitation of at least 200 hotel rooms. These monies will be held to fund up to 35% of the cost to casino licensees of expanding their hotel facilities to provide additional hotel rooms, a portion of which will be required to be available upon the opening of the new Atlantic City convention center and dedicated to convention events. The CRDA has determined at this time that eligible casino licensees will receive up to 27% of the cost of additional hotel rooms out of these monies set aside and may, in the future, increase the percentage to no greater than 35%.

  Minimum Casino Parking Charges. As of July 1, 1993, each casino licensee was required to pay the New Jersey State Treasurer a $1.50 charge for every use of a parking space for the purpose of parking, garaging or storing motor vehicles in a parking facility owned or leased by a casino licensee or by any person on behalf of a casino licensee. This amount is paid into a special fund established and held by the New Jersey State Treasurer for the exclusive use of the CRDA. Plaza Associates and Taj Associates currently charge their respective parking patrons $2.00 in order to make their required payments to the New Jersey State Treasurer and cover related expenses. Amounts in the special fund will be expended by the CRDA for eligible projects in the corridor region of Atlantic City related to improving the highways, roads, infrastructure, traffic regulation and public safety of Atlantic City or otherwise necessary or useful to the economic development and redevelopment of Atlantic City in this regard.

  Atlantic City Fund. On each October 31 during the years 1996 through 2003, each casino licensee shall pay into an account established in the CRDA and known as the Atlantic City Fund, its proportional share of an amount related to the amount by which annual operating expenses of the CCC and the Antitrust Division are less than a certain fixed sum. Additionally, a portion of the investment alternative tax obligation of each casino licensee for the years 1994 through 1998 allocated for projects in Northern New Jersey shall be paid into and credited to the Atlantic City Fund. Amounts in the Atlantic City Fund will be expended by the CRDA for economic development projects of a revenue producing nature that foster the redevelopment of Atlantic City other than the construction and renovation of casino hotels.

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  Conservatorship. If, at any time, it is determined that TM/GP, TTMC, Taj
Holding, Taj Funding, Taj Associates, TTMI, Plaza Associates, Plaza Funding, Plaza Holding Inc., Trump AC, THCR, THCR Holdings, THCR Funding or any other entity qualifier has violated the Casino Control Act or that any of such entities cannot meet the qualification requirements of the Casino Control Act, such entity could be subject to fines or the suspension or revocation of its license or qualification. If a casino license is suspended for a period in excess of 120 days or is revoked, or if the CCC fails or refuses to renew such casino license, the CCC could appoint a conservator to operate and dispose of such licensee's casino hotel facilities. A conservator would be vested with title to all property of such licensee's relating to the casino and the approved hotel subject to valid liens and/or encumbrances. The conservator would be required to act under the direct supervision of the CCC and would be charged with the duty of conserving, preserving and, if permitted, continuing the operation of the casino hotel. During the period of the conservatorship, a former or suspended casino licensee is entitled to a fair rate of return out of net earnings, if any, on the property retained by the conservator. The CCC may also discontinue any conservatorship action and direct the conservator to take such steps as are necessary to effect an orderly transfer of the property of a former or suspended casino licensee.

  Qualification of Employees. Certain employees of Taj Associates and Plaza Associates must be licensed by or registered with the CCC, depending on the nature of the position held. Casino employees are subject to more stringent requirements than non-casino employees and must meet applicable standards pertaining to financial stability, integrity and responsibility, good character, honesty and integrity, business ability and casino experience and New Jersey residency. These requirements have resulted in significant competition among Atlantic City casino operators for the services of qualified employees.

  Gaming Credit. Taj Associates' and Plaza Associates' casino games are conducted on a credit as well as cash basis. Gaming debts arising in Atlantic City in accordance with applicable regulations are enforceable in the courts of the State of New Jersey. The extension of gaming credit is subject to regulations that detail procedures which casinos must follow when granting gaming credit and recording counter checks which have been exchanged, redeemed or consolidated.

  Control Procedures. Gaming at the Taj Mahal and Trump Plaza is conducted by trained and supervised personnel. Taj Associates and Plaza Associates employ extensive security and internal controls. Security checks are made to determine, among other matters, that job applicants for key positions have had no criminal history or associations. Security controls utilized by the surveillance department include closed circuit video camera to monitor the casino floor and money counting areas. The count of moneys from gaming also is observed daily by representatives of the CCC.

INDIANA GAMING REGULATIONS

  Indiana Gaming Commission. The ownership and operation of riverboat gaming operations in Indiana are subject to strict state regulation under the Riverboat Gambling Act and the administrative rules promulgated thereunder. The IGC is empowered to administer, regulate and enforce the system of riverboat gaming established under the Riverboat Gambling Act and has jurisdiction and supervision over all riverboat gaming operations in Indiana, as well as all persons on riverboats where gaming operations are conducted. The IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations and to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their entity qualifiers and intermediary and holding companies. Indiana is a new gaming jurisdiction and the emerging regulatory framework is not yet complete. The IGC has adopted certain final rules and has published others in proposed or draft form which are proceeding through the review and final adoption process. The IGC also has indicated its intent to publish additional proposed rules in the future. The IGC has broad rulemaking power, and it is impossible to predict what effect, if any, the amendment of existing rules or the finalization of currently new rules might have on the

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operations of the Indiana Riverboat or THCR. The following reflects both adopted and proposed regulations. Further, the Indiana General Assembly has the power to promulgate new laws and implement amendments to the Riverboat Gambling Act, which could materially affect the operation or economic viability of the gaming industry in Indiana.

  Certificate of Suitability. On December 9, 1994, the IGC ordered that a "Certificate of Suitability" for a riverboat owner's license for a riverboat to be docked in Buffington Harbor, Indiana be issued to Trump Indiana. The certificate of suitability constitutes approval of the application of Trump Indiana for a riverboat owner's license. The IGC extended Trump Indiana's certificate of suitability until June 28, 1996. Pursuant to the terms of the certificate of suitability, during such period, Trump Indiana must comply with certain statutory and other requirements imposed by the IGC. In addition, as a condition to the certificate of suitability, Trump Indiana has committed to invest $153 million in the Indiana Riverboat and certain related projects and to pay certain incentive fees to the City of Gary, Indiana. Failure to comply with the foregoing conditions and/or failure to commence riverboat excursions as required by the IGC may result in revocation of the certificate of suitability. There can be no assurance that THCR and/or Trump Indiana will be able to comply with the terms of the certificate of suitability, that it will be further extended if operations do not commence as required by the IGC or that a riverboat owner's license for the Indiana Riverboat will ultimately be granted or subsequently renewed.

  Riverboat Owner's License. No one may operate a riverboat gaming operation in Indiana without holding a riverboat owner's license. The certificate of suitability received by Trump Indiana on December 9, 1994 and most recently extended through June 28, 1996, means that Trump Indiana received a written document issued by the Executive Director of the IGC that indicates that Trump Indiana has been chosen for licensure if Trump Indiana meets certain requirements within the interim compliance period as established by the IGC. The interim compliance period is the period of time between the issuance of the certificate of suitability and the issuance of a permanent riverboat owner's license or the notice of denial thereof. THCR anticipates that its riverboat owner's license (which would supersede the certificate of suitability) would impose substantially similar conditions on the operations of the Indiana Riverboat, although no assurances may be made.

  Interim Compliance Requirements. Interim compliance requires, among other things: obtaining a permit to develop the riverboat gaming operation from the United States Army Corps of Engineers, which permit was obtained on October 10, 1995; obtaining a valid certificate of inspection from the United States Coast Guard for the vessel on which the riverboat gaming operation will be conducted; applying for and receiving the appropriate permits or certificates from the Indiana Alcoholic Beverage Commission, Indiana Fire Marshall, and other appropriate local, state and federal agencies which issue permits including, but not limited to, health permits, building permits and zoning permits; closing the financing necessary to complete the development of the gaming operation; posting a bond in compliance with the applicable law; obtaining the insurance deemed necessary by the IGC; receiving licensure for electronic gaming devices and other gaming equipment under applicable law; submitting an emergency response plan in compliance with applicable laws; and taking any other action that the IGC deems necessary for compliance under Indiana gaming laws. Further, the IGC may place restrictions, conditions or requirements on the permanent riverboat owner's license. An owner's initial license expires five years after the effective date of the license, and unless the owner's license is terminated, expires or is revoked, the owner's license may be renewed annually by the IGC upon satisfaction of certain conditions contained in the Riverboat Gambling Act.

  Transfer of Riverboat Owner's License. Pursuant to IGC proposed rules, an ownership interest in a riverboat owner's license shall not be transferred unless the transfer complies with applicable rules, and no riverboat gaming operation may operate unless the appropriate licenses and approvals are obtained from the IGC. Under current Indiana law, a maximum of 11 owner's licenses may be in effect at any time. No person or entity may simultaneously own an interest in more than two riverboat owner's licenses. A person or entity may simultaneously own up to 100% in one riverboat owner's license and no more than 10% in a second riverboat owner's license.

  A riverboat owner's licensee must possess a level of skill, experience, or knowledge necessary to conduct a riverboat gaming operation that will have a positive economic impact on the host site, as well as the entire State

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of Indiana. Additional representative, but not exclusive, qualification criteria with respect to the holder of a riverboat owner's license include character, reputation, financial integrity, the facilities or proposed facilities for the conduct of riverboat gaming including related non-gaming projects such as hotel development, and the good faith affirmative action plan to recruit, train and upgrade minorities and women in all employment classifications. The IGC shall require persons holding owner's licenses to adopt policies concerning the preferential hiring of residents of the city in which the riverboat docks for riverboat jobs. The IGC has broad discretion in regard to the issuance, renewal, revocation, and suspension of licenses and approvals, and the IGC is empowered to regulate a wide variety of gaming and non-gaming related activities, including the licensing of suppliers to, and employees at, riverboat gaming operations, and to approve the form of ownership and financial structure of not only riverboat owner and supplier licensees, but also their subsidiaries and affiliates.

  A riverboat owner's licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license. An ownership interest in a riverboat owner's license may only be transferred in accordance with the regulations promulgated under the Riverboat Gambling Act. An applicant for the approval of a transfer of a riverboat owner's license must comply with application procedures prescribed by the IGC, present evidence that it meets or possesses the standards, qualifications and other criteria under Indiana gaming laws that it meets all requirements for a riverboat owner's license, and pay an investigative fee in the amount of $50,000 with the application. If the IGC denies the application to transfer an ownership interest, it shall issue notice of denial to the applicant, and, unless, specifically stated to the contrary, a notice of denial of an application for transfer shall not constitute a finding that the applicant is not suitable for licensure. A person who is served with notice of denial under this rule may request an administrative hearing.

  Control Persons and Operational Matters. The IGC has implemented strict regulations with respect to the suitability of riverboat license owners, their key personnel and their employees similar to the CCC regulations and precedent. The IGC utilizes a "class-based" licensing structure that subjects all individuals associated with Trump Indiana to varying degrees of background investigations. Likewise, comprehensive security measures, including video surveillance by both random and fixed cameras, are required in the casino and money counting areas. Additionally, the IGC has delineated procedures for the reconciliation of the daily revenues and tax remittance to the state as further detailed below.

  Tax. Under Indiana gaming law, a tax is imposed on admissions to gaming excursions at a rate of three dollars for each person admitted to the gaming excursion. This admission tax is imposed upon the license owner conducting the gaming excursion on a per-person basis without regard to the actual fee paid by the person using the ticket, with the exception that no tax shall be paid by admittees who are actual and necessary officials, employees of the licensee or other persons actually working on the riverboat. The IGC may suspend or revoke the license of a riverboat owner's licensee that does not submit the payment or the tax return form regarding admission tax within the required time established by the IGC.

  A tax is imposed on the adjusted gross receipts received from gaming authorized under the Riverboat Gambling Act at a rate of 20% of the amount of the adjusted gross receipts. Adjusted gross receipts is defined as the total of all cash and property (including checks received by a licensee), whether collected or not, received by a licensee from gaming operations less the total of all cash paid out as winnings to patrons including a provision for uncollectible gaming receivables as is further set forth in the Riverboat Gambling Act. The IGC may, from time to time, impose other fees and assessments on riverboat owner licensees. In addition, all use, excise and retail taxes apply to sales aboard riverboats.

  Excursions. Generally, gaming may not be conducted while a riverboat is docked, other than during the 30-minute periods for passenger embarkation and disembarkation. The Riverboat Gambling Act provides an exception if weather conditions or water conditions present a danger to the riverboat. In October 1994, the U.S. Attorney General's Office in Indiana notified the IGC that a federal law passed in 1951, commonly known as the Johnson Act, prohibits gaming vessels from cruising within federal maritime jurisdiction and prohibits gaming on such vessels. The Department of Justice has expressed concern that the Johnson Act may prohibit gaming on

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vessels on the Great Lakes because it has contended that the Great Lakes are within federal maritime jurisdiction. Management of THCR and Taj Holding each understand that the Department of Justice is still considering the issue, however, and has not reached a definitive conclusion. Currently, Congress has legislation pending that contains a related amendment to the Johnson Act. The Coast Guard Authorization bill, which contains a provision that would amend the Johnson Act specifically to allow gaming on vessels in the Indiana waters of Lake Michigan, was passed by the House of Representatives. The Senate-passed version of the Coast Guard Authorization bill does not contain a similar provision. Because the House of Representatives and the Senate passed different versions of the Coast Guard Authorization bill, a conference committee composed of House and Senate members is expected to be formed later in the Second Session of the 104th Congress (1996) to resolve differences in these versions. The Johnson Act also contains an exception to certain, but not all, of such prohibitions if a state adopts a law that permits gaming vessels to depart and return to ports within its jurisdiction and engage in gaming outside federal maritime jurisdiction. The Indiana General Assembly has taken certain actions with respect to gaming on vessels and the IGC has determined that Indiana law now allows gaming on vessels while the vessels are docked under certain conditions even if cruising would result in a violation of federal law. Notwithstanding the IGC's determination, there can be no assurance that commencement of gaming operations by Trump Indiana when the riverboat is cruising would not be challenged as a violation of the Johnson Act or when the riverboat is docked would not be challenged as a violation of Indiana law or federal law. See "Risk Factors--The Indiana Riverboat."

  Restricted Contracts. Under proposed IGC rules, no riverboat licensee or riverboat license applicant may enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received as determined at the time the contract is executed. Any contract entered into by a riverboat licensee or riverboat license applicant that exceeds the total dollar amount of $50,000 shall be a written contract. A riverboat license applicant means an applicant for a riverboat owner's license that has been issued a certificate of suitability.

  Pursuant to IGC proposed rules, riverboat licensees and riverboat license applicants must submit an internal control procedure regarding purchasing transactions which must contain provisions regarding ethical standards, compliance with state and federal laws, and prohibitions on the acceptance of gifts and gratuities by purchasing and contracting personnel from suppliers of goods or services. The proposed rules also require any riverboat licensee or applicant to submit any contract, transaction, or series of transactions greater than $500,000 in any 12-month period to the IGC within 10 days of the execution, and to submit a summary of all contracts or transactions greater than $50,000 in any 12-month period on a quarterly basis. The proposed rules provide that contracts submitted to the IGC are not submitted for approval by the IGC, but grant the IGC authority to cancel or terminate any contract not in compliance with Indiana law and the IGC rules.

  Finance. Pursuant to IGC rules, any person (other than an institutional investor) acquiring 5% or more of any class of voting securities of a publicly traded corporation that owns a riverboat owner's license or 5% or more of the beneficial interest in a riverboat licensee, directly or indirectly, through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall apply to the IGC for a finding of suitability within 45 days after acquiring the securities. Each institutional investor who, individually or in association with others, acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 5% or more of the beneficial interest in a riverboat licensee through any class of the voting securities of any holding or intermediary company of a riverboat licensee shall notify the IGC within 10 days after the institutional investor acquires the securities and shall provide additional information and may be subject to a finding of suitability as required by the IGC.

  Under IGC rules, an institutional investor who would otherwise be subject to a suitability finding shall, within 45 days after acquiring the interests, submit the following information: a description of the institutional investor's business and a statement as to why the institutional investor satisfies the definitional requirements of an institutional investor under Indiana gaming rule requirements; a certification made under oath that the voting securities were acquired and are held for investment purposes only and were acquired and are held in the ordinary

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course of business as an institutional investor; the name, address, telephone number, social security number or federal tax identification number of each person who has the power to direct or control the institutional investor's exercise of its voting rights as a holder of voting securities of the riverboat licensee; the name of each person who beneficially owns 5% or more of the institutional investor's voting securities or equivalent; a list of the institutional investor's affiliates; a list of all securities of the riverboat licensee that are or were beneficially owned by the institutional investor or its affiliates within the preceding one year; a disclosure of all criminal and regulatory sanctions imposed during the preceding ten years; a copy of any filing made under 16 U.S.C. 18(a); and any other additional information the IGC may request to insure compliance with Indiana gaming laws.

  Each institutional investor who, individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities of a publicly-traded corporation that owns a riverboat owner's license or 15% or more of the beneficial interest in a riverboat licensee through any class of voting securities of any holding company or intermediary company of a riverboat licensee shall apply to the IGC for a finding of suitability within 45 days after acquiring the securities.

  The THCR Certificate of Incorporation provides that THCR may redeem any shares of THCR's capital stock held by any person or entity whose holding of shares may cause the loss or nonreinstatement of a governmental license held by THCR. As defined in the THCR Certificate of Incorporation, such redemption shall be at the lesser of the market price of the stock or the price at which the stock was purchased.

  Under IGC Rules, an institutional investor means any of the following: a retirement fund administered by a public agency for the exclusive benefit of federal, state, or local public employees; an investment company registered under the Investment Company Act of 1940; a collective investment trust organized by banks under Part 9 of the Rules of the Comptroller of the Currency; a closed end investment trust; a chartered or licensed life insurance company or property and casualty insurance company; a banking, chartered or licensed lending institution; an investment adviser registered under the Investment Advisers Act of 1940; and any other entity the IGC determines constitutes an institutional investor. The IGC may in the future promulgate regulations with respect to the qualification of other financial backers, mortgagees, bond holders, holders of indentures, or other financial contributors.

  Minority and Women Business Participation. Indiana gaming laws provide that the opportunity for full minority and women's business enterprise participation in the riverboat industry in Indiana is essential to social and economic parity for minority and women business persons. The IGC has the power to review compliance with the goals of participation by minority and women business persons and impose appropriate conditions on licensees to insure that goals for such business enterprises are met.

  Under Indiana gaming laws, a riverboat licensee or a riverboat license applicant shall designate certain minimum percentages of the value of its contracts for goods and services to be expended with minority business enterprises and women's business enterprises such that 10% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with minority business enterprises and 5% of the dollar value of the riverboat licensee's or the riverboat license applicant's contracts be expended with women's business enterprises. Expenditures with minority and women's business enterprises are not mutually exclusive.

  IGC Action. All licensees subject to the jurisdiction of the IGC have a continuing duty to maintain suitability for licensure. The IGC may initiate an investigation or disciplinary action or both against a licensee whom the commission has reason to believe is not maintaining suitability for licensure, is not complying with licensure conditions, and/or is not complying with Indiana gaming laws or regulations. The IGC may suspend, revoke, restrict, or place conditions on the license of a licensee; require the removal of a licensee or an employee of a licensee; impose a civil penalty or take any other action deemed necessary by the IGC to insure compliance with Indiana gaming laws.


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CLEAN WATER REGULATIONS

  Operation of the Indiana Riverboat must be in conformance with state and federal clean water requirements, including the Federal Water Pollution Control Act and the Oil Pollution Act of 1990 ("OPA"). OPA establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills and affects all owners and operators whose vessels operate in United States waters, which include the Great Lakes. OPA requires vessel owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under OPA. U.S. Coast Guard regulations also implement the financial responsibility requirements of Comprehensive Environmental Response, Compensation and Liability Act by requiring evidence of financial responsibility in an amount of $300 per gross ton, in addition to any required under OPA. THCR and Trump Indiana are in the process of obtaining insurance coverage and a Certificate of Financial Responsibility as required by OPA. THCR and Trump Indiana expect that the insurance coverage obtained will be adequate to protect against liability that may arise under OPA. However, in the case of a catastrophic spill or a spill in a sensitive environment, there can be no assurance that such occurrence would not result in liability in excess of the insurance coverage.

OTHER LAWS AND REGULATIONS

  The U.S. Department of the Treasury has adopted regulations pursuant to which a casino is required to file a report of each deposit, withdrawal, exchange of currency, gambling tokens or chips, or other payments or transfers by, through or to such casino which involve a transaction in currency of more than $10,000 per patron, per gaming day. Such reports are required to be made on forms prescribed by the Secretary of the Treasury and are filed with the Commissioner of the Internal Revenue Service (the "Service"). In addition, THCR and Taj Associates are each required to maintain detailed records (including the names, addresses, social security numbers and other information with respect to its gaming customers) dealing with, among other items, the deposit and withdrawal of funds and the maintenance of a line of credit.

  In the past, the Service had taken the position that gaming winnings from table games by nonresident aliens were subject to a 30% withholding tax. The Service, however, subsequently adopted a practice of not collecting such tax. Recently enacted legislation exempts from withholding tax table game winnings by nonresident aliens, unless the Secretary of the Treasury determines by regulation that such collections have become administratively feasible.

  As the result of an audit conducted by the U.S. Department of the Treasury, Office of Financial Enforcement, Plaza Associates was alleged to have failed to timely file the "Currency Transaction Report by Casino" in connection with 65 individual currency transactions in excess of $10,000 during the period from October 31, 1986 to December 10, 1988. Plaza Associates paid a fine of $292,500 in connection with these violations. Plaza Associates has revised its internal control procedures to ensure continued compliance with these regulations. From 1992 through 1995, the Service conducted an audit of "Currency Transaction Reports by Casino" filed by Taj Associates for the period from April 2, 1990 through December 31, 1991. The U.S. Department of Treasury has received a report detailing the audit as well as the response of Taj Associates. Recently, as a result of the Taj Associates' audit, the U.S. Department of Treasury has notified Taj Associates that it failed to timely file the "Currency Transaction Report by Casino" in connection with 173 individual currency transactions. The U.S. Department of Treasury has indicated in their notification that the matter can be resolved by the payment of a penalty which is significantly lower than the maximum penalty allowed by law. Management believes that any such amounts will not be material to THCR.

  The Indiana Riverboat site is located near, or adjacent to and may include protected wetlands which may subject THCR to obligations or liabilities in connection with wetlands mitigation or protection.

  On April 5, 1994, OSHA proposed a regulation that would require, inter alia, that employers who permit smoking in workplaces establish designated smoking areas, permit smoking only in such areas, and assure that designated smoking areas be enclosed, exhausted directly to the outside, and maintained under negative pressure

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sufficient to contain tobacco smoke within the designated area. Plaza
Associates has estimated construction costs to build enclosed, exhausted, negative-pressure smoking rooms in Trump Plaza to be $1.5 million for its casino and $2.5 million for its restaurants. Plaza Associates has also estimated construction costs to provide negative-pressure exhaust systems for Trump Plaza hotel rooms to be $1,500 per room; however, management believes that it is highly unlikely that the regulation, if promulgated, would require hotel rooms to be equipped with exhaust systems if smoking is prohibited in the rooms during housekeeping and maintenance activities. If the regulation is promulgated and is applicable to Trump Plaza hotel rooms, the number of rooms that would be affected is not known at this time. Taj Associates is unable to estimate the cost, if any, of compliance with these proposed regulations and is unable to determine if the cost, if any, of such compliance would have a material adverse effect on Taj Associates.

  THCR and Taj Associates are subject to other federal, state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages in the State of New Jersey as well as in other jurisdictions. Management of THCR and Taj Holding believe all required licenses and permits necessary to conduct the business of THCR and Taj Associates have been obtained for operations in the State of New Jersey.

  THCR expects to be subject to similar rigorous regulatory standards in each other jurisdiction in which it seeks to conduct gaming operations. There can be no assurance that regulations adopted, permits required or taxes imposed by other jurisdictions will permit profitable operations by THCR in those jurisdictions.

  In addition, the federal Merchant Marine Act, 1936 and the federal Shipping Act, 1916 and the applicable regulations thereunder contain provisions designed to prevent persons who are not citizens of the United States, as defined therein, from beneficially owning more than 25% of the capital stock of any entity operating a vessel on the Great Lakes.


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                              MANAGEMENT OF THCR

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each of THCR's directors and executive officers:

  NAME                                                   POSITION
  ----                                                   --------
Donald J. Trump......... Chairman of the Board
Nicholas L. Ribis....... President, Chief Executive Officer, Chief Financial Officer and Director
Robert M. Pickus........ Executive Vice President and Secretary
John P. Burke........... Senior Vice President of Corporate Finance and Corporate Treasurer
Wallace B. Askins....... Director
Don M. Thomas........... Director
Peter M. Ryan........... Director

  Donald J. Trump--Mr. Trump, 49 years old, has been Chairman of the Board of THCR and THCR Funding since their formation in 1995. Mr. Trump is also Chairman of the Board of Directors, President and Treasurer of Plaza Funding and the managing general partner of Plaza Associates. Trump was a 50% shareholder, Chairman of the Board of Directors, President and Treasurer of Trump Plaza GP and the managing general partner of Plaza Associates prior to its merger into Plaza Funding in June 1993. Trump was Chairman of the Executive Committee and President of Plaza Associates from May 1986 to May 1992 and was a general partner of Plaza Associates until June 1993. Trump has been a director and President of Plaza Holding Inc. since February 1993 and was a partner in Trump AC from February 1993 until June 1995. Trump has been Chairman of the Board of Directors of Trump AC Funding since its formation in January 1996. Trump has been Chairman of the Board of Directors and a Class C Director of Taj Holding and TM/GP since October 1991; President and Treasurer of Taj Holding since March 4, 1991; Chairman of the Board of Directors, President and Treasurer of Taj Funding and TTMI since June 1988; sole director, President and Treasurer of TTMC since March 1991; Chairman of the Executive Committee of Taj Associates from June 1988 to October 1991; and President and sole Director of Realty Corp. since May 1986. Trump has been the sole director of Trump Indiana since its formation. Trump has been Chairman of the Board of Partner Representatives of TCA, the partnership that owns Trump's Castle, since May 1992; and was Chairman of the Executive Committee of TCA from June 1985 to May 1992. In addition, Trump is the managing general partner of TCA. Trump is also the President of The Trump Organization, which has been in the business, through its affiliates and subsidiaries, of acquiring, developing and managing real estate properties for more than the past five years. Trump was a member of the Board of Directors of Alexander's Inc. from 1987 to March 1992. Mr. Trump's business address is c/o The Trump Organization, 725 Fifth Avenue, New York, NY, 10022.

  Nicholas L. Ribis--Mr. Ribis, 51 years old, has been President, Chief Executive Officer, Chief Financial Officer, and a director of THCR, THCR Holdings and THCR Funding since their formation in 1995. Mr. Ribis has been the Chief Executive Officer of Plaza Associates since February 1991, was President from April 1994 to February 1995, and was a member of the Executive Committee of Plaza Associates from April 1991 to May 29, 1992 and was a director and Vice President of Trump Plaza GP from May 1992 until its merger into Plaza Funding in June 1993. Mr. Ribis has been Vice President of Plaza Funding since February 1995 and Vice President of Plaza Holding Inc. since February 1995. Mr. Ribis has served as a director of Plaza Holding Inc. since June 1993 and of Plaza Funding since July 1993. Mr. Ribis has been Chief Executive Officer, President and director of Trump AC Funding since its formation in January 1996. Mr. Ribis has been a Class C Director of TM/GP and Taj Holding since October 1991 and was Vice President of TM/GP and Taj Holding until June 1995; Chief Executive Officer of Taj Associates since February 1991; Vice President of Taj Funding since September 1991; Vice President of TTMI since February 1991 and Secretary of TTMI since September 1991; Director of Realty Corp. since October 1991; and a member of the Executive Committee of Taj Associates from April 1991 to October 1991. Mr. Ribis has been the President and Chief Executive Officer of Trump Indiana since its formation. He has also been Chief Executive Officer of TCA since March 1991; member of the Executive Committee of TCA from April 1991 to May 1992; member of the Board of Partner Representatives of

TCA since May 1992; and has served as the Vice President and Assistant Secretary of Trump's Castle Hotel & Casino, Inc. an entity beneficially owned by Trump, since December 1993 and January 1991, respectively. Mr. Ribis has served as Vice President of TC/GP, Inc. since December 1993 and had served as Secretary of TC/GP, Inc. from November 1991 to May 1992. Mr. Ribis has been Vice President of Trump Corp. since September 1991. From January 1993 to January, 1995 Mr. Ribis served as the Chairman of the Casino Association of New Jersey and has been a member of the Board of Trustees of the CRDA since October 1993. From January 1980 to January 1991, Mr. Ribis was Senior Partner in, and from February 1991, to December 1995, was Counsel to, the law firm of Ribis, Graham & Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to all of the above-named companies and certain of their affiliated entities. Mr. Ribis' business address is c/o Trump Hotels & Casino Resorts, Inc., 725 Fifth Avenue, New York, NY 10022.

  Robert M. Pickus--Mr. Pickus, 41 years old, has been Executive Vice President and Secretary of THCR since its formation in 1995. He has also been the Executive Vice President of Corporate and Legal Affairs of Plaza Associates since February 1995. From December 1993 to February 1995, Mr. Pickus was the Senior Vice President and General Counsel of Plaza Associates and, since April 1994, he has been the Vice President and Assistant Secretary of Plaza Funding and Assistant Secretary of Plaza Holding Inc. Mr. Pickus has been Secretary and Director of Trump AC since its formation in January 1996. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of Taj Associates since February 1995, and a Class C Director of Taj Holding and TM/GP since November 1995. Mr. Pickus has been the Executive Vice President and Secretary of Trump Indiana since its formation. He was the Senior Vice President and Secretary of Trump's Castle Funding, Inc. from June 1988 to December 1993 and General Counsel of TCA from June 1985 to December 1993. Mr. Pickus was also Secretary of Trump's Castle Hotel & Casino, Inc., an entity beneficially owned by Trump, from October 1991 until December 1993. Mr. Pickus has been the Executive Vice President of Corporate and Legal Affairs of TCA since February 1995 and a member of the Board of Partner Representatives of TCA since October 1995. Mr. Pickus' business address is c/o Trump Hotels & Casino Resorts, Inc., Mississippi Avenue and the Boardwalk, Atlantic City NJ, 08401.

  John P. Burke--Mr. Burke, 48 years old, has been Senior Vice President of Corporate Finance of THCR, THCR Holdings and THCR Funding since January 1996, and has been the Corporate Treasurer of THCR, THCR Holdings and THCR Funding since their formation in 1995. He has also been Corporate Treasurer of Plaza Associates and Taj Associates since October 1991. Mr. Burke has been Treasurer of Trump AC since its formation in January 1996. Mr. Burke has been a Class C Director of TM/GP and Taj Holding since October 1991 and was Vice President of TM/GP until June 1995. Mr. Burke has been the Treasurer of Trump Indiana since its formation. Mr. Burke has been the Corporate Treasurer of TCA since October 1991, the Vice President of TCA, Trump's Castle Funding, Inc., TC/GP and Trump's Castle Hotel & Casino, Inc. since December 1993, and the Vice President-Finance of The Trump Organization since September 1990. Mr. Burke was an Executive Vice President and Chief Administrative Officer of Imperial Corporation of America from April 1989 through September 1990. Mr. Burke's business address is c/o Trump Hotels & Casino Resorts, Inc., 725 Fifth Avenue, New York, NY 10022.

  Wallace B. Askins--Mr. Askins, 65 years old, has been a director of THCR since June 1995. He has also been a director of Plaza Funding and Plaza Holding Inc. since April 11, 1994, and was a partner representative of the Board of Partner Representatives of TCA from May 1992 to June 1995. Mr. Askins served as a director of TC/GP from May 1992 to December 1993. From June 1984 to November 1992, Mr. Askins served as Executive Vice President, Chief Financial Officer and as a director of Armco Inc. Mr. Askins also serves as a director of EnviroSource, Inc. Mr. Askins' address is 20 Shadowbrook Lane, Morristown, NJ 07960.

  Don M. Thomas--Mr. Thomas, 65 years old, has been a director of THCR since June 1995. He has also been the Senior Vice President of Corporate Affairs of the Pepsi-Cola Bottling Co. of New York since January 1985. Mr. Thomas was the Acting Chairman, and a Commissioner, of the CRDA from 1985 through 1987, and a Commissioner of the CCC from 1980 through 1984. Mr. Thomas was a director of Trump Plaza GP until its merger into Plaza Funding in June 1993 and has been a director of Plaza Funding and Plaza Holding Inc. since June 1993. Mr. Thomas is an attorney licensed to practice law in the State of New York. Mr. Thomas' business address is c/o Pepsi-Cola Bottling Co., 46-00 5th Street, Long Island City, NY 11101.

  Peter M. Ryan--Mr. Ryan, 58 years old, has been a director of THCR since June 1995. He has also been the President of each of The Marlin Group, LLC and The Brookwood Carrington Fund, LLC, real estate financial advisory groups, since January 1995. Prior to that, Mr. Ryan was the Senior Vice President of The Chase Manhattan Bank for more than five years. Mr. Ryan has been a director of the Childrens Hospital FTD since October 1995. Mr. Ryan's business address is c/o The Marlin Group, 101 Park Avenue, Suite 2506, New York, NY 10178.

  The officers of THCR serve at the pleasure of the Board of Directors of THCR.

  All of the persons listed above are citizens of the United States and have been qualified or licensed by the CCC.

  Trump and Nicholas L. Ribis served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus also served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993.

  THCR is the general partner of THCR Holdings. As the managing general partner of THCR Holdings, THCR will generally have the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. Upon consummation of the Merger Transaction, TM/GP will also be a limited partner of THCR Holdings. See "Special Factors--Related Merger Transactions" and "Description of the THCR Holdings Partnership Agreement."

MANAGEMENT OF TRUMP PLAZA

  Plaza Funding is, and until the consummation of the Merger Transaction will remain, the managing general partner of Plaza Associates. The Board of Directors of each of Plaza Funding and Plaza Holding Inc. consists of Messrs. Trump, Ribis, Wallace B. Askins and Don M. Thomas. The Plaza Note Indenture requires that two directors of each of Plaza Funding and Plaza Holding Inc. be persons who would qualify as "Independent Directors" as such term is defined by the Amex rules (the "Independent Directors"). The Amex rules define "independent directors" as those who are not officers of the company, neither related to its officers nor represent concentrated family holdings of its shares and who, in view of the company's board of directors, are free of any relationship that would interfere with the exercise of independent judgment.

  Set forth below are the names, ages, positions and offices held with Plaza Funding and Plaza Associates and a brief account of the business experience during the past five years of each of the executive officers of Plaza Funding and Plaza Associates other than those who are also directors or executive officers of THCR.

  Barry J. Cregan--Mr. Cregan, 41 years old, has been Chief Operating Officer of Plaza Associates since September 19, 1994 and President since March 1995. Since February 21, 1995, Mr. Cregan has been Vice

President of Plaza Funding and Plaza Holding Inc. Prior to accepting these positions at Trump Plaza, Mr. Cregan was President of The Plaza Hotel in New York for approximately three years. Prior to joining The Plaza Hotel, he was Vice President of Hotel Operations at Trump's Castle in Atlantic City. In addition, Mr. Cregan has worked for Hilton and Hyatt in executive capacities as well as working in Las Vegas and Atlantic City in executive capacities. Mr. Cregan's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  Francis X. McCarthy, Jr.--Mr. McCarthy, 43 years old, was Vice President of Finance and Accounting of Trump Plaza GP from October 1992 until June 1993, the date of Trump Plaza GP's merger into Plaza Funding, was Senior Vice President of Finance and Administration of Plaza Associates from August 1990 to June 1994 and has been Executive Vice President of Finance and Administration since June 1994; Chief Accounting Officer of Plaza Funding since May 1992; Vice President and Chief Financial Officer of Plaza Funding since July 1992 and Assistant Treasurer of Plaza Funding since March 1991. Mr. McCarthy previously served in a variety of financial positions for Greate Bay Hotel and Casino, Inc. from June 1980 through August 1990. Mr. McCarthy's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ, 08401.

  Fred A. Buro--Mr. Buro, 39 years old, has been the Senior Vice President of Marketing of Plaza Associates since May 1994. Mr. Buro previously served as the President of Casino Resources, Inc., a casino marketing, management and development organization from 1991 through 1994. Prior to that, Mr. Buro served from 1984 through 1991 as the President of a professional services consulting firm. Mr. Buro's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  James A. Rigot--Mr. Rigot, 44 years old, has been Executive Vice President of Casino Operations of Plaza Associates since November 1994. Mr. Rigot served as Vice President of Casino Operations of TropWorld Casino and Entertainment Resort from July 1989 through November 1994. From January 1989 through July 1989, Mr. Rigot was Assistant Casino Manager of Resorts Casino Hotel. Mr. Rigot's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  Kevin S. Smith--Mr. Smith, 39 years old, has been the Vice President, General Counsel of Plaza Associates since February 1995. Mr. Smith was previously associated with Cooper Perskie April Niedelman Wagenheim & Levenson, an Atlantic City law firm specializing in trial litigation. From 1989 until February 1992, Mr. Smith handled criminal trial litigation for the State of New Jersey, Department of Public Defender, assigned to the Cape May and Atlantic County Conflict Unit. Mr. Smith's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  Patrick J. O'Malley--Mr. O'Malley, 41 years old, has been the Executive Vice President of Hotel Operations of Plaza Associates since September 1995. Prior to joining Trump Plaza, from September 1994 until September 1995, Mr. O'Malley was President of The Plaza Hotel in New York City. From December 1989 until September 1994, Mr. O'Malley was the Vice President of Finance of the Plaza Hotel in New York City. Prior to joining the Plaza Hotel in New York City, from 1986 to 1989, Mr. O'Malley was a Regional Financial Controller for the Four Seasons Hotel and Resorts, Ltd. From 1979 to 1986, Mr. O'Malley worked in the Middle East and Europe as Hotel Controller for Marriott International Hotels. Mr. O'Malley's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  Steven C. Hann--Mr. Hann, 39 years old, has been the Executive Vice President of Casino Sales and Marketing of Plaza Associates since May 1995. Prior to joining Trump Plaza, Mr. Hann served in various marketing positions at the Sands Hotel and Casino since 1989, most recently Vice President of Casino Marketing and previously as Director of Casino Credit for Greate Bay Hotel and Casino. Mr. Hann's business address is c/o Trump Plaza Hotel and Casino, Mississippi Avenue and The Boardwalk, Atlantic City, NJ 08401.

  All of the persons listed above are citizens of the United States and are qualified or licensed by the CCC.

EXECUTIVE COMPENSATION

  General. Because THCR was formed in 1995, there was no salary or bonus paid to, deferred or accrued for the benefit of, THCR's Chief Executive Officer or any of the four remaining most highly compensated executive officers (whose annual salary and bonus exceeded $100,000 for the year ended December 31, 1995 (collectively, the "Executive Group")) by THCR or THCR Holdings prior to or during the fiscal year ended December 31, 1994. Similarly, no member of the Executive Group received any other annual compensation, restricted stock awards, stock options, stock appreciation rights ("SARs"), long-term incentive performance ("LTIP") payouts or other compensation from THCR or THCR Holdings prior to or for the fiscal year ended December 31, 1994. All cash compensation paid to the Executive Group in respect of services provided to THCR since its inception was paid and will continue to be paid by THCR Holdings in accordance with the THCR Holdings Partnership Agreement. See "Description of the THCR Holdings Partnership Agreement."

  1995 Stock Incentive Plan. The Board of Directors of THCR adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan"), pursuant to which, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by the Stock Incentive Plan Committee of the Board of Directors of THCR (the "Stock Incentive Plan Committee"). Subject to the provisions of the 1995 Stock Plan, the Stock Incentive Plan Committee has sole discretionary authority to interpret the 1995 Stock Plan and to determine the type of awards to grant, when, if and to whom awards are granted, the number of shares covered by each award and the terms and conditions of the award.

  Options granted under the 1995 Stock Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Code, or nonqualified stock options ("NQSOs"). The vesting, exercisability and exercise price of the options are determined by the Stock Incentive Plan Committee when the options are granted, subject to a minimum price in the case of ISOs of the Fair Market Value (as defined in the 1995 Stock Plan) of the Common Stock on the date of grant and a minimum price in the case of NQSOs of the par value of THCR Common Stock. In the discretion of the Stock Incentive Plan Committee, the option exercise price may be paid in cash or in shares of THCR Common Stock or other property having a fair market value on the date of exercise equal to the option exercise price, or by delivering to THCR a copy of irrevocable instructions to a stockbroker to deliver promptly to THCR an amount of sale or loan proceeds sufficient to pay the exercise price. Except as provided by the Stock Incentive Plan Committee in an underlying stock option agreement, in the event of a Change of Control (as defined in the 1995 Stock Plan or in the stock option agreement), all options subject to such agreement will be fully exercisable.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant SARs, either alone or in connection with an option. A SAR entitles its holder to be paid an amount equal to the fair market value of THCR Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option in the case of a SAR granted in connection with a stock option, or the fair market value of one share of stock on the date the SAR was granted, in the case of a SAR granted independent of an option. Shares of THCR Common Stock covered by a restricted stock award are issued to the recipient at the time the award is granted, but are subject to forfeiture in the event continued employment and/or other restrictions and conditions established by the Stock Incentive Plan Committee at the time the award is granted are not satisfied. Unless otherwise determined by the Stock Incentive Plan Committee, a recipient of a restricted stock award has the same rights as an owner of THCR Common Stock, including the right to receive cash dividends and to vote the shares. A performance unit or phantom stock award provides for the future payment of cash or the issuance of shares of THCR Common Stock to the recipient if continued employment and/or other performance objectives established by the Stock Incentive Plan Committee at the time of grant are attained. The 1995 Stock Plan also provides that performance unit and phantom stock awards may be settled in cash, in the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of THCR Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of such shares on such date. Except as provided in a particular award agreement, in the event of a Change in Control (as defined in the 1995 Stock Plan), notwithstanding any vesting schedule with respect to an award of options, SARs, phantom stock units or restricted stock, such options or SARs will become immediately exercisable with respect to the shares subject to such option or SAR, and restrictions with respect to such phantom stock units or shares of restricted stock will immediately expire. In addition, payment will be made as determined by the Stock Incentive Plan Committee with respect to performance units. The 1995 Stock Plan also provides for the grant of unrestricted stock bonus awards.

  THCR has reserved 1,000,000 shares of THCR Common Stock for issuance under the 1995 Stock Plan, provided, however, that in the event of changes in the outstanding stock or the capital structure of THCR, adjustments will be made by the Stock Incentive Plan Committee as to (i) the number, price or kind of a share of stock or other consideration subject to outstanding awards and (ii) the maximum number of shares of stock subject to all awards under the 1995 Stock Plan.

  In 1995, the Stock Incentive Plan Committee granted to Nicholas L. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of THCR Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling Mr. Ribis to receive 66,666 shares of THCR Common Stock on June 12, 1997, subject to certain conditions and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of THCR Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options have an exercise price of $14.00 per share.

  Summary Compensation Table. The following table sets forth information regarding compensation paid to or accrued by all the executive officers of THCR, for each of the last three completed fiscal years. Compensation accrued during one year and paid in another is recorded under the year of accrual. Because THCR was formed in 1995, compensation for the years ended December 31, 1994 and 1993 reflect solely the compensation paid to or accrued by to these individuals as executive officers of Plaza Associates. Compensation for the year ended December 31, 1995 includes compensation paid to or accrued by these individuals as executive officers of THCR and Plaza Associates.

                                                                   LONG TERM COMPENSATION
                                                                   ----------------------
                                       ANNUAL COMPENSATION                 AWARDS
                               ----------------------------------- ------------------------------
                                                                   RESTRICTED         SECURITIES
   NAME AND PRINCIPAL                              OTHER ANNUAL       STOCK           UNDERLYING     ALL OTHER
     POSITION(/1/)        YEAR  SALARY   BONUS   COMPENSATION(/2/)  AWARDS($)         OPTIONS(#)    COMPENSATION
   ------------------     ---- -------- -------- ----------------- -----------        -----------   ------------
Donald J. Trump.........  1995 $583,333 $    --      $    --                --                 --    $1,321,000(/3/)
Chairman of the           1994      --       --           --                --                 --     1,288,000(/3/)(/4/)
Board                     1993      --       --           --                --                 --     1,247,000(/3/)
Nicholas L. Ribis(/5/)..  1995 $812,555 $933,338     $    --            933,324(/6/)       133,333   $      --
Chief Executive Officer   1994  683,917  250,000      169,407               --                 --           --
                          1993  398,000  250,000      269,500               --                 --           --

Robert M. Pickus........  1995 $126,987 $ 65,000     $    --                --                 --    $    4,004(/7/)
Executive Vice President  1994  163,759   32,500          --                --                 --         3,291(/7/)
and Secretary             1993    5,808      --           --                --                 --           --
John P. Burke...........  1995 $ 50,000 $ 38,333     $    --                --                 --    $      --
Senior Vice President of  1994   50,000      --           --                --                 --           --
Corporate Finance and     1993   45,903   20,000          --                --                 --           --
Corporate Treasurer

--------
(1) All the executive officers in this table are also executive officers of Taj Holding; the compensation from this entity is not included in this table. See "Management of Taj Holding--Executive Compensation."
(2) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes. Following SEC rules, perquisites and other personal benefits are not included in this table because the aggregate amount of that compensation is less than the lesser of $50,000 or 10% of the total of salary and bonus for each member of the Executive Group.

(3) The amounts listed represent amounts paid by Plaza Associates to TPM, a corporation beneficially owned by Trump, for services provided under the TPM Services Agreement (as defined). Payments received by TPM under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. See "--Compensation Committee Interlocks and Insider Participation-- Certain Related Party Transactions of Trump." Trump is not an employee of Plaza Associates.
(4) In addition to the amount listed as payment under the TPM Services Agreement, during 1994, Plaza Associates paid to Trump an aggregate of $1,572,000 under a construction service agreement and as a commission to secure a retail lease at Trump Plaza. See Note 8 to Consolidated Financial Statements of Trump AC and Plaza Associates.
(5) Mr. Ribis devotes a majority of his time to the affairs of THCR. See "-- Employment Agreements."
(6) As of December 31, 1995, Mr. Ribis held 66,666 phantom stock units issued pursuant to the Stock Incentive Plan. These units had a value as of December 31, 1995 of $1,433,319. These phantom stock units were issued to Mr. Ribis in connection with his employment agreement with THCR. Each phantom stock unit entitles Mr. Ribis to one share of THCR Common Stock on the vesting date of the phantom stock unit. All of the phantom stock units are scheduled to vest on June 12, 1997. Vesting will accelerate in the event of Mr. Ribis' termination of employment with THCR (i) because of his death or disability, (ii) by THCR without cause, or (iii) voluntarily by Mr. Ribis under circumstances which constitute a constructive termination. Alternatively, the phantom stock units may expire prior to June 12, 1997 in the event Mr. Ribis voluntarily terminates his employment with THCR under circumstances which do not constitute constructive termination or if he is terminated by THCR with cause. Dividend equivalents with respect to the phantom stock units will be credited to a bookkeeping account on behalf of Mr. Ribis and will be paid out in cash at the time the phantom stock units vest or will expire along with the phantom stock units.
(7) Represents vested and unvested contributions made by Plaza Associates to Trump Plaza Hotel and Casino Retirement Savings Plan. Funds accumulated for an employee under this plan consisting of a certain percentage of the employee's compensation plus Plaza Associates' employer matching contributions equaling 50% of the participant's contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.

  The following table sets forth options granted to Mr. Ribis in 1995. No other member of the Executive Group received stock options in 1995. THCR did not issue any stock appreciation rights in 1995. This table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms at assumed annual rates of stock price appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the THCR Common Stock, continued employment with THCR and other factors.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZED
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                       STOCK APPRECIATION
                                              INDIVIDUAL GRANTS                          FOR OPTION TERM
                         ------------------------------------------------------------ ---------------------
                             NUMBER OF        % OF TOTAL
                             SECURITIES     OPTIONS GRANTED EXERCISE OR
                             UNDERLYING      TO EMPLOYEES   BASE PRICE   EXPIRATION
     NAME                OPTIONS GRANTED(#) IN FISCAL YEAR    ($/SH)        DATE        5%($)      10%($)
     ----                ------------------ --------------- ----------- ------------- ---------- ----------
Nicholas L. Ribis.......    133,333(/1/)         100%         $14.00    June 12, 2005 $1,173,060 $2,960,580

--------
(1) The options vest at the rate of 20% per year on each anniversary of the date of the grant subject to accelleration in certain circumstances. See "--Employment Agreements."

  The following table sets forth the number of shares covered by options held by Mr. Ribis and the value of the options as of December 31, 1995. Mr. Ribis was the only member of the Executive Group who held options in 1995. None of these options were exercisable in 1995.

                              FY-END OPTION VALUE

                             NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                            UNDERLYING UNEXERCISED          IN-THE-MONEY
                             OPTIONS AT FY-END(#)    OPTIONS AT FY-END ($)(/1/)
                          -------------------------- --------------------------
     NAME                 EXERCISABLE/ UNEXERCISABLE EXERCISABLE/ UNEXERCISABLE
     ----                 ------------ ------------- ------------ -------------
Nicholas L. Ribis........     N/A         133,333        N/A       $2,866,660

--------
(1) Based on a closing price of $21 1/2 per share of THCR Common Stock on December 31, 1995.

EMPLOYMENT AGREEMENTS

  Trump serves as the Chairman of the Board of Directors of THCR pursuant to the Executive Agreement dated as of June 12, 1995, among Trump, THCR and THCR Holdings (the "Executive Agreement") . In consideration for Trump's services under the Executive Agreement, Trump receives a salary of $1 million per year. Pursuant to the terms of the Executive Agreement, Trump provides to THCR, from time to time, when reasonably requested, marketing, advertising, professional and other similar and related services with respect to the operation and business of THCR. The Executive Agreement continues in effect (i) for an initial term of five years, and (ii) thereafter, for a three-year rolling term until either Trump or THCR provides notice to the other of its election not to continue extending the term, in which case the term of the Trump Executive Agreement will end three years from the date such notice is given. The Executive Agreement also provides that Trump may devote time and effort to the Taj Mahal and Trump's Castle and, subject to the terms of the Contribution Agreement, to other business matters, and that the Executive Agreement will not be construed to restrict Trump from operating the Taj Mahal and Trump's Castle in a commercially reasonable manner and/or having an interest therein or conducting any other activity not prohibited under the Contribution Agreement. See "Risk Factors--Conflicts of Interest" and "Description of the THCR Holdings Partnership Agreement--Contribution Agreement."

  Plaza Associates had an employment agreement with Nicholas L. Ribis (the "Ribis Plaza Agreement") pursuant to which Mr. Ribis acted as Chief Executive Officer of Plaza Associates. The Ribis Plaza Agreement provided for an annual salary of $550,000 with annual increases of 10% on each anniversary. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Plaza Agreement, in the event Plaza Associates engaged in an offering of common shares to the public, Plaza Associates and Mr. Ribis would agree to negotiate new compensation arrangements to include equity participation for Mr. Ribis. As a result of the June 1995 Offerings, THCR and THCR Holdings entered into a revised employment agreement with Mr. Ribis (the "Revised Ribis Plaza Agreement") to replace the Ribis Plaza Agreement, pursuant to which he agreed to serve as President and Chief Executive Officer of THCR and Chief Executive Officer of THCR Holdings. The term of the Revised Ribis Plaza Agreement is five years and Mr. Ribis is required to devote not less than 50% of his professional time to the affairs of THCR, as measured on a quarterly basis, based on a 40-hour work week. Under the Revised Ribis Plaza Agreement, Mr. Ribis's annual salary is $998,250, which is 50% of the aggregate current annual base salary ($1,996,500) that Mr. Ribis receives as Chief Executive Officer of THCR ($998,250), Taj Mahal ($499,125) and Trump's Castle ($499,125). Following the consummation of the Merger Transaction, Mr. Ribis will devote 75% of his professional time to the operations of THCR, Plaza Associates and Taj Associates, and his annual salary will be $1,497,375 per year with respect to his services to these entities. See "Management of Taj Holding--Employment Agreements." Mr. Ribis will continue to receive $499,125 per year with respect to his services to Trump's Castle. In 1995, the Stock Incentive Plan Committee granted to Mr. Ribis, under the 1995 Stock Plan: (a) a stock bonus award of 66,667 shares of THCR Common Stock, which was fully vested when issued, (b) a phantom stock unit award of 66,666 units, entitling him to receive 66,666 shares of THCR Common Stock on June 12, 1997, subject to certain conditions and (c) an award of NQSOs entitling Mr. Ribis to purchase 133,333 shares of the THCR Common Stock at an exercise price of $14.00 per share (and associated registration rights). The options will vest at the rate of 20% per year over a five-year period and be subject to certain other conditions. In the event Mr. Ribis's employment is terminated by THCR other than for "cause" or if he incurs a "constructive termination without cause," Mr. Ribis will receive a severance payment equal to one year's base salary, and the phantom stock units and options will become fully vested. The Revised Ribis Plaza Agreement defines (a) "cause" as Mr. Ribis's (i) conviction of certain crimes, (ii) gross negligence or willful misconduct in carrying out his duties, (iii) revocation of his casino key employee license or (iv) material breach of the agreement, and (b) "constructive termination without cause" as the termination of Mr. Ribis's employment at his initiative following the occurrence of certain events, including (i) a reduction in compensation, (ii) failure to elect Mr. Ribis as Chief Executive Officer of THCR, (iii) failure to elect Mr. Ribis a director of THCR or (iv) a material diminution of his duties. The phantom stock units will also automatically vest upon the death or disability of Mr. Ribis. The Revised Ribis Plaza Agreement also provides for up to an aggregate of $2.0 million of loans to Mr. Ribis to be used by him to pay his income tax liability in connection with stock options, phantom stock units and stock bonus awards, which loans will be forgiven, including both principal and interest, in the event of a "change of control" The Revised Ribis Plaza Agreement defines "change of control" as the occurrence of any of the following events:
(i) any person (other than THCR Holdings, Trump or an affiliate of either) becomes a beneficial owner of 50% or more of the voting stock of THCR, (ii) the majority of the Board of Directors of THCR consists of individuals that were not directors on June 12, 1995 (the "June 12 Directors"), provided, however, that any person who becomes a director subsequent to June 12, 1995, shall be considered a June 12 Director if his election or nomination was supported by three-quarters of the June 12 Directors, (iii) THCR adopts and implements a plan of liquidation or (iv) all or substantially all of the assets or business of THCR are disposed of in a sale or business combination in which shareholders of THCR would not beneficially own the same proportion of voting stock of the successor entity. The Revised Ribis Plaza Agreement also provides certain demand and piggyback registration rights for THCR Common Stock issued pursuant to the foregoing. Pursuant to the Revised Ribis Plaza Agreement, Mr. Ribis has agreed that upon termination of his employment other than for "cause" or following a "change of control," he would not engage in any activity competitive with THCR for a period of up to one year.

  Mr. Ribis is also Chief Executive Officer of Taj Associates and TCA, the partnerships that own the Taj Mahal and Trump's Castle, and receives compensation from such entities for such services as set forth above. Pursuant to the Revised Ribis Plaza Agreement, he is required to devote the majority of his time to the affairs of THCR, and following the consummation of the Merger Transaction, Mr. Ribis will devote approximately 75% of his professional time to THCR. All other executive officers of Plaza Associates, except Messrs. Burke and Pickus, devote substantially all of their time to the business of Plaza Associates.

  THCR Holdings has an employment agreement with Robert M. Pickus (the "Pickus Agreement") pursuant to which he serves as Executive Vice President and General Counsel. The Pickus Agreement, the initial term of which expires on July 9, 1998 if not extended, provides for annual compensation of $275,000 plus bonus. Employment may be terminated only for "cause," which is defined in the Pickus Agreement as Mr. Pickus's (i) revocation of his casino key employee license, (ii) conviction of certain crimes, (iii) disability or death or (iv) breach of his duty to THCR Holdings. Upon termination for cause, Mr. Pickus will receive only compensation earned to the date of termination. Pursuant to the Pickus Agreement, Mr. Pickus has agreed not to accept employment for or on behalf of any other casino hotel located in Atlantic City during the term of the Pickus Agreement.

COMPENSATION OF DIRECTORS

  Directors of THCR who are also employees or consultants of THCR and its affiliates receive no directors' fees. Non-employee directors are paid an annual directors' fee of $50,000, plus $2,000 per meeting attended plus reasonable out-of-pocket expenses incurred in attending these meetings, provided that directors currently serving on the Board of Directors of Plaza Funding or Plaza Holding Inc. receive no additional compensation. All such fees are reimbursed to THCR by THCR Holdings in accordance with the THCR Holdings Partnership Agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

  THCR has an Executive Committee, an Audit Committee, a Special Committee, a Stock Incentive Plan Committee and a Compensation Committee. The Executive Committee is composed of Messrs. Trump and Ribis. The Audit Committee and the Special Committee are composed of Messrs. Askins, Ryan and Thomas, each of whom is an independent director of THCR. The Stock Incentive Plan Committee is composed of Messrs. Trump, Askins, Ryan and Thomas. The Compensation Committee is composed of Messrs. Trump, Ribis, Askins and Thomas. The Special Committee was established pursuant to the THCR By-Laws and the THCR Holdings Partnership Agreement and is empowered to vote on any matters which require approval of a majority of the independent directors of THCR, including affiliated transactions. See "Description of the THCR Holdings Partnership Agreement."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In general, the compensation of executive officers of THCR is determined by the Compensation Committee of the Board of Directors of THCR, which consists of Messrs. Trump, Ribis, Askins and Thomas. No officer or employee of THCR, other than Messrs. Trump and Ribis, who serves on the Board of Directors of THCR, participated in the deliberations of the Board of Directors of THCR concerning executive compensation.

  Certain Related Party Transactions of Trump. Trump entered into the Executive Agreement, the Contribution Agreement and the License Agreement in June 1995, and is currently the sole limited partner of THCR Holdings. See "-- Employment Agreements," "Business of THCR--Trademark/Licensing" and "Description of the THCR Holdings Partnership Agreement."

  Upon consummation of the June 1995 Offerings, Trump contributed to the capital of Trump Indiana and other new jurisdiction subsidiaries payments made by him relating to expenditures for the development of the Indiana Riverboat and other gaming ventures. As of June 12, 1995 these advances totaled approximately $4.4 million. Of these amounts, approximately $3.0 million were used to fund expenses related to the development of Trump Indiana. In order to fund such expenses, THCR Holdings lent to Trump $3.0 million and Trump issued to THCR Holdings a five-year promissory note bearing interest at a fixed rate of 10%, payable annually. The promissory note will be automatically canceled in the event that at any time during the periods set forth below, the THCR Common Stock trades on the NYSE, or any other applicable national exchange or over-the-counter market, at a price per share equal to or greater than the prices set forth below (subject to adjustment in certain circumstances) for any ten trading days during any 15 consecutive trading day period:

   If on or prior to June 12, 1997 ...................................... $25.00
   If on or prior to June 12, 1998 ...................................... $27.50
   If on or prior to June 12, 1999 ...................................... $30.00
   If on or prior to June 12, 2000 ...................................... $32.50

  THCR has entered into a ten-year lease with The Trump-Equitable Fifth Avenue Company, a corporation wholly owned by Trump, dated as of July 1, 1995, for the lease of office space in The Trump Tower in New York City, which THCR may use for its general executive and administrative offices. The fixed rent is $115,500 per year, paid in equal monthly installments, for the period from July 1, 1995 to June 30, 2000 and will be $129,250 per year, paid in equal monthly installments, for the period from July 1, 2000 to June 30, 2005. In addition, THCR will pay as additional rent, among other things, a portion of the property taxes due each year. THCR has the option to terminate this lease upon ninety days' written notice and payment of $32,312.50.

  In connection with the Merger Transaction, Trump and THCR entered into an agreement, dated January 8, 1996, pursuant to which Trump agreed to take the actions contemplated to be taken by Trump in connection with the Merger Transaction, including to vote, or cause to be voted, all shares of THCR Common Stock and THCR Class B Common Stock beneficially owned by Trump in favor of the approval of the Merger Transaction. THCR agreed to use reasonable efforts to fulfill, and cause to be fulfilled, those obligations owed to Trump in connection with the Merger Transaction.

  Through February 1, 1993, Plaza Associates also leased from Trump approximately 120 parking spaces at Trump Plaza East for approximately $5.50 per parking space per day, with payments under such arrangement for the years ended December 31, 1993 and December 31, 1992 totaling $21,000 and $227,000, respectively.

  Seashore Four is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the SFA Lease. Seashore Four was assigned the lessor's interest in the existing SFA Lease in connection with its acquisition of fee title to such parcel from a non-affiliated third party in November 1983. The SFA Lease was entered into by Plaza Associates with such third party on an arm's-length basis. Plaza Associates recorded rental expenses of approximately $950,000, $900,000 and $900,000 in 1995, 1994 and 1993, respectively, concerning rent owed to Seashore Four.

  Trump Seashore is the fee owner of a parcel of land constituting a portion of the Plaza Casino Parcel, which it leases to Plaza Associates pursuant to the TSA Lease. In July 1988, Trump Seashore exercised a $10 million option to purchase the fee title to such parcel from a non-affiliated third party. In connection therewith, Trump Seashore was assigned the lessors' interest in the Trump Seashore Lease, which interest has, however, been transferred to UST. See "Business of THCR--Properties." Plaza Associates made rental payments to Trump Seashore of approximately $1,175,000, $1.0 million and $1.0 million in 1995, 1994 and 1993, respectively.

  In June 1989, Trump Crystal Tower Associates Limited Partnership ("Trump Crystal"), a New Jersey limited partnership wholly owned by Trump, acquired from Elsinore Shore Associates all of the assets constituting the former Atlantis Casino Hotel ("Atlantis"), which is located on The Boardwalk adjacent to the Atlantic City Convention Center on the opposite side from Trump Plaza and is otherwise referred to herein as Trump World's Fair. Prior to such acquisition, all of the Atlantis' gaming operations were discontinued. The facility was renamed the Trump Regency Hotel and, in August 1990, pursuant to a triple net lease with an affiliate of Plaza Associates, leased to Plaza Associates, which operated it solely as a non-casino hotel. During such period of operation, losses attributable to the former Trump Regency Hotel aggregating approximately $14.1 million adversely affected the results of operations of Plaza Associates. Pursuant to the 1992 Plaza Restructuring, Plaza Associates ceased operating the former Trump Regency Hotel as of September 30, 1992. As part of the 1992 Plaza Restructuring, the triple-net lease was terminated and Plaza Associates issued to Manufacturers Hanover Trust Company, which has since been acquired by Chemical Bank ("Chemical"), the assignee of rents payable under such lease, a promissory note in the original principal amount of $17.5 million (the "Regency Note"). At such time, title to the former Trump Regency Hotel was transferred by Trump to ACFH Inc. ("ACFH"), a wholly owned subsidiary of Chemical. From that time until June 12, 1995, the former Trump Regency Hotel was operated on behalf of ACFH as a non-casino hotel by Sovereign Management, a third party unaffiliated with THCR, Trump or their respective affiliates. Pursuant to an agreement between Trump Crystal and ACFH, Trump Crystal granted ACFH a non-exclusive license to use the "Trump" name in connection with such property. Plaza Associates repaid the Regency Note with a portion of the proceeds from the sale of the Plaza Notes and PIK Notes.

  In December 1993, Trump entered into an option agreement (the "Original Chemical Option Agreement") with Chemical and ACFH. The Original Chemical Option Agreement granted to Trump an option to purchase (i) the former Trump Regency Hotel (including the land, improvements and personal property used in the operation of the hotel) and (ii) certain promissory notes (including a personal promissory note of Trump payable to Chemical for $35.9 million (the "Trump Note")) made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates, including the Trump Note which was made by Trump on July 20, 1987. As of September 30, 1995, the aggregate amount owed by Trump and his affiliates under the Chemical Notes (none of which constitutes an obligation of Plaza Associates) was approximately $65.8 million. In connection with exercise of the Trump World's Fair Purchase Option, as discussed below, the Trump Note was canceled.

  The aggregate purchase price payable for the assets subject to the Original Chemical Option Agreement was $80 million. Under the terms of the Original Chemical Option Agreement, $1 million was required to be paid for the option by January 5, 1994. In addition, the Original Chemical Option Agreement provided for an expiration of the option on May 8, 1994, subject to an extension until June 30, 1994 upon payment of an additional $250,000 on or before May 8, 1994. The Original Chemical Option Agreement did not allocate the purchase price among the assets subject to the option or permit the option to be exercised for some, but not all, of such assets.

  In connection with the execution of the Original Chemical Option Agreement, Plaza Associates was to make the initial $1 million payment, and, in consideration of such payment to be made by Plaza Associates, Trump agreed with Plaza Associates that, if Trump was able to acquire the former Trump Regency Hotel pursuant to the exercise of the option, he would make it available for the sole benefit of Plaza Associates on a basis consistent with Plaza Associates' contractual obligations and requirements. Trump further agreed that Plaza Associates would not be required to pay any additional consideration to Trump in connection with any assignment to Plaza Associates of the option to purchase the former Trump Regency Hotel. On January 5, 1994, Plaza Associates obtained the approval of the CCC to make the $1 million payment, and the payment was made on that date.

  On June 16, 1994, Trump, Chemical and ACFH amended and restated the Original Chemical Option Agreement (the "First Amended Chemical Option Agreement"). The First Amended Chemical Option Agreement provided for an extension of the expiration of the option through September 30, 1994, upon payment of $250,000. Such payment was made on June 27, 1994. The First Amended Chemical Option Agreement provided for a $60 million option price for the former Trump Regency Hotel and the Trump Note, and a separate $20 million option price for the other Chemical Notes. On August 30, 1994, Trump, Chemical and ACFH entered into an amendment to the First Amended Chemical Option Agreement (the "Second Amended Chemical Option Agreement"). The Second Amended Chemical Option Agreement provided for an extension of the expiration of the option through March 31, 1995 upon the payment of $50,000 a month for the period October through December 1994, and $150,000 a month for the period January through March 1995. Plaza Associates received the approval of the CCC and has made such payments. On March 6, 1995, Trump, Chemical and ACFH entered into an amendment to the Second Amended Chemical Option Agreement (the "Third Amended Chemical Option Agreement") or the Trump World's Fair Purchase Option. On June 12, 1995, Trump exercised the Trump World's Fair Purchase Option for $58,150,000 ($60 million less $1,850,000 in option payments which were available as of that date to offset the original exercise price), and title to Trump World's Fair was transferred via directed deed from ACFH to Plaza Associates. In connection with the exercise of the Trump World's Fair Purchase Option, the Trump Note was canceled. THCR is currently in the process of renovating and integrating Trump World's Fair into Trump Plaza. See "Business of THCR--Trump Plaza--The Trump Plaza Expansion."

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza, (i) Trump transferred title to Trump Plaza East to Boardwalk, a wholly owned subsidiary of Midlantic, in exchange for a reduction in indebtedness to Midlantic in an amount equal to the sum of fair market value of Trump Plaza East and all rent payments made to Boardwalk by Trump under the Trump Plaza East Lease (as defined), (ii) Boardwalk leased Trump Plaza East to Trump (the "Trump Plaza East Lease") for a term of five years, which expires on June 30, 1998, during which time Trump was obligated to pay Boardwalk $260,000 per month in lease payments, and (iii) Plaza Associates acquired the Trump Plaza East Purchase Option. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. In addition, Plaza Associates has the Right of First Offer upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option. Pursuant to the Right of First Offer, Plaza Associates has ten days after receiving written notice from the grantor of the proposed sale to commit to exercise the Right of First Offer. If Plaza Associates commits to exercise the Right of First Offer, it has ten days from the date of commitment to deposit $3,000,000 with the grantor, to be credited towards the purchase price or to be retained by the grantor if the closing, through no fault of the grantor, does not occur within 90 days (or, subject to certain conditions, 120 days) of the date of the commitment. If Plaza Associates determines not to timely exercise the Right of First Offer, the grantor thereof may sell Trump Plaza East to a third party, subject, however, to the Trump Plaza East Purchase Option and the lease associated with Trump Plaza East. Trump, individually, also has been granted by such lender the Right of First Offer upon a proposed sale of all or any portion of Trump Plaza East during the term of the Trump Plaza East Purchase Option. Trump has agreed with Plaza Associates that his Right of First Offer will be subject to Plaza Associates' prior exercise of its Right of First Offer (with any decision of Plaza Associates requiring the approval of the independent directors of Plaza Funding, acting as the managing general partner of Plaza Associates). Acquisition of Trump Plaza East by Plaza Associates would under certain circumstances (provided there are no events of default under the Trump Plaza East Lease or the Trump Plaza East Purchase Option and provided that certain other events had not theretofore or do not thereafter occur) discharge Trump's approximately $18 million obligation to Midlantic in full.

  On June 24, 1993, Plaza Associates and TPM entered into an agreement (the "TPM Services Agreement") which amended and restated an earlier services agreement. Pursuant to the TPM Services Agreement, TPM is required to provide to Plaza Associates, from time to time when reasonably requested, consulting services on a non-exclusive basis, relating to marketing, advertising, promotional and other similar and related services (the "TPM Services") with respect to the business and operations of Plaza Associates. In addition, the TPM Services Agreement contains a non-exclusive "license" of the "Trump" name. TPM is not required to devote any prescribed amount of time to the performance of its duties. In consideration for the TPM Services, Plaza Associates pays TPM an annual fee of $1.0 million in equal monthly installments. In addition to such annual fee, Plaza Associates reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under the TPM Services Agreement. Plaza Associates paid TPM $1,321,000, $1,288,000 and $1,247,000 in 1995, 1994 and 1993, respectively, for the TPM Services. Pursuant to the TPM Services Agreement, Plaza Associates has agreed to hold TPM, its officers, directors and employees harmless from and against any loss arising out of or in connection with the performance of the TPM Services and to hold Trump harmless from and against any loss arising out of the license of the "Trump" name. The TPM Services Agreement provides that its term is coextensive with the period during which any Plaza Notes remain outstanding.

  Payments received under the TPM Services Agreement are currently pledged by TPM to secure lease payments for a helicopter that TPM makes available to Plaza Associates. Pending approval by the lessor of the helicopter, it is currently contemplated that the stock of TPM will be transferred by Trump to THCR Holdings, which will in turn assume the lease and related obligations, as well as become entitled to all amounts payable under the TPM Services Agreement.

  John Barry, Trump's brother-in-law, is a partner of Barry & McMoran, a New Jersey law firm which provides, from time to time, legal services to Plaza Associates.

  Other Relationships. The SEC requires issuers to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and (ii) a director of the registrant serves as an executive officer. Messrs. Ribis, Pickus and Burke, executive officers of THCR, have served on the boards of directors of other entities in which members of the Board of Directors of THCR (namely, Messrs. Trump and Ribis) served and continue to serve as executive officers. Management believes that such relationships have not affected the compensation decisions made by the Board of Directors of THCR in the last fiscal year.

  Messrs. Trump and Ribis serve on the Board of Directors of Plaza Funding, the managing general partner of Plaza Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Plaza Holding Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer, however, he has entered into a personal services agreement with Plaza Associates and THCR. Messrs. Ribis and Burke are not compensated by the foregoing entities, however, they are compensated by Plaza Associates for their service as executive officers.

  Messrs. Ribis, Pickus and Burke serve on the Board of Directors of Taj Holding, which holds an indirect equity interest in Taj Associates, the partnership that owns the Taj Mahal, of which Trump is an executive officer. Such persons also serve on the Board of Directors of TM/GP, the managing general partner of Taj Associates, of which Messrs. Trump and Ribis are executive officers. Mr. Ribis is compensated by Taj Associates for his services as its Chief Executive Officer. See "Management of Taj Holding-- Employment Agreements."

  Mr. Ribis also serves on the Board of Directors of Realty Corp., which leases certain real property to Taj Associates, of which Trump is an executive officer. Trump, however, does not receive any compensation for serving as an executive officer of Realty Corp. Mr. Ribis receives compensation from TCA for acting as its Chief Executive Officer. See "Management of Taj Holding-- Employment Agreements."

  Prior to December 1995, Mr. Ribis was Counsel to the law firm of Ribis, Graham and Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to THCR, THCR Holdings, Plaza Associates, Taj Holdings, Taj Associates and certain of their affiliated entities.

                           MANAGEMENT OF TAJ HOLDING

GENERAL

  All decisions affecting the business and affairs of Taj Associates, including the operation of the Taj Mahal, are determined currently by TM/GP, the managing general partner of Taj Associates. Upon consummation of the Merger Transaction, Taj Associates will be managed by Trump AC which will be its managing general partner and the governance procedures described in the following paragraphs will no longer be applicable.

  Pursuant to the Taj Holding Certificate of Incorporation, the certificate of incorporation of TM/GP and the DGCL, the terms of the transactions relating to the Merger, to the extent they contemplate action by TM/GP or Taj Associates, must be approved by (i) the entire Board of Directors of Taj Holding, (ii) the holders of Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class, (iii) the Class B Directors of TM/GP (which are the same as the Class B Directors of Taj Holding), (iv) the entire Board of Directors of TM/GP (which consists of the Class B Directors and Class C Directors of Taj Holding), (v) the holders of the Class B Common Stock of TM/GP, par value $.01 per share (the "TM/GP Class B Common Stock"), and (vi) the stockholders of TM/GP. Taj Holding is the sole holder of TM/GP's capital stock which consists solely of TM/GP Class B Common Stock and Class C Common Stock, par value $.01 per share (the "TM/GP Class C Common Stock"). Pursuant to the Taj Holding Certificate of Incorporation, the Class B Directors of Taj Holding and the Class C Directors of Taj Holding vote the TM/GP Class B Common Stock and the TM/GP Class C Common Stock, respectively.

  The Board of Directors of TM/GP is comprised of nine directors, consisting of four TM/GP Class B Directors and five TM/GP Class C Directors. The TM/GP Class C Directors are elected indirectly by Trump and the TM/GP Class B Directors are elected indirectly by the holders of the Taj Bonds. Trump, Nicholas L. Ribis, Steven R. Busch, Robert M. Pickus and John P. Burke currently serve as the TM/GP Class C Directors, and Harold First, John K. Kelly, Robert J. McGuire and Roy E. Posner currently serve as the TM/GP Class B Directors. Trump serves as Chairman of the Board, President and Treasurer of TM/GP. Nicholas L. Ribis and John P. Burke serve as Vice Presidents of TM/GP, and Nicholas F. Moles serves as Secretary of TM/GP. The officers of TM/GP serve at the pleasure of the Board of Directors of TM/GP.

  The Board of Directors of Taj Holding consists of the same four TM/GP Class B Directors ("TM/GP Class B Directors") and five TM/GP Class C Directors ("TM/GP Class C Directors"). The holders of the Taj Holding Class B Common Stock elect the four Class B Directors of Taj Holding, who, pursuant to the Taj Holding Certificate of Incorporation are required to vote the TM/GP Class B Common Stock to elect themselves as the four Class B Directors of TM/GP. Similarly, Trump, the holder of the Taj Holding Class C Common Stock, elects the five Class C Directors of Taj Holding, who, pursuant to the Taj Holding Certificate of Incorporation are required to vote the TM/GP Class C Common Stock to elect themselves as the five Class C Directors of TM/GP. Any change in the composition of the Board of Directors of Taj Holding will result in a concomitant change in the Board of Directors of TM/GP. The Board of Directors of Taj Holding does not have a nominating or compensation committee or any committees performing similar functions. Trump serves as Chairman of the Board, President and Treasurer of Taj Holding. Nicholas L. Ribis serves as Taj Holding's Vice President and Nicholas F. Moles serves as Taj Holding's Secretary. The officers of Taj Holding serve at the pleasure of the Board of Directors of Taj Holding.

  Both Taj Holding and TM/GP have an Audit Committee on which one Class C Director, John P. Burke, serves with two Class B Directors, Harold First and Robert J. McGuire.

  Upon consummation of the Merger, and until successors are duly elected or appointed, (i) Messrs. Trump, Ribis, and Pickus, the current directors of Merger Sub, will become the directors of Taj Holding, as the Surviving Corporation, and (ii) the current officers of Taj Holding will remain the officers of Taj Holding, as the Surviving Corporation. According to the terms of the Taj Holding Certificate of Incorporation, the Class B Directors of Taj Holding are required to resign upon redemption of the Taj Bonds. In addition, upon the consummation of the Merger Transaction, the existing directors of TM/GP, other than Messrs. Trump, Ribis and Pickus, will resign.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning each of Taj Holding's directors and executive officers and a key employee of Taj
Associates:

        NAME                                        POSITION
        ----                                        --------
   Donald J. Trump......... Chairman of the Board (Class C), President and Treasurer
   Nicholas L. Ribis....... Director (Class C)
   R. Bruce McKee.......... Assistant Treasurer
   Nicholas F. Moles....... Secretary
   Robert M. Pickus........ Director (Class C)
   John P. Burke........... Director (Class C)
   Steven R. Busch......... Director (Class C)
   Harold First............ Director (Class B)
   John K. Kelly........... Director (Class B)
   Robert J. McGuire....... Director (Class B)
   Roy E. Posner........... Director (Class B)

  Set forth below are the names, ages, positions and offices held with Taj Holding and a brief account of the business experience during the past five years of each of the executive officers and directors of Taj Holding and certain key employees of Taj Associates. Each of such persons is a citizen of the United States and has been approved and/or licensed by the CCC. With respect to Messrs. Trump, Ribis, Pickus and Burke, please see the information set forth in "Management of THCR".

  R. Bruce McKee--Mr. McKee, 50 years old, has been acting Chief Operating Officer of Taj Associates since October 1995; Senior Vice President, Finance of Taj Associates since July 1993; Vice President, Finance of Taj Associates from September 1990 through June 1993; Assistant Treasurer of Taj Funding, TM/GP, Taj Holding, Realty Corp., TTMC and TTMI since September 1991; Vice President of Finance of Elsinore Shore Associates, the owner and operator of the Atlantis Casino Hotel, Atlantic City, from April 1984 to September 1990; and Treasurer of Elsinore Finance Corp., Elsinore of Atlantic City and Elsub Corp. from June 1986 to September 1990. The Atlantis Casino Hotel now constitutes the portion of Trump Plaza known as Trump World's Fair. Mr. McKee's business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401

  Nicholas F. Moles--Mr. Moles, 42 years old, has been Assistant Secretary of Taj Holding and TM/GP from October 1991 to February 1995; Secretary of Taj Holding and TM/GP since February 1995; Senior Vice President, Law of Taj Associates since January 1989 and General Counsel of Taj Associates since June 1993; Assistant Secretary of Taj Funding since September 1991, and Assistant Secretary of TTMI since January 1989. From May 1986 to May 1988, Mr. Moles was General Counsel of Plaza Associates and was Vice President and General Counsel of Plaza Associates from May 1988 to December 1988. Mr. Moles was Vice President and General Counsel of Elsinore Shore Associates from May 1985 to May 1986 and was Director and Assistant Secretary of Elsinore Finance Corporation from November 1985 to May 1986. Mr. Moles' business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401.

  Steven R. Busch--Mr. Busch, 50 years old, has been a Class C Director of TM/GP and Taj Holding since January 1995. Since May 1994, Mr. Busch has been an independent economic and financial consultant. From March 1989 to April 1994, Mr. Busch was an Executive Vice President of Shearson Lehman Brothers Inc. and Senior Vice President & Senior Credit Officer, Boston Safe Deposit and Trust Company (an affiliate of Shearson Lehman Brothers Inc). Mr. Busch's address is 500 East 77th Street, New York, New York 10162.

  Larry W. Clark--Mr. Clark, 50 years old, has been Executive Vice President, Casino Operations of Taj Associates since November 1991; Senior Vice President, Casino Operations of Taj Associates from May 1991 to November 1991; Vice President, Casino Administration of Taj Associates from April 1991 to May 1991 and from January 1990 to November 1990; Vice President, Casino Operations, Dunes Hotel & Country Club from November 1990 to April 1991, and was Director of Casino Marketing and Vice President, Casino Operations, Showboat Hotel & Casino from November 1988 to January 1990. Mr. Clark's business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401.

  Rudolfo E. Prieto--Mr. Prieto, 52 years old, has been Executive Vice President, Operations of Taj Associates since December 1995. Prior to joining the Taj Mahal, Mr. Prieto was Executive Vice President and Chief Operating Officer for Elsinore Corporation from May 1995 to November 1995; Senior Vice President in charge of the development of the Mojave Valley Resort for Elsinore Corporation from December 1994 to April 1995 and Executive Vice President and Assistant General Manager for the Tropicana Resort and Casino from May 1988 to November 1994. Mr. Prieto's business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401.

  Walter Kohlross--Mr. Kohlross, 54 years old, has been Senior Vice President, Food & Beverage of Taj Associates since June 1992 and Vice President International Marketing of Taj Associates from June 1993 through October 1995; Vice President, Hotel Operations of Taj Associates from June 1991 to June 1992, and was Vice President, Food & Beverage of Taj Associates from 1988 to June 1991. Mr. Kohlross' business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401.

  Harold First--Mr. First, 59 years old, has been a Class B Director of TM/GP and Taj Holding since October 1991. Mr. First was a Director of Trans World Airlines, Inc. from December 1990 through January 1993; Director of ACF Industries, Inc. from February 1991 through December 1992; Vice Chairman of the Board of Directors of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. from March 1991 through December 1992; Member of Board of Directors of Realty Corp. since October 1991; Member of Supervisory Board of Directors of Memorex Telex N.V. since February 1992; member of Board of Directors of Cadus Pharmaceutical Corporation since April 1995; member of Board of Directors of Tel-Save Holdings, Inc. since September 1995; and Chief Financial Officer of Icahn Holding Corporation and related entities from December 1990 through December 1992. Since January 1993, Mr. First has been employed as an independent financial consultant. Mr. First's business address is c/o KPMG Peat Marwick, LLP, 345 Park Avenue, New York, New York 10154.

  John K. Kelly--Mr. Kelly, 46 years old, has been a Class B Director of TM/GP, Taj Holding and Realty Corp. since October 1991. Mr. Kelly has been Senior Vice President/General Counsel of Ocean Federal Savings Bank, a federally chartered mutual savings bank, since April 1988. Mr. Kelly's business address is c/o Ocean Federal Savings Bank, 74 Brick Boulevard, Brick, New Jersey 08723.

  Robert J. McGuire--Mr. McGuire, 59 years old, has been a Class B Director of TM/GP and Taj Holding since October 1991. Mr. McGuire has been President of Kroll Associates, a management consulting firm, since 1989, Director of Emigrant Savings Bank since 1988 and a Director of GTI Holding Corp. since 1989. Mr. McGuire's business address is c/o Kroll Associates, 900 Third Avenue, New York, New York 10022.

  Roy E. Posner--Mr. Posner, 62 years old, has been a Class B Director of TM/GP and Taj Holding since October 1991. Mr. Posner has been Senior Vice President and Chief Financial Officer of the Loews Corporation since 1986, and was a member of the Board of Directors of Bulova Systems and Instruments Corp. from 1979 to January 1995. Mr. Posner's business address is c/o Loews Corporation, 667 Madison Avenue, 7th Floor, New York, New York 10021.

  Nicholas J. Niglio--Mr. Niglio, 49 years old, has been Senior Vice President, Casino Marketing of Taj Associates since November 1995. From February 1995 to October 1995, Mr. Niglio was Vice President,

International Marketing of Taj Associates. Prior to joining Taj Associates, Mr. Niglio was Executive Vice President of International Marketing/Player Development for TCA, the partnership that owns and operates Trump's Castle from 1993 until 1995. Prior to that, Mr. Niglio served as Senior Vice President, Marketing of Caesar's World Marketing Corporation from 1991 until 1993. Mr. Niglio's business address is c/o Trump Taj Mahal Casino Resort, 1000 The Boardwalk, Atlantic City, New Jersey 08401.

  All of the persons listed above are citizens of the United States and are qualified or licensed by the CCC.

  Trump, Nicholas L. Ribis, John P. Burke, R. Bruce McKee, Nicholas F. Moles, Larry W. Clark and Walter Kohlross served as either executive officers and/or directors of Taj Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code on July 17, 1991. The Second Amended Joint Plan of Reorganization of such parties was confirmed on August 28, 1991, and was declared effective on October 4, 1991. Trump, Nicholas L. Ribis, John P. Burke and Robert M. Pickus served as Executive Committee members, officers and/or directors of TCA and its affiliated entities at the time such parties filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on March 9, 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on May 5, 1992, and was declared effective on May 29, 1992. Trump, Nicholas L. Ribis and John P. Burke served as either executive officers and/or directors of Plaza Associates and its affiliated entities when such parties filed their petition for reorganization under Chapter 11 of the Bankruptcy Code in March 1992. The First Amended Joint Plan of Reorganization of such parties was confirmed on April 30, 1992, and was declared effective on May 29, 1992. Trump was a partner of Plaza Operating Partners Ltd. when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on November 2, 1992. The plan of reorganization for Plaza Operating Partners Ltd. was confirmed on December 11, 1992 and declared effective in January 1993. Rudolfo E. Prieto was an Executive Vice President and the Chief Operating Officer for Elsinore Corporation when it filed a petition for reorganization under Chapter 11 of the Bankruptcy Code on October 31, 1995. Elsinore Corporation has not yet filed a plan of reorganization.

EXECUTIVE COMPENSATION

  Taj Holding does not pay any cash compensation to its executive officers for serving as such and Taj Holding does not offer its executive officers stock-based compensation plans, long-term incentive plans or defined benefit pension plans. The executive officers of Taj Holding, other than Trump, are also employees of Taj Associates and are compensated by Taj Associates. Directors are also compensated for serving on Taj Holding's Board of Directors. See "-- Compensation of Directors" below. Mr. Ribis, as a Class C Director of TM/GP, participates in decisions relating to bonuses paid by Taj Associates, but abstains from decisions relating to his own bonus.

  The following table sets forth information for each of the last three completed fiscal years regarding compensation paid to or accrued by (i) the President of Taj Holding and (ii) each of the next four highest paid executive officers of Taj Holding and/or Taj Associates, whose salary and bonus exceeded $100,000 for the year ended December 31, 1995, including one additional individual who would have been among the next four highest paid executive officers but for the fact that his employment was terminated in 1995. Compensation accrued during one year and paid in another is recorded under the year of accrual. Information relating to long-term compensation is inapplicable and has therefore been omitted from the table.

                                        ANNUAL COMPENSATION
                               -------------------------------------
   NAME AND PRINCIPAL                                OTHER ANNUAL     ALL OTHER
        POSITION          YEAR   SALARY    BONUS   COMPENSATION(/2/) COMPENSATION
   ------------------     ---- ---------- -------- ----------------- ------------
Donald J. Trump(/1/)....  1995 $      --  $    --      $    --        $1,743,000(/3/)
 Chairman of the Board,   1994        --       --           --         1,353,000(/3/)
 President and Treasurer  1993        --       --           --         1,566,000(/3/)
 of Taj Holding
Nicholas L. Ribis(/5/)..  1995 $  543,081 $    --      $    --        $      --
 Vice President of Taj    1994    622,083      --           --               --
 Holding                  1993    350,253  250,000      113,997              --
 and Chief Executive
 Officer
 of Taj Associates
R. Bruce McKee .........  1995 $  188,862 $292,756     $    --        $    3,567(/4/)
 Acting Chief Operating   1994    172,703   94,500          --             3,250(/4/)
 Officer,                 1993    130,539   49,500          --             2,468(/4/)
 Chief Financial Officer
 and
 Senior Vice President
 of Finance
 of Taj Associates
Larry W. Clark .........  1995 $  276,611 $124,200     $    --        $    3,696(/4/)
 Executive Vice           1994    261,554   97,500          --             4,620(/4/)
 President                1993    263,521   97,500          --             4,375(/4/)
 Casino Operations of
 Taj Associates
Nicholas J. Niglio(/6/).  1995 $  228,792 $100,236     $    --        $    3,696(/4/)
 Senior Vice President    1994        --       --           --               --
 Casino Marketing         1993        --       --           --               --
 of Taj Associates
Dennis C. Gomes(/7/)....  1995 $1,582,614 $    --      $    --        $      --
                          1994  1,541,614      --           --               --
                          1993  1,116,988  860,000          --               --

--------
(1) Mr. Trump performs functions similar to those of a chief executive officer.
(2) Represents the dollar value of annual compensation not properly categorized as salary or bonus, including amounts reimbursed for income taxes. Following SEC rules, perquisites and other personal benefits are not included in this table unless the aggregate amount of that compensation is the lesser of either $50,000 or 10% of the total of salary and bonus for such executive officers.
(3) The amounts listed represent amounts paid to Trump pursuant to the Taj Services Agreement. See "--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump." Trump is not an employee of Taj Associates. Mr. Trump is also an executive officer of THCR; the compensation from this entity is not included in this table. See "Management of THCR--Executive Compensation--Summary Compensation Table."
(4) Represents vested and unvested contributions made by Taj Associates to the Trump Taj Mahal Retirement Savings Plan. Funds accumulated for an employee under this plan consisting of a certain percentage of the employee's compensation plus Taj Associates' employer matching contributions equaling 50% of the participants' contributions, are retained until termination of employment, attainment of age 59 1/2 or financial hardship, at which time the employee may withdraw his or her vested funds.
(5) Mr. Ribis devotes approximately one quarter of his professional time to the affairs of Taj Associates, and upon consummation of the Merger Transaction he will devote 75% of his time to the operations of THCR, Plaza Associates and Taj Associates. Mr. Ribis is also an executive officer of THCR and Plaza Associates; the compensation from these entities is not included in this table. See "Management of THCR--Executive Compensation--Summary Compensation Table."
(6) Mr. Niglio's employment with Taj Associates commenced on February 6, 1995.
(7) Former Vice President of Taj Holding, director of Taj Holding and TM/GP and former Chief Operating Officer of Taj Associates. Mr. Gomes's employment was terminated on October 3, 1995.

EMPLOYMENT AGREEMENTS

  Taj Associates has an employment agreement with Nicholas L. Ribis (the "Ribis Taj Agreement") pursuant to which Mr. Ribis acts as Chief Executive Officer of Taj Associates, the term of which expires on September 25, 1996. Mr. Ribis received a $250,000 signing bonus. Pursuant to the terms of the Ribis Taj Agreement, in the event that Taj Associates, or any entity which acquires substantially all of Taj Associates, proposes to engage in an offering of common shares to the public, Taj Associates and Mr. Ribis will negotiate new compensation arrangements to include equity participation for Mr. Ribis. Taj Associates may at any time terminate Mr. Ribis's employment for "cause," which is defined in the Ribis Taj Agreement as Mr. Ribis's (i) conviction of a felony or (ii) revocation or termination of his casino key employee license issued by the CCC. Pursuant to the Ribis Taj Agreement, Mr. Ribis has agreed that upon termination of his employment for cause by Taj Associates or voluntarily by Mr. Ribis (other than following a material breach of the agreement by Taj Associates), he would not engage in employment for or on behalf of any other casino hotel located in Atlantic City for the lesser of one year or the period then remaining in the term of the agreement, provided that this covenant not to compete shall not be applicable in the case there is a public offering of common shares and Mr. Ribis voluntarily terminates his employment as the result of his and Taj Associates' failure to negotiate mutually satisfactory compensation arrangements. Taj Associates and Mr. Ribis expect to amend the Ribis Taj Agreement, retroactive to June 12, 1995, pursuant to which, among other things, Mr. Ribis's annual salary will change from $550,000 (with annual increases of 10% on each anniversary) to $499,125. Mr. Ribis acts as President, Chief Executive Officer and Chief Financial Officer of THCR and THCR Holdings, the Chief Executive Officer of TCA and Plaza Associates, the partnerships that own Trump's Castle and Trump Plaza, and receives additional compensation from such entities. Mr. Ribis devotes approximately one quarter of his professional time to the affairs of Taj Associates. Following the consummation of the Merger Transaction, Mr. Ribis will devote 75% of his professional time to the operations of THCR, Plaza Associates and Taj Associates. See "Management of THCR--Employment Agreements."

  Taj Associates has an employment agreement with R. Bruce McKee (the "McKee Agreement") pursuant to which he serves as Senior Vice President and Chief Financial Officer of Taj Associates. The McKee Agreement, which expires on September 30, 1997, provides for an annual salary of $175,000, a guaranteed bonus of $25,000 and is terminable by Mr. McKee on each anniversary date of the agreement. Mr. McKee will further be considered for additional bonus compensation at Taj Associates' sole discretion. Factors considered by Taj Associates in the awarding of all discretionary bonuses generally are the attainment by Taj Associates of budgeted or forecasted goals and the individual's perceived contribution to the attainment of such goals.

  Taj Associates has an employment agreement with Larry W. Clark (the "Clark Agreement") pursuant to which he serves as Executive Vice President, Casino Operations of Taj Associates. The Clark Agreement, which expires on November 30, 1997, provides for an annual salary of $300,000 and, in addition, a minimum guaranteed bonus of at least $124,200 per annum. Pursuant to the Clark Agreement, Mr. Clark has agreed that in the event the agreement is terminated by him for any reason or by Taj Associates for cause, he would not engage in employment for or on behalf of any other casino hotel located in Atlantic City for a period of one year.

  Taj Associates has an employment agreement with Nicholas J. Niglio (the "Niglio Agreement") which was assigned to Taj Associates by TCA on February 6, 1995, pursuant to which he serves as Senior Vice President, Casino Marketing of Taj Associates. The Niglio Agreement, which expires on December 31, 1996, provides for an annual salary of $250,000 and an annual bonus at the sole discretion of management of Taj Associates. Pursuant to the Niglio Agreement, Mr. Niglio has agreed that upon termination of his employment he would not solicit or contact, directly or through any other casino in Atlantic City, any customers whom he had developed during his employment with Taj Associates for a period of ninety days. Mr. Niglio previously served as Executive Vice President of TCA.

  Taj Associates may terminate the employment agreements of Messrs. Clark, McKee and Niglio in its sole discretion, without cause. If Mr. Clark's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Clark the greater of one year's salary or his salary for the number of months remaining in the agreement, each at his then current salary. If Mr. McKee's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. McKee an amount equal to one year's then current salary. If Mr. Niglio's employment agreement is terminated without cause, Taj Associates would be obligated to pay Mr. Niglio the lesser of three month's salary or his salary for the number of months remaining in the agreement, each at his then current salary. Taj Associates may also terminate the McKee Agreement, the Clark Agreement and the Niglio Agreement (a) in the event that the CCC license of Mr. McKee, Mr. Clark or Mr. Niglio, respectively, is revoked or terminated or (b) for "cause," which is defined in each of the agreements as (i) a material breach of the agreement or of any employee conduct rules, (ii) dishonesty, (iii) intentional refusal to perform duties or to properly perform them upon notice, (iv) alcohol or drug abuse or (v) disability or death.

  Taj Associates entered into a severance agreement with Nicholas F. Moles (the "Moles Agreement") on August 11, 1994. The Moles Agreement provides that upon Mr. Moles' termination other than for "cause," loss of his casino key employee license from the CCC or voluntary resignation, Taj Associates will pay Mr. Moles a severance payment equal to the amount of his salary at its then current rate for the period of one year. The Moles Agreement defines "cause" as Mr. Mole's (i) material breach of the agreement or of any employee conduct rules, (ii) dishonesty, (iii) intentional refusal to perform his duties or to properly perform them upon notice, (iv) alcohol or drug abuse or
(v) disability or death.

  Taj Associates had an employment agreement with Dennis C. Gomes, pursuant to which Mr. Gomes served as President and Chief Operating Officer of Taj Associates. The agreement provided for an annual salary of $1,500,000, and annual increases of 10% on each anniversary. Mr. Gomes received a signing bonus of $600,000. On September 19, 1995, pursuant to the terms of the employment agreement, Mr. Gomes terminated his employment agreement as President and Chief Operating Officer of Taj Associates and continued to serve in that position as an employee-at-will. On October 3, 1995, the Board of Directors of TM/GP terminated Mr. Gomes from his position as President and Chief Operating Officer of Taj Associates and Vice President of Taj Holding. On that same date, Trump, the holder of the Taj Holding Class C Common Stock terminated Mr. Gomes as a Class C Director of TM/GP and Taj Holding. Mr. Gomes did not receive any severance compensation in connection with his termination.

COMPENSATION OF DIRECTORS

  The directors of Taj Holding are compensated as follows: (i) each Class B Director is paid $60,000 per year plus $4,000 for each meeting of the Board of Directors attended; provided, however, that the total fees received by any Class B Director in any single calendar year may not exceed $90,000 except under unusual circumstances not anticipated to occur; (ii) Trump is not paid any fee for serving as a Class C Director; and (iii) each Class C Director other than Trump is paid a fee of $30,000 per year plus $2,000 for each meeting of the Board of Directors attended (which meeting fee was waived for a portion of 1994 and 1995 for all Class C Directors who are employees of Taj Holding and its affiliates); provided, however, that the total fees received by any Class C Director in any single calendar year may not exceed $45,000, except under unusual circumstances not anticipated to occur. All directors receive reasonable expenses of attendance for each meeting attended. In addition, members of the TM/GP Audit Committee are compensated as follows: each member selected by the Class B Directors receives $2,000 per meeting attended and each member selected by the Class C Directors receives $1,000 per meeting attended. A total of $396,000 and $49,500 in directors' fees and committee fees was paid to the Class B Directors and Class C Directors, respectively, in the fiscal year ended December 31, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In general, the compensation of executive officers of Taj Associates is determined by the Board of Directors of Taj Holding and TM/GP. No officer or employee of Taj Associates other than Mr. Ribis who serves on the Board of Directors of Taj Holding and TM/GP, participated in the deliberations concerning executive compensation.

  Certain Related Party Transactions of Trump. On January 8, 1996, as an inducement for Taj Holding, THCR and Merger Sub to enter into the Merger Agreement, Trump agreed to vote, or cause to be voted, all shares of Taj Holding Class C Common Stock beneficially owned by Trump in favor of the approval and adoption of the Merger Agreement.

  Taj Associates has entered into a lease with The Trump-Equitable Fifth Avenue Co., a corporation wholly owned by Trump, for the lease of office space in The Trump Tower in New York City, which Taj Associates uses as a marketing office. The monthly payments under the lease had been $1,000, and the premises were leased at such rent for four months in 1992, the full twelve months in 1993 and 1994 and eight months in 1995. On September 1, 1995, the lease was renewed for a term of five years with an option for Taj Associates to cancel the lease on September 1 of each year, upon six months' notice and payment of six months' rent. Under the renewed lease, the monthly payments are $2,184.

  Taj Associates currently leases the Specified Parcels from Realty Corp., consisting of land adjacent to the site of the Taj Mahal, which is being used primarily for a bus terminal, surface parking and the Taj Entertainment Complex, as well as the Steel Pier and a warehouse complex. During 1993, 1994 and 1995, lease obligations to Realty Corp. for these facilities were approximately $3.3 million per year. Upon consummation of the Merger Transaction, Taj Associates will purchase the Specified Parcels from Realty Corp. See "The Merger Transaction."

  On October 4, 1991, Taj Associates entered into the Taj Associates-First Fidelity Guarantee to guarantee performance by Realty Corp. of its obligations under the First Fidelity Loan. The Taj Associates-First Fidelity Guarantee is limited to any deficiency in the amount owed under the First Fidelity Loan when due, up to a maximum of $30 million. In connection with the purchase of the Specified Parcels, First Fidelity will, among other things, release Taj Associates from the Taj Associates-First Fidelity Guarantee. See "Business of Taj Holding--Certain Indebtedness--First Fidelity Loan/Specified Parcels."

  During 1992 and prior years, Taj Associates had an arrangement with the Trump Shuttle, Inc. (the "Trump Shuttle"), which at the time was beneficially owned by Trump, for the provision of airline services to Atlantic City on behalf of Taj Associates patrons. During 1992, Taj Associates incurred $29,000 in charges from the Trump Shuttle, all of which was paid.

  Taj Associates and Trump have entered into the Taj Services Agreement, which became effective in April 1991, and which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates through December 31, 1999. In consideration for the services to be rendered, Taj Associates pays an annual fee (the "Annual Fee") equal to 1 1/2% of Taj Associates' earnings before interest, taxes and depreciation less capital expenditures for such year, with a minimum base fee of $500,000 per annum. The base fee is payable monthly with the balance due April 15 of the following year. During 1993, 1994 and 1995, Trump earned approximately $1.6 million, $1.4 million and $1.7 million, respectively, in respect of the Annual Fee, including amounts paid to a third party pursuant to an assignment agreement. In addition to the Annual Fee, Taj Associates reimburses Trump on a monthly basis for all reasonable out-of-pocket expenses up to certain aggregate amounts incurred by Trump in performing his obligations under the Taj Services Agreement. During 1993, 1994 and 1995, Taj Associates reimbursed Trump $232,000, $224,000 and $261,000, respectively, for expenses pursuant to the Taj Services Agreement, of which $127,000, $148,000 and $164,000, respectively, was incurred to an affiliate for air transportation. Taj Associates has agreed to indemnify Trump from and against any licensing fees arising out of his performance of the Taj Services Agreement, and against any liability arising out of his performance of the Taj Services Agreement, other than that due to his gross negligence or willful misconduct. In connection with the Merger, the Taj Services Agreement will be terminated.

  On April 1, 1991, in connection with the Taj Services Agreement, Taj Associates and Trump entered into an Amended and Restated License Agreement (the "Taj License Agreement") which amended and restated an earlier license agreement between the parties. Pursuant to the Taj License Agreement, Taj Associates has the non-exclusive right to use the name and likeness of Trump, and the exclusive right to use the name and related marks and designs of the Trump Taj Mahal Casino Resort (collectively, the "Taj Marks"), in its advertising, marketing and promotional activities through December 31, 1999. All uses by Taj Associates of the names, marks, licenses and designs under the Taj License Agreement are subject to the prior written approval of Trump. Trump has agreed to indemnify Taj Associates against any liability for trademark or copyright infringement (in connection with the use by Taj Associates of the Taj Marks in accordance with the Taj License Agreement) arising solely by reason of any license agreement or other agreement entered into by Trump with respect to the Taj Marks. Taj Associates has collaterally assigned its right under the Taj License Agreement to the Taj Bond Trustee. Upon consummation of the Merger, the Taj License Agreement is expected to be terminated and the Taj Marks licensed to THCR Holdings.

  John Barry, Trump's brother-in-law, is a partner of Barry & McMoran, a New Jersey law firm which provides, from time to time, legal services to Taj Associates.

  Other Relationships. The SEC requires registrants to disclose the existence of any other corporation in which both (i) an executive officer of the registrant serves on the board of directors and/or compensation committee, and
(ii) a director of the registrant serves as an executive officer. Mr. Ribis, an executive officer of Taj Associates, is a member of the Board of Directors of other entities in which members of the Board of Directors of TM/GP, the managing general partner of Taj Associates (namely, Messrs. Trump, Ribis and Burke), are executive officers. Mr. Trump, an executive officer of Taj Holding, is a member of the Board of Directors of other entities in which members of the Board of Directors of Taj Holding (namely, Messrs. Trump, Ribis and Burke) are executive officers. Mr. Ribis, an executive officer of Taj Funding and TTMI, serves on the Board of Directors of other entities in which the sole Director of Taj Funding and TTMI (namely, Trump) serves as an executive officer. In addition, Trump or entities owned by him receive management or services fees pursuant to fixed formulas provided for in agreements with Taj Associates, Plaza Associates, THCR and TCA, of which Mr. Ribis is a director or a director of the managing general partner.

  Mr. Ribis serves on the Board of Directors of Taj Holding, which is the 100% beneficial owner of TM/GP, of which Trump is an executive officer. Messrs. Trump and Ribis serve on the Board of Directors of TM/GP, which is the managing general partner of Taj Associates, of which Messrs. Ribis and Burke are executive officers. Trump, however, does not receive any compensation for serving as an executive officer of TM/GP or Taj Holding. Messrs. Trump and Ribis also serve on the Board of Directors of Realty Corp., which leases certain real property to Taj Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis, however, do not receive any compensation for serving as executive officers of Realty Corp. Trump is also a director of TTMI, TTMC and Taj Funding; Mr. Ribis serves as an executive officer of one or more of such entities; however, he does not receive any compensation for serving in such capacities.

  Messrs. Trump and Ribis serve on the Board of Directors of Plaza Funding, Inc., the managing general partner of Plaza Associates, of which Messrs. Trump and Ribis are executive officers. Messrs. Trump and Ribis also serve on the Board of Directors of Plaza Holding Inc., of which Messrs. Trump, Ribis and Burke are also executive officers. Trump is not compensated by such entities for serving as an executive officer; however, he has entered into a personal services agreement with Plaza Associates and THCR. Messrs. Ribis and Burke are not compensated by the foregoing entities; however, they are compensated by Plaza Associates for their service as executive officers.

  Trump serves on the Board of Directors of THCR and TC/GP, Inc., of which Messrs. Ribis and Burke are executive officers. Trump is not compensated by such entities for serving as an executive officer; however, a corporation controlled by him has entered into a services agreement with TCA. Messrs. Ribis and Burke are not compensated by the foregoing entities; however, they are compensated by TCA for their service as executive officers.

  Prior to December 1995, Mr. Ribis was Counsel to the law firm of Ribis, Graham and Curtin (now practicing as Graham, Curtin & Sheridan, A Professional Association), which serves as New Jersey legal counsel to Taj Holdings, Taj Associates and certain of their affiliated entities.

                             CERTAIN TRANSACTIONS

  Payments to affiliates in connection with any such transactions are governed by the provisions of the Plaza Note Indenture and the Senior Note Indenture, and may also be governed by the provisions of the Mortgage Note Indenture, which provisions generally require that such transactions be on terms as favorable as would be obtainable from an unaffiliated party, and require the approval of a majority of the independent directors of THCR for certain affiliated transactions.

THCR

  Trump and certain affiliates have engaged in certain related party transactions with respect to THCR and Plaza Associates. See "Management of THCR--Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump" and "--Other Relationships."

  Plaza Associates has joint property insurance coverage with TCA, Taj Associates and other entities affiliated with Trump for which the annual premium paid by Plaza Associates was approximately $1.4 million for the 12 months ended May 1996.

  Plaza Associates leased from Taj Associates certain office facilities located in Pleasantville, New Jersey. In 1993 and 1992, lease payments by Plaza Associates to Taj Associates totaled approximately $30,000 and $138,000, respectively. Such lease terminated on March 19, 1993, and Plaza Associates vacated the premises. Through February 1, 1993, Plaza Associates also leased from Trump approximately 120 parking spaces at Trump Plaza East for approximately $5.50 per parking space per day, with payments under such arrangement for the years ended December 31, 1993 and December 31, 1992 totaling $21,000 and $227,000, respectively.

  Plaza Associates also leased portions of its warehouse facility located in Egg Harbor Township, New Jersey to TCA; lease payments by TCA to Plaza Associates totaled $6,000, $6,000 and $15,000 in 1995, 1994 and 1993, respectively.

  Indemnification Agreements. In addition to the indemnification provisions in THCR's and its subsidiaries' employment agreements (see "Management of THCR--Employment Agreements"), certain former and current Directors of Plaza Funding entered into separate indemnification agreements in May 1992 with Plaza Associates pursuant to which such persons are afforded the full benefits of the indemnification provisions of the partnership agreement governing Plaza Associates. Plaza Associates also entered into an Indemnification Trust Agreement in November 1992 (the "Trust Agreement") with Midlantic (the "Indemnification Trustee") pursuant to which the sum of $100,000 was deposited by Plaza Associates with the Indemnification Trustee for the benefit of the Directors of Plaza Funding and certain former Directors of Trump Plaza GP to provide a source for indemnification for such persons if Plaza Associates, Plaza Funding or Trump Plaza GP, as the case may be, fails to immediately honor a demand for indemnification by such persons. The indemnification agreements with the directors of Plaza Funding and directors of Trump Plaza GP were amended in June 1993 to provide, among other things, that Plaza Associates would maintain directors' and officers' insurance covering such persons during the ten-year term (subject to extension) of the indemnification agreements; provided, however, that if such insurance would not be available on a commercially practicable basis, Plaza Associates could, in lieu of obtaining such insurance, annually deposit an amount in the Indemnification Trust Fund equal to $500,000 for the benefit of such directors; provided, however, that deposits relating to the failure to obtain such insurance shall not exceed $2.5 million. Such directors are covered by directors' and officers' insurance maintained by Plaza Associates.

TAJ HOLDING AND AFFILIATES

  Trump and certain affiliates and have engaged in certain related party transactions with respect to Taj Associates. See "Management of Taj Holding-- Compensation Committee Interlocks and Insider Participation--Certain Related Party Transactions of Trump" and "--Other Relationships."

  During the fiscal years ended December 31, 1993, 1994 and 1995, Taj Associates reimbursed Taj Holding $1,733,000, $2,171,000 and $1,554,000, respectively, for all amounts necessary to permit TM/GP or Taj Holding (a) to make payments that TM/GP or Taj Holding was required to make pursuant to the terms of TM/GP's Certificate of Incorporation and the Taj Holding Certificate of Incorporation (generally for indemnification of officers and directors),
(b) to pay fees to directors (including fees for serving on a committee), (c) to pay all other expenses of TM/GP and Taj Holding and (d) to permit Taj Holding to redeem the Taj Holding Class B Common Stock when required to make such redemption pursuant to the terms of the Taj Holding Certificate of Incorporation. Taj Holding did not engage in any other transactions with its affiliates during the fiscal years ended December 31, 1993, 1994 and 1995.

  Taj Funding has not engaged in any transactions with its affiliates, except for the loan of funds made to Taj Associates in exchange for an intercompany note secured by a mortgage. Both the note and the mortgage were amended in 1991 pursuant to the 1991 Taj Restructuring.

  In April 1991, Taj Associates purchased from TCA for $1,687,000 two adjacent parcels of land on the Pleasantville-Egg Harbor Township border, constituting approximately ten acres. The first parcel contains two buildings, certain fleet maintenance facilities and an office building and warehouse facility, portions of which were leased to Plaza Associates. The lease expired in March 1993 and Plaza Associates has vacated. Taj Associates currently leases the space to commercial tenants. The second parcel is unimproved.

  In December 1994, Taj Associates entered into a one-year agreement with TCA pursuant to which TCA leases to Taj Associates 300 parking spaces (500 parking spaces during the months of May to September) at a rate of 50 cents per space per day, to be used for employee parking. The agreement expired in December 1995, however, TCA and Taj Associates are currently negotiating an extension of the agreement and have agreed to continue the lease on a month-to-month basis.

  Taj Associates engages in various transactions with Trump Plaza and Trump's Castle. These transactions are charged at cost or normal selling price in the case of retail items and include certain shared payroll costs as well as complimentary services offered to customers. Expenses incurred by Taj Associates payable to TCA for the years ended December 31, 1993, 1994 and 1995 were approximately $1,100,000, $1,167,000 and $1,072,000, respectively, of which all but $69,000, $30,000, and $164,000, respectively, was paid or offset against amounts owed to Taj Associates by TCA. Expenses incurred by Taj Associates payable to Plaza Associates for the years ended December 31, 1993, 1994 and 1995 were approximately $83,000, $149,000 and $445,000, respectively, all of which were offset against amounts owed to Taj Associates by Plaza Associates, with the exception of $167,000 at December 31, 1995.

  Indemnification Agreements. In addition to the indemnification provisions in Taj Associates employment agreements, the Merger Agreement provides for indemnification of any present or former director, officer, employee or agent of Taj Holding and TM/GP, arising from his services as such, within six years of the Effective Time.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THCR

  The following table sets forth, as of March 1, 1996 (without giving effect to the transactions contemplated by the Merger Transaction), certain information regarding the beneficial ownership of THCR Common Stock by (i) each of THCR's executive officers, (ii) each director of THCR, (iii) each person who is known to THCR to own beneficially more than 5% of the THCR Common Stock and (iv) all officers and directors of THCR as a group. Such information is based, in part, upon information provided by certain stockholders of THCR. In the case of persons other than members of the officers and directors of THCR, such information is based solely on a review of Schedules 13G filed with the SEC.

                                                    BENEFICIAL OWNERSHIP
                                                    ----------------------------
NAME                                                  NUMBER           PERCENT
----                                                ------------      ----------
Donald J. Trump....................................    6,667,217(/1/)     39.8%
Nicholas L. Ribis..................................       72,487(/2/)        *
John P. Burke......................................          400(/3/)        *
Robert M. Pickus...................................          200             *
Wallace B. Askins..................................        3,000             *
Don M. Thomas......................................          200             *
Peter M. Ryan......................................          --            --
INVESCO PLC........................................      527,300(/4/)      5.2
The Goldman Sachs Group, L.P. .....................      771,300(/5/)      7.7
Hellman, Jordan Management Co., Inc................      882,700(/6/)      8.8
The Capital Group Companies, Inc...................    1,064,000(/7/)     10.6
State Street Research & Management Company.........    1,270,300(/8/)     12.6
Oppenheimer Group, Inc.............................    1,490,075(/9/)     14.8
All officers and directors of THCR (7 persons).....    6,743,504          40.2

  The above persons have sole voting and investment power, unless otherwise indicated.
--------
 * Less than 1%.
(1) These shares include 6,666,667 shares of THCR Common Stock, into which Trump's limited partnership interest in THCR Holdings is convertible, subject to certain adjustments. See "Description of the THCR Holdings Partnership Agreement." These shares include 300 shares of THCR Common Stock held by his wife, Mrs. Marla M. Trump, of which shares Trump disclaims beneficial ownership. Trump is also the beneficial owner of the outstanding shares of the THCR Class B Common Stock (1,000 shares). The THCR Class B Common Stock has voting power equivalent to the voting power of the THCR Common Stock into which Trump's limited partnership interest is convertible. Upon conversion of all or any portion of the THCR Holdings limited partnership interest into shares of THCR Common Stock, the corresponding voting power of the THCR Class B Common Stock will be proportionately diminished. See "Description of THCR Capital Stock."
(2) Represents the vested portion of a stock bonus awarded to the President of THCR pursuant to the 1995 Stock Plan. See "Management of THCR--Executive Compensation." These shares include 3,081 shares and 2,739 shares held by Mr. Ribis as custodian for his son, Nicholas L. Ribis, Jr., and his daughter, Alexandria Ribis, respectively, of which shares Mr. Ribis disclaims beneficial ownership.
(3) Mr. Burke shares voting and dispositive power of 100 of these shares with his wife. These shares also include 100 shares beneficially owned solely by his wife, of which shares Mr. Burke disclaims beneficial ownership.
(4) 11 Devonshire Square, London EC2M 4YR, England. INVESCO PLC ("Invesco"), the parent holding company, shares voting and dispositive power over these shares with four of its subsidiaries. Invesco and its subsidiaries disclaim beneficial ownership of these shares, which are held by them on behalf of other persons who have the right to receive (or direct the receipt) of dividends and proceeds from the sale of such shares.
(5) 85 Broad Street, New York, New York 10004. The Goldman Sachs Group, L.P., the parent holding company, shares voting and dispositive power over these shares with Goldman, Sachs & Co., a registered broker dealer and investment adviser, and over 504,100 of these shares with Goldman Sachs Small Equity Fund.
(6) 75 State Street, Suite 2420, Boston, Massachusetts 02109. Hellman, Jordan Management Co., Inc. ("Hellman") is an investment adviser which has sole dispositive power over all of these shares and sole voting power over 817,700 of these shares. Hellman's clients have the power to revoke Hellman's dispositive power upon 30 days' written notice.
(7) 333 South Hope Street, Los Angeles, California 90071. The Capital Group Companies, Inc. ("Capital Group") has sole dispositive power over these shares and sole voting power over 256,000 of these shares. These shares include 654,000 shares beneficially owned by Capital Guardian Trust Company ("Capital Guardian"). Capital Group is the parent holding company of Capital Guardian. Capital Group and Capital Guardian disclaim beneficial ownership of these shares.
(8) One Financial Center, 30th Floor, Boston, Massachusetts 02111. State Street Research & Management Company ("State Street") is an investment adviser and disclaims beneficial ownership of these shares. Metropolitan Life Insurance Company, One Madison Avenue, New York, New York 10010, is the parent holding company of State Street.
(9) Oppenheimer Tower, World Financial Center, New York, New York 10281. Oppenheimer Group, Inc. ("Oppenheimer") has shared voting and dispositive power over these shares. These shares include 886,400 shares beneficially owned by Oppenheimer Capital, an investment adviser, of which Oppenheimer is the parent holding company.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                OF TAJ HOLDING

  Taj Holding Class A Common Stock and Taj Holding Class B Common Stock. The following tables set forth, as of February 15, 1996 (without giving effect to the Merger Transaction), certain information regarding the beneficial ownership of the Taj Holding Class A Common Stock and Taj Holding Class B Common Stock by each person who is known to Taj Holding to own beneficially more than 5% of Taj Holding Class A Common Stock and Taj Holding Class B Common Stock. Such information is based, with respect to the Taj Holding Class A Common Stock, solely upon information provided by the stockholders identified below and, with respect to the Taj Holding Class B Common Stock, solely upon a review of Schedules 13D filed with the SEC. As of December 31, 1995, no directors or executive officers of Taj Holding beneficially owned any shares of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock.

           BENEFICIAL OWNERSHIP OF TAJ HOLDING CLASS A COMMON STOCK

                                                         BENEFICIAL OWNERSHIP
                                                         ----------------------
NAME                                                       NUMBER     PERCENT
----                                                     ----------- ----------
Putnam Investment Management, Inc.(/1/)(/4/)............     135,000      10.0%
Internationale Nederlanden (U.S.) Capital
 Corporation(/2/)(/4/)..................................     150,000       8.2
Grace Brothers Ltd.(/3/)(/4/)...........................      95,000       7.0

  The above persons have sole voting and investment power, unless otherwise indicated.
--------
(1) One Post Office Square, Boston, MA 02109
(2) 135 East 57th Street, New York, NY 10022
(3) 100 West Diversy Parkway, Chicago, IL 60614
(4) Party to, or bound by, the Class A Agreement and, thus, required to vote in favor of the Merger Agreement. See "Special Factors--Background to the Merger Transaction."

           BENEFICIAL OWNERSHIP OF TAJ HOLDING CLASS B COMMON STOCK

                                                        BENEFICIAL OWNERSHIP
                                                        ----------------------
      NAME                                                NUMBER     PERCENT
      ----                                              ----------- ----------
Kemper Financial Services, Inc.(/1/)...................     112,152        14.4%
Putnam Investment Management, Inc.(/2/)................     106,148        13.6

--------
(1) 120 South LaSalle Street, Chicago, IL 60603. Kemper Financial Services, Inc. ("Kemper"), serves as an investment advisor to certain mutual funds and various other managed accounts, including those which hold Taj Holding Class B Common Stock. As a result, Kemper shares with such mutual funds and managed accounts voting and dispositive power over the shares of Taj Holding Class B Common Stock held by those entities.
(2) One Post Office Square, Boston, MA 02109. Putnam serves as an investment advisor to certain registered investment companies (the "Putnam Funds"), and as a result shares with each Putnam Fund voting and dispositive power over the shares of Taj Holding Class B Common Stock held by the Putnam Funds. Marsh & McLennan Companies, Inc. and Putnam Investments, Inc. are deemed to control Putnam, and are each therefore deemed to beneficially own Putnam's shares of Taj Holding Class B Common Stock reported above.

  Except as otherwise noted above, Taj Holding believes the beneficial holders listed above have sole voting and investment power regarding the shares of Taj Holding Class A Common Stock and Taj Holding Class B Common Stock shown as being beneficially owned by them.

  Taj Holding Class C Common Stock. Trump, a Class C Director of Taj Holding, owns 100% of the outstanding shares of Taj Holding Class C Common Stock.

                       DESCRIPTION OF THCR CAPITAL STOCK

  The following summary description of the capital stock of THCR does not purport to be complete and is qualified in its entirety by reference to the THCR Certificate of Incorporation and the THCR By-Laws, copies of which are filed as exhibits to this Registration Statement of which this Proxy Statement-Prospectus is a part.

GENERAL

  The authorized capital stock of THCR consists of (i) 50,000,000 shares of THCR Common Stock, of which 10,066,667 shares are currently issued and outstanding, (ii) 1,000 shares of THCR Class B Common Stock, all of which are currently issued and outstanding, and (iii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "THCR Preferred Stock"), none of which are issued and outstanding.

THCR COMMON STOCK AND THCR CLASS B COMMON STOCK

  Holders of THCR Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of the holders of the THCR Class B Common Stock described below, holders of a majority of the shares of THCR Common Stock are entitled to vote in any election of directors, and may elect all of the directors standing for election. Holders of THCR Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the THCR Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of THCR, the holders of THCR Common Stock and THCR Class B Common Stock will share ratably, out of the assets of THCR legally available for distribution to its stockholders, to the extent of their par value, $.01 per share. After such payment is made, the holders of the THCR Common Stock will be entitled to participate ratably in all of the remaining assets of THCR available for distribution. Holders of THCR Common Stock have no subscription, redemption or conversion rights. Holders of THCR Common Stock have no preemptive rights to subscribe to any additional securities that THCR may issue, nor is the THCR Common Stock subject to calls or assessments by THCR. All the outstanding shares of THCR Common Stock are, and the shares of THCR Common Stock to be issued in connection with the Merger Transaction, when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of THCR Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of THCR Preferred Stock that THCR may designate and issue in the future.

  Trump currently is the beneficial owner of all 1,000 outstanding shares of THCR Class B Common Stock. The THCR Class B Common Stock votes together with the THCR Common Stock as a single class on all matters submitted to stockholders of THCR for a vote or in respect of which consents are solicited (other than in connection with certain amendments of the THCR Certificate of Incorporation described below). The number of votes represented by the THCR Class B Common Stock held by any holder equals the number of shares of THCR Common Stock issuable to the holder upon the conversion of such holder's partnership interest in THCR Holdings into THCR Common Stock. Upon such conversion, the corresponding voting power of shares of THCR Class B Common Stock (equal in voting power to the number of shares of THCR Common Stock issued upon such conversion) will be proportionately diminished. The THCR Class B Common Stock provides Trump with a voting interest in THCR which is proportionate to his equity interest in THCR Holdings' assets represented by his limited partnership interest. Except for the right to receive par value upon liquidation, the THCR Class B Common Stock has no right to receive any dividend or other distribution in respect of the equity of THCR. In addition, the THCR Certificate of Incorporation provides that the THCR Class B Common Stock is not entitled to a separate class vote on any matters submitted to the stockholders of THCR for their approval, except for any amendment of the terms of the THCR Class B Common Stock, which require (x) the affirmative vote of the THCR Class B Common Stock, voting as a separate class, and (y) the affirmative vote of a majority of the shares of THCR Common Stock held by persons who are not beneficial owners of THCR Class B Common Stock, voting as a separate class.

  In accordance with the requirements of the Casino Control Act and the Indiana Riverboat Gambling Act, the THCR Certificate of Incorporation provides that all securities of THCR are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall: (a) dispose of his interest in THCR; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or indirectly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino license for services rendered or otherwise. The THCR Certificate of Incorporation further provides that THCR may redeem any shares of THCR's capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license held by THCR. Such redemption shall be at the lesser of fair market value (as defined in the THCR Certificate of Incorporation), or the purchase price of such capital stock. The THCR Certificate of Incorporation may also contain other provisions required by the gaming laws of other jurisdictions.

  The Transfer Agent for the THCR Common Stock is Continental Stock Transfer & Trust Company, Jersey City, New Jersey.

THCR PREFERRED STOCK

  THCR's Board of Directors may, without further action by THCR's stockholders, issue THCR Preferred Stock in one or more series and fix the rights, preferences, privileges, qualifications, limitations and restrictions of the THCR Preferred Stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of THCR Preferred Stock may have the effect of delaying, deferring or preventing a change in control of THCR without further action by the stockholders and may adversely affect the voting and other rights of the holders of THCR Common Stock. At present, THCR has no plans to issue any of the THCR Preferred Stock.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

  The THCR Certificate of Incorporation and the THCR By-Laws contain provisions that could have anti- takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of THCR and in the policies formulated by the Board of Directors of THCR and to discourage certain types of transactions which may involve an actual or threatened change of control of THCR. The provisions are designed to reduce the vulnerability of THCR to an unsolicited proposal for a takeover of THCR that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of THCR. The provisions are also intended to discourage certain tactics that may be used in proxy fights. The Board of Directors of THCR believes that, as a general rule, such takeover proposals would not be in the best interest of THCR and its stockholders. Set forth below is a description of such provisions in the THCR Certificate of Incorporation and the THCR By-Laws. The Board of Directors of THCR has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

  The THCR Certificate of Incorporation provides that directors, other than those, if any, elected by the holders of THCR Preferred Stock, can be removed from office only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then outstanding shares of capital stock entitled to vote thereon ("THCR Voting Stock"). Pursuant to the THCR By-Laws, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors of THCR may be filled by the affirmative vote of a majority of the remaining directors.

  Except as otherwise provided for with respect to the rights of the holders of THCR Preferred Stock, the THCR Certificate of Incorporation provides that the whole Board of Directors of THCR will consist of that number of directors determined from time to time by the Board of Directors of THCR.

  The THCR By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of THCR or a committee thereof, of candidates for election as directors and with regard to certain other matters to be brought before an annual meeting of stockholders of THCR. In general, notice must be received by THCR not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the matters to be brought before the meeting and the stockholder submitting the proposal.

  In addition, the THCR Certificate of Incorporation provides that whenever any vote of THCR Voting Stock is required by law to amend, alter, repeal or rescind any provision thereof, then, in addition to any affirmative vote required by law or any required vote of the holders of THCR Preferred Stock, the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of THCR Voting Stock and approval by at least a majority of the then-authorized number of directors of THCR is required to amend certain provisions of the THCR Certificate of Incorporation; provided, however, that if any such amendment, alteration, repeal, or rescission (a "THCR Change") relates to those provisions or to removal of directors, such THCR Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of THCR Voting Stock, voting together as a single class and, if at the time there exist one or more THCR Related Persons (as defined), such THCR Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the Disinterested Shares (defined in the THCR Certificate of Incorporation as, to any THCR Related Person, shares of THCR Voting Stock that are beneficially owned and owned of record by stockholders other than such THCR Related Person). A "THCR Related Person" means any person, entity or group which beneficially owns 10% or more of the outstanding voting stock of THCR, provided, however, that Trump and his affiliates are not deemed to be a THCR Related Person.

  The THCR Certificate of Incorporation provides that the vote(s) required by the immediately preceding provision shall not be required if such THCR Change has been first approved by at least two-thirds of the then- authorized number of directors of THCR and, if at the time there exist one or more THCR Related Persons, by a majority of the THCR Continuing Directors (as defined with respect to any THCR Related Person to be any member of the Board of Directors of THCR who (i) is unaffiliated with and is not the THCR Related Person and
(ii) became a member of the Board of Directors of THCR prior to the time that the THCR Related Person became a THCR Related Person, and any successor of a THCR Continuing Director who is recommended to succeed a THCR Continuing Director by a majority of THCR Continuing Directors then on the Board of Directors of THCR).

  The THCR Certificate of Incorporation provides that the THCR By-Laws may be adopted, altered, amended or repealed by the stockholders of THCR or by a majority vote of the entire Board of Directors of THCR.

  The THCR Certificate of Incorporation provides that, except as otherwise provided for with respect to the rights of the holders of THCR Preferred Stock, no action that is required or permitted to be taken by the stockholders of THCR at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors of THCR and, if such action involves a "business combination" within the meaning of Section 203 of the DGCL, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the THCR Continuing Directors then in office.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

  THCR is subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% of the corporation's voting stock. Neither Trump nor any of his affiliates is deemed to be an "interested stockholder" for purposes of
Section 203 of the DGCL.

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  The THCR Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Furthermore, the THCR Certificate of Incorporation and the THCR By-Laws contain provisions to indemnify THCR's directors and officers to the fullest extent permitted by the DGCL, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. THCR believes that these provisions assist THCR in attracting and retaining qualified individuals to serve as directors.

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            DESCRIPTION OF THE THCR HOLDINGS PARTNERSHIP AGREEMENT

  The following summary of the THCR Holdings Partnership Agreement, and the description of certain provisions set forth elsewhere in this Proxy Statement-Prospectus is qualified in its entirety by reference to such partnership agreement, which is filed as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part. THCR Holdings was formed in 1995 under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware RULPA"). Stockholders of THCR are neither general nor limited partners of THCR Holdings, and influence or control THCR Holdings solely through their ownership of THCR Common Stock.

DISTRIBUTIONS AND ALLOCATIONS OF PROFITS AND LOSSES

  THCR Holdings makes any required distributions to each partner of THCR Holdings (each, a "Partner") for taxes ("Tax Amounts") in one or more payments from time to time during each year, but in no event later than March 1 of the year immediately following such year, in an aggregate cash sum equal to such Partner's percentage interest in Tax Amounts in respect of such year. In general, Tax Amounts for any year are the product of the highest marginal tax rate applicable to any of the Partners (subject to certain limitations) and THCR Holdings' taxable income for such year. The THCR Holdings Partnership Agreement provides that after making the required tax distributions, additional distributions will be made from time to time as determined by a majority of the Board of Directors of THCR, but in any case pro rata in accordance with the Partners' percentage interests. THCR Holdings' ability to make distributions (including tax distributions) are subject to, among other things, limitations set forth in the Senior Note Indenture. See "Risk Factors--Restrictions on Certain Activities."

  Profits and losses for tax purposes are generally allocated among the partners in accordance with their percentage interests, subject to compliance with the provisions of Section 704(b) and 704(c) of the Code and the Treasury Regulations thereunder governing special allocations of certain partnership items, including the "ceiling rule" set forth in Treasury Regulations Section 1.704-3 (which are not be subject to cure by special allocation except as specifically provided in the THCR Holdings Partnership Agreement).

  THCR Holdings has agreed that all expenses of THCR shall, to the maximum extent practicable, be paid directly by THCR Holdings. Any other expenses paid directly by THCR are required to be reimbursed promptly by THCR Holdings and are deemed to be expenses of THCR Holdings.

MANAGEMENT

  As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion in the management and control of THCR Holdings. The limited partners of THCR Holdings (the "Limited Partners") have no authority, as Limited Partners, to transact business or take any acts on behalf of, or make any decision for, THCR Holdings. Trump, however, has the right to control the management of Plaza Associates. In connection with the Merger Transaction, the THCR Holdings Partnership Agreement will be amended to give Trump the right to control the resolution of tax matters affecting or relating to Taj Associates in respect of periods ending on or prior to the date on which Taj Holding acquired its interest in Taj Associates, including requiring THCR Holdings, Trump AC and Taj Associates to adjust the tax basis of assets held by Taj Associates in connection with the resolution of such tax matters to the extent such basis adjustments shall not reduce THCR's share of federal income tax depreciation and cost recovery deductions in respect of assets held by Taj Associates as of the date of the Merger and contributions of the interests in Taj Associates to Trump AC (on behalf, and at the direction, of THCR Holdings).

  The THCR Holdings Partnership Agreement provides that THCR shall not, without the consent of a majority-in-interest of the Limited Partners, undertake actions relating to any of the following during such time as the Limited Partners own more than 10% of the outstanding partnership interests in THCR Holdings: the dissolution of THCR Holdings under the Delaware RULPA, the institution of any proceedings for bankruptcy on behalf of THCR Holdings, the making of a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for all or any part of the assets of THCR Holdings.

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TRANSFERABILITY OF INTERESTS

  The THCR Holdings Partnership Agreement provides that THCR may not withdraw as general partner of THCR Holdings, or transfer without the consent of a majority-in-interest of the Limited Partners (other than THCR), so long as the Limited Partners hold at least a 10% interest in THCR Holdings; provided, however, that such consent right shall not apply to a determination by THCR or THCR Holdings to enter into a merger, sale, consolidation, combination or similar transaction. A Limited Partner may transfer all or any portion of his interests in THCR Holdings, provided that (i) THCR including a majority of the Special Committee of THCR (the "Special Committee") consents to such transfer, which consent may not be unreasonably withheld or delayed, except no such consent is required for (a) a transfer of Partnership interests described below under "Exchange and Registration Rights," (b) a transfer to a Permitted Holder (which term includes the spouse and other descendants of such Limited Partner (including any related trusts controlled by, and established and maintained for the sole benefit of, such Limited Partner or such spouse or descendant) and the estate of any of the foregoing), or (c) a transfer upon foreclosure on an interest of a Limited Partner pursuant to certain permitted liens and (ii) such transfer does not violate certain other restrictions on transfer contained in the THCR Holdings Partnership Agreement. No transferee is admitted as a substitute Limited Partner of THCR Holdings having the rights of a Limited Partner without the consent of THCR, including a majority of the Special Committee.

ADDITIONAL CAPITAL CONTRIBUTIONS; ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

  No Partner is required under the terms of the THCR Holdings Partnership Agreement to make additional capital contributions to THCR Holdings, except as described below in connection with the issuance of additional partnership interests.

  The THCR Holdings Partnership Agreement provides that no additional Partnership interests will be issued, except in the case of (i) an additional partnership interest to THCR in exchange for a contribution of value from THCR and (ii) an additional limited partnership interest to Trump or his Permitted Holders in exchange for a contribution of value from Trump or his Permitted Holders (as defined in the THCR Holdings Partnership Agreement), as determined by a majority of the Special Committee. The Special Committee is composed of directors who are not officers or employees of THCR and who are not affiliates of Trump or any of his affiliates.

  The THCR Holdings Partnership Agreement currently provides that THCR will not issue additional debt or equity securities, unless the proceeds of such issuance are contributed to THCR Holdings and that it will not issue any additional shares of THCR Class B Common Stock, except to Trump or his Permitted Holders. In connection with, and in light of the structure necessary to consummate the Merger Transaction, the THCR Holdings Partnership Agreement will be amended to provide that THCR may contribute to Trump AC the indirect interests in Taj Associates that THCR acquires in the Merger and the proceeds from the THCR Stock Offering, rather than make such contributions directly to THCR Holdings. Furthermore, the THCR Holdings Partnership Agreement will be amended to provide that THCR Holdings may issue limited partnership interests to TTMI and TM/GP in exchange for the contribution of their respective 49.995% equity interest in Taj Associates.

EXCHANGE AND REGISTRATION RIGHTS

  THCR entered into an exchange and registration rights agreement (the "Exchange Rights Agreement") with Trump, pursuant to which, among other things: (i) Trump and his permitted successors and assigns are able to exchange all or any portion of their interest in THCR Holdings for THCR Common Stock and (ii) a majority of the Special Committee has the right to require any holder of a limited partnership interest (other than Trump and his Permitted Holders) to exchange their Partnership interests for THCR Common Stock. The number of shares of THCR Common Stock issuable upon exchange of limited partnership interests are adjusted from time to time to reflect stock dividends, stock splits, reverse stock splits, reclassifications and recapitalizations.

  The exchange of limited partnership interests for shares of THCR Common Stock under the Exchange Rights Agreement is subject to (i) the expiration or termination of the applicable waiting period, if any, under

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the HSR Act and (ii) the satisfaction of certain other conditions contained in the Exchange Rights Agreement.

  The Exchange Rights Agreement provides that, upon a transfer of limited partnership interests in THCR Holdings, the transferee will obtain the benefits of, and be subject to, all of the provisions of the Exchange Rights Agreement.

  The Exchange Rights Agreement contains certain registration rights under the Securities Act in favor of the holders of the THCR Common Stock issuable upon the exchange of limited partnership interests. The holders of securities representing a majority of the THCR Common Stock issuable upon the exchange of limited partnership interests shall have the right to require THCR, at THCR's expense (other than with respect to underwriting discounts, commissions and fees attributable to the sale of any such Common Stock), subject to certain limitations, to file two registration statements relating to the resale to the public of all or a portion of their THCR Common Stock.

  In addition, in the event THCR proposes to register any of its THCR Common Stock pursuant to a registration statement under the Securities Act (other than on Forms S-4 or S-8 or other similar successor forms), such holders may, by giving written notice to THCR, request that THCR, at THCR's expense (other than with respect to underwriting discounts, commissions and fees attributable to the sale of any such THCR Common Stock), include in such registered offering all or any part of their THCR Common Stock. THCR is required to include the securities covered by such notice or notices in such registered offering unless THCR determines for any reason not to proceed with the underlying offering of its equity securities or, in the case of an underwritten offering, if the managing underwriter determines that the amount of THCR Common Stock requested to be included in such registration exceeds the amount which can be sold in such offering without adversely affecting the distribution of the securities being offered.

  In connection with the Merger Transaction, the Exchange Rights Agreement will be amended to, among other things, extend to TTMI registration rights with respect to the shares of THCR Common Stock into which its limited partnership interests will be convertible and to make certain accommodations of the interests of certain of Trump's lenders should they foreclose on THCR Holdings limited partnership interests.

TAX MATTERS PARTNER

  Pursuant to the THCR Holdings Partnership Agreement, THCR is the tax matters partner of THCR Holdings and, as such, has authority to make tax elections under the Code (as defined) on behalf of THCR Holdings, subject to certain notice and consultation rights in favor of the Limited Partners.

TERM

  The term of the THCR Holdings Partnership Agreement continues until December 31, 2035, or until sooner dissolved upon (i) the dissolution, bankruptcy or termination of THCR, (ii) the election of THCR and a majority-in-interest of the Limited Partners, (iii) the sale or other disposition of all or substantially all the assets of THCR Holdings (but in the event of such sale or transfer, such time of dissolution may be extended, at the option of THCR, until the receipt of substantially all of the proceeds thereof, or a determination by THCR that no material additional proceeds will likely be received), or (iv) the entry of a decree of judicial dissolution of THCR Holdings pursuant to the provisions of the Delaware RULPA, which decree is final and not subject to approval; provided, however, the Limited Partners may elect to continue THCR Holdings. An election to continue THCR Holdings must be unanimous unless the Delaware RULPA permits such election pursuant to the vote of a lesser percentage in interest of the Limited Partners, in which event such election may be by such lesser percentage in interest as is permitted in the Delaware RULPA, but in no event shall such election be by a vote of less than a majority-in-interest of the Limited Partners.

CONTRIBUTION AGREEMENT

  Trump received his limited partnership interest in THCR Holdings in exchange for a contribution of, among other things, all of his beneficial interest in Plaza Associates and all of his other existing interests and rights to

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gaming activities in both emerging and established jurisdictions, including
Trump Indiana, but excluding the Taj Mahal and Trump's Castle. Such contribution was made pursuant to the terms of the Contribution Agreement between Trump and THCR Holdings. Under the Contribution Agreement, Trump agreed to pursue, develop and conduct all new casino and gaming opportunities only on behalf of THCR. Trump further agreed not to engage in certain actions in connection with casino and gaming activities, including, without limitation, casino hotels and related services and products. For purposes of this grant and without limiting its application with respect to other properties, any hotel with gaming conducted on its premises will be considered a casino hotel and any business or activity engaged in by Trump and located in Nevada, Atlantic City (other than the Taj Mahal (prior to the Merger Transaction) and Trump's Castle) or within one mile of a casino will be presumed to be an activity to which these restrictions will apply. Such a presumption may be rebutted by a vote of the majority of the Special Committee. The agreement to offer new gaming opportunities to THCR is for a term of the later of (i) June 12, 2015, (ii) such time as Trump and his affiliates no longer hold a 15% or greater voting interest in THCR or (iii) such time as Trump ceases to be employed or retained pursuant to an employment, management, consulting or similar services agreement with THCR. Trump may generally continue to engage in business as currently conducted or proposed to be conducted at the Taj Mahal (prior to the Merger Transaction) and Trump's Castle. For as long as Trump owns beneficially 20% or more of the voting power of THCR and no other holder owns more voting power of THCR, or such shorter period ending on the date on which no Plaza Notes remain outstanding, to the extent required under the Plaza Note Indenture, Trump shall retain the right (x) to designate for election a majority of the Board of Directors of Plaza Funding and its successors and assigns and any other managing general partner of Plaza Associates and (y) to control the management of Plaza Associates. See "Risk Factors--Conflicts of Interest" and "--Control and Involvement of Trump."

INDEMNIFICATION

  THCR Holdings indemnifies and holds harmless each Partner and its affiliates, and all officers, directors, employees and agents of such Partner and its affiliates (individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, relating to the operations of THCR Holdings, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an affiliate of a Partner, or an officer, director, employee, or agent of a Partner or an affiliate of a Partner at the time any such liability or expense is paid or incurred, but only if the act or omission giving rise to such proceeding does not constitute gross negligence or willful misconduct; provided, however, that such indemnification or agreement to hold harmless, will be recoverable only out of assets of THCR Holdings and not from the Partners. The indemnification provided by the THCR Holdings Partnership Agreement is in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an affiliate of a Partner, or as an officer, director, employee or agent of a Partner or an affiliate of a Partner and as to any action in another capacity, and will continue, with respect to actions relating to the operations of THCR Holdings, as to an Indemnitee who has ceased to serve in such capacity and will inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee may be denied indemnification in whole or in part under the THCR Holdings Partnership Agreement by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was approved in accordance with the THCR Holdings Partnership Agreement. No officer, employee or agent of THCR Holdings has any liability to THCR Holdings or any of its partners for monetary damages for action taken, or any failure to take any action, in such capacity, with certain exceptions.

CERTAIN REGULATORY MATTERS

  The THCR Holdings Partnership Agreement provides that it is subject to the provisions of the Casino Control Act and the Indiana Riverboat Gambling Act. The THCR Holdings Partnership Agreement further provides that THCR Holdings may redeem the partnership interest held by any person or entity whose holding

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of such interest may cause the loss or non-reinstatement of any governmental license or permit of THCR Holdings or any of its subsidiaries. Such redemption will be on the terms set forth in the THCR Holdings Partnership Agreement.

OTHER

  The THCR Holdings Partnership Agreement provides that, unless a majority-in-interest of the Limited Partners otherwise consents, all business activities of THCR must be conducted through THCR Holdings or its subsidiaries.

  THCR Holdings is authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are fair and reasonable and no less favorable to THCR Holdings than would be obtained from an unaffiliated third party.

  Except for certain technical amendments, the THCR Holdings Partnership Agreement may only be amended by THCR, upon the approval of a majority of the Special Committee with the consent of a majority-in-interest of the Limited Partners.

  Except for Trump's agreement to conduct all new gaming activities through THCR as described above and under "--Contribution Agreement" and "Management of THCR--Employment Agreements," the THCR Holdings Partnership Agreement provides that any Limited Partner may engage in other business activities outside THCR Holdings, including business activities that directly compete with THCR Holdings; provided, however, that no such other activities discriminate against THCR Holdings. See "Risk Factors--Conflicts of Interest" and "--Control and Involvement of Trump."

  THCR Holdings has agreed to indemnify Trump in the event of the non-payment by THCR Holdings of certain liabilities assumed by THCR Holdings in connection with its formation.

  The THCR Holdings Partnership Agreement also provides that no additional compensation shall be paid directly or indirectly to Trump under the Trump Executive Agreement or otherwise, unless approved by the Special Committee. Other than the TPM Services Agreement and notwithstanding the foregoing, THCR (including each of its subsidiaries) may not enter into any management, services, consulting or similar agreements with Trump or any of his affiliates, except for employment agreements in the ordinary course of business consistent with industry practice and approved by the Special Committee.

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                       COMPARISON OF STOCKHOLDER RIGHTS

  Upon consummation of the Merger Transaction, holders of Taj Holding Class A Common Stock who elect Stock Consideration will become holders of THCR Common Stock. The following is a summary of material differences between the rights of holders of Taj Holding Class A Common Stock and the rights of holders of THCR Common Stock. As each of Taj Holding and THCR is organized under the laws of Delaware, these differences arise principally from provisions of the charter and by-laws of each of Taj Holding and THCR.

  The following does not purport to be complete statements of the rights of holders of Taj Holding Class A Common Stock under the Taj Holding Certificate of Incorporation and the Taj Holding By-Laws as compared with the rights of holders of THCR Common Stock under the THCR Certificate of Incorporation and THCR By-Laws. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of Taj Holding and THCR. The terms of THCR's capital stock are described in greater detail under "Description of THCR Capital Stock." Copies of the charter and by-laws for each of Taj Holding and THCR are available for inspection at their respective principal executive offices. In addition, the THCR Certificate of Incorporation and the THCR By-Laws are filed as exhibits to the registration statement to which this Proxy Statement-Prospectus is a part, and copies will be sent to holders of Taj Holding Class A Common Stock upon request.

VOTING RIGHTS

  Prior to the redemption of the Taj Bonds, the Taj Holding Class A Common Stock has no voting rights, except as otherwise provided by law. If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, after such redemption the Taj Holding Class A Common Stock and the Taj Holding Class C Common would each be entitled to one vote per share and would vote on all matters on which stockholders are entitled to vote as a single class. In electing directors, the Taj Holding Certificate of Incorporation provides for cumulative voting rights, that is (i) each holder of Taj Holding Class A Common Stock or Taj Holding Class C Common Stock will have that number of votes that such holder would be entitled to cast for the election of directors with respect to such holder's series of stock multiplied by the number of directors to be elected and (ii) such holder may cast all of such votes for a single nominee.

  Holders of THCR Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the rights of the holders of THCR Class B Common Stock described below, holders of a majority of the shares of THCR Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The THCR Certificate of Incorporation provides that THCR Class B Common Stock is not entitled to a separate class vote on any matters submitted to the stockholders of THCR for their approval, except for any amendment of the terms of the THCR Class B Common Stock, which requires (x) the affirmative vote of the THCR Class B Common Stock, voting as a separate class, and (y) the affirmative vote of a majority of the shares of THCR Common Stock held by persons who are not beneficial owners of the THCR Class B Common Stock, voting as a separate class.

ISSUANCE OF PREFERRED STOCK

  Pursuant to the Taj Holding Certificate of Incorporation, the Board of Directors may issue one or more series of preferred stock with such rights and privileges relating to dividends, redemption, liquidation, conversion and voting as it may determined by resolution; provided, however, that the designation of any class of preferred stock may not limit the voting rights of any class of common stock without the consent of the holders of such class.

  The THCR Certificate of Incorporation provides that the Board of Directors may, without further action by the stockholders, issue preferred stock in one or more series and fix the rights, preferences, privileges, qualifications, limitations and restrictions of the preferred stock including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Accordingly, the issuance of THCR Preferred Stock may have the effect of delaying, deferring or preventing a change in control of THCR without further action by the stockholders and may adversely affect the voting and other rights of the holders of THCR Common Stock.

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STOCKHOLDERS' MEETINGS

  Special Meetings. The Board of Directors may call a special meeting of stockholders. In addition, the Taj Holding By-Laws provide that special meetings of any class of common stock shall be called by the Secretary upon receipt of a request of at least 10% of the outstanding shares of such class.

  The THCR Certificate of Incorporation provides that special meetings of stockholders may be called by the Board of Directors or the President and shall be called by the President or the Secretary at the request in writing of a director or a majority of the voting stock issued and outstanding.

  Actions Without a Meeting. The Taj Holding By-Laws allow for any action required or permitted at any annual or special meeting of stockholders to be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, is signed by the holders of at least majority of each class of outstanding stock entitled to vote thereon.

  The THCR Certificate of Incorporation, provides that, unless provided for or fixed for a series of preferred stock, no action that is required or permitted to be taken by the stockholders at an annual or special meeting may be effected by written consent in lieu of a meeting, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the Board of Directors, and if such matter involves a "business combination" as defined in Section 203 of the DGCL, such written consent shall have expressly been approved in advance by the affirmative vote of at least a majority of the THCR Continuing Directors.

BUSINESS COMBINATIONS

  If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, a merger, consolidation or business combination with or into any other entity would be required to be approved by a majority of the shares of the Taj Holding Class B Common Stock if it occurred prior to such redemption. The Taj Holding Certificate of Incorporation, however, does not afford holders of Taj Holding Class A Common Stock such right, before or after a redemption of the Taj Bonds.

  Both Taj Holding and THCR are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% of the corporation's voting stock. Pursuant to the THCR Certificate of Incorporation, neither Trump nor any of his affiliates are deemed to be an "interested stockholder" for purposes of Section 203 of the DGCL.

  Holders of Taj Holding Class A Common Stock and holders of THCR Common Stock have no preemptive or appraisal rights, except as provided under the DGCL.

CHANGE OF CONTROL

  The Taj Holding Certificate of Incorporation precludes Trump and his affiliates prior to the Taj Bond Redemption from acquiring beneficial ownership of Taj Holding Class A Common Stock, except to satisfy a warrant given to certain class action plaintiffs in connection with the settlement of their claims. After the Taj Bond Redemption there are no further restrictions on beneficial acquisitions of Taj Holding Class A Common Stock by Trump or its affiliates if all the payments made in connection with the Taj Bonds were made in full.

  The THCR Certificate of Incorporation does not preclude Trump or his affiliates from acquiring THCR Common Stock. In addition, Trump is the beneficial owner of the outstanding shares of THCR Class B Common Stock, which votes together with the THCR Common Stock as a single class on all matters submitted to

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stockholders of THCR for a vote or in respect of which consents are solicited
(other than in connection with certain amendments to the terms of the THCR Class B Common Stock described above). The number of votes represented by the THCR Class B Common Stock held by any holder equals the number of shares of THCR Common Stock issuable to the holder upon the conversion of such holder's partnership interest in THCR Holdings into THCR Common Stock. Upon such conversion, the corresponding voting power of shares of THCR Class B Common Stock (equal in voting power to the number of shares of THCR Common Stock issued upon such conversion) will be proportionately diminished.

BOARD OF DIRECTORS

  General. The Taj Holding Certificate of Incorporation does not authorize the Board of Directors to change the authorized number of directors and provides that the number of directors shall be nine. If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, prior to such redemption, the Board of Directors would be divided into two classes, the Taj Holding Class B Directors (elected by the holders of the Taj Holding Class B Common Stock) and the Taj Holding Class C Directors (elected by the holders of Taj Holding Class C Common Stock). If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, after such redemption, all but one of the Taj Holding Class B Directors would be required to resign and the Board of Directors shall consist of nine unclassified directors. If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, after such redemption, the Taj Holding directors will be elected by the holders of Taj Holding Class A Common Stock and Taj Holding Class C Common Stock, voting as a single class. The Taj Holding Certificate of Incorporation further provides that directors would be elected by the affirmative vote of a plurality of the votes cast thereon.

  Except as otherwise provided for with respect to the rights of the holders of THCR Preferred Stock, the THCR Certificate of Incorporation and THCR By-Laws provide that the Board of Directors will consist of that number of directors determined from time to time by it, not to exceed fifteen. In addition, the THCR By-Laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain other matters to be brought before an annual meeting of stockholders. In general, notice must be received by THCR not later than 10 days after the public announcement of the meeting date and must contain certain specified information concerning the matters to be brought before the meeting and the stockholder submitting the proposal.

  Removal of Directors. The Taj Holding By-Laws provide that a director may be removed from office, with or without cause, by a majority vote of the holders of the class of stock that elected such director. Any vacancies in the Board of Directors as the result of the resignation of a director are filled by the then-remaining directors of the same class.

  The THCR Certificate of Incorporation provides that directors, other than those, if any, elected by the holders of THCR Preferred Stock, can be removed from office only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the THCR Voting Stock. Pursuant to the THCR By-Laws, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

  Both the Taj Holding Certificate of Incorporation and the THCR Certificate of Incorporation provide that each of their officers, directors, employees or agents shall be indemnified to the fullest extent permitted under Delaware law. The charters also provide that directors are not liable to Taj Holding and THCR, respectively, or to each of their stockholders, for monetary damages for breach of fiduciary duty, except if such director (i) is liable under Delaware law or (ii) is liable by reason that such director (a) breached the director's duty of loyalty, (b) did not act in good faith, (c) acted in a manner involving intentional misconduct or a knowing violation of law or (d) derived an improper personal benefit.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BY-LAWS

  Certificate of Incorporation. If a redemption of the Taj Bonds were to occur prior to the Merger Transaction, prior to such redemption, any amendment to the Taj Holding Certificate of Incorporation would be required to be approved by a majority of the holders of Taj Holding Class B Common Stock. Thereafter, any amendment requires a majority vote of the Taj Holding Class A Common Stock and Taj Holding Class C Common Stock voting as a single class.

  The THCR Certificate of Incorporation provides that whenever any vote of THCR Voting Stock is required by law to amend, alter, repeal or rescind any provision thereof, then, in addition to any affirmative vote required by law or any required vote of the holders of THCR Preferred Stock, the affirmative vote of at least a majority of the combined voting power of the then-outstanding shares of THCR Voting Stock and approval by at least a majority of the then-authorized number of directors is required to amend certain provisions of the THCR Certificate of Incorporation; provided, however, that if a THCR Change relates to those provisions or to removal of directors, such THCR Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of THCR Voting Stock, voting together as a single class and, if at the time there exist one or more THCR Related Persons, such THCR Change must also be approved by the affirmative vote of the holders of at least a majority of the combined voting power of the Disinterested Shares.

  The THCR Certificate of Incorporation further provides that the vote(s) required by the immediately preceding provision shall not be required if such THCR Change has been first approved by at least two-thirds of the then-authorized number of directors of THCR and, if at the time there exist one or more THCR Related Persons, by a majority of the THCR Continuing Directors.

  By-Laws. Taj Holding By-Laws prohibits the Board of Directors from amending the Taj Holding By-Laws, but provides that the holders of every class of stock of Taj Holding entitled to vote thereon may amend the Taj Holding By-Laws; provided that under certain circumstances prior a redemption of the Taj Bonds, the holders of Taj Holding Class B Common Stock would have the exclusive power to amend the Taj Holding By-Laws. In addition, the Taj Holding Certificate of Incorporation, provides that prior to the Taj Bond Redemption, any amendment to the By-Laws must be approved by a majority of the holders of Taj Holding Class B Common Stock.

  The THCR Certificate of Incorporation provides that the THCR By-Laws may be adopted, altered, amended or repealed by the vote of a majority of the stockholders of THCR or by a majority vote of the entire Board of Directors.

DISQUALIFICATION OF STOCKHOLDERS

  In accordance with the requirements of the Casino Control Act, the Taj Holding Certificate of Incorporation provides that all of its securities are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall: (a) dispose of his interest in Taj Holding;
(b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or indirectly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino license for services rendered or otherwise. The Taj Holding Certificate of Incorporation further provides that Taj Holding may redeem any shares of capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license held by Taj Holding. The redemption shall be at par value per share thereof.

  The THCR Certificate of Incorporation has similar provisions, but in addition to any terms required by the Casino Control Act, stockholders are also subject to the Indiana Riverboat Gambling Act and gaming laws of other jurisdictions with authority over the business affairs of THCR. Pursuant to the THCR Certificate of Incorporation, in the case of a mandatory redemption of any shares of capital stock held by any person or entity whose holding of shares may cause the loss or non-reinstatement of a governmental license, the redemption shall be at the lesser of fair market value, as defined in the THCR Certificate of Incorporation, or such holder's purchase price of such capital stock.

                        MARKET PRICE AND DIVIDEND DATA

THCR

  The THCR Common Stock is listed on the NYSE under the symbol "DJT." The initial public offering price of the THCR Common Stock was $14.00 per share. The following table reflects the high and low sales prices of the THCR Common Stock as reported by the NYSE.

                                                                 HIGH     LOW
                                                                ------- -------
   1995
   ----
   First quarter............................................... N/A     N/A
   Second quarter (from June 7, 1995).......................... $14     $11 5/8
   Third quarter............................................... $19 3/4 $13
   Fourth quarter.............................................. $21 5/8 $14
   1996
   ----
   First quarter (through March 7, 1996)....................... $25 5/8 $18 3/4

  The reported closing sale price of the THCR Common Stock on the NYSE on January 8, 1996, the last full day of trading prior to the announcement of the Merger Transaction, was $ 21 3/4. As of March 5, 1996 there were approximately 236 holders of record of THCR Common Stock.

  Trump is the sole beneficial owner of all 1,000 outstanding shares of THCR Class B Common Stock. No established trading market exists for the THCR Class B Common Stock, and no shares of THCR Class B Common Stock have been transferred since their issuance to Trump. The THCR Class B Common Stock has no right to receive any dividend or other distribution with respect to the equity of THCR. Following the Merger Transaction, Trump and TTMI will each own THCR Class B Common Stock; nonetheless, because Trump wholly owns TTMI, Trump will remain the sole beneficial owner of all outstanding shares of THCR Class B Common Stock.

  THCR has never paid a dividend on the THCR Common Stock and does not anticipate paying one in the foreseeable future. The payment of any future dividends will be at the discretion of the THCR Board of Directors and will depend upon, among other things, THCR's, financial condition and capital needs, legal restrictions on the payment of dividends, contractual restrictions in financing agreements and on other factors deemed pertinent by the THCR Board of Directors. See "Risk Factors--Restrictions on Certain Activities." It is the current policy of the THCR Board of Directors to retain earnings, if any, for use in THCR's subsidiaries' operations (except as set forth in the THCR Holdings Partnership Agreement) and THCR otherwise has no current intention of paying dividends to the holders of THCR Common Stock. In addition, the Plaza Note Indenture and the Senior Note Indenture contains, and the Mortgage Note Indenture will contain, certain covenants, including, without limitation, covenants with respect to limitations on the payment of dividends, which limitations would limit THCR's ability to obtain funds from THCR Holdings with which to pay dividends. Pursuant to these indentures, there are restrictions on the payment of dividends unless, among other things, (i) no default or event of default has occurred and is continuing under the indenture, (ii) certain entities meet certain consolidated financial ratios and (iii) the total amount of the dividends does not exceed certain amounts specified in the indentures. See "Business of THCR--Certain Indebtedness of THCR" and "Description of the THCR Holdings Partnership Agreement."

TAJ HOLDING

  As of March 5, 1996, the Taj Holding Class A Common Stock was held by 369 holders of record. The Taj Holding Class A Common Stock is not listed on any national securities exchange nor quoted in the over-the-counter market, no established "bid" and "ask" price is available and there is currently no established trading market for the Taj Holding Class A Common Stock. Hamilton Partners, L.P. has informed Taj Holding that on December 28, 1995 it sold all of its 385,736 shares of Taj Holding Class A Common Stock to Prudential Securities, Inc. Prudential Securities, Inc. has informed Taj Holding that, as of December 31, 1995, it had sold all but 56,804 of its shares of Taj Mahal Class A Common Stock. In January 1996, SC Fundamental Value Fund,

L.P. and SC Fundamental Value BVI Ltd. are believed to have sold all of their 90,000 shares of Taj Holding Class A Common Stock. Taj Holding is not aware of any other recent transfers of Taj Holding Class A Common Stock.

  Taj Holding has never paid a dividend to its stockholders, and in the event that the Merger Transaction is not consummated, Taj Holding does not anticipate paying a dividend in the foreseeable future. The payment of any future dividends will be determined by the Taj Holding Board of Directors in light of conditions then existing, including, the financial condition of Taj Holding, restrictions in financing agreements, business conditions and other factors. See "Risk Factors--Restrictions on Certain Activities." The ability of Taj Holding to make distributions is restricted by the Bond Indenture, which contains restrictions on the ability of Taj Associates to make distributions to its partners.

  Each share of Taj Holding Class B Common Stock trades, together with $1,000 principal amount of Taj Bonds, as a Unit. The Taj Holding Class B Common Stock may not trade separately from the Unit. The Unit is traded on the Amex under the symbol "TAJA.A." The following table reflects the high and low sales prices of the Units expressed per $100 principal amount of Taj Bonds, as reported by the Amex.

                                                                 HIGH     LOW
                                                               -------- -------
1993
----
First quarter................................................. $ 91     $80 5/8
Second quarter................................................ $ 95 1/2 $86
Third quarter................................................. $100     $94 1/8
Fourth quarter................................................ $104     $97 5/8
1994
----
First quarter................................................. $105 1/2 $99
Second quarter................................................ $100     $79 3/4
Third quarter................................................. $ 80 1/2 $65
Fourth quarter................................................ $ 69 3/8 $61 3/8
1995
----
First quarter................................................. $ 76 1/2 $66
Second quarter................................................ $ 83     $71
Third quarter................................................. $ 89 3/4 $79
Fourth quarter................................................ $ 96 1/2 $85
1996
----
First quarter (through March 7, 1996)......................... $103 3/4 $96 1/2

  The reported closing sale price of the Units (expressed per $100 of principal amount of Bonds) on the Amex on January 8, 1996 the last full day of trading prior to the initial announcement of the Merger, was $98. As of March 5, 1996, there were approximately 780,181 Units outstanding (corresponding to approximately 780,181 shares of Taj Holding Class B Common Stock and $780,181,141 aggregate principal amount of Taj Bonds) held by approximately 397 record holders.

  All the shares of Taj Holding Class C Common Stock are beneficially owned by Trump. No established trading market exists for the Taj Holding Class C Common Stock, and no shares of Taj Holding Class C Common Stock have been transferred since their issuance to Trump.

  The Taj Holding Certificate of Incorporation provides that holders of Taj Holding Class B Common Stock and Taj Holding Class C Common Stock are not entitled to the payment of dividends. However, if a stock distribution or stock dividend or other reclassification of the Taj Holding Class A Common Stock occurs, an equivalent distribution, stock dividend or other reclassification of the Taj Holding Class C Common Stock will be made such that the total number of issued and outstanding shares of Taj Holding Class C Common Stock is the same as the total number of issued and outstanding shares of Taj Holding Class A Common Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The federal income tax consequences of the Merger Transaction are complex. The following summary does not discuss all aspects of United States federal income taxation that may be relevant to a particular holder of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock and Taj Bonds in light of such holder's particular circumstances and income tax situation. The following discussion assumes that the holders of Taj Holding Class A Common Stock and Taj Holding Class B Common Stock and Taj Bonds (collectively, the "Securities") have held such assets as capital assets (generally assets held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each holder should consult such holder's tax adviser as to the specific tax consequences to the holder of the Merger Transaction, including the application and effect of state, local, foreign and other tax laws.

  The following discussion is based upon the provisions of the Code, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

  No rulings have been or will be requested from the Internal Revenue Service with respect to the federal income tax consequences of the Merger Transaction. However, counsel to THCR has rendered an opinion that, subject to the foregoing, under current law, the material federal income tax consequences to a holder of Taj Holding Class A Common Stock or Taj Holding Class B Common Stock and Taj Bonds generally will be as described in the following paragraphs.

THE MERGER

  The Merger is anticipated to be a taxable event for holders of Taj Holding Class A Common Stock. As such, a holder will recognize a capital gain or loss equal to the difference between the holder's adjusted basis in the Taj Holding Class A Common Stock and the amount of Merger Consideration received in exchange for such stock. Such gain or loss will be a long-term capital gain or loss if the holding period for such stock exceeded one year. In such case, if the holder of Taj Holding Class A Common Stock elects to receive Stock Consideration, the holder's initial basis in the THCR Common Stock received will be equal to its fair market value and the holding period in the THCR Common Stock will begin on the day following the date of receipt of the THCR Common Stock.

REDEMPTION OF THE TAJ BONDS

  The redemption of the Taj Bonds will be taxable for federal income tax purposes. A holder will recognize a capital gain or loss measured by the difference between the redemption price of the Taj Bonds and the holder's adjusted issue price of the Taj Bonds, which will be a long-term capital gain or loss if the holding period for the Taj Bonds is in excess of one year.

  Holders who purchased Taj Bonds for a purchase price that was less than the Taj Bonds' stated redemption price at maturity may realize ordinary income upon the redemption of the Taj Bonds. The Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition of such bonds to the extent of the market discount accrued during the holder's period of ownership (as determined in accordance with the method chosen by the holder under the Code). A "market discount bond" is a debt obligation purchased at or after the original issue at a price below the stated redemption price at maturity. In the case of a bond, such as the Taj Bonds, with original issue discount ("OID"), the stated redemption price at maturity is treated as equal to its adjusted issue price. The accrued market discount generally equals a ratable portion of the bond's market discount determined by the number of days the taxpayer has held the bond at the time of disposition and expressed as a percentage of the number of days from the date of purchase to the bond's maturity date. A holder of a market discount bond may elect to include market discount in income as it accrues and, thus, will avoid recognizing market discount at disposition.

  To the extent a portion of the redemption price of the Taj Bonds represents accrued and unpaid interest, a holder of a Taj Bond will (i) increase the adjusted issue price of the Taj Bonds by the amount of the redemption payment that constitutes accrued OID and (ii) report as ordinary income the portion of the payment, if any, that represents "qualified stated interest," as defined in the Code, in accordance with the holder's method of accounting.

REDEMPTION OF THE TAJ HOLDING CLASS B COMMON STOCK

  The redemption of the Taj Holding Class B Common Stock will be taxable under the Code. Each holder will recognize a capital gain or loss equal to the difference between the amount of the holder's adjusted basis in the Taj Holding Class B Common Stock and the cash redemption amount received for the stock. Such gain or loss will be a long-term capital gain or loss if the holding period exceeds one year.

BACKUP WITHHOLDING

  Holders of the Securities may be subject to backup withholding at the rate of 31% with respect to reportable payments of (i) interest or OID accrued with respect to the Taj Bonds, (ii) Merger Consideration received in exchange for the Taj Holding Class A Common Stock or (iii) the cash proceeds received in connection with the redemption of the Taj Bonds or the Taj Holding Class B Common Stock. A holder will be exempt from backup withholding if the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Amounts paid as backup withholding do not constitute an additional tax and are allowable as a credit against the holder's federal income tax liability. Holders of Securities should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

              SPECIAL TAX CONSIDERATIONS FOR FOREIGN SHAREHOLDERS

  The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Shareholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisers to determine the impact of federal, state and local income tax laws on an investment in THCR, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

  In general, Non-U.S. Shareholders will be subject to regular United States federal income tax with respect to their investment in THCR if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income or gain from the sale or disposition of THCR Common Stock that is (or is treated as) effectively connected with the conduct of a United States trade or business may also be subject to the branch profits tax under
Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose investment in THCR is not so effectively connected. THCR expects to withhold United States federal income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Shareholder unless
(i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with THCR or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with THCR, claiming that the distribution is "effectively connected" income.

DIVIDENDS

  Generally, dividends paid by THCR will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of THCR's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Shareholder's basis in its shares of THCR's stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. A Non-U.S. Shareholder will have to file refund claims to obtain a refund of tax withheld on distributions in excess of the dividend portion of any distribution.

GAIN ON DISPOSITION

  A Non-U.S. Shareholder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of THCR Common Stock unless (i) as noted above, the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Shareholder, (ii) in the case of a Non-U.S. Shareholder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met or (iii) the Non-U.S. Shareholder is subject to tax under the United States real property holding company rules discussed below.

  THCR may be, or may subsequently become, a United States real property holding company for United States federal income tax purposes because of its ownership of substantial real estate assets in the United States. If THCR were to be treated as a United States real property holding Company, then a Non-U.S. Shareholder who holds, directly or indirectly, more than 5% of the THCR Common Stock will be subject to United States federal income taxation on any gain realized from the sale or exchange of such stock, unless an exemption is provided under an applicable treaty.

FEDERAL ESTATE TAXES

  THCR Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to dividends paid on THCR Common Stock to a Non-U.S. Shareholder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of THCR Common Stock is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its Non-U.S. Shareholder status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of THCR Common Stock by foreign offices of United States brokers or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the holder otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

  These information reporting and backup withholding rules are under review by the United States Treasury and their application to THCR Common Stock could be changed by future regulations.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholders of THCR wishing to include proposals in the proxy material for the next Annual Meeting of THCR must submit the same in writing so as to be received at the executive offices of THCR on or before April 1, 1996. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals and the requirements set forth in the THCR Certificate of Incorporation and THCR By- Laws.

  Stockholders of Taj Holding wishing to include proposals in the proxy material for the next Annual Meeting of Taj Holding (assuming the Merger is not consummated prior to such meeting, which will not be held if the Merger is consummated prior to the scheduled date for such Annual Meeting) must submit the same in writing so as to be received at the executive offices of Taj Holding on or before April 1, 1996. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders' proposals and the requirements set forth in the Taj Holding Certificate of Incorporation and Taj Holding By-Laws.

                                 LEGAL MATTERS

  Certain legal matters, including certain tax matters, in connection with the securities offered hereby are being passed upon for THCR by Willkie Farr & Gallagher, New York, New York.

  The statements as to matters of law and legal conclusions concerning New Jersey gaming laws included under the captions "Risk Factors--Strict Regulation by Gaming Authorities," and "Regulatory Matters" (other than the subcaptions "Antitrust Regulations" and "Other Laws and Regulations") have been prepared by Sterns & Weinroth, Trenton, New Jersey, gaming counsel for THCR and Taj Holding. Sterns & Weinroth offers no opinion and does not purport to opine on the application of federal securities laws and regulations or the securities laws and regulations of any state with respect to the securities offered hereby.

  The statements as to matters of law and legal conclusions concerning Indiana gaming laws included under the captions "Risk Factors--Strict Regulation by Gaming Authorities" and "Regulatory Matters" (other than the subcaptions "Antitrust Regulations" and "Other Laws and Regulations") have been prepared by Tabbert Hahn & Zanetis, P.C., Indianapolis, Indiana, gaming counsel for THCR. Tabbert Hahn & Zanetis, P.C. offers no opinion and does not purport to opine on the application of federal securities laws and regulations or the securities laws and regulations of any state with respect to the securities offered hereby.

                                    EXPERTS

  The audited financial statements of Trump Hotels & Casino Resorts, Inc., Trump Atlantic City Associates and Trump Plaza Associates, Trump Taj Mahal Associates and Subsidiary, and Taj Mahal Holding Corp. and Subsidiary included in this Proxy Statement-Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             INDEX TO DEFINED TERMS

                             PAGE WHERE
                              TERM IS
DEFINED TERM                  DEFINED
------------                 ----------
ACFH........................     178
Acquisition Proposal........      91
Additional Amount...........     135
Additional Parcel 1.........     121
AGI.........................      57
AGI Report..................      69
All Star....................     141
All Star Cafe Lease.........     141
Amended Mortgage............     143
Amended MOU.................     117
Amex........................       3
AMI.........................     119
Annual Fee..................     188
Antitrust Division..........     154
April 3 Proposal............      47
Atlantis....................     178
Bally Entertainment.........      63
Bankers Trust...............       2
Bankruptcy Code.............      42
Barden......................      36
BHR.........................      25
BHR Agreement...............      36
Boardwalk...................      78
Bongiovanni Site............     127
Bordonaro Parcel............     121
BPHC........................     127
BPI.........................     127
BT Securities...............      33
Buffington Harbor Lease.....     117
Caesars Transaction.........      64
CAFRA.......................     134
Capital Group...............     192
Capital Guardian............     192
Cash Collateral Agreement...     106
Cash Consideration..........   Cover
Casino Control Act..........      33
Casino Resort Transactions..      64
CCC.........................      22
CCC Regulations.............     154
Certificate of Merger.......      14
Chancery Court..............      94
Chemical....................     178
Chemical Notes..............     178
City........................     117
Clark Agreement.............     186
Class A Agreement...........      12
Class B Directors...........      13
Closing.....................      84

                               PAGE WHERE
                                TERM IS
DEFINED TERM                    DEFINED
------------                   ----------
Code.........................     209
Columbus Plaza Site..........     127
Complaint....................     127
complimentaries/comps........     113
Construction Agreement.......     119
Contribution Agreement.......      22
Core Comparable Group........      58
CRDA.........................      22
Current D&O Premium..........      78
Debt Refinancing.............       2
Debtors......................     142
Delaware RULPA...............     198
dFS..........................     109
DGCL.........................      13
Disinterested Shares.........     196
Dissenting Shares............      87
Division.....................     155
DLJ..........................      13
DLJ Report...................      52
EACF.........................     135
EACF Payment.................     144
Effective Time...............      14
Egg Harbor Parcel............     121
Election Deadline............      13
Election Form................      13
Exchange Act.................       3
Exchange Fund................      85
Exchange Agent...............      13
Exchange Rights Agreement....     199
Executive Agreement..........     175
Executive Group..............     172
Existing Senior Plaza Mort-
 gages.......................     123
Expense Distributions........     136
February 2 Proposal..........      47
First Amended Chemical Option
 Agreement...................     179
First Fidelity...............      16
First Fidelity Loan..........      16
First Fidelity Mortgage......     145
Foothill.....................     133
Foxwoods.....................     152
FTC..........................     154
Gaming Authorities...........      87
Gaming Companies.............      64
Great Lakes Market...........      38
Guarantor....................      43
Hard Rock....................     141
Hard Rock Cafe Lease.........     141

                              PAGE WHERE
                               TERM IS
DEFINED TERM                   DEFINED
------------                  ----------
Hellman......................     192
HSR Act......................      15
IGC..........................      29
IGRA.........................      38
Indemnification Trustee......     190
Indemnification Trust Fund...     190
Indemnitee...................     201
Independent Directors........     170
Indiana Riverboat............       9
Initial Transaction..........      48
Institutional Investor.......     156
Invesco......................     192
ISOs.........................     172
Jefferies....................      46
Joint Development Agreement..     117
June 12 Directors............     176
June 1995 Note Offering......      22
June 1995 Offerings..........      22
June 1995 Stock Offering.....      22
Kemper.......................     193
Lehigh.......................     117
License Agreement............      42
Limited Partners.............     198
Local 137....................     115
LTIP.........................     172
LTM..........................      58
Mandatory Cash Interest
 Amount......................     134
March 8 Letter...............      46
Market Value.................   Cover
Marks........................      42
McKee Agreement..............     186
Merger.......................   Cover
Merger Agreement.............   Cover
Merger Consideration.........   Cover
Merger Sub...................   Cover
Merger Transaction...........       2
Midlantic....................      78
Moles Agreement..............     187
Mortgage Note Indenture......      30
Mortgage Note Offering.......       2
Mortgage Note Trustee........     120
Mortgage Notes...............       2
MOU..........................     117
NatWest......................       2
NatWest Loan.................       2
Niglio Agreement.............     186
NJDEP........................     140
NJSEA........................     122
NLRA.........................     115

                              PAGE WHERE
                               TERM IS
DEFINED TERM                   DEFINED
------------                  ----------
NLRB.........................     115
Non-U.S. Shareholders........     211
Notes........................      28
NQSOs........................     172
NYSE.........................   Cover
Offerings....................       2
OID..........................     209
Old Taj Associates Note......     145
Old Taj Bonds................      31
OLS..........................     127
OPA..........................     166
Oppenheimer..................     192
Original Chemical Option
 Agreement...................     178
Original Plaza Bonds.........     123
OSHA.........................     107
Other First Fidelity
 Guarantee Collateral........     145
Other First Fidelity Guaran-
 tees........................     145
Partner......................     198
Permitted Investments........      86
PHMC Lease...................     119
Pickus Agreement.............     176
Pier Sublease................     140
Pier Subtenant...............     140
PIK Note Warrants............      22
PIK Notes....................      22
Plaza Associates.............       3
Plaza Casino Parcel..........     119
Plaza Funding................       2
Plaza Garage Parcel..........     121
Plaza Ground Lease...........     119
Plaza Ground Lessor..........     119
Plaza Holding Inc............      25
Plaza Leasehold Tract........     119
Plaza Leasehold Tracts.......     119
Plaza Mortgages..............     119
Plaza Note Agreements........     120
Plaza Note Consent Solicita-
 tion........................      17
Plaza Note Indenture.........      17
Plaza Note Mortgage..........     125
Plaza Note Purchase..........       2
Plaza Note Security..........     125
Plaza Note Trustee...........     120
Plaza Notes..................       2
Proxy Statement-Prospectus...   Cover
Prudential...................      46
Putnam.......................      46
Putnam Funds.................     193
Rainforest...................     141

                               PAGE WHERE
                                TERM IS
DEFINED TERM                    DEFINED
------------                   ----------
Rainforest Cafe Lease........      141
Realty Corp..................        2
Regency Note.................      178
Registration Statement.......        3
Regulated Company............      156
Remaining EACF Amount........      144
Restricted Shares............       44
Revised Ribis Plaza Agree-
 ment........................      175
Ribis Plaza Agreement........      175
Ribis Taj Agreement..........      186
Right of First Offer.........      108
Rothschild...................       14
Rothschild Report............       51
Rule 144.....................       44
SARs.........................      172
Schedule 13E-3...............        3
Seashore Four................      119
SEC..........................        3
Second Amended Chemical Op-
 tion Agreement..............      179
Securities...................      209
Securities Act...............        3
Senior Line of Credit........      133
Senior Note Collateral.......      125
Senior Note Consent
 Solicitation................       17
Senior Note Indenture........       17
Senior Note Trustee..........      124
Senior Notes.................       17
September 27 Proposal........       48
Service......................      166
SFA Lease....................      119
Single Property Transactions.       64
Site Purchase Price..........      117
Site Sale Agreement..........      117
Special Committee............      199
Special Counsel..............       46
Specified Parcels............       16
Specified Parcels Lease......      145
Standby Letter of Credit.....      133
State Street.................      192
Steel Pier...................       16
Stock Consideration..........    Cover
Stock Incentive Plan
 Committee...................      172
Stock Issuance Agreement.....      136
Stock Units..................      124
Stockholder..................       93
Successor Plaza Bonds........      123
Surviving Corporation........       14
Taj Associates...............    Cover
Taj Associates-First Fidelity
 Guarantee...................       58
Taj Bond Indenture...........       84

                               PAGE WHERE
                                TERM IS
DEFINED TERM                    DEFINED
------------                   ----------
Taj Bond Partnership Note....      143
Taj Bond Redemption..........        2
Taj Bond Trustee.............      143
Taj Bondholders..............       46
Taj Bonds....................        2
Taj Entertainment Complex....       11
Taj Funding..................        3
Taj Holding..................    Cover
Taj Holding By-Laws..........       19
Taj Holding Certificate of
 Incorporation...............        2
Taj Holding Certificates.....       85
Taj Holding Class A Common
 Stock.......................    Cover
Taj Holding Class B Common
 Stock.......................        2
Taj Holding Class C Common
 Stock.......................       12
Taj Holding Indemnified
 Parties.....................       78
Taj Holding Record Date......       12
Taj Holding Special Meeting..    Cover
Taj License Agreement........      188
Taj Mahal....................    Cover
Taj Mahal Expansion..........        9
Taj Marks....................      188
Taj Partnership Agreement....      136
Taj Reorganization Plan......      142
Taj Services Agreement.......       62
Tax Amounts..................      198
Tax Distributions............      136
TC/GP........................       31
TCA..........................       31
THCR.........................    Cover
THCR By-Laws.................       19
THCR Certificate of
 Incorporation...............       19
THCR Certificates............       85
THCR Change..................      196
THCR Class B Common Stock....       11
THCR Common Stock............    Cover
THCR Continuing Directors....      196
THCR Dividends...............       85
THCR Funding.................       17
THCR Holdings................    Cover
THCR Holdings Partnership
 Agreement...................       25
THCR Obligors................      124
THCR Preferred Stock.........      194
THCR Record Date.............       11
THCR Related Person..........      196
THCR Special Committee.......       13
THCR Special Meeting.........    Cover
THCR Stock Offering..........        2
THCR Voting Stock............      195
Third Amended Chemical Option
 Agreement...................      179

                               PAGE WHERE
                                TERM IS
DEFINED TERM                    DEFINED
------------                   ----------
Time Warner Sublease.........      34
TM/GP........................       3
TM/GP Class B Common Stock...     181
TM/GP Class C Common Stock...     181
TM/GP Class B Directors......     181
TM/GP Class C Directors......     181
TPM..........................     108
TPM Services.................     179
TPM Services Agreement.......     179
Trademark Security Agreement.      42
Transaction..................      64
Transportation Facility......     115
Trump........................       2
Trump AC.....................       2
Trump AC Funding.............       2
Trump Crystal................     178
Trump Foundation.............     118
Trump Indebtedness...........      16
Trump Indiana................      25
Trump Names..................      42
Trump Note...................     178
Trump Plaza..................       2
Trump Plaza East.............      10
Trump Plaza East Lease.......     179
Trump Plaza East Purchase
 Option......................      16
Trump Plaza Expansion........       9
Trump Plaza GP...............     124

                                PAGE WHERE
                                 TERM IS
DEFINED TERM                     DEFINED
------------                    ----------
Trump Seashore................     119
Trump Shuttle.................     188
Trump World's Fair............      10
Trump World's Fair Purchase
 Option.......................     106
Trump's Castle................      31
Trump's Castle Services Agree-
 ment.........................      31
Trump-First Fidelity Guaran-
 tee..........................     145
Trust Agreement...............     190
TSA Lease.....................     119
TTMC..........................      17
TTMC-First Fidelity Guarantee.     145
TTMI..........................      17
TTMI Note.....................      17
TTMI-First Fidelity Guarantee.     145
Unaudited Pro Forma Financial
 Statements...................      96
Units.........................       3
UST...........................     120
Vessel Contract Price.........     119
Willkie Farr..................      48
Working Capital Facility......      28
14% Payment...................      18
1991 Taj Restructuring........      31
1992 Plaza Restructuring......      31
1995 Stock Plan...............     172

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
Trump Hotels & Casino Resorts, Inc.
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheet as of December 31, 1995......................  F-3
  Consolidated Statement of Operations for the period from inception (June
   12, 1995) through December 31, 1995....................................  F-4
  Consolidated Statement of Stockholders' Equity for the period from inception (June 12, 1995) through December 31, 1995....................  F-5
  Consolidated Statement of Cash Flows for the period from inception (June
   12, 1995) through December 31, 1995....................................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
Trump AC and Trump Plaza Associates
  Report of Independent Public Accountants................................ F-20
  Consolidated Balance Sheets as of December 31, 1994 and June 12, 1995... F-21
  Consolidated Statements of Operations for the years ended December 31,
   1993 and 1994
   and for the period from January 1, 1995 through June 12, 1995.......... F-22
  Consolidated Statements of Capital (Deficit) for the years ended
   December 31, 1993 and 1994
   and for the period from January 1, 1995 through June 12, 1995.......... F-23
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993 and 1994
   and for the period from January 1, 1995 through June 12, 1995.......... F-24
  Notes to Consolidated Financial Statements.............................. F-25
Trump Taj Mahal Associates and Subsidiary
  Report of Independent Public Accountants................................ F-37
  Consolidated Balance Sheets as of December 31, 1994 and 1995............ F-38
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994 and 1995.................................................... F-39
  Consolidated Statements of Capital (Deficit) for the years ended Decem-
   ber 31, 1993, 1994
   and 1995............................................................... F-40
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994
   and 1995............................................................... F-41
  Notes to Consolidated Financial Statements.............................. F-42
Taj Mahal Holding Corp. and Subsidiary
  Report of Independent Public Accountants................................ F-52
  Consolidated Balance Sheets as of December 31, 1994 and 1995............ F-53
  Consolidated Statements of Operations for the years ended December 31,
   1993, 1994 and 1995.................................................... F-54
  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994 and 1995................................. F-55
  Consolidated Statements of Cash Flows for the years ended December 31,
   1993, 1994
   and 1995............................................................... F-56
  Notes to Consolidated Financial Statements.............................. F-57

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Hotels & Casino Resorts, Inc.:

  We have audited the accompanying consolidated balance sheet of Trump Hotels & Casino Resorts, Inc. (a Delaware Corporation) and Subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (June 12, 1995) through December 31, 1995. These consolidated financial statements are the responsibility of the management of Trump Hotels & Casino Resorts, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Hotels & Casino Resorts, Inc. and Subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for the period from inception (June 12, 1995) through December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Roseland, New Jersey
February 21, 1996

                      TRUMP HOTELS & CASINO RESORTS, INC.
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                             ASSETS
CURRENT ASSETS:
  Cash & cash equivalents........................................ $ 19,208,000
  Restricted cash (Note 8).......................................   12,013,000
  Trade receivables, net of allowances for doubtful accounts of
   $8,077,000....................................................    7,576,000
  Accounts receivable, other (Note 6)............................    6,884,000
  Inventories....................................................    2,609,000
  Prepaid expenses and other current assets......................    5,171,000
                                                                  ------------
    Total current assets.........................................   53,461,000
                                                                  ------------
INVESTMENT IN BUFFINGTON HARBOR (Note 10)........................   21,823,000
PROPERTY AND EQUIPMENT (Notes 4, 6 and 8):
  Land and land improvements.....................................   48,308,000
  Buildings and building improvements............................  350,366,000
  Furniture, fixtures and equipment..............................   91,033,000
  Leasehold improvements.........................................    2,434,000
  Construction in progress.......................................   63,379,000
  Less--accumulated depreciation and amortization................ (147,289,000)
                                                                  ------------
    Net property and equipment...................................  408,231,000
                                                                  ------------
CASH RESTRICTED FOR FUTURE CONSTRUCTION (Note 8).................   40,030,000
LAND RIGHTS, net of accumulated amortization of $4,149,000 (Note
 2)..............................................................   29,320,000
NOTE RECEIVABLE (Note 9).........................................    3,000,000
DEFERRED LOAN COSTS, net of accumulated amortization of
 $5,827,000......................................................   20,026,000
OTHER ASSETS.....................................................    8,654,000
                                                                  ------------
    Total assets.................................................  584,545,000
                                                                  ============
                      LIABILITIES & CAPITAL
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 3).................. $  2,901,000
  Accounts payable...............................................    9,478,000
  Accrued payroll................................................    6,815,000
  Accrued interest payable ......................................    2,498,000
  Due to affiliates (Note 8).....................................      278,000
  Other accrued expenses.........................................    6,924,000
  Self insurance reserves........................................    3,750,000
  Other current liabilities......................................    2,658,000
                                                                  ------------
    Total current liabilities....................................   35,302,000
NON-CURRENT LIABILITIES:
  Long-term debt, net of current maturities (Note 3).............  494,471,000
  Deferred income taxes..........................................    4,181,000
                                                                  ------------
    Total liabilities............................................  533,954,000
                                                                  ------------
COMMITMENTS AND CONTINGENCIES (Notes 6, 8 and 10)
STOCKHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, 1,000,000 shares authorized,
   none issued and outstanding                                             --
  Common Stock, $.01 par value, 50,000,000 shares authorized,
   10,066,667 issued and outstanding.............................      101,000
  Class B Common Stock, $.01 par value, 1,000 shares authorized,
   issued and outstanding                                                  --
  Additional paid-in capital.....................................   52,411,000
  Accumulated deficit............................................   (1,921,000)
                                                                  ------------
    Total stockholders' equity...................................   50,591,000
                                                                  ------------
    Total liabilities & stockholders' equity..................... $584,545,000
                                                                  ============

 The accompanying notes to the financial statements are an integralpart of this consolidated financial statement.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCEPTION (JUNE 12, 1995) THROUGH DECEMBER 31, 1995

REVENUES:
  Gaming......................................................... $175,208,000
  Rooms..........................................................   12,310,000
  Food and Beverage..............................................   26,065,000
  Other..........................................................    6,284,000
                                                                  ------------
    Gross Revenues...............................................  219,867,000
  Less--Promotional allowances...................................   24,394,000
                                                                  ------------
    Net Revenues.................................................  195,473,000
                                                                  ------------
COSTS AND EXPENSES:
  Gaming.........................................................   95,533,000
  Rooms..........................................................    1,305,000
  Food and Beverage..............................................   11,178,000
  General and Administrative.....................................   42,826,000
  Depreciation and Amortization..................................    9,219,000
  Other..........................................................    1,966,000
                                                                  ------------
                                                                   162,027,000
                                                                  ------------
    Income from operations.......................................   33,446,000
                                                                  ------------
NON-OPERATING INCOME AND (EXPENSES):
  Interest income................................................    3,741,000
  Interest expense...............................................  (35,014,000)
  Other non-operating expense....................................   (4,094,000)
                                                                  ------------
                                                                   (35,367,000)
                                                                  ------------
Net loss......................................................... $ (1,921,000)
                                                                  ============
Loss Per Share................................................... $       (.19)
                                                                  ============
Average Number of Shares Outstanding.............................   10,133,333
                                                                  ============

   The accompanying notes are an integral part of this consolidated financial statement.

                      TRUMP HOTELS & CASINO RESORTS, INC.
  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY FOR THE PERIOD FROM INCEPTION
                   (JUNE 12, 1995) THROUGH DECEMBER 31, 1995

                          NUMBER OF SHARES
                         ------------------           ADDITIONAL
                                    CLASS B            PAID IN      RETAINED
                           COMMON   COMMON   AMOUNT    CAPITAL      EARNINGS       TOTAL
                         ---------- ------- -------- ------------  -----------  ------------
Balance, June 12, 1995..             1,000  $    --  $(75,543,000) $       --   $(75,543,000)
Proceeds from issuance
 of Common Stock........ 10,000,000    --    100,000  126,748,000          --    126,848,000
Issuance of Stock Grant
 Award..................     66,667    --      1,000      933,000          --        934,000
Accretion of Phantom
 Stock Units............        --     --        --       273,000          --        273,000
Net Loss................        --     --        --           --    (1,921,000)   (1,921,000)
                         ----------  -----  -------- ------------  -----------  ------------
Balance, December 31,
 1995................... 10,066,667  1,000  $101,000 $ 52,411,000  $(1,921,000) $ 50,591,000
                         ==========  =====  ======== ============  ===========  ============



   The accompanying notes are an integral part of this consolidated financial statement.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
    FOR THE PERIOD FROM INCEPTION (JUNE 12, 1995) THROUGH DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss....................................................... $  (1,921,000)
 Adjustments to reconcile net income to net cash flows used in operating activities:
  Non Cash Charges:
   Issuance of stock grant awards and phantom stock units.......     1,207,000
   Depreciation and amortization................................     9,219,000
   Accretion of discount on mortgage notes and amortization of
    loan costs..................................................       818,000
   Provisions for losses on receivables.........................       559,000
   Deferred income taxes........................................       161,000
   Utilization of CRDA credits and donations....................       320,000
   Valuation allowance of CRDA investments......................    (1,249,000)
                                                                 -------------
    Sub-total...................................................     9,114,000
   Increase in receivables......................................    (1,722,000)
   Decrease in inventories......................................       815,000
   Increase in advances from affiliates.........................       367,000
   Decrease in other current assets.............................     6,518,000
   Decrease in other assets.....................................       346,000
   Decrease in accounts payable, accrued expenses, and other
    current liabilities.........................................    (5,123,000)
   Decrease in accrued interest payable.........................   (19,534,000)
                                                                 -------------
    Net cash flows used in operating activities.................    (9,219,000)
                                                                 -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment, net........................  (115,430,000)
 Restricted cash for short-term operating needs.................   (12,013,000)
 Cash restricted for future construction........................   (40,030,000)
 Purchase of CRDA investments...................................    (1,677,000)
 Investment in Buffington Harbor LLC............................   (21,823,000)
                                                                 -------------
    Net cash flows used in investing activities.................  (190,973,000)
                                                                 -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of Common Stock, net..................................   126,848,000
 Issuance of Senior Secured Notes, net..........................   144,258,000
 Retirement of PIK Notes........................................   (81,746,000)
 Issuance of note receivable....................................    (3,000,000)
 Payment of current maturities of long term debt................    (4,186,000)
 Additional Borrowings..........................................     9,040,000
                                                                 -------------
    Net cash flows provided by financing activities.............   191,214,000
                                                                 -------------
Net decrease in cash and cash equivalents.......................    (8,978,000)
                                                                 -------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................    28,186,000
                                                                 =============
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1995.................. $  19,208,000
                                                                 =============

The accompanying notes to the financial statements are an integral part of this consolidated financial statement.

                      TRUMP HOTELS & CASINO RESORTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) ORGANIZATION AND OPERATIONS

  Trump Hotels & Casino Resorts, Inc. ("THCR"), which commenced operations on June 12, 1995, was formed on March 28, 1995 to own and operate the Trump Plaza Hotel and Casino ("Trump Plaza"), a luxury casino hotel located on The Boardwalk in Atlantic City, New Jersey. In addition, THCR, through Trump Indiana, Inc. ("Trump Indiana"), a wholly owned subsidiary of Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), approximately 60.2% owned by THCR , is in the process of developing a riverboat gaming facility at Buffington Harbor, Indiana (the "Indiana Riverboat"). THCR, through THCR Holdings and its subsidiaries, will be the exclusive vehicle through which Donald J. Trump ("Trump") will engage in new gaming activities in emerging or established gaming jurisdictions.

  The accompanying consolidated financial statements include those of THCR and THCR Holdings and its subsidiaries, Trump Atlantic City Associates ("Trump AC"), Trump Indiana, Trump Plaza Funding, Inc. ("Plaza Funding") and Trump Plaza Holding, Inc. ("Plaza Holding Inc."). Trump AC is the parent of Trump Plaza Associates ("Plaza Associates"), which owns and operates Trump Plaza. All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

  On June 12, 1995, THCR completed a public offering of 10,000,000 shares of its common stock (the "THCR Common Stock") at $14.00 per share (the "June 1995 Stock Offering") for gross proceeds of $140,000,000. Concurrently with the June 1995 Stock Offering, THCR Holdings, together with its subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), issued 15 1/2% Senior Secured Notes due 2005 (the "Senior Notes") for gross proceeds of $155,000,000 (the "June 1995 Note Offering" and, together with the June 1995 Stock Offering, the "June 1995 Offerings"). THCR contributed the gross proceeds of the June 1995 Stock Offering to THCR Holdings.

  Prior to the June 1995 Offerings, Trump was the sole stockholder of THCR and sole beneficial owner of THCR Holdings. Concurrent with the June 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates, which consisted of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in Trump AC and all of the outstanding capital stock of Plaza Holding Inc., which owns the remaining 1% equity interest in Trump AC. Trump also contributed all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump's Castle Casino Resort, to THCR Holdings. In exchange for Trump's contributions to THCR Holdings, Trump received an approximately 39.8% limited partnership interest in THCR Holdings.

  The proceeds of the June 1995 Stock Offering were contributed by THCR to THCR Holdings in exchange for an approximate 60.2% general partnership interest in THCR Holdings.

  Trump's limited partnership interest in THCR Holdings represents his economic interest in the assets and operations of THCR Holdings. Accordingly, such limited partnership interest is convertible at Trump's option into 6,666,667 shares of THCR Common Stock (subject to certain adjustments) representing approximately 39.8% of the outstanding shares of THCR Common Stock.

  Trump received shares of Class B Common Stock of THCR (the "THCR Class B Common Stock"). The THCR Class B Common Stock votes together with the THCR Common Stock as a single class on all matters submitted to stockholders of THCR for a vote or in respect of which consents are solicited (other than in connection with certain amendments to THCR's Amended and Restated Certificate of Incorporation). The number of votes represented by the THCR Class B Common Stock held by any holder is equal to the

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995
number of shares of THCR Common Stock issuable to the holder upon conversion of such holder's partnership interest in THCR Holdings into THCR Common Stock. Upon such conversion, the corresponding voting power of shares of THCR Class B Common Stock provides Trump with a voting interest in THCR which is proportionate to his equity interest in THCR Holdings' assets represented by his limited partnership interest. Except for the right to receive par value upon liquidation, the THCR Class B Common Stock has no right to receive any dividend or other distribution in respect of the equity of THCR. In addition, Trump has agreed to waive (except as set forth under the Amended and Restated Certificate of Incorporation of THCR) state law rights to vote the THCR Class B Common Stock as a separate class in the event of merger or sale of substantial assets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BASIS OF PRESENTATION

  THCR, through its subsidiaries, operates Trump Plaza, a luxury casino hotel, located on The Boardwalk in Atlantic City which provides high quality amenities and services to its casino patrons and hotel guests. A substantial portion of Trump Plaza's revenues are derived from its gaming operations and in the past Trump Plaza has targeted the higher-end drive-in slot customer. Competition in the Atlantic City casino total market is intense and management believes that this competition will continue as more casinos are opened and new entrants into the gaming industry become operational.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Gaming revenues represent the net win from gaming activities which is the difference between amounts wagered and amounts won by patrons. Revenues from hotel and other services are recognized at the time the related service is performed.

  THCR provides an allowance for doubtful accounts arising from casino, hotel and other services, which is based upon a specific review of certain outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions.

 PROMOTIONAL ALLOWANCES

  The retail value of accommodations, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowances are included in gaming costs and expenses as follows:

                                                                        FROM
                                                                     INCEPTION
                                                                         TO
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
     Rooms......................................................... $ 3,075,000
     Food and Beverage.............................................  10,301,000
     Other.........................................................   2,574,000
                                                                    -----------
                                                                    $15,950,000
                                                                    ===========

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995
 INVENTORIES

  Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

 PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost and is depreciated on the straight-line method using rates based on the following estimated useful lives:

     Buildings and building improvements............................    40 years
     Furniture, fixtures and equipment..............................  3-10 years
     Leasehold improvements......................................... 10-40 years

  Interest of $88,000 associated with borrowings used to finance construction projects has been capitalized and is being amortized over the estimated useful lives of the assets.

 LAND RIGHTS

  Land rights represent the fair value of such rights at the time of contribution to Plaza Associates by the Trump Plaza Corporation, an affiliate of the Plaza Associates. These rights are being amortized over the period of the underlying operating leases which extend through 2078.

 LONG LIVED ASSETS

  During 1995, THCR adopted the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists if, at a minimum, the future expected cash flows (undiscounted and without interest charges) from an entity's operations are less than the carrying value of these assets. As a result of its review, THCR does not believe that any impairment exists in the recoverability of its long-lived assets.

 INCOME TAXES

  Income taxes are recorded under the provision of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Under the New Jersey Casino Control Commission (the "CCC") regulations, Plaza Associates is required to file a New Jersey corporation business tax return. As of December 31, 1995, Trump AC and Plaza Associates has state tax net operating loss carryforwards of approximately $31,000,000 which are available to offset future state taxable income. Such carryforwards expire from 1997 to 2001. The net operating loss carryforwards result in a deferred tax asset of $2,800,000 which has been offset by a valuation allowance of $2,800,000 as utilization of such carryforwards is not considered to be more likely than not.

  Plaza Associates' deferred state income taxes result primarily from differences in the timing of reporting depreciation for tax and financial statement purposes.

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

 STATEMENTS OF CASH FLOWS

  For purposes of the statements of cash flows, THCR considers all highly liquid debt instruments purchased with a maturity of three months or less at the time of acquisition to be cash equivalents. The following supplemental disclosures are made to the statements of cash flows.

                                                                       1995
                                                                    -----------
     Cash paid during the year for interest........................ $48,786,000
                                                                    ===========
     Cash paid for state and Federal income taxes.................. $       --
                                                                    ===========

 EARNINGS PER SHARE

  Earnings per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding (unless antidilutive), including shares granted to the President, Chief Executive Officer and Chief Financial Officer (See Note 5). The shares of the THCR Class B Common Stock owned by Trump have no economic interest and are therefore not considered in the calculation of weighted average shares outstanding. Stock options have not been considered since their effect would be antidilutive.

 MINORITY INTEREST

  As there is no minority interest basis in THCR Holdings as of December 31, 1995, no benefit relating to minority interest in THCR Holdings' loss has been reflected.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
   10 7/8% Mortgage Notes due 2001 net of unamortized discount of
    $3,348,000 (A)...............................................  $326,652,000
   15 1/2% Senior Secured Notes due 2005 (B).....................   155,000,000
   Mortgage notes payable (C)....................................     2,953,000
   Other (D).....................................................    12,767,000
                                                                   ------------
                                                                    497,372,000
   Less--Current maturities......................................     2,901,000
                                                                   ------------
                                                                   $494,471,000
                                                                   ============

---------------------
(A) On June 25, 1993, Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes, due 2001 (the "Plaza Notes"), net of discount of $4,313,000 and loaned the proceeds to Plaza Associates. Net proceeds of the offering were used to redeem all of Plaza Funding's outstanding $225,000,000 principal amount 12% Mortgage Bonds, due 2002 and together with other funds (see (B)) to redeem all of Plaza Funding's stock units, comprised of $75,000,000 liquidation preference participating cumulative redeemable Preferred Stock with associated shares of Common Stock, to repay $17,500,000 principal amount 9.14% Regency Notes due 2003, to make a portion of a distribution to Trump to pay certain personal indebtedness, and to pay transaction expenses.

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

  The Plaza Notes mature on June 15, 2001 and are redeemable at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates in whole or in part, at the principal amount plus a premium which declines ratably each year to zero in the year of maturity. The Plaza Notes bear interest at the stated rate of 10 7/8% per annum from the date of issuance, payable semi-annually on each June 15 and December 15, commencing December 15, 1993 and are secured by substantially all of Plaza Associates' assets. The accompanying consolidated financial statements reflect interest expense at the effective interest rate of 11.12% per annum.

  The indenture governing the Plaza Notes (the "Plaza Note Indenture") contains certain covenants limiting the ability of Plaza Associates to incur indebtedness, including indebtedness secured by liens on Trump Plaza. In addition, Plaza Associates may, under certain circumstances, incur up to $25,000,000 of indebtedness to finance the expansion of its facilities, which indebtedness may be secured by a lien on Trump Plaza East (see Note
  6) senior to the liens of one of the Plaza Mortgages (the "Plaza Note Mortgage") and another of the Plaza Mortgages (the "Plaza Guarantee Mortgage"). The Plaza Notes represent the senior indebtedness of Plaza Funding. The note from Plaza Associates to Plaza Funding in the same principle amount of the Plaza Notes (the "Plaza Associates Note") and the guarantee of the Plaza Notes (the "Plaza Guarantee") rank pari passu in right of payment with all existing and future senior indebtedness of Plaza Associates.

  The Plaza Notes, the Plaza Associates Note, the Plaza Note Mortgage, the Plaza Guarantee and the Plaza Guarantee Mortgage are non-recourse to the partners of Plaza Associates, to the shareholders of Plaza Funding and to all other persons and entities (other than Plaza Funding and Plaza Associates), including Trump. Upon an event of default, holders of the Plaza Notes would have recourse only to the assets of Plaza Funding and Plaza Associates.

(B) On June 12, 1995, THCR Holdings and THCR Funding issued $155,000,000 principal amount of Senior Notes. The Senior Notes are redeemable in cash at the option of THCR Holdings and THCR Funding, in whole or in part, at any time on or after June 15, 2000 at redemption prices, as defined. Interest on these notes is payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 1995, and are secured by substantially all of the assets of THCR Holdings. Costs associated with the issuance of these notes totalling approximately $10,742,000 have been deferred and are being amortized over the life of the Senior Notes.

(C) Interest on these notes are payable with interest rates ranging from 10.0% to 11.0%. The notes are due at various dates between 1996 and 1998 and are secured by real property.

  The aggregate maturities of long-term debt in each of the years subsequent to 1995 are:

     1996....................................................... $  2,901,000
     1997.......................................................    4,503,000
     1998.......................................................    1,196,000
     1999.......................................................      274,000
     2000.......................................................       96,000
     Thereafter.................................................  491,750,000(1)
                                                                 ------------
                                                                 $500,720,000
                                                                 ============

    ---------------------
    (1) Includes accretion to maturity of $3,348,000. However, this does not give effect to the proposed Merger Transaction (See Note 12).

(D) Interest on these notes and leases are payable with interest rates ranging from 7.9% to 13.5%. The notes and leases are due at various dates between 1996 and 2000 and are secured by equipment.

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

The ability of Plaza Associates and Plaza Funding to repay their long-term debt when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness. Management does not currently anticipate that cash flow will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and the ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Plaza Funding or Plaza Associates. There can be no assurance that the future operating performance of Plaza Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

(4) LEASES

  THCR leases property (primarily land), certain parking space, and various equipment under operating leases. Rent expense for 1995 was $2,751,000, of which $1,275,000 was paid to affiliates of Plaza Associates.

  Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                      AMOUNTS
                                                                    RELATING TO
                                                          TOTAL      AFFILIATES
                                                       ------------ ------------
     1996............................................. $  7,013,000 $  2,450,000
     1997.............................................    7,015,000    2,494,000
     1998.............................................    5,370,000    2,494,000
     1999.............................................    3,649,000    2,450,000
     2000.............................................    3,647,000    2,525,000
     Thereafter.......................................  484,507,000  404,925,000
                                                       ------------ ------------
                                                       $511,201,000 $417,338,000
                                                       ============ ============

  Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms.

  In October 1993, Plaza Associates assumed the lease to Trump of Trump Plaza East. (the "Trump Plaza East Lease") and related expenses which are included in the above lease commitment amounts. On June 25, 1993, Plaza Associates acquired a five-year option to purchase Trump Plaza East (See Note 6).

(5) STOCK INCENTIVE PLAN

  In connection with the June 1995 Offerings, the Board of Directors of THCR (the "Board of Directors") adopted the 1995 Stock Incentive Plan (the "1995 Stock Plan"). Pursuant to the 1995 Stock Plan, directors, employees and consultants of THCR and certain of its subsidiaries and affiliates who have been selected as participants are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock, and awards consisting of combinations of such incentives. The 1995 Stock Plan is administered by a committee appointed by the Board of Directors (the "Stock Incentive Plan Committee").

  Options granted under the 1995 Stock Plan may be incentive stock options ("ISO"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NQSOs"). The vesting, exercisability and exercise price of the options are determined by the Stock Incentive Plan Committee when the options are granted, subject to a minimum price, in the case of ISOs, of the Fair

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

Market Value (as defined in the 1995 Stock Plan) of THCR Common Stock on the date of the grant and a minimum price, in the case of NQSOs, of the par value of THCR Common Stock.

  The 1995 Stock Plan permits the Stock Incentive Plan Committee to grant stock appreciation rights ("SARs") either alone or in connection with an option. An SAR granted as an alternative or a supplement to a related stock option will entitle its holder to be paid an amount equal to the fair market value of THCR Common Stock subject to the SAR on the date of exercise of the SAR, less the exercise price of the related stock option or such other price as the Stock Incentive Plan Committee may determine at the time of the grant of the SAR (which may not be less than the lowest price which the Stock Incentive Plan Committee may determine under the 1995 Stock Plan for such stock option).

  The 1995 Stock Plan also provides that phantom stock and performance unit awards may be settled in cash, at the discretion of the Stock Incentive Plan Committee and if indicated in the applicable award agreement, on each date on which shares of THCR Common Stock covered by the awards would otherwise have been delivered or become unrestricted, in an amount equal to the fair market value of the shares on such date.

  Subject to adjustment in the event of changes in the outstanding stock or the capital structure of THCR, THCR has reserved 1,000,000 shares of THCR Common Stock for issuance under the 1995 Stock Plan.

  In connection with the June 1995 Offerings, the Stock Incentive Plan Committee granted to the President, Chief Executive Officer and Chief Financial Officer of THCR a stock bonus award of 66,667 shares of THCR Common Stock under the 1995 Stock Plan, which was fully vested upon issuance. Compensation expense of approximately $934,000 associated with the stock bonus award is reflected in the accompanying statement of operations of THCR. A phantom stock unit award was also issued to the President, Chief Executive Officer and Chief Financial Officer of THCR. This award entitles the President, Chief Executive Officer and Chief Financial Officer of THCR to receive 66,667 shares of THCR Common Stock two years following such award, subject to certain conditions. The compensation expense associated with the phantom stock award is approximately $933,000 and this amount is being amortized over the two-year vesting period and was approximately $273,000 for the period from inception to December 31, 1995. The President, Chief Executive Officer and Chief Financial Officer of THCR also received an award of NQSOs for the purchase of 133,333 shares of THCR Common Stock, subject to certain conditions (including vesting at a rate of 20% per year over a five-year period). The options have an exercise price of $14.00 per share.

  In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." The new standard specifies permissible methods of valuing compensation attributable to stock options as well as certain required disclosures. THCR is required to adopt the new standard no later than December 31, 1996. THCR has not yet determined which method it will follow for measuring compensation cost attributable to stock options or the impact of the new standard on its consolidated financial statements.

(6) COMMITMENTS AND CONTINGENCIES

 CASINO LICENSE RENEWAL

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to maintain certain licenses.

  In June 1995, the CCC renewed Plaza Associates, license to operate Trump Plaza. This license must be renewed in June 1999, is not transferable and will require a determination of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days, or failure to renew the casino license, the

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

Casino Control Act provides for the mandatory appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

 LEGAL PROCEEDINGS

  THCR and certain of its employees, have been involved in various legal proceedings. In general, THCR has agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgements, fines and penalties) incurred by them in said legal proceedings.

  Various legal proceedings are now pending against THCR. THCR considers all such proceedings to be ordinary litigation incident to the character of its business. THCR believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

  Plaza Associates is also a party to various administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. THCR believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

 SELF INSURANCE RESERVES

  Self insurance reserves represent the estimated amount of uninsured claims related to employee health medical costs, workmen's compensation and personal injury claims that have occurred in the normal course of business. These reserves are established by management based upon a specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

 CASINO REINVESTMENT DEVELOPMENT AUTHORITY OBLIGATIONS

  Pursuant to the provisions of the Casino Control Act, Plaza Associates, commencing in 1991 after the date of opening of Trump Plaza in May 1984, and continuing for a period of thirty years thereafter, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to 1.25% of its gross casino revenues, or pay an alternative tax of 2.5% of its gross casino revenues, (as defined in the Casino Control Act). Investment tax credits may be obtained by making qualified investments or by depositing funds which may be converted to bonds by the Casino Reinvestment Development Authority (the "CRDA"), both of which bear interest at below market interest rates. Plaza Associates is required to make quarterly deposits with the CRDA based on 1.25% of its gross revenue. For the period from inception (June 12, 1995) through December 31, 1995, THCR charged to operations $670,000, to give effect to the below market interest rates associated with CRDA bonds that have either been issued or are expected to be issued from funds deposited. Bonds issued by the CRDA will be accounted for under SFAS No. 121, as such bonds are not marketable.

  In connection with Trump Plaza East (see below), the CRDA has approved the use of up to $14,135,000 in deposits made by Plaza Associates for site improvements. At December 31, 1995, Plaza Associates has recorded a receivable from the CRDA of $6,022,000 which is included in Accounts Receivable, Other. A lawsuit has been filed to prevent the CRDA from returning to Plaza Associates such deposits. Although the court has ruled that such deposits cannot be returned, Plaza Associates has appealed this decision. Management believes that this decision will be overturned. In the event that the decision is not overturned, the receivable will be reclassified as a CRDA deposit and a charge to operations of approximately $2,000,000 would be required to reestablish the valuation allowance.

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

 CONCENTRATIONS OF CREDIT RISKS

  In accordance with casino industry practice, Plaza Associates extends credit to a limited number of casino patrons, after extensive background checks and investigations of credit worthiness. At December 31, 1995, approximately 27% of Plaza Associates' casino receivables (before allowances) were from customers whose primary residence is outside the United States with no significant concentration in any one foreign country.

 TRUMP PLAZA EAST

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of its hotel facilities at Trump Plaza East. On June 24, 1993, in connection with the 1993 refinancing of Trump Plaza, (i) Trump transferred title to Trump Plaza East to Missouri Boardwalk, Inc. ("Boardwalk"), a wholly owned subsidiary of Midlantic National Bank ("Midlantic"), in exchange for a reduction in indebtedness to Midlantic in an amount equal to the sum of the fair market value of Trump Plaza East and all rent payments made to Boardwalk by Trump under the Trump Plaza East Lease,
(ii) Boardwalk leased Trump Plaza East to Trump under the Trump Plaza East Lease for a term of five years, which expires on June 30, 1998, during which time Trump was obligated to pay Boardwalk $260,000 per month in lease payments, and (iii) Plaza Associates acquired a five-year option to purchase Trump Plaza East (the "Trump Plaza East Purchase Option"). In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses. In addition, Plaza Associates has a right of first refusal (the "Right of First Offer") upon any proposed sale of all or any portion of the fee interest in Trump Plaza East during the term of the Trump Plaza East Purchase Option. Acquisition of Trump Plaza East by Plaza Associates would under certain circumstances (provided there are no events of default under the Trump Plaza East Lease or the Trump Plaza East Purchase Option and provided that certain other events had not theretofore or do not thereafter occur) discharge Trump's obligation to Midlantic in full.

  Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates will be obligated, from and after the date it entered into the Trump Plaza East Purchase Option, to pay the net expenses associated with Trump Plaza East. During 1995, THCR incurred approximately $2,340,000 of such expenses of which $2,045,000 are included in non-operating expenses in the accompanying consolidated financial statements. Under the Trump Plaza East Purchase Option, Plaza Associates has the right to acquire Trump Plaza East for a purchase price of $28,000,000 through 1996, increasing by $1,000,000 annually thereafter until expiration on June 30, 1998. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option or its right of first refusal no later than July 1, 1996.

  If Plaza Associates defaults in making payments due under the Trump Plaza East Purchase Option, Plaza Associates would be liable to the lender for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located on Trump Plaza East.

  Plaza Associates has commenced construction at Trump Plaza East pursuant to rights granted to Plaza Associates by its lessor. Pursuant to the terms of certain personal indebtedness of Trump, Plaza Associates is restricted from expending more than $15,000,000 less any CRDA tax credits for improvements at Trump Plaza East prior to such time as it exercises the Trump Plaza East Purchase Option. Plaza Associates has received approximately $1,519,000 in CRDA credit as of December 31, 1995. As of December 31, 1995, Plaza Associates had capitalized approximately $35,700,000 in construction costs related to Trump Plaza East including a $1,000,000 consulting fee paid to Trump (See Note
8). Plaza Associates' ability to acquire Trump Plaza East pursuant to the Trump Plaza East Purchase Option is dependent upon its ability to obtain financing to acquire the property. The ability to incur such indebtedness is restricted by the Plaza Note

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

Indenture. Plaza Associates' ability to purchase Trump Plaza East is dependent upon its ability to use existing cash on hand and generate cash flow from operations sufficient to fund development costs. No assurance can be given that such cash on hand will be available to Plaza Associates for such purposes or that it will be able to generate sufficient cash flow from operations. In connection with the Merger Transaction (as defined) (See Note 12), Plaza Associates expects to exercise the Trump Plaza East Purchase Option.

  The accompanying consolidated financial statements do not include any adjustments that may be necessary should Plaza Associates be unable to exercise the Trump Plaza East Purchase Option.

(7) EMPLOYEE BENEFIT PLANS

  Plaza Associates has a retirement savings plan (the "Plan") for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the Plan and Plaza Associates will match 50% of an eligible employee's contributions up to a maximum of 4% of the employee's earnings. In connection with this Plan, THCR recorded charges of $410,000 in 1995.

  Plaza Associates provides no other material post-retirement or post-employment benefits.

(8) TRANSACTIONS WITH AFFILIATES

 DUE TO/FROM AFFILIATES

  Plaza Associates leases warehouse facility space to Trump's Castle Associates. Lease payments of $4,000 were received from Trump's Castle Associates in 1995.

  Plaza Associates leases two parcels of land under long-term ground leases from Seashore Four Associates and Trump Seashore Associates. In 1995, THCR expensed $553,000 to Seashore Four Associates and paid $723,000 to Trump Seashore Associates.

 SERVICES AGREEMENT

  Pursuant to the terms of a services agreement with Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, in consideration for services provided, Plaza Associates pays TPM each year an annual fee of $1,000,000 in equal monthly installments, and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under such services agreement, up to certain amounts. Under this agreement, THCR charged approximately $718,000 to expense in 1995.

 EXECUTIVE AGREEMENT

  Trump serves as the Chairman of the Board of Directors pursuant to an Executive Agreement entered into between Trump, THCR and THCR Holdings (the "Executive Agreement"). In consideration for Trump's services under the Executive Agreement, Trump receives a salary of $1,000,000 per year, payable in equal monthly installments.

 EMPLOYMENT AGREEMENT

  Nicholas L. Ribis ("Ribis"), the President, Chief Executive Officer and Chief Financial Officer of THCR entered into a five-year employment agreement (the "Revised Ribis Agreement") with THCR and THCR

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

Holdings on June 12, 1995. Pursuant to the Revised Ribis Agreement, Ribis shall be employed as the President and Chief Executive Officer of THCR and Chief Executive Officer of THCR Holdings and shall receive a base salary of $907,500 annually.

 RESTRICTED CASH

  As a condition to the June 1995 Note Offering, THCR Holdings and THCR Funding entered into a Cash Collateral and Disbursement Agreement (the "Cash Collateral Agreement") with First Bank National Association in its respective capacities as Trustee and Disbursement Agent (each as defined therein). The Cash Collateral Agreement called for initial deposits to custodial accounts which are restricted in use for (a) Trump Indiana for the ship and land projects, (b) Trump Plaza construction projects, including the exercise of the option (the "Trump World's Fair Purchase Option") to purchase the former Trump Regency Hotel ("Trump World's Fair") and construction projects at Trump Plaza East and Trump World's Fair, and (c) the first two interest payments on the Senior Notes. As of December 31, 1995, $12,013,000 is restricted for the 1996 interest payment on the Senior Notes and is reflected as Restricted Cash in the accompanying balance sheet. The balance of funds restricted for Trump Indiana, Trump Plaza East and Trump World's Fair is approximately $40,030,000, at December 31, 1995, and is reflected as Restricted Cash for Future Construction in the accompanying balance sheet.

 TRUMP WORLD'S FAIR

  Under an Option Agreement with Chemical Bank ("Chemical"), Trump had an option to purchase (i) Trump World's Fair (including the land, improvements and personal property used in the operation of the hotel) and (ii) certain promissory notes made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates. In connection with such Option Agreement, Trump assigned his rights to Plaza Associates.

  On June 12, 1995, the Trump World's Fair Purchase Option was exercised. The option price of $60,000,000 was funded with $58,150,000 from the capital contributed by THCR Holdings (See Note 1), and $1,850,000 of option payments made by Plaza Associates.

(9) NOTE RECEIVABLE

  Prior to consummation of the June 1995 Offerings, Trump incurred $3,000,000 relating to expenditures for the development of Trump Indiana and other gaming ventures. Concurrently with the June 1995 Offerings, THCR Holdings loaned Trump $3,000,000 and Trump issued to THCR Holdings a five-year promissory note (the "Trump Note") bearing interest at a fixed rate of 10% per annum, payable annually. The Trump Note will be automatically canceled in the event that at any time during the period defined in the Trump Note, the THCR Common Stock trades at a price per share equal to or greater than the prices set forth in the Trump Note (subject to adjustment in certain circumstances). During the period from inception to December 31, 1995, the trading price of the THCR Common Stock did not reach the defined prices.

(10) INVESTMENT IN BUFFINGTON HARBOR

  Trump Indiana and The Majestic Star Casino, LLC ("Barden") entered into an agreement (the "BHR Agreement") relating to the joint ownership, development and operation of all common land-based and waterside operations in support of each of their separate riverboat casinos at Buffington Harbor. Each will be equally responsible for the development and operating expenses at Buffington Harbor and THCR will be dependent on the ability of Barden to pay for its share of all future expenses. There can be no assurance that

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

THCR or Trump Indiana will be able to fund from operations or to finance on terms satisfactory to THCR or Trump Indiana any such required expenditures, or, if available, whether such other indebtedness would be permitted under existing debt instruments of THCR. Furthermore, there can be no assurance that Barden will be able to fund its portion of such expenses.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments approximates fair value, as follows: (a) cash and cash equivalents, accrued interest receivables and payables are based on the short-term nature of these financial instruments; and (b) CRDA bonds and deposits are based on the allowances to give effect to the below market interest rates.

  The estimated fair values of other financial instruments are as follows:

                                                           DECEMBER 31, 1995
                                                       -------------------------
                                                         CARRYING
                                                          AMOUNT     FAIR VALUE
                                                       ------------ ------------
     10 7/8% Mortgage Notes........................... $326,652,000 $341,550,000
     15 1/2% Senior Secured Notes.....................  155,000,000  165,773,000

  The fair value of the Plaza Notes and the Senior Notes is based on quoted market prices obtained by THCR from its investment advisor.

  There are no quoted market prices for other notes payable and a reasonable estimate could not be made without incurring excessive costs.

(12) SUBSEQUENT EVENT

  On January 8, 1996, THCR, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding (the "Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the Proxy Statement-Prospectus)) will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of THCR Common Stock as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the
Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump AC and its wholly owned finance subsidiary Trump Atlantic City Funding, Inc. of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds") of Trump Taj Mahal Funding, Inc. ("Taj Funding"), (iii) redeem the outstanding shares of Class B Common Stock, par value $.01 per share, of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding Plaza Notes, (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Taj

                      TRUMP HOTELS & CASINO RESORTS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                               DECEMBER 31, 1995

  Mahal, under its loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and (ix) pay related fees and expenses and provide working capital;

    (b) the contribution by Trump to Trump AC of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including stockholder approval. In addition, there are a number of risks that should be considered, including: (i) the high leverage and fixed charges of THCR; (ii) the risk in refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the Indiana Riverboat and the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that the Indiana Riverboat or any other gaming venture will open or that any of THCR's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Proxy Statement-Prospectus for a discussion of these and other factors.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Atlantic City Associates and
 Trump Plaza Associates:

  We have audited the accompanying consolidated balance sheets of Trump Atlantic City Associates (a New Jersey general partnership) and Trump Plaza Associates (a New Jersey general partnership) as of December 31, 1994 and June 12, 1995, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 through June 12, 1995. These consolidated financial statements are the responsibility of the management of Trump Atlantic City Associates and Trump Plaza Associates. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Atlantic City Associates and Trump Plaza Associates as of December 31, 1994 and June 12, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 through June 12, 1995, in conformity with generally accepted accounting principles.


                                          /s/ Arthur Andersen LLP

Roseland, New Jersey
February 21, 1996

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1994 AND JUNE 12, 1995

                                                  DECEMBER 31,     JUNE 12,
                                                      1994           1995
                     ASSETS                       -------------  -------------
Current Assets:
  Cash and cash equivalents...................... $  11,144,000  $  28,125,000
  Trade receivables, net of allowances for
   doubtful accounts of $8,493,000 and
   $8,490,000, respectively......................     6,685,000      7,295,000
  Accounts receivable, other.....................       112,000            --
  Inventories....................................     2,477,000      3,424,000
  Prepaid expenses and other current assets......     4,280,000      4,419,000
  Due from affiliates, net.......................           --          89,000
                                                  -------------  -------------
    Total current assets.........................    24,698,000     43,352,000
                                                  -------------  -------------
Property and Equipment (Notes 4, 6 and 8):
  Land and land improvements.....................    36,463,000     36,462,000
  Buildings and building improvements............   297,573,000    299,483,000
  Furniture, fixtures and equipment..............    84,709,000     84,989,000
  Leasehold improvements.........................     2,404,000      2,404,000
  Construction in progress.......................    14,864,000     21,263,000
                                                  -------------  -------------
                                                    436,013,000    444,601,000
  Less--Accumulated depreciation and amortiza-
   tion..........................................  (137,659,000)  (143,285,000)
                                                  -------------  -------------
    Net property and equipment...................   298,354,000    301,316,000
                                                  -------------  -------------
Land Rights, net of accumulated amortization of
 $3,780,000 and $3,945,000, respectively.........    29,688,000     29,524,000
                                                  -------------  -------------
Other Assets:
  Deferred bond issuance costs, net of
   accumulated amortization of $3,270,000 and
   $5,827,000, respectively (Note 3).............    14,125,000     12,105,000
  Other Assets...................................     8,778,000      7,788,000
                                                  -------------  -------------
    Total other assets...........................    22,903,000     19,893,000
                                                  -------------  -------------
    Total assets................................. $ 375,643,000  $ 394,085,000
                                                  =============  =============
             LIABILITIES AND CAPITAL
Current Liabilities:
  Current maturities of long-term debt (Note 3).. $   2,969,000  $  87,797,000
  Accounts payable...............................     9,156,000      9,303,000
  Accrued payroll................................     4,026,000      3,998,000
  Self insurance reserves (Note 6)...............     4,039,000      4,041,000
  Accrued interest payable (Note 3)..............     1,871,000     22,032,000
  Other accrued expenses.........................     7,693,000      5,253,000
  Other current liabilities......................     1,868,000      1,112,000
  Due to affiliates, net (Note 8)................       206,000            --
                                                  -------------  -------------
    Total current liabilities....................    31,828,000    133,536,000
                                                  -------------  -------------
Non-Current Liabilities:
  Long-term debt, net of discount and current ma-
   turities (Note 3).............................   403,214,000    331,142,000
  Distribution payable to Trump Plaza Funding,
   Inc...........................................     3,822,000      3,822,000
  Deferred state income taxes....................       359,000        198,000
                                                  -------------  -------------
    Total non-current liabilities................   407,395,000    335,162,000
                                                  -------------  -------------
    Total liabilities............................   439,223,000    468,698,000
                                                  -------------  -------------
Commitments and Contingencies (Notes 4 and 6)....           --             --
Capital (Deficit):
  Partner's Deficit..............................   (78,772,000)   (78,772,000)
  Retained Earnings..............................    15,192,000      4,159,000
                                                  -------------  -------------
    Total Capital (Deficit)......................   (63,580,000)   (74,613,000)
                                                  -------------  -------------
    Total liabilities and capital................ $ 375,643,000  $ 394,085,000
                                                  =============  =============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994 AND FOR THE PERIOD FROM JANUARY
                         1, 1995 THROUGH JUNE 12, 1995

                                  FOR THE YEARS ENDED
                                     DECEMBER 31,             FOR THE PERIOD
                               --------------------------  FROM JANUARY 1, 1995
                                   1993          1994      THROUGH JUNE 12, 1995
                               ------------  ------------  ---------------------
Revenues:
  Gaming.....................  $264,081,000  $261,451,000      $122,865,000
  Rooms......................    18,324,000    18,312,000         7,676,000
  Food and Beverage..........    41,941,000    40,149,000        18,537,000
  Other......................     8,938,000     8,408,000         3,310,000
                               ------------  ------------      ------------
    Gross Revenues...........   333,284,000   328,320,000       152,388,000
  Less--Promotional
   allowances................    32,793,000    33,257,000        14,540,000
                               ------------  ------------      ------------
    Net Revenues.............   300,491,000   295,063,000       137,848,000
                               ------------  ------------      ------------
Costs and expenses:
  Gaming.....................   136,895,000   139,540,000        69,467,000
  Rooms......................     2,831,000     2,715,000           958,000
  Food and Beverage..........    18,093,000    17,050,000         7,128,000
  General and Administrative.    71,624,000    73,075,000        30,081,000
  Depreciation and
   Amortization..............    17,554,000    15,653,000         6,999,000
  Other......................     3,854,000     3,615,000         1,397,000
                               ------------  ------------      ------------
                                250,851,000   251,648,000       116,030,000
                               ------------  ------------      ------------
    Income from operations...    49,640,000    43,415,000        21,818,000
                               ------------  ------------      ------------
Non-operating income
 (expense):
  Interest income............       546,000       842,000           403,000
  Interest expense (Note 3)..   (40,435,000)  (49,061,000)      (22,516,000)
  Other non-operating expense
   (Note 5)..................    (3,873,000)   (4,931,000)       (1,649,000)
                               ------------  ------------      ------------
    Non-operating expense,
     net.....................   (43,762,000)  (53,150,000)      (23,762,000)
                               ------------  ------------      ------------
    Income (loss) before
     state income taxes and
     extraordinary items.....     5,878,000    (9,735,000)       (1,944,000)
Provision (benefit) for state
 income taxes................       660,000      (865,000)         (161,000)
                               ------------  ------------      ------------
Income (loss) before
 extraordinary items.........     5,218,000    (8,870,000)       (1,783,000)
Extraordinary gain (loss)
 (Note 5)....................     4,120,000           --         (9,250,000)
                               ------------  ------------      ------------
Net income (loss)............  $  9,338,000  $ (8,870,000)     $(11,033,000)
                               ============  ============      ============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
         AND FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH JUNE 12, 1995

                                       PARTNERS'      RETAINED
                                        CAPITAL       EARNINGS       TOTAL
                                      ------------  ------------  ------------
Balance, December 31, 1992..........  $ (3,362,000) $ 14,724,000  $ 11,362,000
Net Income..........................           --      9,338,000     9,338,000
Preferred Trump Plaza Associates In-
 terest Distribution................    (6,317,000)          --     (6,317,000)
Distribution to Donald J. Trump to
 repay certain personal
 indebtedness.......................   (52,500,000)          --    (52,500,000)
Distribution to Donald J. Trump to
 redeem Trump Plaza Funding, Inc.
 Preferred Stock Units..............   (35,000,000)          --    (35,000,000)
Conversion of Preferred Trump Plaza
 Associates Interest into General
 Trump Plaza Associates Interest....    18,407,000           --     18,407,000
                                      ------------  ------------  ------------
Balance, December 31, 1993..........   (78,772,000)   24,062,000   (54,710,000)
Net Loss............................           --     (8,870,000)   (8,870,000)
                                      ------------  ------------  ------------
Balance, December 31, 1994..........  $(78,772,000) $ 15,192,000  $(63,580,000)
Net Loss............................           --    (11,033,000)  (11,033,000)
                                      ------------  ------------  ------------
Balance, June 12, 1995..............  $(78,772,000) $  4,159,000  $(74,613,000)
                                      ============  ============  ============




  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

           TRUMP ATLANTIC CITY ASSOCIATES AND TRUMP PLAZA ASSOCIATES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
         AND FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH JUNE 12, 1995

                                                                  FOR THE PERIOD
                                        FOR THE YEARS ENDED            FROM
                                            DECEMBER 31,          JANUARY 1, 1995
                                     ---------------------------      THROUGH
                                         1993           1994       JUNE 12, 1995
                                     -------------  ------------  ---------------
Cash flow from operating
 activities:
Net Income (loss)..................  $   9,338,000  $ (8,870,000)  $(11,033,000)
Adjustments to reconcile net income
 (loss) to net cash flows provided
 by operating activities:
  Noncash charges:
   Extraordinary loss (gain).......     (4,120,000)          --       9,250,000
   Depreciation and amortization of
    property and equipment.........     17,177,000    15,276,000      6,999,000
   Accretion of discount on
    indebtedness...................        862,000     1,916,000        894,000
   Amortization of other assets....        377,000       377,000            --
   Provision for losses on
    receivables....................         90,000       396,000        498,000
   Deferred state income taxes.....        729,000      (865,000)      (161,000)
   Utilization of CRDA credits and
    donations......................            --      1,062,000        127,000
   Valuation allowance of CRDA
    investments....................      1,047,000       394,000         67,000
                                     -------------  ------------   ------------
                                        25,500,000     9,686,000      6,641,000
   Decrease (increase) in
    receivables....................        823,000      (236,000)      (996,000)
   Decrease (increase) in
    inventories....................       (498,000)      (91,000)       233,000
   Increase in prepaid expenses and
    other current assets...........       (199,000)   (1,385,000)      (139,000)
   (Increase) decrease in other
    assets.........................      2,530,000     1,504,000       (744,000)
   Increase (decrease) in amounts
    due to affiliates..............        188,000       109,000       (295,000)
   Increase (decrease) in accounts
    payable, accrued expenses and
    other current liabilities......     (6,524,000)   10,464,000     18,058,000
   Decrease in distribution payable
    to Trump Plaza Funding, Inc....            --       (101,000)           --
                                     -------------  ------------   ------------
   Net cash flows provided by
    operating activities...........     21,820,000    19,950,000     22,758,000
                                     -------------  ------------   ------------
Cash flows from investing
 activities:
  Purchases of property and
   equipment.......................    (10,052,000)  (20,489,000)    (7,364,000)
  Purchases of CRDA investments....     (2,823,000)   (2,525,000)           --
  Cash refund of CRDA deposits.....        196,000     1,323,000            --
  Investment in TPA/THCR...........            --            --             --
                                     -------------  ------------   ------------
  Net cash flows used in investing
   activities......................    (12,679,000)  (21,691,000)    (7,364,000)
                                     -------------  ------------   ------------
Cash flows from financing
 activities:
  Deferred financing costs.........    (17,342,000)          --             --
  Distributions to Donald J. Trump.    (87,500,000)          --             --
  Distributions to Trump Plaza
   Funding, Inc. ..................    (40,000,000)          --             --
  Preferred Trump Plaza Associates
   Interest Distribution...........     (6,282,000)          --             --
  Borrowings.......................    386,147,000       375,000      1,928,000
  Payments and current maturities
   of long-term debt...............   (248,573,000)   (1,883,000)      (341,000)
                                     -------------  ------------   ------------
  Net cash flows used in financing
   activities......................    (13,550,000)   (1,508,000)     1,587,000
                                     -------------  ------------   ------------
    Net increase (decrease) in cash
     and cash equivalents..........     (4,409,000)   (3,249,000)    16,981,000
Cash and cash equivalents at
 beginning of year.................     18,802,000    14,393,000     11,144,000
                                     -------------  ------------   ------------
Cash and cash equivalents at end of
 year..............................  $  14,393,000  $ 11,144,000   $ 28,125,000
                                     =============  ============   ============

  The accompanying notes to financial statements are an integral part of these consolidated financial statements.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                         NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION

  The accompanying financial statements include those of Trump Atlantic City Associates ("Trump AC"), a New Jersey general partnership (formerly Trump Plaza Holding Associates), and its 99% owned subsidiary, Trump Plaza Associates ("Plaza Associates"), a New Jersey general partnership, which owns and operates Trump Plaza Hotel and Casino ("Trump Plaza") located in Atlantic City, New Jersey. Trump Plaza Funding, Inc. ("Plaza Funding"), a New Jersey corporation, owns the remaining 1% interest in Plaza Associates. Trump AC's sole source of liquidity is distributions in respect of its interest in Plaza Associates.

  All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements. The minority interest in Plaza Associates has not been separately reflected in the consolidated financial statements of Trump AC since it is not material.

  Plaza Funding was incorporated on March 14, 1986 and was originally formed solely to raise funds through the issuance and sale of its debt securities for the benefit of Plaza Associates. As part of a Prepackaged Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code consummated on
May 29, 1992, Plaza Funding became a partner of Plaza Associates and issued approximately three million stock units, each comprised of one share of Preferred Stock and one share of Common Stock of Plaza Funding. On June 25, 1993, the stock units were redeemed with a portion of the proceeds of Plaza Funding's 10 7/8% First Mortgage Notes due 2001 (the "Plaza Notes") as well as Trump AC's stock units.

  Trump AC was formed in February 1993 for the purpose of raising funds for Plaza Associates. On June 25, 1993, Trump AC completed the sale of 12,000 Units (the "Units"), each Unit consisting of $5,000 principal amount of 12 1/2% Pay-In-Kind Notes, due 2003 (the "PIK Notes"), and one PIK Note Warrant (the "PIK Note Warrants") to acquire $1,000 principal amount of PIK Notes. The PIK Notes and the PIK Note Warrants are separately transferable. Trump AC has no other assets or business other than its 99% equity interest in Plaza Associates.

  Plaza Associates was organized in June 1982. Prior to the date of the consummation of the Offerings (as defined), Plaza Associates' three partners were TP/GP Inc. ("Trump Plaza/GP"), the managing general partner of Plaza Associates, Plaza Funding and Donald J. Trump ("Trump"). On June 25, 1993, Trump contributed his interest in Trump Plaza/GP to Plaza Funding and Trump Plaza/GP merged with and into Plaza Funding. Plaza Funding then became the managing general partner of Plaza Associates. In addition, Trump contributed his interest in Plaza Associates to Trump AC, and Plaza Funding and Trump AC, each of which are wholly owned by Trump, became the sole partners of Plaza Associates.

  On June 12, 1995, Trump Hotels & Casino Resorts, Inc., ("THCR"), completed a public offering of 10,000,000 shares of common stock at $14.00 per share (the "Stock Offering") for gross proceeds of $140,000,000. Concurrently with the Stock Offering, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), a 60% subsidiary of THCR, together with its subsidiary, Trump Hotels & Casino Resorts Funding, Inc. ("THCR Funding"), issued 15 1/2% Senior Secured Notes (the "Senior Secured Notes") for gross proceeds of $155,000,000 (the "Note Offering" and, together with the Stock Offerings, the "1995 Offerings"). From the proceeds from the Stock Offering, THCR contributed $126,848,000 to THCR Holdings. THCR Holdings subsequently contributed $172,859,000 to Trump Atlantic City.

  Prior to the 1995 Offerings, Trump was the sole stockholder of THCR and sole beneficial owner of THCR Holdings. Concurrent with the 1995 Offerings, Trump contributed to THCR Holdings all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in Trump Atlantic City and all of the outstanding capital stock of Trump Plaza Holding Inc. which owns the remaining 1% equity interest in Trump Atlantic City). Trump also contributed to THCR

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Holdings all of his existing interest and rights to new gaming activities in both emerging and established gaming jurisdictions, including Trump Indiana but excluding his interests in the Trump Taj Mahal Casino Resort (the "Taj Mahal") and Trump's Castle Casino Resort.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BASIS OF PRESENTATION

  Plaza Associates operates a luxury casino hotel, Trump Plaza Hotel and Casino ("Trump Plaza"), located on The Boardwalk in Atlantic City, which provides high quality amenities and services to its casino patrons and hotel guests. A substantial portion of Trump Plaza's revenues are derived from its gaming operations and in the past Trump Plaza has targeted the higher-end drive-in slot customer. Competition in the Atlantic City casino total market is intense and management believes that this competition will continue as more casinos are opened and new entrants into the gaming industry become operational.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Gaming revenues represent the net win from gaming activities which is the difference between amounts wagered and amounts won by patrons. Revenues from hotel and other services are recognized at the time the related service is performed.

  Plaza Associates provides an allowance for doubtful accounts arising from casino, hotel and other services, which is based upon a specific review of certain outstanding receivables as well as historical collection information. In determining the amount of the allowance, management is required to make certain estimates and assumptions regarding the timing and amount of collection. Actual results could differ from those estimates and assumptions.

 PROMOTIONAL ALLOWANCES

  The retail value of accommodations, food, beverage and other services provided to customers without charge is included in gross revenue and deducted as promotional allowances. The estimated departmental costs of providing such promotional allowance are included in gaming costs and expenses as follows:

                                           YEAR ENDED    FOR THE PERIOD FROM
                                          DECEMBER 31,     JANUARY 1, 1995
                                         ---------------       THROUGH
                                          1993    1994      JUNE 12, 1995
                                         ------- ------- -------------------
                                                     (IN THOUSANDS)
      Rooms............................. $ 4,190 $ 4,311       $ 1,761
      Food and Beverage.................  14,726  15,373         6,866
      Other.............................   3,688   4,169         1,502
                                         ------- -------       -------
                                         $22,604 $23,853       $10,129
                                         ======= =======       =======

  During 1994, certain Progressive Slot Jackpot Programs were discontinued which resulted in $585,000 of related accruals being taken into income.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 INVENTORIES

  Inventories of provisions and supplies are carried at the lower of cost (weighted average) or market.

 PROPERTY AND EQUIPMENT

  Property and equipment is carried at cost and is depreciated on the straight-line method using rates based on the following estimated useful lives:

      Buildings and building improvements...........................    40 years
      Furniture, fixtures and equipment.............................  3-10 years
      Leasehold improvements........................................ 10-40 years

  Interest associated with borrowings used to finance construction projects has been capitalized and is being amortized over the estimated useful lives of the assets.

 LAND RIGHTS

  Land rights represent the fair value of such rights, at the time of contribution to Plaza Associates by the Trump Plaza Corporation, an affiliate of Plaza Associates. These rights are being amortized over the period of the underlying operating leases which extend through 2078.

 LONG LIVED ASSETS

  During 1995, Plaza Associates adopted the provisions of Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets" ("SFAS"). SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists, if, at a minimum the future expected cash flows (undiscounted and without interest charges) from an entity's operations are less than the carrying value of these assets. As a result of its review, Plaza Associates does not believe that any impairment exists in the recoverability of its long-lived assets.

 INCOME TAXES

  Plaza Funding, Trump AC's and Plaza Associates adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), effective January 1, 1993. Adoption of this new standard did not have a significant impact on the respective statements of financial condition or results of operations. SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  The accompanying consolidated financial statements of Trump AC and Plaza Associates do not include a provision for federal income taxes since any income or losses allocated to its partners are reportable for federal income tax purposes by the partners.

  Under the New Jersey Casino Control Act (the "Casino Control Act"), Plaza Associates is required to file a New Jersey corporation business tax return. As of June 12, 1995, Trump AC and Plaza Associates had state tax net operating loss carryforwards of approximately $32,800,000 which are available to offset future

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
state taxable income. Such carryforwards expire from 1997 to 2001. The net operating loss carryforwards result in a deferred tax asset of $2,900,000 which has been offset by a valuation allowance of $2,900,000 as utilization of such carryforwards is not considered to be more likely than not.

  Plaza Associates' deferred state income taxes result primarily from differences in the timing of reporting depreciation for tax and financial statement purposes.

 STATEMENTS OF CASH FLOWS

  For purposes of the statements of cash flows, Plaza Funding, Trump AC and Plaza Associates consider all highly liquid debt instruments purchased with a maturity of three months or less at time of acquisition to be cash equivalents. The following supplemental disclosures are made to the statements of cash flows.

                                                             FOR THE PERIOD FROM
                           FOR THE YEARS ENDED DECEMBER 31,    JANUARY 1, 1995
                           ---------------------------------       THROUGH
                                 1993             1994          JUNE 12, 1995
                           ---------------- ---------------- -------------------
Cash paid during the year
 for interest............  $     41,118,000 $     36,538,000      $265,000
                           ================ ================      ========
Cash paid for state and
 Federal income taxes....  $         81,000 $            --       $    --
                           ================ ================      ========
Issuance of debt in ex-
 change for accrued in-
 terest..................  $      3,562,000 $      8,194,000      $    --
                           ================ ================      ========

 RECLASSIFICATIONS

  Certain reclassifications have been made to prior year financial statements to conform to the current year presentation.

(3) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                DECEMBER 31, 1994 JUNE 12, 1995
                                                ----------------- -------------
  Plaza Associates Note (10 7/8% Mortgage
   Notes, due 2001 net
   of unamortized discount of $3,766,000 and
   $3,597,000,
   respectively) (A)...........................   $326,234,000    $326,403,000
  Mortgage notes payable (C)...................      5,494,000       5,289,000
  Other notes payable..........................        468,000       3,501,000
  PIK Notes (12 1/2% Notes, due 2003 net of
   discount of $9,769,000 at December 31, 1994)
   (B).........................................     73,987,000      83,746,000
                                                  ------------    ------------
                                                   406,183,000     418,939,000
  Less--Current maturities.....................      2,969,000      87,797,000
                                                  ------------    ------------
                                                  $403,214,000    $331,142,000
                                                  ============    ============

---------------------
(A) On June 25, 1993 Plaza Funding issued $330,000,000 principal amount of 10 7/8% Mortgage Notes, due 2001 (the "Plaza Notes"), net of discount of $4,313,000. Net proceeds of the offering were used to redeem all of Plaza Funding's outstanding $225,000,000 principal amount 12% Mortgage Bonds, due 2002 and together with other funds (See (B) Pay-In-Kind Notes) to redeem all of Plaza Funding's Stock Units, comprised of $75,000,000 liquidation preference participating cumulative redeemable Preferred Stock with associated shares of Common Stock, to repay $17,500,000 principal amount 9.14% Regency Note due 2003, to make a portion of a distribution to Trump to pay certain personal indebtedness, and to pay transaction expenses.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

   The Plaza Notes mature on June 15, 2001 and are redeemable at any time on or after June 15, 1998, at the option of Plaza Funding or Plaza Associates, in whole or in part, at the principal amount plus a premium which declines ratably each year to zero in the year of maturity. The Plaza Notes bear interest at the stated rate of 10 7/8% per annum from the date of issuance, payable semi-annually on each June 15 and December 15, commencing December 15, 1993 and are secured by substantially all of Plaza Associates assets. The accompanying consolidated financial statements reflect interest expense at the effective interest rate of 11.12% per annum.

   The Indenture governing the Plaza Notes (the "Plaza Note Indenture") contains certain covenants limiting the ability of Plaza Associates to incur indebtedness, including indebtedness secured by liens on Trump Plaza. In addition, Plaza Associates may, under certain circumstances, incur up to $25,000,000 of indebtedness to finance the expansion of its facilities, which indebtedness may be secured by a lien on the hotel facilities of Plaza Associates ("Trump Plaza East") (See Note 6) senior to the liens of one of the Plaza Mortgages (the "Plaza Note Mortgage") and another of the Plaza Mortgages (the "Plaza Guarantee Mortgage") thereon. The Plaza Notes represent the senior indebtedness of Plaza Funding. The note from Plaza Associates to Plaza Funding in the same principal amount of the Plaza Notes (the "Plaza Associates Note") and the guarantee of the Plaza Notes (the "Plaza Guarantee") rank pari passu in right of payment with all existing and future senior indebtedness of Plaza Associates.

   The Plaza Notes, the Plaza Associates Note, the Plaza Note Mortgage, the Plaza Guarantee and the Plaza Guarantee Mortgage are non-recourse to the partners of Plaza Associates, to the shareholders of Plaza Funding and to all other persons and entities (other than Plaza Funding and Plaza Associates), including Trump. Upon an event of default, holders of the Plaza Notes would have recourse only to the assets of Plaza Funding and Plaza Associates.

(B) On June 25, 1993, Trump AC issued $60,000,000 principal amount of PIK Notes, together with PIK Note Warrants to acquire an additional $12,000,000 of PIK Notes at no additional cost. The PIK Note Warrants were exercised prior to June 12, 1995 and were subsequently redeemed with a portion of the proceeds contributed to Trump AC by THCR Holdings (See Note 1).

(C) Interest on these notes is payable with interest rates ranging from 10.0% to 11.0%. The notes are due at various dates between 1995 and 1998 and are secured by real property.

   The aggregate maturities of long-term debt for the period from June 12, 1995 through December 31, 1995 and in each of the years subsequent to 1995 are:

      For the period from June 12, 1995 through December 31,
       1995................................................... $ 87,797,000
      1996....................................................      921,000
      1997....................................................    3,335,000
      1998....................................................      483,000
      1999....................................................          --
      Thereafter..............................................  330,000,000
                                                               ------------
                                                               $422,536,000(1)
                                                               ============

---------------------
(1) Includes accretion to maturity of $3,597,000.

  The ability of Plaza Associates and Plaza Funding to repay their long-term debt when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness. Management does not currently anticipate that cash flow will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and the ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry

                        TRUMP ATLANTIC CITY ASSOCIATES
                          AND TRUMP PLAZA ASSOCIATES
                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
conditions and numerous other financial, business and other factors, many of which are beyond the control of Plaza Funding or Plaza Associates. There can be no assurance that the future operating performance of Plaza Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

(4) LEASES

  Plaza Associates leases property (primarily land), certain parking space, and various equipment under operating leases. Rent expense for the years ended December 31, 1993, 1994 and for the period from January 1, 1995 through June 12, 1995 was $4,338,000, $3,613,000 and $1,466,000, respectively, of which
$2,513,000, $1,900,000 and $850,000, respectively, relates to affiliates of Plaza Associates.

   Future minimum lease payments under the noncancelable operating leases are as follows:

                                                                    AMOUNTS
                                                                  RELATING TO
                                                        TOTAL      AFFILIATES
                                                     ------------ ------------
      For the period from June 12, 1995 through
       December 31, 1995............................ $  1,939,000 $  1,276,000
      1996..........................................    6,770,000    2,450,000
      1997..........................................    6,814,000    2,494,000
      1998..........................................    5,254,000    2,494,000
      1999..........................................    3,533,000    2,450,000
      Thereafter....................................  487,450,000  407,450,000
                                                     ------------ ------------
                                                     $511,760,000 $418,614,000
                                                     ============ ============

  Certain of these leases contain options to purchase the leased properties at various prices throughout the leased terms. At December 31, 1994, the aggregate option price for these leases was approximately $58,000,000.

  In October 1993, Plaza Associates assumed the lease to Trump of Trump Plaza East (the "Trump Plaza East Lease") and related expenses which are included in the above lease commitment amounts. On June 25, 1993, Plaza Associates acquired a five-year option to purchase Trump Plaza East. See Note 6-- "Commitments and Contingencies Future Expansion."

(5) EXTRAORDINARY GAIN (LOSS) AND NON-OPERATING EXPENSE

  The extraordinary loss of $9,250,000 for the period January 1, 1995 through June 12, 1995 related to the redemption of the PIK Notes and the PIK Note Warrants and the write-off of related deferred financing costs (See Note 10).

  The excess of the carrying value of a note obligation over the amount of the settlement payment net of related prepaid expenses in the amount of $4,120,000 has been reported as an extraordinary gain for the year ended December 31, 1993.

  Non-operating expense consists of costs associated with Trump Plaza East (See Note 6). In 1993, 1994 and the period January 1, 1995 through June 12, 1995 these costs were $3,873,000, $4,931,000 and $1,533,000, respectively, net of miscellaneous non-operating credits.

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(6) COMMITMENTS AND CONTINGENCIES

 CASINO LICENSE RENEWAL

  The operation of an Atlantic City hotel and casino is subject to significant regulatory controls which affect virtually all of its operations. Under the Casino Control Act, Plaza Associates is required to maintain certain licenses.

  In June 1995, the New Jersey Casino Control Commission ("CCC") renewed Plaza Associates license to operate Trump Plaza. This license must be renewed in June 1999, is not transferable and will require a determination of the financial stability of Plaza Associates. Upon revocation, suspension for more than 120 days, or failure to renew the casino license, the Casino Control Act provides for the mandatory appointment of a conservator to take possession of the hotel and casino's business and property, subject to all valid liens, claims and encumbrances.

 LEGAL PROCEEDINGS

  Plaza Associates, its Partners, certain members of its former Executive Committee, and certain of its employees, have been involved in various legal proceedings. In general, Plaza Associates has agreed to indemnify such persons against any and all losses, claims, damages, expenses (including reasonable costs, disbursements and counsel fees) and liabilities (including amounts paid or incurred in satisfaction of settlements, judgements, fines and penalties) incurred by them in said legal proceedings. Such persons and entities are vigorously defending the allegations against them and intend to vigorously contest any future proceedings.

  Various legal proceedings are now pending against Plaza Associates. Plaza Associates considers all such proceedings to be ordinary litigation incident to the character of its business. Plaza Associates believes that the resolution of these claims will not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

  Plaza Associates is also a party to various administrative proceedings involving allegations that it has violated certain provisions of the Casino Control Act. Plaza Associates believes that the final outcome of these proceedings will not, either individually or in the aggregate, have a material adverse effect on its financial condition, results of operations or on the ability of Plaza Associates to otherwise retain or renew any casino or other licenses required under the Casino Control Act for the operation of Trump Plaza.

 Self Insurance Reserves

  Self insurance reserves represent the estimated amounts of uninsured claims related to employee health medical costs, workmen's compensation and personal injury claims that have occurred in the usual course of business. These reserves are established by management based upon specific review of open claims, with consideration of incurred but not reported claims as of the balance sheet date. Actual results may differ from these reserve amounts.

 CASINO REINVESTMENT DEVELOPMENT AUTHORITY OBLIGATIONS

  Pursuant to the provisions of the Casino Control Act, Plaza Associates, commencing twelve months after the date of opening of Trump Plaza in May 1984, and continuing for a period of twenty-five years thereafter, must either obtain investment tax credits (as defined in the Casino Control Act), in an amount equivalent to

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

1.25% of its gross casino revenues, or pay an alternative tax of 2.5% of its gross casino revenues (as defined in the Casino Control Act). Investment tax credits may be obtained by making qualified investments or by the purchase of bonds at below market interest rates from the Casino Reinvestment Development Authority ("CRDA"). Plaza Associates is required to make quarterly deposits with the CRDA based on 1.25% of its gross revenue. For the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through June 12, 1995, Plaza Associates charged to operations $1,047,000, $838,000 and $471,000 respectively, to give effect to the below market interest rates associated with CRDA bonds that have either been issued or are expected to be issued from funds deposited.

  In connection with Trump Plaza East (see below), the CRDA has approved the use of up to $1,519,000 in deposits made by Plaza Associates for site improvements. Such deposits are being capitalized as part of property and equipment as funds are appropriated by the CRDA. At June 12, 1995, Plaza Associates has recorded a receivable from the CRDA of $288,000, which is included in Accounts Receivable Other.

  CONCENTRATIONS OF CREDIT RISKS

  In accordance with casino industry practice, Plaza Associates extends credit to a limited number of casino patrons, after extensive background checks and investigations of credit worthiness. At December 31, 1994 approximately 28% of Plaza Associates casino receivables (before allowances) were from customers whose primary residence is outside the United States, with no significant concentration in any one foreign country.

  TRUMP PLAZA EAST

  In 1993, Plaza Associates received the approval of the CCC, subject to certain conditions, for the expansion of Trump Plaza East. On June 24, 1993, Trump transferred title of Trump Plaza East to a lender in exchange for a reduction in indebtedness to such lender in an amount equal to the sum of the fair market value of Trump Plaza East and all rent payments to be made to such lender by Trump under Trump Plaza East Lease. At that time, the lender leased Trump Plaza East to Trump for a term of five years, which expires on June 30, 1998, during which time Trump is obligated to pay the lender $260,000 per month in lease payments. In October 1993, Plaza Associates assumed the Trump Plaza East Lease and related expenses.

  On June 25, 1993, Plaza Associates acquired a five-year option to purchase Trump Plaza East (the "Trump Plaza East Purchase Option"). In addition, Plaza Associates has a right of first refusal (the "Right of First Offer") upon any proposed sale of all or any portion of Trump Plaza East during the term of the Trump Plaza East Purchase Option. Until such time as the Trump Plaza East Purchase Option is exercised or expires, Plaza Associates will be obligated, from and after the date it entered into the Trump Plaza East Purchase Option, to pay the net expenses associated with Trump Plaza East. During 1994, Plaza Associates incurred $4,900,000 of such expenses. The CCC has required that Plaza Associates exercise the Trump Plaza East Purchase Option or its Right of First Offer no later than July 1, 1996. Plaza Associates has petitioned the CCC to extend such date to July 1, 1996; however, no assurance can be given that such waiver will be granted or that any condition imposed by the CCC would be acceptable to Plaza Associates. If Plaza Associates defaults in making payments due under the Trump Plaza East Purchase Option, Plaza Associates would be liable to the lender for the sum of (a) the present value of all remaining payments to be made by Plaza Associates pursuant to the Trump Plaza East Purchase Option during the term thereof and (b) the cost of demolition of all improvements then located on Trump Plaza East. In order for Plaza Associates to exercise the Trump Plaza East Purchase Option, it would be required to pay $27,000,000 through June 30, 1995, increasing by $1,000,000 annually thereafter until expiration on June 30, 1998. If Plaza Associates is

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
unable to exercise the option, it would be required to expense any capitalized costs associated with Trump Plaza East.

  As of December 31, 1994, Plaza Associates had capitalized approximately $11,700,000 in construction costs related to Trump Plaza East including a $1,000,000 consulting fee paid to Trump (Note 8). Plaza Associates might have to close all or a portion of the expanded casino in order to comply with regulatory requirements, which could have a material adverse effect on the results of operations and financial condition of the Plaza Associates. Plaza Associates' ability to acquire Trump Plaza East pursuant to the Trump Plaza East Purchase Option is dependent upon its ability to obtain financing to acquire the property. The ability to incur such indebtedness is restricted by the Plaza Note Indenture and the PIK Note Indenture. Plaza Associates' ability to purchase Trump Plaza East is dependent upon its ability to use existing cash on hand and generate cash flow from operations sufficient to fund development costs. No assurance can be given that such cash on hand will be available to Plaza Associates for such purposes or that it will be able to generate sufficient cash flow from operations.

  The accompanying consolidated financial statements do not include any adjustments that may be necessary should Plaza Associates be unable to exercise the Trump Plaza East Purchase Option.

(7) EMPLOYEE BENEFIT PLANS

  Plaza Associates has a retirement savings plan (the "Plan") for its nonunion employees under Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute up to 15% of their earnings to the Plan and Plaza Associates will match 50% of an eligible employee's contributions up to a maximum of 4% of the employee's earnings. Plaza Associates recorded charges of $765,000, $848,000 and $476,000 for matching contributions for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 through June 12, 1995, respectively.

  Plaza Associates provides no other material post-retirement or post-employment benefits.

(8) TRANSACTIONS WITH AFFILIATES

 DUE TO/FROM AFFILIATES

  Plaza Associates leases warehouse facility space to Trump's Castle Associates. Lease payments of $15,000, $6,000 and $2,000 were received from Trump's Castle Associates in 1993, 1994 and 1995 respectively.

  Plaza Associates leased office space from Trump Taj Mahal Associates ("Taj Associates"), the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), which terminated on March 19, 1993. Lease payments of $138,000 were paid to Taj Associates in 1993.

  Plaza Associates leases two parcels of land under long-term ground leases from Seashore Four Associates and Trump Seashore Associates. In 1993, 1994 and for the period from January 1, 1995 through June 12, 1995, Plaza Associates paid $900,000, $900,000 and $227,000, respectively, to Seashore Four Associates, and paid $1,000,000, $1,000,000 and $622,000 in 1993, 1994 and for
the period from January 1, 1995 through June 12, 1995, respectively, to Trump Seashore Associates.

 SERVICES AGREEMENT

  Pursuant to the terms of a services agreement with Trump Plaza Management Corp. ("TPM"), a corporation beneficially owned by Trump, in consideration for services provided, Plaza Associates pays TPM

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

each year an annual fee of $1,000,000 in equal monthly installments, and reimburses TPM on a monthly basis for all reasonable out-of-pocket expenses incurred by TPM in performing its obligations under such services agreement, up to certain amounts. Under such services agreement, approximately $1,200,000, $1,300,000 and $582,000 was charged to expense for the years ended December 31, 1993, 1994 and for the period from January 1, 1995 through June 12, 1995, respectively.

 TRUMP WORLD'S FAIR OPTION

  In December 1993, Trump entered into an option agreement (the "Original Chemical Option Agreement") with Chemical Bank ("Chemical") and ACFH Inc. ("ACFH") a wholly owned subsidiary of Chemical. The Original Chemical Option Agreement granted to Trump an option to purchase (i) the former Trump Regency Hotel (including the land, improvements and personal property used in the operation of the hotel) ("Trump World's Fair") and (ii) certain promissory notes made by Trump and/or certain of his affiliates and payable to Chemical (the "Chemical Notes") which are secured by certain real estate assets located in New York, unrelated to Plaza Associates.

  The aggregate purchase price payable for the assets subject to the Original Chemical Option Agreement was $60,000,000. Under the terms of the Original Chemical Option Agreement, $1,000,000 was required to be paid for the option by January 5, 1994. In addition, the Original Chemical Option Agreement provided for an expiration of the option on May 6, 1994, subject to an extension until June 30, 1994 upon payment of an additional $250,000 on or prior to May 6, 1994. The Original Chemical Option Agreement did not allocate the purchase price among the assets subject to the option or permit the option to be exercised for some, but not all of such assets.

  In connection with the execution of the Original Chemical Option Agreement, Trump agreed with Plaza Associates that, if Trump is able to acquire Trump World's Fair pursuant to the exercise of the option, he would make Trump World's Fair available for the sole benefit of Plaza Associates on a basis consistent with Plaza Associates contractual obligations and requirements. Trump further agreed that Plaza Associates would not be required to pay any additional consideration to Trump in connection with any assignment of the option to purchase Trump World's Fair. On January 5, 1994, Plaza Associates obtained the approval of the CCC to make the $1,000,000 payment, which was made on that date.

  On June 16, 1994, Trump, Chemical and ACFH entered into, amended and restated the Original Chemical Option Agreement (the "First Amended Chemical Option Agreement"). The First Amended Chemical Option Agreement provided for an extension of the expiration of the Option through September 30, 1994, upon payment of $250,000. Such payment was made on June 27, 1994. The First Amended Chemical Option Agreement also provided for a $60,000,000 option price for Trump World's Fair and one of the Chemical Notes. On August 30, 1994, Trump, Chemical and ACFH entered into an amendment to the First Amended Chemical Option Agreement (the "Second Amended Chemical Option Agreement"). The Second Amended Chemical Option Agreement provides for an extension of the expiration of the option through March 31, 1995 upon the payment of $50,000 a month for the period October through December 1994, and $150,000 a month for the period January through March 1995. Plaza Associates received the approval of the CCC and has made such payments.

  As of December 31, 1994 and June 12, 1995, respectively, $1,550,000, representing option payments, is included in other assets in the accompanying consolidated balance sheet. On June 12, 1995, the option to purchase Trump's World Fair was exercised (See Note 10).

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 OTHER PAYMENTS TO DONALD J. TRUMP

  During 1994, Plaza Associates paid to Trump $1,000,000 under a Construction Management Service Agreement. The payment was made for construction management services rendered by Trump with respect to Trump Plaza East. This payment was approved prior to disbursement by the CCC and has been classified in construction in process in the accompanying consolidated balance sheet as of December 31, 1994 and June 12, 1995.

  During 1994, Plaza Associates also paid Trump a commission of approximately $572,000 for securing a retail lease at Trump Plaza. The commission has been capitalized and is being amortized to expense over the 10-year term of the lease.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments of Plaza Funding, Trump AC and Plaza Associates approximates fair value, as follows: (a) cash and cash equivalents, accrued interest receivables and payables are based on the short-term nature of these financial instruments, (b) CRDA bonds and deposits are based on the allowances to give effect to the below market interest rates.

  The estimated fair values of other financial instruments are as follows:

                                   DECEMBER 31, 1994              JUNE 12, 1995
                              ---------------------------- ----------------------------
                              CARRYING AMOUNT  FAIR VALUE  CARRYING AMOUNT  FAIR VALUE
                              --------------- ------------ --------------- ------------
     12 1/2% PIK Notes.......  $ 73,987,000   $ 51,791,000           --             --
     10 7/8% Mortgage Notes..  $326,234,000   $247,122,000  $326,403,000   $298,650,000

  The fair values of the PIK and Plaza Notes are based on quoted market prices obtained by Plaza Associates from its investment advisor.

  There are no quoted market prices for other notes payable and a reasonable estimate could not be made without incurring excessive costs.

(10) SUBSEQUENT EVENTS

  On June 12, 1995 three newly formed entities owned by Trump--THCR, THCR Holdings and THCR Funding--completed the offering and sale of $155,000,000 of 15 1/2% Senior Secured Notes and $140,000,000 of equity (the "June 1995 Offerings").

  In connection with the June 1995 Offerings, Trump contributed all of his beneficial interest in Plaza Associates (consisting of all of the outstanding capital stock of Plaza Funding, a 99% equity interest in Trump AC and all of the outstanding capital stock of Trump Plaza Holding, Inc.) to THCR Holdings. Trump also contributed all of his existing interests and rights to new gaming activities in both emerging and established gaming jurisdictions to THCR Holdings.

  The net proceeds of the June 1995 Offerings were used to repurchase or redeem the PIK Notes and PIK Note Warrants (Notes 3 and 5), finance the expansion of Trump Plaza (Notes 6 and 8) as well as to fund casino development costs in certain jurisdictions outside of Atlantic City.

  On January 8, 1996, THCR, Taj Mahal Holding Corp. ("Taj Holding") and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by the Amendment to

                         TRUMP ATLANTIC CITY ASSOCIATES
                           AND TRUMP PLAZA ASSOCIATES
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Agreement and Plan of Merger dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding ("the Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the Proxy Statement-Prospectus) will be converted into the right to receive, at each holder's election, either
(a) $30.00 in cash or (b) that number of shares of Common Stock of THCR (the "THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger (the "Merger Transaction"):

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump AC and its wholly owned finance subsidiary Trump Atlantic City Funding, Inc. of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Taj Bonds") of Trump Taj Mahal Funding, Inc. ("Taj Funding"), (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding Plaza Notes, (v) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust , and (ix) pay related fees and expenses and provide working capital;

    (b) the contribution by Trump to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump AC (on behalf, and at the direction, of THCR Holdings) of all of its indirect ownership interests in Taj Associates acquired in the Merger.

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including stockholder approval. In addition, there are a number of risks that should be considered, including: (i) the high leverage and fixed charges of THCR (following the consummation of the Merger Transaction); (ii) the risk in refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the riverboat casino at Buffington Harbor, Indiana, to be operated by a subsidiary of THCR (the "Indiana Riverboat") and the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that the Indiana Riverboat or any other gaming venture will open or that any of Trump Plaza's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Proxy Statement-Prospectus for a discussion of these and other factors.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Trump Taj Mahal Associates and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Trump Taj Mahal Associates (a New Jersey general partnership) and Subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, capital (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of Trump Taj Mahal Associates management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trump Taj Mahal Associates and Subsidiary as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Roseland, New
Jersey
February 16, 1996

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31,
                                                          --------------------
                                                            1994       1995
                                                          ---------  ---------
                         ASSETS
CURRENT ASSETS:
  Cash and cash investments.............................. $  61,196  $  88,941
  Receivables, net of allowance of $4,059 and $5,042 for
   doubtful accounts (Note 1)............................    15,443     17,215
  Inventory..............................................     6,431      7,161
  Prepaid expenses and other current assets..............     7,806      3,864
                                                          ---------  ---------
    Total Current Assets.................................    90,876    117,181
                                                          ---------  ---------
PROPERTY AND EQUIPMENT (Notes 1, 2, and 5):
  Land...................................................    37,843     37,843
  Building...............................................   656,702    665,161
  Furniture, fixtures and equipment......................   160,372    174,693
  Leasehold improvements.................................    31,243     31,253
                                                          ---------  ---------
                                                            886,160    908,950
    Less: Accumulated depreciation and amortization......  (179,375)  (217,963)
                                                          ---------  ---------
                                                            706,785    690,987
                                                          ---------  ---------
OTHER ASSETS.............................................     9,951     13,625
                                                          ---------  ---------
    Total Assets......................................... $ 807,612  $ 821,793
                                                          =========  =========
                 LIABILITIES AND CAPITAL
CURRENT LIABILITIES:
  Long-term debt due currently (Note 2).................. $     743  $     920
  Accounts payable.......................................     3,256      8,335
  Accrued interest payable...............................     8,977      9,154
  Due to affiliates, net (Note 3)........................       152        974
  Other current liabilities (Note 4).....................    37,059     35,210
                                                          ---------  ---------
    Total Current Liabilities............................    50,187     54,593
                                                          ---------  ---------
OTHER LIABILITIES (Notes 2 and 3)........................    32,912     33,373
                                                          ---------  ---------
LONG-TERM DEBT NET OF UNAMORTIZED DISCOUNT OF $153,597
 AND $131,103 (Notes 2 and 9)............................   656,701    694,192
                                                          ---------  ---------
COMMITMENTS AND CONTINGENCIES (Note 5)
CAPITAL (Notes 6 and 9):
  Contributed capital....................................   123,765    123,765
  Accumulated deficit....................................   (55,953)   (84,130)
                                                          ---------  ---------
    Total Capital........................................    67,812     39,635
                                                          ---------  ---------
    Total Liabilities and Capital........................ $ 807,612  $ 821,793
                                                          =========  =========

  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1993       1994       1995
                                               ---------  ---------  ---------
REVENUES (Note 1):
  Gaming...................................... $ 442,064  $ 461,622  $ 501,378
  Rooms.......................................    40,682     41,815     43,309
  Food and beverage...........................    55,953     58,029     57,195
  Other.......................................    16,656     17,894     15,864
                                               ---------  ---------  ---------
    Gross revenues............................   555,355    579,360    617,746
  Less--Promotional allowances (Note 1).......    56,444     62,178     63,998
                                               ---------  ---------  ---------
    Net revenues..............................   498,911    517,182    553,748
                                               ---------  ---------  ---------
COST AND EXPENSES:
  Gaming......................................   237,566    260,472    283,786
  Rooms.......................................    15,525     15,662     15,230
  Food and beverage...........................    25,080     25,035     24,612
  General and administrative..................    99,424     99,629     96,843
  Depreciation and amortization...............    36,858     39,750     43,387
                                               ---------  ---------  ---------
                                                 414,453    440,548    463,858
                                               ---------  ---------  ---------
Income from operations........................    84,458     76,634     89,890
Interest income...............................     1,382      2,019      3,922
Interest expense..............................  (108,379)  (115,311)  (120,435)
                                               ---------  ---------  ---------
Net loss...................................... $ (22,539) $ (36,658) $ (26,623)
                                               =========  =========  =========


  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                  CONSOLIDATED STATEMENTS OF CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                          ACCUMULATED   TOTAL
                                              CONTRIBUTED   SURPLUS    CAPITAL
                                                CAPITAL    (DEFICIT)  (DEFICIT)
                                              ----------- ----------- ---------
Balance, January 1, 1993.....................  $123,765    $  7,148   $130,913
Net loss.....................................       --      (22,539)   (22,539)
Partnership distribution (Note 6)............       --       (1,733)    (1,733)
                                               --------    --------   --------
Balance, December 31, 1993...................   123,765     (17,124)   106,641
Net loss.....................................       --      (36,658)   (36,658)
Partnership distribution (Note 6)............       --       (2,171)    (2,171)
                                               --------    --------   --------
Balance, December 31, 1994...................   123,765     (55,953)    67,812
Net loss.....................................       --      (26,623)   (26,623)
Partnership distribution (Note 6)............       --       (1,554)    (1,554)
                                               --------    --------   --------
Balance, December 31, 1995...................  $123,765    $(84,130)  $ 39,635
                                               ========    ========   ========



  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................ $(22,539) $(36,658) $(26,623)
 Adjustments to reconcile net loss to net cash
  flows provided by
  operating activities--
  Depreciation and amortization..................   36,858    39,750    43,387
  Charges related to lease guarantee.............    1,763     2,047     2,375
  Accretion of discount on Bond indebtedness.....   15,745    18,820    22,494
  Other adjustments to reduce the carrying value
   of non-current
   assets........................................    2,764     2,134     3,090
  Utilization of CRDA credits....................      --      1,500       --
  Provision for doubtful accounts................    3,472     2,974     4,508
                                                  --------  --------  --------
                                                    38,063    30,567    49,231
 Changes in operating assets and liabilities:
  Receivables, net...............................   (2,281)   (5,383)   (6,280)
  Inventory......................................   (1,612)   (1,746)     (730)
  Other current assets...........................      (39)   (3,552)    3,603
  Other assets...................................     (766)     (392)     (584)
  Due to affiliates, net.........................       98      (381)      822
  Accounts payable...............................   (2,225)     (678)    5,079
  Accrued interest payable.......................   14,900    12,537    16,175
  Other liabilities..............................    2,496     2,450    (4,417)
                                                  --------  --------  --------
   Net cash flows provided by operating
    activities...................................   48,634    33,422    62,899
                                                  --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment..............  (16,752)  (23,030)  (26,498)
 Investment in CRDA obligations..................   (5,408)   (4,201)   (6,073)
                                                  --------  --------  --------
   Net cash flows used in investing activities...  (22,160)  (27,231)  (32,571)
                                                  --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of borrowings........................     (759)     (868)   (1,029)
 Partnership distribution........................   (1,733)   (2,171)   (1,554)
                                                  --------  --------  --------
   Net cash flows used in financing activities...   (2,492)   (3,039)   (2,583)
                                                  --------  --------  --------
NET INCREASE IN CASH AND CASH INVESTMENTS........   23,982     3,152    27,745
CASH AND CASH INVESTMENTS BEGINNING OF YEAR......   34,062    58,044    61,196
                                                  --------  --------  --------
CASH AND CASH INVESTMENTS END OF YEAR............ $ 58,044  $ 61,196  $ 88,941
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest.......... $ 75,972  $ 79,121  $ 79,389
                                                  ========  ========  ========
SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS:
 Issuance of PIK bonds in lieu of cash interest.. $ 14,579  $ 12,249  $ 15,112
                                                  ========  ========  ========

  The accompanying notes to financial statements are an integralpart of these consolidated financial statements.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND OPERATIONS

  The accompanying consolidated financial statements include those of Trump Taj Mahal Associates ("Taj Associates"), and its wholly owned subsidiary, Trump Taj Mahal Funding, Inc. ("Taj Funding"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Taj Associates was formed on June 23, 1988 as a New Jersey limited partnership. Taj Associates was converted to a general partnership in December 1990. The current partners and their respective ownership interests are Trump Taj Mahal, Inc. ("TTMI"), 49.995%, The Trump Taj Mahal Corporation ("TTMC"),
 .01%, and TM/GP Corporation ("TM/GP"), the managing general partner, and a wholly owned subsidiary of Taj Mahal Holding Corp. ("Taj Holding"), 49.995%.

  Taj Associates was formed for the purpose of acquiring, constructing and operating the Trump Taj Mahal Casino Resort (the "Taj Mahal"), an Atlantic City hotel, casino and convention center complex. On April 2, 1990, Taj Associates opened the Taj Mahal to the public. The industry in which the Taj Mahal operates is subject to intense competition and regulatory review (See Note 5).

  Taj Funding was incorporated on June 3, 1988 for the purpose of raising funds through the issuance of its 14% First Mortgage Bonds, Series A, due 1998 (the "Old Bonds"), the proceeds of which were loaned to Taj Associates for construction of the Taj Mahal. During 1991, as a result of a plan of reorganization (the "1991 Taj Restructuring"), these were subsequently exchanged for Taj Funding's 11.35% Mortgage Bonds, Series A, due 1999 (the "Taj Bonds"). Since Taj Funding has no business operations, its ability to repay the principal and interest on the Taj Bonds is completely dependent on the operations of Taj Associates.

  Donald J. Trump ("Trump") beneficially owns 50% of Taj Associates and has pledged his total ownership interest as collateral under various debt agreements.

 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Casino revenues consist of the net win from gaming activities, which is the difference between gaming wins and losses. Revenues from hotel and other services are recognized at the time the related service is performed.

  Taj Associates provides an allowance for doubtful accounts arising from casino, hotel and other services. The allowance is based upon a specific review of outstanding receivables as well as historical collection information. In providing this allowance, management is required to make certain estimates and assumptions regarding the timing and amount of account collections. Actual results could differ from those estimates.

 PROMOTIONAL ALLOWANCES

  Gross revenues includes the retail value of complimentary rooms, food, beverages, and other services furnished to patrons. The retail value of these promotional allowances is deducted from gross revenues to arrive at net revenues. The cost of promotional allowances is charged to operations.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The cost of promotional allowances consisted of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1993    1994    1995
                                                         ------- ------- -------
                                                             (IN THOUSANDS)
   Rooms................................................ $ 8,733 $ 9,921 $ 9,913
   Food and Beverage....................................  28,973  29,653  30,458
   Other................................................   4,678   6,735   6,994
                                                         ------- ------- -------
                                                         $42,384 $46,309 $47,365
                                                         ======= ======= =======

 INCOME TAXES

  The accompanying financial statements do not include a provision for Federal income taxes of Taj Associates, since any income or losses allocated to the partners are reportable for Federal income tax purposes by the partners.

  Under the New Jersey Casino Control Commission (the "CCC") regulations, Taj Associates is required to file a New Jersey corporation business tax return. As of December 31, 1995, Taj Associates had a net operating loss carry-forward of approximately $150,000,000 for New Jersey State Income Tax purposes. Net tax benefit has been reflected in the accompanying financial statements for those losses until such time that they are actually utilized.

 INVENTORIES

  Inventories are carried at cost on a weighted average basis.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost and is depreciated on the straight-line method over the estimated useful lives of assets. Estimated useful lives range from three to seven years for furniture, fixtures and equipment and 40 years for buildings and building improvements. Leasehold improvements are amortized over the term of the related lease commencing in the period these assets are placed in service.

  The interest expense associated with borrowings used to fund the purchase and construction of the Taj Mahal has been capitalized and is being amortized over the estimated useful life of the facility.

 LONG LIVED ASSETS

  During 1995, Taj Associates adopted the provisions of Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of long-lived assets" ("SFAS No. 121"). SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstance indicate that the carrying amount of an asset may not be fully recoverable. Impairment of long-lived assets exists, if, at a minimum, the future expected cash flows (undiscounted and without interest charges), from an entity's operations are less than the carrying value of these assets. As a result of its review, Taj Associates does not believe that any impairment exists in the recoverability of its long-lived assets as of December 31, 1995.

 CASH AND CASH INVESTMENTS

  Cash and cash investments include hotel and casino funds, funds on deposit with banks and temporary investments having a maturity of three months or less.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(2) LONG-TERM DEBT

  Long-term debt consisted of the following at December 31:

                                                             1994       1995
                                                           ---------  ---------
                                                             (IN THOUSANDS)
   First Mortgage Bonds (a)............................... $ 765,130  $ 780,242
   Unamortized discount...................................  (153,597)  (131,103)
                                                           ---------  ---------
   Net....................................................   611,533    649,139
   Bank term loan (b).....................................    45,138     44,944
   Other..................................................       773      1,029
                                                           ---------  ---------
     Total................................................   657,444    695,112
     Less: Current portion................................      (743)      (920)
                                                           ---------  ---------
                                                           $ 656,701  $ 694,192
                                                           =========  =========

---------------------
(a) Taj Bonds bear interest of 11.35% and are due November 15, 1999. Each Taj Bond, together with one share of Taj Holding's Class B redeemable common stock trade together as a unit ("Units"), and may not be transferred separately. Interest on the Taj Bonds is due semi-annually on each November 15 and May 15. Interest on the Taj Bonds must be paid in cash on each interest payment date at the rate of 9.375% per annum (the "Mandatory Cash Interest Amount"). In addition to the Mandatory Cash Interest Amount, effective May 15, 1992 and annually thereafter, an additional amount of interest (the "Additional Amount") in cash or additional Taj Bonds or a combination thereof, is payable equal to the difference between 11.35% of the outstanding principal amount of the Taj Bonds and the Mandatory Cash Interest Amount previously paid. To the extent that there is excess available cash flow ("EACF") of Taj Associates, as defined in the related indenture, for the immediately preceding calendar year, Taj Funding will pay the Additional Amount in cash up to 10.28% and the balance thereof may be paid at the option of Taj Funding in cash or additional Units, provided that an equivalent amount of cash is used to purchase or redeem Units. Additional Taj Bonds issued on October 4, 1991 amounted to approximately $7,208,000. For the period from the issuance of the Taj Bonds, October 4, 1991, through December 31, 1992, there was no EACF. Accordingly, Taj Funding paid the Additional Amounts on May 15, 1993 and May 15, 1992 through the issuance of approximately $14,579,000 and $8,844,000, respectively, in additional Taj Bonds. Of the $14,870,000 Additional Amount due May 15, 1994, $2,621,000 was paid in cash and the $12,249,000 balance in Taj Bonds. Of the $15,112,000 Additional Amount due May 15, 1995, Taj Associates satisfied the entire obligation through the issuance of Taj Bonds.

  Since Taj Funding has no business operations, its ability to repay the principal and interest on the Bonds is completely dependent on the operations of Taj Associates. The Taj Bonds are guaranteed as to payment of principal and interest by Taj Associates and are collateralized by substantially all Taj Associates' property.

  In accordance with AICPA Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code," the Taj Bonds when issued were stated at the present value of amounts to be paid, determined at current interest rates (effective rate of approximately 18%). The effective interest rate of the Taj Bonds was determined based on the trading price of the Taj Bonds for a specific period. Stating the debt at its approximate present value resulted in a reduction of approximately $204,276,000 in the carrying amount of the Taj Bonds. This gain is being offset by increased interest costs over the period of the Taj Bonds to accrete such bonds to their face value at maturity. At December 31, 1995, the unaccreted balance of this discount approximated $131,103,000. The current interest rates of other borrowings approximated their stated interest rates as of the effective date. The accretion amounted to approximately $15,745,000 in 1993, $18,820,000 in 1994 and $22,494,000 in
  1995, and is included in interest expense.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(b) On November 3, 1989, Taj Associates entered into a loan agreement with National Westminster Bank USA (the "NatWest Loan") which provided financing up to $50,000,000 for certain items of furniture, fixtures and equipment installed in the Taj Mahal. The terms of the NatWest Loan were modified in 1991 as part of the 1991 Taj Restructuring. The restructured NatWest Loan bears interest at 9 3/8% per annum. Principal and interest is payable monthly in the fixed amount of $373,000 to be applied first to accrued interest and the balance to the extent available, to principal, through maturity, November 15, 1999. Additionally, on May 15 of each year (May 15, 1992 through May 15, 1999), to the extent principal is still outstanding, NatWest will receive 16.5% of the EACF of the preceding calendar year in excess of the Additional Amount, to be applied first to accrued but unpaid interest, and then to principal.

  The NatWest Loan is secured by a first priority lien on the furniture, fixtures and equipment acquired with the proceeds of the NatWest Loan plus any after acquired furniture, fixtures and equipment that replaces such property, or of the same type, provided, however, that the NatWest Loan may be subordinated to a lien to secure purchase money financing of such after acquired property up to 50% of the value of such after acquired property.

  In November 1991, Taj Associates obtained a working capital line of credit in the amount of $25,000,000 with a maturity of five years. In September 1994, Taj Associates extended the maturity to November 1999, in consideration of modifications of the terms of the facility. Interest on advances under the line are at prime plus 3% with a minimum of 7% per month. The Agreement provides for a 3/4% annual fee and a 1/2% unused line fee and contains various covenants. During 1993 and 1994, no amounts were outstanding under the line. During 1994 and 1995, no amounts were outstanding under the line.

  Aggregate annual maturities of long-term debt at accreted value are as follows:

            1996............................. $   920,000
            1997.............................     529,000
            1998.............................     268,000
            1999............................. 824,498,000
            2000.............................           0
            Thereafter.......................           0

  The above maturity schedule does not reflect the proposed recapitalization described in Note 9.

  The ability of Taj Associates and Taj Funding to repay their long-term debt when due will depend on their ability to either generate cash from operations sufficient for such purposes or to refinance such indebtedness. Management does not currently anticipate that cash will be sufficient and that repayment will likely depend upon the ability to refinance such indebtedness. The future operating performance and ability to refinance such indebtedness will be subject to the then prevailing economic conditions, industry conditions and numerous other financial, business and other factors, many of which are beyond the control of Taj Associates and Taj Funding. There can be no assurances that the future operating performance of Taj Associates will be sufficient to meet these repayment obligations or that the general state of the economy, the status of the capital markets generally or the receptiveness of the capital markets to the gaming industry will be conducive to refinancing or other attempts to raise capital.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) TRANSACTIONS WITH AFFILIATES

  Taj Associates has engaged in certain transactions with Trump and entities that are wholly or partially owned by Trump. Amounts owed to (receivable from) at December 31 are as follows:

                                                                 1994     1995
                                                                -------  -------
                                                                (IN THOUSANDS)
   Donald J. Trump (a)......................................... $   253  $  643
   Trump Taj Mahal Realty Corp. ("Realty Corp.") (b)...........     --      --
   Trump's Castle Associates (c)...............................      30     164
   Trump Plaza Associates (c)..................................    (131)    167
                                                                -------  ------
                                                                $   152  $  974
                                                                =======  ======

---------------------
(a) Taj Associates has entered into a Services Agreement (the "Services Agreement"), which provides that Trump will render to Taj Associates marketing, advertising, promotional and related services with respect to the business operations of Taj Associates. In consideration for the services to be rendered, Taj Associates will pay an annual fee equal to 1.5% of Taj Associates earnings before interest, taxes and depreciation, as defined, less capital expenditures and partnership distributions for such year, with a minimum base fee of $500,000. The services fee is payable monthly through November 15, 1999, although the agreement provides for earlier termination under certain events. Portions of the fee have been assigned to First Fidelity Bank ("First Fidelity") in connection with the First Fidelity Loan (as defined) to Realty Corp. which has been guaranteed by Trump. For the years ended December 31, 1993, 1994 and 1995, Taj Associates incurred $1,566,000, $1,353,000 and $1,743,000, respectively, under the Services Agreement. In addition, during 1993, 1994 and 1995, Taj Associates reimbursed Mr. Trump $232,000, $224,000 and $261,000, respectively, for expenses pursuant to the Services Agreement, of which $127,000, $149,000 and $164,000, respectively, was incurred to an affiliate for air transportation.

(b) The term of the lease between Taj Associates and Realty Corp. is through 2023 and provides for base rentals payable by Taj Associates, prior to the time that the NatWest Loan is paid in full, of $2,725,000 per year, plus 3 1/2% of the EACF in excess of the Additional Amount and, upon payment in full of the NatWest Loan, increasing to include the payments to which NatWest is otherwise entitled under the amended NatWest Agreement (Note 2). The amended lease was assigned by Realty to First Fidelity. The first $3,300,000 received by First Fidelity each year will be applied to the interest due on the Realty Corp. loan (the "First Fidelity Loan"). Any additional sums paid will also reduce Taj Associates guarantee (see below) and the principal amount of the First Fidelity Loan. The First Fidelity Loan is secured by a first mortgage lien on the underlying parcels owned by Realty Corp.

  Pursuant to a limited subordinated guarantee Taj Associates will, under certain circumstances, reimburse First Fidelity for any deficiency in the amount owed to First Fidelity upon maturity of the First Fidelity Loan, up to a maximum of $30,000,000, provided that First Fidelity first pursues its first mortgage lien on the parcels, and provided further that the Taj Bonds have been paid in full. Inasmuch as Taj Associates' lease payments are Realty Corp's sole source of funds to satisfy the First Fidelity Loan and the amount of the First Fidelity Loan exceeds the estimated fair market value of the land by more than $30,000,000, Taj Associates recorded the present value of the maximum guarantee amount as of October 4, 1991. Discounted at 15%, a reasonable incremental cost of capital, the obligation amounted to approximately $9,103,000. This obligation is being accreted as interest expense over the life of the Taj Bonds and is included in Other Liabilities in the accompanying consolidated balance sheets. The accretion amounted to approximately $1,763,000, $2,047,000 and $2,375,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

(c) Taj Associates engages in various transactions with the two other Atlantic City hotel/casinos owned by Trump. These transactions are charged at cost or normal selling price in the case of retail items and

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

   include the utilization of fleet maintenance and limousine services, certain shared professional fees and payroll costs as well as complimentary services offered to customers. During 1993, Taj Associates incurred approximately $1,100,000 and $83,000 of costs for these services from Trump's Castle Casino Resort ("Trump's Castle") and Trump Plaza, respectively. In addition, Taj Associates charged $256,000 and $255,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1994, Taj Associates incurred approximately $1,167,000 and $149,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $235,000 and $361,000 to Trump's Castle and Trump Plaza, respectively, for similar services. During 1995, Taj Associates incurred approximately $1,072,000 and $445,000 of costs for these services from Trump's Castle and Trump Plaza, respectively. In addition, Taj Associates charged $113,000 and $188,000 to Trump's Castle and Trump Plaza, respectively, for similar services.

(4) OTHER CURRENT LIABILITIES

  The components of other current liabilities at December 31 consisted of the following:

                                                                  1994    1995
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Payroll and related costs.................................... $12,632 $13,533
   Self-insurance reserves......................................   6,800   5,697
   Advertising/Marketing costs..................................   3,242   1,621
   Advance deposits.............................................   3,022   1,236
   Unredeemed chip liability....................................   2,725   3,148
   Other........................................................   8,638   9,975
                                                                 ------- -------
                                                                 $37,059 $35,210
                                                                 ======= =======

  Self insurance reserves represent the estimated amounts of uninsured claims settlements related to employee health medical costs, workmen's compensation and other legal proceedings in the normal course of business (see Note 5). These reserves are established by management based upon a specific review of open claims as of the balance sheet date as well as historical claims settlement experience. Actual results may differ from those reserve amounts.

(5) COMMITMENTS AND CONTINGENCIES

 LEASES AND EMPLOYMENT AGREEMENTS

  Taj Associates has entered into employment agreements with certain key employees and lease agreements for land, office and warehouse space under noncancelable operating leases expiring at various dates through 2023. At December 31, 1995, minimum commitments under these arrangements are as follows:

   1996............................................................. $ 8,639,000
   1997............................................................. $ 5,867,000
   1998............................................................. $ 3,534,000
   1999............................................................. $ 2,865,000
   2000............................................................. $ 2,725,000
   Thereafter....................................................... $62,675,000

  Rent expense was approximately $4,520,000, $5,027,000 and $4,546,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Taj Associates leases the pier extending from the Taj Mahal 1,000 feet into the Atlantic Ocean (the "Steel Pier") from Realty Corp. A condition imposed on Taj Associates' Coastal Area Facilities Review Act ("CAFRA") permit (which, in turn, is a condition of Taj Associates' casino license) initially required that Taj Associates begin construction of certain improvements on the Steel Pier by October 1992, which improvements were to be completed within 18 months of commencement. Taj Associates initially proposed a concept to improve the Steel Pier, the estimated cost of which was $30,000,000. Such concept was approved by the New Jersey Department of Environmental Protection, the agency which administers CAFRA. In March 1993, Taj Associates obtained a modification of its CAFRA permit providing for the extension of the required commencement and completion dates of the improvements to the Steel Pier for one year based upon an interim use of the Steel Pier for an amusement park. In 1994, 1995 and February 1996, Taj Associates received an additional one-year extension (most recently through October 1996) of the required commencement and completion dates of the improvements of the Steel Pier based upon the same interim use of the Steel Pier as an amusement park.

 EMPLOYEE BENEFIT PLAN

  Effective January 1, 1989, Taj Associates established the Taj Mahal Retirement Savings Plan ("the Benefit Plan") for its employees over 21 years of age who are not covered by a collective bargaining agreement. The Benefit Plan is structured to qualify for favorable tax treatment under Section 401(k) of the Internal Revenue Code and allows eligible participants to contribute up to 15% of their salary (certain limits apply, as defined) to the Benefit Plan with a matching Partnership contribution of 50% of the first 4% of such employee salary contribution. The funds are invested by a Benefit Plan trustee. Taj Associates' contributions for the years ended December 31, 1993, 1994 and 1995 were $870,000, $938,000 and $1,069,000, respectively.

 CASINO LICENSE RENEWAL

  Taj Funding and Taj Associates are subject to regulation and licensing by the CCC. Taj Associates' casino license must be renewed periodically, is not transferable, is dependent upon the financial stability of Taj Associates and can be revoked at anytime. Upon revocation, suspension for more than 120 days, or failure to renew the casino license due to Taj Associates' financial condition or for any other reason, the New Jersey Casino Control Act (the "Casino Control Act") provides that the CCC may appoint a conservator to take possession of and title to the hotel and casino's business and property, subject to all valid liens, claims and encumbrances. On June 22, 1995, the CCC extended Taj Associates' casino license for four years through March 31, 1999.

 LEGAL PROCEEDINGS

  Taj Associates, its partners, certain of its employees and Taj Funding are involved in various legal proceedings incurred in the normal course of business. In the opinion of management of Taj Associates, the expected disposition of these proceedings would not have a material adverse affect on Taj Associates or Taj Funding's financial condition or results of operations.

 FEDERAL INCOME TAX EXAMINATIONS

  Taj Associates is currently involved in an examination with the Internal Revenue Service ("IRS") concerning Taj Associates' federal partnership income tax returns for the tax years 1989 through 1991. While any adjustment which results from this examination could affect Taj Associates' state income tax return, Taj Associates does not believe the resolution of the matter will have a material adverse effect on its financial condition or results of operations.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 INVESTMENT OBLIGATION

  The Casino Control Act requires Taj Associates to make qualified investments, as defined, in New Jersey, or pay an investment alternative tax to the New Jersey Casino Reinvestment Development Authority ("CRDA"). Commencing in 1991, and for a period of thirty years thereafter, Taj Associates must either obtain investment tax credits, as defined, in an amount equivalent to 1.25% of its gross casino revenues or pay an alternative tax of 2.5% of its gross casino revenues, as defined. Investment tax credits may be obtained by making qualified investments, by depositing funds which may be converted to bonds by the CRDA or by donating previously deposited funds in exchange for future credits against tax liability. Taj Associates intends to satisfy its investment obligation primarily by depositing funds and donations of funds deposited. During 1994, Taj Associates contributed $9,500,000 of previous CRDA deposits, the carrying value of which was $4,750,000. Of the carrying value, $3,250,000 will become a leasehold improvement upon completion of the improvements during 1995, and $1,500,000 was a donation of previously deposited funds, which became a credit utilized in 1994 as a reduction of current year obligations. The deposits and bonds traditionally bear interest at below-market interest rates; accordingly, Taj Associates has reduced its carrying value of the deposits by 50% and charged operations approximately $2,764,000, $2,134,000 and $3,090,000 in 1993, 1994 and 1995, respectively. Taj Associates is required to satisfy its obligations to the CRDA through deposits on a quarterly basis. Taj Associates periodically reviews the carrying value of these deposits and investments in accordance with its policies for all long-lived assets as described in Note 1.

(6) TAJ ASSOCIATES DISTRIBUTION

  Taj Associates is obligated to reimburse Taj Holding for its operating expenses which consist of directors and officers liability insurance, board of director fees and expenses, and administrative expenses. Total expenses for the years ended December 31, 1993, 1994 and 1995 approximated $1,733,000, $2,171,000 and $1,554,000, respectively.

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the following financial instruments of Taj Funding and Taj Associates approximates fair value, as follows: (a) cash and cash equivalents and accrued interest payable are based on the short-term nature of the financial instruments; and (b) CRDA deposits are based on the valuation allowances to give effect to the below market interest rates (See Note 5).

  The estimated fair values of the other financial instruments are as follows (Note 2):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
   11.35% Mortgage Bonds (a)
     Carrying Amount......................................... $611,533 $649,139
     Fair Value..............................................  512,638  750,983

---------------------
(a) The fair value of the Taj Bonds is based on quoted market prices as of December 31, 1994 and 1995.

  There are no quoted market prices for the NatWest Loan and other debt and a reasonable estimate of their value could not be made without incurring excessive costs.

  See Note 9 regarding the proposed redemption of these borrowings.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) FINANCIAL INFORMATION--TAJ FUNDING

  Financial information relating to Taj Funding as of and for the years ended December 31, 1994 and 1995 is as follows (in thousands):

                                                                 1994     1995
                                                               -------- --------
Total Assets (including First Mortgage Note Receivable of
 $765,130 and $780,242 and related interest receivable)......  $783,562 $799,037
                                                               ======== ========
Total Liabilities and Capital (including Taj Bonds payable of
 $765,130 and $780,242 and related interest payable).........  $783,562 $799,037
                                                               ======== ========
Interest Income..............................................  $ 86,322 $ 87,914
                                                               ======== ========
Interest Expense.............................................  $ 86,322 $ 87,914
                                                               ======== ========
Net Income...................................................  $    --  $    --
                                                               ======== ========

(9) PROPOSED RECAPITALIZATION

  On January 8, 1996, Trump Hotels & Casino Resorts, Inc. ("THCR"), Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Class A Common Stock of Taj Holding (the "Taj Holding Class A Common Stock") (other than Dissenting Shares (as defined in the Proxy Statement-Prospectus) will be converted into the right to receive, at each election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of THCR ("THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the Merger:

  (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and on amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump Plaza Holding Associates ("Trump Atlantic City") and its wholly owned finance subsidiary Trump Atlantic City Funding, Inc. of up to $1,200,000,000 aggregate principal amount of mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the Taj Bonds, (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Taj Associates under the NatWest Loan, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino ("Trump Plaza") that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees, that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust and (ix) pay related fees and expenses and provide working capital;

  (b) the contribution by Trump to Trump Atlantic City of all of his direct and indirect ownership interests in Taj Associates; and

  (c) the contribution by THCR to Trump Atlantic City of all its indirect ownership interests in Taj Associates acquired in the Merger.

                   TRUMP TAJ MAHAL ASSOCIATES AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including stockholder approval. In addition, there are a number of risks that should be considered, including, (i) the high leverage and fixed charges of THCR; (ii) the risk to refinancing and repayment of indebtedness and the need for additional financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the riverboat casino at Buffington Harbor, Indiana, to be operated by a subsidiary of THCR (the "Indiana Riverboat") and the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that the Indiana Riverboat or any other gaming venture will open or that any of THCR's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Proxy Statement-Prospectus for a discussion of these and other factors.

(10) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST     SECOND    THIRD    FOURTH
                                          QUARTER   QUARTER   QUARTER  QUARTER
                                          --------  --------  -------- --------
                                                    (IN THOUSANDS)
1993
----
Net Revenues............................. $110,382  $126,364  $141,597 $120,568
Income from Operations...................   13,014    23,181    30,812   17,451
Net Income (Loss)........................  (13,003)   (3,192)    4,212  (10,556)
1994
----
Net Revenues............................. $111,297  $127,254  $147,987 $130,644
Income from Operations...................    7,902    14,980    31,308   22,444
Net Income (Loss)........................  (20,761)  (13,847)    3,286   (5,336)
1995
----
Net Revenues............................. $117,595  $141,893  $157,808 $136,452
Income from Operations...................   10,298    26,986    35,120   17,486
Net Income (Loss)........................  (18,511)   (1,642)    6,445  (12,915)

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Taj Mahal Holding Corp. and Subsidiary:

  We have audited the accompanying consolidated balance sheets of Taj Mahal Holding Corp. (a Delaware corporation) and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the management of Taj Mahal Holding Corp. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Taj Mahal Holding Corp. and subsidiary as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Roseland, New
Jersey
February 16, 1996

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
                             ASSETS AND LIABILITIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                            DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
ASSETS (Note 2)
Cash.................................................  $       100  $       100
                                                       -----------  -----------
  Total Assets.......................................  $       100  $       100
                                                       ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Class B Common Stock; $.01 par value; 860,000 shares
 authorized, 765,130 and 780,242 issued and
 outstanding as of December 31, 1994 and 1995,
 respectively........................................  $        20  $   390,000
STOCKHOLDERS' EQUITY (Notes 1 and 2)
Class A Common Stock; $.01 par value; 10,000,000
 shares authorized, 1,350,000 issued and outstanding.           40           40
Class C Common Stock; $.01 par value; 10,000,000
 shares authorized, 1,350,000 issued and outstanding.           40           40
Additional paid-in capital...........................    5,729,000    6,893,020
Accumulated deficit..................................   (5,729,000)  (7,283,000)
                                                       -----------  -----------
  Total Stockholders' Equity (Deficit)...............           80     (389,900)
                                                       -----------  -----------
  Total Liabilities and Stockholders' Equity.........  $       100  $       100
                                                       ===========  ===========



  The accompanying notes to financial statements are an integral part of these statements.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1993         1994         1995
                                         -----------  -----------  -----------
Revenue................................. $       --   $       --   $       --
Expenses (Note 2)--
  Director fees, insurance and adminis-
   trative expenses..................... $ 1,733,000  $ 2,171,000  $ 1,554,000
                                         -----------  -----------  -----------
Net loss................................ $(1,733,000) $(2,171,000) $(1,554,000)
                                         ===========  ===========  ===========
Net loss per common share (Note 2)...... $     (1.28) $     (1.61) $     (1.44)
                                         ===========  ===========  ===========
Weighted average number of shares out-
 standing (Note 2)......................   1,350,000    1,350,000    1,350,000
                                         ===========  ===========  ===========



  The accompanying notes to financial statements are an integral part of these statements.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                   COMMON STOCK
                         ---------------------------------
                             CLASS A          CLASS C
                         ---------------- ----------------
                                                           ADDITIONAL
                          NUMBER           NUMBER           PAID-IN    ACCUMULATED
                         OF SHARES AMOUNT OF SHARES AMOUNT  CAPITAL      DEFICIT       TOTAL
                         --------- ------ --------- ------ ----------  -----------  -----------
Balance, January 1,
 1993................... 1,350,000  $40   1,350,000  $40   $1,825,000  $(1,825,000) $        80
Additional issuance of
 common stock in
 connection with the
 Partnership's interest
 payment................       --   --          --   --           --           --           --
Distribution from the
 Partnership for
 operating expenses.....       --   --          --   --     1,733,000          --     1,733,000
Net loss................       --   --          --   --           --    (1,733,000)  (1,733,000)
                         ---------  ---   ---------  ---   ----------  -----------  -----------
Balance, December 31,
 1993................... 1,350,000   40   1,350,000   40    3,558,000   (3,558,000)          80
Additional issuance of
 common stock in
 connection with the
 Partnership's interest
 payment................       --   --          --   --           --           --           --
Distribution from the
 Partnership for
 operating expenses.....       --   --          --   --     2,171,000          --     2,171,000
Net loss................       --   --          --   --           --    (2,171,000)  (2,171,000)
                         ---------  ---   ---------  ---   ----------  -----------  -----------
Balance, December 31,
 1994................... 1,350,000   40   1,350,000   40    5,729,000   (5,729,000)          80
Additional issuance of
 common stock in
 connection with the
 Partnership's interest
 payment................       --   --          --   --           --           --           --
Distribution from the
 Partnership for
 operating expenses.....       --   --          --   --     1,554,000          --     1,554,000
Accretion of Class B
 Common Stock to
 redemption value.......       --   --          --   --      (389,980)         --      (389,980)
Net loss................       --   --          --   --           --    (1,554,000)  (1,554,000)
                         ---------  ---   ---------  ---   ----------  -----------  -----------
Balance, December 31,
 1995................... 1,350,000  $40   1,350,000  $40   $6,893,020  $(7,283,000) $  (389,900)
                         =========  ===   =========  ===   ==========  ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...............................  $(1,733,000) $(2,171,000) $(1,554,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Partnership distribution...............    1,733,000    2,171,000    1,554,000
                                          -----------  -----------  -----------
NET CHANGE IN CASH AND CASH INVESTMENTS.          --           --           --
CASH AT BEGINNING OF PERIOD ............          100          100          100
                                          -----------  -----------  -----------
CASH AT END OF PERIOD ..................  $       100  $       100  $       100
                                          ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 ITEMS:
 Accretion of Class B Stock to
  redemption value......................          --           --   $   389,980
                                          ===========  ===========  ===========



  The accompanying notes to financial statements are an integral part of these statements.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BACKGROUND:

  The accompanying consolidated financial statements include those of Taj Mahal Holding Corp. ("Taj Holding") and its wholly owned subsidiary, TM/GP Corporation ("TM/GP"), the managing general partner of Trump Taj Mahal Associates, a New Jersey general partnership ("Taj Associates") which owns and operates the Trump Taj Mahal Casino Resort (the "Taj Mahal"). All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

  Taj Holding was organized on December 18, 1990 as a Delaware corporation wholly owned by Donald J. Trump ("Trump"). Prior to January 1, 1992, Taj Holding had no activity. As described below, Taj Holding was formed for the purpose of consummating a plan of reorganization (the "1991 Taj Restructuring") involving Taj Associates and Trump Taj Mahal Funding, Inc. ("Taj Funding"), a New Jersey corporation that raised funds for Taj Associates. Prior to the consummation of the 1991 Taj Restructuring, both Taj Associates and Taj Funding were owned by Trump and affiliated entities.

  Taj Holding and its subsidiary have no business operations other than its investment in Taj Associates. As a result, its ability to pay operating expenses and dividends is completely dependent on the operations of Taj Associates.

  Upon consummation of the 1991 Taj Restructuring on October 4, 1991, Taj Associates issued to the holders of Taj Funding's 14% First Mortgage Bonds, Series A, Due 1998 (the "Old Taj Bonds"), a general partnership interest representing 49.995% of the equity of Taj Associates. Such holders in turn contributed such partnership interest to Taj Holding. Taj Funding also issued new 11.35% Mortgage Bonds, Series A, Due 1999 (the "Taj Bonds") in exchange for the Old Taj Bonds. Each $1,000 principal amount of Taj Bonds trades as a unit with one share of Class B Common Stock of Taj Holding (the "Taj Holding Class B Common Stock"), as described below.

  TM/GP, which has no other assets, received a 49.995% partnership interest in Taj Associates from Taj Holding. Trump also contributed to Taj Holding a 50% ownership interest in The Trump Taj Mahal Corporation, a Delaware Corporation, which owns a .01% interest in Taj Associates, in exchange for Taj Holding's Class C Common Stock (the "Taj Holding Class C Common Stock"), as described below.

  At the time of these transfers, Taj Holding issued 1,350,000 shares of its Class A Common Stock (the "Taj Holding Class A Common Stock") and 729,458 shares of its Taj Holding Class B Common Stock to the holders of the Old Taj Bonds and 1,350,000 shares of Taj Holding Class C Common Stock to Trump. Notwithstanding their par value, the various classes of common stock are recorded at stated value, which represents the value assigned to the shares of Taj Holding which were issued in connection with the consummation of the 1991 Taj Restructuring.

  In accordance with the terms of the indenture pursuant to which the Taj Bonds were issued (the "Indenture"), a portion of the interest on the Taj Bonds may be paid in cash or in additional Taj Bonds (the "Additional Amount"). On May 15, 1992, 8,844 units comprised of $8,844,000 of Taj Bonds and 8,844 shares of Taj Holding Class B Common Stock were issued by Taj Funding as payment of the Additional Amount. On May 15, 1993, 14,579 units comprised of Taj Bonds in the aggregate amount of approximately $14,579,000 and 14,579 shares of Taj Holding Class B Common Stock were issued as payment of the Additional Amount. On May 15, 1994, 12,249 units comprised of Taj Bonds in the aggregate principal amount of approximately $12,249,000 and 12,249 shares of Taj Holding Class B Common Stock were issued together with $2,621,000 in cash as payment of the Additional Amount. On May 15, 1995, 15,112 units comprised of Taj Bonds in the aggregate principal amount of approximately $15,112,000 and 15,112 shares of Taj Holding Class B Common Stock were issued as payment of the Additional Amount.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Currently, the holders of the Taj Holding Class B Common Stock are entitled to elect four of the nine members of Taj Holding's Board of Directors and Trump, as holder of the Taj Holding Class C Common Stock is entitled to elect the remaining five directors. The Taj Holding Class A Common Stock has no voting rights during the time any of the Taj Holding Class B Common Stock is outstanding. However, upon Taj Holding's liquidation, all three classes of Taj Holding's common stock share ratably in the assets of Taj Holding to the extent of their par value, with the Taj Holding Class A Common Stock entitled to the residual. The Taj Holding Class B Common Stock must be redeemed at a price of $.50 per share when the Taj Bonds, with which they were issued, are paid, redeemed or purchased and canceled.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 INVESTMENT IN TAJ ASSOCIATES

  Taj Holding accounts for its investment in Taj Associates using the equity method of accounting. Under this method, Taj Holding reports as equity income 50% of Taj Associates' earnings, if any, from October 4, 1991. In addition, the difference between Taj Holding's equity in the underlying identifiable assets of Taj Associates as of October 4, 1991 ($91,703,000) and the cost basis of its investment in Taj Associates is being amortized into income over 40 years.

  For the period from October 4, 1991 to December 31, 1995, Taj Associates incurred a net loss of $136,474,000. Taj Holding's equity in this loss ($68,237,000) less amortization of the difference between the underlying identifiable assets of Taj Associates and the cost basis of its investments in Taj Associates for the period from October 4, 1991 to December 31, 1995, $9,743,000, will not be reflected in Taj Holding's financial statements until such time as Taj Associates generates earnings sufficient to offset the accumulated net loss.

 INCOME TAXES

  Taj Holding will record federal income taxes based on its allocable share of Taj Associates' earnings. The payment of any such taxes will be reimbursed by Taj Associates. Under New Jersey Casino Control Commission (the "CCC") regulations, Taj Associates is required to file a consolidated New Jersey corporation business tax return and pay all state taxes attributable to its earnings.

  Because, as noted above, Taj Holding has not reflected earnings of Taj Associates, no tax provision has been provided to date. In addition, no tax benefit for the accumulated losses will be reflected until such time as they are realized.

 OPERATING EXPENSES

  Expenses of Taj Holding consist of directors and officers liability insurance, board of director fees and expenses, and administrative expenses. Taj Holding is entitled to full reimbursement of such expenses by Taj Associates. Total expenses for the years ended December 31, 1993, 1994 and 1995 approximated $1,733,000, $2,171,000 and $1,554,000, respectively, all of which were reimbursed by Taj Associates.

 CLASS B COMMON STOCK

  As the redemption of the Taj Holding Class B Common Stock is outside of the control of Taj Holding, the Taj Holding Class B Common Stock is not shown as a component of stockholder's equity. In contemplation of the proposed recapitalization described in Note 3, the Taj Holding Class B Common Stock has been accreted to its full redemption value as of December 31, 1995.

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 EARNINGS PER SHARE

  For the calculation of net loss per share, Taj Holding Class A Common Stock was used since it is the only Class of participating stock. Net loss per share is determined by dividing the net loss and the accretion of Taj Holding Class B Stock by the weighted average number of shares of Taj Holding Class A Common Stock outstanding.

3. PROPOSED RECAPITALIZATION:

  On January 8, 1996, Trump Hotels & Casino Resorts, Inc. ("THCR"), Taj Holding and THCR Merger Corp. ("Merger Sub") entered into the Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of January 31, 1996 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Taj Holding (the "Merger"). The Merger Agreement provides that each outstanding share of Taj Holding Class A Common Stock (other than Dissenting Shares (as defined in the Proxy Statement-Prospectus) will be converted into the right to receive, at each holder's election, either (a) $30.00 in cash or (b) that number of shares of Common Stock of THCR (the "THCR Common Stock") as shall have a market value equal to $30.00. No fractional shares of THCR Common Stock will be issued in the Merger. The Merger Agreement also contemplates the following transactions occurring in connection with the
Merger:

    (a) the consummation of the offering by THCR of up to 12,500,000 shares of THCR Common Stock (and an amount to be issued pursuant to the underwriters' over-allotment option) (the "THCR Stock Offering") and the consummation of the offering by Trump Plaza Holding Associates ("Trump Atlantic City") and its wholly owned finance subsidiary Trump Atlantic City Funding, Inc. of up to $1,200,000,000 aggregate principal amount of first mortgage notes, although it is currently contemplated to aggregate $1,100,000,000, the aggregate proceeds of which will be used, together with available cash, to (i) pay cash to those holders of Taj Holding Class A Common Stock electing to receive cash in the Merger, (ii) redeem the Taj Bonds, (iii) redeem the outstanding shares of Taj Holding Class B Common Stock as required in connection with the redemption of the Taj Bonds, (iv) retire the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc., (v) satisfy the indebtedness of Taj Associates under its loan agreement with National Westminster Bank USA, (vi) purchase certain real property used in the operation of the Taj Mahal that is currently leased from a corporation wholly owned by Trump, (vii) purchase certain real property used in the operation of Trump Plaza Hotel and Casino ("Trump Plaza") that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of liens and guarantees that Bankers Trust has in connection with certain outstanding indebtedness owed by Trump to Bankers Trust, and (ix) pay related fees and expenses and provide working capital;

    (b) the contribution by Trump to Trump Atlantic City of all of his direct and indirect ownership interests in Taj Associates; and

    (c) the contribution by THCR to Trump Atlantic City of all its indirect ownership interests in Taj Associates acquired in the Merger.

  To the extent that holders of Taj Holding Class A Common Stock elect to receive shares of THCR Common Stock in the Merger, THCR may reduce the size of the THCR Stock Offering. In addition to the shares of THCR Common Stock that may be issued in the THCR Stock Offering, THCR may issue, as part of the THCR Stock Offering, up to an additional 20% of such number of shares, to fund working capital and other general corporate purposes.

  The prospective transaction is subject to a number of conditions, including shareholder approval. In addition, there are a number of risks that should be considered, including: (i) the high leverage and fixed charges of THCR; (ii) the risk in refinancing and repayment of indebtedness and the need for additional

                     TAJ MAHAL HOLDING CORP. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

financing; (iii) the restrictions imposed on certain activities by certain debt instruments; (iv) the recent results of Trump Plaza and the Taj Mahal; and (v) risks associated with the riverboat casino at Buffington Harbor, Indiana, to be operated by a subsidiary of THCR (the "Indiana Riverboat") and the expansions at Trump Plaza and the Taj Mahal. There can be no assurance that the expansions at Trump Plaza or the Taj Mahal will be completed or that the Indiana Riverboat or any other gaming venture will open or that any of THCR's or the Taj Mahal's operations will be successful. See "Risk Factors" included elsewhere in this Proxy Statement-Prospectus for a discussion of these and other factors.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      TRUMP HOTELS & CASINO RESORTS, INC.

                            TAJ MAHAL HOLDING CORP.

                                      AND

                               THCR MERGER CORP.

                           -------------------------

                          DATED AS OF JANUARY 8, 1996

                           -------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              TABLE OF CONTENTS *

 ARTICLE I DEFINITIONS....................................................  A-2
    Section 1.01. Definitions............................................   A-2
 ARTICLE II THE MERGER....................................................  A-6
    Section 2.01. The Merger.............................................   A-6
    Section 2.02. Conversion of Outstanding Shares; Redemption...........   A-7
    Section 2.03. Certificate of Incorporation...........................   A-7
    Section 2.04. By-Laws................................................   A-7
    Section 2.05. Directors and Officers.................................   A-7
    Section 2.06. Exchange Agent.........................................   A-7
    Section 2.07. Election Procedures....................................   A-8
    Section 2.08. Taj Holding Class A Common Stock Exchange Procedures...   A-8
    Section 2.09. Dividends; Liability...................................   A-9
                  No Further Rights For Holders Electing Cash
    Section 2.10.  Consideration.........................................   A-9
    Section 2.11. No Fractional Shares...................................  A-10
    Section 2.12. Dissenting Shares......................................  A-10
 ARTICILE III REPRESENTATIONS AND WARRANTIES OF TAJ HOLDING............... A-10
    Section 3.01. Corporate Organization.................................  A-10
    Section 3.02. Capitalization.........................................  A-10
    Section 3.03. Subsidiaries...........................................  A-11
    Section 3.04. Financial Statements; SEC Reports......................  A-11
    Section 3.05. Absence of Certain Changes or Events...................  A-11
    Section 3.06. Authorization and Validity of Agreements; Opinion of
                   Financial Advisor.....................................  A-11
    Section 3.07. No Conflict or Violation...............................  A-12
    Section 3.08. Consents and Approvals.................................  A-12
    Section 3.09. Litigation.............................................  A-13
    Section 3.10. Taxes..................................................  A-13
    Section 3.11. Contracts and Leases...................................  A-13
    Section 3.12. Joint Proxy Statement..................................  A-13
    Section 3.13. Takeover Provisoins Inapplicable.......................  A-13
    Section 3.14. Brokerage/Finder's Fees................................  A-13
    Section 3.15. Bond Redemption; Taj Funding Offering..................  A-13
    Section 3.16. THCR Offering..........................................  A-14
 ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THCR....................... A-14
    Section 4.01. Corporate Organization.................................  A-14
    Section 4.02. Capitalization.........................................  A-14
    Section 4.03. Subsidiaries...........................................  A-14
    Section 4.04. Financial Statements; SEC Reports......................  A-14
    Section 4.05. Absence of Certain Changes or Events...................  A-15
                  Authorization and Validity of Agreements; Opionion of
    Section 4.06.  Financial Advisor.....................................  A-15
    Section 4.07. No Conflict or Violation...............................  A-15
    Section 4.08. Consents and Approvals.................................  A-16
    Section 4.09. Litigation.............................................  A-16
    Section 4.10. Taxes..................................................  A-16
    Section 4.11. Contracts and Leases...................................  A-16

--------
* The Table of Contents is not part of this Merger Agreement.

    Section  4.12. THCR Registration Statement............................  A-16
    Section  4.13. Takeover Provisions Inapplicable.......................  A-17
    Section  4.14. Brokerage/Finder's Fees................................  A-17
    Section  4.15. TAJ Funding Offering...................................  A-17
 ARTICLE V REPRESENTATIONS AND WARRANTIES OF MERGER SUB.................... A-17
    Section  5.01. Corporate Organization; Subsidiaries...................  A-17
    Section  5.02. Capitalization.........................................  A-17
    Section  5.03. Authorization and Validity of Agreements...............  A-17
 ARTICLE VI COVENANTS OF TAJ HOLDING....................................... A-18
    Section  6.01. Conduct Pending Merger.................................  A-18
    Section  6.02. Joint Proxy Statement..................................  A-18
    Section  6.03. Stockholders Meeting...................................  A-19
    Section  6.04. Compliance With the Securities Act.....................  A-19
    Section  6.05. No Solicitation........................................  A-19
    Section  6.06. Dividend Prohibition...................................  A-19
    Section  6.07. Letters of Accountants.................................  A-19
 ARTICLE VII COVENANTS OF THCR............................................. A-19
    Section  7.01. Conduct Pending the Merger.............................  A-19
    Section  7.02. Joint Proxy Statement..................................  A-20
    Section  7.03. Stockholders Meeting...................................  A-20
    Section  7.04. Indemnification and Insurance..........................  A-20
    Section  7.05. Letters of Accountants.................................  A-21
 ARTICLE VIII OTHER AGREEMENTS............................................. A-21
    Section  8.01. Stock Exchange Listing.................................  A-21
    Section  8.02. Additional Agreements; Consents and Permits............  A-21
    Section  8.03. Registration of Securities.............................  A-21
    Section  8.04. Access to Information; Confidentiality.................  A-22
    Section  8.05. Notification of Certain Matters........................  A-22
    Section  8.06. HSR Act................................................  A-23
    Section  8.07. Bond Redemption........................................  A-23
 ARTICLE IX CONDITIONS TO THE MERGER....................................... A-23
    Section  9.01. Conditions to the Obligations of Each Party............  A-23
    Section  9.02. Conditions to the Obligation of TAJ Holding............  A-24
    Section  9.03. Conditions to the Obligations of THCR and Merger Sub...  A-24
 ARTICLE X TERMINATION..................................................... A-25
    Section 10.01. Termination............................................  A-25
    Section 10.02. Effect of Termination..................................  A-25
 ARTICLE XI MISCELLANEOUS.................................................. A-26
    Section 11.01. Notices................................................  A-26
    Section 11.02. Survival...............................................  A-26
    Section 11.03. Amendment..............................................  A-26
    Section 11.04. Waiver.................................................  A-27
    Section 11.05. Successors and Assigns.................................  A-27

    Section 11.06. Governing Law..........................................  A-27
    Section 11.07. Gaming Laws............................................  A-27
    Section 11.08. Integration............................................  A-27
    Section 11.09. Third Party Beneficiaries..............................  A-27
    Section 11.10. Specific Performance...................................  A-27
    Section 11.11. Remedies Cumulative....................................  A-27
    Section 11.12. Publicity..............................................  A-27
    Section 11.13. Fees & Expenses........................................  A-27
    Section 11.14. Headings; Counterparts; Effectiveness..................  A-28

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of January 8, 1996 (the "Merger Agreement"), by and among TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR"), TAJ MAHAL HOLDING CORP., a Delaware corporation ("Taj Holding"), and THCR MERGER CORP., a Delaware corporation and a wholly owned subsidiary of THCR ("Merger Sub").

  WHEREAS, Taj Holding and certain of its affiliates and THCR and certain of its affiliates desire to effect the Merger Transaction, which includes (a) the merger of Merger Sub with and into Taj Holding upon the terms and subject to the conditions set forth herein (the "Merger"); (b) consummation of the offering by THCR (the "THCR Offering") of up to $140,000,000 of Common Stock of THCR, par value $.01 per share ("THCR Common Stock"), and the offering by Trump Taj Mahal Funding, Inc. ("Taj Funding") or its affiliate of up to $750,000,000 aggregate principal amount of debt securities (the "Taj Funding Offering"), the aggregate net proceeds of which will be used, together with available cash of Trump Taj Mahal Associates ("Taj Associates"), to, among other things, (i) pay cash, pursuant to this Merger Agreement, to those holders of Class A Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class A Common Stock"), electing to receive cash in the Merger,
(ii) redeem (the "Bond Redemption") Taj Funding's outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Bonds"), (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class B Common Stock"), as required in connection with the Bond Redemption, (iv) purchase certain real property (collectively, the "Specified Parcels") that is currently leased by Taj Associates, the owner and operator of the Trump Taj Mahal Casino Resort (the "Taj Mahal"), from Trump Taj Mahal Realty Corp. ("Realty Corp."), a corporation wholly owned by Donald J. Trump ("Trump"), and (v) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of the Liens (defined below) and guarantees that Bankers Trust has with respect to Taj Associates; (c) the contribution by Trump to Trump Hotels & Casino Resorts Holdings, L.P., a subsidiary of THCR ("THCR Holdings"), and Taj Mahal Holdings LLC ("Taj Holdings LLC") of all of his direct and indirect ownership interests in Taj Associates; and (d) the contribution by THCR to THCR Holdings and Taj Holdings LLC of all its indirect ownership interests in Taj Associates acquired in the Merger;

  WHEREAS, THCR and Trump have agreed that (a) in exchange for their contributions to THCR Holdings and Taj Holdings LLC, THCR's and Trump's beneficial equity interests in THCR Holdings will be adjusted pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of THCR Holdings (the "Partnership Agreement"), and (b) as part of the Merger Transaction, THCR will issue to Trump a warrant to purchase 1.8 million shares of THCR Common Stock, one-third of which may be purchased on or prior to (i) the third anniversary of the issuance of the warrant at $30 per share, (ii) the fourth anniversary of the issuance of the warrant at $35 per share and
(iii) the fifth anniversary of the issuance of the warrant at $40 per share (the Merger and the related transactions discussed above are collectively referred to as the "Merger Transaction");

  WHEREAS, pursuant to the Class A Voting Agreement (defined below), the holders of approximately 52% of the outstanding shares of Taj Holding Class A Common Stock have agreed to vote in favor of the Merger;

  WHEREAS, pursuant to the Trump THCR Voting Agreement (defined below) Trump has agreed to vote all of the shares in THCR beneficially owned by him in favor of the Merger Transaction, and pursuant to the Trump Taj Voting Agreement (defined below) Trump has agreed to vote all of the shares beneficially owned by him in Taj Holding in favor of the Merger Agreement;

  WHEREAS, the THCR Special Committee of the Board of Directors of THCR (defined below), and the Taj Holding Class B Directors (defined below) and the Board of Directors of Taj Holding, have received the DLJ Fairness Opinion and the Rothschild Fairness Opinion (each defined below), respectively;

  WHEREAS, the THCR Special Committee and the Board of Directors of THCR have determined that the Merger Transaction is consistent with and in furtherance of the long-term business strategy of THCR;

  WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding have determined that the Merger is consistent with and in furtherance of the long-term business strategy of Taj Holding;

  WHEREAS, the THCR Special Committee and the Board of Directors of THCR have determined that the Merger Transaction is fair to, and in the best interests of, THCR;

  WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding based on, among other things, the advice of the financial advisor to Taj Holding and existence of the Class A Voting Agreement (defined below), have determined that the Merger is fair to, and in the best interests of, Taj Holding and the holders of Taj Holding Class A Common Stock;

  WHEREAS, the THCR Special Committee and the Board of Directors of THCR have approved the Merger Transaction and this Merger Agreement;

  WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding have approved the Merger and this Merger Agreement; and

  WHEREAS, the Board of Directors of Merger Sub has approved this Merger Agreement and THCR, as the sole stockholder of Merger Sub, has approved and adopted this Merger Agreement.

  NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.01. Definitions. As used in this Merger Agreement, the following terms shall have the respective meanings set forth below (terms defined in the singular shall have the same meanings when used in the plural and vice versa):

  "Acquisition Proposal" with respect to any Person shall mean any proposed
(i) merger, consolidation, share exchange or similar transaction involving such Person or a Subsidiary of such Person, as a result of which the consolidated assets of such Person and its Subsidiaries taken as a whole, increase or decrease by 25% or more, (ii) sale, lease or other disposition directly or indirectly (other than by merger, consolidation, share exchange or similar transaction) of assets of such Person or its Subsidiaries representing 25% or more of the consolidated assets of such Person and its Subsidiaries,
(iii) issue, sale, or other disposition (other than by merger, consolidation, share exchange or similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the voting power of such Person or
(iv) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding common stock of such Person (other than Persons or groups having such beneficial ownership as of the date hereof).

  "Bankers Trust" shall have the meaning set forth in the Recitals.

  "Bond Indenture" shall mean the Amended and Restated Indenture, dated as of October 4, 1991, among Taj Funding, as issuer, Taj Associates, as guarantor, and First Bank National Association, as trustee, relating to the issuance of the Bonds.

  "Bond Redemption" shall have the meaning set forth in the Recitals.

  "Bonds" shall have the meaning set forth in the Recitals.

  "Cash Consideration" shall have the meaning set forth in Section 2.02.

  "Certificate of Merger" shall have the meaning set forth in Section 2.01.

  "Class A Voting Agreement" means the letter agreement, dated as of October 6, 1995, among Taj Holding, Taj Associates, Taj Funding, Putnam Investment Management, Hamilton Partners, L.P., Prudential Securities, Grace Brothers Ltd., SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI Ltd., relating to the voting of shares of Taj Holding Class A Common Stock, as such agreement may be amended from time to time.

  "Closing" shall have the meaning set forth in Section 2.01.

  "Confidential Information" shall mean all information about a party hereto, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, together with all analyses, compilations, studies, summaries, extracts or other documents, which contain or otherwise reflect such information. Confidential Information shall not include information which the recipient can clearly demonstrate falls within any of the following categories: (i) information which has come within the public domain through no fault or action of the recipient or its affiliates (including, without limitation, all information contained in publicly available documents filed with the SEC); (ii) information which was known to the recipient on a non-confidential basis prior to its disclosure by a party hereto; or (iii) information which becomes available to the recipient on a non-confidential basis from any third party, the disclosure of which to, or the receipt of which by, the recipient, to the knowledge of the recipient after due inquiry, does not violate any contractual or legal obligation said third party has to the disclosing party or any other Person with respect to such information.

  "Current D&O Premium" shall mean an amount not greater than 150% of the premium paid by Taj Holding (on an annualized basis) for directors' and officers' liability insurance during the period from January 1, 1996 to the Effective Time.

  "Debt S-1" shall have the meaning set forth in Section 3.15.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Disclosing Party" shall mean any party to this Merger Agreement that discloses or provides Confidential Information to any other party to this Merger Agreement.

  "Dissenting Shares" shall have the meaning set forth in Section 2.12.

  "DLJ" shall have the meaning set forth in Section 4.06.

  "DLJ Fairness Opinion" shall have the meaning set forth in Section 4.06.

  "Effective Time" shall have the meaning set forth in Section 2.01.

  "Election Deadline" shall have the meaning set forth in Section 2.07.

  "Election Form" shall have the meaning set forth in Section 2.07.

  "Equity S-1" shall have the meaning set forth in Section 3.16.

  "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

  "Exchange Agent" shall have the meaning set forth in Section 2.06.

  "Exchange Agreement" shall mean the Exchange and Registration Rights Agreement, dated as of June 12, 1995, between THCR and Trump.

  "Exchange Fund" shall have the meaning set forth in Section 2.08.

  "First Fidelity" shall mean First Fidelity Bank, N.A.

  "Gaming Authority" shall mean the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Indiana Gaming Commission, the Mississippi Gaming Commission and the Mississippi State Tax Commission or any other governmental agency which regulates gaming in a jurisdiction in which either THCR or its Subsidiaries or Taj Holding or its Subsidiaries conducts gaming activities.

  "Gaming Laws" shall mean any laws, rules, regulations or ordinances governing gaming activities and any administrative rules or regulations promulgated thereunder, and any other corresponding statutes, rules and regulations.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Joint Proxy Statement" shall mean the joint proxy statement of Taj Holding and THCR with respect to the Taj Holding Meeting and the THCR Meeting.

  "Lien" shall mean any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

  "Market Value" shall mean the average of the high and low per share sales prices of the THCR Common Stock during the fifteen trading days immediately preceding the Effective Time or, if THCR and Taj Holding mutually agree, during any such other period as agreed under the Class A Voting Agreement.

  "Merger" shall have the meaning set forth in Recitals.

  "Merger Agreement" shall have the meaning set forth in the Preamble.

  "Merger Consideration" shall have the meaning set forth in Section 2.02.

  "Merger Sub" shall have the meaning set forth in the Preamble.

  "Merger Sub Common Stock" shall mean the Common Stock, par value $.01 per share, of Merger Sub.

  "Merger Sub Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Merger Sub.

  "Merger Transaction" shall have the meaning set forth in the Recitals.

  "NYSE" shall mean the New York Stock Exchange.

  "Partnership Agreement" shall have the meaning set forth in the Recitals.

  "Permitted Investments" shall have the meaning set forth in Section 2.08.

  "Person" shall mean any individual, partnership, corporation, trust, association, limited liability company, governmental agency or any other entity.

  "Realty Corp." shall have the meaning set forth in the Recitals.

  "Receiving Party" shall mean any party to this Merger Agreement that receives or obtains Confidential Information from a Disclosing Party.

  "Rothschild" shall have the meaning set forth in Section 3.06.

  "Rothschild Fairness Opinion" shall have the meaning set forth in Section
3.06.

  "SEC" shall mean the United States Securities and Exchange Commission.

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Special Counsel" shall mean Andrews & Kurth L.L.P., special counsel to the Taj Holding Class B Directors.

  "Specified Parcels" shall have the meaning set forth in the Recitals.

  "Stock Consideration" shall have the meaning set forth in Section 2.02.

  "Subsidiary" shall mean, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns, controls or has the power to vote at least 50% of the outstanding securities generally entitled to vote upon the election of directors. For the purposes of this Merger Agreement the term "Subsidiary" shall also include, with respect to Taj Holding, Taj Associates and, with respect to THCR, THCR Holdings, Trump Plaza Holding Associates and Trump Plaza Associates.

  "Surviving Corporation" shall mean the surviving corporation in the Merger.

  "Taj Associates" shall have the meaning set forth in the Recitals.

  "Taj Funding" shall have the meaning set forth in the Recitals.

  "Taj Funding Offering" shall have the meaning set forth in the Recitals.

  "Taj Holding" shall have the meaning set forth in the Preamble.

  "Taj Holding Certificates" shall have the meaning set forth in Section 2.08.

  "Taj Holding Class A Common Stock" shall have the meaning set forth in the Recitals.

  "Taj Holding Class B Common Stock" shall have the meaning set forth in the Recitals.

  "Taj Holding Class C Common Stock" shall mean the Class C Common Stock, par value $.01 per share, of Taj Holding.

  "Taj Holding Class B Directors" shall mean the Class B Directors of Taj
Holding.

  "Taj Holding Class C Directors" shall mean the Class C Directors of Taj
Holding.

  "Taj Holding Indemnified Parties" shall have the meaning set forth in
Section 7.04.

  "Taj Holding Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of Taj Holding and its Subsidiaries, taken as a whole.

  "Taj Holding Meeting" shall have the meaning set forth in Section 6.03.

  "Taj Holding SEC Reports" shall have the meaning set forth in Section 3.04.

  "Taj Holdings LLC" shall have the meaning set forth in the Recitals.

  "Taj Mahal" shall have the meaning set forth in the Recitals.

  "THCR" shall have the meaning set forth in the Preamble.

  "THCR Certificates" shall have the meaning set forth in Section 2.08.

  "THCR Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of THCR.

  "THCR Common Stock" shall have the meaning set forth in the Recitals.

  "THCR Dividends" shall have the meaning set forth in Section 2.08.

  "THCR Holdings" shall have the meaning set forth in the Recitals.

  "THCR Material Adverse Effect" shall mean a material adverse effect with respect to the business, results of operations, properties, operations or financial condition of THCR and its Subsidiaries, taken as a whole.

  "THCR Meeting" shall have the meaning set forth in Section 7.03.

  "THCR Offering" shall have the meaning set forth in the Recitals.

  "THCR Registration Statement" shall mean the Registration Statement on Form S-4 of THCR to be filed with the SEC in connection with the Merger, including the Prospectus with respect to the THCR Common Stock included therein.

  "THCR SEC Reports" shall have the meaning set forth in Section 4.04.

  "THCR Special Committee" shall mean the Special Committee of the Board of Directors of THCR.

  "TM/GP" shall mean TM/GP Corporation, a wholly owned subsidiary of Taj
Holding.

  "TM/GP Class B Common Stock" shall mean the Class B Common Stock of TM/GP, par value $.01 per share.

  "Trump" shall have the meaning set forth in the Recitals.

  "Trump Taj Voting Agreement" shall have the meaning set forth in Section
3.06.

  "Trump THCR Voting Agreement" shall have the meaning set forth in Section
4.06.

  "TTMI Note" shall mean the promissory note from Trump Taj Mahal, Inc. to Trump, dated October 4, 1991.

                                  ARTICLE II

                                  THE MERGER

  Section 2.01. The Merger. (a) Upon the terms and subject to the conditions of this Merger Agreement, at the Effective Time, Merger Sub shall be merged with and into Taj Holding in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and Taj Holding shall be the Surviving Corporation.

  (b) Unless this Merger Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
10.01 and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article IX, the closing of the Merger (the "Closing") shall take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in
Article IX, at the offices of Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

  (c) At the Closing, (i) Taj Holding will deliver to THCR and Merger Sub the opinion referred to in Section 6.04 and the various certificates, instruments and documents referred to in Section 9.03, (ii) THCR and Merger Sub will deliver to Taj Holding the various certificates, instruments and documents referred to in Section 9.02 and (iii) THCR will deliver to the Exchange Agent the Merger Consideration.

  (d) As soon as practicable after the Closing, Taj Holding and Merger Sub will file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger for the Merger in accordance with the provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective at the time such filing is accepted for filing by the Secretary of State of the State of Delaware or at such other time as set forth in the Certificate of Merger (the "Effective Time").

  (e) From and after the Effective Time, the Surviving Corporation, shall have all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Taj Holding and Merger Sub, all as provided under the DGCL.

  Section 2.02. Conversion of Outstanding Shares; Redemption. (a) At the Effective Time:

    (i) each share of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in this Section, be converted into and represent the right to receive, at the holder's election, either (x) $30.00 in cash (the "Cash Consideration") or (y) that number of fully paid and nonassessable shares of THCR Common Stock determined by dividing $30.00 by the Market Value (the "Stock Consideration" and together with the Cash Consideration, the "Merger Consideration");

    (ii) all shares of Taj Holding Class C Common Stock outstanding immediately prior to the Effective Time shall be canceled; and

    (iii) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

  (b) Immediately prior to the Effective Time, Taj Holding shall cause each share of Taj Holding Class B Common Stock outstanding immediately prior to such time to be redeemed at $.50 per share in accordance with the provisions of the certificate of incorporation of Taj Holding and the Bond Indenture.

  (c) Each share of Taj Holding Class A Common Stock held by Taj Holding as treasury stock immediately prior to the Effective Time or owned by any direct or indirect Subsidiary of Taj Holding immediately prior to the Effective Time shall be canceled, and no conversion or payment shall be made with respect thereto.

  Section 2.03. Certificate of Incorporation. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that Article Second thereof shall be amended to read as follows: "The name of the Corporation is Taj Mahal Holding Corp."

  Section 2.04. By-laws. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until amended in accordance with the DGCL and the certificate of incorporation of the Surviving Corporation.

  Section 2.05. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed in accordance with the DGCL and the Surviving Corporation's certificate of incorporation and by-laws, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Taj Holding at the Effective Time shall be the officers of the Surviving Corporation.

  Section 2.06. Exchange Agent. Prior to the Effective Time, THCR and Taj Holding shall designate Continental Stock Transfer & Trust Company, or another mutually acceptable bank or trust company, to act as exchange agent for the Merger (the "Exchange Agent").

  Section 2.07. Election Procedures. (a) Taj Holding shall, or shall cause the Exchange Agent to, send an election form (the "Election Form") in form satisfactory to THCR, to each holder of Taj Holding Class A Common Stock together with the Joint Proxy Statement. Each Election Form shall permit each holder of Taj Holding Class A Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive either the Stock Consideration or the Cash Consideration.

  (b) Any holder of Taj Holding Class A Common Stock who wishes to receive Cash Consideration must send the Election Form properly completed to the Exchange Agent at the address set forth in the Election Form on or before 5:00 p.m. on the business day prior to the Taj Holding Meeting or at any other time and date as Taj Holding and THCR may mutually agree (the "Election Deadline").

  (c) Holders of the Taj Holding Class A Common Stock who (i) fail to complete properly the Election Form, (ii) fail to send the Election Form to the Exchange Agent prior to the Election Deadline or (iii) make no election, shall be deemed to have elected to receive the Stock Consideration.

  (d) Taj Holding shall use its best efforts to make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Taj Holding Class A Common Stock between the record date established for purposes of the Taj Holding Stockholder Meeting and the Election Deadline.

  (e) Any Election Form may be revoked prior to the Election Deadline by submitting a new Election Form to the Exchange Agent. In addition, all Election Forms shall automatically be deemed revoked if the Exchange Agent is notified in writing by Taj Holding and THCR that the Merger has been abandoned or this Merger Agreement has been terminated.

  (f) Subject to the terms of this Merger Agreement, the determination of the Exchange Agent shall be binding and conclusive as to whether or not the Election Form has been properly or timely submitted or revoked. Neither the Exchange Agent, Taj Holding, THCR nor Merger Sub shall be under any obligation to notify any Person of any defect in an Election Form or the revocation thereof.

  Section 2.08. Taj Holding Class A Common Stock Exchange Procedures. (a) As soon as practicable after the Effective Time, THCR shall instruct the Exchange Agent to mail to each holder of a certificate or certificates evidencing shares of Taj Holding Class A Common Stock (other than Dissenting Shares) (the "Taj Holding Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Taj Holding Certificates shall pass, only upon proper delivery of such Taj Holding Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Taj Holding Certificates in exchange for Merger Consideration. Each holder of Taj Holding Class A Common Stock, upon surrender to the Exchange Agent of such holder's Taj Holding Certificates with the letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, shall be given the amount to which such holder is entitled, pursuant to this Merger Agreement, of (i) certificates evidencing shares of THCR Common Stock (the "THCR Certificates") as payment of the Stock Consideration, (ii) cash as payment of the Cash Consideration (without any interest accrued thereon), (iii) dividends or distributions declared or made on the THCR Common Stock after the Effective Time and payable between the Effective Time and the time of such surrender (the "THCR Dividends") and/or (iv) cash for payment of fractional shares of THCR Common Stock. Until so surrendered, each Taj Holding Certificate shall after the Effective Time represent for all purposes only the right to receive THCR Certificates or cash, as the case may be. After the Effective Time, there shall be no further registration of transfers of Taj Holding Class A Common Stock. THCR shall establish reasonable procedures for the delivery of THCR Certificates or cash, as the case may be, to holders of Taj Holding Class A Common Stock whose Taj Holding Certificates have been lost, destroyed or mutilated.

  (b) At the Closing, THCR shall deposit in trust with the Exchange Agent, for the benefit of the holders of Taj Holding Class A Common Stock, the appropriate amount to which such holders are entitled, pursuant to this Merger Agreement, of THCR Certificates for payment of the Stock Consideration, cash for payment of the Cash

Consideration, THCR Dividends, if any, and cash for payment of fractional shares of THCR Common Stock (collectively, the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments to the holders of Taj Holding Class A Common Stock as set forth in this Merger Agreement. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the THCR Common Stock held by it from time to time hereunder, except that it shall hold all THCR Dividends paid or distributed for the accounts of the Persons entitled thereto.

  (c) If any delivery of the Merger Consideration is to be made to a Person other than the registered holder of the Taj Holding Certificates surrendered in exchange therefor, it shall be a condition to such delivery that the Taj Holding Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such delivery shall
(i) pay to the Exchange Agent any transfer or other taxes required as a result of delivery to a Person other than the registered holder or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  (d) Any portion of the Exchange Fund that remains undistributed to the holders of the Taj Holding Class A Common Stock for 180 days after the Effective Time shall be delivered to THCR upon demand. Any holder of Taj Holding Class A Common Stock who has not therefore complied with this Article within 180 days after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to THCR for conversion or payment, as the case may be, of the Merger Consideration, THCR Dividends and fractional shares of THCR Common Stock.

  (e) If a Taj Holding Certificate has not been surrendered prior to the date on which any receipt of Merger Consideration, THCR Dividends or cash for payment of fractional shares of THCR Common Stock would otherwise escheat to or become the property of any governmental agency, such Taj Holding Certificate shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

  (f) The Exchange Agent shall invest cash in the Exchange Fund, as directed by THCR, on a daily basis, provided that all such investments shall be in obligations of or guaranteed by the United States of America with remaining maturities not exceeding 180 days, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit or banker's acceptances of commercial banks with capital exceeding $500 million (collectively, "Permitted Investments"). The maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment to former stockholders of Taj Holding entitled thereto as contemplated by this Section. THCR shall promptly replenish the Exchange Fund to the extent of any losses incurred as a result of Permitted Investments. Any interest and other income resulting from such investments shall be paid to THCR. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of Taj Holding Class A Common Stock shall be entitled under this Merger Agreement, THCR shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose not specifically provided for in this Merger Agreement.

  Section 2.09. Dividends; Liability. No THCR Dividend will be paid to Persons entitled to receive certificates representing THCR Common Stock pursuant to this Merger Agreement until such Persons surrender their Taj Holding Certificates. Upon such surrender, THCR Dividends shall be paid to the Person in whose name the THCR Certificate shall be issued. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest on such dividends or distributions. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Taj Holding Class A Common Stock for any shares of THCR Common Stock or dividends or distributions thereon delivered to a governmental agency pursuant to any applicable escheat or similar laws.

  Section 2.10. No Further Rights for Holders Electing Cash
Consideration. Holders of Taj Holding Class A Common Stock who elect to receive the Cash Consideration or who shall receive cash for payment of fractional shares of THCR Common Stock shall, upon properly surrendering their Taj Holding Certificates, be deemed to have been paid in full satisfaction of all rights pertaining to the shares or fractions thereof exchanged for cash theretofore.

  Section 2.11. No Fractional Shares. No fractional shares of THCR Common Stock will be issued in connection with the Merger. In lieu of any fractional shares, each holder of Taj Holding Class A Common Stock who would otherwise have been entitled to a fractional share of THCR Common Stock upon surrender of Taj Holding Certificates for exchange will be paid cash (without interest) in an amount equal to the Market Value of such fractional shares. As soon as practicable after the determination of the amount of cash to be paid to former holders of Taj Holding Class A Common Stock in lieu of any fractional shares, the Exchange Agent will make available such amounts to such former holders.

  Section 2.12. Dissenting Shares. (a) Notwithstanding any other provision of this Merger Agreement to the contrary, shares of Taj Holding Class A Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such holders shall be entitled to receive payment of the appraised value of such shares, except that all Dissenting Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Stock Consideration, upon surrender of the Taj Holding Certificates evidencing such shares.

  (b) Taj Holding shall give THCR (i) prompt notice of any demands for appraisal received by Taj Holding, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Taj Holding and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Taj Holding shall not, except with the prior written consent of THCR, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF TAJ HOLDING

  Taj Holding represents and warrants to THCR and Merger Sub that:

  Section 3.01. Corporate Organization. Taj Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Taj Holding is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a Taj Holding Material Adverse Effect.

  Section 3.02. Capitalization. The authorized capital stock of Taj Holding consists of (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share, (ii) 10,000,000 shares of Taj Holding Class A Common Stock, (iii) 860,000 shares of Taj Holding Class B Common Stock and (iv) 10,000,000 shares of Taj Holding Class C Common Stock. 1,350,000, 780,242 and 1,350,000 shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, respectively, are issued and outstanding. The outstanding shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock are the sole outstanding capital stock of Taj Holding. There are no options, warrants or other rights to purchase debt or equity securities of Taj Holding outstanding.

  Section 3.03. Subsidiaries. Each Subsidiary of Taj Holding (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a Taj Holding Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a Taj Holding Material Adverse Effect.

  Section 3.04. Financial Statements; SEC Reports. Taj Holding has previously furnished THCR and Merger Sub with true and complete copies of the Taj Holding and Taj Associates (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the SEC, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995, as filed with the SEC, (iii) proxy statements related to all meetings of stockholders (whether annual or special) since January 1, 1995 and prior to the date hereof and (iv) all other reports or registration statements filed with the SEC since January 1, 1995 (clauses (i) through (iv) being referred to herein collectively as the "Taj Holding SEC Reports"). As of their respective filing dates, the Taj Holding SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Taj Holding SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the Taj Holding SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act, and are, in all material respects, in accordance with the books of account and records of Taj Holding.

  Section 3.05. Absence of Certain Changes or Events. Except as described in the Taj Holding SEC Reports, during the period since September 30, 1995, (i) the business of Taj Holding and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither Taj Holding nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any event or change that has had a Taj Holding Material Adverse Effect.

  Section 3.06. Authorization and Validity of Agreements; Opinion of Financial Advisor. (a) Taj Holding has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and, subject to the approval of the holders of the Taj Holding Class B Common Stock and the Taj Holding Class C Common Stock, each voting as a separate class, has the corporate power to consummate the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding. The execution and delivery of this Merger Agreement, the performance of Taj Holding's obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding have been duly authorized by all necessary corporate action by the Taj Holding Class B Directors and the Board of Directors of Taj Holding. Rothschild Inc. ("Rothschild") has delivered to the Taj Holding Class B Directors and to the Board of Directors of Taj Holding its opinion, dated January 8, 1996 (the "Rothschild Fairness Opinion"), that the consideration to be received by the holders of the Taj Holding Class A Common Stock in connection with the Merger Transaction is fair, from a financial point of view, to the holders of the Taj Holding Class A Common Stock. The Taj Holding Class B Directors and the Board of Directors of Taj Holding have unanimously approved the terms of the Merger and the other transactions contemplated by this Merger Agreement to be performed by Taj Holding (subject to, in the case of the Taj Funding Offering, the negotiation of the terms relating thereto) and this Merger Agreement. This Merger Agreement has been duly executed and delivered by Taj Holding and constitutes the valid and binding obligation of Taj Holding enforceable against Taj Holding in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  (b) The Class B Directors of TM/GP and the entire board of directors of TM/GP have unanimously approved the terms of all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates. The Taj Holding Class B Directors have caused, pursuant to the certificate of incorporation of Taj Holding, all the shares of TM/GP Class B Common Stock to approve the terms of all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates. The Taj Holding Class B Directors and Taj Holding Class C Directors have caused, pursuant to the certificate of incorporation of Taj Holding, Taj Holding to approve, as the sole shareholder of TM/GP, the terms all the transactions relating to the Merger to the extent they contemplate action by TM/GP or Taj Associates.

  (c) Except for the approvals referred to in this Section, no other corporate proceedings on the part of Taj Holding are necessary to authorize this Merger Agreement and the transactions contemplated hereby to be performed by it (subject to, in the case of the Taj Funding Offering, the negotiation of the terms relating thereto); provided, however, that pursuant to Section 9.01 hereof, this Merger Agreement must also be approved and adopted by a majority of the outstanding shares of the Taj Holding Class A Common Stock, voting as a separate class.

  (d) Trump, the beneficial owner of all the outstanding shares of Taj Holding Class C Common Stock, has agreed to vote all of such shares in favor of the Merger pursuant to a voting agreement (the "Trump Taj Voting Agreement"), a copy of which has been delivered to each of the parties hereto.

  Section 3.07. No Conflict or Violation. The execution, delivery and performance by Taj Holding of this Merger Agreement, the consummation of the Merger, the Bond Redemption and the Taj Funding Offering do not and will not violate or conflict with any provision of the charter documents or by-laws of Taj Holding or its Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Taj Holding or its Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Taj Holding or its Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to Taj Holding or its Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a Taj Holding Material Adverse Effect or as would not prevent consummation of the transactions contemplated by this Merger Agreement.

  Section 3.08. Consents and Approvals. The execution, delivery and performance of this Merger Agreement by Taj Holding do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a Taj Holding Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by this Merger Agreement or (iv) is otherwise contemplated in this Merger Agreement.

  Section 3.09. Litigation. Except as disclosed in the Taj Holding SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Taj Holding, threatened against Taj Holding or any of its Subsidiaries, or any property of Taj Holding or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a Taj Holding Material Adverse Effect.

  Section 3.10. Taxes. Taj Holding and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the financial statements of Taj Holding and its Subsidiaries (and, to the extent material, such reserves have been accurately described to THCR). There are no assessments or adjustments that have been asserted in writing against Taj Holding or its Subsidiaries for any period for which Taj Holding has not made appropriate reserves in its financial statements.

  Section 3.11. Contracts and Leases. The Taj Holding SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of Taj Holding or its Subsidiaries or, to Taj Holding's best knowledge, any other party thereto, has breached or is in default thereunder,
(ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to Taj Holding's best knowledge, been asserted or threatened and (iv) none of Taj Holding or its Subsidiaries or, to Taj Holding's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a Taj Holding Material Adverse Effect.

  Section 3.12. Joint Proxy Statement. None of the information supplied or to be supplied by Taj Holding for inclusion or incorporation by reference in the THCR Registration Statement, the Joint Proxy Statement or the Schedule 13E-3 to be filed by Taj Holding and others in connection with the Merger Transaction, will at the time it becomes effective (in the case of the THCR Registration Statement) or it is mailed (in the case of the Joint Proxy Statement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Taj Holding, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, such registration statement or proxy statement, Taj Holding shall notify THCR thereof.

  Section 3.13. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Time, Section 203 of the DGCL, is, and shall be, inapplicable to the Merger and the other transactions contemplated by the Merger Transaction.

  Section 3.14. Brokerage/Finder's Fees. Except for Rothschild, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Taj Holding or its Subsidiaries, and the fees and commissions payable to Rothschild, as contemplated by this Section, will be paid in full by Taj Holding. Taj Holding hereby indemnifies THCR and Merger Sub for any fees owing as a result of a breach of this Section.

  Section 3.15. Bond Redemption; Taj Funding Offering. Taj Holding, Taj Associates and Taj Funding have the right under the Bond Indenture to effect the Bond Redemption. The Boards of Directors of Taj Holding and Taj Funding have authorized, subject to the consummation of the Merger and the other elements of the Merger Transaction, (a) the Bond Redemption and (b) the filing of a registration statement on Form S-1 with the SEC relating to the Taj Funding Offering (the "Debt S-1") and, subject to the negotiation of the terms relating thereto, the Taj Funding Offering.

  Section 3.16. THCR Offering. None of the information supplied by Taj Holding with respect to Taj Holding and its Subsidiaries for inclusion in the registration statement on Form S-1 to be filed by THCR with the SEC relating to the THCR Offering (the "Equity S-1") will, at the time the Equity S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Taj Holding, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment to or supplement to such registration statement, Taj Holding shall immediately notify THCR thereof.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THCR

  THCR represents and warrants to Taj Holding that:

  Section 4.01. Corporate Organization. THCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. THCR is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a THCR Material Adverse Effect.

  Section 4.02. Capitalization. The authorized capital stock of THCR consists of 50,000,000 shares of THCR Common Stock, 1,000 shares of THCR Class B Common Stock and 1,000,000 shares of Preferred Stock, par value $1.00 per share. 10,066,667 and 1,000 shares of the THCR Common Stock and the THCR Class B Common Stock, respectively, are issued and outstanding. All outstanding shares of THCR Class B Common Stock are owned by Trump. The outstanding shares of THCR Common Stock and THCR Class B Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The outstanding shares of the THCR Common Stock and the THCR Class B Common Stock are the sole outstanding capital stock of THCR. THCR is the sole general partner of THCR Holdings, and, as of December 31, 1995, THCR held a 60% general partnership interest in THCR Holdings. As of December 31, 1995, Trump's 40% limited partnership interest in THCR Holdings was convertible, at Trump's option, into 6,666,667 shares of THCR Common Stock (subject to certain adjustments set forth in the Exchange Agreement). The shares of THCR Common Stock to be issued to holders of Taj Holding Class A Common Stock in connection with the Merger have been duly authorized and, when issued and delivered to such holders as provided in this Merger Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such shares of THCR Common Stock will not be subject to any preemptive or similar rights.

  Section 4.03. Subsidiaries. Each Subsidiary of THCR (i) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing or in good standing does not have, and would not be reasonably expected to have, a THCR Material Adverse Effect, and (ii) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

  Section 4.04. Financial Statements; SEC Reports. THCR has previously furnished Taj Holding with true and complete copies of the THCR (i) Registration Statement on Form S-1 (File No. 33-90784), as filed with the SEC,
(ii) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995, as filed with the SEC, and (iii) all other reports or registration statements filed with the SEC since June 7, 1995 (clauses (i) through (iii) being referred to herein collectively as the "THCR SEC Reports"). As of their respective filing dates, the THCR SEC Reports, including, without limitation, any financial statements included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements included in the THCR SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto), present fairly the financial position of the entities to which they relate as of the dates thereof and the results of their operations and cash flows for the periods presented therein subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act, and are, in all material respects, in accordance with the books of account and records of THCR.

  Section 4.05. Absence of Certain Changes or Events. Except as described in the THCR SEC Reports, during the period since September 30, 1995, (i) the business of THCR and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (ii) neither THCR nor any of its Subsidiaries has entered into any material transaction other than in the ordinary course, consistent with past practice, and (iii) there has not been any change or event that has had a THCR Material Adverse Effect.

  Section 4.06. Authorization and Validity of Agreements; Opinion of Financial Advisor. (a) THCR has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and, subject to the approval by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, has the power to consummate the Merger and the other transactions contemplated by this Merger Agreement to be performed by THCR. The execution and delivery of this Merger Agreement, the performance of THCR's obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action by the THCR Special Committee and the Board of Directors of THCR. Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has delivered to the THCR Special Committee its opinion, dated January 8, 1996 (the "DLJ Fairness Opinion"), that the aggregate consideration to be paid by THCR pursuant to the transactions contemplated by this Merger Agreement, is fair, from a financial point of view, to THCR. The THCR Special Committee and the Board of Directors of THCR have unanimously approved the terms of the Merger Transaction and this Merger Agreement. This Merger Agreement has been duly executed and delivered by THCR and constitutes the valid and binding obligation of THCR enforceable against THCR in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

  (b) Except for the approval of the Merger Transaction by the holders of THCR Common Stock and THCR Class B Common Stock as described in this Section and in
Section 9.01 hereof (which approval shall constitute adoption of this Merger Agreement) and the required amendment to the Partnership Agreement, no other corporate proceedings on the part of THCR are necessary to authorize the Merger Transaction.

  (c) Trump, the beneficial owner of all the outstanding shares of THCR Class B Common Stock, has agreed to vote all of such shares and any shares of THCR Common Stock that he beneficially owns in favor of the Merger Transaction pursuant to a voting agreement (the "Trump THCR Voting Agreement"), a copy of which has been delivered to each of the parties hereto.

  Section 4.07. No Conflict or Violation. The execution, delivery and performance by THCR of this Merger Agreement, the consummation of the Merger and the other elements of the Merger Transaction, including, without limitation, the THCR Offering, do not, and will not violate or conflict with any provision of the charter documents or by-laws of THCR or its Subsidiaries and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which THCR or its Subsidiaries are a party or by which they are bound or to which their respective properties or assets are subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of THCR or its Subsidiaries, nor adversely affect or result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits, authorizations or approvals issued or granted to THCR or its Subsidiaries by the United States, any state or local government, any foreign national or local government, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing, except as would not be reasonably expected to have a THCR Material Adverse Effect or as would not prevent consummation of the transactions contemplated by this Merger Agreement.

  Section 4.08. Consents and Approvals. The execution, delivery and performance of this Merger Agreement by THCR and Merger Sub do not and will not require any material consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other Person, and no material declaration or notification to, or filing or registration with, or permit of, any governmental or regulatory authority, except as it (i) may be required in connection or compliance with applicable provisions of the DGCL, the Exchange Act, the Securities Act, the HSR Act, blue sky or other state securities laws or Gaming Laws, (ii) would not be reasonably expected to have a THCR Material Adverse Effect, (iii) would not prevent consummation of the transactions contemplated by this Merger Agreement or the payment of the Merger Consideration following consummation of the Merger or (iv) is otherwise contemplated in this Merger Agreement.

  Section 4.09. Litigation. Except as disclosed in the THCR SEC Reports, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of THCR, threatened against THCR or any of its Subsidiaries, or any property of THCR or any such Subsidiary in any court or before any arbitrator of any kind or before or by any governmental or regulatory authority, domestic or foreign, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not have and would not be reasonably expected to result in a THCR Material Adverse Effect.

  Section 4.10. Taxes. THCR and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the financial statements of THCR and its Subsidiaries (and, to the extent material, such reserves have been accurately described to Taj Holding). There are no assessments or adjustments that have been asserted in writing against THCR or its Subsidiaries for any period for which THCR has not made appropriate reserves in its financial statements.

  Section 4.11. Contracts and Leases. The THCR SEC Reports contain a complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act. Each of such contracts, leases, agreements and understandings is in full force and effect and (i) none of THCR or its Subsidiaries or, to THCR's best knowledge, any other party thereto, has breached or is in default thereunder, (ii) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (iii) no claim of material default thereunder has, to THCR's best knowledge, been asserted or threatened and (iv) none of THCR or its Subsidiaries or, to THCR's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected to have a THCR Material Adverse Effect.

  Section 4.12. THCR Registration Statement. None of the information supplied or to be supplied by THCR with respect to THCR and its Subsidiaries for inclusion or incorporation by reference in the THCR Registration Statement and the Joint Proxy Statement will at the time it becomes effective (in the case of the THCR Registration Statement) or it is mailed (in the case of the Joint Proxy Statement) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to THCR, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, such registration statement or proxy statement, THCR shall notify Taj Holding thereof.

  Section 4.13. Takeover Provisions Inapplicable. As of the date hereof and at all times on or prior to the Effective Time, Section 203 of the DGCL, is, and shall be, inapplicable to the Merger and the other transactions contemplated by the Merger Transaction.

  Section 4.14. Brokerage/Finder's Fees. Except for DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of THCR or its Subsidiaries, and the fees and commissions payable to DLJ, as contemplated by this Section, will be paid in full by THCR. THCR indemnifies Taj Holding for any fees owing as a result of a breach of this Section.

  Section 4.15. Taj Funding Offering. None of the information supplied by THCR with respect to THCR and its Subsidiaries for inclusion in the Debt S-1 will, at the time the Debt S-1 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to THCR, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment to, or supplement to, such registration statement, THCR shall immediately notify Taj Holding thereof.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

  Merger Sub represents and warrants to Taj Holding that:

  Section 5.01. Corporate Organization; Subsidiaries. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Merger Sub is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not be reasonably expected to have a Merger Sub Material Adverse Effect. Merger Sub has no Subsidiaries.

  Section 5.02. Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 of which are issued and outstanding. THCR is the owner of all the outstanding shares of the Merger Sub Common Stock. The outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Merger Sub Common Stock is the sole outstanding capital stock of Merger Sub.

  Section 5.03. Authorization and Validity of Agreements. Merger Sub has the corporate power to enter into this Merger Agreement and to carry out its obligations hereunder and has the power to consummate the Merger. The execution and delivery of this Merger Agreement, the performance of Merger Sub's obligations hereunder and the consummation of the Merger have been duly authorized by all necessary corporate action by the Board of Directors of Merger Sub and by THCR as the sole holder of Merger Sub Common Stock. This Merger Agreement has been duly executed and delivered by Merger Sub and constitutes the valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Merger Sub are necessary to authorize this Merger Agreement and the transactions contemplated hereby.

                                  ARTICLE VI

                           COVENANTS OF TAJ HOLDING

  Section 6.01. Conduct Pending the Merger. From and after the date of this Merger Agreement and until the Effective Time, Taj Holding shall, and shall cause each of its Subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of THCR, Taj Holding shall not, and shall cause each of its Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the Taj Holding SEC Reports filed through the date hereof or by the terms of the Merger Transaction:

    (i) make any material change in the conduct of its businesses and operations or enter into any transaction, other than in the ordinary course of business consistent with past practice, or make any investment other than a Permitted Investment (as such term is defined in the Bond Indenture);

    (ii) make any change in its certificate of incorporation or by-laws, issue any additional shares of capital stock or equity securities, grant any option, warrant or right to acquire any capital stock or equity securities, issue any security convertible into or exchangeable for its capital stock, alter in any material respect the terms of any of its outstanding securities, or make any change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

    (iii) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof;

    (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except in the ordinary course of business consistent with past practices;

    (v) subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law;

    (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or declare, set aside or pay any dividends or other distribution in respect of such shares;

    (vii) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement (other than in the ordinary course of business) with, any director or executive officer, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust fund, policy or arrangement for the benefit of any director, executive officer or employee;

    (viii) take any other action that would cause any of the representations and warranties made in this Merger Agreement not to remain true and correct; or

    (ix) commit itself to do any of the foregoing.

  Section 6.02. Joint Proxy Statement. As promptly as reasonably practicable after the execution of this Merger Agreement, Taj Holding and THCR shall prepare and file with the SEC the preliminary Joint Proxy Statement, which will be included within the THCR Registration Statement. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Registration Statement and after the satisfactory response thereto by Taj Holding and THCR, Taj Holding and THCR shall file with the SEC the definitive Joint Proxy Statement and any amendment to the THCR Registration Statement and shall use all reasonable efforts to cause the THCR Registration Statement to become effective as soon thereafter as it is reasonably practicable. Promptly thereafter, Taj Holding shall distribute the Joint Proxy Statement and related proxy card and the Election Form to its stockholders.

  Section 6.03. Stockholders Meeting. Taj Holding shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock (the "Taj Holding Meeting") as promptly as practicable for the purpose of approving and adopting this Merger Agreement. Subject to its fiduciary duties, as advised by Special Counsel, the Board of Directors of Taj Holding will recommend that holders of Taj Holding Class A Common Stock, Taj Holding Class B Common Stock and Taj Holding Class C Common Stock vote in favor of this Merger Agreement at the Taj Holding Meeting.

  Section 6.04. Compliance with the Securities Act. At the Closing, Taj Holding shall cause to be delivered to THCR a certificate (satisfactory to counsel for THCR) of the general counsel of Taj Associates identifying all holders of Taj Holding Class A Common Stock who were, to the best of his knowledge and after being advised by outside counsel, affiliates (for purposes of Rule 145 under the Securities Act) of Taj Holding at the time of the Taj Holding Meeting.

  Section 6.05. No Solicitation. (a) Subject to the fiduciary duties of the Board of Directors of Taj Holding, as advised by Special Counsel, neither Taj Holding nor any of its Subsidiaries shall, directly or indirectly, take (nor shall Taj Holding authorize or permit its Subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action (i) to knowingly encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) to enter into any agreement with respect to any Acquisition Proposal or (iii) to participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Taj Holding will promptly communicate to the other parties hereto any solicitation by or of Taj Holding and the terms of any proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it.

  (b) Notwithstanding paragraph (a) above, Taj Holding may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any Person pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such Person concerning any Acquisition Proposal involving Taj Holding or any direct or indirect Subsidiary of Taj Holding, if the Taj Holding Class B Directors by a majority vote determine in their good faith judgment that such action is appropriate in furtherance of the best interests of stockholders.

  Section 6.06. Dividend Prohibition. From the date of this Merger Agreement through the Effective Time, Taj Holding shall not, and shall cause its Subsidiaries not to, pay or declare any dividend or make any distribution with respect to any of their equity interests except as contemplated in connection with the Merger Transaction.

  Section 6.07. Letters of Accountants. Taj Holding shall use its reasonable best efforts to cause to be delivered to THCR "comfort letters" of Arthur Andersen LLP, Taj Holding's independent public accountants, dated and delivered the date on which the THCR Registration Statement shall become effective and as of the Effective Time, and addressed to THCR, in form and substance reasonably satisfactory to THCR and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.


                                  ARTICLE VII

                               COVENANTS OF THCR

  Section 7.01. Conduct Pending the Merger. From and after the date of this Merger Agreement and until the Effective Time, THCR shall, and shall cause each of its Subsidiaries to, conduct its business solely in the ordinary course consistent with past practice and, without the prior written consent of Taj Holding, THCR shall not, and shall cause each of its Subsidiaries not to, except as required or permitted pursuant to the terms hereof or as contemplated in the THCR SEC Reports filed through the date hereof or by the terms of the Merger Transaction:

    (i) make any material change in the conduct of its businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practice;

    (ii) make any change in its certificate of incorporation or by-laws, or make any material change in its outstanding shares of capital stock or in its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

    (iii) take any other action that would cause any of the representations and warranties made in this Merger Agreement not to remain true and correct; or

    (iv) commit itself to do any of the foregoing.

  Section 7.02. Joint Proxy Statement. As promptly as reasonably practicable after the execution of this Merger Agreement, THCR and Taj Holding shall prepare and THCR shall file with the SEC the THCR Registration Statement, which shall include the preliminary Joint Proxy Statement and the preliminary prospectus with respect to the THCR Common Stock to be issued in connection with the Merger. As promptly as reasonably practicable after comments are received from the SEC with respect to the THCR Registration Statement and after the satisfactory response thereto by THCR and Taj Holding, THCR and Taj Holding shall file with the SEC the definitive Joint Proxy Statement and THCR shall file with the SEC any amendment to the THCR Registration Statement and shall use all reasonable efforts to cause the THCR Registration Statement to become effective as soon thereafter as it is reasonably practicable. Promptly thereafter, THCR shall distribute the Joint Proxy Statement and related proxy card to its stockholders.

  Section 7.03. Stockholders Meeting. (a) THCR shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene a special meeting of the holders of the THCR Common Stock and the THCR Class B Common Stock (the "THCR Meeting") as promptly as practicable for the purpose of approving the Merger Transaction. Subject to its fiduciary duties, as advised by outside counsel, the Board of Directors of THCR will recommend that holders of THCR Common Stock vote in favor of and adopt the Merger Transaction (which approval will constitute adoption of this Merger Agreement) at the THCR Meeting.

  (b) THCR, as the sole stockholder of Merger Sub, has consented to the adoption of this Merger Agreement by Merger Sub and agrees that such consent shall be deemed for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for such purpose.

  Section 7.04. Indemnification and Insurance. (a) For a period of six years from the Effective Time, each of the Surviving Corporation and TM/GP shall, and THCR shall cause the Surviving Corporation and TM/GP to, provide to the former officers and directors of Taj Holding (the "Taj Holding Indemnified Parties") indemnification as set forth in the certificate of incorporation and by-laws of THCR as in effect as of the date hereof. THCR agrees, and shall cause the Surviving Corporation and TM/GP to agree, that until six years from the Effective Time, unless otherwise required by law, the certificate of incorporation and by-laws of the Surviving Corporation and TM/GP shall not be amended, repealed or modified to reduce or limit the rights of indemnity afforded to the present and former directors, officers and employees of Taj Holding and TM/GP (including, without limitation, with respect to the transactions contemplated by this Merger Agreement), or the ability of the Surviving Corporation or TM/GP to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

  (b) Should any claim or claims be made against any present or former director, officer, employee or agent of Taj Holding or TM/GP, arising from his services as such, within six years of the Effective Time, the provisions of this Section with respect to indemnification and the certificate of incorporation and the by-laws of the Surviving Corporation and TM/GP shall continue in effect until the final disposition of all such claims.

  (c) In the event the Surviving Corporation or TM/GP or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or TM/GP, as the case may be, shall assume all of its obligations set forth in this Section.

  (d) For a period of six years after the Effective Time, the Surviving Corporation and TM/GP shall, and THCR shall cause the Surviving Corporation and TM/GP to, purchase and maintain in effect directors' and officers' liability insurance policies covering the Taj Holding Indemnified Parties on terms no less favorable than the terms of the current insurance policies coverage. Notwithstanding the foregoing, if the directors' and officers' liability insurance referred to in this paragraph is unavailable for the Current D&O Premium, the Surviving Corporation and TM/GP shall obtain as much insurance as can be obtained for a premium not in excess (on an annualized basis) of the Current D&O Premium.

  (e) In the event any claim is made against present or former directors, officers or employees of Taj Holding or TM/GP that is covered or potentially covered by insurance, THCR agrees that it shall, and shall cause the Surviving Corporation and TM/GP to, do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim unless otherwise required by law or their respective certificate of incorporation or by-laws.

  (f) This Section 7.04 is intended to be for the benefit of, and shall be enforceable by, the Taj Holding Indemnified Parties, their heirs and personal representatives and shall be binding on THCR, the Surviving Corporation and TM/GP and their respective successors and assigns.

  Section 7.05. Letters of Accountants. THCR shall use its reasonable best efforts to cause to be delivered to Taj Holding "comfort letters" of Arthur Andersen LLP, THCR's independent public accountants, dated and delivered the date on which the THCR Registration Statement shall become effective and as of the Effective Time, and addressed to Taj Holding, in form and substance reasonably satisfactory to Taj Holding and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Merger Agreement.

                                 ARTICLE VIII

                               OTHER AGREEMENTS

  Section 8.01. Stock Exchange Listing. THCR shall, prior to the Effective Time, use its best efforts to list on the NYSE, subject to official notice of issuance, the THCR Common Stock to be issued pursuant to the Merger.

  Section 8.02. Additional Agreements; Consents and Permits. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Merger Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings with all applicable governmental agencies) and to lift any injunction or other legal bar to the transactions contemplated by this Merger Agreement (and, in such case, to proceed with the transactions contemplated by this Merger Agreement as expeditiously as possible), subject, however, to the appropriate vote of the respective stockholders or stockholder, as the case may be, of Taj Holding, THCR and Merger Sub.

  Section 8.03. Registration of Securities. Each of the parties hereto shall use its reasonable efforts to prepare promptly and file with the SEC, shall furnish such information required to be included in, and shall cooperate in the preparation of, such registration statements under the Securities Act and Schedules 13E under the Exchange Act, and to cause such registration statements to be declared effective, as applicable, as shall be required to finance the Merger Transaction and to register the shares of THCR Common Stock issuable pursuant to the terms of this Merger Agreement. Each of the parties hereto shall use its reasonable efforts to cause such registration statements and schedules to comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively.

  Section 8.04. Access to Information; Confidentiality. (a) Each of the parties hereto shall afford to the other parties hereto and to their accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period until the Effective Time to all of its properties, books, contracts, commitments, records and personnel and, during such period, each shall furnish promptly to the others (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws or Gaming Laws, and (ii) all other information concerning its business, properties and personnel, both past and present, as such party may reasonably request.

  (b) A Receiving Party shall (i) keep confidential and not disclose or reveal to any Person, other than those employed by the Receiving Party or acting on the Receiving Party's behalf and directly participating in the performance of such party's obligations under this Merger Agreement, all Confidential Information, (ii) cause their respective affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such party and its affiliates to observe the terms of this Section and to keep confidential and not disclose or reveal to any Person all Confidential Information, and (iii) not use Confidential Information for any purpose other than in connection with the transactions contemplated by this Merger Agreement and in a manner approved by the Disclosing Party.

  (c) In the event that a Receiving Party is requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or required (as advised in writing by its outside counsel) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, the Receiving party may disclose such Confidential Information pursuant to such interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or other law; provided, however, that the Receiving Party shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

  (d) Without prejudice to the rights and remedies otherwise available to a Disclosing Party, a Disclosing Party shall be entitled to equitable relief by way of injunction if the Receiving Party or any of the Receiving Party's affiliates and the directors, officers, employees, agents, advisors and controlled or controlling Persons of such Receiving Party and its affiliates breach or threaten to breach any of the provisions of this Section.

  Section 8.05. Notification of Certain Matters. Taj Holding, THCR and Merger Sub shall give prompt notice to each other of:

    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Merger Agreement;

    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Merger Agreement;

    (iii) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Taj Holding, THCR or any of their Subsidiaries, which is reasonably likely to (A) have a Taj Holding Material Adverse Effect, THCR Material Adverse Effect or Merger Sub Material Adverse Effect, as the case may be, or (B) prevent the consummation of the transactions contemplated by this Merger Agreement or cause any of such transactions to be rescinded following consummation;

    (iv) the occurrence, or failure to occur, of any event or change in circumstances where such occurrence or failure to occur would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and

    (v) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

  Section 8.06. HSR Act. The Parties shall use their best efforts to file or cause to be filed as soon as practicable notifications under the HSR Act in connection with the Merger, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  Section 8.07. Bond Redemption. Taj Holding shall take all necessary actions to cause the Bond Redemption to occur immediately after the Effective Time.

                                  ARTICLE IX

                           CONDITIONS TO THE MERGER

  Section 9.01. Conditions to the Obligations of Each Party. The respective obligations of Taj Holding, THCR and Merger Sub to consummate the transactions contemplated by this Merger Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part, to the extent permitted by applicable law:

    (i) this Merger Agreement shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of the Taj Holding Class B Common Stock and Taj Holding Class C Common Stock, each voting as a separate class, in accordance with the DGCL and the certificate of incorporation of Taj Holding;

    (ii) this Merger Agreement shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of Taj Holding Class A Common Stock, voting as a separate class;

    (iii) the Merger Transaction shall have been duly approved and adopted by the affirmative vote of a majority of the outstanding shares of THCR Common Stock and THCR Class B Common Stock, voting as a single class, in accordance with the DGCL and the certificate of incorporation of THCR;

    (iv) the Merger Transaction shall have been duly approved by the affirmative vote of a majority of the outstanding shares of THCR Common Stock (excluding officers and directors of THCR and their affiliates), voting as a separate class;

    (v) all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, governmental and regulatory authorities (including, without limitation, Gaming Authorities) in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Taj Holding, THCR and Merger Sub shall have been made or obtained (as the case may be) without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably be expected to have a Taj Holding Material Adverse Effect or a THCR Material Adverse Effect (assuming the merger has taken place);

    (vi) no court or governmental or regulatory authority of competent jurisdiction (including, without limitation, Gaming Authorities) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action that prohibits the consummation of the transactions contemplated by this Merger Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have any such judgment, decree, injunction or order vacated;

    (vii) the shares of THCR Common Stock to be issued pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

    (viii) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  Section 9.02. Conditions to the Obligation of Taj Holding. The obligation of Taj Holding to consummate the transactions contemplated by this Merger Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by Taj Holding to the extent permitted by applicable law:

    (i) the Taj Funding Offering shall have been consummated on terms reasonably acceptable to Taj Holding;

    (ii) the consent of certain of Taj Associates' creditors necessary to consummate the Merger Transaction shall have been obtained;

    (iii) Taj Holding LLC or any other Person to which part or all of the assets of Taj Holding or any of its Subsidiaries has been or will be transferred shall have assumed (without releasing the Surviving Corporation or TM/GP) the indemnification and other obligations of the Surviving Corporation and TM/GP set forth in Section 7.04 hereof;

    (iv) each of THCR and Merger Sub shall have performed in all material respects all of its respective obligations hereunder required to be performed by them at or prior to the Effective Time;

    (v) each of the representations and warranties of each of THCR and Merger Sub contained in this Merger Agreement and in any certificate or other writing delivered by THCR and Merger Sub pursuant hereto shall be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and

    (vi) Taj Holding shall have received a certificate from THCR and Merger Sub, signed by an executive officer of THCR and Merger Sub, respectively, to the effect set forth in clauses (iv) and (v) of this Section.

  Section 9.03. Conditions to the Obligations of THCR and Merger Sub. The obligation of each of THCR and Merger Sub to consummate the transactions contemplated by this Merger Agreement is subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by THCR to the extent permitted by applicable law:

    (i) the Market Value of the THCR Common Stock shall be $20 or more;

    (ii) the THCR Offering and the Taj Funding Offering shall have been consummated on terms acceptable to THCR;

    (iii) the purchase of the Specified Parcels shall have been consummated on terms acceptable to THCR, the obligations relating to the outstanding indebtedness of Realty Corp. to First Fidelity shall have been satisfied and the releases of the Liens and guarantees relating to such indebtedness shall have been obtained;

    (iv) the payment to Bankers Trust of $10 million, contemplated as part of the Merger Transaction, shall have been made and the releases of the Liens and guarantees that Bankers Trust has with respect to Taj Associates (including Trump's direct and indirect ownership interest therein) and with respect to the TTMI Note shall have been obtained;

    (v) Trump shall have contributed, or caused to be contributed, to THCR Holdings and Taj Holdings LLC all of his direct and indirect ownership interests in Taj Associates on terms acceptable to THCR;

    (vi) the number of shares of Taj Holding Class A Common Stock for which written demand for appraisal has been properly made pursuant Section 262 of the DGCL shall have not exceeded 5% of the total number of shares of Taj Holding Class A Common Stock outstanding immediately prior to the Effective Time;

    (vii) the THCR Registration Statement shall have been declared effective and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under blue sky or other state securities laws, the Securities Act or the Exchange Act relating to the issuance or trading of the THCR Common Stock shall have been received;

    (viii) the consent of certain of Trump's creditors necessary to consummate the Merger Transaction shall have been obtained;

    (ix) Taj Holding shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

    (x) each of the representations and warranties of Taj Holding contained in this Merger Agreement and in any certificate or other writing delivered by Taj Holding pursuant hereto shall be true in all material respects at and as of the Effective Time, as if made at and as of such time (except to the extent it relates to a particular date); and

    (xi) THCR and Merger Sub shall have received a certificate signed by an executive officer of Taj Holding to the effect set forth in clauses (ix) and (x) of this Section.

                                   ARTICLE X

                                  TERMINATION

  Section 10.01. Termination. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after approval of this Merger Agreement by the respective stockholders of Taj Holding or THCR):

    (i) by joint written consent of Taj Holding and THCR;

    (ii) by Taj Holding if any of the conditions specified in Sections 9.01 or 9.02 have not been satisfied or waived by Taj Holding at such time as such condition is no longer capable of satisfaction;

    (iii) by THCR and Merger Sub if any of the conditions specified in Sections 9.01 or 9.03 have not been satisfied or waived by THCR and Merger Sub at such time as such condition is no longer capable of satisfaction;

    (iv) by Taj Holding, acting through the Taj Holding Class B Directors, if the Taj Holding Class B Directors shall have withdrawn or modified their approval or recommendation of this Merger Agreement or the Merger in order to permit Taj Holding to execute an agreement to effect an Acquisition Proposal determined by the Taj Holding Class B Directors to be more favorable to the Taj Holding stockholders than the transactions contemplated hereby; or

    (v) by either party if the Merger has not been consummated on or before June 30, 1996; provided, however, that a party may not terminate this Merger Agreement pursuant to this clause if the failure of such party to fulfill any of its obligations under this Merger Agreement shall have been the reason that the Merger shall not have been consummated on or before said date.

  Section 10.02. Effect of Termination. In the event of termination of this Merger Agreement pursuant this Article, this Merger Agreement shall forthwith terminate and (except for the willful breach of this Merger Agreement by any party hereto) there shall be no liability on the part of any party hereto; provided, however, that Sections 3.14, 4.14, 8.04(b), (c) and (d), 10.02, 11.05, 11.06, 11.07, 11.09, 11.11 and 11.13 shall survive the termination of this Merger Agreement.

                                  ARTICLE XI

                                 MISCELLANEOUS

  Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

  (i) if to Taj Holding to:

      Taj Mahal Holding Corp.
      1000 The Boardwalk
      Atlantic City, New Jersey 08401
      Facsimile: (609) 449-5593
      Attention: Nicholas F. Moles, Esq.

    with copies to:

      Andrews & Kurth L.L.P.
      425 Lexington Avenue
      New York, New York 10017
      Facsimile: (212) 850-2929
      Attention: Emanuel S. Cherney, Esq.

  (ii) if to THCR or Merger Sub to:

      Trump Hotels & Casino Resorts, Inc.
      Mississippi Avenue and The Boardwalk
      Atlantic City, New Jersey 08401
      Facsimile: (609) 441-7926
      Attention: Robert M. Pickus, Esq.

    with copies to:

      Willkie Farr & Gallagher
      One Citicorp Center
      153 East 53rd Street
      New York, New York 10022
      Facsimile: (212) 821-8111
      Attention: Daniel D. Rubino, Esq.

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is provided, (ii) if given via United States mail, three days after such notice is deposited in the mail in a postage pre-paid envelope or (iii) if given by any other means, when delivered at the address specified in this Section.

  Section 11.02. Survival. None of the representations, warranties, agreements or covenants contained herein shall survive the Effective Time, except for the agreements contained in Articles I and II, Sections 3.14, 4.14, 7.04, 8.02, 8.04(b), (c) and (d), 11.02, 11.05, 11.06, 11.07, 11.09, 11.11, 11.13 and the
last sentence of Section 11.03.

  Section 11.03. Amendment. Any provision of this Merger Agreement may be amended by the parties hereto by action of each of their respective Boards of Directors, at any time prior to the Effective Time; provided, however, that any such amendment made after the adoption of this Merger Agreement by the stockholders of Taj Holding or THCR shall not, without further approval of such stockholders (i) alter or change the amount, kind or manner of payment of the Merger Consideration, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation (except as otherwise provided in this Merger Agreement) or (iii) change any other terms or conditions of this Merger Agreement, if any of such changes, alone or in the aggregate, would materially and adversely affect the stockholders of Taj Holding or THCR. Any amendment to this Merger Agreement shall be in writing signed by all the parties hereto.

  Section 11.04. Waiver. At any time prior to the Effective Time, Taj Holding, THCR and Merger Sub may, unless otherwise set forth in this Merger Agreement,
(i) extend the time for the performance of any agreement of the other party or parties hereto, (ii) waive any accuracy in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any agreement or condition of the other party or parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other party or parties. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege.

  Section 11.05. Successors and Assigns. The provisions of this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign or otherwise transfer any of its rights under this Merger Agreement without the consent of each of the other parties hereto.

  Section 11.06. Governing Law. Except to the extent set forth in Section
11.07 or in the DGCL, this Merger Agreement shall be construed in accordance with and governed by the internal laws of the State of New York without regard to principles of conflict of laws.

  Section 11.07. Gaming Laws. Each of the provisions of this Merger Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

  Section 11.08. Integration. This Merger Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

  Section 11.09. Third Party Beneficiaries. This Merger Agreement (including the documents and instruments referred to herein) is not intended to confer upon any other Person any rights or remedies hereunder; provided, however, the Taj Holding Indemnified Parties shall be third party beneficiaries of Section
7.04 hereof.

  Section 11.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 11.11. Remedies Cumulative. All rights, powers and remedies provided under this Merger Agreement otherwise available at law or in equity shall be cumulative and not alternative, and the exercise or beginning of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  Section 11.12. Publicity. So long as this Merger Agreement is in effect, each of the parties agrees to consult with each other in issuing any press release or otherwise making any public statement with respect to the Merger, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange. The commencement of litigation relating to this Merger Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section.

  Section 11.13. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated hereby shall be paid equally by Taj Holding and THCR; provided, however, that all costs and expenses incurred in connection with (i) printing, filing and distributing the Equity S-1 and (ii) any filings pursuant to Section 8.06 hereof, shall be borne solely by THCR.

  Section 11.14. Headings; Counterparts; Effectiveness. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement. This Merger Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Merger Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

  IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          TAJ MAHAL HOLDING CORP.
                                          /s/ R. Bruce Mckee
                                          _____________________________________
                                          By: R. Bruce McKee
                                          Title: Assistant Treasurer and
                                               Acting Chief Operating Officer
                                               of Trump Taj Mahal Associates

                                          TRUMP HOTELS & CASINO RESORTS, INC.
                                          /s/ Nicholas L. Ribis
                                          _____________________________________
                                          By: Nicholas L. Ribis
                                          Title: President and Chief Executive
                                               Officer

                                          THCR MERGER CORP.
                                          /s/ Nicholas L. Ribis
                                          _____________________________________
                                          By: Nicholas L. Ribis
                                          Title: President and Chief Executive
                                               Officer

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

  AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of January 31, 1996 (the "Amendment"), by and among TRUMP HOTELS & CASINO RESORTS, INC., a Delaware corporation ("THCR"), TAJ MAHAL HOLDING CORP., a Delaware corporation ("Taj Holding"), and THCR MERGER CORP., a Delaware corporation and a wholly owned subsidiary of THCR ("Merger Sub"). Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement and Plan of Merger, dated as of January 8, 1996, by and among the parties hereto.

  WHEREAS, THCR, Taj Holding and Merger Sub wish to amend the Merger
Agreement;

  WHEREAS, the THCR Special Committee and the Board of Directors of THCR have approved the Merger Transaction, the Merger Agreement and this Amendment;

  WHEREAS, the Taj Holding Class B Directors and the Board of Directors of Taj Holding have approved the Merger, the Merger Agreement and this Amendment; and

  WHEREAS, the Board of Directors of Merger Sub has approved this Amendment and THCR, as the sole stockholder of Merger Sub, has approved and adopted this Amendment.

  NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree to amend the Merger Agreement, in accordance with Section 11.03 thereof, as follows:

  1. The first recital in the Merger Agreement immediately following the preamble is hereby deleted in its entirety and amended to read as follows:

    WHEREAS, Taj Holding and certain of its affiliates and THCR and certain of its affiliates desire to effect the Merger Transaction, which includes
  (a) the merger of Merger Sub with and into Taj Holding upon the terms and subject to the conditions set forth herein (the "Merger"); (b) consummation of the offering by THCR (the "THCR Offering") of up to $140 million (which amount may be increased at THCR's discretion) of Common Stock of THCR, par value $.01 per share ("THCR Common Stock"), and the offering by THCR Atlantic City Holdings ("Trump AC") and its wholly owned finance subsidiary, THCR Atlantic City Funding, Inc. (the "Mortgage Note Offering"), of up to $1.2 billion aggregate principal amount of mortgage notes (the "Mortgage Notes"), the aggregate proceeds of which will be used, together with available cash, to (i) pay cash, pursuant to this Merger Agreement, to those holders of Class A Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class A Common Stock"), electing to receive cash in the Merger, (ii) redeem (the "Bond Redemption") Trump Taj Mahal Funding, Inc.'s outstanding 11.35% Mortgage Bonds, Series A due 1999 (the "Bonds"), (iii) redeem the outstanding shares of Class B Common Stock of Taj Holding, par value $.01 per share (the "Taj Holding Class B Common Stock"), as required in connection with the Bond Redemption, (iv) retire, by purchasing and/or defeasing, the outstanding 10 7/8% Mortgage Notes due 2001 of Trump Plaza Funding, Inc. (the "Plaza Note Purchase," and, together with the Mortgage Note Offering and the Bond Redemption, the "Debt Refinancing"), (v) satisfy the indebtedness of Trump Taj Mahal Associates ("Taj Associates") under its loan agreement with National Westminster Bank USA, (vi) purchase certain real property (collectively, the "Specified Parcels") used in the operation of the Trump Taj Mahal Casino Resort (the "Taj Mahal") that is currently leased from Trump Taj Mahal Realty Corp. ("Realty Corp."), a corporation wholly owned by Donald J. Trump ("Trump"),
  (vii) purchase certain real property used in the operation of Trump Plaza Casino Hotel and Casino that is currently leased from an unaffiliated third party, (viii) make a payment to Bankers Trust Company ("Bankers Trust") to obtain releases of the Liens (defined below) that Bankers Trust has with respect to certain equity interests of Taj Associates and related guarantees and (ix) pay related fees and expenses; (c) the contribution by Trump to Trump AC (on behalf, and at the direction, of Trump Hotels & Casino Resorts Holdings, L.P., a subsidiary of THCR ("THCR Holdings")), of all of his direct and indirect ownership interests in Taj Associates; and
  (d) the contribution by THCR to Trump AC (on behalf, and at the direction, of THCR Holdings) of all its indirect ownership interests in Taj Associates acquired in the Merger;

  2. The words "THCR Holdings and Taj Holdings LLC" in part (a) of the second recital in the Merger Agreement are hereby deleted in their entirety and replaced with the following term: "Trump AC."

  3. Section 1.01 of the Merger Agreement is hereby amended to add the following defined terms to the terms contained therein:

    "Trump AC" shall have the meaning set forth in the Recitals.

    "Consent Solicitation" shall mean the consents and waivers to be solicited from the holders of the Senior Notes to modify, in connection with the Merger Transaction, certain provisions of the indenture pursuant to which the Senior Notes were issued.

    "Debt Refinancing" shall have the meaning set forth in the Recitals.

    "Mortgage Note Offering" shall have the meaning set forth in the Recitals.

    "Mortgage Notes" shall have the meaning set forth in the Recitals.

    "Plaza Note Purchase" shall have the meaning set forth in the Recitals.

    "Senior Notes" shall mean the $155 million aggregate principal amount of 15 1/2% Senior Notes of THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc.

    "Taj Associates Guarantee" shall mean the guarantee of Taj Associates with respect to the Mortgage Notes.

  4. Section 1.01 of the Merger Agreement is hereby further amended (i) to delete the definitions of "Taj Funding Offering" and "Taj Holdings LLC" in their entirety and (ii) to amend the definitions of "Merger Agreement" and "Merger Transaction" to read as follows:

    "Merger Agreement" shall have the meaning set forth in the Preamble and shall also include any amendments pursuant to Section 11.03 hereof.

    "Merger Transaction" shall have the meaning set forth in the Recitals; provided, however, that for purposes of Section 7.03(a) and Paragraphs
  (iii) and (iv) of Section 9.01 hereof, the term shall not include the Debt Refinancing.

  5. The clause in the third sentence of Section 3.06(a) of the Merger Agreement that reads "dated January 8, 1996 (the "Rothschild Fairness Opinion")" is hereby deleted in its entirety and amended to read as follows:
"dated January 31, 1996 (the "Rothschild Fairness Opinion")."

  6. The term "Taj Funding Offering" in Sections 3.06(a), 3.06(c) and 3.07 of the Merger Agreement is hereby deleted in its entirety and replaced with the following term: "Taj Associates Guarantee."

  7. Section 3.15 of the Merger Agreement is hereby amended by (i) replacing the term "Taj Funding Offering" in the heading with the term "Mortgage Note Offering" and (ii) deleting clause (b) in its entirety and replacing it with the following language:

  (b) the filing of a registration statement on Form S-1 with the SEC jointly with the issuers of the Mortgage Note Offering to the extent required in order to register the Taj Associates Guarantee (the "Debt S-1").

  8. Section 3.16 of the Merger Agreement is hereby amended by replacing (i) the term "THCR Offering" in the heading with the words "Debt S-1 and Equity S-1," (ii) the words "will, at the time the Equity S-1" in the first sentence with the words "and the Debt S-1 will, at the time each registration statement" and (iii) the word "statement" in the second sentence with the word "statements."

  9. The clause in the third sentence of Section 4.06(a) of the Merger Agreement that reads "dated January 8, 1996 (the "DLJ Fairness Opinion")" is hereby deleted in its entirety and amended to read as follows: "dated January 31, 1996 (the "DLJ Fairness Opinion")."

  10. The heading in Section 4.15 of the Merger Agreement is hereby deleted in its entirety and amended to read as follows: "Section 4.15. Mortgage Note Offering."

  11. Section 9.01 of the Merger Agreement is hereby amended by (a) deleting the word "and" in Paragraph (vii), (b) replacing the period at the end of Paragraph (viii) with a semicolon and the word "and" and (c) inserting a new Paragraph at the end of the Section to read as follows:

    (ix) Taj Holding and THCR shall have received one or more solvency opinions with respect to the Mortgage Note Offering and related guarantees from a nationally recognized appraisal firm, in form and substance reasonably satisfactory to Taj Holding and THCR.

  12. Paragraph (i) of Section 9.02 of the Merger Agreement is hereby deleted in its entirety and amended to read as follows: "(i) [intentionally omitted]."

  13. Paragraph (iii) of Section 9.02 of the Merger Agreement is hereby deleted in its entirety and amended to read as follows:

    (iii) assuming consummation of the Merger Transaction, Trump AC shall have assumed the indemnification and other obligations of the Surviving Corporation and TM/GP set forth in Section 7.04 hereof with the understanding that any subsequent action on the part of Trump AC pursuant to Section 7.04(c) hereof shall not release Trump AC of such indemnification and other obligations;

  14. Paragraph (ii) of Section 9.03 of the Merger Agreement is hereby deleted in its entirety and amended to read as follows:

    (ii) the THCR Offering, the Mortgage Note Offering, the Plaza Note Purchase and the Consent Solicitation shall have been consummated on terms acceptable to THCR;

  15. Paragraph (v) of Section 9.03 of the Merger Agreement is hereby deleted in its entirety and amended to read as follows:

    (v) Trump shall have contributed, or caused to be contributed, to Trump AC (on behalf, and at the direction, of THCR Holdings) all of his direct and indirect ownership interests in Taj Associates on terms acceptable to THCR;

  Except as modified herein, the Merger Agreement shall remain unmodified and in full force and effect. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                          TAJ MAHAL HOLDING CORP.
                                          /s/ Bruce Mckee
                                          _____________________________________
                                          By: R. Bruce McKee
                                          Title: Assistant Treasurer and
                                          Acting Chief Operating Officer
                                                 of Trump Taj Mahal Associates

                                          TRUMP HOTELS & CASINO RESORTS, INC.
                                          /s/ Nicholas L. Ribis
                                          _____________________________________
                                          By: Nicholas L. Ribis
                                          Title: President and Chief Executive
                                          Officer

                                          THCR MERGER CORP.
                                          /s/ Nicholas L. Ribis
                                          _____________________________________
                                          By: Nicholas L. Ribis
                                          Title: President and Chief Executive
                                          Officer

                                                                        ANNEX B

                 [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE]


                                          January 31, 1996

Special Committee of  the Board of Directors of Trump  Hotels & Casino
Resorts, Inc.
725 Fifth Avenue
New York, NY 10022

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to Trump Hotels & Casino Resorts, Inc. (the "Company") of the aggregate consideration to be paid by the Company pursuant to the transactions contemplated by the Agreement and Plan of Merger dated as of January 8, 1996, among the Company, THCR Merger Corp. and Taj Mahal Holding Corp. ("Taj Holding") as amended on January 31, 1996 (the "Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

  We have assumed, with your consent, that both the consideration to be paid and the consideration to be received by the Company pursuant to the transactions contemplated by the Agreement is as set forth in this paragraph. Not more than 4,550,000 (less the Reduced Amount (as defined below)) shares of common stock, $0.01 par value per share (the "Common Stock") of the Company (or equivalents of such shares) will be issued by the Company (excluding any shares of Common Stock issued pursuant to the THCR Offering), warrants (the "Warrants") to purchase not more than 600,000, 600,000 and 600,000 shares of Common Stock at exercise prices not less than $30.00, $35.00 and $40.00 per share, respectively, and which will have a maturity of three, four and five years, respectively, will be issued by the Company, and not more than $60 million in cash plus the Cash Consideration will be expended (exclusive of any transaction fees and expenses). For purposes of this letter, the Reduced Amount shall be equal to a number of shares of Common Stock determined by dividing (a) the Cash Consideration received by the holders of the Taj Holding Class A Common Stock in the transactions contemplated by the Agreement by (b) $20.00. Upon consummation of the transactions contemplated by the Agreement,
(i) the Company will receive additional general partnership interests in Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings") for contributing or causing its subsidiaries to contribute its total direct and indirect beneficial ownership of Taj Associates to subsidiaries of THCR Holdings in an amount calculated pursuant to the Amended and Restated Agreement of Limited Partnership of THCR Holdings, (ii) THCR Holdings will be the beneficial owner of 100% of the outstanding equity of Taj Associates free and clear of any liens and encumbrances, except for lien of the trustee on behalf of the Senior Notes, (iii) immediately after giving effect to the transactions contemplated by the Agreement, the Company will own the Specified Parcels free and clear of any liens and encumbrances, except for the lien of the trustee on behalf of the Mortgage Notes and the lease between Taj Associates and Trump Realty Corp. relating to the Specified Parcels shall terminate and Taj Associates shall no longer be obligated to make any payments to Trump Realty Corp. and/or First Fidelity on account of such Specified Parcels and (iv) the Services Agreement dated as of April 1, 1991 by and between Taj Associates and Donald J. Trump will be terminated. We have assumed, with your consent, that Taj Holding, TTMC, Taj Associates and Taj Funding will not have more than $800 million of net indebtedness (i.e., aggregate face value of outstanding indebtedness (including accrued cash interest and non-cash interest) less available cash (excluding reasonable and customary amounts of cash or restricted cash)) collectively on their balance sheets immediately prior to the consummation of the transactions contemplated by the Agreement. We have also assumed, with your consent, that for the purposes of this opinion, the price of the Common Stock will be no less than $20.00 per share (before deducting any underwriting discounts or commissions).

  In arriving at our opinion, we have reviewed the Agreement and the Proxy Statement in draft form included in the draft Form S-4 registration statement as proposed to be filed with the Securities and Exchange Commission, both dated as of January 5, 1995. We also have reviewed financial and other information that was publicly available or furnished to us by or on behalf of the Company and Taj Associates including information provided during discussions with their respective managements. Included in the information provided to us during discussions with the respective managements were certain financial projections of Taj Associates for the periods beginning the quarter ending December 31, 1995 and ending the fiscal year ending December 31, 2000 prepared by the management of Taj Associates and certain financial projections of the Company for the periods beginning the quarter ending December 31, 1995 and ending the fiscal year ending December 31, 1997 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Taj Associates with various other companies whose securities are traded in public markets, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by or on behalf of the Company and Taj Associates or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of Taj Associates. With respect to the financial projections supplied to us, we have assumed, with your consent, that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Taj Associates as to the future operating and financial performance of the Company and Taj Associates. We have not assumed any responsibility for making any independent evaluation or appraisal of the Specified Parcels or Taj Associates' assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the fairness of the allocation of the aggregate consideration to be paid by the Company among the parties receiving such consideration. Additionally, we are expressing no opinion herein as to the prices at which the Company's common stock will actually trade at any time, including the Effective Time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. Finally, our opinion does not address the underlying business decision of the Company to consummate the transactions contemplated by the Agreement.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company, Taj Holding and other Trump affiliated businesses in the past and has been compensated for such services. During 1990-1992, DLJ served as a financial advisor to Trump in connection with refinancings at the Trump Plaza and Trump Taj Mahal casinos in Atlantic City. In June 1995, DLJ served as lead manager in connection with a concurrent $140 million IPO and $155 million Senior Secured Note offering for the Company. DLJ has been retained with respect to other transactions related to entities controlled by Donald Trump. DLJ has been retained to act as lead manager in connection with the issuance and sale by the Company (including its subsidiaries) of any debt securities or any equity securities (including the THCR Offering) related to or contemplated by the acquisition of Taj Associates. DLJ has also been retained to act as the financial advisor to the Company in connection with the acquisition of Taj Associates, including rendering this opinion. The Company has paid or has agreed to pay, as applicable, DLJ fees in connection with the performance of these services.

  Please note that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company, Taj Associates or their affiliates. We recognize our responsibility for compliance with federal laws in connection with any such activities.

  Based upon, and subject to, the foregoing and such other factors as we deem relevant, we are of the opinion that the aggregate consideration to be paid by the Company pursuant to the transactions contemplated by the Agreement (as described herein), is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                              LOGO
                                          BY:
                                            -----------------------------------
                                          Name: R. Scott Turicchi
                                          Title:
                                                Managing Director

                       [LETTERHEAD OF ROTHSCHILD INC.]


                                                January 31, 1996

Board of Directors
Class B Directors
Taj Mahal Holding Corp.
Mississippi Avenue and The Boardwalk
Atlantic City, New Jersey 08401



Dear Sirs:

  You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, to the holders of Class A Common Stock ("Class A Shareholders") of Taj Mahal Holding Corp. ("Taj Holding") of the consideration to be received by the Class A Shareholders, pursuant to the Agreement and Plan of Merger, dated as of January 8, 1996, as amended to date (the "Merger Agreement"), among Trump Hotels & Casino Resorts, Inc. ("THCR"), Taj Holding and THCR Merger Corp., a Delaware corporation and a wholly-owned subsidiary of THCR, in connection with the Merger Transaction (as defined below). The Merger Agreement, in addition to addressing other potential related transactions, provides that each outstanding share of Taj Holding's Class A Common Stock will be converted into a right to receive, at each Class A Shareholder's election, either (a) $30.00 in cash or (b) shares of Common Stock of THCR ("THCR Common Stock") having a Market Value (as such term is defined in the Merger Agreement) of $30.00. The merger ("Merger") and the other related transactions contemplated to be consummated in connection with the Merger, as more fully described in the Merger Agreement and the Registration Statement on Form S-4 (Registration No. 333-153) as filed on January 11, 1996 and as proposed to be amended by Amendment No. 1 thereto (draft dated January 26, 1996), are hereinafter referred to as the "Merger Transaction".

  In formulating the Opinion, we considered: (i) the terms and conditions of the Merger Transaction as set forth in the Merger Agreement; (ii) certain publicly available information relating to Taj Holding and THCR; (iii) financial and business information including financial projections, provided by Taj Holding and THCR and their

Rothschild Inc.

Taj Mahal Holding Corp.
January 31, 1996
Page 2

respective representatives both orally and in writing; (iv) discussions with Taj Holding's and THCR's managements regarding Taj Holding's and THCR's businesses, respectively; (v) analyses utilizing several different methodologies relating to Taj Holding and THCR; (vi) historical market prices and trading volumes of the THCR Common Stock and certain other gaming companies; (vii) that the Merger Transaction is contingent upon the consummation of other related transactions contemplated by the Merger Agreement; (viii) publicly available information regarding certain other gaming companies and transactions we deemed relevant; and (ix) other factors and information we deemed appropriate.

  We have (i) relied upon, without independent verification (which it was agreed was beyond the scope of our assignment), the accuracy and completeness, in all material respects, of all financial and other information publicly available and/or furnished to us orally or in writing by Taj Holding and THCR or their respective representatives and (ii) neither made an independent appraisal or evaluation of the assets of Taj Holding nor received any such appraisal or evaluation other than the appraisal of Trump Taj Mahal Casino Resort prepared by Appraisal Group International ("AGI") for Trump Taj Mahal Associates in March 1994 and AGI's appraisal, dated December 1995, regarding various parcels of land owned by Trump Taj Mahal Realty Corp. In addition, it was agreed we were not asked to, and do not, express any opinion as to whether another transaction with THCR, or its affiliates or any other entity, might provide more favorable terms to the Class A Shareholders than the Merger Transaction. With respect to financial forecasts, we understand from Taj Holding and THCR that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Taj Holding and THCR.

  We have acted as financial advisor to the Board of Directors of Taj Holding (including the Directors elected by the holders of Class B Common Stock of Taj Holding) for the purpose of rendering a written Opinion and have received a fee for such service. In February 1995, we were retained, together with BT Securities Corporation, to act as financial advisor to Taj Holding and certain of its affiliates in connection with a proposed restructuring pursuant to which we received a fee. Said retention has been terminated. In addition, we have previously acted as financial advisor to a committee of bondholders of Trump Taj Mahal Funding, Inc. in connection with a restructuring transaction in 1991 and, during the preceding two years, have performed investment banking and other financial advisory services for entities affiliated with Donald J. Trump for which customary compensation was received. Pursuant to a letter agreement with Trump Castle Associates ("Trump

Rothschild Inc.

Taj Mahal Holding Corp.
January 31, 1996
Page 3

Castle") dated July 28, l99S, Rothschild and Donaldson, Lufkin & Jenrette Securities Corporation are retained by Trump Castle as advisors in connection with certain possible transacdons involving its outstanding Midlantic term loan and debt securities for which customary compensation may be received in the future.

  Based on and subject to the foregoing and other factors we deemed relevant, it is our Opinion as of the date hereof that the consideration in the form of either cash or THCR Common Stock to be received by the Class A Shareholders, at each Class A Shareholder's election, in connection with the Merger Transaction, is fair, from a financial point of view, to the Class A Shareholders.

                                                Very truly yours,

                                                Rothschild Inc.

                                                ROTHSCHILD INC.

                                                                        ANNEX D

      SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

  APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251,252,254,257,258,263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in /1/ subsections (f) or (g) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)288 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsection (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therin stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.